UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                                  Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AVAGO TECHNOLOGIES LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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JOINT PROXY STATEMENT/PROSPECTUS PROPOSED TRANSACTION—YOUR VOTE IS IMPORTANT

Dear Shareholders:

We are pleased to report that Avago Technologies Limited (“Avago”) and Broadcom Corporation (“Broadcom”) entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) on May 28, 2015 which provides for a proposed business combination transaction between Avago and Broadcom.

Subject to and upon the terms and conditions of the Merger Agreement and a statutory procedure known as a Scheme of Arrangement (the “Avago Scheme”) to be implemented by Avago under Singapore law and subject to approval of the High Court of the Republic of Singapore, all issued ordinary shares of Avago as of immediately prior to the effective time of the transaction will be exchanged on a one-for-one basis for newly allotted and issued ordinary shares of Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore (“Holdco”), and Broadcom will become an indirect subsidiary of Holdco upon the merger of certain indirect subsidiaries of Holdco with and into Broadcom, with Broadcom continuing as the surviving corporation of each such merger (such mergers, the “Broadcom Merger” and together with the Avago Scheme, the “Transactions”). As a result of the Transactions, both Avago and Broadcom will become indirect subsidiaries of Holdco and their equity securities will cease to be publicly traded. Holdco will be renamed Broadcom Limited. It is a condition to the Transactions that Holdco ordinary shares be listed on the Nasdaq Global Select Market, as is the case today with Avago ordinary shares and Broadcom Class A common stock.

As a result of the Broadcom Merger, at closing, each share of Broadcom common stock (each, a “Broadcom Common Share”) will be converted into the right to receive, at the election of each holder of such Broadcom common stock, and subject to proration in accordance with the Merger Agreement, cash or equity interests in either Holdco or Safari Cayman L.P., an exempted limited partnership formed under the laws of the Cayman Islands, the general partner of which is Holdco (“Holdco LP”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Broadcom shareholders will have the ability to elect to receive, with respect to each issued and outstanding share of Broadcom common stock:

•	$54.50 in cash, or

•	0.4378 freely-tradeable ordinary shares of Holdco, or

•	0.4378 limited partnership units of Holdco LP (“Restricted Exchangeable Units”), that are designed to be the economic equivalent of 0.4378 ordinary shares of Holdco, which cannot be transferred, sold, or hedged for a period of one or two years after closing of the Transactions.

The shareholder election (except any election for Restricted Exchangeable Units) will be subject to proration so that the average consideration per Broadcom Common Share will be $27.25 in cash and 0.2189 Holdco ordinary shares or the equivalent amount in Restricted Exchangeable Units. The primary objective of this transaction consideration structure is to achieve an overall mix of consideration of approximately half cash and half equity (subject to fluctuations in the value of Holdco equity) to Broadcom shareholders, while also modifying that goal to allow any holder of Broadcom Common Shares who desires to receive securities of the surviving company in a transaction intended to constitute a tax-free exchange to achieve that result. The structure of the Transactions, including the use of multiple mergers involving Broadcom, the order in which those mergers will occur and the use of different tiers of subsidiaries of Holdco to effect those mergers, is for the purpose of achieving the desired tax treatment for Broadcom shareholders, including those that elect to receive Restricted Exchangeable Units and intend to be long-term securityholders of the surviving company in light of the significant restrictions on those securities, and to facilitate the intended financing structure.

Avago ordinary shares and shares of Broadcom Class A common stock currently trade on the Nasdaq Global Select Market under the ticker symbol “AVGO” and “BRCM,” respectively. On September 25, 2015, the most recent practicable trading day prior to the mailing of this joint proxy statement/prospectus, the closing price of Avago ordinary shares was $126.74 per share and the closing price of shares of Broadcom Class A common stock was $52.13 per share. The number of Holdco ordinary shares to be exchanged for each Avago ordinary share and the number of Holdco ordinary shares and Restricted Exchangeable Units and the amount of cash to be exchanged for each Broadcom Common Share (subject, in the case of Broadcom shareholders, to the election and proration provisions of the Merger Agreement), will not fluctuate with changes in the relative market prices of Avago ordinary shares and shares of Broadcom Class A common stock.

The special meeting of Broadcom shareholders (the “Broadcom Special Meeting”) will be convened on November 10, 2015, at 11:00 a.m., at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California 92617. At the Broadcom Special Meeting, Broadcom shareholders will be asked to approve, among other things, the Merger Agreement and the Broadcom Merger. More information about the proposals to be voted on at the Broadcom Special Meeting is contained in this joint proxy statement/prospectus. The board of directors of Broadcom has unanimously determined that the Merger Agreement, the California merger agreements attached as exhibits thereto (the “California Merger Agreements”), the Broadcom Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Broadcom and its shareholders and recommends that Broadcom shareholders vote “FOR” the approval of the Broadcom Merger, the Merger Agreement and the principal terms thereof and “FOR” the approval of the other proposals to be voted on at the Broadcom Special Meeting as described in this joint proxy statement/prospectus.

Avago’s shareholders will be asked to vote on a proposal to approve the Avago Scheme (the “Avago Scheme Proposal”) and a proposal to approve the issuance of Holdco ordinary shares and Restricted Exchangeable Units (including the issuance of Holdco ordinary shares upon the exchange of such units in accordance with the terms thereof and the voting rights attached thereto) pursuant to the Merger Agreement in order to effect the Transactions (the “Equity Issuance Proposal”) at a meeting of Avago’s shareholders that has been directed to be convened by the High Court of the Republic of Singapore (the “Avago Court Meeting”) on November 10, 2015, at 11:00 a.m. For the convenience of all, the Avago Court Meeting will be held at the offices of Avago’s U.S. subsidiary, at 1320 Ridder Park Drive, San Jose, California 95131. At the Avago Court Meeting, Avago shareholders will be asked to approve the Avago Scheme Proposal and the Equity Issuance Proposal. The Avago Scheme will also require the approval of the High Court of the Republic of Singapore. More information about the proposal to be voted on at the Avago Court Meeting is contained in this joint proxy statement/prospectus. The board of directors of Avago has unanimously determined that the Merger Agreement, the Transactions (including the Avago Scheme) and the other transactions applicable to Avago contemplated by the Merger Agreement are advisable and in the best interests of Avago and its shareholders and recommends that Avago shareholders vote “FOR” the approval of the Avago Scheme Proposal and “FOR” the approval of the Equity Issuance Proposal.

This joint proxy statement/prospectus is an important document containing answers to frequently asked questions, a summary description of the Transactions and the other transactions contemplated by the Merger Agreement and more detailed information about the other matters to be voted upon by Avago shareholders and Broadcom shareholders as part of the Avago Court Meeting and the Broadcom Special Meeting, respectively. We urge you to read this joint proxy statement/prospectus and the documents incorporated by reference carefully and in their entirety. In particular, you should consider the matters discussed in the section entitled “Risk Factors” beginning on page 45 of this joint proxy statement/prospectus.

Thank you for your consideration and continued support. We look forward to the successful combination of Avago and Broadcom.

Sincerely,

Hock E. Tan President and Chief Executive Officer Avago Technologies Limited	Henry Samueli, Ph.D. Co-Founder, Chairman of the Board and Chief Technical Officer Broadcom Corporation	Scott A. McGregor President and Chief Executive Officer Broadcom Corporation

Neither the Securities and Exchange Commission nor any state securities commission, nor any securities regulatory authority in Singapore, has approved or disapproved of the securities to be issued in connection with the Transactions or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This document is dated September 28, 2015 and is first being mailed to Avago shareholders and Broadcom shareholders on or about September 29, 2015.

AVAGO TECHNOLOGIES LIMITED

(Incorporated in the Republic of Singapore)

(Company Registration Number 200510713C)

NOTICE OF COURT MEETING OF AVAGO SHAREHOLDERS

TO BE HELD NOVEMBER 10, 2015

IN THE HIGH COURT OF THE REPUBLIC OF SINGAPORE

Originating	)
Summons	)
Number 828 of 2015	)

In the Matter of Avago Technologies Limited (RC No. 200510713C) and In the Matter of Section 210 of the Companies Act, Chapter 50

Scheme of Arrangement

under Section 210 of the Companies Act, Chapter 50

between

Avago Technologies Limited

and

the Scheme Shareholders (as defined herein)

and

Pavonia Limited

NOTICE OF MEETING

NOTICE IS HEREBY GIVEN that, by an Order of Court dated September 15, 2015 made in the above matter, the High Court of the Republic of Singapore (the “Singapore Court”) has directed a Meeting to be convened of the Scheme Shareholders (as defined in the Schedule below) of Avago Technologies Limited, and such Meeting shall be held at the offices of Avago’s U.S. subsidiary, at 1320 Ridder Park Drive, San Jose, California 95131 on November 10, 2015 at 11:00 a.m. local time, for the purpose of considering and, if thought fit, approving (with or without modification) the following resolutions:

“That the Scheme of Arrangement proposed to be made pursuant to Section 210 of the Companies Act, Chapter 50 of Singapore, between (i) Avago Technologies Limited, (ii) the Scheme Shareholders and (iii) Pavonia Limited, a copy of which has been circulated with the Notice convening this Meeting, be and is hereby approved.”

“That the allotment and issuance of ordinary shares in the capital of Pavonia Limited and/or limited partnership interests of Safari Cayman L.P. (including the allotment and issuance of ordinary shares in the capital of Pavonia Limited upon the exchange of such limited partnership interests in accordance with the terms thereof and the Pavonia Limited voting rights attached thereto) to shareholders of Broadcom Corporation pursuant to that certain Agreement and Plan of Merger, dated as of May 28, 2015, as amended, by and among Broadcom Corporation, Avago Technologies Limited and the other parties thereto be and is hereby approved.”

A copy of the Scheme of Arrangement and the information required to be furnished pursuant to Section 211 of the Companies Act, Chapter 50 of Singapore, are incorporated in the joint proxy statement/prospectus of which this Notice forms a part.

A Scheme Shareholder may vote in person at the Meeting or may appoint one (and not more than one) person, whether a member of Avago Technologies Limited or not, as his or her proxy to attend and vote in his or her stead.

NOTICE OF COURT MEETING

A form of proxy applicable for the Meeting is enclosed with the joint proxy statement/prospectus of which this Notice forms a part.

It is requested that forms appointing proxies be lodged at Proxy Services, c/o Computershare Investor Services, P.O. Box 43101, Providence, Rhode Island 02940-5067, not later than 48 hours before the time appointed for holding the Meeting (or within such other time as may be required by the Companies Act (Chapter 50) of Singapore) or such longer period as may be specified by the procedures of the participants of The Depository Trust Company.

In the case of joint Scheme Shareholders, any one of such persons may vote, but if more than one of such persons are present at the Meeting, the person whose name stands first on the Register of Members of Avago Technologies Limited shall alone be entitled to vote.

By the said Order of Court, the Singapore Court has appointed James V. Diller, or failing him, Hock E. Tan, to act as Chairman of the said Meeting and has directed the Chairman to report the results thereof to the Singapore Court.

The Scheme of Arrangement will be subject, inter alia, to the subsequent approval of the Singapore Court.

THE SCHEDULE

Expression	Meaning
“Scheme Shareholders”

(i) Persons who are registered as holders of ordinary shares in the capital of Avago Technologies Limited in the Register of Members of Avago Technologies Limited, other than CEDE & Co. (“Registered Holders”); and

(ii) persons who are registered as holders of ordinary shares of Avago Technologies Limited in book entry form on the register of The Depository Trust Company, which shares are held through CEDE & Co. as the registered holder of the said Avago shares on the Register of Members of Avago Technologies Limited (“DTC Participants”).

Dated this 28th day of September, 2015

ALLEN & GLEDHILL LLP

One Marina Boulevard #28-00

Singapore 018989

Solicitors for

Avago Technologies Limited

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Avago and Broadcom that is not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company or its proxy solicitor at the following addresses and telephone numbers:

For Avago shareholders:	For Broadcom shareholders:

Avago Technologies Limited Attn: Investor Relations c/o Avago Technologies U.S. Inc. 1320 Ridder Park Drive San Jose, California 95131 U.S.A.	Broadcom Corporation Attn: Investor Relations P.O. Box 57013 Irvine, California 92619 U.S.A.

Telephone: (855) 591-5745 (toll-free within the United States) or +1 (408) 435-7400 Email: investor.relations@avagotech.com	Telephone: +1 (949) 926-6932 Email: andrewtp@broadcom.com

Georgeson Inc. 480 Washington Boulevard, 26th Floor Jersey City, New Jersey 07310 Shareholders Call Toll Free: (888) 680-1529 International Callers: (781) 575-2137	MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 Shareholders Call Toll Free: (800) 322-2885 International Callers: (212) 929-5500

If you would like to request any documents, please do so by October 27, 2015 in order to receive them before the Avago Court Meeting or the Broadcom Special Meeting, as applicable.

For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, see the section entitled “Incorporation of Certain Documents by Reference.”

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by Holdco and Holdco LP with the U.S. Securities and Exchange Commission (the “SEC”), constitutes a prospectus of Holdco and Holdco LP under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the securities to be issued to Avago shareholders and Broadcom shareholders in connection with the transactions described herein. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Avago and Broadcom under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It further constitutes a notice of meeting with respect to the court meeting of Avago shareholders and a notice of meeting with respect to the special meeting of Broadcom shareholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated September 28, 2015, and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this joint proxy statement/prospectus is only accurate as of the date of such information.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Avago has been provided by Avago and information contained in this joint proxy statement/prospectus regarding Broadcom has been provided by Broadcom.

Neither Avago shareholders nor Broadcom shareholders should construe the contents of this joint proxy statement/prospectus as legal, tax or financial advice. Avago shareholders and Broadcom shareholders should consult with their own legal, tax, financial or other professional advisors. All summaries of, and references to, the agreements governing the terms of the transactions described in this joint proxy statement/prospectus are qualified by the full copies of and complete text of such agreements in the forms attached hereto as annexes, which are available on the SEC website of Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Neither the Securities and Exchange Commission nor any state securities commission, nor any securities regulatory authority in Singapore, has approved or disapproved of the securities to be issued in connection with the Transactions or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE MEETINGS

Set forth below are some questions that you, as a shareholder of Avago Technologies Limited, a limited company organized under the laws of the Republic of Singapore (“Avago”), or a shareholder of Broadcom Corporation, a California corporation (“Broadcom”), may have regarding the transactions and other matters being considered at your respective shareholder meeting, and the answers to those questions. Avago and Broadcom urge you to read carefully this joint proxy statement/prospectus in its entirety because the information in this section does not provide all the information that might be important to you with respect to the transactions and the other matters being considered at the respective shareholder meetings. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus.

General Questions and Answers

Q: What are the proposed transactions?

A: Avago and Broadcom have agreed to certain transactions pursuant to an Agreement and Plan of Merger, dated as of May 28, 2015 (as it may be amended from time to time, the “Merger Agreement”), by and among Broadcom, Avago, Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore (“Holdco”), Safari Cayman L.P., an exempted limited partnership formed under the laws of the Cayman Islands the general partner of which is Holdco (“Holdco LP”) and acting through Holdco as its general partner, Avago Technologies Cayman Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands and a direct subsidiary of Holdco LP (“Intermediate Holdco”), Avago Technologies Cayman Finance Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct subsidiary of Intermediate Holdco (“Finance Holdco”), Buffalo CS Merger Sub, Inc., a California corporation and subsidiary of Finance Holdco (“Cash/Stock Merger Sub”), and Buffalo UT Merger Sub, Inc., a California corporation and subsidiary of Finance Holdco (“Unit Merger Sub”, together with Cash/Stock Merger Sub, the “Merger Subs”, and the Merger Subs, together with Avago, Holdco, Holdco LP, Intermediate Holdco and Finance Holdco, the “Avago Parties”), a copy of which is included as Annex A to this joint proxy statement/prospectus.

Pursuant to a Scheme of Arrangement (the “Avago Scheme”) to be implemented by Avago under Singapore law in accordance with Section 210 of the Companies Act (Chapter 50) of Singapore (the “SCA”), all of the issued ordinary shares in the capital of Avago (the “Avago Ordinary Shares”) will (at the direction of Holdco) be transferred to Finance Holdco, and Holdco will issue to the holders of Avago Ordinary Shares one fully paid, duly authorized and validly issued ordinary share in the capital of Holdco (a “Holdco Ordinary Share”) for each such Avago Ordinary Share (the “Avago Scheme Consideration”).

Immediately following the consummation of the Avago Scheme, Cash/Stock Merger Sub will merge with and into Broadcom (such merger, the “Cash/Stock Merger”) and immediately following the consummation of the Cash/Stock Merger, Unit Merger Sub will merge with and into Broadcom (such merger, the “Unit Merger” and together with the Cash/Stock Merger, the “Broadcom Merger” and together with the Avago Scheme, the “Transactions”), with Broadcom as the surviving corporation (the “Broadcom Surviving Corporation”) and as an indirect subsidiary of Holdco.

Holdco will be renamed “Broadcom Limited” in connection with the Transactions. Until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Avago immediately before the time the Avago Scheme becomes effective will be appointed as the directors of Holdco immediately after such effective time, except that two directors of Broadcom, designated by Avago prior to such effective time (one of whom is Dr. Henry Samueli, Broadcom’s Co-Founder, Chairman of the Board and Chief Technical Officer), will also be appointed directors of Holdco immediately following the effective time of the Broadcom Merger. The officers of Avago immediately prior to the effective time of the Avago Scheme will, from and after such time, be the officers of Holdco until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with Holdco’s charter documents.

The structure of the Transactions, including the use of multiple mergers involving Broadcom, the order in which those mergers will occur, and the use of different tiers of subsidiaries of Holdco to effect those mergers, is for the purpose of achieving the desired tax treatment for Broadcom shareholders, including those that elect to receive Restricted Exchangeable Units and intend to be long-term securityholders of the surviving company in light of the significant restrictions on those securities, and to facilitate the intended financing structure. For more information regarding the U.S. federal income tax consequences of the Avago Scheme to holders of Avago Ordinary Shares and of the Cash/Stock Merger and the Unit Merger to holders of Broadcom Common Shares, see “The Transactions—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Avago Scheme to U.S. Holders of Avago Ordinary Shares” and “The Transactions—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Broadcom Merger to U.S. Holders of Broadcom Common Shares.”

Q: What is this document?

A: This joint proxy statement/prospectus serves as the joint proxy statement through which Avago and Broadcom will solicit proxies to obtain necessary approvals from their respective shareholders for the Transactions. It also serves as the prospectus by which Holdco will offer and issue Holdco Ordinary Shares and Holdco LP will offer and issue exchangeable limited partnership units (together with any voting interest in Holdco provided to the holders of such units, “Restricted Exchangeable Units”) in connection with the Transactions. It also provides Avago shareholders and Broadcom shareholders with important details about Holdco, Holdco LP and their rights as potential equityholders of Holdco and Holdco LP. In addition, it informs Broadcom shareholders of the upcoming special meeting of Broadcom shareholders (the “Broadcom Special Meeting”) at which Broadcom shareholders will vote, among other items, on a proposal to approve the Merger Agreement, and it informs Avago shareholders of the upcoming court meeting of Avago shareholders (the “Avago Court Meeting”) at which Avago shareholders will vote on a proposal to approve the Avago Scheme (the “Avago Scheme Proposal”) and a proposal to approve the issuance of Holdco Ordinary Shares and Restricted Exchangeable Units (including the issuance of Holdco Ordinary Shares upon the exchange of such units in accordance with the terms thereof and the voting rights attached thereto) pursuant to the Merger Agreement (the “Equity Issuance Proposal”) in furtherance of the Transactions and provides information relating to the Avago Scheme in accordance with Section 211 of the SCA.

Q: Why did I receive this joint proxy statement/prospectus?

A: Before the Transactions can be completed, Avago shareholders must vote to approve the Avago Scheme Proposal and the Equity Issuance Proposal and Broadcom shareholders must vote to approve the Merger Agreement and the Broadcom Merger. Avago will hold the Avago Court Meeting on November 10, 2015 and Broadcom will hold the Broadcom Special Meeting on November 10, 2015 to obtain these approvals and the approval of certain other proposals that are not conditions to the completion of the Transactions. Avago and Broadcom are sending you this joint proxy statement/prospectus to ask you to vote in favor of these matters because you were a shareholder of record of Avago on September 25, 2015, the record date for the Avago Court Meeting (the “Avago Record Date”), and therefore you are entitled to vote at the Avago Court Meeting, or you were a shareholder of record of Broadcom on September 25, 2015, the record date for the Broadcom Special Meeting (the “Broadcom Record Date”), and therefore you are entitled to vote at the Broadcom Special Meeting.

Q: What percentage of the issued Holdco Ordinary Shares will Avago shareholders and Broadcom shareholders own following the Transactions?

A: Based on the estimated number of outstanding shares of Broadcom Class A and Class B common stock (“Broadcom Common Shares”) and issued Avago Ordinary Shares as of immediately prior to the completion of the Transactions, Avago and Broadcom estimate that, upon the completion of the Transactions, former Broadcom shareholders will own approximately 33% of Holdco through the ownership of both Holdco Ordinary Shares and Restricted Exchangeable Units, and former Avago shareholders will own approximately 67% of Holdco through ownership of Holdco Ordinary Shares, in each case, assuming the exchange of Restricted Exchangeable Units for Holdco Ordinary Shares in accordance with the terms of such Restricted Exchangeable Units and that no more than 50% of Broadcom Common Shares elect to receive Restricted Exchangeable Units in the Broadcom Merger. If more than 50% of Broadcom Common Shares elect to receive Restricted Exchangeable Units in the Broadcom Merger, former Broadcom shareholders will own a greater percentage of Holdco than estimated above.

Q: When do Avago and Broadcom expect to complete the Transactions?

A: Avago and Broadcom currently plan to complete the Transactions as soon as possible following the Avago Court Meeting and the Broadcom Special Meeting. However, neither Avago nor Broadcom can predict the exact timing of the completion of the Transactions because the Transactions are subject to governmental and regulatory review processes and other conditions to closing, including the approval of the Avago Scheme by the High Court of the Republic of Singapore. As described in detail in this joint proxy statement/prospectus, the Broadcom Merger will not be completed until the Avago Scheme is implemented.

Q: What is required to complete the Transactions?

A: The obligations of Avago and Broadcom to consummate the Transactions are subject to certain conditions, including approval by Avago shareholders and Broadcom shareholders of the Transactions, no material action being taken by any governmental entity enjoining or otherwise prohibiting consummation of any of the Transactions, no law passed by any governmental entity making the consummation of the Transactions illegal, receipt of required regulatory approvals, approval by The Nasdaq Global Select Market (“NASDAQ”) for listing of the Holdco Ordinary Shares to be allotted and issued in the Broadcom Merger and the Avago Scheme, approval by the High Court of the Republic of Singapore (the “Singapore Court”) of the Avago Scheme, accuracy of representations and warranties of the parties to the applicable standard provided by the Merger Agreement, no event occurring that had or would reasonably be expected to have a material adverse effect on Avago or Broadcom, compliance by the parties with their covenants in the Merger Agreement in all material respects, and the effectiveness of the registration statement (the “Registration Statement”) of which this joint proxy statement/prospectus forms a part, as well as other customary closing conditions. See “The Merger Agreement—Conditions to Completion of the Transactions.”

Q: What will be the relationship between Avago and Broadcom after the Transactions?

A: Avago and Broadcom will both survive the Transactions as indirect subsidiaries of Holdco.

Q: Where will Holdco be headquartered after consummation of the transaction?

A: Holdco will be jointly headquartered at 1 Yishun Avenue 7, Singapore 768923 and 1320 Ridder Park Drive, San Jose, California 95131, which are the current joint headquarters for Avago.

Q: What is the amount of financing to be incurred in connection with the Transactions?

A: Intermediate Holdco, an indirect subsidiary of Holdco, has entered into a debt commitment letter (the “Debt Commitment Letter”) which provides commitments for $4.25 billion under a senior secured term loan A facility, $11.25 billion under another senior secured term loan B facility, $500 million under a senior secured revolving credit facility and up to $3 billion under a senior secured term loan B facility. The proceeds from these facilities, in addition to cash on hand of Avago and Broadcom, will be used to fund the cash consideration in the Broadcom Merger to Broadcom shareholders, to pay fees and expenses incurred in connection with the Transactions and to pay for the refinancing of certain outstanding debt of Avago and Broadcom.

Q: What happens if the Transactions are not completed?

A: If the Transactions are not completed, neither Avago shareholders nor Broadcom shareholders will receive any consideration for their shares. Instead, both Avago and Broadcom will remain independent public companies, and Avago Ordinary Shares and shares of Broadcom Class A common stock will continue to be listed and traded on NASDAQ. Under specified circumstances, Avago or Broadcom may be required to pay the other party a termination fee in accordance with the Merger Agreement. The termination fees are described in more detail under “The Merger Agreement—Transaction Expenses and Termination Fees.”

Q: What do I need to do?

A: After you have carefully read and considered the information contained in or incorporated by reference into this joint proxy statement/prospectus, please submit your proxy via the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card or voting instruction form, or complete, sign, date and return the enclosed proxy card or voting instruction form in the postage-prepaid envelope provided as soon as possible so that your shares will be represented and voted at the Avago Court Meeting or the Broadcom Special Meeting, as applicable. You may also vote in person at the Avago Court Meeting or the Broadcom Special Meeting or by sending a representative with an acceptable proxy that has been signed and dated.

Questions and Answers for Broadcom Shareholders

Q: What will Broadcom shareholders receive in the Broadcom Merger?

A: At the effective time of the Broadcom Merger:

•	Broadcom shareholders who make a valid election to receive cash, who fail to make a valid election or whose election is revoked (including by any subsequent transfer of such shares) in the Broadcom Merger with respect to all or a portion of their Broadcom Common Shares (any such shares, “Cash Electing Shares”) will receive $54.50 in cash per Broadcom Common Share, subject to proration in accordance with the Merger Agreement as described below.

•	Broadcom shareholders who make a valid election to receive Holdco Ordinary Shares in the Broadcom Merger with respect to all or a portion of their Broadcom Common Shares (any such shares, “Stock Electing Shares”) will receive 0.4378 freely-tradeable Holdco Ordinary Shares per Broadcom Common Share, subject to proration in accordance with the Merger Agreement as described below.

•	Broadcom shareholders who make a valid election to receive Restricted Exchangeable Units in the Broadcom Merger with respect to all or a portion of their Broadcom Common Shares (any such shares, “Unit Electing Shares” and, together with Stock Electing Shares, “Equity Electing Shares”) will receive 0.4378 Restricted Exchangeable Units per Broadcom Common Share. Proration will not apply to elections to receive Restricted Exchangeable Units.

•	Broadcom shareholders who vote their Broadcom Common Shares “AGAINST” the Broadcom Merger Proposal and who properly demand for the purchase of such shares in accordance with Chapter 13 of the California General Corporation Law (the “CGCL”) will not have those shares converted into the right to receive consideration otherwise payable for Broadcom Common Shares upon consummation of the Transactions, but those shares will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of the CGCL (any such shares, “Dissenting Shares”).

The primary objective of the foregoing structure of the transaction consideration is to achieve an overall mix of consideration of approximately half cash and half equity (subject to fluctations in the value of Holdco equity) to Broadcom shareholders, while also modifying that goal to allow any holder of Broadcom Common Shares who desires to receive securities of the surviving company in a transaction intended to constitute a tax-free exchange to achieve that result. See “The Merger Agreement—Consideration to be Received; Broadcom Shareholder Elections as to Form of Consideration and Proration.”

The structure of the Transactions, including the use of multiple mergers involving Broadcom, the order in which those mergers will occur, and the use of different tiers of subsidiaries of Holdco to effect those mergers, is for the purpose of achieving the desired tax treatment for Broadcom shareholders, including those that elect to receive Restricted Exchangeable Units and intend to be long-term securityholders of the surviving company in light of the significant restrictions on those securities, and to facilitate the intended financing structure. For more information regarding the U.S. federal income tax consequences of the Avago Scheme to holders of Avago Ordinary Shares and of the Cash/Stock Merger and the Unit Merger to holders of Broadcom Common Shares, see “The Transactions—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Avago Scheme to U.S. Holders of Avago Ordinary Shares” and “The Transactions—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Broadcom Merger to U.S. Holders of Broadcom Common Shares.”

Q: Will Broadcom Class A and Class B shareholders be entitled to receive the same consideration in the Broadcom Merger?

A: All Broadcom shareholders will be treated identically in connection with the Broadcom Merger, and holders of shares of Class A and Class B common stock of Broadcom are entitled to elect to receive the same types and amounts of consideration per share.

Q: How does the proration work?

A: Depending on the final results of Broadcom shareholder elections and the number of Dissenting Shares, the mix of consideration paid to Broadcom shareholders may be adjusted as follows:

•	Holders of Cash Electing Shares will receive their consideration with respect to such shares in the form determined as follows:

•	if the total number of Cash Electing Shares and Dissenting Shares (such total, the “Cash Electing Share Number”) is 50% or less of Broadcom Common Shares outstanding as of the effective time of the Broadcom Merger, all cash; or

•	if the Cash Electing Share Number is greater than 50% of Broadcom Common Shares outstanding as of the effective time of the Broadcom Merger, a prorated amount of cash and Holdco Ordinary Shares.

•	Holders of Stock Electing Shares will receive their consideration with respect to such shares in the form determined as follows:

•	if 50% or less of Broadcom Common Shares outstanding as of the effective time of the Broadcom Merger are Stock Electing Shares or Unit Electing Shares, all Holdco Ordinary Shares; or

•	if less than 50% of Broadcom Common Shares outstanding as of the effective time of the Broadcom Merger are Unit Electing Shares, and the aggregate number of Stock Electing Shares and Unit Electing Shares exceeds 50% of Broadcom Common Shares outstanding as of the effective time of the Broadcom Merger, a prorated amount of Holdco Ordinary Shares and cash; or

•	if 50% or more of Broadcom Common Shares outstanding as of the effective time of the Broadcom Merger are Unit Electing Shares, all cash.

•	Holders of Unit Electing Shares will receive Restricted Exchangeable Units with respect to such shares under all circumstances (Unit Electing Shares are not subject to proration).

No Restricted Exchangeable Units will be issued to any Broadcom shareholder who has not elected to receive those securities.

Any prorated amount of Holdco Ordinary Shares and cash to be paid in the Broadcom Merger is designed to cause the total amount of cash paid and the total number of Holdco Ordinary Shares issued to the holders of

Broadcom Common Shares, as a whole, to equal as nearly as practicable the total amount of cash and number of Holdco Ordinary Shares that would have been paid and issued to holders of Stock Electing Shares and Cash Electing Shares if 50% of the Broadcom Common Shares were Stock Electing Shares and 50% of the Broadcom Common Shares were Cash Electing Shares.

Example 1: Assume that overall, 25% of the Broadcom Common Shares are Unit Electing Shares, 50% are Stock Electing Shares and 25% are a combination of Cash Electing Shares and Dissenting Shares. Further assume that you own 1,000 Broadcom Common Shares as of the effective time of the Broadcom Merger. Based on the proration provisions of the Merger Agreement, you would receive the Broadcom Merger Consideration as set forth in the chart below depending on the election you make:

Election Made:	Broadcom Merger Consideration Received:
100% cash	You would receive $54.50 cash per Broadcom Common Share, not subject to proration, or $54,500.00 cash.

100% Restricted Exchangeable Units	You would receive 0.4378 Restricted Exchangeable Units per Broadcom Common Share (plus cash for fractional Restricted Exchangeable Units), not subject to proration, or 437 Restricted Exchangeable Units (plus cash for 0.8 fractional units).

100% Holdco Ordinary Shares	You would receive $27.25 cash and 0.2189 Holdco Ordinary Shares per Broadcom Common Share (plus cash for fractional shares), or $27,250.00 cash plus 218 Holdco Ordinary Shares (plus cash for 0.9 fractional shares).

50% cash and 50% Holdco Ordinary Shares	You would receive $54.50 cash per Cash Electing Share, and $27.25 cash and 0.2189 Holdco Ordinary Shares per Stock Electing Share (plus cash for fractional shares), or $40,875.00 cash and 109 Holdco Ordinary Shares (plus cash for 0.45 fractional shares).

Example 2: Assume that overall, 10% of the Broadcom Common Shares are Unit Electing Shares, 15% are Stock Electing Shares and 75% are a combination of Cash Electing Shares and Dissenting Shares. Further assume you own 1,000 Broadcom Common Shares as of the effective time of the Broadcom Merger. Based on the proration provisions of the Merger Agreement, you would receive the Broadcom Merger Consideration as set forth in the chart below depending on the election you make:

Election Made:	Broadcom Merger Consideration received:
100% cash	You would receive $36.33 cash and 0.1459 Holdco Ordinary Shares per Broadcom Common Share (plus cash for fractional shares), or $36,333.33 cash and 145 Holdco Ordinary Shares (plus cash for 0.93 fractional shares).

100% Restricted Exchangeable Units	You would receive 0.4378 Restricted Exchangeable Units per Broadcom Common Share (plus cash for fractional Restricted Exchangeable Units), not subject to proration, or 437 Restricted Exchangeable Units (plus cash for 0.8 fractional units).

100% Holdco Ordinary Shares	You would receive 0.4378 Holdco Ordinary Shares per Broadcom Common Share (plus cash for fractional shares), not subject to proration, or 437 Holdco Ordinary Shares (plus cash for 0.8 fractional shares).

50% cash and 50% Holdco Ordinary Shares	You would receive $36.33 cash and 0.1459 Holdco Ordinary Shares per Cash Electing Share, and 0.4378 Holdco Ordinary Shares per Stock Electing Share (plus cash for fractional shares), or $18,166.67 cash and 291 Holdco Ordinary Shares (plus cash for 0.87 fractional shares).

See “The Merger Agreement—Consideration to be Received; Broadcom Shareholder Elections as to Form of Consideration and Proration” for more detail on proration.

Q: What are the U.S. federal income tax consequences of the Transactions to U.S. Holders of Broadcom Common Shares?

A: With regard to the Cash/Stock Merger, it is anticipated that the Cash/Stock Merger will generally be treated as an exchange by holders of Broadcom Common Shares of such Broadcom Common Shares for Holdco Ordinary Shares and cash. To the extent that such cash is provided by Broadcom, however, the Cash/Stock Merger may be treated in part as a redemption of Broadcom Common Shares by Broadcom for the cash provided by Broadcom.

If you exchange all of your Broadcom Common Shares solely for cash, you will generally recognize (subject to the application of certain constructive ownership rules described in “The Transactions—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Broadcom Merger to U.S. Holders of Broadcom Common Shares—Broadcom Shareholders Receiving Cash”) capital gain or loss equal to the difference between the amount of cash received and your tax basis in your Broadcom Common Shares exchanged therefor.

The receipt of Holdco Ordinary Shares for Broadcom Common Shares is intended to qualify as a tax-free exchange described in Section 351 of the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time (the “Code”). It is uncertain, however, whether the application of Section 367(a)(1) of the Code (discussed in “The Transactions—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Broadcom Merger to U.S. Holders of Broadcom Common Shares—Treatment of the Cash/Stock Merger for U.S. Holders—Application of Section 367(a)(1)”) would require recognition of gain for holders of Broadcom Common Shares who receive Holdco Ordinary Shares in the Cash/Stock Merger. If the application of Section 367(a)(1) of the Code does not require the recognition of gain for holders of Broadcom Common Shares who receive Holdco Ordinary Shares in the Cash/Stock Merger, (A) if you exchange all of your Broadcom Common Shares solely for Holdco Ordinary Shares pursuant to the Cash/Stock Merger, you will not recognize any gain or loss with respect to your Broadcom Common Shares exchanged therefor; and (B) if you exchange all of your Broadcom Common Shares for a combination of Holdco Ordinary Shares and cash pursuant to the Cash/Stock Merger, such exchange may be treated in part as an exchange and in part as a redemption of your Broadcom Common Shares by Broadcom, as discussed above. To the extent treated as an exchange, you generally will recognize capital gain (but not loss) equal to the lesser of (1) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the Holdco Ordinary Shares you receive in such exchange over (b) your adjusted tax basis in your Broadcom Common Shares surrendered in such exchange, and (2) the amount of cash you receive in such exchange. To the extent treated as a redemption, you will generally recognize capital gain or loss equal to the difference between the amount of cash received in such redemption and your tax basis in the portion of your Broadcom Common Shares redeemed in such redemption.

If application of Section 367(a)(1) of the Code does require recognition of gain to holders of Broadcom Common Shares who receive Holdco Ordinary Shares in the Cash/Stock Merger, holders who receive solely Holdco Ordinary Shares will recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the closing date of the Cash/Stock Merger of any Holdco Ordinary Shares received in the Cash/Stock Merger, over such holder’s tax basis in the Broadcom Common Shares surrendered in the Cash/Stock Merger. If you exchange all of your Broadcom Common Shares for a combination of Holdco Ordinary Shares and cash pursuant to the Cash/Stock Merger, such exchange may be treated in part as an exchange and in part as a redemption of your Broadcom Common Shares by Broadcom, as discussed above. To the extent treated as an exchange, you generally will recognize capital gain (but not loss) in an amount equal to the excess, if any, of the amount of cash received in such exchange and the fair market value as of the closing date of the Cash/Stock Merger of any Holdco Ordinary Shares received in such exchange, over your tax basis in the Broadcom Common Shares surrendered in such exchange. To the extent treated as a redemption, you will generally recognize capital gain or loss equal to the difference between the amount of cash received in such redemption and your tax basis in the portion of your Broadcom Common Shares deemed redeemed in such redemption. For more information regarding the U.S. federal income tax consequences of the Cash/Stock Merger to holders of Broadcom Common Shares, see “The Transactions—Material U.S. Federal Income Tax Considerations—Material U.S. Federal

Income Tax Consequences of the Broadcom Merger to U.S. Holders of Broadcom Common Shares—Treatment of the Cash/Stock Merger for U.S. Holders.”

With regard to the Unit Merger, holders of Broadcom Common Shares participating in the Unit Merger are expected to be viewed as exchanging such Broadcom Common Shares for (i) the Restricted Exchangeable Units received in the Unit Merger and (ii) the voting rights in Holdco received in the Unit Merger pursuant to the Voting Trust Agreement (as defined below) (such rights, “Voting Rights”), with the portion of the Broadcom Common Shares deemed exchanged for each being determined by reference to the relative fair market values of such Restricted Exchangeable Units and such Voting Rights. The receipt of Restricted Exchangeable Units for Broadcom Common Shares is intended to qualify as an exchange within the meaning of Section 721 of the Code in which no gain or loss is recognized. Under this treatment, your adjusted tax basis in the Restricted Exchangeable Units received in the Unit Merger should equal the aggregate adjusted tax basis in the Broadcom Common Shares exchanged therefor (increased by your allocable share of any Holdco LP liabilities), and your holding period in the Restricted Exchangeable Units received should include your holding period in the Broadcom Common Shares exchanged therefor. Broadcom expects to receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) at the time of closing substantially to the effect that, for U.S. federal income tax purposes, (i) Holdco LP should be treated as a partnership for U.S. federal income tax purposes, (ii) Restricted Exchangeable Units should be treated as an interest in Holdco LP, and (iii) the receipt of Restricted Exchangeable Units for Broadcom Common Shares should qualify as an exchange within the meaning of Section 721 of the Code in which neither gain nor loss is recognized. The receipt of Voting Rights is expected to be treated as a taxable transaction in which you will generally recognize capital gain or loss equal to the difference between the fair market value of the Voting Rights you receive and your tax basis in the portion of your Broadcom Common Shares deemed exchanged therefor. For more information regarding the opinion expected to be rendered by Skadden to Broadcom and the U.S. federal income tax consequences of the Unit Merger to holders of Broadcom Common Shares, see “The Transactions—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Broadcom Merger to U.S. Shareholders of Broadcom—Treatment of the Unit Merger for U.S. Holders.”

Q: What are the Singapore tax consequences of the Transactions to holders of Broadcom Common Shares?

A: Pursuant to the Transactions, Broadcom shareholders may be regarded as having disposed of the Broadcom Common Shares in exchange for cash, Holdco Ordinary Shares or Restricted Exchangeable Units, and a profit may result to the Broadcom shareholders pursuant to such disposal. Under current Singapore income tax laws, only profits which are sourced in Singapore will fall within Singapore’s income tax net. Conversely, if such profits are sourced outside Singapore, there will be no Singapore income tax consequences for Broadcom shareholders.

However, even if such profits are regarded to be arising from a source in Singapore, there is no tax on capital gains in Singapore. As such, any profits from the disposal of the Broadcom Common Shares would not ordinarily be taxable in Singapore. On the other hand, if the profits from the disposal of Broadcom Common Shares are construed to be of an income nature (which could be the case if, for instance, the gains arise from the carrying on of a trade or business in Singapore), the disposal profits would be taxable as income rather than capital gains.

There is no Singapore stamp duty payable by the Broadcom shareholders in respect of the Transactions.

See “The Transactions—Material Singapore Tax Considerations.”

Q: How do Broadcom shareholders make an election?

A: An election form, along with a copy of this joint proxy statement/prospectus, will be mailed to each holder of record of Broadcom Common Shares as promptly as reasonably practicable following approval of Avago shareholders and Broadcom shareholders of the Transactions, receipt of required regulatory approvals, the effectiveness of this Registration Statement, NASDAQ listing approval and CFIUS (as defined below) approval (the “Election Mailing Date”) to each holder of record of Broadcom Common Shares as of the close of business of the fifth business day prior to the Election Mailing Date (the “Election Record Date”). In order to make a valid election, Broadcom shareholders must return their properly completed and signed election form to Computershare Trust Company, N.A. (the “Exchange Agent”) prior to 5:00 p.m. New York City time on the date five business days prior to Avago’s good faith estimate of the effective time of the Broadcom Merger, or such other date as may be mutually agreed to by Avago and Broadcom (such time is referred to as the “Election Deadline”). The Election Deadline will not be earlier than 20 business days after the Election Mailing Date, and Avago and Broadcom will jointly publish a press release announcing the Election Deadline at least three business days prior to the Election Deadline. Any Broadcom Common Shares with respect to which the Exchange Agent has not received a properly completed, signed election form on or before the Election Deadline will be deemed Cash Electing Shares and will receive $54.50 in cash per share, subject to proration.

If your Broadcom Common Shares are held in a brokerage or other custodial account, you should receive instructions from the entity which holds your shares advising you of the procedures for making your election. If you do not receive these instructions, you should contact the entity which holds your shares.

Q: I own multiple blocks of Broadcom Common Shares. Can I make a different election with respect to different blocks (e.g., designate some blocks as Cash Electing Shares and other blocks as Stock Electing Shares)?

A: Yes. For example, if you have differing bases or holding periods in respect of your Broadcom Common Shares for U.S. federal income tax purposes, you must determine the bases and holding periods separately for each identifiable block of Broadcom Common Shares you exchange, and you can make a different election with respect to each such block. However, you may not designate priority among the Broadcom Common Shares within any such block in the event of proration in connection with the Cash/Stock Merger. See “The Transactions—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Broadcom Merger to U.S. Holders of Broadcom Common Shares—Treatment of the Cash/Stock Merger for U.S. Holders.”

Q: Can Broadcom shareholders make one election for some of their shares and another for the rest?

A: Yes. The election form will permit the holder to specify the number of such holder’s Broadcom Common Shares with respect to which such holder elects cash, Holdco Common Shares or Restricted Exchangeable Units.

Q: Can Broadcom shareholders change their election after submitting an initial election?

A: Yes. Any record holder of Broadcom Common Shares who has delivered a duly completed election form to the Exchange Agent may, at any time prior to the Election Deadline, change such holder’s election by submitting a properly completed revised form of election to the Exchange Agent prior to the Election Deadline.

Q: Can Broadcom shareholders sell their shares after submitting an initial election?

A: Yes. However, under the terms of the Merger Agreement, after an election has been properly made by a Broadcom shareholder, such shareholder is obligated to revoke the election prior to any subsequent sale or transfer of Broadcom Common Shares as to which such election relates. In addition, any subsequent sale or transfer of Broadcom Common Shares as to which an election relates will automatically revoke the election.

Q: Will the Restricted Exchangeable Units be listed on an exchange?

A: No.

Q: Will holders of Restricted Exchangeable Units have the right to require Holdco LP to repurchase their Restricted Exchangeable Units?

A: Yes. After the second anniversary of the effective time of the Broadcom Merger (or if Restricted Exchangeable Units are elected with respect to 15% or less of the outstanding Broadcom Common Shares as of the Election Deadline, the first anniversary of the effective time of the Broadcom Merger, such one or two year period, the “Restricted Period”), a holder of Restricted Exchangeable Units will have the right (the “Exchange Right”) to require Holdco LP to repurchase any or all of the holder’s Restricted Exchangeable Units. If a holder of Restricted Exchangeable Units exercises this Exchange Right, either Holdco or Holdco LP will repurchase each Restricted Exchangeable Unit submitted for repurchase in consideration for either one Holdco Ordinary Share or an equivalent cash amount, as determined by Holdco in its sole discretion, in accordance with the Amended and Restated Exempted Limited Partnership Agreement of Holdco LP (the “Partnership Agreement”). See “Post-Transactions Organizational Structure—Description of the Restricted Exchangeable Units—Optional Exchange Right.”

In addition to the Restricted Period, prior to the third anniversary of the effective time of the Broadcom Merger, it shall be a further condition precedent to the obligation of Holdco LP to repurchase such Restricted Exchangeable Units that, and the holder of such Restricted Exchangeable Units shall not be permitted to exercise such Exchange Right unless, (i) Holdco has received a written opinion from an independent nationally recognized law or accounting firm that the exercise of the Exchange Right should not cause Holdco to be treated as (a) a “surrogate foreign corporation” (within the meaning of Section 7874(a)(2)(B) of the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time (the “Code”)) or (b) a “domestic corporation” (within the meaning of Section 7874(b) of the Code) and (ii) Holdco’s independent auditor has determined that no reserve shall be required for financial accounting purposes relating to Section 7874 of the Code as a result of the exercise of such Exchange Right.

Accordingly, holders of the Restricted Exchangeable Units may not be entitled to require Holdco LP to repurchase all or any portion of such holder’s Restricted Exchangeable Units for up to three years after the closing of the Transactions.

Q: Will holders of Restricted Exchangeable Units be able to transfer, pledge or hedge their Restricted Exchangeable Units during the Restricted Period?

A: No. Unless otherwise approved in writing by Holdco in its sole discretion as the general partner of Holdco LP, during the Restricted Period, holders of Restricted Exchangeable Units may not sell, transfer, convey, assign, pledge, grant a security interest or other lien, encumber or dispose of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in any Restricted Exchangeable Units, except for certain permitted transfers specified in the Partnership Agreement, including but not limited to transfers for charitable purposes or as charitable gifts or donations or transfers to certain persons or entities for certain estate planning purposes. However, the recipients of any such transfer would continue to be subject to the Restricted Period and the transfer, pledging, hedging and other limitations on the Restricted Exchangeable Units.

In addition, unless otherwise approved in writing by Holdco in its sole discretion as the general partner of Holdco LP, during the Restricted Period, holders of Restricted Exchangeable Units may not be a party to or participate, directly or indirectly, in any short sale, forward contract to sell, option or forward contract to purchase, swap or other hedging, synthetic, “put” equivalent or similar derivative instrument or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Restricted Exchangeable Units or any Holdco Ordinary Shares, whether settled in cash or securities. Holders of Unit Electing Shares will also be required in their election form to (i) represent that such holder is not a party to and does not otherwise participate, directly or indirectly, in any such transaction and (ii) acknowledge that such holder will, upon accepting Restricted Exchangeable Units, be deemed, by virtue of acceptance of such Restricted Exchangeable Units and without any further action on such holder’s part, to have executed the Partnership Agreement and agreed to the rights, privileges, restrictions and conditions of the Restricted Exchangeable Units and to comply with the terms and restrictions of the Partnership Agreement. In the event of a breach by any holder of the hedging restrictions in the Partnership Agreement, the Restricted Period applicable to such holder’s Restricted Exchangeable Units will be extended by two years.

Q: Will holders of the Restricted Exchangeable Units be entitled to vote with respect to matters presented to Holdco shareholders?

A: Yes. Each holder of Restricted Exchangeable Units will have the benefit of a voting trust agreement (the “Voting Trust Agreement”) to be entered into by and among Holdco LP, Holdco and a trustee to be agreed upon by Holdco and Holdco LP (the “Trustee”). The Trustee will hold a number of non-economic voting preference shares in the capital of Holdco (the “Special Voting Shares”) equal to the lesser of (i) the number of Holdco Ordinary Shares receivable upon the exchange of Restricted Exchangeable Units of Holdco LP outstanding as of immediately following the effective time of the Transactions and (ii) a number (rounded down to the nearest whole number) equal to 19.9% of the aggregate voting power of Holdco exercisable at such time. Pursuant to the terms of the Voting Trust Agreement, the holders of Restricted Exchangeable Units will be able to direct the Trustee, as their proxy, to vote on their behalf in votes that are presented to the holders of Holdco Ordinary Shares. See the section entitled “Post-Transactions Organizational Structure—Description of Restricted Exchangeable Units.”

Q: Will holders of Restricted Exchangeable Units be entitled to receive distributions?

A: Yes. The Restricted Exchangeable Units will be subject to the terms of the Partnership Agreement. Pursuant to the terms of the Partnership Agreement, if a dividend or distribution has been declared and is payable in respect of a Holdco Ordinary Share, Holdco LP will make a distribution in respect of each Restricted Exchangeable Unit in an amount equal to the dividend or distribution in respect of a Holdco Ordinary Share. For additional information regarding dividends payable to holders of Restricted Exchangeable Units, see the section entitled “Post-Transactions Organizational Structure—Description of Restricted Exchangeable Units.”

Q: What will happen to unvested Broadcom equity awards in the merger?

A: At the effective time of the Broadcom Merger, each outstanding and unvested Broadcom stock option or restricted stock unit award held by an individual who is eligible to be included on a registration statement filed by Holdco on Form S-8 will be assumed by Holdco and converted (each such as-converted equity award a “Broadcom Converted Equity Award”) into an option to purchase a number of Holdco Ordinary Shares or an award of a number of restricted stock units of Holdco Ordinary Shares, respectively (in each case, rounded down to the nearest whole share), equal to the sum of (i) the number of Broadcom Common Shares subject to such Broadcom stock option or restricted stock unit award immediately prior to the effective time of the Broadcom Merger multiplied by 0.2189 plus (ii) the number of Broadcom Common Shares subject to such Broadcom stock option or restricted stock unit immediately prior to the effective time of the Broadcom Merger multiplied by the quotient obtained by dividing $27.25 by the volume weighted average trading price of Avago Ordinary Shares on NASDAQ, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the date of the closing of the Transactions, as reported by Bloomberg, L.P. (such average trading price, the “Avago Measurement Price”). The exercise price per Holdco Ordinary Share for such converted Holdco options (which will be rounded up to the nearest whole cent) will be equal to the quotient obtained by dividing (x) the aggregate exercise price for the Broadcom Common Shares subject to such Broadcom stock option immediately prior to the effective time of the Broadcom Merger by (y) the aggregate number of Holdco Ordinary Shares to be subject to such converted Broadcom stock option calculated in accordance with the immediately preceding sentence. All such Broadcom Converted Equity Awards will have the same terms and conditions as were applicable to such Broadcom stock options or restricted stock unit awards, including with respect to any applicable change in control or other accelerated vesting provisions.

Q: What will happen to vested Broadcom equity awards in the merger?

A: At the effective time of the Broadcom Merger, each outstanding and vested Broadcom stock option will be cancelled and the holder thereof will be entitled to receive an amount in cash equal to the positive difference, if any, calculated by subtracting the aggregate exercise price of such option from the product of the number of vested shares subject to such option immediately prior to the effective time of the Broadcom Merger multiplied by the Equity Award Consideration (as defined below).

At the effective time of the Broadcom Merger, each outstanding and vested Broadcom restricted stock unit award (including any Broadcom restricted stock unit award that becomes vested as a result of the Transactions) will be cancelled and the holder thereof will be entitled to receive an amount in cash equal to the product of the number of shares subject to such restricted stock unit immediately prior to the effective time of the Broadcom Merger, multiplied by the Equity Award Consideration.

The “Equity Award Consideration” means the sum of (i) $27.25 and (ii) the product obtained by multiplying (A) 0.2189 times (B) the Avago Measurement Price.

Q: When and where will the Broadcom Special Meeting be held?

A: The Broadcom Special Meeting will be held at Broadcom’s principal executive offices located at 5300 California Avenue, Irvine, California 92617, on November 10, 2015, at 11:00 a.m. local time, unless adjourned or postponed to a later date or time.

Q: Who is entitled to vote at the Broadcom shareholder meeting?

A: Only Broadcom shareholders of record as of the Broadcom Record Date for the Broadcom Special Meeting, and their duly appointed proxies, are entitled to vote at the Broadcom Special Meeting.

The close of business on September 25, 2015 has been fixed as the Broadcom Record Date for the determination of shareholders entitled to receive notice of and to vote at the Broadcom Special Meeting or any adjournments of the Broadcom Special Meeting (if necessary).

Q: How do I vote my Broadcom Common Shares?

A: Broadcom shareholders as of the Broadcom Record Date may have their Broadcom Common Shares voted by submitting a proxy or may vote in person at the Broadcom Special Meeting by following the instructions provided on the enclosed proxy card or voting instruction form. Broadcom shareholders holding their shares in street name and who wish to vote in person at the Broadcom Special Meeting must obtain a proxy issued in their name from the record holder and bring it with them to the Broadcom Special Meeting. Broadcom recommends that Broadcom shareholders entitled to vote submit a proxy even if they plan to attend the Broadcom Special Meeting.

Broadcom shareholders of record may submit a proxy in one of three ways:

•	Internet: Broadcom shareholders may submit their proxy over the Internet at the web address shown on their proxy card or voting instruction form. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Pacific time on the day before the Broadcom Special Meeting. Shareholders will be given an opportunity to confirm that their voting instructions have been properly recorded. Broadcom shareholders who submit a proxy this way should NOT send in their proxy card or voting instruction form.

•

Telephone: Broadcom shareholders may submit their proxy by calling the toll-free telephone number shown on their proxy card or voting instruction form. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Pacific time on the day before the Broadcom Special Meeting.

Easy-to-follow voice prompts will guide shareholders through the voting and allow them to confirm that their instructions have been properly recorded. Broadcom shareholders who submit a proxy this way should NOT send in their proxy card or voting instruction form.

•	Mail: Broadcom shareholders may submit their proxy by properly completing, signing, dating and mailing their proxy card or voting instruction form in the postage-paid envelope (if mailed in the United States) included with this joint proxy statement/prospectus. Broadcom shareholders who vote this way should mail the proxy card or voting instruction form early enough so that it is received before the date of the Broadcom Special Meeting.

Broadcom shareholders are encouraged to submit a proxy promptly. Broadcom requests that Broadcom shareholders vote by telephone, over the Internet or by completing and signing the accompanying proxy card or voting instruction form and returning it to Broadcom as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card or voting instruction form is returned properly executed, the Broadcom Common Shares represented by it will be voted at the Broadcom Special Meeting in accordance with the instructions contained on the proxy card or voting instruction form. The decision of the chairman of the Broadcom Special Meeting as to the validity of any appointment of a proxy will be final.

Q: My shares are held in “street name” by my broker, or I am a beneficial shareholder. Will my intermediary automatically vote my shares for me?

A: No. The vote on the Broadcom Merger Proposal (as defined below), the Adjournment Proposal (as defined below) and the Non-Binding Advisory Proposal (as defined below) are considered “non-routine” matters, and your broker cannot exercise discretion to vote your Broadcom Common Shares. If you hold your Broadcom Common Shares in “street name,” you should follow the procedures provided by your broker regarding how to instruct your broker to vote your shares. Typically, you would submit your voting instructions by mail, by telephone or by Internet in accordance with the procedures provided by your broker.

Q: What will happen if I return my form of proxy or voting instruction form without indicating how to vote?

A: If any proxy card or voting instruction form is returned signed but without indication as to how to vote, the Broadcom Common Shares represented by the proxy will be voted “FOR” each proposal in accordance with the recommendation of the Broadcom board of directors.

Q: What constitutes a quorum?

A: A quorum for Broadcom is the presence at the Broadcom Special Meeting, either in person or by proxy, of holders of outstanding Broadcom Common Shares entitled to vote and representing at least a majority of the outstanding voting power of Broadcom Common Shares. Accordingly, Broadcom Common Shares representing 520,983,807 votes must be present in person or by proxy at the Broadcom Special Meeting to constitute a quorum. Abstentions (Broadcom Common Shares for which proxies have been received but for which the holders have abstained from voting) and broker non-votes, if any, will be included in the calculation of the number of Broadcom Common Shares represented at the Broadcom Special Meeting for purposes of determining whether a quorum has been achieved.

Q: What are the proposals on which Broadcom shareholders are being asked to vote?

A: There are three proposals that will be voted on at the Broadcom Special Meeting:

•	the proposal to approve the Broadcom Merger, the Merger Agreement and the principal terms thereof, which are further described in the sections entitled “The Transactions” and “The Merger Agreement” (the “Broadcom Merger Proposal”);

•	the proposal to adjourn the Broadcom Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Broadcom Merger Proposal (the “Adjournment Proposal”); and

•	the proposal to approve, by non-binding, advisory vote, compensation that will or may be paid or become payable by Broadcom to its named executive officers in connection with the Broadcom Merger, which is further described in the sections entitled “Interests of Certain Persons Related to Broadcom in the Transactions—Golden Parachute Compensation” and “Advisory Vote on Merger-Related Executive Compensation” (the “Non-Binding Advisory Proposal”).

Q: What vote is required to approve the Broadcom proposals?

A: Approval of the Broadcom Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Broadcom Class A common stock and a majority of the outstanding shares of Broadcom Class B common stock, voting as separate classes. Accordingly, a Broadcom shareholder’s failure to submit a proxy or to vote in person at the Broadcom Special Meeting, an abstention from voting, or the failure of a Broadcom shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” the Broadcom Merger Proposal.

Approval of the Adjournment Proposal and the Non-Binding Advisory Proposal requires a vote that satisfies two criteria: (i) the affirmative vote of shares holding a majority of the voting power of Broadcom Class A common stock and Broadcom Class B common stock, voting together, represented and voting, and (ii) the affirmative vote must constitute a majority of the voting power required to constitute a quorum. Accordingly, for purposes of the Adjournment Proposal and the Non-Binding Advisory proposal, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes cast. However, abstentions and broker non-votes will affect the outcome under clause (ii) if the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the voting power required to constitute a quorum.

See “Special Meeting of Broadcom Shareholders.”

Q: Are any Broadcom shareholders already committed to vote in favor of the proposals?

A: Yes. In connection with entering into the Merger Agreement, Holdco, Avago and Broadcom entered into support agreements (the “Support Agreements”) with Dr. Henry Samueli, the Chairman of the Broadcom board of directors, Dr. Henry T. Nicholas III and entities related to each of them, pursuant to which such shareholders, who hold a majority of the Broadcom Class B common shares, have agreed to vote all of the Broadcom Common Shares owned by them in favor of the Broadcom Merger Proposal and the Adjournment Proposal.

As discussed above, approval of the Broadcom Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Broadcom Class A common stock and a majority of the outstanding shares of Broadcom Class B common stock, voting as separate classes. As of September 4, 2015, Dr. Samueli beneficially owned 101,070 Broadcom Class A common shares representing approximately 0.02% of the total issued and outstanding Broadcom Class A common shares (without giving effect to the Broadcom Class B common shares that are convertible into Broadcom Class A common shares on a one-for-one basis at any time at the option of the holder), and 21,745,402 Broadcom Class B common shares representing approximately 45% of the total issued and outstanding Broadcom Class B common shares. As of September 4, 2015, Dr. Nicholas beneficially owned 47,973 Broadcom Class A common shares representing approximately 0.01% of the total issued and outstanding Broadcom Class A common shares (without giving effect to the Broadcom Class B common shares that are convertible into Broadcom Class A common shares on a one-for-one basis at any time at the option of the holder), and 26,170,868 Broadcom Class B common shares representing approximately 54% of the total issued and outstanding Broadcom Class B common shares. Therefore, if the Broadcom Special Meeting is held to consider the Broadcom Merger Proposal, assuming compliance with the Support Agreements, a majority of the Broadcom Class B common shares will approve the Broadcom Merger Proposal.

As discussed above, approval of the Adjournment Proposal and the Non-Binding Advisory Proposal requires a vote that satisfies two criteria: (i) the affirmative vote of shares holding a majority of the voting power of Broadcom Class A common stock and Broadcom Class B common stock, voting together, represented and voting, and (ii) the affirmative vote must constitute a majority of the voting power required to constitute a quorum. As of June 30, 2015, Dr. Samueli and Dr. Nicholas owned approximately 46% of the total voting power of the Broadcom Common Shares. See the section entitled “Special Meeting of Broadcom Shareholders—Share Ownership of Certain Beneficial Owners of Broadcom Common Shares.”

The obligation to vote in favor of the Broadcom Merger Proposal and the Adjournment Proposal will terminate automatically upon termination of the Merger Agreement and certain other events. See the section entitled “The Support Agreements.”

Q: What are the recommendations of the Broadcom board of directors regarding the proposals being put to a vote at the Broadcom Special Meeting?

A: THE BROADCOM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BROADCOM SHAREHOLDERS VOTE “FOR” EACH OF THE PROPOSALS TO BE PRESENTED AT THE BROADCOM SPECIAL MEETING.

See the section entitled “The Transactions—Recommendation of the Broadcom Board of Directors and its Reasons for the Transactions” for a more complete description of the recommendations of the Broadcom board of directors. In considering the recommendations of the Broadcom board of directors, you should be aware that certain persons related to Broadcom may have interests in the Transactions that are different from, or in addition to, those of Broadcom shareholders generally. See the section entitled “The Transactions—Interests of Certain Persons Related to Broadcom in the Transactions.”

Q: Does my vote matter?

A: Yes, your vote is very important. Whether or not you plan to attend the Broadcom Special Meeting, please vote as soon as possible by following the instructions in this joint proxy statement/prospectus.

The Transactions cannot be completed unless the Broadcom Merger Proposal is approved by Broadcom shareholders. For Broadcom shareholders, if you fail to submit a proxy or vote in person at the Broadcom Special Meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, it will have the same effect as a vote “AGAINST” the Broadcom Merger Proposal.

Q: Can I change my vote after I have returned a proxy form or voting instruction form?

A: Yes. Broadcom shareholders of record may revoke their proxies at any time before their Broadcom Common Shares are voted at the Broadcom Special Meeting in any of the following ways:

•	by sending a written notice of revocation to the Corporate Secretary of Broadcom at Corporate Secretary, 5300 California Avenue, Irvine, California 92617, which must be received before their Broadcom Common Shares are voted at the Broadcom Special Meeting;

•	by properly submitting a later-dated, new proxy card or voting instruction form, which must be received before their Broadcom Common Shares are voted at the Broadcom Special Meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	by submitting a proxy via the Internet or by telephone no later than 11:59 p.m. Pacific Time on the day before the Broadcom Special Meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	attending the Broadcom Special Meeting and voting in person (although attendance at the Broadcom Special Meeting will not in and of itself constitute a vote or revocation of a prior proxy).

Q: What happens if I sell my shares before the Broadcom Special Meeting?

A: The Broadcom Record Date is September 25. If you transfer Broadcom Common Shares after the Broadcom Record Date but before the Broadcom Special Meeting, you will retain (subject to any arrangements made with the purchaser of your shares) your right to vote at the Broadcom Special Meeting. In order for Broadcom shareholders to receive consideration in the Broadcom Merger, they must hold their Broadcom Common Shares through the effective time of the Broadcom Merger.

Q: What rights will be available for dissenting Broadcom shareholders?

A: Broadcom shareholders who vote their Broadcom Common Shares “AGAINST” the Broadcom Merger Proposal and who properly demand for the purchase of such shares in accordance with Chapter 13 of the CGCL will not have those shares converted into the right to receive consideration otherwise payable for Broadcom Common Shares upon consummation of the Transactions. Those shares will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of the CGCL. A copy of Chapter 13 of the CGCL is attached to this joint proxy statement/prospectus as Annex E. See the section entitled “The Transactions—Dissenters’ Rights for Broadcom Shareholders.”

Q: Should I send certificates representing Broadcom Common Shares now?

A: Please DO NOT send any stock certificates or documents representing your ownership of Broadcom Common Shares at this time. You will receive a separate letter explaining what to do with your stock certificates closer to the consummation of the Transactions.

Q: Who can help answer my questions?

A: Broadcom shareholders who have questions about the proposals to be voted on at the Broadcom Special Meeting or desire additional copies of this joint proxy statement/prospectus or additional proxy cards or voting instruction forms should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Shareholders Call Toll Free: (800) 322-2885

International Callers: (212) 929-5500

Registered shareholders who have questions regarding their share ownership may write Broadcom’s transfer agent, Computershare Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02021, (800) 736-3001. Registered shareholders may call toll-free (800) 431-7723 or non-toll-free (312) 360-5193. Beneficial shareholders who hold their Broadcom Common Shares in “street name” should contact their broker for more information.

Questions and Answers for Avago Shareholders

Q: What will Avago shareholders receive in the Avago Scheme?

A: At the effective time of the Avago Scheme, all Avago Ordinary Shares will be transferred from Avago shareholders to Finance Holdco, as the entity designated by Holdco to receive such Avago Ordinary Shares. In consideration, Holdco will allot and issue to Avago shareholders one Holdco Ordinary Share for each such Avago Ordinary Share transferred by the Avago shareholders to Finance Holdco.

Q: How will Avago shareholders be delivered the Avago Scheme Consideration?

A: At or immediately after the effective time of the Avago Scheme, Holdco will deposit with the Exchange Agent certificates or book entry shares representing the full number of Holdco Ordinary Shares issuable to former holders of Avago Ordinary Shares. The Exchange Agent will, promptly after the effective time of the Avago Scheme (and in any event within five business days after such time), mail to each holder of record of Avago Ordinary Shares held in certificated or book entry form whose shares were converted into the right to receive the Avago Scheme Consideration: (i) a letter of transmittal and (ii) instructions for use in effecting the surrender or transfer of Avago Ordinary Shares in certificated or book entry form in exchange for payment of the Avago Scheme Consideration. Upon receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of Avago Ordinary Shares in book entry form or surrender of Avago Ordinary Shares in certificated form, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Avago Ordinary Shares will be entitled to receive the Avago Scheme Consideration in exchange for such shares.

If you are not a registered shareholder and instead your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, your account will be credited in accordance with your brokerage firm, bank, trust or other nominee’s applicable procedures.

Q: What will happen to my Avago equity awards in the Transactions?

A: At the effective time of the Avago Scheme, each outstanding Avago share option or restricted share unit award (whether vested or unvested) will be converted into an option to purchase Holdco Ordinary Shares or a Holdco restricted share unit award, respectively, covering the same number of Holdco Ordinary Shares as the number of Avago Ordinary Shares that were subject to such Avago share option or restricted share unit award as of immediately prior to the effective time of the Avago Scheme (each, an “Avago Converted Equity Award”). The per share exercise price of such Holdco share options will be the same as the per share exercise price of the related Avago share option as of immediately prior to the effective time of the Avago Scheme. Each Avago Converted Equity Award will be subject to the same terms and conditions as were applicable to such Avago share option or restricted share unit award (including any applicable change in control or other accelerated vesting provisions, provided that in no event will the Transactions constitute a change in control for the purposes of such provisions).

Q: What are the U.S. federal income tax consequences of the Avago Scheme to holders of Avago Ordinary Shares?

A: Assuming that the receipt of Holdco Ordinary Shares in exchange for Avago Ordinary Shares pursuant to the Avago Scheme, taken together with the Cash/Stock Merger, qualifies as a transaction described in Section 351 of the Code and/or, taken alone, qualifies as a reorganization within the meaning of Section 368(a) of the Code, except as described below with respect to a U.S. holder of Avago Ordinary Shares that owns, directly or by attribution, 5% or more of Holdco Ordinary Shares immediately after the consummation of the Avago Scheme (a “5% U.S. Holder”), a U.S. Holder that receives Holdco Ordinary Shares pursuant to the Avago Scheme will not recognize any gain or loss with respect to the receipt of such Holdco Ordinary Shares. A 5% U.S. Holder that receives Holdco Ordinary Shares pursuant to the Avago Scheme will generally qualify for the treatment described above only if the 5% U.S. Holder timely files a “gain recognition agreement,” as defined in applicable U.S. Treasury Regulations promulgated under Section 367(a) of the Code, with the U.S. Internal Revenue Service (the “IRS”). You should review “The Transactions—Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Avago Scheme to U.S. Holders of Avago Ordinary Shares” for a discussion of the material tax consequences of the Avago Scheme to U.S. Holders of Avago Ordinary Shares. We also urge you to consult your own tax advisor for a full understanding of the tax consequences of the Transactions to you.

Q: What are the Singapore tax consequences of the Transactions to holders of Avago Ordinary Shares?

A: The transfer of Avago Ordinary Shares in consideration for the allotment and issue of Holdco Ordinary Shares pursuant to the Avago Scheme may be regarded as a disposal of the Avago Ordinary Shares for Singapore income tax purposes and a holder of the Avago Ordinary Shares may consequently need to recognize a gain or loss. Any gains considered to be in the nature of capital made from the disposal of the Avago Ordinary Shares will not be taxable in Singapore. However, any gains derived by any person from the disposal of the Avago Ordinary Shares which are gains from any trade, business, profession or vocation carried on by that person, if accruing in or derived from Singapore, may be taxable as such gains are considered income in nature.

Where an instrument of transfer is executed outside Singapore or no instrument of transfer is executed, no stamp duty is payable on the transfer of the Avago Ordinary Shares. However, stamp duty may be payable if the instrument of transfer is executed outside Singapore and is subsequently received in Singapore.

You should review “The Transactions—Material Singapore Tax Considerations.” We also urge you to consult your own tax advisor for a full understanding of the tax consequences of the Transactions to you.

Q: What are the proposals on which Avago shareholders are being asked to vote?

A: Avago shareholders will be asked to vote on the Avago Scheme Proposal and the Equity Issuance Proposal.

Q: What are the recommendations of the Avago board of directors regarding the proposal being put to a vote at the Avago Court Meeting?

A: THE AVAGO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AVAGO SHAREHOLDERS VOTE “FOR” THE AVAGO SCHEME PROPOSAL AND “FOR” THE EQUITY ISSUANCE PROPOSAL.

See the section entitled “The Transactions—Recommendation of the Avago Board of Directors and its Reasons for the Transactions” for a more complete description of the recommendations of the Avago board of directors. In considering the recommendations of the Avago board of directors, you should be aware that certain persons related to Avago may have interests in the Transactions that are different from, or in addition to, those of Avago shareholders generally. See the section entitled “The Transactions—Interests of Certain Persons Related to Avago in the Transactions.”

Q: What quorum and shareholder votes are required to approve the Avago Scheme Proposal and the Equity Issuance Proposal?

A: A quorum is required for the transaction of business at the Avago Court Meeting. The presence, in person or by proxy, at the Avago Court Meeting of the Scheme Shareholders (as defined below) as of the Avago Record Date holding between them at least a majority of the total number of issued Avago Ordinary Shares will constitute a quorum.

The affirmative vote of a majority in number of the Scheme Shareholders present and voting, either in person or by proxy, at the Avago Court Meeting, representing not less than 75% of the issued Avago Ordinary Shares held by the Scheme Shareholders present and voting, either in person or by proxy, at the Avago Court Meeting, is required for the approval of the Avago Scheme Proposal. The approval of the Equity Issuance Proposal requires the affirmative vote of the holders of a majority of the Avago Ordinary Shares present and entitled to vote either in person or by proxy at the Avago Court Meeting.

Pursuant to the directions of the Singapore Court, for the purposes of determining the number of Scheme Shareholders present and voting at the Avago Court Meeting, Avago Ordinary Shares that are deposited in book entry form with The Depository Trust Company (“DTC”), and registered in the name of CEDE & Co. (“CEDE”) as nominee of DTC and holder of record in the Register of Members of Avago, will be treated as follows:

•	CEDE shall be deemed not to be an Avago shareholder; and

•	each shareholder whose name appears on the register of DTC as a holder of Avago Ordinary Shares (a “sub-depositor”) shall be deemed to be an Avago shareholder in respect of such number of Avago Ordinary Shares held in its account under CEDE.

Each sub-depositor need not vote the Avago Ordinary Shares registered in its name in the same way. Accordingly, a sub-depositor may:

•	vote all or part of its Avago Ordinary Shares “FOR” the Avago Scheme Proposal, which part shall be counted as approving the Avago Scheme Proposal;

•	vote all or part of its Avago Ordinary Shares “AGAINST” the Avago Scheme Proposal, which part shall be counted as against approving the Avago Scheme Proposal; and/or

•	abstain from voting in respect of all or part of its Avago Ordinary Shares, which part shall not be counted in determining the Avago Ordinary Shares which are present and voting on the Avago Scheme Proposal.

For purposes of determining whether the Avago Scheme Proposal is approved by a majority in number of Scheme Shareholders, if the number of Avago Ordinary Shares voted “FOR” the Avago Scheme Proposal by a sub-depositor exceeds the number of Avago Ordinary Shares voted “AGAINST” the Avago Scheme Proposal by it, such sub-depositor will be taken to have voted “FOR” the Avago Scheme Proposal, or if the number of Avago Ordinary Shares voted “AGAINST” the Avago Scheme Proposal by a sub-depositor exceeds the number of Avago Ordinary Shares voted “FOR” the Avago Scheme Proposal by it, such sub-depositor will be taken to have voted “AGAINST” the Avago Scheme Proposal.

An Avago shareholder (including a sub-depositor) voting by proxy shall be included in the count of Avago shareholders present and voting at the Avago Court Meeting as if that Avago shareholder was voting in person, such that the votes of a proxy who has been appointed to represent more than one Avago shareholder at the Avago Court Meeting shall be counted as the votes of such number of appointing Avago shareholders.

Each Avago shareholder represented in person or by proxy at the Avago Court Meeting is entitled to one vote per Avago Ordinary Share owned as of the Avago Record Date.

Q: When and where will the Avago Court Meeting be held?

A: The Avago Court Meeting will be held at 11:00 a.m., Pacific Time, on November 10, 2015 at 1320 Ridder Park Drive, San Jose, California 95131. Check-in will begin at 10:30 a.m., Pacific Time. Please allow ample time for the check-in procedures.

Q: How do I vote at the Avago Court Meeting?

A: Scheme Shareholders as of the Avago Record Date may vote by personally attending the Avago Court Meeting or attending by proxy, by completing and returning a proxy card.

If you hold your shares in “street name” through a broker, you will be able to exercise your vote through your broker by completing a voting instruction form. Most “street name” holders may also submit their voting instructions to their broker by telephone or by Internet. If shares are held in “street name,” beneficial holders must follow the procedures provided by their broker to vote.

Q: If my Avago Ordinary Shares are held in “street name” by my broker, will my broker vote my shares for me?

A: No. The votes on the Avago Scheme Proposal and the Equity Issuance Proposal are considered “non-routine” matters, and your broker cannot exercise discretion to vote your Avago Ordinary Shares. If you hold your Avago Ordinary Shares in “street name,” you should follow the procedures provided by your broker regarding how to instruct your broker to vote your shares. Typically, you would submit your voting instructions by mail, by telephone or by the Internet in accordance with the procedures provided by your broker.

All shares entitled to vote and represented by properly completed proxies received prior to the Avago Court Meeting and not revoked will be voted at the meeting in accordance with your instructions. If a signed proxy card is returned without indicating how shares should be voted on a matter and the proxy is not revoked, the shares represented by such proxy will be voted as the Avago board of directors recommends and, therefore, “FOR” the approval of the Avago Scheme Proposal and “FOR” the approval of the Equity Issuance Proposal.

Q: How are votes counted?

A: You may vote “FOR” or “AGAINST” the approval of the Avago Scheme Proposal and the Equity Issuance Proposal, or you may abstain from voting on either or both of the Avago Scheme Proposal and the Equity Issuance Proposal. Abstentions will not be counted as votes cast or shares voting on the proposal, but will count for the purpose of determining whether a quorum is present. The Singapore Court has directed that the votes of sub-depositors be counted in a specific manner, as described above.

Q: Does my vote matter?

A: Your vote is very important, regardless of the number of Avago Ordinary Shares you own. Avago and Broadcom cannot consummate the Transactions unless (1) the Avago Scheme Proposal is approved by the affirmative vote of a majority in number of Scheme Shareholders present and voting, either in person or by proxy, at the Avago Court Meeting, representing not less than 75% in value of the Avago Ordinary Shares held by the Scheme Shareholders present and voting, either in person or by proxy, at the Avago Court Meeting and (2) the Equity Issuance Proposal is approved by the affirmative vote of the holders of a majority of the Avago Ordinary Shares present and entitled to vote either in person or by proxy at the Avago Court Meeting. For purposes of this joint proxy statement/prospectus, “Scheme Shareholders” refer to (i) persons who are registered as holders of Avago Ordinary Shares in the Register of Members of Avago, other than CEDE, and (ii) persons who are registered as holders of Avago Ordinary Shares in book entry form on the register of the DTC, which shares are held through CEDE as the registered holder of the said Avago Ordinary Shares on the Register of Members of Avago.

Q: Can I revoke or change my vote?

A: Yes, Scheme Shareholders have the right to revoke a proxy at any time prior to voting at the Avago Court Meeting by (i) submitting a subsequently dated proxy, which, if not delivered in person at the meeting, must be received by Avago no later than 48 hours before the appointed time of the meeting or (ii) by attending the meeting and voting in person, provided that you are a Scheme Shareholder. If you hold Avago Ordinary Shares in “street name” through a broker, you should follow the procedures provided by your broker to revoke or change your vote.

Q: What happens if I sell my shares before the Avago Court Meeting?

A: If you transfer Avago Ordinary Shares after the Avago Record Date but before the Avago Court Meeting, you will retain (subject to any arrangements made with the purchaser of your shares) your right to vote at the meeting. In order for Avago shareholders to receive consideration under the Avago Scheme, they must hold their Avago Ordinary Shares through the effective time of the Avago Scheme.

Q: What happens if I do not submit a proxy card?

A: Failure to submit a proxy card will make it more difficult for Avago to achieve the requisite thresholds it needs for approval of the Avago Scheme Proposal and the Equity Issuance Proposal. Therefore, we urge all Avago shareholders to vote, and we request that you return the enclosed proxy card as soon as possible, vote over the Internet or by telephone, or attend the Avago Court Meeting.

Q: Do Avago shareholders have appraisal or dissenters’ rights?

A: Once the Avago Scheme Proposal is approved by the requisite Scheme Shareholders, is approved by the Singapore Court and the order of the Singapore Court approving the Avago Scheme (“Singapore Court Order”) is lodged with the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”), the Avago Scheme becomes effective and will be binding on all shareholders of Avago. Avago shareholders may file an objection with the Singapore Court against the approval of the Avago Scheme, but no appraisal or dissenting rights are available to shareholders in connection with a scheme of arrangement effected under Singapore law.

Q: Should I send certificates representing Avago Ordinary Shares now?

A: Please DO NOT send any share certificates or documents representing your ownership of Avago Ordinary Shares at this time. You will receive a separate letter explaining what to do with your stock certificates closer to the consummation of the Transactions.

Q: Who can help answer my questions?

A: Avago shareholders who have questions about the matters to be voted on at the Avago Court Meeting or desire additional copies of this joint proxy statement/prospectus or, when available, additional proxy cards or voting instruction forms, should contact:

Georgeson Inc.

480 Washington Boulevard, 26th Floor

Jersey City, New Jersey 07310

Shareholders Call Toll Free: (888) 680-1529

International Callers: +1 (781) 575-2137

Registered shareholders who have questions regarding their share ownership may write Avago’s transfer agent, Computershare Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02021, (800) 736-3001. Registered shareholders may call toll-free (800) 431-7723 or non-toll-free (312) 360-5193.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning Avago, Broadcom, Holdco, Holdco LP, the proposed transactions and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Avago and Broadcom, as well as assumptions made by, and information currently available to, such management. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the parties’ control. Therefore, you should not place undue reliance on such statements.

Factors which could cause actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the Transactions and timely regulatory approvals are not satisfied, including the risk that required approvals from the shareholders of Avago or the shareholders of Broadcom for the Transactions are not obtained; (2) litigation relating to the Transactions; (3) uncertainties as to the timing of the consummation of the Transactions and the ability of each party to consummate the Transactions; (4) risks that the Transactions disrupt the current plans and operations of Avago or Broadcom; (5) the ability of Avago and Broadcom to retain and hire key personnel; (6) competitive responses to the Transactions; (7) unexpected costs, charges or expenses resulting from the Transactions; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transactions; (9) the combined companies’ ability to achieve the growth prospects and synergies expected from the Transactions, as well as delays, challenges and expenses associated with integrating the combined companies’ existing businesses and the indebtedness planned to be incurred in connection with the Transactions; and (10) legislative, regulatory and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors contained in this joint proxy statement/prospectus under the sections captioned “Risk Factors” as well as in Broadcom’s and Avago’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, respectively, and Broadcom’s and Avago’s more recent reports filed with the SEC. Neither Broadcom nor Avago undertakes any intent or obligation to publicly update or revise any of these forward-looking statements to reflect future events or circumstances.

SUMMARY

The following is a summary of the information contained in this joint proxy statement/prospectus relating to the Transactions. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the Transactions, Avago and Broadcom encourage you to read carefully this entire joint proxy statement/prospectus, including the attached annexes. In addition, Avago and Broadcom encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Avago and Broadcom. Shareholders of Avago and Broadcom may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Incorporation of Certain Documents by Reference” beginning on page 329 of this joint proxy statement/prospectus.

This summary and the rest of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements; see the section entitled “Cautionary Statement Concerning Forward-Looking Statements” for more information.

The Merger Agreement and the Transactions (pages 78 and 184)

Avago agreed to merge with Broadcom pursuant to the Merger Agreement in a transaction that will result in Avago and Broadcom becoming indirect subsidiaries of Holdco and Holdco LP. The Transactions will be effected in two primary steps. In the first step, Finance Holdco will acquire Avago pursuant to a scheme of arrangement under Singapore law, which will result in Avago becoming an indirect subsidiary of both Holdco and Holdco LP. In the second step, Cash/Stock Merger Sub (if the Cash/Stock Merger occurs) and Unit Merger Sub will merge with and into Broadcom, with Broadcom as the surviving corporation in such mergers, which will result in Broadcom becoming an indirect subsidiary of both Holdco and Holdco LP. Holdco will be the sole general partner of Holdco LP and will own a majority interest in Holdco LP (based on vote and value), with the balance of the partnership units of Holdco LP being held by the holders of Broadcom Common Shares who elected to receive Restricted Exchangeable Units in the Transactions.

The Merger Agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read this document in its entirety; it is the principal document governing the Transactions and other related transactions.

Parties to the Merger Agreement (page 241)

Avago

Avago Technologies Limited is a leading designer, developer and global supplier of a broad range of semiconductor devices with a focus on analog III-V based products and complex digital and mixed signal complementary metal oxide semiconductor, or CMOS, based devices. Avago offers thousands of products that are used in end products such as smartphones, hard disk drives, computer servers, consumer appliances, data networking and telecommunications equipment, enterprise storage and servers, and factory automation and industrial equipment. Avago focuses on high performance design and integration capabilities.

Avago was incorporated under the laws of the Republic of Singapore on August 4, 2005. The company’s Singapore company registration number is 200510713C. The address of Avago’s registered office and Avago’s principal executive office is 1 Yishun Avenue 7, Singapore 768923, and its telephone number is +65-6755-7888.

Broadcom

Broadcom Corporation is a global leader and innovator in semiconductor solutions for wired and wireless communications. Broadcom’s strategy centers on designing highly-complex and highly-integrated semiconductor solutions that leverage Broadcom’s leading IP portfolio and target a broad range of wired and wireless communications markets. Broadcom provides one of the industry’s broadest portfolios of highly-integrated system-on-a-chip solutions, or SoCs, that seamlessly deliver voice, video, data and multimedia connectivity in the home, office and mobile environments.

Broadcom was incorporated in California in August 1991. Broadcom’s principal executive offices are located at 5300 California Avenue, Irvine, California 92617, and Broadcom’s telephone number at that location is (949) 926-5000. Broadcom’s Internet address is www.broadcom.com.

Holdco

Pavonia Limited is a limited company incorporated under the laws of the Republic of Singapore on March 3, 2015. Ownership of Holdco was transferred on May 26, 2015 for the purpose of indirectly holding Avago and Broadcom following completion of the Transactions. From the date of incorporation to date, Holdco has not conducted any activities other than those incident to its formation and the taking of certain steps in connection with the Transactions, including the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the Transactions.

Holdco will be renamed “Broadcom Limited” promptly after the Effective Times. Holdco will remain the sole general partner of Holdco LP and will own a majority interest in Holdco LP (based on voting power and value).

The address of Holdco’s registered office and its principal executive office is 1 Yishun Avenue 7, Singapore 768923, and its telephone number is +65-6755-7888.

Holdco LP

Safari Cayman L.P. is an exempted limited partnership formed under the laws of the Cayman Islands, the general partner of which is Holdco. Holdco LP was formed for the purpose of indirectly holding Avago and Broadcom. To date, Holdco LP has not conducted any activities other than those incident to its formation, the execution of the Merger Agreement and the taking of certain steps in connection thereto, including the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the Transactions.

Following the consummation of the Transactions, Avago and Broadcom will each be an indirect subsidiary of Holdco LP. Holdco will remain the sole general partner of Holdco LP.

Holdco LP’s principal executive office is located at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Avago Technologies Cayman Holdings Ltd. (Intermediate Holdco)

Intermediate Holdco is a newly-formed, direct subsidiary of Holdco LP. Intermediate Holdco is an exempted company incorporated under the laws of the Cayman Islands solely to effect the merger and has not conducted any business, other than in connection with the Merger Agreement and transactions contemplated thereby.

Avago Technologies Cayman Finance Limited (Finance Holdco)

Finance Holdco is a newly-formed, direct subsidiary of Intermediate Holdco. Finance Holdco is an exempted company incorporated under the laws of the Cayman Islands solely to effect the merger and has not conducted any business, other than in connection with the Merger Agreement and transactions contemplated thereby.

Buffalo CS Merger Sub, Inc. (Cash/Stock Merger Sub)

Cash/Stock Merger Sub is a newly-formed, subsidiary of Finance Holdco. Cash/Stock Merger Sub was incorporated in California solely to effect the merger and has not conducted any business, other than in connection with the Merger Agreement and transactions contemplated thereby.

Buffalo UT Merger Sub, Inc. (Unit Merger Sub)

Unit Merger Sub is a newly-formed, subsidiary of Finance Holdco. Unit Merger Sub was incorporated in California solely to effect the merger and has not conducted any business, other than in connection with the Merger Agreement and transactions contemplated thereby.

Consideration to be Received in the Transactions (page 186)

If the Transactions are completed, all Avago Ordinary Shares will be transferred from the Avago shareholders to Finance Holdco. In consideration, Holdco will allot and issue to the Avago shareholders one fully paid, duly authorized and validly issued ordinary share in the capital of Holdco for each such Avago Ordinary Share.

If the Transactions are completed:

•	Broadcom shareholders who make a valid election to receive cash, who fail to make a valid election or whose election is revoked (including by any subsequent transfer of such shares) in the Broadcom Merger with respect to all or a portion of their Broadcom Common Shares will receive $54.50 in cash per Broadcom Common Share with respect to such shares, subject to proration in accordance with the Merger Agreement.

•	Broadcom shareholders who make a valid election to receive Holdco Ordinary Shares in the Broadcom Merger with respect to all or a portion of their Broadcom Common Shares will receive 0.4378 freely-tradeable Holdco Ordinary Shares per Broadcom Common Share with respect to such shares, subject to proration in accordance with the Merger Agreement.

•	Broadcom shareholders who make a valid election to receive Restricted Exchangeable Units in the Broadcom Merger with respect to all or a portion of their Broadcom Common Shares will receive 0.4378 Restricted Exchangeable Units per Broadcom Common Share with respect to such shares.

•	Broadcom shareholders who dissent from the Transactions and who properly demand for the purchase of such shares in accordance with Chapter 13 of the CGCL will not have those shares converted into the right to receive consideration otherwise payable for their Broadcom Common Shares, but those shares will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of the CGCL.

Any cash or stock election by Broadcom shareholders is subject to proration in accordance with the Merger Agreement, as described in “The Transactions—Broadcom Shareholder Election and Proration Procedures” and “The Merger Agreement—Consideration to be Received; Broadcom Shareholder Elections as to Form of Consideration and Proration.”

Value of the Consideration (page 76)

Avago Ordinary Shares are traded on NASDAQ under the symbol “AVGO”. Following the Transactions, shares of Avago will no longer continue to be traded on NASDAQ. Broadcom Class A common stock trades on NASDAQ under the symbol “BRCM”. Following the Transactions, Broadcom Class A common stock will no longer continue to be traded on NASDAQ.

The following table shows the closing prices of Avago Ordinary Shares and shares of Broadcom Class A Common Stock as reported on NASDAQ on May 27, 2015, the last day before the public announcement of the transactions between Avago and Broadcom, and on September 14, 2015, the last practicable day before the date of this joint proxy statement/prospectus. The table also shows the equivalent value of the consideration per Broadcom Common Share if a shareholder receives 50% cash and 50% Holdco Ordinary Shares, which was calculated by adding (i) $27.25 and (ii) the closing price of a share of Avago as of the specified date multiplied by 0.2189, half of the exchange ratio. See also “Comparative Per Share Market Price Data and Dividend Information.”

Date	Avago Ordinary Shares	Broadcom Class A Common Stock	Equivalent value of acquisition consideration per Broadcom Common Share
May 27, 2015	$141.49	$57.16	$58.22
September 14, 2015	$131.19	$53.24	$55.96

Risk Factors (page 45)

There are a number of risk factors relating to the Transactions, Avago, Broadcom and Holdco, all of which should be carefully considered by Avago and Broadcom shareholders. For additional information regarding the risks you should consider in connection with the Transactions, see “Risk Factors.”

Comparison of the Rights of Holders of Avago Ordinary Shares, Broadcom Common Shares, Holdco Ordinary Shares and Holdco LP Restricted Exchangeable Units (pages 267 and 288)

As a result of the Transactions, shareholders of Avago will become holders of Holdco Ordinary Shares. The rights of Avago shareholders are currently governed by Singapore law and Avago’s memorandum of association and articles of association. If the Avago Scheme is completed, the rights of holders of Holdco Ordinary Shares will be governed by Singapore law and Holdco’s articles of association (to be substantially either in the form attached to this joint proxy statement/prospectus as Annex C-1 or Annex C-2). See “Comparison of Certain Rights of Avago Ordinary Shares and Holdco Ordinary Shares.”

As a result of the Transactions, shareholders of Broadcom who do not hold Cash Electing Shares or Dissenting Shares will become holders of Holdco Ordinary Shares and/or Restricted Exchangeable Units, as applicable. The rights of Broadcom shareholders are currently governed by the CGCL and the articles of incorporation and bylaws of Broadcom. If the Broadcom Merger is completed, the rights of holders of Holdco Ordinary Shares will be governed by Singapore law and Holdco’s articles of association. If the Broadcom Merger is completed, the rights of holders of Restricted Exchangeable Units will be governed by the Cayman Islands Limited Partnerships Act and the Partnership Agreement (to be substantially in the form attached to this joint proxy statement/prospectus as Annex D). See “Comparison of Certain Rights of Holders of Broadcom Common Shares, Holdco Ordinary Shares and Restricted Exchangeable Units.”

Post-Transactions Organizational Structure (page 243)

The following are simplified organizational charts of Avago and Broadcom immediately before the commencement of the Transactions:

The following is a simplified organizational chart showing the anticipated intercorporate relationships of Holdco and its material subsidiaries immediately following the completion of the Transactions:

Treatment of Avago Equity-Based Awards (page 191)

At the effective time of the Avago Scheme, each outstanding Avago share option or restricted share unit award (whether vested or unvested) will be converted into an Avago Converted Equity Award. The per share exercise price of each such Holdco share option will be the same as the per share exercise price of the related Avago share option as of immediately prior to the effective time of the Avago Scheme. Each Avago Converted Equity Award will be subject to the same terms and conditions as were applicable to such Avago share option or restricted share unit award (including any applicable change in control or other accelerated vesting provisions, provided that in no event will the Transactions constitute a change in control for the purposes of such provisions).

Treatment of Broadcom Equity-Based Awards (page 192)

At the effective time of the Broadcom Merger, each outstanding and unvested Broadcom stock option or restricted stock unit award held by an individual who is eligible to be included on a registration statement filed by Holdco on Form S-8 will be assumed by Holdco and converted into an option to purchase a number of Holdco

Ordinary Shares or an award of a number of restricted share units of Holdco Ordinary Shares, respectively (in each case, rounded down to the nearest whole share), equal to the sum of (i) the number of Broadcom Common Shares subject to such Broadcom stock option or restricted stock unit award immediately prior to the effective time of the Broadcom Merger multiplied by 0.2189 plus (ii) the number of Broadcom Common Shares subject to such Broadcom stock option or restricted stock unit immediately prior to the effective time of the Broadcom Merger multiplied by the quotient obtained by dividing $27.25 by the Avago Measurement Price. The exercise price per Holdco Ordinary Share for such converted Holdco options (which will be rounded up to the nearest whole cent) will be equal to the quotient obtained by dividing (x) the aggregate exercise price for the Broadcom Common Shares subject to such Broadcom stock option immediately prior to the effective time of the Broadcom Merger by (y) the aggregate number of Holdco Ordinary Shares to be subject to such converted Broadcom stock option calculated in accordance with the immediately preceding sentence. All such Broadcom Converted Equity Awards will have the same terms and conditions as were applicable to such Broadcom stock options or restricted stock unit awards, including with respect to any applicable change in control or other accelerated vesting provisions.

At the effective time of the Broadcom Merger, each outstanding and vested Broadcom stock option will be cancelled and the holder thereof will be entitled to receive an amount in cash equal to the positive difference, if any, calculated by subtracting the aggregate exercise of such option from the product of the number of vested shares subject to such option immediately prior to the effective time of the Broadcom Merger multiplied by Equity Award Consideration.

At the effective time of the Broadcom Merger, each outstanding and vested Broadcom restricted stock unit award (including any Broadcom restricted stock unit award that becomes vested as a result of the Transactions) will be cancelled and the holder thereof will be entitled to receive an amount in cash equal to the product of the number of shares subject to such restricted stock unit immediately prior to the effective time of the Broadcom Merger, multiplied by the Equity Award Consideration.

Restricted Exchangeable Units (page 261)

Immediately following the Transactions, Holdco will own a majority interest (by vote and value) in Holdco LP represented by common units of Holdco LP. The balance of the partnership units of Holdco LP will initially be held by former holders of Broadcom Common Shares in the form of newly issued Restricted Exchangeable Units.

The Restricted Exchangeable Units are designed to have distribution rights that are substantially equivalent to those of the Holdco Ordinary Shares. Specifically, pursuant to the terms of the Partnership Agreement, each Restricted Exchangeable Unit will be entitled to distributions from Holdco LP in an amount equal to any dividends or distributions that have been declared and are payable in respect of a Holdco Ordinary Share. In addition, each holder of Restricted Exchangeable Units will have the benefit of the Voting Trust Agreement to be entered into by and among Holdco LP, Holdco and the Trustee. The Trustee will hold a number of non-economic voting preference shares in the capital of Holdco equal to the lesser of (i) the number of Holdco Ordinary Shares receivable upon the exchange of the Restricted Exchangeable Units of Holdco LP outstanding as of immediately following the effective time of the Transactions and (ii) a number (rounded down to the nearest whole number) equal to 19.9% of the aggregate voting power of Holdco exercisable at such time. Pursuant to the terms of the Voting Trust Agreement, the holders of Restricted Exchangeable Units can direct the Trustee, as their proxy, to vote on their behalf in votes that are presented to the holders of Holdco Ordinary Shares. See the section entitled “Post-Transactions Organizational Structure—Description of Restricted Exchangeable Units.”

After the Restricted Period, a holder of Restricted Exchangeable Units will have the right to require Holdco LP to repurchase any or all of the holder’s Restricted Exchangeable Units. During the Restricted Period, holders of Restricted Exchangeable Units may not require Holdco LP to exchange their Restricted Exchangeable Units. In addition, prior to the third anniversary following the closing of the Transactions, it is a condition precedent to the obligation of Holdco LP to repurchase such Restricted Exchangeable Units, and the holder of such Restricted Exchangeable Units shall not be permitted to exercise the Exchange Right, unless (i) Holdco has received a written opinion from an independent nationally recognized law or accounting firm that the exercise of the Exchange Right should not cause Holdco to be treated as (a) a “surrogate foreign corporation” (within the meaning of Section 7874(a)(2)(B) of the Code) or (b) a “domestic corporation” (within the meaning of Section 7874(b) of the Code) and (ii) Holdco’s independent auditor has determined that no reserve shall be required for financial accounting purposes relating to Section 7874 of the Code as a result of the exercise of such Exchange Right. Holdco must act in good faith and use commercially reasonable efforts (at its own cost) to obtain such opinion and determination as soon as reasonably practicable following the exercise by a holder of the Exchange Right. See “Post-Transactions Organizational Structure—Description of Restricted Exchangeable Units.”

The Restricted Exchangeable Units are not being offered to the public in the Cayman Islands, and no member of the public in the Cayman Islands will be permitted to acquire, whether by election or transfer, any limited partnership interest in Holdco LP.

Broadcom Shareholder Election and Proration Procedures (page 153)

Each holder of record of Broadcom Common Shares as of the close of business on the Election Record Date will be mailed an election form, along with this joint proxy statement/prospectus. In order to make a valid election, Broadcom shareholders must return their properly completed and signed election form to the Exchange Agent prior to 5:00 p.m. New York City time on the Election Deadline.

Each election form will permit the holder to specify the number of such holder’s Broadcom Common Shares with respect to which such holder makes an election to receive (i) cash, (ii) Holdco Ordinary Shares or (iii) Restricted Exchangeable Units. Any Broadcom Common Shares with respect to which the Exchange Agent has not received a properly completed, signed election form on or before the Election Deadline will be deemed to be Cash Electing Shares, and the holders of such shares will receive $54.50 in cash per share, subject to proration.

Cash Electing Shares and Stock Electing Shares are subject to proration, which causes the aggregate amount of cash paid and the aggregate number of Holdco Ordinary Shares and Restricted Exchangeable Units issued to the holders of Broadcom Common Shares, as a whole, to equal as nearly as practicable the total amount of cash and number of Holdco Ordinary Shares that would have been paid and issued if 50% of the Broadcom Common Shares were Stock Electing Shares and 50% of the Broadcom Common Shares were Cash Electing Shares.

Recommendation by the Avago Board of Directors (page 98)

At its meeting on May 27, 2015, the Avago board of directors unanimously (i) determined that the Merger Agreement, the Transactions and the other transactions applicable to Avago contemplated by the Merger Agreement are advisable and in the best interests of Avago and its shareholders, (ii) approved the Merger Agreement, the Avago Scheme, the Transactions and the other transactions applicable to Avago contemplated by the Merger Agreement, and (iii) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that the shareholders of Avago approve the Merger Agreement and the transactions applicable to Avago contemplated hereby. Accordingly, the Avago board of directors unanimously recommends that Avago shareholders vote “FOR” the Avago Scheme Proposal and “FOR” the Equity Issuance Proposal.

In arriving at its determination, the Avago board of directors consulted with Avago’s senior management and outside financial, accounting and legal advisors and considered a number of factors that it believed supported its determination. The Avago board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Merger Agreement and the Transactions. The Avago board of directors concluded that the potential benefits that it expected Avago and its shareholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions.

Recommendation by the Broadcom Board of Directors and the Special Committee (pages 92 and 93)

By a vote at a meeting held on May 27, 2015, the Broadcom board of directors, acting upon the unanimous recommendation of the Special Committee, unanimously determined that the Merger Agreement, the California Merger Agreements, the Broadcom Merger and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of Broadcom and its shareholders and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Transactions. Accordingly, the Broadcom board of directors recommends that Broadcom shareholders vote “FOR” each of the Broadcom Merger Proposal, the Adjournment Proposal and the Non-Binding Advisory Proposal at the Broadcom Special Meeting.

The Broadcom board of directors consulted with Broadcom’s management and Broadcom’s financial and legal advisors and, in reaching its determination and recommendation, the Broadcom board of directors considered a number of factors. The Broadcom board of directors also consulted with Broadcom’s independent legal counsel regarding its obligations and the legal terms of the Merger Agreement and Broadcom’s independent financial advisor regarding the financial terms of the Merger Agreement. Many of the factors considered favored the conclusion of the Broadcom board of directors that the Merger Agreement, the California Merger Agreements, the Broadcom Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Broadcom and its shareholders.

Opinion of Financial Advisor to Avago (page 121)

At the May 27, 2015 meeting of the Avago board of directors, Deutsche Bank Securities Inc. (“Deutsche Bank”), financial advisor to Avago, rendered its oral opinion to the Avago board of directors, confirmed by delivery of a written opinion dated May 28, 2015, to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the Avago Scheme Consideration (taking into account the Broadcom Merger) was fair, from a financial point of view, to the holders of issued Avago Ordinary Shares.

The full text of Deutsche Bank’s written opinion, dated May 28, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is included as Annex I to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the Avago board of directors in connection with and for the purpose of its evaluation of the Transactions. Deutsche Bank’s opinion does not constitute a recommendation as to how any holder of Avago Ordinary Shares should vote with respect to the Transactions or any related matter. Deutsche Bank’s opinion was limited to the fairness of the Avago Scheme Consideration (taking into account the Broadcom Merger), from a financial point of view, to the holders of outstanding Avago Ordinary Shares, and Deutsche Bank did not express any opinion as to the underlying decision by Avago to engage in the Transactions or the relative merits of the Transactions as compared to any alternative transactions or business strategies.

Opinion of Financial Advisor to Broadcom (page 102)

At the meeting of the Broadcom board of directors held on May 27, 2015, J.P. Morgan Securities LLC (“J.P. Morgan”), rendered its oral opinion to the Broadcom board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in J.P. Morgan’s opinion, the Broadcom Merger Consideration to be paid to the holders of Broadcom Common Shares, other than any holders which are affiliates of Broadcom, in the Combination was fair, from a financial point of view, to such holders. “Combination” refers to the Transactions, taken together as a single integrated transaction. J.P. Morgan subsequently confirmed its oral opinion by delivering its written opinion, dated May 28, 2015, to the Broadcom board of directors. No limitations were imposed by the Broadcom board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of J.P. Morgan, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex G to this joint proxy statement/prospectus and is incorporated herein by reference. Broadcom’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Broadcom board of directors, is directed only to the Broadcom Merger Consideration to be paid in the Combination to the holders of Broadcom Common Shares, other than any holders which are affiliates of Broadcom, and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Transactions or any other matter, including, without limitation, whether any Broadcom shareholder should elect to receive cash, Holdco Ordinary Shares or Restricted Exchangeable Units or make no election in the Combination. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus does not purport to be a complete description and is qualified in its entirety by reference to the full text of such opinion.

Opinion of Financial Advisor to Broadcom’s Special Committee (page 110)

On May 27, 2015, Evercore Group L.L.C. (“Evercore”) delivered to the Special Committee an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated May 27, 2015, to the effect that, as of that date and based on and subject to assumptions made, matters considered and limits of its review by Evercore as set forth therein, the Broadcom Merger consideration to be received by the holders of Broadcom Common Shares (other than any such holders which are affiliates of Broadcom) who may choose not to elect to receive Restricted Exchangeable Units is fair, from a financial point of view, to such holders of Broadcom Common Shares.

The full text of Evercore’s written opinion, which sets forth, among other things, the assumptions made, matters considered and limits of Evercore’s review in rendering its opinion, is attached as Annex H to this joint proxy statement/prospectus and is incorporated by reference in its entirety into this joint proxy statement/prospectus. Broadcom shareholders are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to the Special Committee and addresses only the fairness, from a financial point of view, of the Broadcom Merger Consideration to be received by the holders of Broadcom Common Shares (other than any such holders which are affiliates of Broadcom) who may choose not to elect to receive Restricted Exchangeable Units to such holders of Broadcom Common Shares. It does not address any other aspect of the Merger Agreement or the transactions contemplated thereby and does not constitute a recommendation to any holder of Broadcom Common Shares as to how such shareholder should vote or act with respect to any matters relating to the Broadcom Merger. Evercore’s opinion does not address the relative merits of the Broadcom Merger as compared to other business or financial strategies that might be available to Broadcom, nor does it address the underlying business decision of Broadcom to engage in the Broadcom Merger.

Support Agreements (page 221)

Dr. Henry T. Nicholas III and Dr. Henry Samueli and entities affiliated with each of them have entered into Support Agreements with Holdco, Avago and Broadcom. Pursuant to the Support Agreements, such shareholders, in their capacities as shareholders of Broadcom, agreed to vote their Broadcom Common Shares at the Broadcom Special Meeting: (i) in favor of approval of the Broadcom Merger Proposal; (ii) in favor of approval of the Adjournment Proposal and (iii) in favor of any other matter contemplated by the Merger Agreement and necessary for the consummation of the transactions contemplated by the Merger Agreement that is considered at the Broadcom Special Meeting. Additionally, pursuant to the Support Agreements, such shareholders agreed to vote their Broadcom Common Shares against any Broadcom Acquisition Proposal.

In return, Broadcom agreed to indemnify each of Dr. Nicholas and Dr. Samueli, and certain of their respective representatives, to the fullest extent permitted by applicable law against expenses, judgments and amounts paid in lawsuits and proceedings arising from the Support Agreements or the Merger Agreement and to reimburse Dr. Nicholas and Dr. Samueli severally for out-of-pocket expenses incurred by each of them pertaining to the Merger Agreement, the Support Agreements and the transactions contemplated by such agreements up to an aggregate amount of $1.2 million each. Broadcom’s indemnification and reimbursement obligations will survive any termination of the Merger Agreement or the Support Agreements and the consummation of the transactions contemplated by the Merger Agreement. See “The Support Agreements.”

Post-Transactions Governance (page 244)

Upon completion of the Transactions, the Holdco board of directors is expected to be comprised of ten directors. Two directors of Holdco will be designated by Avago from the Broadcom board of directors prior to the closing of the Transactions. Dr. Samueli has been selected from the Broadcom board of directors by Avago to be one of such designees. The other designee from the Broadcom board of directors will be selected by Avago prior to closing. The remaining eight directors will be the current directors of Avago.

Following consummation of the Transactions, it is anticipated that the current executive officers of Avago will continue to serve as executive officers of Holdco. In addition, Dr. Samueli is expected to serve as Chief Technical Officer of Holdco following closing.

From time to time prior to the closing of the Transactions, decisions may be made with respect to the management and operations of Holdco following the completion of the Transactions, including the selection of additional executive officers of Holdco.

Interests of Certain Persons Related to Avago in the Transactions (page 143)

In considering the recommendation of the Avago board of directors with respect to the approval of the Avago Scheme Proposal and the Equity Issuance Proposal, Avago shareholders should be aware that Avago’s directors and executive officers have interests in the Transactions that are different from, or in addition to, those of the Avago shareholders generally. The Avago board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Transactions and making its recommendation that the Avago shareholders vote “FOR” the Avago Scheme Proposal and “FOR” the Equity Issuance Proposal.

Interests of Certain Persons Related to Broadcom in the Transactions (page 136)

In considering the recommendation of the Broadcom board of directors with respect to the approval of the Merger Agreement, the California Merger Agreements, the Broadcom Merger and the other transactions contemplated by the Merger Agreement, Broadcom shareholders should be aware that Broadcom’s directors and executive officers have interests in the Transactions that are different from, or in addition to, those of the Broadcom shareholders generally. The Broadcom board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Transactions and making its recommendation that the Broadcom shareholders vote “FOR” the Broadcom Merger Proposal, “FOR” the Adjournment Proposal and “FOR” the Non-Binding Advisory Proposal. See “The Transactions—Interests of Certain Persons Related to Broadcom in the Transactions” for a detailed description of the material interests.

Court Meeting of Avago Shareholders (page 319)

By an order of the Singapore Court dated September 15, 2015, the Avago Court Meeting will be held at 11:00 a.m., Pacific Time, on November 10, 2015 at 1320 Ridder Park Drive, San Jose, California 95131. The purpose of the Avago Court Meeting is to consider and vote upon the Avago Scheme Proposal and the Equity Issuance Proposal in connection with the Transactions. At the Avago Court Meeting, Avago’s shareholders will be provided with the opportunity to decide whether they consider the Transactions (including the Avago Scheme) to be in their best interests. The Avago Record Date for determining the Scheme Shareholders who are entitled to vote at the Avago Court Meeting is September 25, 2015. See “Court Meeting of Avago Shareholders” for additional information on the Avago Court Meeting, including details regarding proxy and voting procedures.

Special Meeting of Broadcom Shareholders (page 309)

The Broadcom Special Meeting is scheduled to be held at Broadcom’s principal executive offices located at 5300 California Avenue, Irvine, California 92617, on November 10, 2015, at 11:00 a.m. Pacific Time, unless adjourned or postponed to a later date or time. At the Broadcom Special Meeting, shareholders will be asked to consider and vote upon: (i) the proposal to approve the Broadcom Merger, the Merger Agreement and the principal terms thereof; (ii) the proposal to adjourn the Broadcom Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Broadcom Merger Proposal and (iii) the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Broadcom to its named executive officers in connection with the Broadcom Merger. The close of business on September 25, 2015 has been fixed as the Broadcom Record Date for the determination of shareholders entitled to receive notice of and to vote at the Broadcom Special Meeting or any adjournments of the Broadcom Special Meeting (if necessary). See “Special Meeting of Broadcom Shareholders” for additional information on the Broadcom Special Meeting, including details regarding proxy and voting procedures.

Dissenters’ Rights (page 150)

Broadcom shareholders who vote their Broadcom Common Shares “AGAINST” the Broadcom Merger Proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not be converted into the right to receive consideration otherwise payable to Broadcom Common Shares upon consummation of the Transactions, but will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of the CGCL.

Under the CGCL, Broadcom Common Shares must satisfy each of the following requirements to qualify as Dissenting Shares: (i) the Broadcom Common Shares must have been outstanding on the Broadcom Record Date; (ii) the Broadcom Common Shares must have voted “AGAINST” the Broadcom Merger Proposal; (iii) the holder of such Broadcom Common Shares must timely make a written demand that Broadcom repurchase such Broadcom Common Shares at Fair Market Value (as defined in Chapter 13 of the CGCL) and (iv) the holder of such shares of Broadcom Common Shares must submit certificates for endorsement.

A vote “AGAINST” the Broadcom Merger Proposal does not in and of itself constitute a demand for dissenters’ rights under California law. Failure to comply strictly with all of the procedures set forth in

Chapter 13 of the CGCL may result in the loss a shareholder’s statutory dissenters’ rights. A copy of Chapter 13 of the CGCL is attached to this joint proxy statement/prospectus as Annex E. See the section entitled “The Transactions—Dissenters’ Rights for Broadcom Shareholders.”

Avago shareholders may file an objection with the Singapore Court against the approval of the Avago Scheme, but no appraisal or dissenting rights are available to shareholders in connection with a scheme of arrangement effected under Singapore law.

Regulatory Approvals Required (page 148)

The Transactions are subject to certain antitrust laws. Avago and Broadcom filed the required HSR notifications on July 9, 2015 and cannot complete the Transactions until the applicable waiting period has terminated or expired, which means that the parties have satisfied the regulatory requirements under the HSR Act. The waiting period under the HSR Act expired on August 10, 2015.

Both Avago and Broadcom operate in the European Union. The EU Merger Regulation requires notification of and approval by the European Commission of mergers or acquisitions involving parties with worldwide and European Union sales exceeding specified thresholds. The parties filed a draft notification of the Transactions with the European Commission on July 20, 2015 and intend to file a formal notification at a later date.

Because Avago and Broadcom have sufficient revenues in China to exceed the statutory thresholds, completion of the Transactions is conditioned upon approval by the Ministry of Commerce of the People’s Republic of China. Avago and Broadcom filed the required materials on July 27, 2015. Phase I of the review process will commence after the Ministry of Commerce formally accepts the filing. The Ministry of Commerce has not yet formally accepted the filing, and it may request additional information from Avago and Broadcom before doing so.

Avago and Broadcom derive revenues in other jurisdictions where merger or acquisition control filings or clearances are or may be required. The Transactions cannot be completed until after the applicable waiting periods have expired or been terminated or the relevant approvals have been obtained under the antitrust and competition laws of South Korea, Japan and Taiwan. Avago and Broadcom intend to file the required notifications or other materials with the antitrust authorities in these jurisdictions at the appropriate time.

Avago and Broadcom will not complete the Transactions until the Committee on Foreign Investment in the United States has concluded any review or investigation of the Transactions, and either (i) a written notice issued that there are no unresolved national security concerns with respect to the Transactions or (ii) if a report is sent to the President of the United States requesting the President’s decision with respect to the transactions contemplated by the Merger Agreement, then (x) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by the Merger Agreement or (y) having received such report requesting the President’s decision, the President has not taken any action after 15 days from the date the President received such report. On August 7, 2015, Avago and Broadcom filed a joint voluntary notification.

The Singapore Code on Take-overs and Mergers generally applies to any acquisition of voting rights in a public company with more than 50 shareholders and net tangible assets of S$5 million or more. In relation to the Avago Scheme, each of the Avago shareholders immediately prior to the effective time of the Avago Scheme will, upon the Avago Scheme becoming effective, become holders of an equivalent number of Holdco Ordinary Shares, and all of the shares in the capital of Avago will be indirectly held by Holdco. Accordingly, the Avago Scheme can be viewed as a restructuring of the manner in which the Avago shareholders hold their interests in Avago and not as a take-over of Avago that is subject to the provisions of the Singapore Code on Take-overs and Mergers.

In relation to the Broadcom Merger, if any of the Broadcom shareholders, together with parties acting concert with it, acquires 30% or more of the shares in Holdco, such Broadcom Shareholder will be deemed to have acquired effective control of Avago and will be required to comply with the relevant requirements under the Singapore Code on Take-overs and Mergers, including the requirement to make a mandatory general offer. Since the Broadcom shareholders will collectively receive approximately 33% of Holdco Ordinary Shares (including Holdco Ordinary Shares issued on the exchange of Restricted Exchangeable Units) in exchange for the Broadcom Common Shares held by them, on the basis that the Broadcom Merger will not result in any one of the Broadcom shareholders, together with parties acting in concert with it, acquiring 30% or more of the shares in Holdco, there is no change in effective control of Avago and therefore, there is no requirement to make a mandatory general offer in accordance with the Singapore Code on Take-overs and Mergers.

As soon as practicable after the Registration Statement of which this joint proxy statement/prospectus forms a part is declared effective by the SEC, Avago will make an application to the Singapore Court for an order to convene the Avago Court Meeting. Subsequent and subject to approval of the Avago Scheme Proposal, Avago will promptly apply to the Singapore Court for its approval and confirmation of the Avago Scheme.

For a detailed description of the necessary regulatory approvals, see “The Transactions—Regulatory Approvals Required to Complete the Transactions.”

Listing of Holdco Ordinary Shares (page 153)

It is a condition to the Transactions that Holdco Ordinary Shares be listed on NASDAQ upon official notice of issuance. Upon completion of the Transactions, Avago Ordinary Shares and Broadcom Class A common stock will cease to be listed on NASDAQ.

Conditions to the Completion of the Transactions (page 214)

The completion of the Transactions depends upon the satisfaction or waiver of a number of conditions, all of which, to the extent permitted by applicable laws, may be waived by Avago and/or Broadcom, as applicable.

The following conditions must be satisfied or mutually waived before Avago or Broadcom is obligated to complete the Transactions:

•	each of the Broadcom Shareholder Approval and the Avago Shareholder Approval has been obtained;

•	no governmental authority having jurisdiction over Broadcom or any of the Avago Parties has (i) issued an order, decree or ruling or any other material action enjoining or otherwise prohibiting consummation of any of the Transactions substantially on the terms contemplated by the Merger Agreement or (ii) passed a law that makes consummation of any of the Transactions illegal;

•	approvals under the HSR Act, the Anti-Monopoly Law of 2008 of the People’s Republic of China and European Union merger control regulations have been obtained and any waiting or suspensory periods related to such approvals have expired or been terminated, in each case, and all consents, approvals or clearances have been obtained;

•	the Registration Statement of which this joint proxy statement/prospectus is a part has been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of such Registration Statement has been issued by the SEC and no proceedings for that purpose have been initiated or threatened in writing by the SEC that have not been withdrawn;

•	the Holdco Ordinary Shares issuable in the Cash/Stock Merger and the Avago Scheme have been authorized and approved for listing on NASDAQ upon official notice of issuance;

•	the CFIUS approval has been obtained; and

•	the Singapore Court Order has been granted by the Singapore Court and is final.

The obligations of the Avago Parties to consummate the Transactions are also conditioned on the satisfaction or waiver of the following conditions:

•	Broadcom has performed or complied with in all material respects its obligations, covenants and agreements in the Merger Agreement required to be performed and complied with by Broadcom at or prior to the closing;

•	certain representations and warranties made by Broadcom in the Merger Agreement relating to capitalization are true and correct as of the date of the Merger Agreement and as of the date of the closing (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date), except for inaccuracies that do not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted Broadcom Common Shares of more than 0.375% from the figure represented in the Merger Agreement;

•	certain representations and warranties made by Broadcom in the Merger Agreement relating to organization, authority, consents and approvals, no violations, taxes, brokers and voting requirements are true and correct in all material respects as of the date of the Merger Agreement and as of the date of the closing (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date);

•	the remaining representations and warranties made by Broadcom in the Merger Agreement are true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications) as of the date of the Merger Agreement and as of the date of the closing (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect (as defined on page 194 of this joint proxy statement/prospectus);

•	Avago has received a certificate dated as of the closing date and signed by an authorized officer of Broadcom to the effect that the conditions in the foregoing four bullet points have been satisfied; and

•	since the date of the Merger Agreement, no Broadcom Material Adverse Effect has occurred or is continuing.

The obligations of Broadcom to consummate the Cash/Stock Merger and, if applicable, the Unit Merger are also conditioned on the satisfaction or waiver of the following conditions:

•	each of the Avago Parties has performed or complied with in all material respects all of the respective obligations in the Merger Agreement required to be performed and complied with by the Avago Parties at or prior to the closing;

•	certain representations and warranties made by Avago in the Merger Agreement relating to organization, authorization, consents and approvals, brokers, capitalization and voting requirements are true and correct in all material respects as of the date of the Merger Agreement and as of the date of the closing (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date);

•	certain representations and warranties made by Avago in the Merger Agreement relating to the taxes being true and correct in all material respects as of the date of the Merger Agreement and as of the date of the closing;

•	the remaining representations and warranties made by Avago in the Merger Agreement are true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications) as of the date of the Merger Agreement and as of the date of the closing (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, an Avago Material Adverse Effect (as defined on page 194 of this joint proxy statement/prospectus);

•	Broadcom has received a certificate dated as of the closing date and signed by an authorized officer of Avago to the effect that the conditions in the foregoing four bullet points have been satisfied;

•	since the date of the Merger Agreement, no Avago Material Adverse Effect has occurred or is continuing;

•	there has been no material change in any statute, regulation, official interpretation of any statute or regulation or judicial decision after the date of the Merger Agreement adversely impacting Skadden’s ability to deliver its tax opinion pursuant to the Merger Agreement; and

•	Skadden has received a tax representations certificate dated as of the closing date and signed by an authorized officer of Avago substantially in the form attached as Exhibit E to the Merger Agreement.

Financing (page 157)

Avago anticipates that the total funds needed to complete the Transactions would be $24.7 billion, including the funds needed to:

•	pay Broadcom shareholders (and holders of its other equity-based interests) the cash amounts due to them under the Merger Agreement and pay expenses related to the Transactions, which would be approximately $18 billion based upon the number of Broadcom Common Shares and its other equity-based interests outstanding as of September 4, 2015; and

•	refinance substantially all of the indebtedness of Avago and Broadcom at the closing of the Transactions, which, as of August 2, 2015, was approximately $5.6 billion.

Avago intends to fund this through a combination of (i) the cash on hand of both Avago and Broadcom and (ii) debt financing. Pursuant to the Debt Commitment Letter, certain subsidiaries of Intermediate Holdco, which shall be the borrowers under the Facilities (as defined below) (collectively, the “Borrowers”) have committed financing for, as of the date of this joint proxy statement/prospectus, up to $18.5 billion under the Term Facilities (as defined below). In addition, pursuant to the Debt Commitment Letter, the Borrowers have commitments equal to $500 million under the Revolving Facility (as defined below), which, along with the Term Facilities, may replace the existing credit facilities of Avago and Broadcom. As of the date of this joint proxy statement/prospectus, neither Intermediate Holdco nor any of the Borrowers have entered into any definitive financing documentation for the Facilities, and, as a result, the actual terms of the Debt Financing (as defined below) may differ from those described herein. Avago may also access other financing sources, such as senior notes or convertible notes, or use cash on hand, as an alternative to or to supplement the above sources.

Material Income Tax Consequences of the Transactions (page 160)

Material U.S. Federal Income Tax Considerations

For a summary of the material U.S. federal income tax considerations applicable to Avago and Broadcom shareholders in connection with the Transactions, see “The Transactions—Material U.S. Federal Income Tax Considerations.” Such summary is not intended to be legal or tax advice to any particular Avago or Broadcom shareholder. Avago and Broadcom shareholders should consult their own tax and legal advisors with respect to their particular circumstances.

Material Singapore Tax Considerations

For a summary of the material Singapore tax considerations applicable to Avago and Broadcom shareholders in connection with the Transactions, see “The Transactions—Material Singapore Tax Considerations.” Such summary is not intended to be legal or tax advice to any particular Avago or Broadcom shareholder. Avago and Broadcom shareholders should consult their own tax and legal advisors with respect to their particular circumstances.

Accounting Treatment (page 147)

The proposed business combination will be accounted for as a business combination of Broadcom using the acquisition method of accounting in accordance with ASC 805, Business Combinations, and, accordingly, will generally result in the recognition of Broadcom assets acquired and liabilities assumed at fair value. However, as of the date of this joint proxy statement/prospectus, the valuation studies necessary to estimate the fair values of the assets acquired (including intangible assets, such as completed technology and trade names) and liabilities assumed have not been performed. The excess of the consideration transferred over the identifiable net assets acquired reflected in the unaudited pro forma condensed consolidated financial statements will be allocated to goodwill. A final determination of these fair values will reflect appraisals prepared by independent third-parties and will be based on the actual tangible and intangible assets and liabilities that exist as of the acquisition date. The actual allocation of the consideration transferred may differ from the allocation assumed in the unaudited pro forma condensed consolidated financial statements and may result in adjustments to the unaudited pro forma condensed consolidated financial information.

Avago agreed to acquire Broadcom pursuant to the Merger Agreement in a series of transactions that will result in Avago and Broadcom being indirect subsidiaries of Holdco and Holdco LP. Holdco and Holdco LP are newly-formed entities without significant pre-combination activities. Upon the closing of the Transactions, we estimate that former Avago shareholders will own approximately 67% of Holdco through ownership Holdco Ordinary Shares, and former Broadcom shareholders will own approximately 33% of the equity of Holdco through ownership of both Holdco Ordinary Shares and Restricted Exchangeable Units, in each case. Former Avago board members will hold a majority of board seats in the combined entity. Based on the foregoing and additional factors not listed above, Avago will be the acquirer in the Transactions for accounting purposes. See “The Transactions—Accounting Treatment of the Transactions.”

Termination of the Merger Agreement (page 216)

The Merger Agreement may be terminated at any time prior to the closing in the following ways:

•	by the mutual written consent of Avago and Broadcom;

•	by either Avago or Broadcom, if the closing has not occurred on or prior to February 29, 2016 (or August 29, 2016, if extended by either Avago or Broadcom if all conditions except for those related to the receipt of all required approvals from governmental authorities have been satisfied) (the “Termination Date”), except that the right to so terminate the Merger Agreement will not be available to Avago or Broadcom if its material breach of the Merger Agreement is the cause of or resulted in the failure of the closing to occur by such date;

•	by either Avago or Broadcom, if any governmental authority of having jurisdiction over Broadcom or any of the Avago Parties has issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of any of the Transactions substantially on the terms contemplated by the Merger Agreement, and such order, decree, ruling or other action has become final and non-appealable, except that the right to so terminate the Merger Agreement will not be available to Avago or Broadcom if its failure to comply with its obligations pursuant to the Merger Agreement is the cause of or resulted in the foregoing to occur;

•	by either Avago or Broadcom, if the Avago Court Meeting concludes without the Avago Shareholder Approval having been obtained or if the Broadcom Special Meeting concludes without the Broadcom Shareholder Approval having been obtained;

•	by either Avago or Broadcom, if the Singapore Court refuses to grant an order convening the Avago Court Meeting or to grant the Singapore Court Order, and Avago has exhausted all rights of appeal;

•	by Broadcom, (i) if any Avago Party breaches any of its obligations under the Merger Agreement, or if any representation or warranty of any of the Avago Parties fails to be true and correct, which breach or failure would cause the conditions precedent to Broadcom’s obligations under the Merger Agreement not to be satisfied and cannot reasonably be cured within 30 days, and Broadcom is not in breach of any of the conditions precedent to Avago’s obligations to close under the Merger Agreement, (ii) in order to accept a Broadcom Superior Proposal in accordance with the Merger Agreement or (iii) if, prior to the Avago Court Meeting, an Avago Change of Recommendation occurs; and

•	by Avago, (i) if Broadcom breaches any of its obligations under the Merger Agreement, or if any representation or warranty of Broadcom fails to be true and correct, which breach or failure would cause the conditions precedent to Avago’s obligations under the Merger Agreement not to be satisfied and cannot reasonably be cured within 30 days, and Avago is not in breach of any of the conditions precedent to Broadcom’s obligations to close under the Merger Agreement, (ii) in order to accept an Avago Superior Proposal in accordance with the Merger Agreement or (iii) if, prior to the Broadcom Special Meeting, a Broadcom Change of Recommendation occurs.

Termination Fees; Effect of Termination (page 216)

In the event of a termination, the Merger Agreement will become void and of no effect except for certain sections of the Merger Agreement. Such termination will not relieve any party to the Merger Agreement of any liability for damages resulting from a material, intentional and knowing breach of the Merger Agreement.

Under the Merger Agreement, Broadcom will be required to pay Avago a termination fee of $1.0 billion if the Merger Agreement is terminated:

•	by Broadcom, in order to accept a Broadcom Superior Proposal in accordance with the Merger Agreement;

•	by Avago, if a Broadcom Change of Recommendation has occurred prior to the Broadcom Special Meeting;

•	by Broadcom, if (i) the Transactions have not occurred by the Termination Date, (ii) the Broadcom Special Meeting has not taken place, (iii) the Avago Shareholder Approval has been obtained and (iv) a Broadcom Acquisition Proposal has been publicly disclosed after the date of the Merger Agreement and not withdrawn prior to termination of the Merger Agreement by Broadcom and within 12 months of termination, Broadcom either (1) enters into a definitive agreement providing for any acquisition of (a) 50% or more of the outstanding Broadcom Common Shares pursuant to a merger, amalgamation, consolidation or other similar form of business combination, sale of shares, tender offer, exchange offer or similar transaction or (b) all or substantially all of the assets of Broadcom and its subsidiaries, taken as a whole (any such transaction, a “Broadcom Qualifying Transaction”) that is later consummated (regardless of whether such consummation occurs within the 12-month period) or (2) a Broadcom Qualifying Transaction occurs; or

•

by Avago or Broadcom, if (i) the Broadcom Shareholder Approval is not obtained at the Broadcom Special Meeting, (ii) a Broadcom Acquisition Proposal has been publicly disclosed after the date of the Merger Agreement and not withdrawn prior to the Broadcom Special Meeting and (iii) within 12 months of termination, Broadcom either (y) enters into a definitive agreement with respect to a Broadcom Qualifying Transaction that is later consummated (regardless of whether such consummation occurs within the 12-month period) or (z) a Broadcom Qualifying Transaction occurs.

Under the Merger Agreement, Avago will be required to pay Broadcom a termination fee of $1.0 billion if the Merger Agreement is terminated:

•	by Avago, in order to accept an Avago Superior Proposal in accordance with the Merger Agreement;

•	by Broadcom, if an Avago Change of Recommendation has occurred prior to the Avago Court Meeting;

•	by Broadcom, if (i) the Transactions have not occurred by the Termination Date, (ii) the Avago Court Meeting has not taken place, and (iii) an Avago Acquisition Proposal has been publicly disclosed after the date of the Merger Agreement and within 12 months of termination, Avago either (1) enters into a definitive agreement providing for any acquisition of (a) 50% or more of the issued Avago Ordinary Shares pursuant to a merger, amalgamation, consolidation or other similar form of business combination, sale of shares, tender offer, exchange offer or similar transaction or (b) all or substantially all of the assets of Avago and its subsidiaries, taken as a whole (any such transaction, an “Avago Qualifying Transaction”) that is later consummated (regardless of whether such consummation occurs within the 12-month period) or (2) an Avago Qualifying Transaction occurs; or

•	by Avago or Broadcom, if (i) the Avago Shareholder Approval is not obtained at the Avago Court Meeting, (ii) an Avago Acquisition Proposal has been publicly disclosed after the date of the Merger Agreement and not withdrawn prior to termination of the Merger Agreement and (iii) within 12 months of termination, Avago either (y) enters into a definitive agreement with respect to an Avago Qualifying Transaction that is later consummated (regardless of whether such consummation occurs within the 12-month period) or (z) an Avago Qualifying Transaction occurs.

In circumstances where the full termination fee is not payable, in the event that either Avago or Broadcom terminates the Merger Agreement as a result of the failure by either party’s shareholders to approve the Merger Agreement and the Transactions applicable to such party, Avago or Broadcom, as the case may be, must pay the other party a termination fee of approximately $332.6 million.

The payor of a termination fee shall not be required to pay the fee on more than one occasion. In the event a termination fee is paid, upon payment, the payor will have no further liability to the payee with respect to the Merger Agreement or the transactions contemplated thereby, except that the payor is not released from liability for fraud or a material, intentional and knowing breach of the Merger Agreement.

Comparative Per Share Market Price Data and Dividend Information (page 76)

The following table sets forth, for the calendar quarters indicated, the high and low sales price as reported on NASDAQ per Avago Ordinary Share and per share of Broadcom Class A common stock.

For the calendar quarter ended:	Avago Ordinary Shares		Broadcom Class A Common Stock
	High	Low	High	Low
2015
September 30 (through September 14, 2015)	$137.75	$100.00	$53.75	$45.30
June 30	$150.50	$114.56	$57.70	$41.80
March 31	$136.28	$95.18	$46.31	$40.21
2014
December 31	$105.00	$68.75	$44.33	$34.50
September 30	$90.88	$68.71	$41.65	$36.55
June 30	$72.50	$57.27	$38.85	$28.86
March 31	$65.83	$51.89	$32.31	$28.30
2013
December 31	$54.54	$41.83	$29.75	$24.60
September 30	$43.29	$35.75	$34.96	$23.25
June 30	$38.87	$30.57	$37.85	$31.25
March 31	$36.98	$32.09	$35.50	$32.12
2012
December 31	$35.58	$30.50	$35.00	$29.95
September 30	$37.88	$32.14	$37.00	$28.60
June 30	$39.01	$29.70	$39.23	$30.95
March 31	$39.22	$28.02	$39.66	$29.00

The table below sets forth, for the fiscal quarters indicated, quarterly dividends paid per Avago Ordinary Share, in U.S. dollars per share. On September 25, the Avago Record Date, there were 275,998,783 Avago Ordinary Shares in the issued capital of Avago. Avago pays quarterly dividends with respect to Avago Ordinary Shares.

Fiscal Period:	Date Paid	$ Per Share
Fiscal Year 2015
Third Quarter (ended August 2, 2015)	June 30	$0.40
Second Quarter (ended May 3, 2015)	March 31	$0.38
First Quarter (ended February 1, 2015)	December 31	$0.35
Fiscal Year 2014
Fourth Quarter (ended November 2, 2014)	September 30	$0.32
Third Quarter (ended August 3, 2014)	June 30	$0.29
Second Quarter (ended May 4, 2014)	March 31	$0.27
First Quarter (ended February 2, 2014)	December 31	$0.25
Fiscal Year 2013
Fourth Quarter (ended November 3, 2013)	September 30	$0.23
Third Quarter (ended August 4, 2013)	June 28	$0.21
Second Quarter (ended May 5, 2013)	April 4	$0.19
First Quarter (ended February 3, 2013)	December 28	$0.17
Year 2012
Fourth Quarter (ended October 28, 2012)	October 1	$0.16
Third Quarter (ended July 29, 2012)	June 29	$0.15
Second Quarter (ended April 29, 2012)	March 30	$0.13
First Quarter (ended January 29, 2012)	December 30	$0.12

The table below sets forth, for the fiscal quarters indicated, quarterly dividends paid per Broadcom Common Share, in U.S. dollars per share. On September 25, the Broadcom Record Date, there were 608,853,133 Broadcom Common Shares outstanding. Broadcom pays quarterly dividends with respect to Broadcom Common Shares.

Fiscal Period:	Date Paid	$ Per Share
Fiscal Year 2015
Third Quarter (through September 14, 2015)	August 26	$0.14
Second Quarter (ended June 30, 2015)	June 15	$0.14
First Quarter (ended March 31, 2015)	March 2	$0.14
Fiscal Year 2014
Fourth Quarter (ended December 31, 2014)	December 15	$0.12
Third Quarter (ended September 30, 2014)	September 15	$0.12
Second Quarter (ended June 30, 2014)	June 16	$0.12
First Quarter (ended March 31, 2014)	March 3	$0.12
Fiscal Year 2013
Fourth Quarter (ended December 31, 2013)	December 9	$0.11
Third Quarter (ended September 30, 2013)	September 16	$0.11
Second Quarter (ended June 30, 2013)	June 17	$0.11
First Quarter (ended March 31, 2013)	March 4	$0.11
Year 2012
Fourth Quarter (ended December 31, 2012)	December 10	$0.10
Third Quarter (ended September 30, 2012)	September 17	$0.10
Second Quarter (ended June 30, 2012)	June 18	$0.10
First Quarter (ended March 31, 2012)	March 5	$0.10

For further information, see “Comparative Per Share Market Price Data and Dividend Information.”

Summary of Financial Information (page 67)

Certain selected historical consolidated financial information of Avago is presented in this joint proxy statement/prospectus to assist Avago shareholders in their analysis of the financial aspects of the Transactions. The selected historical consolidated financial data has been derived from data for Avago as of and for the fiscal years ended November 2, 2014, November 3, 2013, October 28, 2012, October 30, 2011 and October 31, 2010 and as of and for the fiscal quarters ended August 2, 2015 and August 3, 2014. The consolidated statement of operations data for the fiscal years ended November 2, 2014, November 3, 2013 and October 28, 2012 and the consolidated balance sheet data as of November 2, 2014 and November 3, 2013 have been obtained from Avago’s audited consolidated financial statements included in Avago’s Annual Report on Form 10-K for the fiscal year ended November 2, 2014, which is incorporated by reference into this joint proxy statement/prospectus. The consolidated statement of operations data for the fiscal quarters ended August 2, 2015 and August 3, 2014 and the consolidated balance sheet data as of August 2, 2015 have been obtained from Avago’s unaudited condensed consolidated financial statements included in Avago’s Quarterly Report on Form 10-Q for the period ended August 2, 2015, which is incorporated by reference into this joint proxy statement/prospectus.

Certain selected historical consolidated financial data for Broadcom is presented in this joint proxy statement/prospectus to assist Broadcom shareholders in their analysis of the financial aspects of the Transactions. The selected historical consolidated financial data has been derived from data for Broadcom as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010, and as of and for the quarterly periods ended June 30, 2015 and 2014. The consolidated statement of operations data for the years ended December 31, 2014, 2013 and 2012 and the consolidated balance sheet data as of December 31, 2014 and 2013 have been derived from Broadcom’s audited consolidated financial statements included in Broadcom’s Annual Report on

Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this joint proxy statement/prospectus. The consolidated statement of operations data for the quarters ended June 30, 2015 and 2014 and the consolidated balance sheet data as of June 30, 2015 have been derived from Broadcom’s unaudited condensed consolidated financial statements included in Broadcom’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, which is incorporated by reference into this joint proxy statement/prospectus.

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, including the matters addressed under “Cautionary Statement Concerning Forward-Looking Statements,” Avago shareholders and Broadcom shareholders should carefully consider the following risks in connection with their consideration of the Transactions and before deciding whether to vote for approval of the Merger Agreement and the Transactions. In addition, shareholders of Avago and shareholders of Broadcom should read and consider the risks associated with each of the businesses of Avago and Broadcom because these risks will relate to the combined company. Certain of these risks can be found in Avago’s Annual Report on Form 10-K for the fiscal year ended November 2, 2014 and Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 2015, each of which is incorporated by reference into this joint proxy statement/prospectus, and in Broadcom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, each of which is incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” on page 329.

Risk Factors Relating to the Transactions

The Transactions are subject to a number of conditions, some of which are outside of the parties’ control, and if these conditions are not satisfied, the Transactions will not be completed.

The Merger Agreement contains a number of conditions that must be fulfilled to complete the Transactions. Those conditions include, among other customary conditions, approval by Avago shareholders and Broadcom shareholders of the Transactions, no material action being taken by any governmental entity enjoining or otherwise prohibiting consummation of any of the Transactions, no law passed by any governmental entity making the consummation of the Transactions illegal, receipt of required regulatory approvals, approval by NASDAQ for listing of the Holdco Ordinary Shares to be allotted and issued in the Broadcom Merger and the Avago Scheme, approval by the Singapore Court of the Avago Scheme, accuracy of representations and warranties of the parties to the applicable standard provided by the Merger Agreement, no event occurring that had or would reasonably be expected to have a material adverse effect on Avago or Broadcom, compliance by the parties with their covenants in the Merger Agreement in all material respects, and the effectiveness of the Registration Statement of which this joint proxy statement/prospectus forms a part, as well as other customary closing conditions.

The required satisfaction of the foregoing conditions could delay the completion of the Transactions for a significant period of time or prevent it from occurring. Any delay in completing the Transactions could cause the combined company not to realize some or all of the benefits that the parties expect the combined company to achieve. Further, there can be no assurance that the conditions to the closing of the Transactions will be satisfied or waived or that the Transactions will be completed.

In addition, if the Transactions are not completed by February 29, 2016 (subject to potential extensions to August 29, 2016, in the event receipt of certain required regulatory approvals is the only condition to closing that has not been satisfied), either Avago or Broadcom may choose to terminate the Merger Agreement. Avago or Broadcom may also elect to terminate the Merger Agreement in certain other circumstances, and the parties can mutually decide to terminate the Merger Agreement at any time prior to the closing, before or after shareholder approval, as applicable. See “The Merger Agreement—Termination of the Merger Agreement” and “—Transaction Expenses and Termination Fees” for a more detailed description of these circumstances.

Failure to complete the Transactions could negatively impact the share prices and the future business and financial results of either or both of Avago and Broadcom.

If the Transactions are not completed, the ongoing businesses of either or both of Avago and Broadcom may be adversely affected. Additionally, if the Transactions are not completed and the Merger Agreement is terminated, in certain circumstances Avago or Broadcom may be required to pay the other party a termination fee of $1.0 billion. Additionally, in the event that either Avago or Broadcom terminates the Merger Agreement as a result of the failure by either party’s shareholders to approve the Transactions, Avago or Broadcom, as the case may be, must pay the other party a fee of approximately $332.6 million. In addition, Avago and Broadcom have and will continue to incur significant transaction expenses in connection with the Transactions regardless of whether the Transactions are completed. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Transaction Expenses and Termination Fees” for a more detailed description of these circumstances.

The foregoing risks, or other risks arising in connection with the failure to consummate the Transactions, including the diversion of management attention from conducting the business of the respective companies and pursuing other opportunities during the pendency of the Transactions, may have a material adverse effect on the businesses, operations, financial results and share and stock prices of Avago and Broadcom. Either or both of Avago or Broadcom could also be subject to litigation related to any failure to consummate the Transactions or any related action that could be brought to enforce a party’s obligations under the Merger Agreement.

There can be no assurance that Avago will be able to secure the funds necessary to pay the cash portion of the Broadcom Merger Consideration and refinance Avago’s existing indebtedness on acceptable terms, in a timely manner, or at all.

Avago intends to fund the cash consideration to be paid to holders of Broadcom Common Shares in the Broadcom Merger and to refinance certain of the parties’ existing indebtedness with a combination of cash on hand of the companies and debt financing. To this end, Intermediate Holdco has entered into the Debt Commitment Letter containing commitments as of the date of this joint proxy statement/prospectus for term loan facilities in an aggregate amount of up to $18.5 billion and a $500 million revolving credit facility. As of the date of this joint proxy statement/prospectus, neither Avago nor any of its subsidiaries has entered into definitive agreements for such debt financing (or any equity issuance or other financing arrangements in lieu thereof). There can be no assurance that Avago will be able to secure such debt financing pursuant to the Debt Commitment Letter.

In the event that the debt financing contemplated by the Debt Commitment Letter is not available, other financing may not be available on acceptable terms, in a timely manner, or at all. If Avago is unable to secure alternative financing, the Transactions may not be completed and Avago could be liable to Broadcom for breach of the Merger Agreement in connection with its failure to consummate the Transactions.

Litigation filed against Avago and Broadcom could prevent or delay the completion of the Transactions or result in the payment of damages following completion of the Transactions.

Avago, Broadcom and members of their respective board of directors are currently and may in the future be parties, among others, to various claims and litigation related to the Merger Agreement and the Transactions, including putative shareholder class actions. Among other remedies, the plaintiffs in such matters, are seeking to enjoin the Transactions. The results of complex legal proceedings are difficult to predict, and could delay or prevent the Transactions from becoming effective in a timely manner. The existence of litigation relating to the Transactions could impact the likelihood of obtaining the required shareholder approvals from either Avago or Broadcom. Moreover, the pending litigation is, and any future additional litigation could be, time consuming and expensive, could divert Avago’s and Broadcom’s management’s attention away from their regular business, and, if any one of these lawsuits is adversely resolved against either Avago or Broadcom, could have a material adverse effect on their respective financial condition. For additional information regarding the pending litigation matters, please see the section entitled “The Transactions—Litigation Relating to the Transactions” beginning on page 160 of this joint proxy statement/prospectus.

One of the conditions to the closing of the Transactions is that no governmental entity having jurisdiction over Avago or Broadcom shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting the consummation of any of the Transactions substantially on the terms contemplated by the Merger Agreement, and that no law shall have been enacted or promulgated by any governmental entity that makes the consummation of any of the Transactions illegal. Consequently, if a settlement or other resolution is not reached in the lawsuits referenced above and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting Avago’s and/or Broadcom’s ability to complete the Transactions on the terms contemplated by the Merger Agreement, then such injunctive or other relief may prevent the Transactions from becoming effective in a timely manner or at all.

Because Avago shareholders and Broadcom shareholders entitled to receive Holdco Ordinary Shares will receive a fixed number of such shares for each Avago Ordinary Share or Broadcom Common Share they hold (subject to, in the case of Broadcom Common Shares, the proration provisions of the Merger Agreement), regardless of any changes in market value of Avago Ordinary Shares or Broadcom Common Shares before the completion of the Transactions, Avago shareholders and Broadcom shareholders cannot be sure of the market value of the Holdco Ordinary Shares they will receive.

The number of Holdco Ordinary Shares that will be allotted and issued to Avago shareholders and Broadcom shareholders as a result of the Transactions will not be adjusted in the event of any increase or decrease in the share price of either Avago Ordinary Shares or Broadcom Common Shares between the date of execution of the Merger Agreement (May 28, 2015) and the completion of the Transactions, and the parties do not have a right to terminate the Merger Agreement based upon changes in the market price of Avago Ordinary Shares or Broadcom Common Shares.

Accordingly, the dollar value of the Holdco Ordinary Shares that Avago shareholders and Broadcom shareholders will receive upon completion of the Transactions (subject to, in the case of Broadcom Common Shares, the proration provisions of the Merger Agreement) will depend upon the market value of Avago Ordinary Shares and Broadcom Common Shares at the time of completion of the Transactions, which may be different from, and lower than, the closing prices of Avago Ordinary Shares and Broadcom Common Shares on the last full trading day preceding public announcement that Avago and Broadcom entered into the Merger Agreement, the last full trading day prior to the date of this joint proxy statement/prospectus or the dates of the Avago Court Meeting and the Broadcom Special Meeting. Moreover, completion of the Transactions may occur some time after the requisite shareholder approvals have been obtained. The market values of Avago Ordinary Shares and Broadcom Common Shares have varied since Avago and Broadcom entered into the Merger Agreement and will continue to vary in the future due to changes in the business, operations and prospects of Avago and Broadcom, market assessments of the Transactions, third-party acquisition proposals, regulatory considerations, market and economic considerations, and other factors both within and beyond the control of Avago and Broadcom. See “Comparative Per Share Market Price Data and Dividend Information” for additional information on the market value of Avago Ordinary Shares and Broadcom Common Shares.

Broadcom shareholders may receive a portion of their consideration in a different form from that which they elect.

As a result of the Transactions, each issued and outstanding Broadcom Common Share, other than dissenting shares, will be converted into the right to receive cash, Holdco Ordinary Shares and/or Restricted Exchangeable Units. See “The Merger Agreement—Consideration to be Received; Broadcom Shareholder Elections as to Form of Consideration and Proration” for additional information on the election procedures for Broadcom shareholders.

Although each Broadcom Shareholder may elect to receive all cash or all Holdco Ordinary Shares in the Transactions, such elections are subject to proration procedures as set forth in the Merger Agreement. The pool of cash and the number of Holdco Ordinary Shares available for all Broadcom shareholders will be fixed at the aggregate amount of cash that would have been paid, and the aggregate number of Holdco Ordinary Shares that would have been allotted and issued, to all of the holders of Broadcom Common Shares if 50% of the Broadcom Common Shares were Stock Electing Shares and 50% of the Broadcom Common Shares were Cash Electing

Shares. As a result, if the aggregate number of shares with respect to which either cash elections or Holdco Ordinary Share elections have been made would otherwise result in payments of cash or shares in excess of the maximum amount of cash or number of Holdco Ordinary Shares available, and a Broadcom shareholder has chosen the consideration election that exceeds the maximum available, such Broadcom shareholder will receive consideration in part in a form that such shareholder did not elect.

The mix of consideration payable to Broadcom shareholders who make cash elections or Holdco Ordinary Share elections, giving effect to the proration procedure, will not be known until Holdco tallies the results of the elections made by Broadcom shareholders, which will not occur until shortly prior to the closing of the Transactions. As a result, Broadcom shareholders who make cash elections or Holdco Ordinary Share elections cannot determine the exact amount of cash and the exact number of Holdco Ordinary Shares that they will receive in the Transactions prior to making an election. This could result in, among other things, tax consequences that differ from those that would have resulted if such Broadcom shareholder had received the form of consideration that the shareholder elected.

For illustrative examples of how the proration procedures would work in the event there is an oversubscription of the cash election or shares election in the arrangement, see “The Merger Agreement—Consideration to be Received in the Transactions; Broadcom Shareholder Elections as to Form of Consideration and Proration.”

Some of the directors and executive officers of Avago and Broadcom have interests in the Transactions that may be different from, or in addition to, the interests of Avago shareholders and Broadcom shareholders generally.

The directors and executive officers of Avago and Broadcom may have interests in the Transactions that are different from, or in addition to or may be deemed to conflict with, the interests of Avago shareholders and Broadcom shareholders generally. These interests include the continued employment of certain executive officers of Avago and Broadcom by Holdco, the continued positions of the directors of Avago and two Broadcom directors (one of whom will be Dr. Henry Samueli) as directors of Holdco and the indemnification of former Avago and Broadcom directors and officers by Holdco. Additional interests of Broadcom directors and executive officers include, but are not limited to, the treatment in the Transactions of employment agreements with change of control provisions, change in control severance programs, stock options, restricted stock units (including, with respect to Broadcom officers and directors, accelerated vesting provisions that apply in the Transactions) and other rights held by these directors and executive officers. Broadcom has also agreed to pay certain costs and expenses (up to a cap of $1.2 million each as set forth in the Support Agreements) of each of Dr. Henry T. Nicholas III and Dr. Henry Samueli and entities affiliated with each of them relating to the Merger Agreement and their respective Support Agreements and to indemnify such shareholders and certain of their respective representatives against certain claims relating to the Merger Agreement and their respective Support Agreements. Avago shareholders and Broadcom shareholders should be aware of these interests when they consider the recommendations of the respective boards of directors of Avago and Broadcom with respect to the Transactions. For a discussion of the interests of directors and executive officers in the Transactions, see “The Transactions—Interests of Certain Persons Related to Broadcom in the Transactions” and “The Transactions—Interests of Certain Persons Related to Avago in the Transactions” beginning on page 136.

Uncertainty about the Transactions may adversely affect the relationships of Avago and Broadcom with their respective customers, suppliers and employees, whether or not the Transactions are completed.

In response to the announcement of the Transactions, existing or prospective customers or suppliers of Avago or Broadcom may:

•	delay, defer or cease purchasing goods or services from or providing goods or services to Avago, Broadcom or Holdco;

•	delay or defer other decisions concerning Avago, Broadcom or Holdco, or refuse to extend credit to Avago, Broadcom or Holdco; or

•	otherwise seek to change the terms on which they do business with Avago, Broadcom or Holdco.

Any such delays or changes to terms could seriously harm the business of each company or, if the Transactions are completed, Holdco.

In addition, as a result of the Transactions, current and prospective employees could experience uncertainty about their future with Avago, Broadcom or Holdco. These uncertainties may impair each company’s or Holdco’s ability to retain, recruit or motivate key management, sales, marketing, engineering, technical and other personnel.

The Merger Agreement contains provisions that limit each party’s ability to pursue alternatives to the Transactions, could discourage a potential competing acquiror of either Avago or Broadcom from making a favorable alternative transaction proposal and, in specified circumstances, could require either party to pay a termination fee of up to $1.0 billion to the other party.

The Merger Agreement prohibits Avago, Broadcom and their respective officers, directors and employees from, and requires each of Avago and Broadcom to use reasonable best efforts to cause their respective representatives to refrain from, soliciting, participating in negotiations with respect to, or approving or recommending any third-party proposal for an alternative transaction, subject to exceptions set forth in the Merger Agreement relating to the receipt of unsolicited offers that may be deemed to be superior proposals. If the Merger Agreement is terminated by either party in order to enter into an agreement with respect to a superior proposal or by either party after the other party’s board of directors has changed its recommendation regarding the Transactions, then Avago or Broadcom, as applicable, may be required to pay a termination fee of $1.0 billion to the other party.

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Avago or Broadcom or pursuing an alternative transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share cash or market value than the consideration in the Transactions, or might result in a potential third-party acquiror or merger partner proposing to pay a lower price to Avago shareholders or Broadcom shareholders than it might otherwise have proposed to pay because of the added expense of the termination fee of $1.0 billion that may become payable in certain circumstances.

If the Merger Agreement is terminated and either Avago or Broadcom determines to seek another business combination, Avago or Broadcom, as applicable, may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Transactions.

Any delay in completing the Transactions may significantly reduce the benefits expected to be obtained from the Transactions.

In addition to the required regulatory clearances and approvals, the Transactions are subject to a number of other conditions that are beyond the control of Avago and Broadcom and that may prevent, delay or otherwise materially adversely affect completion of the Transactions. Avago and Broadcom cannot predict whether and when these other conditions will be satisfied. Further, the requirements for obtaining the required clearances and approvals could delay the completion of the Transactions for a significant period of time or prevent it from occurring. Any delay in completing the Transactions may significantly reduce the synergies and other benefits that Avago and Broadcom expect to achieve if they successfully complete the Transactions within the expected timeframe and integrate their respective businesses. See “The Merger Agreement—Conditions to the Completion of the Transactions.”

The Transactions are subject to the expiration of applicable waiting periods under and the receipt of approvals, consents or clearances from domestic and foreign antitrust regulatory authorities that may impose conditions that could have an adverse effect on Avago, Broadcom or the combined company or, if not obtained, could prevent completion of the Transactions.

Before the Transactions may be completed, any waiting period (or extension thereof) applicable to the merger must have expired or been terminated, and any approvals, consents or clearances required in connection with the Transactions must have been obtained, in each case, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and under antitrust laws in the European Union, China and certain other foreign jurisdictions. In deciding whether to grant the required regulatory approval, consent or clearance, the relevant governmental entities will consider the effect of the Transactions on competition within their relevant jurisdiction. The terms and conditions of the approvals, consents and clearances that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business and which may adversely affect the financial position and prospects of the combined company and its ability to achieve the cost savings and other synergies projected to result from the Transactions.

Under the Merger Agreement, Avago and Broadcom have agreed to take any and all actions necessary to obtain any consents, clearances or approvals (provided that such actions do not reduce the reasonably anticipated benefits to Avago, including anticipated synergies, of the Transactions in an amount that is financially material relative to the value of Broadcom and its subsidiaries, as a whole) and therefore may be required to comply with conditions or limitations imposed by governmental antitrust authorities. There can be no assurance that antitrust regulators will not impose unanticipated conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the Transactions or imposing additional costs on or limiting the revenues of the combined company following the completion of the Transactions and which may adversely affect the financial position and prospects of the combined company and its ability to achieve the cost savings and other synergies projected to result from the Transactions. In addition, neither Broadcom nor Avago can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the Transactions. For a more detailed description of the regulatory review process, see the sections entitled “The Transactions—Regulatory Approvals Required to Complete the Transactions” and “The Merger Agreement.”

The Transactions are subject to the receipt of a CFIUS (as defined below) clearance that may impose measures to protect U.S. national security or other conditions that could have an adverse effect on Avago, Broadcom, or the combined company, or, if not obtained, could prevent completion of the Transactions.

Before the Transactions may be completed, a clearance must be obtained from the Committee on Foreign Investment in the United States (“CFIUS”). In deciding whether to grant clearance, CFIUS will consider the effect of the Transactions on U.S. national security and other factors within its relevant jurisdiction. As a condition to its clearance, CFIUS may take measures and impose conditions to protect U.S. national security, certain of which may materially and adversely affect the combined company’s operating results due to the imposition of requirements, limitations or costs or placement of restrictions on the conduct of the combined company’s business and which may adversely affect the financial position and prospects of the combined company and its ability to achieve the cost savings and other synergies projected to result from the Transactions. There can be no assurance that CFIUS will not impose conditions, terms, obligations or restrictions, or that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the Transactions or imposing additional material costs on, or materially limiting the revenues of, the combined company following the Transactions. Under the Merger Agreement, Avago and Broadcom have agreed to take commercially reasonable actions to obtain the CFIUS clearance and therefore may be required to comply with commercially reasonable conditions, terms, obligations or restrictions. For a more detailed description of the regulatory review process, see the sections entitled “The Transactions—Regulatory Approvals Required to Complete the Transactions” and “The Merger Agreement.”

Until the completion of the Transactions or the termination of the Merger Agreement in accordance with its terms, in consideration of the agreements made by the parties in the Merger Agreement, Avago and Broadcom are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Avago or Broadcom and their respective shareholders.

Until the Transactions are completed, the Merger Agreement restricts Avago and Broadcom from taking specified actions without the consent of the other party, and requires each of Avago and Broadcom to operate in the ordinary course of business consistent with past practices. These restrictions may prevent Avago and/or Broadcom from making appropriate changes to their respective businesses or pursuing attractive business opportunities that may arise prior to the completion of the Transactions. See “The Merger Agreement—Interim Operations of Avago and Broadcom” for a description of the restrictive covenants applicable to Avago and Broadcom.

The Transactions could have an adverse effect on the Avago and Broadcom brands.

The success of Avago and Broadcom is largely dependent upon the ability of Avago and Broadcom to maintain and enhance the value of their respective brands, their customers’ connection to and perception of the brands, and a positive relationship with customers and suppliers. Brand value, and as a result the businesses and results of operations of Avago and Broadcom, could be severely damaged if the Transactions receive considerable negative publicity or if customers or suppliers otherwise come to have a diminished view of the brands as a result of the Transactions or the common ownership of the existing businesses.

Risks Relating to Holdco Ordinary Shares

Sales of substantial amounts of Holdco Ordinary Shares in the open market by former shareholders could depress the share price of Holdco.

Other than shares held by affiliates of Avago or Broadcom, Holdco Ordinary Shares that are allotted and issued to holders of Avago Ordinary Shares or holders of Broadcom Common Shares will be freely tradable by the former shareholders of Avago and Broadcom without restrictions or further registration under the Securities Act.

As of September 14, 2015, Avago had approximately 275,796,067 ordinary shares issued and approximately 27,054,123 ordinary shares subject to outstanding options, restricted share units and other rights to purchase or acquire its shares. As of September 14, 2015, Broadcom had approximately 560,668,365 shares of Class A common stock and 48,123,831 shares of Class B common stock outstanding and approximately 26,133,988 shares of Class A common stock subject to outstanding options, restricted stock units and other rights to purchase or acquire its shares. Holdco currently expects that it will allot and issue approximately 409,060,679 Holdco Ordinary Shares and Restricted Exchangeable Units in connection with the Transactions. In addition, upon completion of the Transactions, Holdco will assume outstanding options and restricted stock units issued under Avago and Broadcom equity plans that will relate to approximately 38,469,448 Holdco Ordinary Shares.

If the Transactions are completed and if Holdco’s shareholders sell substantial amounts of Holdco Ordinary Shares in the public market following the completion of the Transactions, including shares allotted and issued upon the vesting or exercise of outstanding stock options or restricted stock units, the market price of Holdco Ordinary Shares may decrease. These sales might also make it more difficult for Holdco to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The trading price of Holdco Ordinary Shares may be affected by factors different from those currently affecting the prices of Avago Ordinary Shares and Broadcom Class A Common Stock.

Upon completion of the Transactions, Avago shareholders and certain Broadcom shareholders will become holders of Holdco Ordinary Shares. The results of operations of Holdco, as well as the trading price of Holdco Ordinary Shares after the Transactions, may be affected by factors different from those currently affecting

Avago’s and Broadcom’s results of operations and the trading prices of Avago Ordinary Shares and Broadcom Class A common stock. For a discussion of the businesses of Avago and Broadcom and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Incorporation of Certain Documents by Reference” on page 329.

The trading price of Holdco Ordinary Shares may be subject to wide fluctuations, and the value of your investments could materially decline.

Investors who hold Holdco Ordinary Shares may not be able to sell their shares at or above the value of their original investment in Avago Ordinary Shares or Broadcom Class A common stock. Avago Ordinary Shares and Broadcom Class A common stock have experienced substantial price volatility, particularly as a result of quarterly variations in results and the published expectations of analysts and announcements by Avago, Broadcom and their respective competitors, and prevailing market and economic conditions. The semiconductor industry is highly cyclical, and Holdco may experience declines in its revenue related to industry conditions. Accordingly, the trading price of Holdco Ordinary Shares after completion of the Transactions is likely to be subject to similar volatility. For example, during the three months ended June 30, 2015, the trading price of Avago Ordinary Shares ranged from a low of $114.56 to a high of $150.50. During the same three-month period, the price of shares of Broadcom Class A common stock ranged from a low of $41.80 to a high of $57.70. For the twelve months ended June 30, 2015, the trading price of Avago Ordinary Shares ranged from a low of $68.71 to a high of $150.50, while the trading price of shares of Broadcom Class A common stock ranged from a low of $34.50 to a high of $57.70.

Fluctuations in share prices have occurred and may continue to occur in response to various factors, many of which Holdco cannot control, including:

•	general economic and political conditions and specific conditions in the semiconductor industry;

•	changes in expectations as to the future financial performance of the combined company, including financial estimates or publication of research reports by securities analysts;

•	quarterly variations in operating results;

•	variances of quarterly results of operations from securities analysts’ estimates;

•	strategic moves by Holdco or its competitors, such as acquisitions or restructurings;

•	announcements of new products or technical innovations by Holdco or its competitors;

•	actions by institutional shareholders; and

•	speculation in the press or investment community.

Accordingly, you may not be able to resell your Holdco Ordinary Shares at or above the value of your initial investment in Avago Ordinary Shares or Broadcom Common Shares.

In addition, the stock market in general, and the market prices for semiconductor-related companies in particular, have experienced significant price and volume fluctuations that often have been unrelated to the operating performance of the companies affected by these fluctuations. These broad market fluctuations may adversely affect the trading price of Holdco Ordinary Shares, regardless of Holdco’s operating performance. In the past, securities class action litigation often has been brought against a company following periods of volatility in the trading price of its securities. Companies in technology industries are particularly vulnerable to this kind of litigation due to the high volatility of their share prices. Accordingly, the combined company may be the target of securities litigation in the future. Any securities litigation could result in substantial costs and could divert the attention and resources of Holdco’s management.

An active trading market for Holdco Ordinary Shares may not develop.

Prior to the completion of the Transactions, there will have been no public market for Holdco Ordinary Shares. We cannot predict the extent to which investor interest in Holdco will lead to the development of an active trading market on NASDAQ or how liquid that market might become. An active public market for Holdco Ordinary Shares may not develop or be sustained after the completion of the Transactions. If an active public market does not develop or is not sustained, it may be difficult for you to sell your Holdco Ordinary Shares at a price that is attractive to you, or at all.

The Holdco Ordinary Shares to be received by Broadcom shareholders in connection with the Transactions will have significantly different rights from the Broadcom Common Shares.

Upon consummation of the Transactions, Broadcom shareholders may become Holdco shareholders and their rights as shareholders will be governed by Holdco’s charter documents and the laws of the Republic of Singapore. The existing rights associated with Broadcom Common Shares are different from the rights associated with Holdco Ordinary Shares. See “Comparison of Certain Rights of Holders of Broadcom Common Shares, Holdco Ordinary Shares and Restricted Exchangeable Units.”

Holdco cannot assure you that it will pay any cash dividends or repurchase any Holdco Ordinary Shares for the foreseeable future or that you will realize gains on Holdco Ordinary Shares.

Any determination to pay dividends in the future will be at the sole discretion of the Holdco board of directors and will depend upon results of operations, financial condition, contractual restrictions, including agreements governing its debt and equity financing and any future indebtedness it may incur, restrictions imposed by applicable law and other factors the Holdco board of directors deems relevant.

Furthermore, Holdco may declare dividends as interim dividends, which are wholly provisional under Singapore law and may be revoked by the Holdco board of directors at any time prior to the payment thereof. Future dividends and share repurchases, if any, their timing and amount, may be affected by, among other factors: Holdco’s views on potential future capital requirements for strategic transactions, including acquisitions; earnings levels; contractual restrictions; cash position and overall financial condition; and changes to Holdco’s business model. The payment of cash dividends is restricted by applicable law, contractual restrictions and Holdco’s corporate structure. Pursuant to Singapore law and Holdco’s charter documents, no dividends may be paid except out of Holdco’s profits. Additionally, realization of a gain on your Holdco Ordinary Shares will depend on the appreciation of the price of your Holdco Ordinary Shares, which may never occur.

Pursuant to Singapore law, any share repurchase by Holdco would be subject to the relevant provisions of the SCA, including the requirement for shareholder approval and a cap on the number of shares to be repurchased.

Risks Relating to Restricted Exchangeable Units

Broadcom shareholders who elect to receive Restricted Exchangeable Units will be unable to transfer, pledge or grant liens on their Restricted Exchangeable Units for a period of up to two years following the closing of the Transactions.

During the Restricted Period, which will last up to two years following the effective time of the Broadcom Merger, holders of Restricted Exchangeable Units may not sell transfer, convey, assign, pledge, grant a security interest or other lien, encumber or dispose of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in any Restricted Exchangeable Units, except under limited circumstances set forth in the Partnership Agreement. Accordingly, any such holder’s investment will be illiquid for a period of up to two years.

Holders of Restricted Exchangeable Units are also prohibited from short sales, hedging and granting liens on their Restricted Exchangeable Units.

Unless otherwise approved in writing by Holdco in its sole discretion as the general partner of Holdco LP, during the Restricted Period, holders of Restricted Exchangeable Units may not be a party to or participate, directly or indirectly, in any short sale, forward contract to sell, option or forward contract to purchase, swap or other hedging, synthetic, “put” equivalent or similar derivative instrument or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Restricted Exchangeable Units or any Holdco Ordinary Shares, whether settled in cash or securities. Holders of Unit Electing Shares will also be required in their election form to (i) represent that such holder is not a party to and does not otherwise participate, directly or indirectly, in any such transaction and (ii) acknowledge that such holder will, upon accepting Restricted Exchangeable Units, be deemed, by virtue of acceptance of such Restricted Exchangeable Units and without any further action on such holder’s part, to have executed the Partnership Agreement and agreed to the rights, privileges, restrictions and conditions of the Restricted Exchangeable Units and to comply with the terms and restrictions of the Partnership Agreement. In the event of a breach by any holder of the hedging restrictions in the Partnership Agreement, the Restricted Period applicable to such holder’s Restricted Exchangeable Units will be extended by two years.

An active trading market for the Restricted Exchangeable Units is not expected to develop.

Prior to the completion of the Transactions, there will have been no public market for the Restricted Exchangeable Units. Additionally, the Restricted Exchangeable Units will not be listed by Holdco LP on a national exchange in the United States. An active public market for the Restricted Exchangeable Units is not expected to develop after the completion of the Transactions. In addition, although as of the time of closing, the Restricted Exchangeable Units will have been registered under the Exchange Act, the general partner of Holdco LP is under no obligation to continue such registration and is authorized to deregister the Restricted Exchangeable Units at any time such registration is not legally required. As a result, even after the Restricted Period has concluded, it will be very difficult for you to sell your Restricted Exchangeable Units at a price that is attractive to you, or at all.

Future sales of Holdco Ordinary Shares in the public market could cause the value of Restricted Exchangeable Units to fall.

Sales of a substantial number of Holdco Ordinary Shares in the public market, or the perception that these sales might occur, could depress the value of the Restricted Exchangeable Units because the value of the Restricted Exchangeable Units is expected to be derivative of the value of Holdco Ordinary Shares. During the Restricted Period, you will not be able to sell your Restricted Exchangeable Units to mitigate losses under such circumstances.

The Broadcom board of directors has not made any recommendation with respect to whether a Broadcom shareholder should make a Unit election.

The Broadcom board of directors makes no recommendation as to whether any Broadcom shareholder should make an election to receive Restricted Exchangeable Units. A Broadcom shareholder’s determination to elect to receive Restricted Exchangeable Units is a purely voluntary decision, and no Restricted Exchangeable Units will be issued to any Broadcom shareholder who has not elected to receive those securities. In making this decision, Broadcom shareholders will not have the benefit of any recommendation of Broadcom’s board of directors. Broadcom shareholders should consult with their own legal, tax and financial advisors in making such decision.

The exchange of Restricted Exchangeable Units into Holdco Ordinary Shares is subject to significant restrictions, including the right of Holdco in its sole discretion to cause Holdco LP to repurchase such Restricted Exchangeable Units for cash instead of Holdco Ordinary Shares.

Under the terms of the Partnership Agreement, the Restricted Exchangeable Units will not be exchangeable for Holdco Ordinary Shares for a period of up to three years following the closing of the Transactions.

From and after the end of the Restricted Period, which will last up to two years following the effective time of the Broadcom Merger, holders of the Restricted Exchangeable Units will be entitled, subject to compliance with the procedures set forth in the Partnership Agreement, to require Holdco LP to repurchase all or any portion of such holder’s Restricted Exchangeable Units in exchange for Holdco Ordinary Shares, at a ratio of one Holdco Ordinary Share for each Restricted Exchangeable Unit, subject to the right of Holdco, in its capacity as the general partner of Holdco LP in its sole discretion, to cause Holdco LP to repurchase the Restricted Exchangeable Units for cash (in an amount determined in accordance with the terms of the Partnership Agreement based on the market price of Holdco Ordinary Shares) in lieu of exchanging Restricted Exchangeable Units for Holdco Ordinary Shares. The ability of Holdco, in its sole discretion as the general partner of Holdco LP, to cause Holdco LP to repurchase Restricted Exchangeable Units for cash could result in, among other things, tax consequences that differ from those that would have resulted if the holder of such Restricted Exchangeable Units had received Holdco Ordinary Shares.

In addition, prior to the third anniversary following the closing of the Transactions, it is a condition precedent to the obligation of Holdco LP to repurchase such Restricted Exchangeable Units, and the holder of such Restricted Exchangeable Units shall not be permitted to exercise the Exchange Right, unless (i) Holdco has received a written opinion from an independent nationally recognized law or accounting firm that the exercise of the Exchange Right should not cause Holdco to be treated as (a) a “surrogate foreign corporation” (within the meaning of Section 7874(a)(2)(B) of the Code) or (b) a “domestic corporation” (within the meaning of Section 7874(b) of the Code) and (ii) Holdco’s independent auditor has determined that no reserve shall be required for financial accounting purposes relating to Section 7874 of the Code as a result of the exercise of such Exchange Right. No assurance can be provided as to whether or not such determinations will be obtainable.

The value of the Holdco Ordinary Shares received in any exchange of Restricted Exchangeable Units, or the cash amount to be paid by Holdco LP in lieu thereof, may fluctuate.

The value of the Holdco Ordinary Shares into which the Restricted Exchangeable Units may be exchanged, or the cash amount to be paid by Holdco LP in lieu thereof, may be subject to significant fluctuations for many reasons, including:

•	general economic and political conditions and specific conditions in the semiconductor industry;

•	changes in expectations as to the future financial performance of the combined company, including financial estimates or publication of research reports by securities analysts;

•	quarterly variations in operating results;

•	variances of quarterly results of operations from securities analysts’ estimates;

•	strategic moves by Holdco or its competitors, such as acquisitions or restructurings;

•	announcements of new products or technical innovations by Holdco or its competitors;

•	actions by institutional shareholders; and

•	speculation in the press or investment community.

Consequently, due to these potential fluctuations in value of Holdco Ordinary Shares, at the time that the Exchange Right of holders of Restricted Exchangeable Units becomes exercisable, the Holdco Ordinary Shares into which the Restricted Exchangeable Units may be exchanged, or the cash amount to be paid by Holdco LP in lieu thereof, may have a value that differs from the value of Holdco Ordinary Shares as of the effective time of the Transactions.

In certain circumstances, a Limited Partner may lose its limited liability status.

The Exempted Limited Partnership Law, 2014 of the Cayman Islands (as amended and any successor to such statute, the “Cayman Islands Limited Partnerships Act”) provides that a limited partner with the benefits of limited liability unless, in addition to exercising rights and powers as a limited partner, such limited partner takes part in the control or conduct of the business of a limited partnership of which such limited partner is a partner (subject to certain qualifications and exceptions). Subject to the provisions of the Cayman Islands Limited Partnerships Act and of similar legislation in other jurisdictions, the liability of each limited partner for the debts, liabilities and obligations of Holdco LP will be limited to the limited partner’s capital contribution, plus the limited partner’s share of any undistributed income of Holdco LP. However, pursuant to the Cayman Islands Limited Partnerships Act, where a limited partner has received a payment representing the return of all or part of that limited partner’s capital contribution or is released from any outstanding obligation in respect of his commitment and, at the time that payment was made or release effected, (i) the limited partnership is insolvent; and (ii) the limited partner had actual knowledge of the insolvency of the limited partnership, then for a period of six months, but not thereafter, such limited partner would be liable to Holdco LP or, where Holdco LP is dissolved, to its creditors, to repay such payment or perform the released obligation with interest to the extent that such contribution or part thereof is, necessary to discharge the liabilities of Holdco LP to all creditors who extended credit or whose claims otherwise arose before the return of the capital contribution.

The limitation of liability conferred under the Cayman Limited Partnerships Act may be ineffective outside the Cayman Islands except to the extent it is given extra-territorial recognition or effect by the laws of other jurisdictions. There may also be requirements to be satisfied in each jurisdiction to maintain limited liability. If limited liability is lost, limited partners may be considered to be general partners (and therefore be subject to unlimited liability) in such jurisdiction by creditors and others having claims against Holdco LP.

The Restricted Exchangeable Units to be received by Broadcom shareholders in connection with the Transactions will have significantly different rights from the Broadcom Common Shares.

Upon consummation of the Transactions, Broadcom shareholders may become holders of Restricted Exchangeable Units, and their rights as such holders will be governed by the Partnership Agreement and the laws of the Cayman Islands. The existing rights associated with Broadcom Common Shares are different from the rights associated with the Restricted Exchangeable Units. See “Comparison of Certain Rights of Holders of Broadcom Common Shares, Holdco Ordinary Shares and Restricted Exchangeable Units.”

Under certain circumstances, the voting rights of Restricted Exchangeable Units will be limited.

Pursuant to the terms of the Voting Trust Agreement, the holders of Restricted Exchangeable Units will be able to direct the Trustee under the Voting Trust Agreement, as their proxy, to vote on their behalf in substantially all votes that are presented to the holders of Holdco Ordinary Shares. However, in the event that, under applicable law, any matter requires the approval of the holder of record of the Special Voting Shares, voting separately as a class, the Voting Trust Agreement restricts the ability of holders of Restricted Exchangeable Units to exercise such voting rights, except in the event of a vote on a proposed amendment to the articles of association of Holdco which would adversely affect the voting rights attached to the Special Voting Shares, the Trustee shall exercise such voting rights for or against such proposed amendment based on instructions from the holders of the Restricted Exchangeable Units.

Risks Relating to the Combined Company Following the Transactions

Holdco may fail to realize the benefits expected from the Transactions, which could adversely affect the value of Holdco Ordinary Shares or Restricted Exchangeable Units.

The Transactions involve the integration of Avago and Broadcom, two companies that have previously operated independently. Avago and Broadcom entered into the Merger Agreement with the expectation that, among other things, the Transactions would enable the combined company to consolidate support functions, extend its research and development, intellectual property, engineering capabilities and services across a larger base, and integrate its workforce to create opportunities to achieve cost savings and to become a stronger and more competitive company. Although Avago and Broadcom expect significant benefits to result from the Transactions, there can be no assurance that Holdco will actually realize these or any other anticipated benefits of the Transactions.

The value of Holdco Ordinary Shares and Restricted Exchangeable Units following completion of the Transactions may be affected by the ability of Holdco to achieve the benefits expected to result from the Transactions. Achieving the benefits of the Transactions will depend in part upon meeting the challenges inherent in the successful combination and integration of global business enterprises of the size and scope of Avago and Broadcom. The challenges involved in this integration include the following:

•	demonstrating to customers of Avago and Broadcom that the Transactions will not result in adverse changes to the ability of the combined company to address the needs of customers or the loss of attention or business focus;

•	coordinating and integrating independent research and development and engineering teams across technologies and product platforms to enhance product development while reducing costs;

•	consolidating and integrating corporate, information technology, finance and administrative infrastructures;

•	managing effectively an expanded board and management structure;

•	coordinating sales and marketing efforts to effectively position the capabilities of Holdco and the direction of product development; and

•	minimizing the diversion of management attention from important business objectives.

If the combined company does not successfully manage these issues and the other challenges inherent in integrating businesses of the size and complexity of Avago and Broadcom, then Holdco may not achieve the anticipated benefits of the Transactions and the revenue, expenses, operating results and financial condition of the combined company could be materially adversely affected. For example, goodwill and other intangible assets could be determined to be impaired, which could adversely impact Holdco’s financial results. The successful integration of the Avago and Broadcom businesses is likely to require significant management attention both before and after the completion of the Transactions, and may divert the attention of management from business and operational issues of Avago, Broadcom and the combined company.

Holdco’s only material asset is its ownership interest in Holdco LP, and Holdco is accordingly dependent upon distributions from Holdco LP to pay taxes, expenses and other obligations.

Holdco is a holding company and has no material assets other than its ownership interest in Holdco LP. Holdco has no independent means of generating revenue. Holdco intends to cause Holdco LP to make distributions to Holdco in an amount sufficient to cover expenses or other obligations incurred by Holdco as a consequence of its role as the General Partner, including, in amounts required for Holdco to pay any tax liabilities, operating or administrative costs, indemnification obligations of Holdco owing to officers, directors and other persons, expenses incurred for director and officer insurance, expenses incurred as a result of litigation, expenses related to any securities offering, investment or acquisition transaction, any judgments, settlements, penalties or fines and other fees related to the maintenance and existence of the General Partner. To the extent that funds are needed, and Holdco LP is restricted from making such distributions under applicable law or regulation, or is otherwise unable to provide such funds, it could materially adversely affect Holdco’s liquidity and financial condition.

The business and operating results of Holdco could be harmed by the highly cyclical nature of the semiconductor industry.

Avago and Broadcom operate in the semiconductor industry. Historically, the semiconductor industry has been highly cyclical with recurring periods of diminished product demand. Significant downturns in the semiconductor industry are often experienced in connection with, or in anticipation of, excess manufacturing capacity worldwide, maturing product cycles and declines in general economic conditions. Even if demand for the products and solutions of Avago and Broadcom remains constant after the completion of the Transactions, a slow down in the semiconductor industry may create competitive pressures that can degrade pricing levels and reduce revenues of the combined company. Any failure to expand in cycle upturns to meet customer demand and delivery requirements or contract in cycle downturns at a pace consistent with cycles in the industry could have an adverse effect on the business of the combined company.

Avago shareholders and Broadcom shareholders will have a reduced ownership and voting interest in Holdco after the Transactions and will exercise less influence over management.

Avago shareholders currently have the right to vote on the election of the board of directors of Avago and on other matters affecting Avago. Upon the completion of the Transactions, each Avago shareholder who receives Holdco Ordinary Shares will become a shareholder of Holdco with a percentage ownership of Holdco that is smaller than the shareholder’s previous percentage ownership of Avago. It is currently expected that the former shareholders of Avago as a group will receive shares in the Transaction constituting approximately 67% of the voting power of Holdco immediately after the Transactions. Because of this, the former Avago shareholders as a group will have less influence on the management and policies of Holdco than they now have on the management and policies of Avago.

Similarly, Broadcom shareholders currently have the right to vote on the election of the board of directors of Broadcom and on other matters affecting Broadcom. Upon the completion of the Transactions, each Broadcom shareholder who elects and receives Holdco Ordinary Shares and/or Restricted Exchangeable Units will hold a percentage ownership of Holdco (assuming the exchange of Restricted Exchangeable Units) that is smaller than the shareholder’s previous percentage ownership of Broadcom. It is currently expected that the former shareholders of Broadcom as a group will receive equity in the Transactions constituting approximately 33% of the voting power of Holdco immediately after the Transactions. Because of this, Broadcom shareholders will have less influence on the management and policies of Holdco as a group than they now have on the management and policies of Broadcom. However, all Broadcom shareholders will be treated identically in connection with the Broadcom Merger, and holders of shares of Class A and Class B common stock of Broadcom are entitled to elect to receive the same types and amounts of consideration per share, with only one class of ordinary shares and one non-economic voting preference share being issued in the capital of Holdco upon closing.

Uncertainties associated with the Transactions may cause a loss of employees and may otherwise materially adversely affect the future business and operations of the combined company.

The combined company’s success after the Transactions will depend in part upon the ability of the combined company to retain executive officers and key employees of Avago and Broadcom. In some of the fields in which Avago and Broadcom operate, there are only a limited number of people in the job market who possess the requisite skills and it may be increasingly difficult for the combined company to hire personnel over time. The combined company will operate in several geographic locations, including parts of Asia and Silicon Valley, where the labor markets, especially for application engineers, are particularly competitive. Each of Avago and Broadcom has experienced difficulty in hiring and retaining sufficient numbers of qualified management, manufacturing, technical, application engineering, marketing, sales and support personnel in parts of their respective businesses.

Current and prospective employees of Avago and Broadcom may experience uncertainty about their roles with the combined company following the Transactions. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the Transactions. The loss of services of any key personnel or the inability to hire new personnel with the requisite skills could restrict the ability of the combined company to develop new products or enhance existing products in a timely matter, to sell products to customers or to manage the business of the combined company effectively. Also, the business, financial condition and results of operations of the combined company could be materially adversely affected by the loss of any of its key employees, by the failure of any key employee to perform in his or her current position, or by the combined company’s inability to attract and retain skilled employees, particularly engineers.

The majority of sales for the combined company will continue to come from a small number of customers and a reduction in demand or loss of one or more of the significant customers of Avago or Broadcom may adversely affect the combined company’s business.

Avago’s and Broadcom’s revenues are typically concentrated among a relatively small number of customers in any given period. For Avago’s fiscal quarter ended August 2, 2015, revenue from Avago’s top ten direct customers, which included three distributors, accounted for approximately 56% of its total net revenue, with one customer individually accounting for 21% of its total net revenue. For Broadcom’s fiscal quarter ended June 30, 2015, revenue from Broadcom’s top five customers accounted for approximately 41% of its total net revenue, with two customers accounting for approximately 26% of its total net revenue. If a major customer of Avago or Broadcom were to decide to significantly reduce or cancel orders for any reason, revenue, operating results, and financial condition of the combined company would be adversely affected. Since many of the products of the combined company will have long product design and development cycles, it may be difficult for Holdco to replace key customers who reduce or cancel existing business.

Sales of the combined company’s products are expected to continue to be concentrated with a limited number of large customers for the foreseeable future. Holdco’s financial results will depend in large part on this concentrated base of customers’ sales and business results. The combined company’s relationships with its significant customers, who will frequently evaluate competitive products prior to placing new orders, could be adversely affected by a number of factors, including Holdco’s ability to keep pace with changes in semiconductor technology and compete effectively.

Third parties may claim that Holdco is infringing their intellectual property, and the combined company could suffer significant litigation or licensing expenses or be prevented from selling its products or services.

The semiconductor industry is characterized by uncertain and conflicting intellectual property claims and vigorous protection and pursuit of these rights. Each of Avago and Broadcom is frequently involved in disputes regarding patent and other intellectual property rights. Each of Avago and Broadcom has in the past received, and Holdco may in the future receive, communications from third parties asserting that certain of its products, processes or technologies infringe upon their patent rights, copyrights, trademark rights or other intellectual property rights. The combined company may also receive claims of potential infringement if it attempts to license intellectual property to others. Third parties may claim that Holdco is infringing their intellectual property rights, and the combined company may be unaware of intellectual property rights of others that may cover some of its technology, products and services. Defending these claims may be costly and time consuming, and may divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require the combined company to enter into costly royalty or license agreements. Holdco may be unable to obtain royalty or license agreements on acceptable terms, or at all. Similarly, changing its products or processes to avoid infringing the rights of others may be costly or impractical. The combined company may also be subject to significant damages or injunctions against development and sale of certain of its products and services. Resolution of whether any of the products or intellectual property of the combined company has infringed on valid rights held by others could have a material adverse effect on results of operations or financial condition and may require material changes in production processes and products.

The combined company may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position.

The combined company’s success and future revenue growth will depend, in part, on its ability to protect its intellectual property. The combined company will primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect its proprietary technologies and processes. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose, illegally or otherwise, the combined company’s proprietary technologies and processes, despite efforts by the combined company to protect its proprietary technologies and processes. While the combined company will hold a significant number of patents, there can be no assurances that any additional patents will be issued. Even if new patents are issued, the claims allowed may not be sufficiently broad to protect the combined company’s technology. In addition, any of Avago’s or Broadcom’s existing patents, and any future patents issued to the combined company, may be challenged, invalidated or circumvented, either in connection with the transactions contemplated by the Merger Agreement or otherwise. As such, any rights granted under these patents may not provide the combined company with meaningful protection. Avago and Broadcom may not have, and in the future the combined company may not have, foreign patents or pending applications corresponding to its U.S. patents and applications. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. If the combined company’s patents do not adequately protect its technology, competitors may be able to offer products similar to the combined company’s products. The combined company’s competitors may also be able to develop similar technology independently or design around its patents.

It may be difficult to enforce a judgment of U.S. courts for civil liabilities under U.S. federal securities laws against the combined company, its directors or officers in Singapore.

As is presently the case for Avago, Holdco will be incorporated in Singapore, and certain of its officers and directors are or will be residents outside the United States. A substantial portion of its assets will be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon the combined company. Similarly, investors may be unable to enforce judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States against the combined company in U.S. courts. Judgments of U.S. courts based upon the civil liability provisions of the federal securities laws of the United States are not directly enforceable in Singapore courts and are not given the same effect in Singapore as judgments of a Singapore court. Accordingly, there can be no assurance as to whether Singapore courts will enter judgments in actions brought in Singapore courts based upon the civil liability provisions of the federal securities laws of the United States.

Holdco is organized under the laws of the Republic of Singapore and its shareholders may have more difficulty in protecting their interest than they would as shareholders of a corporation incorporated in the United States, and Holdco may have more difficulty attracting and retaining qualified board members and executives.

Holdco’s corporate affairs are governed by its charter documents and by the SCA. The rights of Holdco shareholders and the responsibilities of the members of the Holdco board of directors under Singapore law are different from those applicable to a corporation incorporated in the United States. Therefore, Holdco shareholders may have more difficulty in protecting their interest in connection with actions taken by Holdco management or members of the Holdco board of directors than they would as shareholders of a corporation incorporated in the United States. Legislation that would make significant changes to the SCA has recently been passed by the Singapore authorities, some of which alter the rights of shareholders that are currently provided under the SCA and Holdco’s charter documents.

In addition, being a public company organized in Singapore may make it more expensive for Holdco to obtain director and officer liability insurance, and Holdco may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of the Holdco board of directors, particularly to serve on committees of the Holdco board of directors, and qualified executive officers.

Singapore law may impede a takeover of Holdco by a third-party.

The Singapore Code on Take-overs and Mergers contains provisions that may delay, deter or prevent a future takeover or change in control of Holdco for so long as it remains a public company with more than 50 shareholders and net tangible assets of S$5 million or more. Any person acquiring an interest, whether by a series of transactions over a period of time or not, either on their own or together with parties acting in concert with such person, in 30% or more of Holdco’s voting shares, or, if such person holds, either on their own or together with parties acting in concert with such person, between 30% and 50% (both inclusive) of Holdco’s voting shares, and such person (or parties acting in concert with such person) acquires additional voting shares representing more than 1% of Holdco’s voting shares in any six-month period, must, except with the consent of the Securities Industry Council in Singapore, extend a mandatory takeover offer for the remaining voting shares in accordance with the provisions of the Singapore Code on Take-overs and Mergers. While the Singapore Code on Take-overs and Mergers seeks to ensure equality of treatment among shareholders, its provisions may discourage or prevent certain types of transactions involving an actual or threatened change of control of Holdco. These legal requirements may impede or delay a takeover of Holdco by a third-party, which could adversely affect the value of Holdco Ordinary Shares and Restricted Exchangeable Units.

Holdco’s substantial leverage and debt service obligations could adversely affect Holdco’s business.

After giving effect to the Transactions, Holdco expects to have total external debt of approximately $18.5 billion. The degree to which Holdco will be leveraged following the transaction could have important consequences to Holdco shareholders, including, but not limited to, potentially:

•	increasing Holdco’s vulnerability to, and reducing its flexibility to respond to, general adverse economic and industry conditions;

•	requiring the dedication of a substantial portion of Holdco’s cash flow from operations to the payment of principal of, and interest on, indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures, product research, dividends, share repurchases and development or other corporate purposes;

•	increasing Holdco’s vulnerability to and limiting its flexibility in planning for, or reacting to, changes in Holdco’s business and the competitive environment and the industry in which it operates;

•	placing the combined company at a competitive disadvantage as compared to its competitors, to the extent that they are not as highly leveraged;

•	restricting Holdco from making strategic acquisitions or causing Holdco to make non-strategic divestitures;

•	exposing Holdco to the risk of increased interest rates as borrowings under Holdco’s credit facilities are expected to be subject to variable rates of interest;

•	making it more difficult for the combined company to repay, refinance, or satisfy its obligations with respect to its debt;

•	causing the long-term and short-term debt ratings of Holdco and its subsidiaries to be lower than the long-term and short-term debt ratings currently applicable to Avago and Broadcom; and

•	limiting Holdco’s ability to borrow additional funds in the future and increasing the cost of any such borrowing.

Holdco expects the terms of its indebtedness to restrict its current and future operations, particularly its ability to incur additional debt that it may need to fund initiatives in response to changes in its business, the industries in which it operates, the economy and government regulations.

The terms of Holdco’s indebtedness are expected to include a number of restrictive covenants that impose significant operating and financial restrictions on Holdco and its subsidiaries and limit the ability to engage in actions that may be in the combined company’s long-term best interests.

Holdco’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The pro forma financial information contained in this joint proxy statement/prospectus is not necessarily an indication of what Holdco’s financial position or results of operations would have been had the transactions been completed on the dates indicated. The pro forma financial information has been derived from (i) the audited consolidated financial statements of Avago as of and for the fiscal year ended November 2, 2014, which have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and are incorporated by reference in this joint proxy statement/prospectus, (ii) the audited consolidated financial statements of Broadcom as of and for the fiscal year ended December 31, 2014, which have been prepared in accordance with GAAP and are incorporated by reference in this joint proxy statement/prospectus and (iii) the unaudited consolidated financial statements of Avago and Broadcom for the nine-month periods ended August 2, 2015 and June 30, 2015, respectively, which have been prepared in accordance with GAAP and are incorporated by reference in this joint proxy statement/prospectus. Differences between assumptions in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

Moreover, the pro forma financial information does not reflect all costs that are expected to be incurred by the combined company in connection with the transactions. As a result, the actual financial condition and results of operations of Holdco following the transactions may not be consistent with, or evident from, the pro forma financial information.

In addition, the assumptions used in preparing the pro forma financial information may not necessarily prove to be accurate, and other factors may affect Holdco’s financial condition or results of operations following the closing. Any potential decline in Holdco’s financial condition or results of operations may cause significant variations in the price of Holdco Ordinary Shares. See “Selected Unaudited Pro Forma Condensed Combined Financial Information.”

The financial analyses and forecasts considered by Avago, Broadcom and their respective financial advisors may not be realized.

While the financial projections utilized by Avago, Broadcom and their respective advisors in connection with the Transactions and summarized in this joint proxy statement/statement were prepared in good faith based on information available at the time of preparation, no assurances can be made regarding future events or that the assumptions made in preparing such projections will accurately reflect future conditions. In preparing such projections, the management of Avago and Broadcom made assumptions regarding, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described or incorporated by reference in this section and the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Avago and Broadcom and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the unaudited financial projections, whether or not the Transactions are completed. As a result, the unaudited financial projections cannot be considered predictive of actual future operating results, and this information should not be relied on as such. In addition, since such projections cover multiple years, the information by its nature becomes less predictive with each successive year.

Risks Relating to Tax Matters

You should read the discussion under the caption “The Transactions—Material U.S. Federal Income Tax Considerations” below for a more complete discussion of the material U.S. federal income tax considerations relating to the Transactions and the acquisition, ownership and disposition of Holdco Ordinary Shares and Restricted Exchangeable Units.

The IRS may not agree that Holdco should be treated as a foreign corporation for U.S. federal income tax purposes following the Transactions.

A corporation is generally considered a tax resident in the jurisdiction of its organization or incorporation for U.S. federal income tax purposes. Because Holdco is a Singapore entity, it would generally be classified as a foreign corporation (and, therefore, not a U.S. tax resident) under these rules. Even so, the IRS may assert that Holdco should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code.

Under Section 7874 of the Code, if the former shareholders of Broadcom hold 80% or more of the vote or value of the shares of Holdco by reason of holding Broadcom Common Shares (the percentage (by vote and value) of Holdco Ordinary Shares considered to be held (for purposes of Section 7874 of the Code) by former Broadcom shareholders immediately after the Transactions by reason of holding Broadcom Common Shares is referred to in this disclosure as the “Section 7874 Percentage”), and Holdco’s expanded affiliated group after the Transactions does not have substantial business activities in Singapore relative to its worldwide business activities, Holdco would be treated as a U.S. corporation for U.S. federal income tax purposes. If the Section 7874 Percentage were determined to be at least 60% (but less than 80%), Section 7874 of the Code would cause Holdco to be treated as a “surrogate foreign corporation” if Holdco does not have substantial business activities in Singapore relative to its worldwide business activities.

Under current law, Holdco should not be treated as a U.S. corporation for U.S. federal income tax purposes. However, determining the Section 7874 Percentage is complex and is subject to factual and legal uncertainties, including that such determination takes into account several factors other than the estimated ratio of ownership of Holdco (through the ownership of both Holdco Ordinary Shares and Restricted Exchangeable Units) by former Broadcom shareholders following the Transactions, which ratio is expected to be approximately 33%. For example, the IRS recently announced that it intends to issue U.S. Treasury Regulations that would disregard, for purposes of determining the Section 7874 Percentage, certain non-ordinary course distributions made by Broadcom during the 36 months preceding the closing of the Transactions, including any transfer of cash to Broadcom shareholders in connection with the Transactions to the extent such cash is directly or indirectly provided by Broadcom. Such U.S. Treasury Regulations have not yet been issued and their scope and precise effect are unclear, but they would likely have the effect of increasing the Section 7874 Percentage. Even taking into account these uncertainties, we currently expect the Section 7874 Percentage will be significantly less than 60% (in which case, Holdco should not be treated as a U.S. corporation and the limitations described in the paragraph below should not apply to Broadcom). However, there can be no assurance that the IRS will agree with the position that the Section 7874 Percentage is less than 60%.

If the Section 7874 Percentage were determined to be at least 60% (but less than 80%), several limitations could apply to Broadcom. For example, Broadcom would be prohibited from using its net operating losses, foreign tax credits or other tax attributes to offset the income or gain recognized by reason of the transfer of property to a foreign related person during the 10-year period following the Transactions or any income received or accrued during such period by reason of a license of any property by Broadcom to a foreign related person. In addition, the IRS has announced that it will promulgate new rules, which, in that situation, may limit the ability to restructure the non-U.S. members of the Broadcom tax group or access cash earned in its non-U.S. subsidiaries. Moreover, in such case, Section 4985 of the Code and rules related thereto would impose an excise tax on the value of certain Broadcom stock compensation held directly or indirectly by certain “disqualified individuals” (including officers and directors of Broadcom) at a rate equal to 15%, but only if gain is otherwise recognized by Broadcom shareholders as a result of the Transactions.

Changes in law could affect Holdco’s status as a foreign corporation for U.S. federal income tax purposes or limit the U.S. tax benefits from Holdco engaging in certain transactions.

Holdco believes that, under current law, it should be treated as a foreign corporation for U.S. federal income tax purposes. However, changes to Section 7874 of the Code or the U.S. Treasury Regulations promulgated thereunder could adversely affect Holdco’s status as a foreign corporation for U.S. federal tax purposes, and any such changes could have prospective or retroactive application. If Holdco were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to materially greater U.S. tax liability than currently contemplated as a non-U.S. corporation. Specifically, if Holdco were to be treated as a U.S. corporation for U.S. federal income tax purposes, Holdco would be subject to U.S. corporate income tax on its worldwide income, and the income of its foreign subsidiaries would be subject to U.S. tax when repatriated or when deemed recognized under the U.S. federal income tax rules for controlled foreign subsidiaries. Moreover, in such a case, a non-U.S. Holder of Holdco Ordinary Shares would be subject to U.S. withholding tax on the gross amount of any dividends paid by Holdco to such shareholder.

Recent legislative proposals have aimed to expand the scope of U.S. corporate tax residence, including by potentially causing Holdco to be treated as a U.S. corporation if the management and control of Holdco and its affiliates were determined to be located primarily in the United States, or by reducing the Section 7874 Percentage at or above which Holdco would be treated as a U.S. corporation. In addition, other recent legislative proposals would cause Holdco and its affiliates to be subject to certain intercompany financing limitations, including with respect to their ability to use certain interest expense deductions, if the Section 7874 Percentage were to be at least 60%. Thus, the rules under Section 7874 and other relevant provisions could change on a prospective or retroactive basis in a manner that could adversely affect Holdco and its affiliates.

The application of Section 367(a)(1) of the Code may result in your recognition of taxable gain (but not loss) in respect of the Broadcom Common Shares you exchange for Holdco Ordinary Shares in the Cash/Stock Merger.

The receipt of Holdco Ordinary Shares for Broadcom Common Shares pursuant to the Cash/Stock Merger, together with the Avago Scheme, should qualify as a tax-free “exchange” within the meaning of Section 351 of the Code. However, Section 367(a)(1) of the Code and the applicable Treasury Regulations thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise constitute a tax-free exchange, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. The IRS has declined to issue a ruling to the effect that the Cash/Stock Merger will not be subject to Section 367(a)(1). While Avago, Holdco and Broadcom generally expect such requirements to be met, one such requirement is that the value of Avago equal or exceed the value of Broadcom, as specifically determined for purposes of Section 367 of the Code, as of the closing date of the Cash/Stock Merger. Whether this requirement is met cannot be known until the closing date of the Cash/Stock Merger. In determining the value of Avago for these purposes, acquisitions by Avago made outside of the ordinary course of business during the 36 months preceding the Cash/Stock Merger will be disregarded unless such acquisitions either (i) consist of interests in certain foreign corporations or partnerships, or (ii) do not consist of passive assets and are not undertaken with a principal purpose of satisfying such requirement.

In addition, the IRS has announced an intention to issue regulations effective prior to the date of the Cash/Stock Merger whereby, for purposes of determining the value of Broadcom, certain distributions made by Broadcom during the 36 months preceding the Cash/Stock Merger will be added back to the value of Broadcom for purposes of this requirement. Under such regulations, distributions (including share repurchases) made by Broadcom over the 36 months preceding the Cash/Stock Merger, as well as cash provided by Broadcom in the Cash/Stock Merger, would be added back to the value of Broadcom to the extent that amounts distributed during a given year exceed 110 percent of the average amounts distributed over the 3 preceding years. If the application of Section 367(a)(1) requires recognition of gain to a holder of Broadcom Common Shares in the Cash/Stock Merger, such holder of Broadcom Common Shares would recognize gain (but not loss) in an amount equal to the excess, if any, of the amount of cash plus the fair market value as of the closing date of the Cash/Stock Merger of any Holdco Ordinary Shares received in the Cash/Stock Merger, over such holder’s tax basis in the shares of Broadcom Common Shares surrendered by the holder in the Cash/Stock Merger. Any gain so recognized would generally be long-term capital gain if the holder has held the Broadcom Common Shares for more than one year at the time the Cash/Stock Merger is completed. If you do not expect that the value of Avago will equal or exceed the value of Broadcom, as specifically determined for purposes of Section 367 of the Code (as discussed above), as of the closing date of the Cash/Stock Merger, you should assume, for purposes of deciding how to vote, that the Cash/Stock Merger will be treated in such manner.

Holdco LP may be treated as a publicly traded partnership taxed as a non-U.S. corporation for U.S. federal income tax purposes.

Holdco LP is organized as an exempted limited partnership under the laws of the Cayman Islands and should qualify as a partnership for U.S. federal income tax purposes and not as a “publicly traded partnership” (within the meaning of Section 7704(b) of the Code) subject to tax as a corporation. Even if Holdco LP were to qualify as a publicly traded partnership, it would not be subject to tax as a corporation, provided the qualifying income exception is met. Under the qualifying income exception, a publicly traded corporation will be treated as a partnership, and not as a corporation, for U.S. federal income tax purposes if (i) ninety percent or more of its gross income during each taxable year consists of “qualifying income” within the meaning of Section 7704 of the Code and (ii) it is not required to register as an investment company under the Investment Company Act of 1940. However, because of the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in circumstances, no assurance can be given that Holdco LP will qualify as a partnership and not as a publicly traded partnership subject to tax as a corporation for any particular year.

In the event that Holdco LP were to be treated as publicly traded partnership that fails to meet the qualifying income exception and is subject to tax as a corporation, it would be treated as if it had transferred all of its assets, subject to its liabilities, to a newly formed corporation, on the first day of the year in which it failed to satisfy the qualifying income exception, in return for stock of the corporation, and then distributed such stock to the holders of Restricted Exchangeable Units, in liquidation of their interests in Holdco LP. This contribution and liquidation would be taxable to the holders of Restricted Exchangeable Units, in whole or in part, in an amount not to exceed the excess of the fair market value of the Restricted Exchangeable Units over their adjusted basis in the hands of the holders of such Restricted Exchangeable Units.

The IRS may view the receipt of Restricted Exchangeable Units in the Unit Merger as a taxable event for U.S. Holders.

The U.S. federal income tax consequences of the Unit Merger to Broadcom shareholders receiving Restricted Exchangeable Units depends, in part, upon whether Holdco LP will generally be treated as a partnership, and not as a corporation, for U.S. federal income tax purposes and whether the Restricted Exchangeable Units received in the Unit Merger will be treated as an interest in Holdco LP, and not as stock of Holdco, for U.S. federal income tax purposes. Broadcom expects to receive an opinion of Skadden at the time of closing substantially to the effect that (i) Holdco LP should generally be treated as a partnership for U.S. federal income tax purposes, (ii) Restricted Exchangeable Units should be treated as an interest in Holdco LP, and (iii) the receipt of Restricted Exchangeable Units for Broadcom Common Shares should qualify as an exchange within the meaning of Section 721 of the Code in which neither gain nor loss is recognized.

The opinion to be rendered by Skadden described above will be based on certain facts, representations, covenants and assumptions, including representations of Avago and Broadcom, and will assume that the parties will comply with certain reporting obligations of the Code. If any of these representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax treatment of the Unit Merger could be adversely affected. The opinion to be rendered by Skadden is not binding on the IRS or any court and does not preclude the IRS or a court from reaching a contrary conclusion. Therefore, no assurance can be provided that the IRS will agree with the conclusions in such opinion.

The U.S. federal income tax treatment of publicly traded partnerships or an investment in Restricted Exchangeable Units may be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The U.S. federal income tax treatment of publicly traded partnerships or an investment in Restricted Exchangeable Units may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively. Moreover, any such modification may make it more difficult or impossible for Holdco LP, in the event that it qualifies as a publicly traded partnership, to meet the qualifying income exception. For example, members of Congress have considered substantive changes to the definition of qualifying income and the treatment of certain types of income earned from partnerships, and it is impossible to predict at this time whether these changes, or other proposals, will be enacted. Any such modifications may negatively impact the value of an investment in Restricted Exchangeable Units.

The U.S. federal income tax liability of a U.S. Holder of a Restricted Exchangeable Unit with respect to its allocable share of Holdco LP’s earnings in a particular taxable year could exceed the cash distributions by Holdco LP to such holder for such taxable year.

Pursuant to the Partnership Agreement, items of Holdco LP’s taxable income and gain are allocated to holders of Restricted Exchangeable Units with respect to each taxable year only up to an amount equal to the cumulative amount distributed by Holdco LP to such holders during, or with respect to, each such taxable year or any prior period less any losses previously allocated to such holders. The United States Treasury Regulations provide that allocations of items of partnership income, gain, loss and deduction will be respected for U.S. federal income tax purposes if such allocations have “substantial economic effect” or are determined to be in accordance with the partners’ interests in a partnership. If the IRS were to successfully challenge Holdco LP’s allocations as not having “substantial economic effect” and/or not being in accordance with the partners’ interests in Holdco LP any resulting reallocation of tax items may have adverse tax consequences to a U.S. Holder of Restricted Exchangeable Units.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR AVAGO

The following table presents selected historical consolidated financial data for Avago as of and for the fiscal years ended November 2, 2014, November 3, 2013, October 28, 2012, October 30, 2011 and October 31, 2010 and as of and for the fiscal quarters ended August 2, 2015 and August 3, 2014.

The consolidated statement of operations data for the fiscal years ended November 2, 2014, November 3, 2013 and October 28, 2012 and the consolidated balance sheet data as of November 2, 2014 and November 3, 2013 have been obtained from Avago’s audited consolidated financial statements included in Avago’s Annual Report on Form 10-K for the fiscal year ended November 2, 2014, which is incorporated by reference into this joint proxy statement/prospectus. The consolidated statement of operations data for the fiscal years ended October 30, 2011 and October 31, 2010 and the consolidated balance sheet data as of October 28, 2012, October 30, 2011 and October 31, 2010 have been derived from Avago’s audited consolidated financial statements for such periods, which have not been incorporated by reference into this joint proxy statement/prospectus.

The consolidated statement of operations data for the fiscal quarters ended August 2, 2015 and August 3, 2014 and the consolidated balance sheet data as of August 2, 2015 have been obtained from Avago’s unaudited condensed consolidated financial statements included in Avago’s Quarterly Report on Form 10-Q for the period ended August 2, 2015, which is incorporated by reference into this joint proxy statement/prospectus. The consolidated balance sheet data as of August 3, 2014 has been derived from Avago’s unaudited condensed consolidated financial statements for such period, which have not been incorporated into this document by reference.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Avago’s Annual Report on Form 10-K for the fiscal year ended November 2, 2014 and Avago’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 2015, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Incorporation of Certain Documents by Reference” of this joint proxy statement/prospectus.

	Fiscal Quarter Ended		Fiscal Year Ended
	August 2, 2015	August 3, 2014	November 2, 2014	November 3, 2013	October 28, 2012	October 30, 2011	October 31, 2010
	(In millions, except per share amounts and ratio data)
Statement of Operations Data (1):
Net revenue	$1,735	$1,269	$4,269	$2,520	$2,364	$2,336	$2,093
Cost of products sold:
Cost of products sold (2)	720	760	2,121	1,260	1,164	1,133	1,068
Amortization of intangible assets	129	105	249	61	56	56	58
Restructuring charges (3)	2	11	22	1	2	—	1

Total cost of products sold	851	876	2,392	1,322	1,222	1,189	1,127

Gross margin	884	393	1,877	1,198	1,142	1,147	966

Research and development	276	240	695	398	335	317	280
Selling, general and administrative (2)	143	137	407	222	199	220	196
Amortization of intangible assets	68	91	197	24	21	22	21
Restructuring and asset impairment charges (3)	98	87	140	2	5	4	3

Total operating expenses	585	555	1,439	646	560	563	500

Income (loss) from operations (4)	299	(162)	438	552	582	584	466

Interest expense (5)	(43)	(55)	(110)	(2)	(1)	(4)	(34)
Loss on extinguishment of debt	—	—	—	(1)	—	(20)	(24)
Other income (expense), net	11	(2)	14	19	4	1	(2)

Income (loss) from continuing operations before income taxes	267	(219)	342	568	585	561	406

Provision for (benefit from) income taxes (6)	23	(99)	33	16	22	9	(9)

Income (loss) from continuing operations	244	(120)	309	552	563	552	415

Loss from discontinued operations, net of income taxes (7)	(4)	(44)	(46)	—	—	—	—

Net income (loss)	$240	$(164)	$263	$552	$563	$552	$415

Basic income (loss) per share:
Income (loss) per share from continuing operations	$0.92	$(0.48)	$1.23	$2.23	$2.30	$2.25	$1.74
Income (loss) per share from discontinued operations	(0.01)	(0.17)	(0.18)	—	—	—	—

Net income (loss) per share	$0.91	$(0.65)	$1.05	$2.23	$2.30	$2.25	$1.74

Diluted income (loss) per share:
Income (loss) per share from continuing operations	$0.85	$(0.48)	$1.16	$2.19	$2.25	$2.19	$1.69
Income (loss) per share from discontinued operations	(0.01)	(0.17)	(0.17)	—	—	—	—

Net income (loss) per share	$0.84	$(0.65)	$0.99	$2.19	$2.25	$2.19	$1.69

Weighted-average shares:
Basic	265	252	251	247	245	245	238
Diluted	287	252	267	252	250	252	246

Balance Sheet Data (at end of period):
Cash and cash equivalents	$1,354	$1,277	$1,604	$985	$1,084	$829	$561
Total assets	$9,988	$10,262	$10,491	$3,415	$2,862	$2,446	$2,157
Debt and capital lease obligations	$3,961	$5,519	$5,510	$1	$2	$4	$4
Total shareholders’ equity	$4,281	$3,098	$3,243	$2,886	$2,419	$2,006	$1,505

Other Financial Data:
Cash dividends declared and paid per share	$0.40	$0.29	$1.13	$0.80	$0.56	$0.35	$—
Earnings to fixed charges ratio (8)	5.2	NA (9)	3.7	94.4	121.6	68.0	11.7

(1)	On August 12, 2014, Avago acquired PLX Technology, Inc. (“PLX”) for total consideration of approximately $308 million. On May 6, 2014, Avago acquired LSI Corporation (“LSI”) for total consideration of approximately $6,518 million. On June 28, 2013, Avago acquired CyOptics, Inc. (“CyOptics”) for total consideration of approximately $380 million. The results of operations of these and other acquired companies and estimated fair value of assets acquired and liabilities assumed were included in Avago’s financial statements from the respective acquisition dates. As a result of these acquisitions, there has been a significant change in Avago’s statement of operations data in fiscal year 2014 as compared to prior years.
(2)	During fiscal years 2014 and 2013, Avago incurred acquisition-related costs of $74 million and $14 million, respectively, of which $67 million and $11 million were recorded as part of operating expenses, respectively, and the remainder was recorded as part of cost of products sold. In addition, cost of products sold includes $210 million and $9 million in fiscal years 2014 and 2013, respectively, of charges resulting from the step-up of inventory acquired from LSI, PLX and CyOptics to fair value. During fiscal year 2012, acquisition-related costs were not material.
(3)	Fiscal year 2014 restructuring charges primarily reflect actions taken to implement planned cost reduction and restructuring activities in connection with the acquisition and integration of LSI, PLX and CyOptics.
(4)	Includes share-based compensation expense of $153 million, $77 million, $53 million, $38 million and $25 million for fiscal years 2014, 2013, 2012, 2011 and 2010, respectively. Share-based compensation expense for fiscal years 2014 and 2013 include the impact of a special, long-term compensation and retention equity award made to Avago’s President and Chief Executive Officer, and fiscal year 2014 also includes the impact of equity awards assumed as part of the LSI acquisition.
(5)	Interest expense for fiscal year 2014 includes interest expense with respect to Avago’s 2% Convertible Senior Notes due 2021, 2014 credit agreement (dated May 6, 2014) and 2014 revolving credit facility issued in the third quarter of fiscal 2014, the related commitment fees and amortization expense of debt issuance costs. Interest expense for fiscal years 2013 and 2012 includes commitment fees for the previous $300 million unsecured revolving credit facility and amortization expense of related debt issuance costs. Interest expense for fiscal years 2011 and 2010 includes commitment fees for Avago’s $300 million unsecured revolving credit facility, interest expense for Avago’s 10 1/8% Senior Notes due 2013 and Avago’s Floating Rate Notes due 2013, both of which were fully redeemed during the first quarter of fiscal year 2010, and interest expense for Avago’s 11 7/8% Senior Subordinated Notes due 2015 (“Senior Subordinated Notes”) which were fully redeemed during the first quarter of fiscal year 2011.
(6)	Avago’s provision for (benefit from) income taxes fluctuates based on the jurisdictional mix of income. In fiscal year 2010, Avago recognized a release of a deferred tax valuation allowance of $29 million, mainly associated with Avago irrevocably calling its Senior Subordinated Notes for redemption in October 2010.
(7)	On September 2, 2014, Avago sold LSI’s Flash Components Division and Accelerated Solutions Division (the “Flash Business”) that was acquired as part of the LSI acquisition to Seagate Technology LLC for $450 million which resulted in a gain of $18 million. The operations of the Flash Business were classified as discontinued operations beginning with the May 6, 2014, LSI acquisition date.
On August 13, 2014, Avago entered into a definitive agreement with Intel Corporation (“Intel”), pursuant to which Intel agreed to purchase LSI’s Axxia Networking Business and related assets (the “Axxia Business”) for $650 million. As such, the operations of the Axxia Business were classified as discontinued operations in fiscal year 2014.
(8)	For purposes of computing this ratio of earnings to fixed charges, “fixed charges” consists of interest expense on all indebtedness plus amortization of debt issuance costs and accretion of debt discount, capitalized interest and an estimate of interest expense within rental expense. “Earnings” consist of income from continuing operations before income taxes plus fixed charges less capitalized interest.
(9)	For the fiscal quarter ended August 3, 2014, Avago’s earnings were insufficient to cover fixed charges. The amount of additional earnings needed to cover fixed charges for the fiscal quarter was $160 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR BROADCOM

The following table presents selected historical consolidated financial data for Broadcom as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010, and as of and for the quarterly periods ended June 30, 2015 and 2014.

The consolidated statement of operations data for the years ended December 31, 2014, 2013 and 2012 and the consolidated balance sheet data as of December 31, 2014 and 2013 have been derived from Broadcom’s audited consolidated financial statements included in Broadcom’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this joint proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 2011 and 2010 and the consolidated balance sheet data as of December 31, 2012, 2011 and 2010 have been derived from Broadcom’s audited consolidated financial statements for such periods, which have not been incorporated into this document by reference.

The consolidated statement of operations data for the quarters ended June 30, 2015 and 2014 and the consolidated balance sheet data as of June 30, 2015 have been derived from Broadcom’s unaudited condensed consolidated financial statements included in Broadcom’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, which is incorporated by reference into this joint proxy statement/prospectus. The consolidated balance sheet data as of June 30, 2014 has been derived from Broadcom’s unaudited condensed consolidated financial statements for such period, which have not been incorporated into this document by reference.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Broadcom’s Annual Report on Form 10-K for the year ended December 31, 2014 and Broadcom’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Incorporation of Certain Documents by Reference” of this joint proxy statement/prospectus.

	Quarter Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(In millions, except per share data)
Statement of Operations Data:
Net revenue	$2,096	$2,041	$8,428	$8,305	$8,006	$7,389	$6,818
Cost of revenue (1)	939	1,005	4,098	4,088	4,027	3,626	3,284

Gross profit	1,157	1,036	4,330	4,217	3,979	3,763	3,534
Operating expenses:
Research and development	538	634	2,373	2,486	2,318	1,983	1,762
Selling, general and administrative	188	182	716	706	696	657	590
Amortization of purchased intangible assets (2)	2	9	29	57	113	31	28
Impairments of long-lived assets (3)	—	165	404	511	90	92	19
Restructuring costs, net (4)	4	23	158	29	7	16	—
Settlement costs (gains), net (5)	1	16	16	(69)	79	(18)	53
Other charges (gains), net (6)	22	(7)	(60)	25	—	49	—

Total operating expenses	755	1,022	3,636	3,745	3,303	2,810	2,452

Income from operations (7)	402	14	694	472	676	953	1,082
Interest income (expense), net	(3)	(5)	(36)	(30)	(30)	(5)	9
Other income (expense), net	(5)	(8)	9	3	10	8	7

Income before income taxes	394	1	667	445	656	956	1,098
Provision for (benefit of) income taxes (8)	8	2	15	21	(63)	29	16

Net income (loss)	$386	$(1)	$652	$424	$719	$927	$1,082

Net income (loss) per share—basic	$0.64	$—	$1.11	$0.74	$1.29	$1.72	$2.13

Net income (loss) per share—diluted	$0.63	$—	$1.08	$0.73	$1.25	$1.65	$1.99

Weighted average shares—basic	602	587	590	574	558	539	508

Weighted average shares—diluted	616	587	601	584	576	563	545

	Quarter Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(In millions, except per share data)
Balance Sheet Data (end of period):
Cash and cash equivalents and short-term and long-term marketable securities	$6,345	$5,025	$5,989	$4,371	$3,722	$5,205	$4,058
Working capital	3,317	3,104	3,522	2,419	2,099	4,653	2,913
Goodwill and purchased intangible assets	4,179	4,741	4,374	4,937	5,512	2,187	2,043
Total assets	12,990	11,971	12,471	11,495	11,208	9,040	7,944
Total debt	1,594	1,395	1,593	1,394	1,693	1,196	697
Total shareholders’ equity	9,603	8,673	9,051	8,371	7,839	6,521	5,826

Other Financial Data:
Dividends per share	$0.14	$0.12	$0.48	$0.44	$0.40	$0.36	$0.32

(1)	Cost of revenue includes $31 million and $47 million in the quarters ended June 30, 2015 and 2014, respectively, and $185 million, $171 million, $198 million, $53 million and $31 million, in 2014, 2013, 2012, 2011 and 2010, respectively, for the amortization of purchased intangible assets related to Broadcom’s acquisition of NetLogic in 2012 and several other acquisitions in prior years.

Cost of revenue includes $72 million, $24 million and $10 million in 2012, 2011 and 2010, respectively, for charges resulting from the impact of the sale of inventory initially recognized at fair value, primarily from Broadcom’s acquisition of NetLogic in 2012 and several other acquisitions in prior years.

Cost of revenue includes $34 million in the quarter ended June 30, 2014 and $27 million in 2014 for certain inventory charges related to Broadcom’s decision to exit the cellular baseband business.
(2)	Amortization of purchased intangibles relate to Broadcom’s acquisition of NetLogic in 2012 and several other acquisitions in prior years.
(3)	Impairments of long-lived assets in 2014 and 2013 primarily related to Broadcom’s acquisition of NetLogic in 2012, as well as $130 million for the impairment of certain long-lived assets related to Broadcom’s decision to exit the cellular baseband business in the quarter ended June 30, 2014.
(4)	Restructuring costs primarily related to Broadcom’s decision to exit the cellular baseband business in 2014.
(5)	Settlement costs in 2014, 2012 and 2010 primarily related to the settlement of patent infringement claims; and a settlement gain in 2013 related to an additional litigation matter.
(6)	Other charges (gains) included $22 million of acquisition-related costs associated with the pending acquisition of Broadcom by Avago in the quarter ended June 30, 2015, a $48 million gain on the sale of certain Ethernet controller-related assets in 2014, $25 million charitable contributions in 2013 and 2011, and $25 million of legal expenses paid to the plaintiffs’ counsel for attorneys’ fees, expenses and costs in 2011 related to the settlement of a federal consolidated shareholder derivative action.
(7)	Operating income includes stock-based compensation expense of $86 million and $113 million in the quarters ended June 30, 2015 and 2014, respectively, and $437 million, $518 million, $543 million, $513 million and $484 million in 2014, 2013, 2012, 2011 and 2010, respectively.
(8)	Broadcom’s benefit of income taxes in 2012 resulted primarily from reductions in its domestic valuation allowance on certain deferred tax assets due to recording net deferred tax liabilities for identifiable intangible assets under purchase accounting of $51 million for certain of Broadcom’s acquisitions.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data (the “selected pro forma data”) gives effect to the acquisition of Broadcom by Avago and the other transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 223 of this joint proxy statement/prospectus. The acquisition of Broadcom will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations” (“ASC 805”). The selected unaudited pro forma condensed combined balance sheet data as of August 2, 2015 give effect to the Transactions as if they each had occurred on August 2, 2015. The selected unaudited pro forma condensed combined statement of operations data for the year ended November 2, 2014 and for the nine months ended August 2, 2015 give effect to the Transactions as if they each had occurred on November 4, 2013.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the “pro forma financial statements”) of the combined company appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes to the pro forma financial statements. In addition, the pro forma financial statements were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of each of Avago and Broadcom for the applicable periods, which have been incorporated in this joint proxy statement/prospectus by reference. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Incorporation of Certain Documents by Reference” beginning on pages 223 and 329, respectively, of this joint proxy statement/prospectus for additional information. The selected pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the selected pro forma data do not purport to project the future financial position or operating results of the combined company. Also, as explained in more detail in the accompanying notes to the pro forma financial statements, the preliminary fair values of assets acquired and liabilities assumed reflected in the selected pro forma data are subject to adjustment and may vary significantly from the fair values that will be recorded upon completion of the Transactions.

For purposes of these pro forma financial statements and the preliminary purchase price allocation, Avago and Broadcom assumed that 50% of Broadcom Common Shares are Cash Electing Shares and the remaining 50% of Broadcom Common Shares are Equity Electing Shares; however, Avago and Broadcom cannot predict the elections that Broadcom shareholders ultimately will make, and the ultimate purchase price will be adjusted to reflect any changes in actual elections compared to the assumptions herein. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 223 of this joint proxy statement/prospectus.

(In millions, except per share data)	Year Ended November 2, 2014	Nine Months Ended August 2, 2015
Pro Forma Condensed Combined Statement of Operations Data:
Net revenue	$13,690	$11,281
Income (loss) from operations	(257)	1,129
Income (loss) from continuing operations	(910)	635
Income (loss) from continuing operations per share
Basic	(2.36)	1.61
Diluted	(2.36)	1.50
Weighted-average shares:
Basic	385	394
Diluted	385	423

(In millions)	As of August 2, 2015
Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$1,345
Total assets	41,046
Debt	16,894
Total shareholders’ equity	20,262

UNAUDITED COMPARATIVE PER SHARE DATA

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for Avago Ordinary Shares and Broadcom Common Shares. The following information should be read in conjunction with the audited financial statements of Avago and Broadcom, which are incorporated by reference in this joint proxy statement/prospectus, and the financial information contained in the “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Historical Consolidated Financial Data of Avago” and “Selected Historical Consolidated Financial Data of Broadcom” sections of this joint proxy statement/prospectus. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Transactions had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

	As of and for the Year Ended November 2, 2014 (December 31, 2014)	As of and for the Nine Months Ended August 2, 2015 (June 30, 2015)
Avago Historical Data
Basic income from continuing operations per share Diluted income from continuing operations per share	$1.23 1.16	$3.54 3.25
Book value per share (1)	12.75	15.57
Cash dividends	1.13	1.13

Broadcom Historical Data
Basic income from continuing operations per share	$1.11	$1.65
Diluted income from continuing operations per share	1.08	1.61
Book value per share (1)	15.11	15.82
Cash dividends	0.48	0.40

Combined Company Unaudited Pro Forma Data
Basic income (loss) from continuing operations per share	$(2.36)	$1.61
Diluted income (loss) from continuing operations per share	(2.36)	1.50
Book value per share (1)	51.68	49.54
Cash dividends	1.13	1.13

Broadcom Pro Forma Equivalent Data (2)
Basic income (loss) from continuing operations per share	$(1.03)	$0.70
Diluted income (loss) from continuing operations per share	(1.03)	0.66
Book value per share (1)	22.63	21.69
Cash dividends	0.49	0.49

(1)	Historical book value per share was computed using book value attributable to Avago or Broadcom, as applicable, divided by the number of Avago Ordinary Shares and Broadcom Common Shares, as applicable, outstanding. Combined company pro forma book value per share was computed using pro forma book value divided by the number of pro forma shares outstanding.

(2)	Broadcom pro forma equivalent amounts are calculated by multiplying the combined company unaudited pro forma data per share amounts by the exchange ratio of 0.4378. The exchange ratio does not include the $54.50 per share cash portion of the acquisition consideration.

As of August 2, 2015 (June 30, 2015)
(in millions)
Avago Historical Data
Cash and cash equivalents	$1,354
Total assets	9,988
Total liabilities	5,707
Total shareholders’ equity	4,281

Broadcom Historical Data
Cash and cash equivalents	$1,976
Total assets	12,990
Total liabilities	3,387
Total stockholders’ equity	9,603

Combined Company Pro Forma Data
Cash and cash equivalents	$1,345
Total assets	41,046
Total liabilities	20,784
Total shareholders’ equity	20,262

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

The following table sets forth the closing market price per Avago Ordinary Share and per share of Broadcom Class A common stock as reported on NASDAQ. In each case, the prices are given:

•	as of May 27, 2015, the last trading day before the public announcement of the transaction between Avago and Broadcom; and

•	as of September 14, 2015, the latest practicable date before the date of this joint proxy statement/prospectus.

Date	Avago Ordinary Shares	Broadcom Class A Common Stock
May 27, 2015	$141.49	$57.16
September 14, 2015	$131.19	$53.24

Avago Ordinary Shares are listed and traded on NASDAQ under the symbol “AVGO.” Shares of Broadcom Class A common stock are listed and traded on NASDAQ under the symbol “BRCM.” The following table sets forth, for the calendar quarters indicated, the high and low sales price as reported on NASDAQ per Avago Ordinary Share and per share of Broadcom Class A common stock.

For the calendar quarter ended:	Avago Ordinary Shares		Broadcom Class A Common Stock
	High	Low	High	Low
2015
September 30 (through September 14, 2015)	$137.75	$100.00	$53.75	$45.30
June 30	$150.50	$114.56	$57.70	$41.80
March 31	$136.28	$95.18	$46.31	$40.21
2014
December 31	$105.00	$68.75	$44.33	$34.50
September 30	$90.88	$68.71	$41.65	$36.55
June 30	$72.50	$57.27	$38.85	$28.86
March 31	$65.83	$51.89	$32.31	$28.30
2013
December 31	$54.54	$41.83	$29.75	$24.60
September 30	$43.29	$35.75	$34.96	$23.25
June 30	$38.87	$30.57	$37.85	$31.25
March 31	$36.98	$32.09	$35.50	$32.12
2012
December 31	$35.58	$30.50	$35.00	$29.95
September 30	$37.88	$32.14	$37.00	$28.60
June 30	$39.01	$29.70	$39.23	$30.95
March 31	$39.22	$28.02	$39.66	$29.00

The table below sets forth, for the fiscal quarters indicated, quarterly dividends paid per Avago Ordinary Share, in U.S. dollars per share. On September 25, the Avago Record Date, there were 275,998,783 Avago Ordinary Shares in the issued capital of Avago. Avago pays quarterly dividends with respect to Avago Ordinary Shares.

Fiscal Period:	Date Paid	$ Per Share
Fiscal Year 2015
Third Quarter (ended August 2, 2015)	June 30	$0.40
Second Quarter (ended May 3, 2015)	March 31	$0.38
First Quarter (ended February 1, 2015)	December 31	$0.35
Fiscal Year 2014
Fourth Quarter (ended November 2, 2014)	September 30	$0.32
Third Quarter (ended August 3, 2014)	June 30	$0.29
Second Quarter (ended May 4, 2014)	March 31	$0.27
First Quarter (ended February 2, 2014)	December 31	$0.25
Fiscal Year 2013
Fourth Quarter (ended November 3, 2013)	September 30	$0.23
Third Quarter (ended August 4, 2013)	June 28	$0.21
Second Quarter (ended May 5, 2013)	April 4	$0.19
First Quarter (ended February 3, 2013)	December 28	$0.17
Year 2012
Fourth Quarter (ended October 28, 2012)	October 1	$0.16
Third Quarter (ended July 29, 2012)	June 29	$0.15
Second Quarter (ended April 29, 2012)	March 30	$0.13
First Quarter (ended January 29, 2012)	December 30	$0.12

The table below sets forth, for the fiscal quarters indicated, quarterly dividends paid per Broadcom Common Share, in U.S. dollars per share. On September 25, the Broadcom Record Date, there were 608,853,133 Broadcom Common Shares outstanding. Broadcom pays quarterly dividends with respect to Broadcom Common Shares.

Fiscal Period:	Date Paid	$ Per Share
Fiscal Year 2015
Third Quarter (through September 14, 2015)	August 26	$0.14
Second Quarter (ended June 30, 2015)	June 15	$0.14
First Quarter (ended March 31, 2015)	March 2	$0.14
Fiscal Year 2014
Fourth Quarter (ended December 31, 2014)	December 15	$0.12
Third Quarter (ended September 30, 2014)	September 15	$0.12
Second Quarter (ended June 30, 2014)	June 16	$0.12
First Quarter (ended March 31, 2014)	March 3	$0.12
Fiscal Year 2013
Fourth Quarter (ended December 31, 2013)	December 9	$0.11
Third Quarter (ended September 30, 2013)	September 16	$0.11
Second Quarter (ended June 30, 2013)	June 17	$0.11
First Quarter (ended March 31, 2013)	March 4	$0.11
Year 2012
Fourth Quarter (ended December 31, 2012)	December 10	$0.10
Third Quarter (ended September 30, 2012)	September 17	$0.10
Second Quarter (ended June 30, 2012)	June 18	$0.10
First Quarter (ended March 31, 2012)	March 5	$0.10

THE TRANSACTIONS

Background of the Transactions

The boards of directors of Broadcom and Avago, together with their respective senior management teams and advisors, have periodically reviewed and considered various strategic alternatives available to Broadcom and Avago to improve their competitive positions and enhance value for their respective shareholders. For Avago, this has included evaluation of potential acquisitions of other companies or their assets. For Broadcom, this has included consideration of whether the continued execution of Broadcom’s strategy as a stand-alone company or the possible sale of Broadcom to, or a combination of Broadcom with, a third party offered the best avenue to maximize shareholder value. In the past two years, these opportunities have included consideration of, and negotiations with, potential acquirors of Broadcom.

On October 16, 2013, at the invitation of the Chairman of the Board of a potential public strategic acquiror referred to herein as Company A, Scott A. McGregor, the President and Chief Executive Officer of Broadcom, met with the Chief Executive Officer and the Chairman of Company A. At this meeting, Company A’s representatives suggested three possible strategic actions: (i) a commercial relationship between Broadcom and Company A; (ii) Company A acquiring Broadcom’s mobile and wireless group; or (iii) Company A acquiring Broadcom as a whole. No price was discussed for the alternative of Company A acquiring Broadcom as a whole at this meeting.

On October 18, 2013, Broadcom’s board of directors held a meeting. At the meeting, Mr. McGregor updated Broadcom’s board of directors on the meeting he had held with the Chief Executive Officer and the Chairman of Company A on October 16, 2013. After discussion, Broadcom’s board of directors authorized management to enter into a non-disclosure agreement with Company A, to engage J.P. Morgan as financial advisor to Broadcom due to its skill, reputation, familiarity with Broadcom and its history of providing advice to Broadcom, and authorized management and Broadcom’s advisors to share limited due diligence information with Company A for the purpose of considering the proposed strategic transactions.

On October 28, 2013, Broadcom and Company A entered into a non-disclosure agreement, which included a standstill provision that by its terms terminated on October 28, 2014, to allow their respective management teams to share non-public information with each other to explore the proposed strategic transactions.

On November 25, 2013, representatives of Broadcom met with representatives of Company A for the purpose of providing limited due diligence information about Broadcom. Also in attendance at this meeting were representatives of J.P. Morgan and Company A’s financial advisor. Following this meeting, the Chief Executive Officer of Company A told Mr. McGregor that he intended to discuss a possible strategic transaction with Broadcom with the Company A board of directors and to follow up with Mr. McGregor following that discussion.

On December 12, 2013, the Chief Executive Officer and the Chairman of Company A met with Mr. McGregor and Dr. Henry Samueli, Broadcom’s Co-Founder, Chairman of the Board and Chief Technical Officer. During this meeting, Company A’s representatives proposed a transaction in which Company A would acquire all of the outstanding Broadcom Common Shares for consideration of between $37.00 and $42.00 per share, consisting of Company A common stock for the holders of Broadcom Class B common stock, and primarily cash, but possibly a mix of cash and Company A common stock, for the holders of Broadcom Class A common stock. Company A’s representatives also said that they would want Dr. Samueli to join Company A’s board of directors if the acquisition was consummated. Company A’s representatives requested a meeting to discuss the potential cost synergies that could be achieved by combining the two businesses.

On December 13, 2013, Broadcom’s board of directors held a meeting. At the meeting, Dr. Samueli and Mr. McGregor updated Broadcom’s board of directors on their December 12, 2013 meeting with Company A’s representatives. Also at this meeting, which was attended by representatives of Skadden, legal counsel to

Broadcom, representatives of J.P. Morgan provided a preliminary financial review regarding the proposed combination of Broadcom with Company A. Mr. McGregor also recounted a recent discussion with a representative of a potential public strategic acquiror referred to herein as Company B in which Company B proposed a combination of Broadcom’s wireless business with Company B’s wireless business using a joint venture structure. After discussion, Broadcom’s board of directors authorized management to engage in further due diligence with Company A regarding the potential cost synergies of the proposed combination, and to convey to Company A the message that Broadcom would be willing to explore a transaction with consideration of close to $50.00 per share.

On or about December 14, 2013, Mr. McGregor called the Chief Executive Officer of Company A and relayed that Broadcom’s board of directors would be willing to explore a transaction with consideration of close to $50.00 per share, and had authorized Broadcom’s management to engage in further due diligence with Company A regarding potential cost synergies that could be achieved through the transaction.

On December 19, 2013, Broadcom’s management and Company A’s management met, with representatives of J.P. Morgan and Company A’s financial advisors present, and provided each other with due diligence information regarding potential cost synergies that could be achieved through the transaction.

On December 23, 2013, the Chief Executive Officer of Company A called Mr. McGregor and reiterated that Company A’s proposed purchase price remained between $37.00 and $42.00 per share.

Also on December 23, 2013, the President and Chief Strategy Officer of a subsidiary of Company B called Mr. McGregor to request a meeting between Company B’s management and Broadcom’s management to discuss the possible cost synergies of combining Company B’s semiconductor business with Broadcom.

On December 30, 2013, Broadcom’s board of directors held a meeting. At the meeting, Mr. McGregor reported to Broadcom’s board of directors that Company A’s proposed purchase price remained between $37.00 and $42.00 per share, unchanged from its original proposal. Representatives of J.P. Morgan provided an updated preliminary financial review of the proposed combination of Broadcom with Company A, and representatives of Skadden provided legal advice, including a discussion of the fiduciary duties of the members of Broadcom’s board of directors in connection with the consideration of Broadcom’s strategic alternatives, including the transaction proposed by Company A. After further deliberations, Broadcom’s board of directors directed Mr. McGregor to communicate again to Company A that the board of directors would be interested in continuing to discuss a potential transaction, but only at a proposed purchase price of close to $50.00 per share. The board further authorized Mr. McGregor to disengage and terminate the strategic review process with Company A if the value gap persisted following Mr. McGregor’s communication of Broadcom’s pricing parameters.

On December 31, 2013, Mr. McGregor contacted the Chief Executive Officer of Company A to convey Broadcom’s board’s response that Broadcom would not be interested in a transaction with a proposed purchase price between $37.00 and $42.00 per share, but would be interested in continuing to discuss a potential transaction at a purchase price of close to $50.00 per share. The Chief Executive Officer of Company A reiterated that Company A’s proposed purchase price remained between $37.00 and $42.00 per share, but that he personally might support a proposed purchase price of up to $45.00 per share. The Chief Executive Officer of Company A further stated that he would in no event support a proposed purchase price of more than $45.00 per share. Following the prior direction of Broadcom’s board of directors, and in light of the value gap between the parties, Mr. McGregor told the Chief Executive Officer of Company A that Broadcom would be terminating discussions with Company A.

On January 1, 2014, Mr. McGregor sent an e-mail to the Chief Executive Officer of Company A formally notifying Company A that Broadcom was terminating discussions and requesting the return and destruction of materials provided pursuant to the non-disclosure agreement entered into between Broadcom and Company A.

On January 6, 2014, the Chairman of Company A called Dr. Samueli. The Chairman of Company A stated during this conversation that a proposed purchase price of up to $45.00 per share may be possible, but the Chairman of Company A did not make any specific offer or change the previously stated range of $37.00-$42.00 per share. At the end of this discussion, the Chairman of Company A and Dr. Samueli agreed to discontinue discussions between Broadcom and Company A at that time.

On January 17, 2014, Company A certified that it had complied with its obligations to return or destroy materials provided pursuant to the non-disclosure agreement entered into between Broadcom and Company A.

On January 22, 2014, in light of the telephone call from the Chairman of Company A to Dr. Samueli on January 6, 2014 and in an attempt to ascertain whether an acceptable proposal could be obtained from Company A, Mr. McGregor telephoned the Chief Executive Officer of Company A to arrange a meeting to discuss cost synergies of a combination of Company A and Broadcom in greater depth. During this call, Mr. McGregor told the Chief Executive Officer of Company A that if Company A were still willing to pay a proposed price of up to $45.00 per share, Mr. McGregor would be in a position to provide a counterproposal that he would be willing to take to the Broadcom board of directors. The Chief Executive Officer of Company A said to assume that was the case, and Mr. McGregor responded that he personally thought the Broadcom board of directors might be persuaded to support a price of $46.00 per share.

On January 23, 2014, representatives of Broadcom provided certain financial and other non-public information to representatives of Company A pursuant to the non-disclosure agreement between Broadcom and Company A.

Later on January 23, 2014, Dr. Samueli and Mr. McGregor had dinner with the President and Chief Strategy Officer of a subsidiary of Company B. At this dinner, the parties discussed the potential merits of a business combination involving the two companies, but ultimately all participants at the dinner concluded that it would be unlikely that Company B itself would be willing to allow the transaction to take place.

On January 28, 2014, Mr. McGregor and Eric Brandt, Broadcom’s Executive Vice President and Chief Financial Officer, met with the Chief Executive Officer and the Chief Financial Officer of Company A to discuss the parties’ respective views of the potential cost synergies of a combination of Company A and Broadcom. Following this meeting, the Chief Executive Officer of Company A proposed a price of $41.00 per share. In response, Mr. McGregor reconfirmed with the Chief Executive Officer of Company A the termination of discussions, and on the same date Broadcom sent another notice to Company A requesting the return and destruction of materials provided pursuant to the non-disclosure agreement entered into between Broadcom and Company A.

On March 19, 2014, at the request of the Chairman of a potential public strategic acquiror referred to herein as Company C, Mr. McGregor had dinner with the Chairman of Company C to discuss a potential combination of Company C and Broadcom.

On March 27, 2014, the Chairman of Company C emailed Mr. McGregor to arrange a time to further discuss a potential combination of Company C and Broadcom.

On March 31, 2014, the Chairman of Company C informed Mr. McGregor that Company C was not interested in combining with Broadcom, but could be interested in acquiring part of Broadcom. Mr. McGregor informed Company C that selling a significant part of Broadcom’s total business might be difficult to effect because such a sale would create significant cost dis-synergies as a result of shared overhead costs among Broadcom’s business units.

On May 30, 2014, Broadcom’s board of directors held a meeting to discuss a potential sale of Broadcom’s cellular business. After discussion, the Broadcom board of directors, having determined that further exploration and analysis of a sale or wind-down of Broadcom’s cellular business was in the best interests of Broadcom and its shareholders, unanimously authorized Broadcom to pursue a sale or wind-down of Broadcom’s cellular business, provided that, in the case of a sale, the terms of the agreements to be entered into would be subject to the Broadcom board’s ultimate approval.

On June 2, 2014, Broadcom publicly announced that it was exploring strategic alternatives for its cellular baseband business, including a potential sale or wind-down, and that it had engaged J.P. Morgan as financial advisor with respect to such exploration of strategic alternatives for such business.

On July 15, 2014, Mr. McGregor spoke with the Chief Executive Officer of Company A. The Chief Executive Officer of Company A inquired whether Broadcom’s connectivity business was for sale. Mr. McGregor said that Broadcom was not conducting a sales process for its connectivity business, but that Broadcom would consider any specific strategic transaction proposal from Company A. The Chief Executive Officer of Company A expressed doubt that Company A’s board of directors would be interested in re-engaging in discussions regarding a whole company transaction, but did not respond regarding a transaction involving only Broadcom’s connectivity business.

On July 22, 2014, Broadcom announced in its fiscal second quarter 2014 earnings release that it had determined to wind down its cellular baseband business, as Broadcom had not received an acceptable offer for the sale of such business.

Following a brief conversation with Mr. McGregor on October 2, 2014, on October 10, 2014, Ken Hao, a director of Avago, called Mr. McGregor and Mr. Brandt regarding Avago’s interest in a possible acquisition of Broadcom by Avago. Following this discussion, Avago provided Broadcom with a financial analysis of the effects of an acquisition of Broadcom pursuant to which holders of Broadcom Class A common stock and Class B common stock would each receive $47.00 per share consideration, 55% of which would be in cash and 45% of which would be in Avago stock.

On October 24, 2014, Broadcom’s board of directors held a meeting to discuss Broadcom’s strategic alternatives, including consideration of Avago’s financial analysis. At this meeting, the board authorized Messrs. McGregor and Brandt to meet with Avago’s representatives to learn more about a potential transaction.

On October 27, 2014, Avago and Broadcom signed a mutual non-disclosure agreement which included a standstill provision. Also on that date, Messrs. McGregor and Brandt met with Hock Tan, the Chief Executive Officer of Avago, and Mr. Hao. At that meeting, Mr. McGregor proposed that Avago make a proposal at an increased price prior to Broadcom providing detailed information in a due diligence process. Avago’s representatives declined to make a proposal at an increased price, stating that they first needed additional information regarding the potential cost synergies that could be achieved in the transaction.

On October 31, 2014, Mr. Brandt delivered certain financial and other non-public information that Avago had requested as part of its cost synergies analysis.

On November 12, 2014, Mr. Tan called Mr. McGregor to say that Avago would need additional time to consider the proposed acquisition.

On December 2, 2014, due to a lack of further progress between Avago and Broadcom, Mr. McGregor sent an e-mail to Mr. Tan requesting the return and destruction of materials provided pursuant to the non-disclosure agreement entered into between Broadcom and Avago.

On December 4, 2014, Avago certified that it had complied with its obligations to return or destroy materials provided pursuant to the non-disclosure agreement entered into between Broadcom and Avago.

On March 31, 2015, Mr. McGregor had dinner with the Chief Executive Officer of a company referred to herein as Company D. At this dinner, the Chief Executive Officer of Company D stated his interest in pursuing a transaction with Broadcom. Mr. McGregor replied that if Company D were to make a proposal, the Broadcom board of directors would consider it. Mr. McGregor invited the Chief Executive Officer of Company D to come forward with a proposal, should Company D desire to do so.

On April 9, 2015, Mr. McGregor received an email from the Chief Executive Officer of Company D indicating that Company D needed more time to formulate a proposal for a transaction.

During March and April of 2015, Avago updated its corporate development plans and evaluated a number of potential acquisition candidates, including Broadcom, based on publicly available information. On April 10, 2015, the Avago board of directors authorized management to approach Broadcom and convey an acquisition proposal.

On April 10, 2015, Mr. Tan telephoned Mr. McGregor to indicate Avago’s interest in reinitiating conversations with Broadcom about a business combination and that he was prepared to send Mr. McGregor a specific proposal on April 13, 2015.

On April 13, 2015, Avago sent a letter to Mr. McGregor expressing a confidential, non-binding proposal by Avago to acquire all outstanding Broadcom Common Shares at a price of $51.00 per share, with one-half of the consideration in cash and one-half of the consideration in Avago Ordinary Shares, using a fixed exchange ratio. Under this proposal, each holder of Broadcom Class A or Class B common stock would be treated equally and would be entitled, subject to proration, to select all Avago Ordinary Shares, all cash, or a combination thereof. The letter also proposed certain other transaction terms, including that two Broadcom directors be added to the Avago board of directors upon consummation of the transaction, and that the principal holders of Broadcom’s Class B common stock would execute support agreements for the transaction in light of the requirement under California law that the transaction be approved by separate class votes of each of Broadcom’s Class A and Class B common stock. The letter further indicated the commitment of Avago to work on a timeline to result in a definitive agreement and public announcement on May 28, 2015.

Following delivery of the April 13 letter, Messrs. Tan and McGregor had several telephone calls that primarily focused on the value of Avago’s proposal, including the value of potential cost synergies in a potential combination of the companies. Similar discussions also took place during this period between Thomas Krause, Vice President, Corporate Development of Avago, and Mr. Brandt.

On April 14, 2015, Broadcom’s board of directors held a meeting. At this meeting, Mr. McGregor reported on his recent conversations with the Chief Executive Officer of Company D. Mr. McGregor also described Avago’s proposal to acquire Broadcom as set forth in its April 13 letter. After discussion, Broadcom’s board authorized Mr. McGregor to engage in further discussions with Avago and Company D. Broadcom’s board of directors also determined that management should engage J.P. Morgan for financial advice, due to J.P. Morgan’s skill, reputation, familiarity with Broadcom and its history of providing advice to Broadcom.

Later on April 14, 2015, Mr. McGregor spoke with the Chief Executive Officer of Company D regarding the need for Company D to move quickly if it was interested in pursuing a transaction, due to Broadcom having received an unrelated and unsolicited acquisition proposal from a third party with which Broadcom had previously been in discussions. The Chief Executive Officer of Company D reiterated Company D’s interest in a transaction with Broadcom, but did not propose a price or other terms of any potential transaction. Mr. McGregor and the Chief Executive Officer of Company D agreed that the Chief Financial Officers of both companies should have a discussion of potential sources of value and synergy.

On April 18, 2015, Mr. Brandt met with the Chief Financial Officer of Company D to discuss process and Company D’s financial diligence requests.

Later on April 18, 2015, Mr. Tan called Mr. McGregor to discuss the potential transaction. During this call, Mr. McGregor asked Mr. Tan to increase the per share merger consideration proposed by Avago in advance of Broadcom’s April 21, 2015 board meeting to discuss Avago’s proposal. Mr. Tan declined to do so, saying that Broadcom would need to respond first.

On April 20, 2015, the Chief Financial Officer of Company D reiterated Company D’s strategic interest in a business combination with Broadcom, but did not propose a price or other terms of any potential transaction.

On April 21, 2015, Broadcom’s board of directors held a meeting. At this meeting, Mr. McGregor summarized separate discussions with representatives of Avago and Company D that had taken place in the preceding weeks. Representatives from J.P. Morgan reviewed the terms of Avago’s April 13, 2015 proposal, and representatives from Skadden provided legal advice, including an overview of the preliminary regulatory considerations with respect to a potential transaction with Avago. After discussion, Broadcom’s board of directors authorized and directed Mr. McGregor to inform Avago that Avago’s offer of $51.00 per share was insufficient, and that if Avago increased its offer to a price above the mid-$50s, Broadcom’s board of directors would authorize the parties to engage in further discussions. Broadcom’s board also authorized and directed Broadcom’s management to continue to engage in discussions with Company D.

On April 22, 2015, Mr. McGregor communicated the Broadcom board’s message to Mr. Tan.

On April 23, 2015, Messrs. Tan and McGregor discussed a price of $54.50 per share, with one-half of the consideration in cash and one-half of the consideration in Avago Ordinary Shares, based on a fixed exchange ratio derived from the average closing price of Avago Ordinary Shares between April 13, 2015 and April 23, 2015. Mr. Tan also stated that Avago would publicly announce that the transaction would ultimately create cost synergies at a $750 million annual rate in order to demonstrate the strength of Avago’s belief in its ability to achieve these synergies. Mr. Tan said that he would confirm this proposal in writing. Mr. McGregor said he would present this proposal to the Broadcom board of directors.

On April 24, 2015, Avago provided an updated, confidential, non-binding letter confirming the terms of the proposal discussed by Messrs. Tan and McGregor on April 23, 2015. This letter stated that Avago proposed to acquire each outstanding share of Broadcom Class A and Class B common stock at a price of $54.50 per share, with each holder thereof entitled to receive $27.25 in cash and 0.2189 Avago Ordinary Shares (based on an exchange ratio derived by dividing $27.25 by the average closing price of Avago Ordinary Shares between April 13, 2015 and April 23, 2015). Pursuant to the proposal, each holder of Broadcom Class A or Class B common stock would be treated equally and would be entitled to select all Avago Ordinary Shares, all cash, or a combination thereof, subject to proration such that the overall mix of consideration would be 50% cash and 50% stock. The letter also stated that the combined company would be called Broadcom, reconfirmed the May 28 target announcement date and stated that the proposal represented Avago’s best and final proposal.

Later on April 24, 2015, Broadcom’s board of directors held a meeting to review the terms proposed by Avago. At this meeting, Broadcom’s management and representatives from J.P. Morgan discussed the proposal with Broadcom’s board of directors. Broadcom’s management also updated Broadcom’s board of directors as to the status of discussions with Company D, including that despite being asked to do so, Company D had not proposed a price or other terms of any potential transaction. After discussion, Broadcom’s board of directors authorized management to engage further with Avago and to proceed with negotiations and mutual due diligence. Broadcom’s board of directors also directed management to re-engage with Company A and to continue to inquire regarding a proposal from Company D.

After the meeting, Mr. McGregor called Mr. Tan to communicate the Broadcom board’s message that, while the Broadcom board was not prepared to agree to the $54.50 valuation at that time, the board believed that Avago’s April 24, 2015 proposal represented a basis to commence due diligence and seek to reach a definitive agreement. Messrs. Tan and McGregor also discussed calculating the exchange ratio based on the price for

Avago Ordinary Shares during a period immediately prior to the signing of definitive agreements with respect to a transaction rather than the exchange ratio set forth in Avago’s April 24, 2015 proposal.

Later on April 24, 2015, Broadcom’s management contacted Company D to inquire regarding a proposal for Company D to acquire Broadcom. Company D again stated interest in general terms, but did not propose a price or other terms of any potential transaction.

Also on April 24, 2015, Avago formally retained Deutsche Bank as its financial advisor in connection with a potential transaction with Broadcom based on Deutsche Bank’s qualifications, expertise, reputation, experience in mergers and acquisitions and familiarity with Avago and its history of providing advice to Avago.

Between April 24 and 26, 2015, Messrs. Krause and Brandt had several telephone calls and exchanged e-mails regarding the Avago proposal and potential structures for a transaction.

From April 24 until May 28, 2015, Broadcom and Avago engaged in mutual due diligence and negotiations regarding transaction terms.

On April 25, 2015, Mr. McGregor spoke with the Chief Executive Officer of Company A to inquire regarding a proposal for Company A to acquire Broadcom.

On April 28, 2015, the Chief Executive Officer of Company A sent an email to Mr. McGregor stating that Company A might be interested in exploring a potential transaction. This email did not propose a price or other terms of any potential transaction, and Company A did not make any further contact with Broadcom regarding a potential transaction.

On April 28, 2015, Avago and Broadcom signed an amended and restated mutual non-disclosure agreement to extend its duration in order to facilitate the exchange of confidential information in connection with the parties’ efforts to reach a definitive agreement.

Also on April 28, 2015, Mr. Krause spoke with Gary Ignatin, Vice President of Corporate Development of Broadcom. Mr. Ignatin indicated that he had been made aware of the proposed transaction and would be working with Mr. Krause to arrange due diligence access for the parties. Messrs. Krause and Ignatin also spoke on April 29 and 30, 2015 to arrange due diligence meetings and they continued to speak and correspond on such topics through May 27, 2015.

Also on April 28, 2015, Mr. Tan had an introductory dinner meeting with Dr. Samueli, at which they discussed the merits of a business combination of Avago and Broadcom.

On April 29, 2015, Broadcom and Dr. Henry T. Nicholas III, the majority holder of Broadcom Class B common stock, entered into a non-disclosure agreement that permitted Broadcom to share non-public information with Dr. Nicholas and his advisors to evaluate the proposed strategic transactions.

On April 29, 2015, Latham & Watkins LLP (“Latham”), counsel to Avago, delivered to Skadden a structure memorandum prepared by Latham and Avago’s tax advisor, Deloitte & Touche LLP (“Deloitte”), providing a potential structure for the proposed transaction. The structure memorandum was based in part on prior discussions between Avago and Broadcom earlier that month, during which Broadcom indicated that it believed Dr. Nicholas and Dr. Samueli, the holders of substantially all shares of Broadcom Class B common stock and whose approval would be required in such a transaction, would prefer Avago to propose a structure that allowed any holder of Broadcom Common Shares who wished to receive securities of the surviving company in a transaction intended to constitute a tax-free exchange to achieve that result. The structure proposed the formation of a new ultimate holding company (Holdco in the final structure) and a new limited partnership (Holdco LP in the final structure) as the issuer of restricted exchangeable limited partnership units. Broadcom’s shareholders would be given the opportunity to elect among cash, Holdco Ordinary Shares and, if needed to provide tax deferral, restricted exchangeable limited partnership units, subject to proration so that the average consideration per Broadcom share would be $27.25 in cash and Holdco Ordinary Shares or the equivalent amount in restricted exchangeable limited partnership units with an aggregate value of $27.25 based on a fixed exchange ratio. Among the objectives of the proposed structure was to allow any holder of Broadcom Common Shares who desired to receive securities of the surviving company in a transaction intended to constitute a tax-free exchange to achieve that result. The proposal also contemplated Broadcom receiving the approval of both the Class A and Class B common shareholders of Broadcom, each voting as a separate class, as required by California law.

On May 4, 2015, Skadden, on behalf of Broadcom, sent an initial draft of the definitive transaction agreement to Latham. From May 4 until May 28, 2015, Avago and Broadcom, and their respective advisors, engaged in the exchange of non-public information and negotiated the terms of that agreement.

On May 5, 2015, in response to Avago’s request for a support agreement, Dr. Samueli’s representatives provided to Broadcom proposed terms on which Dr. Samueli would be willing to enter into a support agreement in favor of the proposed transaction with Avago in his capacity as a shareholder. Following discussions with Dr. Samueli’s representatives to clarify the terms that Dr. Samueli was proposing, these terms were provided to Avago on May 8, 2015. Under these terms: holders of Broadcom Class B common stock would be entitled to receive merger consideration in the form of 0.4378 Holdco Ordinary Shares or restricted exchangeable limited partnership units for each share of Class B common stock owned, subject to a lock-up agreement; the holders of Class B common stock would not receive any cash as merger consideration, would not participate in the election mechanism, and would not be subject to proration; and Broadcom would pay the Class B common shareholders’ expenses in connection with the proposed transaction.

On May 9, 2015, Mr. McGregor, Dr. Samueli, other representatives of Broadcom and representatives from J.P. Morgan met with Dr. Nicholas, in his capacity as a holder of a majority of the Broadcom Class B common stock. At this meeting, Broadcom and J.P. Morgan provided information regarding Avago and the transaction proposed by Avago pursuant to the non-disclosure agreement entered into between Broadcom and Dr. Nicholas.

On May 10, 2015, Morrison & Foerster (“MoFo”), counsel to Dr. Nicholas, spoke with Skadden. MoFo indicated that Dr. Nicholas would be making a proposal to Broadcom and Avago regarding the terms on which Dr. Nicholas would be prepared to support the transaction proposed by Avago.

On May 11, 2015, Broadcom’s board of directors held a meeting. At this meeting, Mr. McGregor summarized the discussions that had taken place with Avago, Company D and Company A in the preceding weeks, representatives from J.P. Morgan provided Broadcom’s board of directors with an updated financial presentation regarding Avago’s proposal and representatives from Skadden provided legal advice regarding Avago’s proposal, including a review of the fiduciary duties of the members of Broadcom’s board of directors. The representatives from Skadden described to the Broadcom board the possibility of using exchangeable limited partnership units as a form of consideration that is designed to be tax deferred for U.S. federal income tax purposes. Broadcom’s board of directors also discussed the various interactions with Drs. Samueli and Nicholas and their counsel regarding the consideration to be offered to the holders of the Broadcom Class B common stock as consideration for entering into a support agreement. Specifically, Broadcom’s board of directors reviewed Dr. Samueli’s proposal that the holders of Broadcom Class B common stock receive a different form of all of the consideration in the proposed transaction with Avago in the form of Avago equity. The Board was also informed that, while Dr. Nicholas had not made a proposal regarding the terms on which he would be prepared to support the transaction proposed by Avago, Dr. Nicholas had indicated that he was inclined to seek to receive all equity consideration in the transaction and more per-share consideration than that received by the Broadcom Class A shareholders.

In light of Dr. Samueli’s proposal in response to Avago’s request for a support agreement for a different form of consideration for the holders of Class B common stock, Broadcom’s board of directors determined that there could be a potential conflict of interest between Broadcom and Dr. Samueli, and the board of directors therefore formed a special committee of independent and disinterested directors (the “Special Committee”), consisting of all members of Broadcom’s board of directors except for Dr. Samueli and Mr. McGregor (who in his capacity as the Chief Executive Officer of Broadcom was not an independent director), which committee was granted the full and exclusive power to negotiate with Avago, any other interested counterparties and the holders of Broadcom’s Class B common stock, as well as the full authority to approve, reject or cease negotiations with respect to a potential transaction.

After the meeting of Broadcom’s board of directors adjourned, the Special Committee convened to discuss the following day’s agenda. The Special Committee also discussed retaining independent financial and legal advisors to assist the Special Committee in evaluating the potential transaction, and decided to invite financial advisor Evercore, due to its expertise in the technology and telecom sectors and prior experience with advising special committees, and legal advisor Davis Polk & Wardwell LLP (“Davis Polk”), due to its expertise in merger and acquisition transactions, its prior experience with advising special committees and the absence of any material prior relationship with Avago, Broadcom or the principal holders of Broadcom’s Class B common stock, to present to the Special Committee the following day.

On May 12, 2015, the Special Committee held two meetings to discuss the proposal from Dr. Samueli, and discussions with Dr. Nicholas, regarding the terms on which Dr. Samueli and Dr. Nicholas would be willing to enter into support agreements in favor of the proposed transaction with Avago. Following presentations made by each of Davis Polk and Evercore to the Special Committee during the second meeting that day, the Special Committee decided at the second meeting to engage Davis Polk as its legal advisor and Evercore as its financial advisor.

On May 14, 2015, the Special Committee held a meeting. At this meeting, Evercore provided financial analysis, and Davis Polk provided legal advice, regarding the provision of consideration different in form or amount to the holders of Broadcom Class B common stock.

On May 15, 2015, there was a call between representatives of Deutsche Bank and J.P. Morgan regarding Avago’s proposed financing structure.

On May 15, 2015, Latham and Skadden held an in-person meeting at the offices of Latham in Menlo Park, California to negotiate terms of the definitive merger agreement and related transaction issues.

On May 15 and 16, 2015, Avago and Broadcom conducted an in-person due diligence meeting with respect to Broadcom in Newport Beach, California involving senior representatives of each of Avago and Broadcom.

At the close of the due diligence sessions, senior representatives of each of Avago and Broadcom discussed certain open issues identified in the May 15 meeting between Latham and Skadden, including the scope of Avago’s undertakings regarding receipt of regulatory approvals, Avago’s obligations with respect to financing the proposed transaction, Broadcom’s covenants with respect to operating its business between the signing of the merger agreement and closing, and change in control provisions with respect to employee equity and compensation matters.

On May 16, 2015, Latham provided to Skadden a term sheet proposing the terms of the restricted exchangeable limited partnership units contemplated to be issued in the transaction, including a time period during which the restricted units could not be sold, transferred, exchanged or hedged. The term sheet proposed that each holder of Broadcom Class A or Class B common stock would be entitled to elect among cash, Holdco Ordinary Shares and the restricted units, subject to proration. However, if more than 50% of the Broadcom shares were to elect Holdco Ordinary Shares and the restricted units, Broadcom shareholders who elected the restricted units would be given first priority, and would be the last to be cut back.

On May 18, 2015, Skadden provided to Latham a revised draft of the merger agreement.

Also on May 18, 2015, the Special Committee held a meeting. At this meeting, the Special Committee received an update from Broadcom’s management, Davis Polk and Skadden regarding the status of discussions with Avago, and discussions with representatives of Dr. Samueli and Dr. Nicholas. At this meeting, Davis Polk provided further legal advice, regarding the possible provision of consideration that was different in form or amount to the holders of Broadcom Class B common stock from the consideration payable to the holders of Broadcom Class A common stock. The Special Committee also considered that, while the articles of incorporation of Broadcom did not prohibit payment of different consideration to the holders of Broadcom’s Class A and Class B common stock in the Transactions, Broadcom’s prior public disclosures in its Form S-1 filed with the SEC at the time of Broadcom’s initial public offering in 1998 stated that holders of Broadcom’s Class A and Class B common stock would receive identical consideration in the event of a merger or other business combination. The Special Committee unanimously determined to communicate to Dr. Samueli and Dr. Nicholas that the Special Committee would not approve a transaction unless that transaction provided for identical treatment of the holders of Broadcom’s Class A and Class B common stock. Following this meeting, Davis Polk and Skadden communicated the Special Committee’s position to McDermott, Will & Emery (“McDermott”), counsel to Dr. Samueli, and MoFo, counsel to Dr. Nicholas.

Between May 18 and May 20, 2015, Messrs. Tan and McGregor exchanged several e-mails and had a telephone call during which they discussed the performance of Avago’s business, due diligence status and progress on transaction structure.

On May 19, 2015, representatives of Latham, Deutsche Bank, Skadden and J.P. Morgan spoke by telephone regarding the proposed transaction structure and mechanics.

On May 20, 2015, the Avago Board held a special meeting during which it was updated on the status of the proposed transaction and authorized management to continue to seek a business combination with Broadcom.

Also on May 20, 2015, the Special Committee held a meeting. At this meeting, the Special Committee received an update from Broadcom’s management, Davis Polk and Skadden regarding the status of discussions with Avago, and discussions with McDermott and MoFo regarding the merger consideration to be paid to holders of Broadcom’s Class A common stock and Class B common stock.

Also on May 20, 2015, a meeting took place at the offices of Latham. Present for the meeting in person or by telephone were representatives of Latham, Deutsche Bank, Broadcom, Skadden and J.P. Morgan. The purpose of the meeting was to discuss a structure that would allow any holder of Broadcom Common Shares who desired to receive securities of the surviving company in a transaction intended to constitute a tax-free exchange to achieve that result. Based on suggestions from Broadcom’s representatives at that meeting, on the evening of May 20, 2015, Latham sent to Broadcom’s advisors a term sheet proposing different terms for the restricted exchangeable limited partnership units. Among other terms, Avago proposed that the restricted units would take two forms: (a) restricted units that would not be transferable for a period of at least two years; and (b) restricted units that would not be transferable for a period of one year. The proposal also provided that the restricted units with a two-year lock-up would not be subject to proration in the event that holders of Broadcom Common Shares elected two-year restricted units with respect to more than 50% of the outstanding Broadcom Common Shares, and that where proration of elections for equity securities did apply, it would be applied first, to freely-tradeable Holdco Ordinary Shares, and second, to the restricted units with a one-year lock-up. Under these terms, each holder of Broadcom Class A or Class B common stock would be treated equally and would be entitled, subject to the proration terms outlined in the term sheet, to elect among: (i) cash, (ii) freely-tradeable Holdco Ordinary Shares, (iii) restricted units with a one-year lock-up, and (iv) restricted units with at least a two-year lock-up.

From May 20 until May 28, 2015, Avago, Broadcom, Dr. Samueli, Dr. Nicholas and their respective advisors negotiated the terms of the proposed support agreements and the terms of the restricted units to be offered in the transaction.

On May 21, 2015, Broadcom’s management again contacted Company D’s management to inquire regarding a proposal.

Also on May 21, 2015, an in-person due diligence meeting with respect to Avago was held at the offices of Latham involving senior representatives of each of Avago and Broadcom. At this meeting, representatives of Broadcom requested that Avago update the data included in the Avago 2014 Strategic Plan provided to Broadcom by Avago based on results to date and Avago’s present views as to projected results. The updated data requested by Broadcom was provided to Broadcom by Avago in correspondence sent on May 21, 2015 and May 22, 2015.

On May 22, 2015, representatives of each of Avago and Broadcom made separate presentations to representatives of potential lenders with respect to the proposed debt financing for the transaction. The presentations were also attended by representatives of Silver Lake Partners who, at the request of Avago, and given their extensive experience with debt financing of this nature, were assisting Avago in connection with the debt financing for the proposed transaction.

Also on May 22, 2015, there was a due diligence meeting between Messrs. Tan, Maslowski and Krause and representatives of Deutsche Bank, J.P. Morgan and Evercore with respect to the Avago 2014 Strategic Plan previously provided and updated by Avago.

Also on May 22, 2015, the Special Committee held a meeting. At this meeting, the Special Committee received an update from Broadcom’s management, Evercore, J.P. Morgan, Davis Polk and Skadden regarding the status of discussions with Avago, and discussions with McDermott and MoFo concerning the consideration to be paid to holders of Broadcom’s Class A common stock and Class B common stock.

On the evening of May 22, 2015, a conference call was held involving representatives of Latham, Skadden, Davis Polk, Deutsche Bank, Evercore, J.P. Morgan and advisors to Dr. Samueli and Dr. Nicholas. During the conference call, representatives of Latham discussed the terms outlined in the term sheet delivered to Broadcom on May 20, 2015 and the participants discussed the proposed terms of the support agreement requested by Avago from Dr. Samueli and Dr. Nicholas in light of the requirement under California law for a separate class vote of Broadcom’s Class A and Class B common stock.

On May 23, 2015, Company D responded that it would be unlikely to consider making a proposal to acquire Broadcom in the upcoming months.

Also on May 23, 2015, Latham circulated a revised draft of the merger agreement.

On May 24, 2015, Broadcom’s board of directors held a meeting. At this meeting, the Broadcom board of directors received presentations from Broadcom’s management, KPMG LLP, Broadcom’s independent registered public accounting firm, and Skadden regarding the status and findings of Broadcom’s ongoing due diligence investigation of Avago from business, finance, accounting, tax, legal and compliance perspectives. Representatives from J.P. Morgan and Skadden updated the Broadcom board regarding the status of discussions with Avago, and discussions with McDermott and MoFo regarding, among other things, the terms of the restricted exchangeable limited partnership units that would be offered to holders of Broadcom’s Class A common stock and Class B common stock as one of the forms of consideration payable in the proposed merger.

Later on May 24, 2015, the Special Committee held a meeting. At this meeting, the Special Committee received an update from Broadcom’s management, Evercore and Davis Polk regarding the status of discussions with Avago, and discussions with representatives of Dr. Samueli and Dr. Nicholas, including differences between the latest proposals from Avago and indications received from Dr. Nicholas as to the consideration to be received by the holders of Broadcom’s Class B common stock. The Special Committee directed its advisors to continue to negotiate for a transaction in which the holders of Broadcom’s Class A common stock and Class B common stock would be entitled to receive identical consideration.

On May 25, 2015, Skadden provided a responsive draft merger agreement to Latham.

Also on May 25, 2015, there was a due diligence call between Mr. Brandt and representatives of J.P. Morgan, Deutsche Bank and Evercore with respect to the Broadcom management financial plan.

Also on May 25, 2015, Messrs. Tan and Krause, together with representatives of Deutsche Bank, spoke by telephone with representatives of J.P. Morgan and Evercore to review the terms of the proposed restricted exchangeable limited partnership units and related transaction mechanics.

Also on May 25, 2015, the Special Committee held a meeting. At this meeting, the Special Committee received an update from Broadcom’s management, Evercore, J.P. Morgan, Davis Polk and Skadden regarding the status of discussions with Avago, and discussions with McDermott and MoFo regarding the nature and form of consideration to be paid to the holders of Broadcom’s Class B common stock, including the possibility of providing different consideration to such holders as compared with holders of Broadcom’s Class A common stock, in order to secure the support of Dr. Samueli and Dr. Nicholas, and their execution of the support agreement which was being requested by both Broadcom and Avago in light of the requirement under California law that the transaction be approved by a majority of the Class B common shares outstanding.

On May 26, 2015, Deutsche Bank and J.P. Morgan had a conversation in which Deutsche Bank proposed that the number of Holdco Ordinary Shares (or the equivalent amount in restricted exchangeable limited partnership units) that would be offered as consideration per Broadcom Common Share would be 0.2116 Holdco Ordinary Shares (or the equivalent amount in restricted exchangeable limited partnership units) in order to reflect the volume weighted average of Avago Ordinary Shares during the ten trading day period leading up to May 26, 2015.

Also on May 26, 2015, Avago provided transaction agreements and revised terms of the restricted exchangeable limited partnership units, stating that they represented Avago’s best and final offer. Under the terms of the transaction agreements, holders of both Broadcom Class A common stock and Class B common stock would be treated equally and would be entitled to the identical opportunity to elect the form of merger consideration, and the restricted exchangeable limited partnership units would be subject to a one-year period where they could not be sold, transferred or hedged against if less than 15% of outstanding Broadcom Common Shares elected to receive the restricted exchangeable limited partnership units, or a two-year period if 15% or more so elected. Avago also demanded that Broadcom accept or reject its proposed terms on May 27, 2015.

Also on May 26, 2015, Mr. Tan called Mr. McGregor and indicated that Avago might be willing to use an exchange ratio based on the average closing price of Avago Ordinary Shares between April 13, 2015 and April 23, 2015 that they had originally discussed, rather than the volume weighted average of Avago Ordinary Shares during the ten trading day period leading up to May 26, 2015 if resolution of all other issues conformed to the documents described in the preceding paragraph.

Later on May 26, 2015, the Special Committee held a meeting. At this meeting, the Special Committee received an update from Broadcom’s management, Evercore, J.P. Morgan, Davis Polk and Skadden regarding the status of discussions with Avago, and discussions with McDermott and MoFo. At this meeting, the Special Committee determined that Broadcom should continue negotiating based on Avago’s latest proposal to offer identical consideration to holders of Broadcom’s Class A common stock and Class B common stock, and authorized management and Broadcom’s advisors to begin discussions concerning alternative consideration structures if Avago’s proposal could not be agreed to by Avago’s stated deadline. The Special Committee also considered that although Avago’s latest proposal would provide the holders of Broadcom’s Class A common stock and Class B common stock with the identical opportunity to elect the form of merger consideration they desired, it was recognized that some holders of Broadcom Common Shares might be unwilling or unable, due to investment policies or other restrictions, to commit to the holding period and other terms of the restricted exchangeable limited partnership units. The Special Committee believed that, based on the expressed preferences of Dr. Nicholas and Dr. Samueli to be entitled to elect to receive consideration that would be tax deferred for

U.S. federal income tax purposes, it was likely that a greater proportion of holders of Class B common stock would elect to receive restricted exchangeable limited partnership units as compared to holders of Class A common stock. The Special Committee discussed with Evercore the potential differences in value that could be realized by holders depending on which election they make, noting that the value could be greater or less than the value received by holders making other elections depending on any applicable proration of elections for cash and Holdco Ordinary Shares, and on the performance of the surviving company’s stock during the period that the partnership units would be required to be held. Because the charter of the Special Committee was particularly focused on potential differences in the treatment of holders of Class A and Class B common stock in the merger, the Special Committee directed Evercore to address in its opinion whether the Broadcom Merger Consideration to be received by the holders of Broadcom Common Shares (other than any such holders which are affiliates of Broadcom) who may choose not to elect to receive restricted exchangeable limited partnership units is fair, from a financial point of view, to such holders of Broadcom Common Shares.

Also on May 26, 2015, a conference call was held involving Latham, Skadden, Messrs. Tan and Krause, and Messrs. McGregor, Brandt and Chong. During the call, the parties discussed the scope of Avago’s undertakings with respect to regulatory approvals and Avago’s obligations and rights with respect to obtaining financing for the proposed transaction.

On the evening of May 26, 2015 and the morning of May 27, Messrs. Tan and McGregor had several telephone calls regarding remaining issues, including agreeing to use an exchange ratio of 0.2189, based on the average closing price of Avago Ordinary Shares between April 13, 2015 and April 23, 2015.

On May 27, 2015, Latham, Skadden, McDermott and MoFo continued to negotiate the terms of the restricted limited partnership units to be offered in the transaction and the terms of the support agreement.

On May 27, 2015, Mr. Tan and Dr. Nicholas had a telephone conversation and exchanged several electronic messages confirming that Dr. Nicholas was prepared to execute a support agreement.

On May 27, 2015, the Chief Financial Officer of Company D called Mr. Brandt to repeat Company D’s interest, as a general matter, in a combination with Broadcom. Mr. Brandt informed the Chief Financial Officer of Company D that Broadcom was in advanced negotiations with respect to a transaction with another party, and that the Broadcom board of directors would be making a decision whether to pursue such transaction imminently. Mr. Brandt indicated that unless Company D had a specific offer to make, it was out of time. The Chief Financial Officer of Company D did not make such an offer.

Also on May 27, 2015, the Chief Executive Officer of Company D contacted Mr. McGregor to discuss whether a transaction between Broadcom and Company D was still possible. The Chief Executive Officer of Company D did not make a proposal for such a transaction. The Chief Executive Officer of Company D indicated that Company D was interested in a transaction but was not in a position to move quickly.

On May 27, 2015, Avago held a board meeting attended by representatives of Latham and Deutsche Bank. At this meeting, Avago’s board of directors received an update from Avago’s management, Latham and Deutsche Bank regarding the status of discussions with Broadcom and representatives of Dr. Samueli and Dr. Nicholas. A representative of Latham reviewed the fiduciary duties of the members of Avago’s board of directors in connection with the consideration of the proposed transaction with Broadcom and provided a summary of the proposed final terms of the Merger Agreement and the other transaction documents. Representatives of Deutsche Bank reviewed with the Avago board of directors Deutsche Bank’s financial analyses with respect to the Avago Scheme Consideration and rendered its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated May 28, 2015, as more fully described below under the caption “—Summary of Financial Analysis and Opinion of Financial Advisor to Avago,” to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the Avago Scheme Consideration (taking into account the Broadcom Merger) was fair, from a financial point of view, to the holders of outstanding Avago Ordinary Shares.

After discussion, the Avago board of directors having determined that the terms of the Merger Agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of Avago and its shareholders, unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Avago Scheme and the Broadcom Merger.

On May 27, 2015, the Special Committee held a meeting. At this meeting, the Special Committee received an update from Davis Polk and Evercore regarding the status of discussions with Avago, and discussions with representatives of Dr. Samueli and Dr. Nicholas. Also at this meeting, representatives of Evercore reviewed with the Special Committee its financial analysis of the merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated May 27, 2015, as more fully described below under the caption “—Summary of Financial Analysis and Opinion of Financial Advisor to Broadcom’s Special Committee,” to the effect that, as of that date and based on and subject to assumptions made, matters considered and limits of its review by Evercore as set forth therein, the Broadcom Merger Consideration to be received by the holders of Broadcom Common Shares (other than any such holders which are affiliates of Broadcom) who may choose not to elect to receive restricted exchangeable limited partnership units is fair from a financial point of view to such holders of Broadcom Common Shares. The Special Committee unanimously resolved to recommend that Broadcom’s board of directors approve the transaction and the execution of the Merger Agreement and other transaction documents and performance of the obligations and actions contemplated thereby; provided that the full Broadcom board of directors received the fairness opinion of J.P. Morgan, as more fully described below under the caption “—Summary of Financial Analysis and Opinion of Financial Advisor to Broadcom.”

Later on May 27, 2015, Broadcom’s board of directors held a meeting. At this meeting, Broadcom’s board of directors received an update from Broadcom’s management, Skadden and J.P. Morgan regarding the status of discussions with Avago and discussions with representatives of Dr. Samueli and Dr. Nicholas. Also at this meeting, representatives of J.P. Morgan reviewed with Broadcom’s board of directors J.P. Morgan’s financial analyses of the proposed transaction. Following this review, representatives of J.P. Morgan rendered J.P. Morgan’s oral opinion, which was subsequently confirmed in writing, to the Broadcom board of directors that, as of the date of J.P. Morgan’s opinion and based upon and subject to the factors and assumptions set forth in J.P. Morgan’s opinion, the Broadcom Merger Consideration to be paid to the holders of Broadcom Common Shares, other than any holders which are affiliates of Broadcom, in the Combination was fair, from a financial point of view, to such holders. The Broadcom board of directors also considered the $55.99 effective offer price per share for the transaction based on the then-current Avago trading price of $131.30, which effective offer price was above the original $54.50 per share offer. Representatives of Skadden then provided legal advice regarding consideration of the proposed transaction and a summary of the proposed final terms of the Merger Agreement, Support Agreements and the other transaction documents. After discussion, the Broadcom board of directors, having determined that the terms of the transaction documents and the transactions contemplated thereby were advisable and in the best interests of Broadcom and its shareholders, unanimously approved and declared advisable the transaction documents and the transactions contemplated thereby, including the merger. For more information about J.P. Morgan’s opinion, see below under the heading, “—Summary of Financial Analysis and Opinion of Financial Advisor to Broadcom.”

Also on May 27, 2015, Broadcom’s Compensation Committee (the “Compensation Committee”) held a meeting. At this meeting, the Compensation Committee unanimously resolved to modify certain of Broadcom’s compensation arrangements in light of the proposed transaction with Avago. These modifications are discussed in Broadcom’s Current Report on Form 8-K filed with the SEC on May 29, 2015.

Following the meeting, Broadcom, Avago and the other parties to the Merger Agreement executed and delivered the transaction documents, and Dr. Samueli and Dr. Nicholas executed and delivered support agreements, in the morning of May 28, 2015. Avago and Broadcom issued a joint press release announcing the execution of the transaction documents in the morning of May 28, 2015 before the opening of trading on NASDAQ on May 28, 2015.

Role and Recommendation of the Broadcom Special Committee

As described above under the caption “—Background of the Transactions,” the Broadcom board of directors established the Special Committee, consisting of all members of Broadcom’s board of directors except for Dr. Samueli and Mr. McGregor, to evaluate the potential Transactions and to make recommendations to the full Broadcom board of directors with respect to the potential Transactions and other strategic business alternatives available to Broadcom. The Special Committee, acting with the advice and assistance of its independent legal advisor, Davis Polk, and its independent financial advisor, Evercore, as well as the direct and active participation of the members of the Special Committee, evaluated the potential Transactions and determined that the Merger Agreement, the California merger agreements attached as exhibits to the Merger Agreement (the “California Merger Agreements”), the Support Agreements, the Broadcom Merger and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of the shareholders of Broadcom. Accordingly, by a vote at a meeting held on May 27, 2015, the Special Committee unanimously (i) determined that the Merger Agreement, the California Merger Agreements, the Support Agreements, the Broadcom Merger and the other transactions contemplated thereby were advisable and in the best interests of Broadcom’s shareholders, (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Transactions; and (iii) recommended to the Broadcom board of directors that it approve the Merger Agreement, the California Merger Agreements, the Support Agreements, the Broadcom Merger and the other transactions contemplated by the Merger Agreement; subject to the full Broadcom board of directors receiving a fairness opinion of J.P. Morgan, as more fully described below under the caption “—Summary of Financial Analysis and Opinion of Financial Advisor to Broadcom.”

In reaching these determinations, the Special Committee considered a number of factors including but not limited to, those set forth below (which are not in any relative order of importance), as well as a variety of risks and other potentially negative factors, including those considered by the Broadcom board of directors:

•	the fact that the holders of shares of Broadcom Class A common stock and Class B common stock will be treated identically in connection with the Broadcom Merger, including identical opportunities to elect to receive the same types and amounts of consideration per share;

•	the fact that the transaction will be subject to a class vote of each of the Broadcom Class A shareholders and the Broadcom Class B shareholders voting separately, providing each class of Broadcom shareholders the ability to separately approve or disapprove the transaction;

•	the financial presentation of Evercore and its opinion addressed to the Special Committee on May 27, 2015 to the effect that, as of that date, and based upon and subject to the assumptions made, matters considered and limits of its review by Evercore as set forth therein, the Broadcom Merger Consideration to be received by the holders of Broadcom Common Shares (other than any such holders which are affiliates of Broadcom) who may choose not to elect to receive Restricted Exchangeable Units is fair from a financial point of view to such holders of Broadcom Common Shares, as more fully described below under the caption “—Summary of Financial Analysis and Opinion of Financial Advisor to Broadcom’s Special Committee.” The full text of Evercore’s written opinion to the Special Committee, dated May 27, 2015, which sets forth, among other things, the assumptions made, matters considered and limits of its review in rendering its opinion, is attached as Annex H to this joint proxy statement/prospectus, and you are urged to read this written opinion carefully and in its entirety;

•	the fact that sufficient procedural safeguards were present to ensure that the Special Committee could represent the interests of the holders of the shares of Broadcom Class A common stock including that (i) none of the members of the Special Committee held shares of Broadcom Class B common stock or were affiliated with the holders of shares of Broadcom Class B common stock, (ii) the Special Committee had the express authority to recommend against the approval of the potential Transactions with Avago and (iii) the Special Committee was advised by its own independent legal and financial advisors selected by the Special Committee;

•	the fact that no other party contacted in the process expressed an interest in a business combination with Broadcom on specific terms at the time Broadcom negotiated and agreed on the potential Transactions with Avago; and

•	each of the factors and risks considered by the Broadcom board of directors in its unanimous recommendation, as described under the caption “—Recommendation of the Broadcom Board and its Reasons for the Transactions.”

The Special Committee considered all of these factors as a whole and unanimously approved and recommended that the full Broadcom board of directors approve the Merger Agreement, the California Merger Agreements, the Support Agreements, the Broadcom Merger and the other transactions contemplated by the Merger Agreement. The foregoing discussion of the information and factors considered by the Special Committee is not exhaustive. In view of the wide variety of factors considered by the Special Committee, and the complexity of these matters, the Special Committee did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above and any other factors, individual members of the Special Committee may have viewed factors differently or given different weight or merit to different factors.

Recommendation of the Broadcom Board of Directors and its Reasons for the Transactions

The Broadcom board of directors and the Special Committee have determined that the Merger Agreement, the California Merger Agreements, the Broadcom Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Broadcom and its shareholders. Accordingly, by a vote at a meeting held on May 27, 2015, the Broadcom board of directors, acting upon the unanimous recommendation of the Special Committee, unanimously determined that the Merger Agreement, the California Merger Agreements, the Broadcom Merger and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of Broadcom and its shareholders and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Transactions.

The Broadcom board of directors recommends that Broadcom shareholders vote “FOR” each of the Broadcom Merger Proposal, the Adjournment Proposal and the Non-Binding Advisory Proposal at the Broadcom Special Meeting.

As described above under “—Background of the Transactions,” the Broadcom board of directors consulted with Broadcom’s management and Broadcom’s financial and legal advisors and, in reaching its determination and recommendation, the Broadcom board of directors considered a number of factors. The Broadcom board of directors also consulted with Broadcom’s independent legal counsel regarding its obligations and the legal terms of the Merger Agreement and Broadcom’s independent financial advisor regarding the financial terms of the Merger Agreement.

Many of the factors considered favored the conclusion of the Broadcom board of directors that the Merger Agreement, the California Merger Agreements, the Broadcom Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Broadcom and its shareholders, including the following (which are not in any relative order of importance):

•	the growing challenges faced by the semiconductor industry, including macroeconomic trends and the fact that the industry is highly competitive, cyclical and subject to constant and rapid technological change with short product life-cycles for certain products and wide fluctuations in product supply and demand;

•	Avago’s commitment to publicly announce, based on estimates by Broadcom’s and Avago’s management prior to the execution of the Merger Agreement, that the combination of Broadcom’s and Avago’s businesses will achieve forecasted cost savings at the rate of $750 million annually within 18 months;

•	the Broadcom board’s consideration of analyses prepared by J.P. Morgan at the request of Broadcom that assume the forecasted cost savings of $750 million annually could potentially be greater than such amount, including, for illustrative purposes, assuming at the request of Broadcom cost synergies of $1.1 billion annually;

•	the opportunity to combine expertise, including the skills of experienced managers in the semiconductor industry, to better meet the needs of the customers of both Avago and Broadcom;

•	the expectation that the combined company will deliver long-term operating improvement, with greater potential for earnings expansion;

•	the increased financial strength of the combined company and the resulting ability to invest in current businesses and future growth opportunities, as well as the ability to pay down debt incurred in connection with the proposed Transactions and the anticipated pace thereof;

•	the combined company’s management team will draw upon experienced leaders from both companies;

•	that the Broadcom shareholders may elect to receive, subject to the terms and the election and proration procedures set forth in the Merger Agreement, consideration in the form of (i) cash, (ii) Holdco Ordinary Shares, or (iii) Restricted Exchangeable Units, providing Broadcom shareholders with the option to receive immediate value through the cash consideration or to participate in the equity value of the combined company, recognizing that Broadcom shareholders will own approximately 33% of Holdco equity (through ownership of both Holdco Ordinary Shares and Restricted Exchangeable Units) immediately after the Transactions;

•	the fact that the holders of shares of Broadcom Class A common stock and Class B common stock will be treated identically in connection with the Broadcom Merger, including identical opportunities to elect to receive the same types and amounts of consideration per share;

•	the fact that the consideration to be received by Broadcom shareholders consists of cash, Holdco Ordinary Shares and Restricted Exchangeable Units, which provides a level of price certainty, liquidity and downside protection for Broadcom shareholders while simultaneously providing Broadcom shareholders with a substantial ownership interest in Holdco following the completion of the Transactions an opportunity to participate in the potential for earnings per share accretion and potential cost synergies created by the Transactions;

•	the fact that, subject to the conditions precedent to the Broadcom Merger, the availability of Restricted Exchangeable Units should provide to holders of Broadcom Class A common stock or Broadcom Class B common stock a means to receive tax deferred treatment of such units received by them whether or not the receipt of Holdco Ordinary Shares would ultimately qualify as a tax-free exchange under applicable law;

•	the fact that tax sensitive and long-term holders of Broadcom Class A common stock or Broadcom Class B common stock will be able to elect Restricted Exchangeable Units with no proration to cash, although subject to the transfer and other significant restrictions applicable to such Restricted Exchangeable Units that will result in illiquidity and lack of flexibility, in which case such holders will be able to receive tax deferred treatment with respect to all of the aggregate consideration such electing holders receive;

•	the fact that the consideration proposed by Avago reflected extensive negotiations between the parties and their respective advisors, and the belief of the Special Committee and the Broadcom board of directors that the agreed Broadcom Merger Consideration represented Avago’s best proposal;

•	the historical share prices of Avago and Broadcom, including the fact that the implied value of the Broadcom Merger Consideration of $27.25 per share in cash plus 0.2189 of a Holdco Ordinary Share (assuming that no more than 50% of Broadcom Common Shares are Unit Electing Shares) represented:

•	an approximate premium of 19% based on the closing price per share of Broadcom Class A common stock of $47.06 on May 26, 2015; and

•	an approximate premium of 23% based on the volume-weighted average closing price per share of Broadcom Class A common stock of $45.65 over the 30-day period ending May 26, 2015;

•	the expectation that the combination of Broadcom’s and Avago’s businesses will result in greater long-term shareholder value than the potential for earnings per share accretion that might result from other alternatives available to Broadcom, including seeking an alternative transaction with another third party or remaining an independent public company, in each case considering the potential for Broadcom shareholders to share in any future earnings growth of Broadcom’s businesses and continued costs;

•	the Broadcom board of directors’ familiarity with, and understanding of, Broadcom’s business, assets, financial condition, results of operations, current business strategy and prospects;

•	information and discussions with Broadcom’s management and advisors regarding Avago’s business, assets, financial condition, results of operations, current business strategy and prospects, including the projected long-term financial results of Holdco;

•	the oral opinion of J.P. Morgan rendered to the Broadcom board on May 27, 2015 that, as of such date and based upon and subject to the factors and assumptions set forth in J.P. Morgan’s opinion, the Broadcom Merger Consideration to be paid to the holders of Broadcom Common Shares, other than any holders which are affiliates of Broadcom, in the Combination, as that term is defined in the section entitled “—Summary of Financial Analysis and Opinion of Financial Advisor to Broadcom,” was fair, from a financial point of view, to such holders, as more fully described in the section referenced immediately above. J.P. Morgan subsequently confirmed its oral opinion by delivering its written opinion, dated May 28, 2015, to the Broadcom board. The full text of the written opinion of J.P. Morgan, which sets forth the assumptions made, matters considered and limits on the review undertaken is attached as Annex G to this joint proxy statement/prospectus, and Broadcom’s shareholders are urged to read this written opinion in its entirety;

•	the fact that the Special Committee unanimously recommended that the Broadcom board of directors approve the Merger Agreement, the California Merger Agreements and the transactions contemplated by the Merger Agreement and the California Merger Agreement (including the Broadcom Merger) and recommended that the Broadcom shareholders approve the Merger Agreement, the California Merger Agreements and the transactions contemplated by the Merger Agreement and the California Merger Agreements in accordance with Section 1201 of the CGCL, subject to the full Broadcom board of directors receiving a fairness opinion of J.P. Morgan;

•	the fact that Broadcom conducted a thorough process to explore Broadcom’s strategic alternatives, during which process representatives of Broadcom sought offers from various potential buyers, none of which made an offer;

•	the governance terms in the Merger Agreement, which provide that two directors of Broadcom who are designated by Avago will become members of the Holdco board of directors;

•	the nature of the closing conditions included in the Merger Agreement, as well as the likelihood of satisfaction of all of the conditions to the completion of the proposed Transactions;

•	the obligation of Avago to take all necessary actions to obtain antitrust approval, provided that such actions do not reduce the reasonably anticipated benefits to Avago of the transactions contemplated by the Merger Agreement (including forecasted synergies) in an amount that is financially material relative to the value of Broadcom and its subsidiaries taken as a whole;

•	the delivery by Avago of a debt commitment letter setting forth the financing commitments and other arrangements regarding the financing Avago contemplates using to complete the proposed Transactions;

•

Broadcom’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited proposal relating to an alternative transaction, if the Broadcom board determines in good faith (i) after consultation with its financial advisors and outside legal counsel that such proposal is, or would reasonably be expected to lead to, a “superior proposal” and (ii) after consultation with its outside legal counsel that the failure to participate in such negotiations or provide such information would reasonably be expected to be inconsistent with the fiduciary duties of the Broadcom board (as more fully described in the section entitled “The Merger Agreement—No Solicitation by Broadcom; No Change in Broadcom Board Recommendation”);

•	the right of the Broadcom board of directors to change its recommendation in favor of the approval of the Merger Agreement and the Broadcom Merger or terminate the Merger Agreement if it has determined, in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its directors’ fiduciary duties, subject to certain conditions (including providing notice to Avago and taking into account any modifications to the terms of the Transactions that are proposed by Avago);

•	the fact that the two principal holders of shares of Broadcom Class B common stock have signed the Support Agreements, obligating such shareholders to vote their Broadcom shares in favor of the approval of the Broadcom Merger, the Merger Agreement and the principal terms thereof and against any alternative acquisition proposals until termination of the Support Agreements, which occurs automatically upon the earliest of certain conditions, including termination of the merger agreement, the effective date of the Broadcom Merger, an extension of the Termination Date (as defined below) of the Merger Agreement by more than 60 days or mutual agreement by the parties thereto (as more fully described in the section entitled “The Support Agreements”);

•	the fact that the Broadcom Merger will be subject to a class vote of each of the Broadcom Class A shareholders and the Broadcom Class B shareholders voting separately, providing each class of Broadcom shareholders the ability to separately approve or disapprove the Transactions;

•	the right of Broadcom to seek to specifically enforce Avago’s obligations under the Merger Agreement (as more fully described in the section entitled “The Merger Agreement—Specific Performance”);

•	the availability of dissenters’ rights under California law for any Broadcom shareholders who oppose approval of the Merger Agreement;

•	the customary nature of the other representations, warranties and covenants of Broadcom in the Merger Agreement; and

•	the requirement that Avago or Broadcom pay a termination fee to the other party under certain circumstances specified in the Merger Agreement (as more fully described in the section entitled “The Merger Agreement—Transaction Expenses and Termination Fees”).

In the course of its deliberations, the Broadcom board of directors, in consultation with Broadcom’s management and the Special Committee, also considered a variety of risks and other potentially negative factors, including the following:

•	the possibility that the Transactions may not be completed or that completion may be unduly delayed for reasons beyond the control of Broadcom and/or Avago, including the potential length of the regulatory review process and the risk that applicable antitrust and competition authorities may prohibit or enjoin the proposed Transactions or otherwise impose conditions on Broadcom and/or Avago in order to obtain clearance for the Transactions;

•	the fact that (subject to proration) the exchange ratio is fixed, indicating that Broadcom shareholders could be adversely affected by a decrease in the trading price of Avago Ordinary Shares between the announcement and completion of the transactions contemplated by the Merger Agreement and the fact that the Merger Agreement does not provide Broadcom with a price-based termination right or other similar protection in favor of Broadcom or its shareholders (other than the cash component of the merger consideration);

•	the anticipated impact on the trading price of Broadcom’s stock as a result of the complexity of the election mechanisms provided for in the Merger Agreement;

•	the fact that, except for shareholders who elect to receive Restricted Exchangeable Units, the amount of equity that a Broadcom shareholder may receive is subject to proration and therefore the opportunity to participate in the equity value of the combined company may be limited to that extent;

•	the fact that the election to receive Restricted Exchangeable Units carries with it significant illiquidity and lack of flexibility that make such election relatively unattractive for shareholders who are not particularly tax sensitive or willing to be long-term holders of equity in the combined company, or unable to do so due to investment policies or other restrictions, but who might otherwise desire to receive equity in the combined company without being subject to proration;

•	the potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the proposed Transactions, and the potential effect of the proposed Transactions on Broadcom’s business and relations with customers, suppliers and strategic alliance and joint venture partners;

•	the restrictions on the conduct of Broadcom’s business prior to completion of the proposed Transactions, requiring Broadcom to conduct its business only in the ordinary and usual course of business in all material respects consistent with past practice, subject to specific limitations, which could delay or prevent Broadcom from undertaking business opportunities that may arise pending completion of the Transactions and could negatively impact Broadcom’s ability to attract and retain employees and decisions of customers, suppliers and strategic alliance and joint venture partners;

•	the difficulty inherent in integrating the businesses, assets and workforces of two large companies and the risk that anticipated strategic and other benefits to Avago and Broadcom following completion of the proposed Transactions, including the forecasted cost synergies described above, will not be realized or will take longer to realize than expected;

•	the transaction costs to be incurred in connection with the proposed Transactions, whether or not the proposed Transactions are completed;

•	the fact that the Merger Agreement includes restrictions on the ability of Broadcom to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to exceptions and termination provisions, which in some cases require payment of a termination fee by Broadcom (as more fully described in the section entitled “The Merger Agreement—No Solicitation by Broadcom; No Change in Broadcom Board Recommendation”), which could have the effect of discouraging such proposals from being made or pursued;

•	Avago’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited proposal relating to an alternative transaction, only if the Avago board determines in good faith (i) after consultation with its financial advisors and outside legal counsel that such proposal is, or would reasonably be expected to lead to, a “superior proposal” and (ii) after consultation with its outside legal counsel that the failure to participate in such negotiations or provide such information would reasonably be expected to be inconsistent with the fiduciary duties of the Avago board (as more fully described in the section entitled “The Merger Agreement—No Solicitation by Avago; No Change in Avago Board Recommendation”);

•	the right of the Avago board of directors to change its recommendation in favor of the Avago Scheme or terminate the Merger Agreement only if it has determined, in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its directors’ fiduciary duties, subject to certain conditions (including providing notice to Broadcom and taking into account any modifications to the terms of the Transactions that are proposed by Avago);

•	the fact that in return for the two principal holders of shares of Broadcom Class B common stock signing the Support Agreements pursuant to which they agreed to vote their Broadcom Common

Shares in favor of the approval of the Merger Agreement and the transactions contemplated thereby (including the Broadcom Merger) and against any alternative acquisition proposals until termination of the Support Agreements, Broadcom agreed (i) to pay certain costs and expenses (up to a $1.2 million cap as set forth in the Support Agreements) of such shareholders relating to the Support Agreements and (ii) to indemnify such shareholders and certain of their representatives against certain claims relating to the Support Agreements (as more fully described in the section entitled “The Support Agreements”);

•	the risk that Avago shareholders may not approve the Avago Scheme Proposal and the Equity Issuance Proposal;

•	the fact that if the Transactions are not completed, Broadcom will have expended significant human and financial resources on a failed transaction, and may also be required to pay a termination fee under various circumstances (as more fully described in the section entitled “The Merger Agreement—Transaction Expenses and Termination Fees”); and

•	various other risks associated with the Transactions and the business of Broadcom and the combined company described in the sections titled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

The Broadcom board of directors considered all of these factors as a whole, and concluded, on balance, that they supported a determination to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Broadcom Merger. The foregoing discussion of the information and factors considered by the Broadcom board of directors is not exhaustive. In view of the wide variety of factors considered by the Broadcom board of directors in connection with its evaluation of the proposed Transactions and the complexity of these matters, the Broadcom board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Broadcom board of directors evaluated the factors described above, among others, in consultation with Broadcom’s management and the Special Committee and their respective legal and financial advisors, and concluded that the Merger Agreement, the California Merger Agreements, the Broadcom Merger and the other transactions contemplated by the Merger Agreement, were advisable and in the best interests of Broadcom and its shareholders. In considering the factors described above and any other factors, individual members of the Broadcom board of directors may have viewed factors differently or given different weight or merit to different factors.

In considering the recommendation of the Broadcom board of directors to approve the Broadcom Merger Proposal, Broadcom shareholders should be aware that Broadcom’s executive officers and directors may have interests in the Transactions that are different from, or in addition to, those of Broadcom shareholders generally. The Broadcom board of directors was aware of these interests during its deliberations on the merits of the Transactions and in deciding to recommend that Broadcom shareholders vote “FOR” the Broadcom Merger Proposal. See the section entitled “—Interests of Certain Persons Related to Broadcom in the Transactions.”

Recommendation of the Avago Board of Directors and its Reasons for the Transactions

At its meeting on May 27, 2015, the Avago board of directors unanimously (i) determined that the Merger Agreement, the Transactions and the other transactions applicable to Avago contemplated by the Merger Agreement are advisable and in the best interests of Avago and its shareholders, (ii) approved the Merger Agreement, the Avago Scheme, the Transactions and the other transactions applicable to Avago contemplated by the Merger Agreement, and (iii) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that the shareholders of Avago approve the Merger Agreement and the transactions applicable to Avago contemplated hereby. Accordingly, the Avago board of directors unanimously recommends that Avago shareholders vote “FOR” the Avago Scheme Proposal and “FOR” the Equity Issuance Proposal.

In arriving at its determination, the Avago board of directors consulted with Avago’s senior management and outside financial, accounting and legal advisors and considered a number of factors that it believed supported its determination. These positive factors included, but were not limited to, the following (not in any relative order of importance):

Strategic Considerations

•	Holdco is expected to be the third largest global semiconductor company measured by revenue, with a combined enterprise value of approximately $77 billion and over $15 billion in expected annual revenues;

•	The acquisition of Broadcom will broaden Avago’s portfolio of products, which will enable Holdco to better address the evolving needs of customers across the wireline and wireless end markets, increase the diversity of Avago’s business mix and enhance growth potential;

•	Holdco will expand upon Avago’s global footprint and have the scale to invest, innovate and more effectively compete in a consolidating semiconductor industry;

•	The larger scale organization, greater marketing resources and financial strength of Holdco will lead to improved opportunities for marketing and cross-selling the combined company’s products;

•	Holdco is expected to maintain Avago’s and Broadcom’s existing businesses, each of which is profitable with significant potential for further global growth;

•	The Broadcom name will strengthen brand equity, ensure customer recognition and respect, and expand Holdco’s reach across the wireline and wireless markets; and

•	Holdco will combine the global talents of both companies and provide Holdco with access to Broadcom’s broad intellectual property portfolio and other resources after the completion of the Transactions.

Forecasted Synergies and Other Financial Considerations

•	The combined company is projected to achieve $750 million of annual run-rate cost synergies within 18 months from the close of the Transactions;

•	Over the longer term, Holdco will seek to achieve operating profitability consistent with Avago’s long-term target financial model; and

•	The Transactions are projected to be immediately accretive to Avago’s non-GAAP earnings per share and cash flow.

Merger Agreement

•	The review by the Avago board of directors with its advisors of the structure of the proposed transaction and the financial and other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of the completion of the proposed transaction and the evaluation by the Avago board of directors of the likely time period necessary to complete the transaction; and

•	The Avago board of directors also considered the following specific aspects of the Merger Agreement:

•	the limited number and nature of the closing conditions included in the Merger Agreement, as well as the likelihood of satisfaction of all conditions to the completion of the Transactions;

•	the representations and warranties made by Broadcom, as well as the interim operating covenants agreed to by Broadcom requiring Broadcom to conduct its business in the ordinary course prior to completion of the Transactions, subject to specific limitations;

•	the fact that the Merger Agreement includes restrictions on the ability of Broadcom to solicit proposals for alternative transactions or engage in discussions regarding such proposals, subject to certain exceptions and Avago’s right to match any such proposals;

•	the ability of Avago to terminate the Merger Agreement and receive a $1.0 billion termination fee from Broadcom in the event the Broadcom board of directors changes its recommendation in favor of the approval of the Merger Agreement;

•	the fact that Avago shareholders will have an opportunity to approve the Avago Scheme Proposal and the Equity Issuance Proposal and in the event of a rejection by Avago shareholders, Avago’s maximum liability to Broadcom under the Merger Agreement is an approximately $332.6 million termination fee to Broadcom (unless Avago accepts or completes an alternative transaction within 12 months of termination of the Merger Agreement under certain circumstances, in which event Avago will pay a $1.0 billion termination fee to Broadcom); and

•	the fact that Dr. Nicholas, Dr. Samueli and entities affiliated with each of them, which, as of June 30, 2015, held an aggregate of 149,043 shares of Broadcom Class A common stock (representing approximately 0.03% of the outstanding shares of Broadcom Class A common stock) and 47,916,270 shares of Broadcom Class B common stock (representing approximately 99.5% of the outstanding shares of Broadcom Class B common stock), have agreed to vote in favor of the approval of the Merger Agreement and the Broadcom Merger, subject to certain exceptions.

Due Diligence

•	Avago’s due diligence review and investigations of the business, operations, financial condition, strategy and future prospects of Broadcom.

Financing the Transactions

•	The terms of the debt financing expected to be obtained in connection with the Transactions and the likelihood that the necessary financing will be obtained given the financing commitments obtained in connection with the Transactions.

Implied Ownership

•	Existing Avago shareholders and Broadcom shareholders are expected to hold approximately 67% and 33%, respectively, of the issued shares in the capital of Holdco after completion of the combination (including for purposes of such percentages the exchange of Restricted Exchangeable Units on a one-for-one basis for Holdco Ordinary Shares and assuming holders of no more than 50% of outstanding Broadcom Common Shares are Unit Electing Shares).

Opinion of Financial Advisor

•	The financial analyses reviewed and discussed with the Avago board of directors by representatives of Deutsche Bank, as well as the oral opinion of Deutsche Bank rendered to the Avago board of directors on May 27, 2015 (which was subsequently confirmed in writing by delivery of a written opinion of Deutsche Bank, dated May 28, 2015) to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the Avago Scheme Consideration (taking into account the Broadcom Merger) was fair, from a financial point of view, to the holders of issued Avago Ordinary Shares.

Recommendation by Avago Management

•	Avago management’s recommendation in favor of the proposed transaction.

The Avago board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Merger Agreement and the Transactions, including the following:

•	The risk that because the exchange ratio of Holdco Ordinary Shares and Restricted Exchangeable Units to be paid to Broadcom shareholders electing to receive such consideration is fixed, the value of the consideration to be paid by Avago could fluctuate between the original signing of the Merger Agreement and the completion of the Transactions contemplated;

•	The risk of diverting Avago management focus and resources from other strategic opportunities and from operational matters while working to implement the Transactions, and other potential disruption associated with combining and integrating the companies, and the potential effects of such diversion and disruption on the businesses and customer relationships of Avago and Broadcom;

•	The requirement that Avago pay Broadcom a termination fee of either $1.0 billion or approximately $332.6 million under certain circumstances pursuant to the terms of the Merger Agreement;

•	The amount of indebtedness required to finance the Transactions and the related restrictions to which the combined company would be subject;

•	The restrictions on the conduct of Avago’s business prior to the completion of the Transactions, which could delay or prevent Avago from undertaking some business opportunities that may arise pending completion of the Transactions;

•	The risk that the Transactions might not be completed in a timely manner or at all and the attendant adverse consequences for Avago’s business (and Broadcom’s businesses if the Transactions were completed) as a result of the pendency of the Transactions and operational disruption;

•	The fact that, as a result of the Transactions, Avago expects to recognize significant transaction-related costs, a considerable portion of which will be incurred whether or not the Transactions are consummated (and a substantial amount of which has been recognized as of the date of this document);

•	The risk that Broadcom shareholders might not approve the Merger Agreement or the Avago shareholders might not approve the Avago Scheme;

•	The risks associated with the occurrence of events which may materially and adversely affect the operations or financial condition of Broadcom and its subsidiaries, which events may not entitle Avago to terminate the Merger Agreement;

•	The risk that the forecasted benefits, savings and synergies of the Transactions may not be fully or partially achieved, or may not be achieved within the expected timeframe;

•	The risk that changes in law or regulation, including risks of changes in U.S. tax laws, could adversely impact the expected benefits of the Transactions to Avago and its shareholders; and

•	Other risks associated with the combination and the businesses of Avago, Broadcom and the combined company, which are described under “Risk Factors” beginning on page 45 of this joint proxy statement/prospectus.

The Avago board of directors concluded that the potential benefits that it expected Avago and its shareholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. Accordingly, the Avago board of directors approved the Merger Agreement, the Avago Scheme, the Transactions and the other transactions applicable to Avago contemplated by the Merger Agreement.

The foregoing discussion of the information and factors considered by the Avago board of directors is not intended to be exhaustive, but includes material factors considered by the Avago board of directors. In view of the variety of factors considered in connection with its evaluation of the combination, the Avago board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Avago board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Avago board of directors based its recommendation on the totality of the information presented.

Summary of Financial Analysis and Opinion of Financial Advisor to Broadcom

Pursuant to an engagement letter dated May 15, 2015, Broadcom retained J.P. Morgan as its financial advisor in connection with the Combination. “Combination” refers to the Transactions, taken together as a single integrated transaction.

At the meeting of the Broadcom board of directors held on May 27, 2015, J.P. Morgan rendered its oral opinion to the Broadcom board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in J.P. Morgan’s opinion, the Broadcom Merger Consideration to be paid to the holders of Broadcom Common Shares, other than any holders which are affiliates of Broadcom, in the Combination was fair, from a financial point of view, to such holders. J.P. Morgan subsequently confirmed its oral opinion by delivering its written opinion, dated May 28, 2015. No limitations were imposed by the Broadcom board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of J.P. Morgan, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex G to this joint proxy statement/prospectus and is incorporated herein by reference. Broadcom’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Broadcom board of directors, is directed only to the Broadcom Merger Consideration to be paid in the Combination to the holders of Broadcom Common Shares, other than any holders which are affiliates of Broadcom, and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Transactions or any other matter, including, without limitation, whether any Broadcom shareholder should elect to receive cash, Holdco Ordinary Shares or Restricted Exchangeable Units or make no election in the Combination. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus does not purport to be a complete description and is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the draft of the Merger Agreement, dated as of May 27, 2015;

•	reviewed the draft of the form of Support Agreement, dated as of May 26, 2015;

•	reviewed the draft of the Amended and Restated Exempted Limited Partnership Agreement of Safari Cayman L.P., dated as of May 26, 2015;

•	reviewed certain publicly available business and financial information concerning Broadcom and Avago and the industries in which they operate;

•	compared the proposed financial terms of the Combination with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of Broadcom and Avago with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Broadcom Class A common stock, Avago Ordinary Shares and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of Broadcom and Avago relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Combination (which we refer to in this section as the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan held discussions with certain members of the managements of Broadcom and Avago with respect to certain aspects of the Combination, and the past and current business operations of Broadcom and Avago, the financial condition and future prospects and operations of Broadcom and Avago, the effects of the Combination on the financial condition and future prospects of Broadcom and Avago, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Broadcom and Avago or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan has not independently verified (nor has J.P. Morgan assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and has not been provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Broadcom or any of the Avago Parties under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Broadcom’s and Avago’s respective managements as to the expected future results of operations and financial condition of Broadcom and Avago to which such analyses or forecasts relate. J.P. Morgan expresses no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the Combination and the other transactions contemplated by the Merger Agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Broadcom, and will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement and the final form of any other agreement listed in the second preceding paragraph would not differ in any material respects from the drafts thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Broadcom and the Avago Parties in the Merger Agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan indicated that it is not a legal, regulatory or tax expert and that it relied on the assessments made by advisors to Broadcom with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Combination would be obtained without any adverse effect on Broadcom, the Avago Parties or on the contemplated benefits of the Combination. J.P. Morgan further assumed for purposes of its opinion that a Restricted Exchangeable Unit and a Holdco Ordinary Share are all economically equivalent.

The respective projections furnished to J.P. Morgan for Broadcom and Avago were prepared by the respective managements of Broadcom and Avago, as discussed more fully under “—Certain Financial Forecasts Utilized by Broadcom in Connection with the Transactions” and “—Certain Financial Forecasts Utilized by Avago in Connection with the Transactions.” Broadcom and Avago do not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Combination, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. In connection with its financial analyses, in addition to the Avago Management Projections (as defined below and discussed more fully under the caption “—Certain Financial Forecasts Utilized by Broadcom in Connection with the Transactions”) provided to Broadcom, J.P. Morgan utilized extrapolations for Avago for FY2017 based on such Avago Management Projections and discussions with Avago, which were reviewed by Broadcom. These extrapolations included: Revenue of $8,018 million, Non-GAAP Gross Margin of 60%, Adjusted Operating Profit of 42%, Adjusted EPS (excluding SBC) of $9.77 and Adjusted EPS (including SBC) of $9.05.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. Developments subsequent to the date of J.P. Morgan’s opinion may affect J.P. Morgan’s opinion and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Broadcom Merger Consideration to be paid to the holders of Broadcom Common Shares, other than any holders which are affiliates of Broadcom, in the Combination and J.P. Morgan expressed no opinion as to (i) the fairness of any consideration paid in connection with the Combination to the holders of any other class of securities, creditors or other constituencies of Broadcom, (ii) the allocation of the Broadcom Merger Consideration between the holders of Broadcom Class A common stock and the holders of Broadcom Class B common stock or (iii) the underlying decision by Broadcom to engage in the Combination. J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Combination, or any class of such persons relative to the Broadcom Merger Consideration to be paid to the holders of Broadcom Common Shares in the Combination or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Broadcom Common Shares, Avago Ordinary Shares, Holdco Ordinary Shares or Restricted Exchangeable Units will trade at any future time, whether before or after the closing of the Combination. Further, J.P. Morgan expressed no opinion on any discount that might be applied to Holdco Ordinary Shares or Restricted Exchangeable Units.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. It does not purport to be a complete summary thereof. The financial analyses summarized below include information presented in tabular format. In order to fully understand J.P. Morgan’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

Broadcom Financial Analyses

J.P. Morgan performed the following analyses with respect to Broadcom.

Public Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial data of Broadcom with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to Broadcom’s business or aspects thereof for purposes of analysis. The companies selected by J.P. Morgan were:

•	Avago Technologies Ltd.

•	Intel Corporation

•	Qualcomm Incorporated

The companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, may be considered similar to those of Broadcom based on sector participation, financial metrics and form of operations. None of the selected companies reviewed is identical to Broadcom. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to those of Broadcom and other factors that could affect the public trading value of the selected companies and Broadcom.

For the selected companies listed above, J.P. Morgan calculated the multiple of share price to estimated earnings per share, or EPS, for calendar year 2016, which is referred to below as P/E 2016E. The multiples were based on the selected companies’ closing share prices on May 26, 2015 and publicly available Wall Street analysts’ consensus estimates.

Company	P/E 2016E
Avago Technologies Ltd.	14.4x
Intel Corporation	11.9x
Qualcomm Incorporated	13.2x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan selected a multiple reference range of 12.0x to 14.0x for P/E 2016E. This range was then applied to (i) Wall Street analysts’ consensus estimates of Broadcom’s EPS for calendar year 2016 and (ii) Broadcom management’s estimate of Broadcom’s EPS for calendar year 2016, yielding the following implied per share equity value ranges for the Broadcom Common Shares, rounded to the nearest $0.25:

Implied Per Share Equity Value Range of Broadcom Common Shares
P/E 2016E (Wall Street analysts)	$45.75 - $53.25
P/E 2016E (Broadcom Management)	$42.25 - $49.25

J.P. Morgan compared the implied per share equity value ranges of the Broadcom Common Shares to (i) an all cash offer price of $54.50 per Broadcom Common Share assuming the Broadcom Merger Consideration were paid 100% in cash, (ii) the effective offer price of $55.99 per Broadcom Common Share, assuming the per share Broadcom Merger Consideration received by a Broadcom shareholder consisted of $27.25 in cash and 0.2189 Holdco Ordinary Shares or Restricted Exchangeable Units, based on the closing share price of Avago Ordinary Shares on May 26, 2015, and (iii) the intrinsic value of the Broadcom Merger Consideration, which was valued at $63.00 per Broadcom Common Share (as described below under “Intrinsic Value of Broadcom Merger Consideration—DCF Based”).

Transaction Multiples Analysis. Using publicly available information, J.P. Morgan examined selected transactions involving businesses which J.P. Morgan judged to be sufficiently analogous to Broadcom’s business or aspects thereof for purposes of analysis. For each of the selected transactions, J.P. Morgan calculated the ratio of the target company’s firm value, or FV, to the target company’s earnings before interest, taxes, depreciation and amortization, or EBITDA, for the twelve-month period following the announcement date of the applicable transaction, which is referred to below as NTM EBITDA.

Target	Acquiror	FV / NTM EBITDA
Omnivision Technologies, Inc.	Chinese Consortium	9.5x
Freescale Semiconductor, Inc.	NXP Semiconductors N.V.	13.7x
Spansion Inc.	Cypress Semiconductor Corporation	9.2x
International Rectifier Corporation	Infineon Technologies AG	9.3x
Aeroflex Incorporated	Cobham plc	10.7x
TriQuint Semiconductor, Inc.	RF Micro Devices, Inc.	8.9x
LSI Corporation	Avago Technologies Ltd.	14.0x
MStar Semiconductor, Inc.	MediaTek Inc.	9.3x
National Semiconductor Corporation	Texas Instruments Incorporated	10.7x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan selected a multiple reference range of 9.0x to 14.0x for FV to NTM EBITDA. This range was then applied to Broadcom management’s estimate of Broadcom’s EBITDA for the twelve-month period following the expected announcement date of the Combination, yielding the following implied per share equity value range for the Broadcom Common Shares, rounded to the nearest $0.25:

Implied Per Share Equity Value Range of Broadcom Common Shares
FV / NTM EBITDA (Broadcom Management)	$40.25 - $58.75

J.P. Morgan compared the implied per share equity value ranges of the Broadcom Common Shares to (i) an all cash offer price of $54.50 per Broadcom Common Share assuming the Broadcom Merger Consideration were paid 100% in cash, (ii) the effective offer price of $55.99 per Broadcom Common Share, assuming the per share Broadcom Merger Consideration received by a Broadcom shareholder consisted of $27.25 in cash and 0.2189 Holdco Ordinary Shares or Restricted Exchangeable Units, based on the closing share price of Avago Ordinary Shares on May 26, 2015, and (iii) the intrinsic value of the Broadcom Merger Consideration, which was valued at $63.00 per Broadcom Common Share (as described below under “Intrinsic Value of Broadcom Merger Consideration—DCF Based”).

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Broadcom Common Shares. J.P. Morgan calculated the unlevered free cash flows that Broadcom is expected to generate (1) during calendar years 2015 through 2017 based upon the Broadcom Management Projections (as defined below), and (2) during calendar years 2018 through 2024 based upon extrapolations from the Broadcom Management Projections, as reviewed and approved by Broadcom’s management for J.P. Morgan’s use in connection with its financial analysis and rendering its opinion. J.P. Morgan treated stock-based compensation as a cash expense in the unlevered free cash flow calculation for purposes of its discounted cash flow analysis, as stock-based compensation was viewed as a true economic expense of the business. J.P. Morgan calculated a range of terminal values for Broadcom at the end of the projection period by applying terminal value growth rates ranging from 2.5% to 3.5%. The unlevered free cash flows and terminal values were then discounted to present values using discount rates ranging from 9.0% to 11.0%. The present values of the unlevered free cash flows and the range of terminal values were then adjusted for Broadcom’s net cash and divided by the fully diluted shares outstanding. The discounted cash flow analysis indicated an implied per share equity value range for the Broadcom Common Shares, rounded to the nearest $0.25, of $42.75 to $58.00.

J.P. Morgan compared the implied per share equity value ranges of the Broadcom Common Shares to (i) an all cash offer price of $54.50 per Broadcom Common Share assuming the Broadcom Merger Consideration were paid 100% in cash, (ii) the effective offer price of $55.99 per Broadcom Common Share, assuming the per share Broadcom Merger Consideration received by a Broadcom shareholder consisted of $27.25 in cash and 0.2189 Holdco Ordinary Shares or Restricted Exchangeable Units, based on the closing share price of Avago Ordinary Shares on May 26, 2015, and (iii) the intrinsic value of the Broadcom Merger Consideration, which was valued at $63.00 per Broadcom Common Share (as described below under “Intrinsic Value of Broadcom Merger Consideration—DCF Based”).

Avago Financial Analyses

J.P. Morgan performed the following analyses with respect to Avago.

Public Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial data of Avago with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to Avago’s business or aspects thereof for purposes of analysis. The companies selected by J.P. Morgan were:

•	Broadcom Corporation

•	Intel Corporation

•	Marvell Technology Group Ltd.

•	Qualcomm Incorporated

•	Skyworks Solutions, Inc.

The companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, may be considered similar to those of Avago based on sector participation, financial metrics and form of operations. None of the selected companies reviewed is identical to Avago. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to those of Avago and other factors that could affect the public trading value of the selected companies and Avago.

For the selected companies listed above, J.P. Morgan calculated the multiple of share price to estimated EPS for fiscal year 2016, which is referred to below as P/E 2016E. The multiples were based on the selected companies’ closing share prices on May 26, 2015 and publicly available Wall Street analysts’ consensus estimates.

Company	P/E 2016E
Broadcom Corporation Intel Corporation	12.4x 11.9x
Marvell Technology Group Ltd.	17.7x
Qualcomm Incorporated	13.2x
Skyworks Solutions, Inc.	17.0x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan selected a multiple reference range of 13.0x to 15.0x for P/E 2016E. This range was then applied to (i) Wall Street analysts’ consensus estimate of Avago’s EPS for fiscal year 2016 and (ii) Avago management’s estimate of Avago’s EPS for fiscal year 2016, yielding the following implied per share equity value ranges for the Avago Ordinary Shares, rounded to the nearest $0.25:

Implied Per Share Equity Value Range of Avago Ordinary Shares
P/E 2016E (Wall Street analysts)	$118.50 - $136.75
P/E 2016E (Avago Management)	$123.25 - $142.25

J.P. Morgan compared the implied per share equity value ranges of the Avago Ordinary Shares to the $131.30 per share closing price of Avago Ordinary Shares as of May 26, 2015.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for the Avago Ordinary Shares. J.P. Morgan calculated the unlevered free cash flows that Avago is expected to generate (1) during fiscal years 2015 through 2016 based upon the Avago Management Projections provided to Broadcom, and (2) during fiscal years 2017 through 2024 based upon extrapolations from such Avago Management Projections, as reviewed by Broadcom. J.P. Morgan treated stock-based compensation as a cash expense in the unlevered free cash flow calculation for purposes of its discounted cash flow analysis, as stock-based compensation was viewed as a true economic expense of the business. J.P. Morgan calculated a range of terminal values for Avago at the end of the projection period by applying terminal value growth rates ranging from 2.5% to 3.5%. The unlevered free cash flows and terminal values were then discounted to present values using discount rates ranging from 8.5% to 10.5%. The present values of the unlevered free cash flows and the range of terminal values were then adjusted for Avago’s net debt and divided by the fully diluted shares outstanding. The discounted cash flow analysis indicated an implied per share equity value range for the Avago Ordinary Shares, rounded to the nearest $0.25, of $130.00 to $199.75.

J.P. Morgan compared the implied per share equity value range of the Avago Ordinary Shares to the $131.30 per share closing price of Avago Ordinary Shares as of May 26, 2015.

Intrinsic Value of Broadcom Merger Consideration—DCF Based

J.P. Morgan analyzed the intrinsic value of the per share Broadcom Merger Consideration based on a discounted cash flow approach, assuming the per share Broadcom Merger Consideration received by a Broadcom shareholder consisted of $27.25 in cash and 0.2189 Holdco Ordinary Shares (which assumes no more than 50% of Broadcom Common Shares are Unit Electing Shares and a full proration of the Broadcom Merger Consideration). To determine the intrinsic value of the equity component of the per share Broadcom Merger Consideration, J.P. Morgan conducted a discounted cash flow analysis of the pro forma unlevered free cash flows of the combined company. J.P. Morgan calculated the unlevered free cash flows that the pro forma combined company is expected to generate during fiscal years 2015 through 2024 based upon the Broadcom Management Projections and the Avago Management Projections provided to Broadcom (and extrapolations thereof which were reviewed by Broadcom) taking into account Synergies of $750 million, less the estimates of the managements of Broadcom and Avago of their respective transaction-related expenses. J.P. Morgan treated stock-based compensation as a cash expense in the unlevered free cash flow calculation for purposes of its discounted cash flow analysis, as stock-based compensation was viewed as a true economic expense of each business. J.P. Morgan calculated a range of terminal values for the pro forma combined company at the end of the projection period by applying terminal value growth rates ranging from 2.5% to 3.5%. The unlevered free cash flows and terminal values were then discounted to present values using discount rates ranging from 8.5% to 10.5%. The present values of the unlevered free cash flows and terminal values were then adjusted for the pro forma net debt of the combined company and divided by the pro forma fully diluted shares of the combined company to calculate a range of implied per share equity values for the pro forma combined company. The range of implied per share equity values for the pro forma combined company was then multiplied by 0.2189 and added to $27.25 in cash to arrive at a range of intrinsic values for the per share Broadcom Merger Consideration (assuming no more than 50% of Broadcom Common Shares are Unit Electing Shares and a full proration of the Broadcom Merger Consideration), rounded to the nearest $0.25, of $55.75 to $74.75 per Broadcom Common Share.

Relative Implied Exchange Ratio Analyses

Based upon the implied valuations for each of Broadcom and Avago derived as described above under “Broadcom Financial Analyses—Public Trading Multiples Analysis for Broadcom,” “Broadcom Financial Analyses—Discounted Cash Flow Analysis for Broadcom,” “Avago Financial Analyses—Public Trading Multiples Analysis for Avago,” and “Avago Financial Analyses—Discounted Cash Flow Analysis for Avago,” J.P. Morgan calculated ranges of implied exchange ratios of the number of Avago Ordinary Shares per Broadcom Common Share.

For each of the comparisons, J.P. Morgan derived the high end of the implied range of exchange ratios by dividing the high end of the implied per share equity value range of the Broadcom Common Shares in the applicable analysis for Broadcom by the low end of the implied per share equity value range of the Avago Ordinary Shares in the corresponding analysis for Avago. J.P. Morgan derived the low end of the implied range of exchange ratios by dividing the low end of the implied per share equity value range of the Broadcom Common Shares in the applicable analysis for Broadcom by the high end of the implied per share equity value range of the Avago Ordinary Shares in the corresponding analysis for Avago. The results of the relative valuation analyses are presented below.

Implied Range of Exchange Ratios
	Low	High
Public Trading Multiples (Wall Street analysts)	0.3342x	0.4498x
Public Trading Multiples (Management)	0.2966x	0.3992x
Discounted Cash Flow Analysis (Management)	0.2137x	0.4451x

J.P. Morgan compared the implied ranges of exchange ratios to an all equity offer price of 0.4378 Avago Ordinary Shares for each Broadcom Common Share assuming the Broadcom Merger Consideration were paid 100% in Holdco Ordinary Shares or Restricted Exchangeable Units.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Broadcom or Avago, and none of the selected transactions reviewed was identical to the Combination. However, the companies selected were chosen because they are companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Broadcom or Avago. The transactions selected were similarly chosen because their size and other factors, including the industries in which the participant companies operated, for purposes of J.P. Morgan’s analysis, may be considered similar to the Combination. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Broadcom and Avago and the transactions compared to the Combination.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Broadcom with respect to the Combination on the basis of such experience and its familiarity with Broadcom.

For services rendered in connection with the Combination, Broadcom has agreed to pay J.P. Morgan a transaction fee of 0.14% of the total Consideration to be paid to the holders of Broadcom Common Shares, $3 million of which was payable upon the earlier of public announcement of the Combination or delivery by J.P. Morgan of its opinion, and the remainder of which will be due upon the consummation of the Combination. The term “Consideration” shall mean the total amount of cash and the fair market value of other property paid or payable (including amounts paid into escrow) to Broadcom (including its subsidiaries and controlled affiliates), its shareholders and/or holders of its other securities convertible into equity in connection with the Combination, including amounts paid or payable to acquire unexercised or unconverted warrants, convertible securities, options or similar rights, whether or not vested. For purposes of determining the fair market value of any non-cash Consideration, such determination shall be made on the business day preceding the closing of the Combination, except that if any part of the Consideration consists of marketable securities, for purposes of determining the amount of the Consideration the value of those securities shall be determined by using the average of the last sale prices for those securities on the 10 trading days ending the last business day preceding the closing of the Combination. In addition, Broadcom has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws, relating or arising out of activities performed or services furnished pursuant to the Merger Agreement, the Combination, or J.P. Morgan’s role in connection therewith.

During the two years preceding the date of delivery of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Avago Parties, for which J.P. Morgan and such affiliates received an aggregate of less than $1 million in compensation. During the two years preceding the date of delivery of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Broadcom, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to Broadcom on its review of strategic alternatives for its cellular baseband business in June 2014 and as bookrunner on Broadcom’s debt offering in July 2014. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding Broadcom Common Shares and less than 1% of the outstanding Avago Ordinary Shares. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Broadcom or any of the Avago Parties for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities.

Summary of Financial Analysis and Opinion of Financial Advisor to Broadcom’s Special Committee

On May 26, 2015, at a meeting of the Special Committee, the Special Committee considered that, although the Merger Agreement provided the holders of Broadcom’s Class A common stock and Class B common stock with the identical opportunity to elect the form of merger consideration they desired, it was recognized that some holders of Broadcom Common Shares might be unwilling or unable, due to investment policies or other restrictions, to commit to the holding period and other terms of the Restricted Exchangeable Units. Accordingly, the Special Committee directed Evercore to focus its opinion on whether the Broadcom Merger consideration to be received by the holders of Broadcom Common Shares (other than any such holders which are affiliates of Broadcom) who may choose not to elect to receive Restricted Exchangeable Units is fair, from a financial point of view, to such holders of Broadcom Common Shares.

On May 27, 2015, at a meeting of the Special Committee, Evercore delivered to the Special Committee an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated May 27, 2015, to the effect that, as of that date and based on and subject to assumptions made, matters considered and limits of its review by Evercore as set forth therein, the Broadcom Merger consideration to be received by the holders of Broadcom Common Shares (other than any such holders which are affiliates of Broadcom) who may choose not to elect to receive Restricted Exchangeable Units is fair, from a financial point of view, to such holders of Broadcom Common Shares.

The full text of Evercore’s written opinion, dated May 27, 2015, which sets forth, among other things, the assumptions made, matters considered and limits of its review in rendering its opinion, is attached as Annex H to this joint proxy statement/prospectus and is incorporated by reference in its entirety into this joint proxy statement/prospectus. Broadcom shareholders are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to the Special Committee and addresses only the fairness, from a financial point of view, of the Broadcom Merger consideration to be received by the holders of Broadcom Common Shares (other than any such holders which are affiliates of Broadcom) who may choose not to elect to receive Restricted Exchangeable Units to such holders of Broadcom Common Shares. The opinion does not address any other aspect of the Merger Agreement or the transactions contemplated thereby and does not constitute a recommendation to any holder of Broadcom Common Shares as to how such shareholder should vote or act with respect to any matters relating to the Broadcom Merger. Evercore’s opinion does not address the relative merits of the Broadcom Merger as compared to other business or financial strategies that might be available to Broadcom, nor does it address the underlying business decision of Broadcom to engage in the Broadcom Merger.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to Broadcom and Avago that Evercore deemed to be relevant;

•	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Broadcom and Avago prepared and furnished to Evercore by the management of Broadcom and Avago, respectively;

•	reviewed certain non-public projected financial data relating to Broadcom and Avago prepared and furnished to Evercore by the management of Broadcom and Avago, respectively;

•	reviewed the amount and timing of the net cost savings and operating synergies estimated by the management of Broadcom and Avago, respectively, to result from the Broadcom Merger;

•	discussed the past and current operations, financial projections and current financial condition of Broadcom and Avago with the management of Broadcom and Avago, respectively;

•	reviewed the reported prices and the historical trading activity of the Broadcom Class A common stock and the Avago Ordinary Shares;

•	compared the financial performance of Broadcom and Avago and the reported prices and historical trading activity of the Broadcom Class A common stock and the Avago Ordinary Shares with those of certain other publicly traded companies that Evercore deemed relevant;

•	reviewed the financial terms, to the extent publicly available, of certain business combinations that Evercore deemed relevant;

•	reviewed a draft dated May 26, 2015 of the Merger Agreement, which Evercore assumed was in substantially final form and from which Evercore assumed the final form would not vary in any respect material to its analysis;

•	took into account the terms and conditions of the Restricted Exchangeable Units and the range of potential relative allocations of the Broadcom Merger Consideration to be received by the holders of common shares who elect to receive Restricted Exchangeable Units pursuant to the Merger Agreement; and

•	performed such other financial analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial data relating to Broadcom and Avago referred to above, Evercore assumed that they have been reasonably prepared on bases reflecting the best available estimates and good faith judgments of management of Broadcom and Avago, respectively, as to the matters covered thereby. Evercore expressed no view as to any projected financial data relating to Broadcom or Avago or the assumptions on which they are based. With respect to the net cost savings and operating synergies estimated by the management of Broadcom and Avago, respectively, referred to above, Evercore assumed that such estimates were reasonable and would be realized, although Evercore expressed no view as to such estimates or the assumptions on which they are based. With the agreement of the Special Committee, Evercore assumed for purposes of its analyses and opinion that between the date of its opinion and the Election Deadline the share trading multiples of the Broadcom Class A common shares and the Avago Ordinary Shares would remain within recently observed trading levels for each company and their peers and Evercore further considered Avago multiple expansion sensitivities. For purposes of its opinion, Evercore noted that holders of Broadcom Class A common shares who do not wish to receive Restricted Exchangeable Units would be able to sell their Broadcom Class A common shares in the market prior to the Broadcom Merger. Evercore’s opinion and analysis did not address any differential tax treatment that may apply to holders of Broadcom Common Shares who elect to receive Restricted Exchangeable Units and those who do not so elect or any restrictions applicable to the ability of any holder of Broadcom Common Shares to hold Restricted Exchangeable Units.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the executed Merger Agreement would be the same as the draft reviewed by it, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Transactions will be satisfied without material waiver or modification thereof and that the Avago Scheme will be consummated in accordance with the terms set forth in the Merger Agreement. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transactions will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Broadcom, the Avago Parties or the consummation of the Transactions or materially reduce the benefits to holders of the Broadcom Common Shares of the Broadcom Merger.

Evercore did not make or assume any responsibility for making any physical inspection, independent valuation or appraisal of the assets or liabilities of Broadcom or the Avago Parties, nor was Evercore furnished with any such valuation or appraisals. Evercore did not evaluate the solvency or fair value of Broadcom or any Avago Party under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date thereof and financial, economic, market and other conditions as they existed and as could be evaluated on the date thereof. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, to the holders of Broadcom Common Shares (other than any such holders which are affiliates of Broadcom) who may choose not to elect to receive Restricted Exchangeable Units pursuant to the terms and conditions set forth in the Merger Agreement of the Broadcom Merger consideration. Evercore expressed no view on, and its opinion did not address, any other term or aspect of the Agreement or the transactions contemplated thereby, including, without limitation, the Avago Scheme, or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the transaction contemplated by the Agreement. Evercore expressed no view on, and its opinion did not address, the fairness of the Transactions to, or any consideration received in connection with the Transactions by, the holders of any other securities, creditors or other constituencies of Broadcom, or the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Broadcom, or any class of such persons, whether relative to the Broadcom Merger consideration to be received by holders of Broadcom Common Shares or otherwise. However, as noted above, in arriving at its opinion, Evercore considered the terms and conditions of the Restricted Exchangeable Units and the range of potential relative allocations of the Broadcom Merger consideration to be received by the holders of Broadcom Common Shares who elect to receive Restricted Exchangeable Units pursuant to the Merger Agreement. Evercore’s opinion did not address the relative merits of the Broadcom Merger as compared to other business or financial strategies that might be available to Broadcom, nor did it address the underlying business decision of Broadcom to engage in the Broadcom Merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the shares of Broadcom Class A common stock or Broadcom Class B common stock or any business combination or other extraordinary transaction involving Broadcom.

Evercore assumed that any modification to the structure of the transaction would not vary in any respect material to its analysis. Evercore’s opinion did not constitute a recommendation to the Special Committee or to any other persons in respect of the Broadcom Merger, including as to how any holder of Broadcom Common Shares should vote or act in respect of the Broadcom Merger and as to whether or not any holder of Broadcom Common Shares should elect to receive Restricted Exchangeable Units, cash or Holdco Ordinary Shares. Evercore expressed no opinion as to the price at which the shares of Broadcom Class A common stock, Avago Ordinary Shares, Holdco Ordinary Shares, or Restricted Exchangeable Units will trade at any time. Evercore are not legal, regulatory, accounting or tax experts, understood the Special Committee had obtained advice on legal, regulatory, accounting or tax matters relating to the Broadcom Merger from expert advisors and assumed the accuracy and completeness of assessments by Broadcom and its advisors with respect to legal, regulatory, accounting and tax matters.

Evercore acted as financial advisor to the Special Committee in connection with the Broadcom Merger and received a fee for its services upon the rendering of the opinion. Broadcom has also agreed to reimburse Evercore’s expenses and to indemnify Evercore against certain liabilities arising out of its engagement. During the two year period prior to the date of Evercore opinion, no material relationship existed between Evercore Group L.L.C. and its affiliates and Broadcom or the Avago parties pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. Evercore may provide financial or other services to Broadcom or the Avago Parties or their respective affiliates in the future and in connection with any such services Evercore may receive compensation. In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Broadcom, Avago and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

Evercore’s opinion is addressed to, and for the information and benefit of, the Special Committee in its capacity as such, in connection with the Special Committee’s evaluation of the Broadcom Merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore Group L.L.C.

Set forth below is a summary of the material financial analyses conducted by Evercore and reviewed with the Special Committee on May 27, 2015, in connection with Evercore’s opinion dated May 27, 2015. The order of the analyses described and the results of these analyses do not necessarily represent the relative importance or weight given to these analyses by Evercore.

Evercore’s opinion was only one of many factors considered by the Special Committee in its evaluation of the Broadcom Merger and should not be viewed as determinative of the views of the Special Committee, Broadcom’s board of directors or Broadcom’s management with respect to the Broadcom Merger or the Broadcom Merger consideration. The Broadcom Merger consideration and the election opportunities offered to holders of Broadcom Common Shares were determined through negotiations between Broadcom and Avago and were approved by the Special Committee and the Broadcom board of directors. Evercore was not involved in any such negotiations among the parties and did not recommend any specific merger consideration or shareholder election alternatives nor did it indicate that any given merger consideration constituted the only appropriate merger consideration.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 26, 2015, and is not necessarily indicative of current or future market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Broadcom Financial Analyses

Peer Group Trading Analysis. Evercore compared certain financial and operating information and commonly used valuation measurements for Broadcom to corresponding information and measurements for a group of eight other publicly-traded companies selected by Evercore to be comparable to Broadcom. Although none of the selected companies are, in Evercore’s opinion, directly comparable to Broadcom, the companies were chosen because, in Evercore’s opinion, they may be considered similar to Broadcom in certain respects for purposes of its analysis. Evercore selected these companies, among other reasons, because they operate businesses that are in the same industry and, in certain cases, share certain operational and financial characteristics with Broadcom. For purposes of this analysis, Evercore used Broadcom management projections provided to Evercore and publicly available financial data. In addition to Avago, the selected comparable companies (the “selected companies”) were:

Intel Corporation

Qualcomm Incorporated

NXP Semiconductors N.V.

MediaTek Inc.

NVIDIA Corporation

Freescale Semiconductor, Inc.

Marvell Technology Group Ltd.

STMicroelectronics N.V.

Evercore calculated and compared certain valuation multiples based on 2015 and 2016 estimates for Broadcom and for the selected companies, using share prices as of May 26, 2015. These valuation multiples included the following: enterprise value (which represents total market equity value plus book value of total debt, preferred stock and minority interest less cash and book value of unconsolidated assets) as a multiple of revenue; enterprise value as a multiple of earnings before interest, taxes, depreciation and amortization, or non-GAAP EBITDA; and share price as a multiple of non-GAAP earnings per share (commonly referred to as price to earnings or P/E ratio). The range of multiples that Evercore calculated for Broadcom, based on Broadcom management projections and publicly available Wall Street analyst forecasts, and for the selected companies, based on publicly available Wall Street analyst forecasts, is summarized below:

	Total Enterprise Value/Revenue				Total Enterprise Value /Non-GAAP EBITDA				Non-GAAP Price/Earnings
	2015E		2016E		2015E		2016E		2015E		2016E
Broadcom—Wall Street Estimates	2.97	x	2.84	x	10.3	x	9.6	x	12.9	x	12.1	x
Broadcom—Management Projections	3.02		2.91		10.9		10.7		13.6		13.4

Mean	2.53	x	2.37	x	9.9	x	8.7	x	19.5	x	14.9	x
Median	2.34		2.19		9.5		8.3		18.7		14.1
High	4.41		4.09		14.6		12.6		28.1		19.6
Low	0.90		0.86		6.4		5.0		14.5		11.9

Evercore then applied a selected range of calendar year 2015 and calendar year 2016 estimated non-GAAP earnings per share (or EPS) multiples of 13.5x to 15.5x and 12.5x to 14.5x, respectively, selected by Evercore in the exercise of its professional judgment and on the basis of its experience and derived from the selected companies, to corresponding financial data based on Broadcom management financial projections provided to Evercore in order to derive a range of implied per share equity values. This resulted in an implied per share value range for the Class A common shares of $46.55 to $53.44 and $43.93 to $50.95, based on Broadcom management’s projected 2015 non-GAAP EPS and projected 2016 non-GAAP EPS, respectively.
Present Value of Future Share Price Analysis. Evercore performed a present value of illustrative future share price analysis of Broadcom based on Broadcom management projections provided to Evercore. Evercore derived potential illustrative future price per share for Broadcom as of December 31, 2015 by applying the range of the selected multiples of forward non-GAAP price to earnings of 12.5x to 14.5x, derived from the selected companies, to the 2017 estimated non-GAAP EPS to infer a December 31, 2016 stock price. These illustrative future stock prices were discounted to present value as of December 31, 2015 using discount rates of 9.0% to

11.0% derived taking into consideration, among other things, a cost of equity calculation, and included the present value of future dividends projected to be paid by Broadcom. This analysis indicated the following ranges of implied value per share of Broadcom common stock:

	Forward Non-GAAP Price/Earnings Multiple
Cost of Equity	12.5x	13.5x	14.5x
9.0%	$48.49	$52.33	$56.16
10.0%	$48.05	$51.85	$55.65
11.0%	$47.62	$51.39	$55.15

Discounted Cash Flow Analysis. Evercore performed a discounted cash flow analysis of Broadcom in order to derive ranges of the implied value per Broadcom Common Share based on the implied present value of Broadcom’s projected future cash flows and terminal value. Evercore based the discounted cash flow analysis on Broadcom management projections provided to Evercore. In this analysis, Evercore calculated the range of the equity value per Broadcom Common Share. The range of equity value per share was calculated based on (i) weighted average capital costs ranging from 9.0% to 11.0%, of Broadcom’s projected unlevered free cash flows (or UFCF) for calendar years 2016 through 2019, less tax-effected stock-based compensation, and (ii) a perpetuity growth range of 2.5% to 3.5% implying a range of terminal non-GAAP EBITDA multiples of 7.0x to 10.8x. The discount rates utilized in this analysis were derived by taking into consideration, among other things, a weighted average cost of capital calculation. This analysis indicated the following range of equity value per Broadcom Common Share:

	Low	High
Equity Value per Share	$40.34	$55.82

Premiums Paid Analysis. Evercore identified and analyzed 48 all stock transactions, 101 transactions involving a mix of cash and stock and 156 all cash transactions, in each case in excess of $5 billion since January 1, 2005 globally. Evercore reviewed the premiums paid in the selected transactions referenced above based on the value of the per share consideration received in the relevant transaction relative to the closing stock price of the target company one day, one week and four weeks prior to the announcement date of the transaction. This analysis indicated the following implied high, mean, median and low premiums for the selected transactions:

	Implied Premiums for Selected All Stock Transactions (all industries—48 transactions)				Implied Premiums for Selected Cash/Stock Transactions (>25% Stock) (all industries—101 transactions)				Implied Premiums for Selected All Cash Transactions (all industries—156 transactions)
	25th percentile	Median	75th percentile	90th percentile	25th percentile	Median	75th percentile	90th percentile	25th percentile	Median	75th percentile	90th percentile
One Day Prior	2.1%	8.6%	23.5%	36.0%	15.0%	25.1%	34.5%	47.8%	17.6%	28.4%	42.0%	62.0%
One Week Prior	3.5%	13.8%	22.7%	37.1%	17.4%	27.6%	37.7%	49.5%	21.0%	30.0%	44.6%	63.7%
Four Weeks Prior	7.5%	12.3%	22.8%	44.9%	17.7%	28.3%	40.9%	56.1%	20.5%	33.3%	49.0%	67.3%

	Implied Premiums for Selected All Stock Transactions (technology industry—1 transaction)				Implied Premiums for Selected Cash/Stock Transactions (>25% Stock) (technology industry—3 transactions)				Implied Premiums for Selected All Cash Transactions (technology industry—23 transactions)
	25th percentile	Median	75th percentile	90th percentile	25th percentile	Median	75th percentile	90th percentile	25th percentile	Median	75th percentile	90th percentile
One Day Prior		22.0%			10.5%	16.8%	25.2%	30.2%	14.6%	31.2%	42.1%	59.6%
One Week Prior		34.5%			18.1%	28.3%	31.5%	33.4%	22.6%	30.3%	39.9%	58.7%
Four Weeks Prior		33.3%			35.5%	40.9%	41.9%	42.5%	22.2%	33.1%	42.6%	51.9%

Based on the above analysis, Evercore then focused on those cash and stock transactions with a value of greater than $5 billion where greater than 25% of the consideration was in the form of stock. Evercore noted that in these transactions, premiums paid centered around a range from 17.5% to 27.5%, and for technology transactions meeting these criteria, the premiums paid ranged from 12.5% to 22.5%. These ranges resulted in an implied value per Broadcom Class A common share of $55.30 to $60.00, based on all transactions meeting the referenced criteria, and $52.94 to $57.65 for technology transactions meeting the referenced criteria.

Precedent Transactions Analysis. Evercore performed an analysis of selected transactions to compare multiples paid in other transactions to the multiples implied in the Broadcom Merger. Evercore identified and analyzed a group of 18 merger and acquisition transactions that were announced between 2006 and 2015 involving the acquisition of technology companies that it deemed appropriate in analyzing the Broadcom Merger. Evercore selected the transactions used in the precedent transactions analysis based on the similarity of the businesses of Broadcom to the businesses of the target companies involved in transactions in the United States, Europe and Asia. Although, in Evercore’s opinion, none of those transactions are by themselves directly comparable to the Broadcom Merger, each could be considered similar to the mergers (although not necessarily to each other) in certain limited respects. Evercore calculated total enterprise value (TEV) as a multiple of LTM (last twelve month) revenue and EBITDA and TEV as a multiple of NTM (next twelve month) revenue and EBITDA. The selected transactions are set forth below:

Date Announced	Acquiror	Target
03/02/15	NXP Semiconductor N.V.	Freescale Semiconductors, Ltd.
02/25/15	Avago Technologies Limited	Emulex Corp.
02/03/15	MaxLinear, Inc.	Entropic Communications, Inc.
12/01/14	Cypress Semiconductor Corp.	Spansion, Inc.
10/15/14	Qualcomm Incorporated	CSR plc
08/20/14	Infineon Technologies AG	International Rectifier Corporation
06/09/14	Analog Devices, Inc.	Hittite Microwave Corporation
05/20/14	Cobham plc	Aeroflex Holding Corp.
02/24/14	RF Micro Devices, Inc.	TriQuint Semiconductor, Inc.
12/16/13	Avago Technologies Limited	LSI Corporation
06/21/13	Tsinghua Unigroup Ltd.	Spreadtrum Communications Inc.
08/14/12	MediaTek Inc.	Mstar Semiconductor Inc. (52% stake)
06/22/12	MediaTek Inc.	Mstar Semiconductor Inc. (48% stake)
09/12/11	Broadcom Corporation	NetLogic Microsystems, Inc.
04/14/11	Texas Instruments Inc.	National Semiconductor Corp.
01/05/11	Qualcomm Incorporated	Atheros Communications, Inc.
08/29/10	Intel Corporation	Infineon Technologies AG Wireless Solutions Business
12/04/06	LSI Corporation	Agere Systems Inc.

Evercore observed that in these transactions, TEV as a multiple of NTM EBITDA ranged from a high of 19.1x to a low of 6.2x, with a median of 11.7x, and mean of 12.0x. Evercore then applied a range of TEV/NTM multiples between 9.0x and 14.0x to Broadcom calendar year (CY) 2016E non-GAAP EBITDA, yielding an implied price per Broadcom Common Share between $42.38 and $61.24.

Implied Transaction Premiums. Evercore calculated the premium to be paid in the Broadcom Merger based on the implied per share Broadcom Merger consideration of $55.99 as of May 26, 2015 relative to the closing price of Broadcom Class A common shares on May 26, 2015, and the average daily closing price of Broadcom Class A common stock for selected periods ending May 26, 2015, and the 52 week low and 52 week high as of May 26, 2015:

Period	Broadcom Class A Common Share Price
May 26, 2015	$47.06
1 Week Average	$47.19
1 Month Average	$46.11
3 Month Average	$44.89
6 Month Average	$43.97
1 Year Average	$41.27
2 Year Average	$35.32
3 Year Average	$34.83
52 Week High	$47.73
52 Week Low	$30.95

In arriving at $55.99 as the implied per share merger consideration as of May 26, 2015, Evercore used a cash and stock mix of 51.3% stock and 48.7% cash, which represents the aggregate consideration available to all shareholders on a pro rata basis.

Research Analyst Price Targets. Evercore analyzed research analyst estimates of potential future value for shares of Broadcom Class A common stock, commonly referred to as price targets, based on publicly available equity research published by 29 research analysts with respect to Broadcom. Evercore observed that these research analyst price targets for shares of Broadcom Class A common stock ranged from $44.00 to $60.00 per share, with a mean price target of $52.21 per share and a median price target of $52.00 per share.

Avago Financial Analyses

Present Value of Future Share Price Analysis. Evercore performed a present value of illustrative future share price analysis of Avago based on Avago management projections provided to Evercore. Evercore calculated future prices per share and equity values of Avago as of December 31, 2015 by applying the ranges of the selected multiples of forward non-GAAP price to earnings of 14.0x to 16.0x, derived from the selected companies, to the 2017 estimated non-GAAP EPS to infer a December 31, 2016 stock price. These illustrative future stock prices were discounted to present value as of December 31, 2015 using discount rates of 8.5% to 10.5% derived taking into consideration, among other things, a cost of equity calculation, and were increased to reflect the present value of the future dividend projected to be paid by Avago. This analysis indicated ranges of implied value per Avago Ordinary Share of $125.18 to $145.49.

Discounted Cash Flow Analysis. Evercore performed a discounted cash flow analysis of Avago in order to derive ranges of the implied value per Avago Ordinary Share based on the implied present value of Avago’s projected future cash flows and terminal value. Evercore based the discounted cash flow analysis on Avago management projections provided to Evercore. In this analysis, Evercore calculated the range of the equity value per Avago Ordinary Share. The range of equity value per share was calculated based on (i) weighted average capital costs ranging from 8.5% to 10.5% of Avago’s projected unlevered free cash flows (or UFCF) for calendar years 2016 through 2019, less tax-effected stock-based compensation, and (ii) a perpetuity growth range of 2.5% to 3.5% implying a range of terminal non-GAAP EBITDA multiples of 9.4x to 15.1x. The discount rates utilized in this analysis were derived by taking into consideration, among other things, a weighted average cost of capital calculation. This analysis indicated the following range of equity value per Avago Ordinary Share:

	Low	High
Equity Value per Share	$113.88	$173.82

Implied Transaction Premiums. Evercore calculated the following premiums to be paid in the Broadcom Merger based on the implied per share merger consideration relative to the closing prices of Avago Ordinary Shares as set forth below, including the average daily closing price of Avago Ordinary Shares for selected periods ending May 26, 2015:

Period	Avago Ordinary Share Price	Implied Value of Broadcom Merger Consideration	Implied Premium to Broadcom Common Stock on May 26, 2015
May 26, 2015	$131.30	$55.99	19.0%
1 Week Average	$130.66	$47.29	0.5%
1 Month Average	$123.85	$47.24	0.4%
3 Month Average	$125.93	$45.66	(3.0%)
6 Month Average	$114.76	$46.47	(1.3%)
1 Year Average	$96.09	$46.40	(1.4%)
52 Week Low	$69.04	$34.10	(27.5%)
52 Week High	$134.44	$49.70	5.6%

Research Analyst Price Targets. Evercore analyzed research analyst price targets for Avago Ordinary Shares based on publicly available equity research published by 18 research analysts with respect to Avago. Evercore observed that, as of May 26, 2015, research analyst one-year forward price targets for Avago Ordinary Shares ranged from $125.00 to $154.00 per share, with a mean price target of $141.83 per share and a median price target of $144.50 per share.

Allocation of Broadcom Merger Consideration to Holders of Broadcom Common Shares that Do Not Elect to Receive Restricted Exchangeable Units

In order to assist the Special Committee to evaluate the value of the Broadcom Merger consideration which will be received by holders of Broadcom Common Shares who elect not to receive Restricted Exchangeable Units (referred to in this section as “Non-electors”), Evercore calculated the potential implied value of the Broadcom Merger consideration received by Non-electors, on the one hand, and those holders of Broadcom Common Shares who do elect to receive Restricted Exchangeable Units (referred to in this section as “Unit-electors”), on the other hand, under certain hypothetical situations. Specifically, Evercore considered a range of hypothetical situations including (i) the situation in which pro forma Holdco Ordinary Shares trade at a 13.5x 2016 non-GAAP P/E ratio including credit for run-rate synergies achieved in the Transactions of $750 million and (ii) the situation in which the pro forma Holdco Ordinary Shares trade at a 16.0x 2016 non-GAAP P/E ratio including credit for run-rate synergies achieved in the Transactions of $750 million. For each of the hypothetical scenarios, Evercore considered the effect on Non-electors, on the one hand, and Unit-electors, on the other hand, assuming a range of election scenarios whereby 0% to 100% of holders of Broadcom Common Shares elect to receive Restricted Exchangeable Units. In addition, for each of these hypothetical situations, Evercore also considered the relative nominal premium (or discount) of the Broadcom Merger consideration which would be realized by Unit-electors compared to Non-electors assuming a range of liquidity discounts from 0% to 30% for the Restricted Exchangeable Units. The results of this analysis are summarized below:

	Blended 2016 Non-GAAP EPS Multiple of 13.5x / $750mm of Synergies
	% of Broadcom Shares Electing Restricted Exchangeable Units
	0%	8%	15%	25%	50%	75%	100%
Estimated Pro Forma 2016E Non-GAAP EPS	$12.11	$12.11	$12.11	$12.11	$12.11	$11.17	$10.23
Illustrative Hypothetical Holdco Stock Price	$162.95	$162.95	$162.95	$162.95	$162.95	$150.30	$137.70

Implied Broadcom Future Consideration
Non-electors	$62.92	$62.20	$61.43	$60.11	$54.50	$54.50	—
Unit-electors	—	$69.49	$69.49	$69.49	$69.49	$64.09	$58.72

% Nominal Premium of Electors to Non-electors of Restricted Exchangeable Units
No Liquidity Discount	NA	11.7%	13.1%	15.6%	27.5%	17.6%	NA
10% Liquidity Discount	NA	0.5%	1.8%	4.0%	14.8%	5.8%	NA
20% Liquidity Discount	NA	(10.6%)	(9.5%)	(7.5%)	2.0%	(5.9%)	NA
30% Liquidity Discount	NA	(21.8%)	(20.8%)	(19.1%)	(10.7%)	(17.7%)	NA

	2016 Non-GAAP EPS Multiple of 16.0x / $750mm of Synergies
	% of Broadcom Shares Electing Restricted Exchangeable Units
	0%	8%	15%	25%	50%	75%	100%
Estimated Pro Forma 2016E Non-GAAP EPS	$12.11	$12.11	$12.11	$12.11	$12.11	$11.17	$10.23
Illustrative Hypothetical Holdco Share Price	$193.68	$193.68	$193.68	$193.68	$193.68	$178.65	$163.67

Implied Broadcom Future Consideration
Non-electors	$69.65	$68.36	$66.97	$64.60	$54.50	$54.50	—
Unit-electors	—	$82.59	$82.59	$82.59	$82.59	$76.18	$69.80

% Nominal Premium of Electors to Non-electors of Restricted Exchangeable Units
No Liquidity Discount	NA	20.8%	23.3%	27.9%	51.5%	39.8%	NA
10% Liquidity Discount	NA	8.7%	11.0%	15.1%	36.4%	25.8%	NA
20% Liquidity Discount	NA	(3.3%)	(1.3%)	2.3%	21.2%	11.8%	NA
30% Liquidity Discount	NA	(15.4%)	(13.7%)	(10.5%)	6.1%	(2.1%)	NA

At the request of the Special Committee, Evercore also considered the effect on each scenario if greater synergies are achieved, using for illustrative purposes assumed run-rate synergies of $1.1 billion. The results of this analysis are summarized below:

	2016 Non-GAAP EPS Multiple of 13.5x / $1,100mm of Synergies
	% of Broadcom Shares Electing Restricted Exchangeable Units
	0%	8%	15%	25%	50%	75%	100%
Estimated Pro Forma 2016E Non-GAAP EPS	$12.87	$12.87	$12.87	$12.87	$12.87	$11.82	$10.81
Illustrative Hypothetical Holdco Share Price	$173.18	$173.18	$173.18	$173.18	$173.18	$159.15	$145.50

Implied Broadcom Future Consideration
Non-electors	$65.16	$64.25	$63.28	$61.61	$54.50	$54.50	—
Unit-electors	—	$73.85	$73.85	$73.85	$73.85	$67.87	$62.05

% Nominal Premium of Electors to Non-electors of Restricted Exchangeable Units
No Liquidity Discount	NA	14.9%	16.7%	19.9%	35.5%	24.5%	NA
10% Liquidity Discount	NA	3.4%	5.0%	7.9%	22.0%	12.1%	NA
20% Liquidity Discount	NA	(8.0%)	(6.6%)	(4.1%)	8.4%	(0.4%)	NA
30% Liquidity Discount	NA	(19.5%)	(18.3%)	(16.1%)	(5.1%)	(12.8%)	NA

	2016 Non-GAAP EPS Multiple of 16.0x / $1,100mm of Synergies
	% of Broadcom Shares Electing Restricted Exchangeable Units
	0%	8%	15%	25%	50%	75%	100%
Estimated Pro Forma 2016E Non-GAAP EPS	$12.87	$12.87	$12.87	$12.87	$12.87	$11.82	$10.81
Illustrative Hypothetical Holdco Share Price	$205.84	$205.84	$205.84	$205.84	$205.84	$189.17	$172.95

Implied Broadcom Future Consideration
Non-electors	$72.31	$70.79	$69.17	$66.37	$54.50	$54.50	—
Unit-electors	—	$87.78	$87.78	$87.78	$87.78	$80.67	$73.75

% Nominal Premium of Electors to Non-electors of Restricted Exchangeable Units
No Liquidity Discount	NA	24.0%	26.9%	32.3%	61.1%	48.0%	NA
10% Liquidity Discount	NA	11.6%	14.2%	19.0%	45.0%	33.2%	NA
20% Liquidity Discount	NA	(0.8%)	1.5%	5.8%	28.8%	18.4%	NA
30% Liquidity Discount	NA	(13.2%)	(11.2%)	(7.4%)	12.7%	3.6%	NA

In preparing the foregoing analysis, Evercore stressed that this analysis was prepared solely to illustrate the impact of hypothetical trading at assumed multiples and hypothetical liquidity discounts at various levels and should not be interpreted as a prediction of share price or actual liquidity discounts, if any.

General

In connection with the review of the Broadcom Merger by the Special Committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of Broadcom Common Shares or Avago Ordinary Shares. No company used in the above analyses as a comparison is directly comparable to Broadcom or Avago, and no transaction used is directly comparable to the transactions contemplated by the Merger Agreement. Further, in evaluating comparable transactions, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Broadcom, Avago and Evercore, such as the impact of competition on Broadcom and Avago and their respective industries generally, industry growth and the absence of any material adverse change in the financial condition of Broadcom and Avago or in the markets generally.

Evercore prepared these analyses for the purpose of providing an opinion to the Special Committee as to the fairness, from a financial point of view, of the Broadcom Merger consideration to be received by holders of Broadcom Common Shares (other than any such holders which are affiliates of Broadcom) who may choose not to elect to receive Restricted Exchangeable Units pursuant to the terms and conditions set forth in the Merger Agreement to such holders of Broadcom Common Shares. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors, assumptions with respect to industry performance, general business and economic conditions and other matters or events beyond the control of Broadcom, Avago and Evercore, none of Broadcom, Avago or Evercore assumes responsibility if future results are materially different from those forecast. The Broadcom Merger consideration to be received by the holders of Broadcom Common Shares pursuant to the Merger Agreement was determined through arm’s length negotiations between Broadcom and Avago and was recommended by the Special Committee and approved by the Broadcom board of directors. Evercore did not recommend any specific merger consideration to the Special Committee or that any given merger consideration constituted the only appropriate merger consideration.

Pursuant to its engagement letter, a fee of $10,000,000 was paid to Evercore for its services, including $1,000,000 upon Evercore’s being retained as financial advisor to the Special Committee and $9,000,000 upon delivery by Evercore of its opinion. No portion of Evercore’s fee is contingent upon the consummation of the Transactions. Furthermore, Broadcom has agreed to reimburse certain of Evercore’s expenses and to indemnify Evercore for certain liabilities arising out of its engagement.

Evercore is an internationally recognized investment banking and advisory firm. Evercore, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings and valuations for corporate, estate and other purposes. In the ordinary course of its business, Evercore and its affiliates may from time to time trade in the securities or the indebtedness of Broadcom, Avago and their affiliates or any currencies or commodities (or derivative thereof) for its own account, the accounts of investment funds and other clients under the management of Evercore and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities, indebtedness, currencies or commodities (or derivative thereof) for any such account. In the past, Evercore and its affiliates have provided financial advisory services for Broadcom but have not received fees for the rendering of these services.

Summary of Financial Analysis and Opinion of Financial Advisor to Avago

At the May 27, 2015 meeting of the Avago board of directors, Deutsche Bank, financial advisor to Avago, rendered its oral opinion to the Avago board of directors, confirmed by delivery of a written opinion dated

May 28, 2015, to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the Avago Scheme Consideration (taking into account the Broadcom Merger) was fair, from a financial point of view, to the holders of issued Avago Ordinary Shares.

The full text of Deutsche Bank’s written opinion, dated May 28, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is included in this document as Annex I and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and for the use and benefit of, the Avago board of directors in connection with and for the purpose of its evaluation of the Transactions. Deutsche Bank’s opinion was limited to the fairness of the Avago Scheme Consideration (taking into account the Broadcom Merger), from a financial point of view, to the holders of issued Avago Ordinary Shares as of the date of the opinion. The opinion did not address any other terms of the Transactions or the Merger Agreement. Nor did the opinion address the terms of any other agreement entered into or to be entered into in connection with the Transactions. The board of directors of Avago did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the Transactions, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Avago or any of its subsidiaries, nor did it address the fairness of the contemplated benefits of the Transactions. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Avago to engage in the Transactions or the relative merits of the Transactions as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express an opinion, and Deutsche Bank’s opinion did not constitute a recommendation, as to how any holder of Avago Ordinary Shares should vote with respect to the Avago Scheme or any related matter. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transactions, or any class of such persons, in connection with the Transactions whether relative to the Avago Scheme Consideration or otherwise. Deutsche Bank’s opinion did not in any manner address the prices at which the Broadcom Class A common stock, the Avago Ordinary Shares, the Holdco Ordinary Shares, Restricted Exchangeable Units or any other Broadcom, Avago or Holdco securities will trade at any time following the announcement or consummation of the Transactions.

In connection with its role as a financial advisor to Avago, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Avago and Broadcom and certain internal analyses, financial forecasts and other information relating to Broadcom, Avago and the combined company, including analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, financial synergies and other strategic benefits projected by Avago management to be achieved as a result of the Transactions (collectively, the “Forecasted Synergies”). Deutsche Bank also held discussions with certain senior officers of Broadcom regarding the business and prospects of Broadcom and with certain senior officers and other representatives and advisors of Avago regarding the businesses and prospects of Broadcom, Avago and the combined company after giving effect to the Forecasted Synergies. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the Broadcom Class A common stock and the Avago Ordinary Shares;

•	compared certain financial and stock market information for Avago and Broadcom with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of recent business combinations which it deemed relevant;

•	reviewed the Merger Agreement and the form of the Partnership Agreement of Holdco LP attached as an exhibit thereto; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify any information, whether publicly available or furnished to it, concerning Broadcom, Avago or Holdco, including without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Avago board of directors, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Broadcom, Avago, Holdco or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Broadcom, Avago, Holdco, or any of their respective subsidiaries (or the impact of the Transactions thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the Forecasted Synergies, made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the knowledge and permission of the Avago board of directors that such forecasts, including the Forecasted Synergies, had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Avago as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections, including, without limitation, the Forecasted Synergies, or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware of after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Avago board of directors, that in all respects material to its analysis, the Transactions would be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis and that a Restricted Exchangeable Unit would have equivalent economic value as a Holdco Ordinary Share. Deutsche Bank also assumed, with the knowledge and permission of the Avago board of directors that the Transactions would have the tax effects contemplated by the Merger Agreement. Deutsche Bank further assumed that the Amended and Restated Partnership Agreement of Holdco LP would not differ from the form attached as an exhibit to the Merger Agreement in any respect material to its analysis and that the final charter documents of Holdco will not be inconsistent with the terms of the Merger Agreement or Schedule 1.1 thereto or contain any additional terms not contained in Avago’s current memorandum and articles of association that, in either case, would be material to its analysis. Deutsche Bank also assumed with the knowledge and permission of the Avago board of directors, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transactions would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions would be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and relied on the assessments made by Avago and its other advisors with respect to such issues.

Avago selected Deutsche Bank as its financial advisor in connection with the Transactions based on Deutsche Bank’s qualifications, expertise, reputation, experience in mergers and acquisitions, and familiarity with Avago and its history of providing advice to Avago. Pursuant to an engagement letter between Avago and Deutsche Bank, dated May 27, 2015, Avago has agreed to pay Deutsche Bank a transaction fee of $22.5 million for its services as financial advisor to Avago in connection with the Transactions, of which $1.5 million became payable upon the announcement of the Transactions and the remainder of which is contingent upon consummation of the Transactions. Avago also agreed to reimburse Deutsche Bank for all reasonable documented fees, expenses and disbursements of its counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the Transactions or otherwise arising out of its engagement, in each case on the terms set forth in its engagement letter. Avago has also agreed to indemnify Deutsche Bank and its affiliates to the full extent lawful against certain liabilities, including certain liabilities arising out of its engagement or the Transactions.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Avago or its affiliates for which they have received, and in the future may receive, compensation, including having acted as financial advisor to Avago in connection with the acquisition of LSI Corporation in May 2014 and as lead arranger and joint bookrunner in connection with the associated financing. In addition, one or more members of the DB Group have agreed to provide and /or arrange financing in connection with the Transactions, for which such members of the DB Group expect to receive compensation. The DB Group may also provide investment and commercial banking services to Broadcom, Avago, Holdco and their respective subsidiaries in the future, for which Deutsche Bank would expect the DB Group to receive compensation. The DB Group received fees of approximately $31.8 million from Avago for such services unrelated to the Transactions since January 1, 2013. No member of the DB Group has received any compensation from Broadcom for such services since January 1, 2013. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Broadcom, Avago, Holdco and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Summary of Material Financial Analyses of Deutsche Bank

The following is a summary of the material financial analyses presented by Deutsche Bank to the Avago board of directors at its meeting held on May 27, 2015, and that were used in connection with rendering its opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 26, 2015, and is not necessarily indicative of current market conditions. For purposes of the analyses relating to Avago described below, Avago’s fiscal year-end of approximately October 31 was assumed to be equivalent to a calendar year-end of December 31.

The financial forecasts or estimates for Avago and Broadcom provided to Deutsche Bank by Avago management are described under “—Certain Financial Forecasts Utilized by Avago in connection with the Transaction” below.

For purposes of its analyses, Deutsche Bank calculated estimated 2015 and 2016 EPS for Avago and Broadcom based upon Avago management estimates of 2015 and 2016 EBIT for Avago and Broadcom, respectively, and taking into account Avago management’s guidance regarding tax rates, net interest expense and weighted average outstanding shares.

Broadcom Material Financial Analyses

Selected Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Broadcom with corresponding financial information and valuation measurements for the following 6 publicly traded semiconductor companies, referred to as the selected companies:

•	Avago Technologies Limited

•	Intel Corporation

•	Marvell Technology Group Ltd.

•	MediaTek Inc.

•	QUALCOMM Incorporated

•	Texas Instruments Incorporated

Although none of the above selected companies is directly comparable to Broadcom, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purpose of analysis, may be considered similar to certain financial or operating characteristics of Broadcom. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of such companies.

Based on the closing prices of the common stock of the selected companies on May 26, 2015, information contained in the most recent public filings of the selected companies, analyst consensus estimates of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings per share for calendar years 2015 and 2016 for the selected companies, Deutsche Bank calculated the following multiples for each of the selected companies:

•	the ratio of enterprise value (calculated as equity value plus total debt (excluding in-the-money convertible debt) and minority interest, less cash and equivalents) (“EV”) to estimated EBITDA for calendar year 2015, referred to as “CY15E EV / EBITDA”;

•	the ratio of enterprise value to estimated EBITDA for calendar year 2016, referred to as “CY16E EV / EBITDA”;

•	the ratio of stock price to estimated earnings per share (“EPS”) for calendar year 2015, referred to as “CY15E P/E”; and

•	the ratio of stock price to estimated EPS for calendar year 2016, referred to as “CY16E P/E.”

The results of this analysis are summarized as follows:

	CY15E EV / EBITDA	CY16E EV / EBITDA	CY15E P/E	CY16E P/E
Selected Companies
High	13.9x	12.8x	20.8x	17.5x
Median	10.2x	9.3x	15.8x	14.2x
Low	6.7x	6.2x	13.8x	12.8x

Deutsche Bank then calculated the following ranges of implied values per Broadcom Common Share without giving effect to the Forecasted Synergies:

•	approximately $39.84 to $47.17 per share by applying multiples of EV to CY2015E EBITDA of 9.0x to 11.0x to Avago management estimates of Broadcom’s 2015 EBITDA;

•	approximately $39.18 to $46.78 per share by applying multiples of EV to CY2016E EBITDA of 8.5x to 10.5x to Avago management estimates of Broadcom’s 2016 EBITDA;

•	approximately $48.44 to $58.82 per share by applying multiples of price to CY2015E EPS of 14.0x to 17.0x to estimates of Broadcom’s 2015 EPS; and

•	approximately $46.54 to $55.49 per share by applying multiples of price to CY2016E EPS of 13.0x to 15.5x to estimates of Broadcom’s 2016 EPS.

Deutsche Bank also calculated the following ranges of implied values per Broadcom Common Share after giving effect to the $750 million of pre-tax Forecasted Synergies estimated by Avago management to be achieved in connection with the Transactions:

•	approximately $50.45 to $60.13 per share by applying multiples of EV to CY2015E EBITDA of 9.0x to 11.0x to Avago management estimates of Broadcom’s 2015 EBITDA;

•	approximately $49.20 to $59.16 per share by applying multiples of EV to CY2016E EBITDA of 8.5x to 10.5x to Avago management estimates of Broadcom’s 2016 EBITDA;

•	approximately $65.27 to $79.26 per share by applying multiples of price to CY2015E EPS of 14.0x to 17.0x to estimates of Broadcom’s 2015 EPS; and

•	approximately $62.11 to $74.05 per share by applying multiples of price to CY2016E EPS of 13.0x to 15.5x to estimates of Broadcom’s 2016 EPS.

Deutsche Bank noted that based upon the cash election consideration of $54.50 per Broadcom Common Share and the equity exchange ratio of 0.4378 Holdco Ordinary Shares or Restricted Exchangeable Units per Broadcom Common Share, the implied value of the consideration to be received in respect of each Broadcom Common Share pursuant to the Merger Agreement was $55.99 assuming equal proration between cash and equity consideration and taking into account the $131.30 per share closing price of the Avago Ordinary Shares on May 26, 2015.

Selected Transaction Analysis

Deutsche Bank reviewed certain publicly available information relating to the following 11 acquisition transactions announced since 2006 with transaction equity values greater than $1 billion which Deutsche Bank in its professional judgment considered generally relevant for comparative purposes as transactions involving semiconductor companies, referred to as the selected transactions:

Date Announced	Target	Acquiror
9/14/06	Freescale Semiconductor, Inc.	The Blackstone Group, The Carlyle Group, Permira Funds and Texas Pacific Group
12/4/06	Agere Systems Inc.	LSI Corporation
1/5/11	Atheros Communications, Inc.	QUALCOMM Incorporated
4/5/11	National Semiconductor Corporation	Texas Instruments Incorporated
9/12/11	NetLogic Microsystems, Inc.	Broadcom Corporation
12/16/13	LSI Corporation	Avago Technologies Limited
2/24/14	TriQuint Semiconductor, Inc.	RF Micro Devices, Inc.
6/9/14	Hittite Microwave Corporation	Analog Devices, Inc.
10/15/14	CSR plc	QUALCOMM Incorporated
12/1/14	Spansion Inc.	Cypress Semiconductor Corporation
3/2/15	Freescale Semiconductor, Ltd.	NXP Semiconductors N.V.

The analysis of selected precedent transactions was not simply mathematical, rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operational characteristics of the target companies involved in the selected transactions and other factors that could affect the acquisition value of such companies.

With respect to each selected transaction and based on publicly available information, Deutsche Bank calculated (i) the multiple of the target’s enterprise value to its last twelve months (“LTM”) EBITDA and estimated EBITDA for the next twelve months (“NTM”), following the announcement of the applicable transaction and (ii) the multiples of price to LTM EPS and NTM EPS.

The results of this analysis are summarized as follows:

	LTM EV / EBITDA	NTM EV / EBITDA	LTM P/E	NTM P/E
Selected Transactions
High	27.5x	27.0x	36.9x	32.9x
Median	15.1x	13.7x	25.0x	19.1x
Low	10.3x	8.1x	16.2x	16.2x

Deutsche Bank then calculated the following ranges of implied values per Broadcom Common Share without giving effect to the Forecasted Synergies:

•	approximately $50.82 to $65.47 per share by applying multiples of EV to LTM EBITDA of 12.0x to 16.0x to Avago management estimates of Broadcom’s 2014 EBITDA pro forma for the exclusion of the cellular baseband business;

•	approximately $47.17 to $61.82 per share by applying multiples of EV to NTM EBITDA of 11.0x to 15.0x to Avago management estimates of Broadcom’s 2015 EBITDA;

•	approximately $71.92 to $89.04 per share by applying multiples of price to LTM EPS of 21.0x to 26.0x to estimates of Broadcom’s 2014 EPS pro forma for the exclusion of the cellular baseband business; and

•	approximately $65.74 to $89.96 per share by applying multiples of price to NTM EPS of 19.0x to 26.0x to estimates of Broadcom’s 2015 EPS.

Deutsche Bank noted that based upon the cash election consideration of $54.50 per Broadcom Common Share and the equity exchange ratio of 0.4378 Holdco Ordinary Shares or Restricted Exchangeable Units per Broadcom Common Share, the implied value of the consideration to be received in respect of each Broadcom Common Share pursuant to the Merger Agreement was $55.99 assuming equal proration between cash and equity consideration and taking into account the $131.30 per share closing price of the Avago Ordinary Shares on May 26, 2015.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis of Broadcom using financial forecasts and other information and data provided by Avago’s management to calculate a range of implied net present values per Broadcom Common Share as of May 26, 2015 both with and without giving effect to the $750 million in pre-tax Forecasted Synergies estimated by Avago management to be achieved in connection with the Transactions.

In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 9.5% to 11.5% to (i) after-tax unlevered free cash flows Broadcom was forecasted to generate during the calendar years 2015 through 2019, using the mid-year convention and (ii) estimated terminal values using a range of perpetuity growth rates of 2.5% to 3.5%.

This analysis resulted in a range of implied present values per share of Broadcom common stock of approximately $39.94 to $54.89 per share without giving effect to the Forecasted Synergies and approximately $50.61 to $70.91 per share after giving effect to the Forecasted Synergies.

Deutsche Bank noted that based upon the cash election consideration of $54.50 per Broadcom Common Share and the equity exchange ratio of 0.4378 Holdco Ordinary Shares or Restricted Exchangeable Units per Broadcom Common Share, the implied value of the consideration to be received in respect of each Broadcom Common Share pursuant to the Merger Agreement was $55.99 assuming equal proration between cash and equity consideration and taking into account the $131.30 per share closing price of the Avago Ordinary Shares on May 26, 2015.

Additional Information

Deutsche Bank observed certain additional information that was not considered part of Deutsche Bank’s financial analysis with respect to its opinion but was noted for informational purposes, including the following:

•	the historical trading performance of the Broadcom common stock over the last 12-months ended May 26, 2015, which indicated low to high closing stock prices for the Broadcom common stock during such period of approximately $30.95 to $47.73 per share; and

•	publicly available one-year forward Wall Street research analysts’ stock price targets for the Broadcom common stock, which ranged from a low to high of $30.00 to $60.00 per share.

Avago Material Financial Analyses

Selected Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Avago with corresponding financial information and valuation measurements for the following 9 publicly traded semiconductor companies, referred to as the selected companies:

•	Broadcom Corporation

•	Intel Corporation

•	Marvell Technology Group Ltd.

•	MediaTek, Inc.

•	NXP Semiconductors N.V.

•	Qorvo, Inc.

•	QUALCOMM Incorporated

•	Skyworks Solutions, Inc.

•	Texas Instruments Incorporated

Although none of the above selected companies is directly comparable to Avago, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purpose of analysis, may be considered similar to certain financial or operating characteristics of Avago. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of such companies.

Based on the closing prices of the common stock of the selected companies on May 26, 2015, information contained in the most recent public filings of the selected companies, and analyst consensus estimates of EBITDA and EPS for calendar years 2015 and 2016 for the selected companies, Deutsche Bank calculated the following multiples for each of the selected companies:

•	the ratio of enterprise value to estimated 2015 EBITDA, referred to as “CY15E EV / EBITDA”;

•	the ratio of enterprise value to estimated 2016 EBITDA, referred to as “CY16E EV / EBITDA”;

•	the ratio of stock price to estimated 2015 EPS, referred to as “CY15E P/E”; and

•	the ratio of stock price to estimated 2016 EPS, referred to as “CY16E P/E”.

The results of this analysis are summarized as follows:

	CY15E EV / EBITDA	CY16E EV / EBITDA	CY15E P/E	CY16E P/E

Selected Companies
High	16.1x	14.3x	20.8x	17.5x
Median	10.7x	9.6x	17.3x	14.2x
Low	6.7x	6.2x	13.2x	12.4x

Deutsche Bank then calculated the following ranges of implied values per Avago ordinary share:

•	approximately $108.70 to $149.52 per share by applying multiples of EV to CY2015E EBITDA of 11.0x to 15.0x to Avago management estimates of Avago’s 2015 EBITDA;

•	approximately $110.53 to $143.13 per share by applying multiples of EV to CY2016E EBITDA of 10.5x to 13.5x to Avago management estimates of Avago’s 2016 EBITDA;

•	approximately $123.79 to $168.00 per share by applying multiples of price to CY2015E EPS of 14.0x to 19.0x to estimates of Avago’s 2015 EPS; and

•	approximately $119.68 to $147.30 per share by applying multiples of price to CY2016E EPS of 13.0x to 16.0x to estimates of Avago’s 2016 EPS.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis of Avago using financial forecasts and other information and data provided by Avago’s management to calculate a range of implied net present values per Avago ordinary share as of May 26, 2015.

In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 9.5% to 11.5% to (i) after-tax unlevered free cash flows Avago was forecasted to generate during the calendar years 2015 through 2019, using the mid-year convention and (ii) estimated terminal values using a range of perpetuity growth rates of 2.5% to 3.5%.

This analysis resulted in a range of implied present values per Avago ordinary share of approximately $98.77 to $144.10 per share.

Additional Information

Deutsche Bank observed certain additional information that was not considered part of Deutsche Bank’s financial analysis with respect to its opinion but was noted for informational purposes, including the following:

•	the historical trading performance of the Avago Ordinary Shares over the last 12-months ended May 26, 2015, which indicated low to high stock prices for the Avago Ordinary Shares during such period of approximately $69.04 to $134.44 per share; and

•	publicly available one-year forward Wall Street research analysts’ stock price targets for the Avago Ordinary Shares, which ranged from a low to high of $125.00 to $154.00 per share.

Miscellaneous

This summary is not a complete description of Deutsche Bank’s opinion or the underlying analyses and factors considered in connection with Deutsche Bank’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to Avago, Broadcom or the Transactions.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion as to the fairness of the Avago Scheme Consideration (taking into account the Broadcom Merger), from a financial point of view, to the holders of Avago Ordinary Shares as of the date of the opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the management of Avago with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Avago or Broadcom. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Avago, Broadcom or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the Transactions, including the consideration, were determined through arm’s-length negotiations between Avago and Broadcom and were approved by the Avago board of directors. Although Deutsche Bank provided advice to the Avago board of directors during the course of these negotiations, the decision to enter into the Merger Agreement was solely that of the Avago board of directors. Deutsche Bank did not recommend any specific consideration to Avago or the Avago board of directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the transaction. As described above, the opinion of Deutsche Bank and its presentation to the Avago board of directors were among a number of factors taken into consideration by the Avago board of directors in making its determination to approve the Merger Agreement and the transactions contemplated thereunder.

Certain Financial Forecasts Utilized by Broadcom in Connection with the Transactions

Financial Forecasts Related to Broadcom

Broadcom does not normally publicly disclose long-term projections as to future revenue, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the evaluation of the Transactions, Broadcom provided the Broadcom board of directors, the Special Committee, Avago and their respective advisors with certain non-public, unaudited financial forecasts that were prepared by management of Broadcom and which were not prepared with a view to public disclosure. A summary of such unaudited prospective financial information (the “Broadcom Management Projections”) is included in the tables below. Broadcom, Avago and their respective advisors do not endorse the Broadcom Management Projections as a reliable indication of future results, and they do not make any representation to readers of this document concerning the ultimate performance of Broadcom or the combined company compared to the Broadcom Management Projections. Broadcom is including the Broadcom Management Projections in this document solely because they were among the financial information made available to the Broadcom board of directors, Special Committee, J.P. Morgan, Evercore, Avago and its advisors in connection with their evaluation of the Transactions, and not to influence your decision on how to vote on any proposal. The Broadcom Management Projections were prepared based on estimates and assumptions made by management at the respective times of their preparation and speak only as of such times, as applicable. Please read carefully the section entitled “—Important Information About the Avago Management Projections, the Adjusted Broadcom Projections and the Broadcom Management Projections” below.

The following table summarizes the Broadcom Management Projections, as used by the Broadcom board of directors and Special Committee for purposes of its consideration of the Transactions and approved by Broadcom for J.P. Morgan’s and Evercore’s use and reliance for purposes of their respective financial analyses and opinions:

	Fiscal Year (1)
	Broadcom FY 2015E	Broadcom FY 2016E	Broadcom FY 2017E
Revenue (millions)	$8,455	$8,776	$9,867
Non-GAAP Gross Margin (Incl. SBC) (2)	55%	55%	55%
Non-GAAP Operating Income % (Incl. SBC) (3)	21%	21%	23%
Adjusted EPS (Incl. SBC) (4)	$2.86	$2.92	$3.66

(1)	Broadcom’s fiscal year end is December 31.
(2)	“Non-GAAP Gross Margin (Incl. SBC)” is a non-GAAP measure of revenue less cost of goods sold, which includes stock-based compensation, but excludes amortization of purchased intangible assets.
(3)	“Non-GAAP Operating Income (Incl. SBC)” is a non-GAAP measure of estimated earnings from operations before interest expense, other non-operating expense (gain) and income taxes, which includes stock-based compensation, but excludes amortization of purchased intangible assets, impairment of long-lived assets, restructuring costs, settlement costs (gains) and other charges (gains).
(4)	“Adjusted EPS (Incl. SBC)” is a non-GAAP measure of net income per share, adjusted to exclude amortization of purchased intangible assets, impairment of long-lived assets, restructuring costs, settlement costs (gains), inventory charges related to Broadcom’s exit from its cellular baseband business and other charges (gains).

Financial Forecasts Related to Avago

In connection with the discussions regarding the proposed Transactions, Avago provided to Broadcom certain Avago Management Projections (as described below) for the years 2015 and 2016. These projections present a different case than the Avago Management Projections (as defined below) based on Broadcom’s request that Avago’s management update the Avago 2014 Strategic Plan (as defined below). See the section entitled “—Certain Financial Projections Utilized by Avago in connection with the Transactions,” and please read carefully the section entitled “—Important Information About the Avago Management Projections, the Adjusted Broadcom Projections, the Broadcom Management Projections and the Avago Management Projections” below.

The following table summarizes the Avago Management Projections as provided to Broadcom:

	Fiscal Year (1)
	Avago FY 2015E	Avago FY 2016E
Non-GAAP Revenue (millions) (2)	$6,940	$7,565
Non-GAAP Gross Margin % (3)	60%	60%
Non-GAAP Operating Profit % (4)	42%	42%
Adjusted EPS (Excl. SBC) (5)	$8.85	$9.48

(1)	Avago’s fiscal year end is approximately October 31. Fiscal year 2015 takes into account the impact of the acquisition of Emulex for the first two quarters following close only.
(2)	“Non-GAAP Revenue” is a non-GAAP measure of revenue that takes into account the effect of purchase accounting on revenues.
(3)	“Non-GAAP Gross Margin” is a non-GAAP measure of revenue less cost of goods sold, adjusted to exclude stock-based compensation, amortization of acquired intangible assets and other one-time costs.
(4)	“Non-GAAP Operating Profit” is a non-GAAP measure of estimated earnings from operations before financial income (expense) and taxes, adjusted to exclude stock-based compensation, amortization of acquired intangible assets and other one-time costs.
(5)	“Adjusted EPS (Excl. SBC)” is a non-GAAP measure of estimated GAAP EPS, adjusted to exclude the per share and (where applicable) post-tax effects of purchase accounting on revenues, stock-based compensation, amortization of intangible assets, restructuring charges, acquisition-related charges, purchase accounting effect on inventory, and other one-time items. The share count used is adjusted for the impact of stock-based compensation expense expected to be incurred in future periods and not yet recognized on the GAAP financial statements.

Certain Financial Forecasts Utilized by Avago in Connection with the Transactions

Financial Forecasts Related to Avago

Avago does not normally publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the evaluation of the Transactions, Avago provided the Avago board of directors and Deutsche Bank, as well as Broadcom and Broadcom’s financial advisors, with certain unaudited financial projections (the “Avago Management Projections”) that were prepared by management of Avago and not for public disclosure. A summary of the Avago Management Projections is included in the tables below. Avago, Broadcom and their respective advisors do not endorse the Avago Management Projections as a reliable indication of future results, and they do not make any representation to readers of this document concerning the ultimate performance of Avago or the combined company compared to the Avago Management Projections. Avago is including the Avago Management Projections in this document solely because they (or parts thereof) were among the financial information made available to the Avago board of directors and Deutsche Bank, as well as Broadcom and Broadcom’s financial advisors in connection with their evaluation of the Transactions, and not to influence your decision on how to vote on any proposal. The Avago Management Projections were prepared based on estimates and assumptions made by management at the respective times of their preparation and speak only as of such times, as applicable. Please read carefully the section entitled “—Important Information About the Avago Management Projections, the Adjusted Broadcom Projections and the Broadcom Management Projections” below.

In connection with due diligence presentations by Avago’s management to Broadcom in May 2015, Avago’s management provided to Broadcom the Avago Management Projections summarized below that Avago’s management had prepared in October 2014 in connection with its annual strategic plan review and were previously approved by the Avago board of directors (the “Avago 2014 Strategic Plan”):

	Fiscal Year (1)
(Dollars in millions, except per share numbers)	Avago FY 2015E	Avago FY 2016E	Avago FY 2017E
Non-GAAP Revenue (2)	$6,295	$7,010	$7,649
Non-GAAP Gross Profit (3)	$3,672	$4,077	$4,419
Non-GAAP Operating Income (4)	$2,466	$2,835	$3,119
Non-GAAP Net Income (5)	$2,109	$2,485	$2,783
Adjusted EPS (Excl. SBC) (6)	$7.32	$8.43	$9.28

(1)	The Avago 2014 Strategic Plan does not take into account the impact of Avago’s acquisition of Emulex Corporation (“Emulex”).
(2)	“Non-GAAP Revenue” is a non-GAAP measure of revenue that takes into account the effect of purchase accounting on revenues.
(3)	“Non-GAAP Gross Profit” is a non-GAAP measure of GAAP gross profit, adjusted to exclude the effects of purchase accounting on revenues, stock-based compensation, amortization of intangible assets, restructuring charges, acquisition-related charges, and purchase accounting effect on inventory.
(4)	“Non-GAAP Operating Income” is a non-GAAP measure of estimated earnings before financial income (expense) and taxes (EBIT), adjusted to exclude the effects of purchase accounting on revenues, stock-based compensation, amortization of intangible assets, restructuring charges, acquisition-related charges, and purchase accounting effect on inventory.
(5)	“Non-GAAP Net Income” is a non-GAAP measure of estimated GAAP net income, adjusted to exclude the (where applicable) post-tax effects of purchase accounting on revenues, stock-based compensation, amortization of intangible assets, restructuring charges, acquisition-related charges, purchase accounting effect on inventory, and other one-time items.
(6)	“Adjusted EPS (Excl. SBC)” is a non-GAAP measure of estimated GAAP EPS, adjusted to exclude the per share and (where applicable) post-tax effects of purchase accounting on revenues, stock-based compensation, amortization of intangible assets, restructuring charges, acquisition-related charges, purchase accounting effect on inventory, and other one-time items. The share count used is adjusted for the impact of stock-based compensation expense expected to be incurred in future periods and not yet recognized on the GAAP financial statements.

Following the due diligence presentations referenced above, Broadcom requested that Avago’s management update the Avago 2014 Strategic Plan data. As part of that update, Avago’s management took into account the actual results of its first two fiscal quarters in 2015 and also extended the Avago 2014 Strategic Plan data by two years to the year 2019 based on certain assumptions and estimates of Avago’s management (the “Updated Management Plan”). The following table summarizes the Updated Management Plan provided to the Avago board of directors in connection with its consideration of the Transactions, and, as to only fiscal years 2015 and 2016, as provided to Broadcom and its financial advisors at Broadcom’s request.

	Fiscal Year
	As provided to Broadcom (1)		As provided to the Avago Board of Directors (2)
(Dollars in millions except per share numbers)	Avago FY 2015E	Avago FY 2016E	Avago FY 2015E	Avago FY 2016E	Avago FY 2017E	Avago FY 2018E	Avago FY 2019E
Non-GAAP Revenue (3)	$6,940	$7,565	$7,135	$7,565	$7,944	$8,182	$8,428
Non-GAAP Gross Profit (4)	$4,170	$4,539	$4,300	$4,539	$4,766	$4,909	$5,056
Non-GAAP Operating Income (5)	$2,928	$3,200	$2,966	$3,200	$3,387	$3,489	$3,593
Adjusted EBITDA (6)	N/A	N/A	$3,204	$3,450	$3,644	$3,754	$3,866
Non-GAAP Net Income (7)	$2,588	$2,882	$2,626	$2,882	$3,091	$3,219	$3,350
Adjusted EPS (Excl. SBC) (8)	$8.85	$9.48	$8.98	$9.48	$10.03	$10.32	$10.60

(1)	Fiscal year 2015 takes into account the impact of the acquisition of Emulex for the two quarters following close only and fiscal year 2016 takes into account the impact of the acquisition of Emulex for the full year. Adjusted EBITDA not provided.
(2)	Fiscal years 2015 through 2019 take into account the impact of the acquisition of Emulex for the full year.
(3)	“Non-GAAP Revenue” is a non-GAAP measure of revenue that takes into account the effect of purchase accounting on revenues.
(4)	“Non-GAAP Gross Profit” is a non-GAAP measure of GAAP gross profit, adjusted to exclude the effects of purchase accounting on revenues, stock-based compensation, amortization of intangible assets, restructuring charges, acquisition-related charges, and purchase accounting effect on inventory.

(5)	“Non-GAAP Operating Income” is a non-GAAP measure of estimated earnings before financial income (expense) and taxes (EBIT), adjusted to exclude the effects of purchase accounting on revenues, stock-based compensation, amortization of intangible assets, restructuring charges, acquisition-related charges, and purchase accounting effect on inventory.
(6)	“Adjusted EBITDA” is a non-GAAP measure of estimated earnings before financial income (expense), taxes, depreciation and amortization (EBITDA), adjusted to exclude the effects of purchase accounting on revenues, stock-based compensation, restructuring charges, acquisition-related charges, and purchase accounting effect on inventory.
(7)	“Non-GAAP Net Income” is a non-GAAP measure of estimated GAAP net income, adjusted to exclude the (where applicable) post-tax effects of purchase accounting on revenues, stock-based compensation, amortization of intangible assets, restructuring charges, acquisition-related charges, purchase accounting effect on inventory, and other one-time items.
(8)	“Adjusted EPS (Excl. SBC)” is a non-GAAP measure of estimated GAAP EPS, adjusted to exclude the per share and (where applicable) post-tax effects of purchase accounting on revenues, stock-based compensation, amortization of intangible assets, restructuring charges, acquisition-related charges, purchase accounting effect on inventory, and other one-time items. The share count used is adjusted for the impact of stock-based compensation expense expected to be incurred in future periods and not yet recognized on the GAAP financial statements.

The following table summarizes certain additional Avago Management Projections prepared by Avago’s management for use in connection with the Debt Financing based on S&P Capital IQ Estimates as of May 2015, as reviewed by the Avago board of directors for purposes of its consideration of the Transactions and approved by Avago for Deutsche Bank’s use and reliance for purposes of its financial analyses and opinion:

	Fiscal Year (1)
(Dollars in millions)	Avago FY 2015E	Avago FY 2016E	Avago FY 2017E	Avago FY 2018E	Avago FY 2019E
Non-GAAP Revenue (2)	$7,143	$7,567	$7,886	$8,137	$8,395
Non-GAAP Gross Profit (3)	$4,263	$4,489	$4,679	$4,827	$4,981
Non-GAAP Operating Income (4)	$2,926	$3,111	$3,264	$3,374	$3,488
Adjusted EBITDA (5)	$3,148	$3,351	$3,520	$3,646	$3,777

(1)	Fiscal years 2015 through 2019 take into account the impact of the acquisition of Emulex for the full year.
(2)	“Non-GAAP Revenue” is a non-GAAP measure of revenue that takes into account the effect of purchase accounting on revenues.
(3)	“Non-GAAP Gross Profit” is a non-GAAP measure of GAAP gross profit, adjusted to exclude the effects of purchase accounting on revenues, stock-based compensation, amortization of intangible assets, restructuring charges, acquisition-related charges, and purchase accounting effect on inventory.
(4)	“Non-GAAP Operating Income” is a non-GAAP measure of estimated earnings before financial income (expense) and taxes (EBIT), adjusted to exclude the effects of purchase accounting on revenues, stock-based compensation, amortization of intangible assets, restructuring charges, acquisition-related charges, and purchase accounting effect on inventory.
(5)	“Adjusted EBITDA” is a non-GAAP measure of estimated earnings before financial income (expense), taxes, depreciation and amortization (EBITDA), adjusted to exclude the effects of purchase accounting on revenues, stock-based compensation, restructuring charges, acquisition-related charges, and purchase accounting effect on inventory.

Financial Forecasts Related to Broadcom

In connection with the discussions regarding the proposed Transactions, Broadcom provided to Avago the unaudited financial projections for Broadcom for the years 2015 through 2017 (as described in the section entitled “—Certain Financial Projections Utilized by Broadcom in connection with the Transactions”), and Avago’s management extended these unaudited financial projections by three years to the year 2019 based on certain assumptions and estimates made by Avago management and adjusted the projections for the years 2015 through 2019 based on certain assumptions and estimates of Avago management (the “Adjusted Broadcom Projections”). Avago’s management provided the Adjusted Broadcom Projections to the Avago board of directors and Deutsche Bank. The Adjusted Broadcom Projections were not made available to Broadcom or its advisors. The Adjusted Broadcom Projections were prepared based on estimates and assumptions made by Avago management at the respective times of their preparation and speak only as of such times, as applicable. Please read carefully the section entitled “—Important Information About the Avago Management Projections, the Adjusted Broadcom Projections and the Broadcom Management Projections” below.

The following table summarizes the Adjusted Broadcom Projections, as used by the Avago board of directors for purposes of its consideration of the Transactions and approved by Avago for Deutsche Bank’s use and reliance for purposes of its financial analyses and opinion:

	Fiscal Year (1)
(Dollars in millions)	Broadcom FY 2015E	Broadcom FY 2016E	Broadcom FY 2017E	Broadcom FY 2018E	Broadcom FY 2019E
Revenue	$8,428	$8,765	$9,028	$9,299	$9,578
Non-GAAP Gross Profit (Excl. SBC) (2)	$4,701	$4,917	$5,065	$5,217	$5,373
Non-GAAP Operating Income (Excl. SBC) (3)	$2,179	$2,263	$2,357	$2,455	$2,556
Adjusted EBITDA (Excl. SBC) (4)	$2,331	$2,419	$2,547	$2,660	$2,777

(1)	Broadcom’s fiscal year end is December 31. The Adjusted Broadcom Projections exclude the residual operations of Broadcom’s previously exited cellular baseband business.
(2)	“Non-GAAP Gross Profit” is a non-GAAP measure of revenue less cost of goods sold, adjusted to exclude stock-based compensation, amortization of acquired intangible assets and other one-time costs.
(3)	“Non-GAAP Operating Income” is a non-GAAP measure of estimated earnings before financial income (expense) and taxes (EBIT), adjusted to exclude stock-based compensation, amortization of acquired intangible assets and other one-time costs
(4)	“Adjusted EBITDA” is a non-GAAP measure of estimated earnings before financial income (expense), taxes, depreciation and amortization (EBITDA), adjusted to exclude stock-based compensation, amortization of acquired intangible assets and other one-time costs.

Important Information About the Avago Management Projections, the Adjusted Broadcom Projections and the Broadcom Management Projections

The inclusion of the Avago Management Projections, the Adjusted Broadcom Projections, the Broadcom Management Projections and any other materials referring to or derived from such projections (all such projections and other materials being referred to as the “Financial Forecasts”) in this joint proxy statement/prospectus should not be regarded as an indication that any of Avago, Deutsche Bank, Broadcom, J.P. Morgan, Evercore, their advisors or any of their respective affiliates, officers, directors, partners, advisors or other representatives considered, or now considers, those projections to be predictive of actual future results, and does not constitute an admission or representation by Avago or Broadcom that this information is material. There can be no assurance that the projected results will be realized or that actual results will not be materially lower or higher than estimated, whether or not the Transactions are completed.

While the Avago Management Projections, the Adjusted Broadcom Projections and the Broadcom Management Projections summarized above were prepared in good faith by Avago and Broadcom based on information available at the time of preparation, no assurances can be made regarding future events or that the assumptions made in preparing the Financial Forecasts will accurately reflect future conditions. In preparing the Avago Management Projections, the Adjusted Broadcom Projections and the Broadcom Management Projections, Avago and Broadcom management made assumptions regarding, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described or incorporated by reference in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Avago and Broadcom and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions or projected results in the Financial Forecasts will be realized, and actual results will likely differ, and may differ materially, from those reflected in the Financial Forecasts, whether or not the Transactions are completed. As a result, the Financial Forecasts cannot be considered predictive of actual future operating results, and this information should not be relied on as such.

Since the Financial Forecasts cover multiple years, the information by its nature becomes less predictive with each successive year. Avago shareholders and Broadcom shareholders are urged to review the SEC filings of Avago and Broadcom for a description of risk factors with respect to the businesses of Avago and Broadcom, as well as the risks and other factors described or incorporated by reference in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” of this joint proxy statement/prospectus. The Financial Forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. Although Avago’s fiscal year typically ends in late October or early November, Avago management prepared the Adjusted Broadcom Projections on a calendar year basis. The fact that the Adjusted Broadcom Projections were prepared on a calendar year basis as opposed to on the basis of Avago’s normal fiscal year may have had an impact on the Adjusted Broadcom Projections.

The Financial Forecasts include certain non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Avago and Broadcom may not be comparable to similarly titled amounts used by other companies. The footnotes to the tables above provide certain supplemental information with respect to the calculation of these non-GAAP financial measures. The independent registered public accounting firms of Avago and Broadcom have not audited, reviewed, compiled or performed any procedures with respect to the Financial Forecasts for the purpose of their inclusion herein. Accordingly, the independent registered public accounting firms of Avago and Broadcom do not express an opinion or provide any form of assurance with respect thereto for the purpose of this joint proxy statement/prospectus. The reports of the independent registered public accounting firms of Avago and Broadcom incorporated by reference in this joint proxy statement/prospectus relate to the historical financial information of Avago and Broadcom. They do not extend to the Financial Forecasts and should not be read to do so. The Financial Forecasts do not take into account any circumstances or events occurring after the date they were prepared and do not give effect to the Transactions.

READERS OF THIS DOCUMENT ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FINANCIAL FORECASTS. AVAGO AND BROADCOM DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL FORECASTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Interests of Certain Persons Related to Broadcom in the Transactions

In considering the recommendation of the Broadcom board of directors with respect to the approval of the Merger Agreement, the California Merger Agreements, the Broadcom Merger and the other transactions contemplated by the Merger Agreement, Broadcom shareholders should be aware that Broadcom’s directors and executive officers have interests in the Transactions that are different from, or in addition to, those of the Broadcom shareholders generally. The Broadcom board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and Transactions and making its recommendation that the Broadcom shareholders vote “FOR” the Broadcom Merger Proposal; “FOR” the Adjournment Proposal; and “FOR” the Non-Binding Advisory Proposal. See “—Recommendation of the Broadcom Board of Directors and its Reasons for the Transactions.” The material interests are summarized below.

Arrangements with Holdco

Certain Broadcom directors and executive officers may have interests in the form of continued employment by Holdco or, in the case of two Broadcom directors (one of whom will be Dr. Samueli), in the form of continuing to serve as directors of Holdco as well as indemnification by Holdco of former Broadcom directors and officers.

Expense Reimbursement and Indemnification under the Support Agreements

Concurrently with the execution of the Merger Agreement, Dr. Henry T. Nicholas III and Dr. Henry Samueli and entities affiliated with each of them entered into the Support Agreements whereby such shareholders will be obligated to vote their Broadcom Common Shares in favor of the Broadcom Merger Proposal, among other things. In return, Broadcom agreed to indemnify each of Dr. Nicholas and Dr. Samueli, and certain of their respective representatives, to the fullest extent permitted by applicable law against expenses, judgments and amounts paid in lawsuits and proceedings arising from the Support Agreements or the Merger Agreement and to reimburse Dr. Nicholas and Dr. Samueli severally for out-of-pocket expenses incurred by each of them pertaining to the Merger Agreement, the Support Agreements and the transactions contemplated by such agreements up to an aggregate amount of $1.2 million each. Broadcom’s indemnification and reimbursement obligations will survive any termination of the Merger Agreement or the Support Agreements and the consummation of the transactions contemplated by the Merger Agreement. See “The Support Agreements.”

Treatment of Equity and Equity-Based Awards

Broadcom Stock Options

As described above under “Questions and Answers for Broadcom Shareholders—What will happen to vested Broadcom equity awards in the merger?”, at the effective time of the Broadcom Merger, each outstanding and vested Broadcom stock option will be cancelled and the holder thereof will be entitled to receive an amount in cash equal to the positive difference, if any, calculated by subtracting the aggregate exercise price of such option from the product of the number of vested shares subject to such option immediately prior to the effective time of the Broadcom Merger multiplied by Equity Award Consideration (as defined below).

“Equity Award Consideration” means the sum of (i) $27.25 and (ii) the product obtained by multiplying (A) 0.2189 times (B) the Avago Measurement Price.

No Broadcom director or executive officer held any unvested options in Broadcom as of September 4, 2015. For the treatment of outstanding and unvested Broadcom options generally, see “The Merger Agreement—Treatment of Broadcom Equity Awards—Unvested Equity Awards.”

Broadcom Restricted Stock Units

As described above under “Questions and Answers for Broadcom Shareholders—What will happen to unvested Broadcom equity awards in the merger? and What will happen to vested Broadcom equity awards in the merger?”, at the effective time of the Broadcom Merger, each outstanding and unvested Broadcom restricted stock unit award held by an individual who is eligible to be included on a registration statement filed by Holdco on Form S-8 will be assumed by Holdco and converted into an award of a number of restricted share units of Holdco Ordinary Shares (rounded down to the nearest whole share), equal to the sum of (i) the number of Broadcom Common Shares subject to such Broadcom restricted stock unit award immediately prior to the effective time of the

Broadcom Merger multiplied by 0.2189 plus (ii) the number of Broadcom Common Shares subject to such Broadcom restricted stock unit immediately prior to the effective time of the Broadcom Merger multiplied by the quotient obtained by dividing $27.25 by the Avago Measurement Price. All such Broadcom converted restricted stock units will have the same terms and conditions as were applicable to such Broadcom restricted stock unit awards, including with respect to any applicable change in control or other accelerated vesting provisions. See also “The Merger Agreement—Treatment of Broadcom Equity Awards—Unvested Equity Awards.”

Notwithstanding the above, all unvested Broadcom restricted stock units held by Broadcom’s non-employee directors, its Chief Executive Officer and executive officers who are a party to a Change in Control Severance Benefit Agreement, which are described below, will vest in full immediately prior to the effective time of the Broadcom Merger and will be treated as vested restricted stock units at the effective time of the Broadcom Merger.

At the effective time of the Broadcom Merger, each outstanding and vested Broadcom restricted stock unit award (including any Broadcom restricted stock unit award that becomes vested as a result of the Transactions) will be cancelled and the holder thereof will be entitled to receive an amount in cash equal to the product of the number of shares subject to such restricted stock unit immediately prior to the effective time of the Broadcom Merger, multiplied by the Equity Award Consideration.

For a general discussion of the treatment of the equity awards in the Broadcom Merger, see “The Merger Agreement—Treatment of Broadcom Equity Awards”

Stock Options and Restricted Stock Units to be Cancelled in Exchange for a Cash Payment

The following table sets forth stock option and restricted stock unit (“RSU”) information related to the cash payments expected to be made to non-employee directors, named executive officers and other executive officers of Broadcom in exchange for cancellation of their awards. The amounts listed below are estimates based on an assumed closing date of September 4, 2015, which results in a deemed Equity Award Consideration paid per Broadcom Common Share underlying each stock option and RSU of $54.01 (i.e., that the sum of (i) $27.25 and (ii) the product obtained by multiplying (A) 0.2189 and (B) $122.2298 (the Avago Measurement Price based on the assumed closing date of September 4, 2015), in accordance with the calculation of the Equity Award Consideration described above under “Questions and Answers for Broadcom Shareholders—What will happen to vested Broadcom equity awards in the merger?”), provided that such consideration will be reduced by the applicable exercise price with respect to stock option awards.

Pursuant to the Merger Agreement, Broadcom will grant, prior to the closing, to certain employees, including Dr. Samueli, under Broadcom’s Restricted Stock Unit Incentive Award Program awards of RSUs which (i) would have otherwise been granted in future years based on the level of performance achieved during performance cycles ending prior to fiscal year 2015, and (ii) are earned based on the level of performance achieved during the portion of the then-current performance cycle that elapsed prior to the closing. Broadcom’s named executive officers, excluding Dr. Samueli, and other executive officers will be eligible to receive a cash payment equal to the value of the RSUs they would have otherwise received in lieu of such grants, as described below under “Other Arrangements with Executive Officers—Cash Payments to Executive Officers.”

In addition, in the event that the closing of the Transactions has not occurred by the time of Broadcom’s annual focal review for 2016, Broadcom may grant additional equity awards to its named executive officers and other executive officers, in each case, in aggregate grant date fair value amounts and upon terms substantially similar to the awards granted pursuant to Broadcom’s 2015 annual focal review.

The amounts listed below reflect equity award holdings as of September 4, 2015. However, the actual amounts, if any, to be received by a director, named executive officer or other executive officer will depend on the outstanding options and RSUs held by such individuals as of the closing and the per share consideration payable in the Broadcom Merger and, accordingly, may differ from the amounts set forth below.

	Total Cash Payment With Respect to Vested Options		Total Cash Payment With Respect to RSUs		Total Cash Payment With Respect to Vested Options and RSUs
Non-Employee Directors	Shares	Value	Shares	Value
Robert J. Finocchio, Jr.	—	—	3,915	$211,433	$211,433
Nancy H. Handel	10,000	$127,558	3,915	$211,433	$338,990
Eddy W. Hartenstein	—	—	3,915	$211,433	$211,433
Maria Klawe, Ph.D.	—	—	3,915	$211,433	$211,433
John E. Major	20,000	$340,315	3,915	$211,433	$551,748
William T. Morrow	—	—	3,915	$211,433	$211,433
Robert E. Switz	—	—	3,915	$211,433	$211,433

Named Executive Officers (1)	Shares	Value	Shares	Value
Scott A. McGregor	835,000	$22,195,754	1,125,543	$60,785,797	$82,981,551
Eric K. Brandt	—	—	428,241	$23,127,478	$23,127,478
Henry Samueli, Ph.D.	—	—	—	—	—
Daniel A. Marotta	—	—	375,052	$20,254,966	$20,254,966
Rajiv Ramaswami, Ph.D.	—	—	375,052	$20,254,966	$20,254,966

Other Executive Officers	Shares	Value	Shares	Value
Arthur Chong	—	—	313,149	$16,911,848	$16,911,848
Michael E. Hurlston	20,196	$498,674	283,591	$15,315,545	$15,814,219
Neil Y. Kim	160,500	$3,900,653	253,506	$13,690,782	$17,591,436
Nancy R. Phillips	—	—	88,507	$4,779,887	$4,779,887

(1)	Robert A. Rango is also a named executive officer of Broadcom for whom disclosure was required in Broadcom’s most recent proxy statement. However, Mr. Rango departed Broadcom in September 2014 and will not receive any payments or benefits in connection with the Transactions.

Other Arrangements with Executive Officers

Cash Payments to Executive Officers

As discussed above, pursuant to the Merger Agreement, Broadcom will grant, prior to the closing, to eligible employees under Broadcom’s Restricted Stock Unit Incentive Award Program awards of RSUs which (i) would have otherwise been granted in future years based on the level of performance achieved during performance cycles ending prior to fiscal year 2015, and (ii) are earned based on the level of performance achieved during the portion of the then-current performance cycle that elapsed prior to the closing. However, Broadcom’s named executive officers, excluding Dr. Samueli, and other executive officers will be eligible to receive a cash payment equal to the value of the RSUs they would have otherwise received in lieu of such grants.

For an estimate of the value of the cash payments that would be payable to each of Broadcom’s named executive officers in respect of the RSUs under the Restricted Stock Unit Incentive Award Program as described above, see the section entitled “—Golden Parachute Table” below. As noted above, Mr. Samueli will not be entitled to cash payments with respect to such RSUs, but rather his RSUs will be assumed by Avago as described above.

Offer Letter Agreement with Mr. McGregor

Broadcom’s offer letter agreement with Mr. McGregor, as amended, provides that if Broadcom terminates Mr. McGregor’s employment other than for “cause” or disability or if Mr. McGregor terminates his employment for “good reason” (as such terms are defined in his offer letter) (each a “qualifying termination”), he will receive the following severance benefits:

•	Cash severance equal to 3.0 times the sum of (i) his annual base salary and (ii) the average of his annual bonuses for the three years immediately preceding the year in which the qualifying termination occurs, payable in installments over a 36-month period (except as otherwise noted below under “—Amendments to CEO Offer Letter and Change in Control Severance Benefit Agreements”).

•	Payment of any cash bonuses as to which the applicable performance goals have been attained at the time of the qualifying termination but not the applicable service vesting requirements.

•	One or more discretionary cash bonuses based on his performance for the year prior to the qualifying termination, to the extent such bonuses have not already been paid for that year.

•	A one-time lump sum payment equal to (i) 36 times the amount by which his monthly cost for COBRA continuation coverage under Broadcom’s group health plans exceeds the monthly cost payable by a similarly-situated executive in Broadcom’s active employ for the same health care coverage and (ii) 12 times the amount by which his monthly cost for continued life and disability insurance coverage under Broadcom’s group plans exceed the monthly cost payable by a similarly-situated executive in Broadcom’s active employ for the same coverage.

•	Twenty-four months of service vesting credit of all his outstanding unvested stock options, RSUs and any other equity awards, with continued monthly vesting of the remaining unvested portion of those awards generally over a 24 month period and an extended post-service exercise period (generally not to exceed 24 months) in which to exercise his outstanding stock options (but not beyond the expiration of their respective maximum terms).

•	Should any of Mr. McGregor’s severance benefits constitute a parachute payment under Section 280G of the Code, then Mr. McGregor will receive a full tax gross-up with respect to the excise tax he would incur on such parachute payment under Section 4999 of the Code, provided that such parachute payment is more than 20% greater than the dollar amount of severance benefits or other parachute payments that could be provided to Mr. McGregor without his incurrence of such excise tax.

Subject to the terms stated above, Mr. McGregor will receive all of the foregoing severance benefits upon his satisfaction of the following requirements: (i) delivery and nonrevocation of a general release of all claims against Broadcom and its affiliates; (ii) continued compliance with his obligations under his Confidentiality and Invention Assignment Agreement; and (iii) continued compliance with the non-solicitation, non-competition and non-disparagement provisions contained in his offer letter for the duration of the cash severance period. Should Mr. McGregor breach such restrictions, he shall immediately cease to be entitled to any gross-up payment or any cash severance payments in excess of the greater of (i) 1.0 times the sum of (A) his annual base salary and (B) the average of his annual bonuses for the three years immediately preceding the year in which the qualifying termination occurs or (ii) the actual cash severance payments he has received through the date of such breach. Broadcom shall also be entitled to recover at law any monetary damages for any additional economic loss caused by such breach and may, to the maximum extent allowable under applicable law, seek equitable relief in the form of an injunction precluding Mr. McGregor from continuing such breach.

Change in Control Severance Benefit Agreements with Messrs. Brandt, Chong, Hurlston, Kim and Marotta, Ms. Phillips and Dr. Ramaswami

Broadcom is a party to Change in Control Severance Benefit Agreements with each of Messrs. Brandt, Chong, Hurlston, Kim and Marotta, Ms. Phillips and Dr. Ramaswami. Each agreement provides that if Broadcom terminates such officer’s employment other than for “cause” or disability, or the officer’s employment is terminated by the officer for “good reason” (as such terms are defined in the respective agreements), within 24 months following a change in control (a “qualifying termination”), such officer will be eligible for the same severance benefits summarized above for Mr. McGregor, except that (i) with respect to the cash severance component, such officer will receive 2.0 times the sum of (A) the executive’s annual base salary and (B) the average of the executive’s annual bonuses for the three years immediately preceding the year in which the qualifying termination occurs (the “cash severance payments”), in each case payable in installments over a 24-month period (except as otherwise noted below under “—Amendments to CEO Offer Letter and Change in Control Severance Benefit Agreements”); and (ii) the agreements with Ms. Phillips, Mr. Hurlston and Dr. Ramaswami do not include a tax gross-up provision, and instead provide that the officer will receive either the full amount of their severance payments or a reduced amount such that no portion of the payments is subject to the excise tax under Section 4999 of the Code, whichever results in a greater net after-tax benefit to the officer.

Each officer’s receipt of such severance benefits under his or her Change in Control Severance Benefit Agreement is subject to his or her compliance with the same severance benefit requirements as in effect for Mr. McGregor (including delivery and nonrevocation of a general release of claims and continued compliance with non-solicitation, non-competition and non-disparagement provisions for two years). As with Mr. McGregor, the cash severance payments for which each such officer is eligible under his or her Change in Control Severance Benefit Agreement will also be reduced and the Section 4999 of the Code tax gross-up (if applicable) eliminated in the event such officer does not comply with all of the severance benefit requirements.

For an estimate of the value of the payments and benefits described above that would be payable to each of Broadcom’s named executive officers upon a qualifying termination in connection with the Transactions, see the section entitled “—Golden Parachute Table” below.

Dr. Samueli

Dr. Samueli is not party to a Change in Control Severance Benefit Agreement or any other agreement or arrangement with Broadcom providing for the payment of severance upon termination of employment.

Accelerated Vesting of RSUs

Notwithstanding the terms of the agreements with executive officers described above, in connection with the Transactions and pursuant to the terms of the Merger Agreement, Broadcom RSUs held by Mr. McGregor and each of the executive officers who is a party to a Change in Control Severance Benefit Agreement will become fully vested at the closing and all such RSUs will be treated as vested RSUs in connection with the Transactions, as described above under “Questions and Answers for Broadcom Shareholders—What will happen to vested Broadcom equity awards in the merger?”

Amendments to CEO Offer Letter and Change in Control Severance Benefit Agreements

In addition, in connection with the Transactions, the Compensation Committee of Broadcom approved an amendment to Mr. McGregor’s offer letter and to the other executive officers’ Change in Control Severance Benefit Agreements, pursuant to which all or a portion of the cash severance amounts will be paid in a lump sum, rather than in installments, solely to the extent such lump sum payment will not result in any additional excise tax or tax penalties under Section 409A of the Code.

Performance Bonus Plan

With respect to Broadcom’s Performance Bonus Plan, eligible participants, including Broadcom’s named executive officers, excluding Dr. Samueli, and other executive officers, will receive cash payments immediately prior to the closing of the Transactions, as follows: (i) if the closing occurs prior to the end of Broadcom’s fiscal year 2015 performance cycle, participants will be entitled to receive an amount based on the portion of the 2015 performance cycle that elapses prior to the closing and based on actual performance of the applicable performance goals through the closing; (ii) if the closing occurs after the end of the 2015 performance cycle but on or prior to the regularly scheduled meeting of Broadcom’s compensation committee of its board of directors in February 2016, participants will be eligible to receive an amount based on actual performance of the applicable 2015 performance cycle performance goals during the 2015 performance cycle; and (iii) if the closing occurs after the regularly scheduled meeting of Broadcom’s compensation committee of its board of directors in February 2016, participants will be eligible to receive an amount based on the portion of the 2016 performance cycle that elapses prior to the closing and based on actual performance of the applicable 2016 performance cycle performance goals through the closing.

For an estimate of the value of the amounts that would be payable to each of Broadcom’s named executive officers under Broadcom’s Performance Bonus Plan immediately prior to the closing of the Transactions (assuming that the closing occurred on September 4, 2015), see the section entitled “—Golden Parachute Table” below.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that will or may be paid or become payable to each of Broadcom’s named executive officers and that is based on or otherwise relates to the Transactions. This compensation is referred to as “golden parachute” compensation.

The amounts listed below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions that the closing occurred on September 4, 2015, that each named executive officer will be terminated as of the closing and that the applicable amount of Equity Award Consideration paid per Broadcom Common Share underlying each stock option and RSU will be $55.19, which is the average closing price per share of Broadcom Class A common stock over the first five business days following the announcement of the Transactions as required under Item 402(t) of Regulation S-K, provided that such consideration will be reduced by the applicable exercise price with respect to stock option awards. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

	Cash ($) (1)	Equity ($) (2)	Pension / NQDC (3)	Perquisites / benefits ($) (4)	Tax Reimbursement ($) (5)	Other ($)	Total ($) (6)
Named Executive Officers (7)
Scott A. McGregor	10,504,994	85,303,318	—	73,871	—	—	95,882,183
Eric K. Brandt	3,395,484	23,634,621	—	72,783	—	—	27,102,888
Henry Samueli, Ph.D.	—	—	—	—	—	—	—
Daniel A. Marotta	2,934,352	20,699,120	—	72,783	—	—	23,706,254
Rajiv Ramaswami, Ph.D.	2,754,201	20,699,120	—	72,344	—	—	23,525,665

(1)	Represents for Mr. McGregor, 3.0 times, and for Messrs. Brandt and Marotta, and Dr. Ramaswami, 2.0 times, the sum of (i) such officer’s 2015 annual rate of base salary and (ii) the average of such officer’s annual bonuses for the three years immediately preceding the year in which the qualifying termination occurs, and for all named executive officers (other than Dr. Samueli) represents a pro rata bonus based on achievement of 2015 performance at 150% under Broadcom’s Performance Bonus Plan assuming a closing date of September 4, 2015.

	Salary ($)	3-Year Average Bonus ($)	Pro-Rata Bonus ($)	Total Cash ($)
Named Executive Officers
Scott A. McGregor	3,105,000	5,824,100	1,575,894	10,504,994
Eric K. Brandt	1,250,000	1,511,067	634,418	3,395,484
Henry Samueli, Ph.D.	—	—	—	—
Daniel A. Marotta	1,020,000	1,396,667	517,685	2,934,352
Rajiv Ramaswami, Ph.D.	1,000,000	1,246,667	507,534	2,754,201

(2)	Represents the value of option payments and restricted stock unit payments as follows:

	Value of Option Payments ($) (1)	Value of RSU Payments ($) (2)	Total Equity ($)
Named Executive Officers
Scott A. McGregor	23,184,600	62,118,718	85,303,318
Eric K. Brandt	—	23,634,621	23,634,621
Henry Samueli, Ph.D.	—	—	—
Daniel A. Marotta	—	20,699,120	20,699,120
Rajiv Ramaswami, Ph.D.	—	20,699,120	20,699,120

(1)	Represents $55.19 per Broadcom Common Share underlying vested stock options, reduced by the applicable exercise price: For Mr. McGregor, 835,000 vested stock options. The named executive officers do not hold any unvested stock options as of September 4, 2015.
(2)	Represents $55.19 per Broadcom Common Share underlying restricted stock units, multiplied by the number of restricted stock unit shares vesting on an accelerated basis at the effective time of the Broadcom Merger: For Mr. McGregor, 1,125,543 RSUs; for Mr. Brandt, 428,241 RSUs; for Mr. Marotta, 375,052 RSUs; and for Dr. Ramaswami, 375,052 RSUs.

(3)	Other than access to its 401(k) plan, Broadcom offers no pension benefits or non-qualified deferred compensation benefits to its named executive officers.
(4)	Represents the value of benefits, calculated based on a 36 month lump sum payment for COBRA benefits as well as 12 months of life and disability insurance coverage.
(5)	Each named executive officer’s estimated Section 280G excise tax gross-up payment (if applicable) is $0. The agreement with Dr. Ramaswami does not include a Section 280G excise tax gross-up provision.
(6)	Excludes the value to the executive of the continuing right to indemnification and continuing coverage under Broadcom’s directors’ and officers’ liability insurance. Broadcom’s change in control payments are normally classified as either “single trigger” (that is, they require a change in control of Broadcom before payments and benefits are paid) or “double-trigger” (that is, they require both a change in control of Broadcom and a qualifying termination of employment before payments and benefits are paid). All severance payments and benefits to Broadcom’s named executive officers listed above are based on a “double-trigger” arrangement (that is, they are payable upon a qualifying termination within 24 months following a change in control), except that (i) Mr. McGregor’s letter agreement provides for severance benefits upon qualifying terminations of employment regardless of whether a change in control has occurred and (ii) each named executive officer’s (other than Dr. Samueli) restricted stock unit acceleration and cash payment for restricted stock units and stock options are “single-trigger” arrangements that will be triggered upon the closing of the Transactions (whether or not a qualifying termination occurs in connection with the Transactions).
(7)	Robert A. Rango is a named executive officer of Broadcom for whom disclosure was required in Broadcom’s most recent proxy statement. However, Mr. Rango departed Broadcom in September 2014 and will not receive any payments or benefits in connection with the Transactions.

Interests of Certain Persons Related to Avago in the Transactions

In considering the recommendation of the Avago board of directors with respect to the approval of the Avago Scheme Proposal and the Equity Issuance Proposal, Avago shareholders should be aware that Avago’s directors and executive officers have interests in the Transactions that are different from, or in addition to, those of the Avago shareholders generally. The Avago board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and Transactions and making its recommendation that the Avago shareholders vote “FOR” the Avago Scheme Proposal and the Equity Issuance Proposal. See “—Recommendation of the Avago Board of Directors and its Reasons for the Transactions.” The material interests are summarized below.

Continued Service as Directors on Holdco Board of Directors

The Holdco board of directors after the Transactions will include each of the directors from the current Avago board of directors, in addition to two directors from the current Broadcom board of directors designated by Avago prior to closing (one of whom will be Dr. Henry Samueli). The Avago board of directors presently consists of eight directors. It is currently expected that the compensation to be paid to non-employee directors of Holdco will be substantially similar in nature to the compensation paid to non-employee Avago directors immediately prior to the effective time of the Transactions. For a discussion of the Holdco board, see “Post-Transactions Organizational Structure—Corporate Governance and Management of Holdco.”

Continued Employment with Holdco

Under the Merger Agreement, upon completion of the Transactions, the officers of Avago immediately prior to the effective time of the Avago Scheme will be the executive officers of Holdco. It is currently expected that the executive officers of Avago will continue their employment with Avago following the effective time of the Avago Scheme on substantially similar terms and conditions as in existence immediately prior to the effective time of the Avago Scheme.

None of Avago’s directors or executive officers is a party to or participates in any Avago plan, program, or arrangement that provides such director or executive officer with any kind of compensation that is based on or otherwise relates to the completion of the Transactions.

Directors and Officers Insurance

Holdco or Avago will continue to provide indemnification and insurance coverage to the directors and executive officers of Avago.

The Scheme of Arrangement; Special Factors Regarding the Scheme

Effects of the Scheme

On the effective date of the Avago Scheme, each Avago Ordinary Share will be transferred to Finance Holdco in consideration for the allotment and issuance of one Holdco Ordinary Share. Avago’s shareholders will cease to have ownership interests in Avago and rights as Avago shareholders. Instead, all Scheme Shareholders will receive one Holdco Ordinary Share for each Avago Ordinary Share held as of the effective date of the Avago Scheme. Following the effectiveness of the Avago Scheme, Avago will become an indirect subsidiary of Holdco, and Avago will cease to be a stand-alone public company. Avago Ordinary Shares will no longer be listed on any stock exchange or quotation system, including NASDAQ.

Effects on Avago if the Avago Scheme Does Not Become Effective

If the Avago Scheme Proposal or the Equity Issuance Proposal are not approved by the requisite Scheme Shareholders at the Avago Court Meeting, or the Avago Scheme does not become effective or is terminated for any reason, Avago Ordinary Shares will not be transferred by, and Holdco Ordinary Shares will not be allotted and issued to, Avago shareholders. Avago will remain a separate, stand-alone public company, and Avago Ordinary Shares will continue to be listed on NASDAQ. In the event that either Avago or Broadcom terminates the Merger Agreement as a result of the failure by Avago’s shareholders to approve the Avago Scheme Proposal or the Equity Issuance Proposal, Avago must pay Broadcom a fee of approximately $332.6 million.

Implementation of the Scheme

Application to the Singapore Court for Approval. Promptly following the approval of the Avago Scheme Proposal by the requisite Scheme Shareholders, Avago will make an application to the Singapore Court to approve the Avago Scheme.

Implementation Procedure. If the Singapore Court approves the scheme, subject to the satisfaction of the other conditions to the closing of the Transactions, the Singapore Court Order will be filed with ACRA. Thereafter, the Avago Scheme will become effective on the date of filing, and all Avago Ordinary Shares held by Scheme Shareholders as of the effective date will be acquired by Finance Holdco, as the entity designated by Holdco to receive such Avago Ordinary Shares.

Upon the effectiveness of the Avago Scheme, all share certificates representing an interest in Avago Ordinary Shares will cease to have any effect as a document evidencing the title of such shares. The Avago shareholders registered in the Register of Members of Avago will be notified of the procedures to submit share certificates to the address of Avago’s share registrar (transfer agent) for cancellation. If you are a registered shareholder and you hold your shares in book entry form, you will not have a share certificate to submit.

Closure of Books

Notice of Books Closure. After the date of the approval of the Avago Scheme Proposal by the Scheme Shareholders at the Avago Court Meeting and the Scheme Court Order is obtained, Avago will give notice of the books closure date (“Books Closure Time”) to registered shareholders of Avago appearing on the Register of Members or in the register of DTC, for the purpose of determining the shareholders entitled to the Avago Scheme Consideration in connection with the consummation of the Transactions. The Books Closure Time is tentatively scheduled for 5:00 p.m., Singapore Time, on the date immediately prior to the effective date of the Avago Scheme.

Trading on NASDAQ. Upon the effectiveness of the Avago Scheme, Avago will become a subsidiary of Holdco. Avago Ordinary Shares will no longer be listed on any stock exchange or quotation system, including NASDAQ. In addition, registration of Avago Ordinary Shares and reporting obligations with respect to Avago’s Ordinary Shares under the Exchange Act will be terminated upon application to the SEC.

Settlement Procedures

After the Avago Scheme becomes effective, the following settlement procedures will apply:

•	entitlements of Avago shareholders to the Avago Scheme Consideration will be determined on the basis of their holdings of Avago Ordinary Shares appearing on the Register of Members or in the register of DTC in respect of Avago (as the case may be) on the effective date;

•	each shareholder is strongly encouraged to take necessary actions to ensure that the Avago Ordinary Shares owned by such shareholder are registered in his or her name (if the shareholder is a registered shareholder), or, if such shareholder is a holder of Avago Ordinary Shares in “street name” through a broker, such shares are in accounts in his or her name, by the effective date; and

•	on the effective date of the Avago Scheme, each existing share certificate representing an interest in Avago Ordinary Shares shall cease to be evidence of title to the Avago Ordinary Shares represented thereby. The Avago shareholders registered in the Register of Members of Avago will be notified of the procedures to submit share certificates to the address of Avago’s share registrar (transfer agent) for cancellation.

At or immediately after the effective time of the Avago Scheme, Holdco will deposit with the Exchange Agent, solely for the account and benefit of the former holders of Avago Ordinary Shares, certificates or book entry shares representing the full number of Holdco Ordinary Shares to be allotted and issued as consideration for the Avago Ordinary Shares. Promptly, and in any event within five business days, after the effective time of the Avago Scheme, the Exchange Agent will mail to each record holder of Avago Ordinary Shares entitled to receive Holdco Ordinary Shares (i) a letter of transmittal and (ii) instructions for surrendering Avago share certificates or transferring Avago book entry shares in exchange for Holdco Ordinary Shares. Upon receipt of an “agent’s message” by the Exchange Agent in connection with the surrender of Avago share certificates or transfer of Avago book entry shares for cancellation, together with a duly executed and completed letter of transmittal and any other required documents, such shareholder will be entitled to receive one Holdco Ordinary Share for such surrendered Avago share certificate or transferred Avago book entry share.

Shareholders Outside the United States or the Republic of Singapore

Shareholders Outside the United States or the Republic of Singapore. The applicability of the Avago Scheme to Avago shareholders whose addresses are outside the United States and the Republic of Singapore, as shown on the Transfer Books and the Register of Members of Avago Ordinary Shares (“Overseas Avago Shareholders”) may be affected by the laws of the relevant jurisdictions where such persons are located. Accordingly, such Overseas Avago Shareholders should inform themselves about and observe any applicable legal requirements.

It is the responsibility of Overseas Avago Shareholders to satisfy themselves as to the full observance of the laws of the relevant jurisdiction, including the obtaining of any governmental or other consent which may be required and compliance with all required regulatory or legal requirements. Any Overseas Avago Shareholders in any doubt should consult his or her professional advisor in the relevant jurisdiction.

Copies of joint proxy statement/prospectus. Avago shareholders, including Overseas Avago Shareholders, may obtain additional copies of this joint proxy statement/prospectus and any related documents during the normal business hours on any day prior to the date of the Avago Court Meeting, by contacting:

Georgeson Inc.

480 Washington Boulevard, 26th Floor

Jersey City, New Jersey 07310

Shareholders Call Toll Free: (888) 680-1529

International Callers: (781) 575-2137

It is the responsibility of any Overseas Avago Shareholders who requests a copy of this joint proxy statement/prospectus and any related documents to satisfy himself or herself as to the full observance of the laws of the relevant jurisdiction in that connection, including the obtaining of any governmental or other consent which may be required and compliance with all necessary formalities or legal requirements. In requesting a copy of this joint proxy statement/prospectus and any related documents, the Overseas Avago Shareholders represents and warrants to Avago that he or she is in full observance of the laws of the relevant jurisdiction in that connection, and that he or she is in full compliance with all necessary formalities or legal requirements.

Notice. Avago reserves the right to notify any or all Avago shareholders with a registered address outside the United States or the Republic of Singapore of any matter, including the fact that the Avago Scheme has been proposed, by announcement through public filings with the SEC, and such notice will be deemed to have been sufficiently given notwithstanding any failure by any shareholder to receive or see such filing or announcements. As long as Avago Ordinary Shares remain listed on NASDAQ, Avago will continue to be subject to the applicable reporting requirements under the Exchange Act and NASDAQ rules.

No Appraisal Rights

Once the Avago Scheme Proposal is approved by the requisite Scheme Shareholders, is approved by the Singapore Court and the Singapore Court Order is filed with ACRA, the Avago Scheme becomes effective and will be binding on all shareholders of Avago. Shareholders may file an objection with the Singapore Court against the granting of the Singapore Court Order, but no appraisal or dissenters’ rights are available to shareholders in connection with a scheme of arrangement effected under Singapore law.

Singapore Voting Matters

Pursuant to the SCA, the Singapore Court has directed that the Avago Court Meeting be convened for the purpose of approving the Avago Scheme Proposal and the Equity Issuance Proposal. If the requisite Scheme Shareholders vote to approve the Avago Scheme at the Avago Court Meeting, an application will be made to the Singapore Court by Avago to approve the Avago Scheme.

Pursuant to the directions of the Singapore Court, for the purposes of determining the number of Scheme Shareholders present and voting at the Avago Court Meeting, Avago Ordinary Shares that are deposited in book entry form with DTC, and registered in the name of CEDE as nominee of DTC and holders of record in the Register of Members of Avago, will be treated as follows:

•	CEDE shall be deemed not to be an Avago shareholder; and

•	each shareholder whose name appears on the register of DTC as a holder of Avago Ordinary Shares (a “sub-depositor”) shall be deemed to be an Avago shareholder in respect of such number of Avago Ordinary Shares held in its account under CEDE.

Each sub-depositor need not vote all Avago Ordinary Shares registered in its name in the same way. Accordingly, a sub-depositor may:

•	vote all or part of its Avago Ordinary Shares “FOR” the Avago Scheme Proposal, which part shall be counted for approving the Avago Scheme Proposal;

•	vote all or part of its Avago Ordinary Shares “AGAINST” the Avago Scheme Proposal, which part shall be counted as against approving the Avago Scheme Proposal; and/or

•	abstain from voting in respect of all or part of its Avago Ordinary Shares, which part shall not be counted in determining the Avago Ordinary Shares which are present and voting on the Avago Scheme Proposal.

For purposes of determining whether the Avago Scheme Proposal is approved by a majority in number of Scheme Shareholders, a sub-depositor will be taken to have voted “FOR” the Avago Scheme Proposal, if the number of Avago Ordinary Shares voted “FOR” the Avago Scheme Proposal by it exceeds the number of Avago Ordinary Shares voted “AGAINST” the Avago Scheme Proposal by it, or “AGAINST” the Avago Scheme Proposal, if the number of Avago Ordinary Shares voted “AGAINST” the Avago Scheme Proposal by it exceeds the number of Avago Ordinary Shares voted “FOR” the Avago Scheme Proposal by it.

An Avago shareholder (including a sub-depositor) voting by proxy shall be included in the count of Avago shareholders present and voting at the Avago Court Meeting as if that Avago shareholder was voting in person, such that the votes of a proxy who has been appointed to represent more than one Avago shareholder at the Avago Court Meeting shall be counted as the votes of such number of appointing Avago shareholders.

Accounting Treatment of the Transactions

The proposed business combination will be accounted for as a business combination of Broadcom using the acquisition method of accounting in accordance with ASC 805, Business Combinations, and, accordingly, will generally result in the recognition of Broadcom assets acquired and liabilities assumed at fair value. However, as of the date of this joint proxy statement/prospectus, the valuation studies necessary to estimate the fair values of the assets acquired (including intangible assets, such as completed technology and trade names) and liabilities assumed have been performed based on publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions, as there are limitations to the type of information that can be exchanged between Avago and Broadcom at this time. Until the Transactions are complete, Avago will not have complete access to all the relevant information. Differences between these preliminary estimates and the final acquisition accounting will occur and there can be no assurances that the final valuations will not result in material changes to this preliminary purchase price allocation. The excess of the consideration transferred over the identifiable net assets acquired reflected in the unaudited pro forma condensed consolidated financial statements will be allocated to goodwill. A final determination of these fair values will reflect appraisals prepared by independent third-parties and will be based on the actual tangible and intangible assets and liabilities that exist as of the acquisition date. The actual allocation of the consideration transferred may differ from the allocation assumed in the unaudited pro forma condensed consolidated financial statements and may result in adjustments to the unaudited pro forma condensed consolidated financial information.

Avago agreed to acquire Broadcom pursuant to the Merger Agreement in a series of transactions that will result in Avago and Broadcom being indirect subsidiaries of Holdco and Holdco LP. Holdco and Holdco LP are newly-formed entities without significant pre-combination activities. Upon the closing of the Transactions, we estimate that former Avago shareholders will own approximately 67% of Holdco through ownership Holdco Ordinary Shares, and former Broadcom shareholders will own approximately 33% of Holdco through ownership of both Holdco Ordinary Shares and Restricted Exchangeable Units, in each case. Former Avago board members will hold a majority of board seats in the combined entity. Based on the foregoing and additional factors not listed above, Avago will be the acquirer in the Transactions for accounting purposes.

In the post-combination entity, Holdco will be the sole general partner of Holdco LP and will own a majority interest (by vote and value) in Holdco LP which will be represented by common units (“Common Units”). The investment of Holdco in Holdco LP will be eliminated fully in consolidation. The balance of the partnership units of Holdco LP will initially be held by former holders of Broadcom Common Shares in the form of newly issued Restricted Exchangeable Units. The Restricted Exchangeable Units are designed to have distribution rights that are substantially equivalent to those of the Holdco Ordinary Shares. Specifically, pursuant to the terms of the Partnership Agreement, each Restricted Exchangeable Unit will be entitled to distributions from Holdco LP in an amount equal to any dividends or distributions that have been declared and are payable in respect of a Holdco Ordinary Share. In addition, each holder of Restricted Exchangeable Units will have the benefit of the Voting Trust Agreement to be entered into by and among Holdco LP, Holdco and the Trustee. The Trustee will hold a number of non-economic voting preference shares in the capital of Holdco equal to the lesser of (i) the number of Holdco Ordinary Shares receivable upon the exchange of the Restricted Exchangeable Units of Holdco LP outstanding as immediately following the effective time of the Transactions and (ii) a number (rounded down to the nearest whole number) equal to 19.9% of the aggregate voting power of Holdco exercisable at such time. Pursuant to the terms of the Voting Trust Agreement, the holders of Restricted Exchangeable Units can direct the Trustee, as their proxy, to vote on their behalf in votes that are presented to the holders of Holdco Ordinary Shares. Accordingly, the Restricted Exchangeable Units are reflected in the pro forma financial information in the same manner as the Holdco Ordinary Shares.

Regulatory Approvals Required to Complete the Transactions

The following is a summary of the regulatory approvals required for completion of the Transactions. There can be no assurance, however, if and when any of the approvals required to be obtained for the Transactions contemplated by the Merger Agreement will be obtained or as to the conditions or limitations that such approvals may contain or impose.

United States Antitrust Approval

Under the HSR Act, Avago and Broadcom cannot complete the Transactions until Avago and Broadcom have notified the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and the U.S. Federal Trade Commission (the “FTC”) of the Transactions and furnished them with certain information and materials relating to the Transactions and the applicable waiting period has terminated or expired. The termination or expiration of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. Avago and Broadcom filed the required notifications with the DOJ and the FTC on July 9, 2015. The waiting period under the HSR Act expired on August 10, 2015.

European Competition Authorities

Both Avago and Broadcom operate in the European Union. The EU Merger Regulation requires notification of and approval by the European Commission of mergers or acquisitions involving parties with worldwide and European Union sales exceeding specified thresholds. The parties filed a draft notification of the Transactions with the European Commission on July 20, 2015 and intend to file a formal notification at a later date. The

European Commission has an initial period of 25 working days after receipt of the formal notification to issue its decision (“Phase I”). The European Commission may extend this Phase I period to 35 working days if, within the first 20 working days after submission of the notification, the parties propose remedies to address any competition concerns identified by the European Commission, or an EU Member State requests a referral of the review. The European Commission may open an extended investigation (“Phase II”), which extends the review period by 90 working days, and possibly up to 125 working days. If remedies are offered after the 54th working day that followed the opening of Phase II, the review period is extended to 105 working days. This review may also be extended by 20 working days by request of the parties (this one-time request must be done no later than 15 working days after the opening of Phase II), or by the European Commission with consent of the parties. The Transactions cannot be completed until after the European Commission has issued its clearance decision.

The Ministry of Commerce of the People’s Republic of China

Under the Anti-Monopoly Law of 2008 of the People’s Republic of China, transactions involving parties with sales above certain revenue levels cannot be completed until they are reviewed and approved by the Ministry of Commerce of the People’s Republic of China (“MOFCOM”). Avago and Broadcom have sufficient revenues in China to exceed the statutory thresholds, and completion of the Transactions is therefore conditioned upon MOFCOM approval. Avago and Broadcom filed the required materials with MOFCOM on July 27, 2015. Phase I of the review process will commence after the Ministry of Commerce formally accepts the filing. The Ministry of Commerce has not yet formally accepted the filing, and it may request additional information from Avago and Broadcom before doing so.

Antitrust Approval in Other Jurisdictions

Avago and Broadcom derive revenues in other jurisdictions where merger or acquisition control filings or clearances are or may be required. The Transactions cannot be completed until after the applicable waiting periods have expired or been terminated or the relevant approvals have been obtained under the antitrust and competition laws of South Korea, Japan and Taiwan. Avago and Broadcom intend to file the required notifications or other materials with the antitrust authorities in these jurisdictions at the appropriate time.

CFIUS Approval in the United States

Avago and Broadcom will not complete the Transactions until any review or investigation by the Committee on Foreign Investment in the United States (“CFIUS”), pursuant to the Defense Protection Act of 1950 (the “DPA”), of the Transactions has been concluded, and either (i) a written notice issued by CFIUS that it has determined that there are no unresolved national security concerns with respect to the Transactions and has concluded all action under the DPA or (ii) if CFIUS has sent a report to the President of the United States requesting the President’s decision pursuant to the DPA with respect to the transactions contemplated by the Merger Agreement, then (x) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by the Merger Agreement or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the date the President received such report from CFIUS. On August 7, 2015, Avago and Broadcom filed a joint voluntary notification with CFIUS.

Singapore Code on Take-overs and Mergers Inapplicable

The Singapore Code on Take-overs and Mergers generally applies to any acquisition of voting rights in a public company with more than 50 shareholders and net tangible assets of S$5 million or more. In relation to the Avago Scheme, each of the Avago shareholders immediately prior to the effective time of the Avago Scheme will, upon the Avago Scheme becoming effective, become holders of an equivalent number of Holdco Ordinary Shares, and all of the shares in the capital of Avago will be indirectly held by Holdco. Accordingly, the Avago Scheme can be viewed as a restructuring of the manner in which the Avago shareholders hold their interests in Avago and not as a take-over of Avago that is subject to the provisions of the Singapore Code on Take-overs and Mergers.

In relation to the Broadcom Merger, if any Broadcom shareholder, together with parties acting in concert with it, acquires 30% or more of the shares in Holdco, such Broadcom shareholder will be deemed to have acquired effective control of Avago and will be required to comply with the relevant requirements under the Singapore Code on Take-overs and Mergers, including the requirement to make a mandatory general offer. While the Broadcom shareholders will collectively receive approximately 33% of the ordinary shares of Holdco in exchange for the Broadcom Common Shares held by them, on the basis that the Broadcom Merger will not result in any one of the Broadcom shareholders, together with parties acting in concert with it, acquiring 30% or more of the shares in Holdco, there is no change in effective control of Avago and therefore, there is no requirement to make a mandatory general offer in accordance with the Singapore Code on Take-overs and Mergers.

Approval of the Avago Scheme by the Singapore Court

Avago has made an application to the Singapore Court for an order to convene the Avago Court Meeting. Subsequent and subject to approval of the Avago Scheme Proposal, Avago will promptly apply to the Singapore Court for its approval of the Avago Scheme. Assuming (i) the Singapore Court Order is granted and (ii) the conditions to closing contained in the Merger Agreement are satisfied or waived, the Avago Scheme will become effective upon the filing of a copy of the Singapore Court Order with ACRA.

Dissenters’ Rights for Broadcom Shareholders

Broadcom shareholders who vote their Broadcom Common Shares “AGAINST” the Broadcom Merger Proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not be converted into the right to receive consideration otherwise payable for Broadcom Common Shares upon consummation of the Transactions, but will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of CGCL. A copy of Chapter 13 of the CGCL is attached to this joint proxy statement/prospectus as Annex E.

The following discussion is not a complete statement of the law pertaining to dissenter’s rights under the CGCL. The full text of Sections 1300 through 1313 of the CGCL is attached to this joint proxy statement-prospectus as Annex E and is incorporated herein by reference. Annex E should be reviewed carefully by any Broadcom shareholder who wishes to exercise dissenter’s rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute in any respect will result in the loss of dissenter’s rights.

All references in Sections 1300 through 1313 of the CGCL and in this summary to a “shareholder” are to the holder of record of Broadcom Common Shares as to which dissenters’ rights are asserted. A person having a beneficial interest in the Broadcom Common Shares held of record in the name of another person, such as a broker or nominee, cannot enforce dissenters’ rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person’s dissenters’ rights.

ANY HOLDER OF BROADCOM COMMON SHARES WISHING TO EXERCISE DISSENTER’S RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CGCL, WHICH CONSISTS OF SECTIONS 1300-1313, MAY RESULT IN THE LOSS OF A SHAREHOLDER’S STATUTORY DISSENTERS’ RIGHTS.

Under the CGCL, Broadcom Common Shares must satisfy each of the following requirements to qualify as Dissenting Shares:

•	such Broadcom Common Shares must have been outstanding on the Broadcom Record Date;

•	such Broadcom Common Shares must have voted “AGAINST” the Broadcom Merger Proposal;

•	the holder of such Broadcom Common Shares must timely make a written demand that Broadcom repurchase such Broadcom Common Shares at Fair Market Value (as defined below); and

•	the holder of such shares of Broadcom Common Shares must submit certificates representing such shares for endorsement (as described below).

A vote “AGAINST” the Broadcom Merger Proposal does not in and of itself constitute a demand for appraisal under California law.

Pursuant to Sections 1300 through 1313 of the CGCL, holders of Dissenting Shares may require Broadcom to repurchase their Dissenting Shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the Transactions, excluding any appreciation or depreciation as a consequence of the proposed Transactions, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter (“Fair Market Value”).

By no later than the date of the Broadcom Special Meeting, Broadcom or its transfer agent must have received from any dissenting shareholder:

•	written demand that Broadcom repurchase such shareholder’s dissenting shares;

•	the written demand shall include the number and class of Dissenting Shares held of record by such dissenting shareholder that the dissenting shareholder demands that Broadcom purchase; and

•	the written demand shall include a statement of what such dissenting shareholder claims to be the Fair Market Value of the Dissenting Shares (which shall constitute an offer by the dissenting shareholder to sell the Dissenting Shares at such price).

Within 10 days following approval of the Broadcom Merger Proposal by the Broadcom shareholders, Broadcom is required to mail a dissenter’s notice to each person who is entitled to dissenting shareholder rights. The dissenter’s notice must contain the following:

•	a notice of the approval of the Broadcom Merger Proposal;

•	a statement of the price determined by Broadcom to represent the Fair Market Value of Dissenting Shares (which shall constitute an offer by Broadcom to purchase such Dissenting Shares at such stated price unless such shares lose their status as “dissenting shares” under Section 1309 of the CGCL);

•	a brief description of the procedure for such holders to exercise their rights as dissenting shareholders; and

•	a copy of Sections 1300 through 1304 of Chapter 13 of the CGCL.

Within 30 days after the date on which the notice of the approval of the Merger Agreement by the outstanding shares is mailed to dissenting shareholders, a dissenting shareholder must:

•	submit to Broadcom certificates representing any Dissenting Shares that the dissenting shareholder demands Broadcom purchase, so that such Dissenting Shares may either be stamped or endorsed with the statement that the shares are Dissenting Shares or exchanged for certificates of appropriate denomination so stamped or endorsed. If the Dissenting Shares are uncertificated, then such shareholder must provide written notice of the number of shares which the shareholder demands that Broadcom purchase within 30 days after the date of the mailing of the notice of the approval of the Merger Agreement. The demand, statement and Broadcom certificates should be delivered to: Broadcom Corporation, 5300 California Avenue, Irvine, California 92617, Attention: Corporate Secretary.

If upon the dissenting shareholder’s surrender of the certificates representing the dissenting shares, Broadcom and a dissenting shareholder agree upon the price to be paid for the Dissenting Shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting shareholder within the later of (i) 30 days after the date of such agreement or (ii) 30 days after any statutory or contractual conditions to the completion of the merger are satisfied.

If Broadcom and a dissenting shareholder disagree as to the price for such Dissenting Shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the notice of the shareholders’ approval of the Merger Agreement is mailed, to resolve such dispute. In such action, the court will determine whether the Broadcom Common Shares held by such shareholder are Dissenting Shares and/or the Fair Market Value of such Broadcom Common Shares.

In determining the Fair Market Value for the Dissenting Shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraiser, or a majority of them, will make and file a report with the court. If the appraisers cannot determine the Fair Market Value within 10 days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the Fair Market Value. Upon a motion made by any party, the report will be submitted to the court and considered evidence as the court considers relevant. The costs of the dissenters’ rights action, including reasonable compensation to the appraisers appointed by the court, will be allocated between Broadcom and the dissenting shareholder(s) as the court deems equitable. However, if the appraisal of the Fair Market Value of Broadcom shares exceeds the price offered by Broadcom in the notice of approval, then Broadcom shall pay the costs. If the Fair Market Value of the shares awarded by the court exceeds 125% of the price offered by Broadcom, then the court may in its discretion impose additional costs on Broadcom, including attorneys’ fees, fees of expert witnesses and interest.

Broadcom shareholders considering whether to exercise dissenter’s rights should consider that the Fair Market Value of their Broadcom Common Shares determined under Chapter 13 of the CGCL could be more than, the same as or less than the value of consideration to be paid in connection with the Transactions, as set forth in the Merger Agreement. Also, Broadcom reserves the right to assert in any appraisal proceeding that, for purposes thereof, the Fair Market Value of Broadcom Common Shares is less than the value of the consideration to be issued and paid in connection with the Transactions, as set forth in the Merger Agreement. Broadcom shareholders considering whether to exercise dissenter’s rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenter’s rights.

Strict compliance with certain technical prerequisites is required to exercise dissenter’s rights. Broadcom shareholders wishing to exercise dissenter’s rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the CGCL. Any Broadcom shareholder who fails to comply with the requirements of Chapter 13 of the CGCL, attached as Annex E to this joint proxy statement/prospectus, will forfeit the right to exercise dissenter’s rights and will, instead, receive the consideration to be issued and paid in connection with the Transactions, as set forth in the Merger Agreement.

Except as expressly limited by Chapter 13 of the CGCL, Dissenting Shares continue to have all the rights and privileges incident to their shares until the Fair Market Value of their shares is agreed upon or determined.

Dissenting Shares lose their status as “dissenting shares”, and holders of Dissenting Shares cease to be entitled to require Broadcom to purchase such shares, upon the happening of any of the following:

•	the Broadcom Merger is abandoned;

•	the Dissenting Shares are transferred before their submission to Broadcom for the required endorsement;

•	the dissenting shareholder and Broadcom do not agree on the status of the shares as Dissenting Shares or do not agree on the purchase price, but neither Broadcom nor the shareholder files a complaint or intervenes in a pending action within six (6) months after Broadcom mails a notice that its shareholders have approved the Broadcom Merger; or

•	with Broadcom’s consent, the dissenting shareholder withdraws the shareholder’s demand for purchase of the Dissenting Shares.

NASDAQ Listing / Delisting

It is a condition to the Transactions that Holdco Ordinary Shares be listed on NASDAQ upon official notice of issuance. Upon completion of the Transactions, Avago Ordinary Shares and Broadcom Class A common stock will cease to be listed on NASDAQ. As a result of delisting, there will be no public market for Avago Ordinary Shares or Broadcom Class A common stock, and the shares of both companies will be deregistered under the Exchange Act. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholder meetings, no longer applicable to Avago or Broadcom.

Broadcom Shareholder Election and Proration Procedures

Election Materials and Procedures

Each holder of record of Broadcom Common Shares as of the close of business on the Election Record Date will be mailed an election form, along with this joint proxy statement/prospectus. Avago and Broadcom will make available one or more election forms as may reasonably be requested by any persons who become record holders or beneficial owners of Broadcom Common Shares between the Election Record Date and the close of business on the Election Deadline.

Each election form will permit the holder to specify the number of such holder’s Broadcom Common Shares with respect to which such holder makes an election to receive (i) cash, (ii) Holdco Ordinary Shares or (iii) Restricted Exchangeable Units, each as described below. Any Broadcom Common Shares with respect to which the Exchange Agent has not received a properly completed and signed election form on or before the Election Deadline will be deemed to be Cash Electing Shares, and the holders of such shares will receive $54.50 in cash per share, subject to proration, as described below.

Cash Electing Shares and Stock Electing Shares (but not Unit Electing Shares) are subject to proration as described below, which causes the aggregate amount of cash paid and the aggregate number of Holdco Ordinary Shares and Restricted Exchangeable Units issued to the holders of Broadcom Common Shares, as a whole, to equal as nearly as practicable the total amount of cash and number of Holdco Ordinary Shares that would have been paid and issued if 50% of the Broadcom Common Shares were Stock Electing Shares and 50% of the Broadcom Common Shares were Cash Electing Shares.

Any record holder of Broadcom Common Shares who has delivered a duly completed election form to the Exchange Agent may, at any time prior to the Election Deadline, change such holder’s election by submitting a properly completed, signed and revised election form to the Exchange Agent prior to the Election Deadline. After an election has been properly made by a Broadcom shareholder, such shareholder must revoke the election prior to any subsequent transfer of the Broadcom Common Shares as to which such election related, and any subsequent transfer of Broadcom Common Shares as to which such election related prior to such revocation will automatically revoke such election. Subject to the terms of the Merger Agreement and the election form, the Exchange Agent may in its reasonable discretion determine whether any election has been properly or timely made or disregard immaterial defects in the letters of transmittal and election forms, and any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. None of Avago, Broadcom or the Exchange Agent will be under any obligation to notify any person of any defect in an election form.

Types of Broadcom Shareholder Elections

Neither Avago nor Broadcom is making any recommendation as to any election a Broadcom shareholder should make. If you are a Broadcom shareholder, you must make your own decision with respect to any such elections and may wish to seek the advice of your own attorneys, accountants, financial advisor or tax advisor.

The mix of consideration payable to Broadcom shareholders who make an election that is subject to the proration procedure described below will not be known until Holdco tallies the results of the elections made by

Broadcom shareholders, which will not occur until shortly prior to the closing of the Transactions. See “Risk Factors—Risk Factors Relating to the Transactions—Broadcom shareholders may receive a portion of their consideration in a different form from what they elect.”

All Broadcom shareholders will be treated identically in connection with the Broadcom Merger, and holders of shares of Class A and Class B common stock of Broadcom are entitled to elect to receive the same types and amounts of consideration per share.

Cash Electing Shares. At the effective time of the Broadcom Merger, holders of Cash Electing Shares will receive $54.50 in cash with respect to each such share, subject to proration as described below.

Stock Electing Shares. At the effective time of the Broadcom Merger, holders of Stock Electing Shares will receive the following Broadcom Merger Consideration:

•	if the number of Unit Electing Shares is 50% or more than the number of outstanding Broadcom Common Shares outstanding immediately prior to the effective time of the Broadcom Merger, then holders of Stock Electing Shares will receive $54.50 in cash with respect to each such share;

•	if the number of Stock Electing Shares plus the number of Unit Electing Shares is 50% or less than the number of Broadcom Common Shares outstanding immediately prior to the effective time of the Broadcom Merger, then holders of Stock Electing Shares will receive 0.4378 freely-tradeable Holdco Ordinary Shares with respect to each such share; or

•	if the number of Unit Electing Shares is less than 50% of the number of Broadcom Common Shares outstanding immediately prior to the effective time of the Broadcom Merger, but the number of Stock Electing Shares plus the number of Unit Electing Shares is greater than 50% of the number of Broadcom Common Shares outstanding immediately prior to the effective time of the Broadcom Merger, then holders of Stock Electing Shares will receive a prorated amount of cash and Holdco Ordinary Shares with respect to each such share, determined in accordance with the proration procedures described below.

Unit Electing Shares. The Merger Agreement provides that holders of Unit Electing Shares will receive the following Broadcom Merger Consideration:

•	if fewer than 15,000,000 Broadcom Common Shares are Unit Electing Shares, then all Unit Electing Shares will be deemed Stock Electing Shares and holders thereof will receive the same consideration with respect to each such share as Stock Electing Shares as described above; or

•	if 15,000,000 or more Broadcom Common Shares are Unit Electing Shares, then holders of Unit Electing Shares will receive 0.4378 Restricted Exchangeable Units with respect to each such share.

Holders of Unit Electing Shares will not be subject to proration with respect to such Unit Electing Shares.

Each holder of Unit Electing Shares will also be required in its election form to (i) represent that such holder is not a party to and does not otherwise participate, directly or indirectly, in any short sale, forward contract to sell, option or forward contract to purchase, swap or other hedging, synthetic, “put” equivalent or similar derivative instrument or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Restricted Exchangeable Units or any Holdco Ordinary Shares, whether settled in cash or securities, and (ii) acknowledge that such holder will, upon accepting Restricted Exchangeable Units, be deemed, by virtue of acceptance of such Restricted Exchangeable Units and without any further action on such holder’s part, to have executed the Partnership Agreement and agreed to the rights, privileges, restrictions and conditions of the Restricted Exchangeable Units, including as set forth in the Voting Trust Agreement, and to comply with the terms and restrictions of the Partnership Agreement. See “Post-Transactions Organizational Structure—Description of Restricted Exchangeable Units.”

Shares As to Which No Valid Election is Made. At the effective time of the Broadcom Merger, Broadcom Common Shares as to which no valid election is made will be deemed Cash Electing Shares and will each receive, subject to proration as described below, $54.50 in cash with respect to each such share.

Avago and Broadcom have been informed that the IRS Ruling (as defined in the Merger Agreement) will not be issued and therefore no Holdco Restricted Ordinary Shares (as defined in the Merger Agreement) will be allotted and issued as part of the Broadcom Merger Consideration.

For purposes of this joint proxy statement/prospectus, Holdco and Holdco LP have assumed that the Restricted Exchangeable Units to be issued as Broadcom Merger Consideration will represent less than 50% of the aggregate number of Holdco Ordinary Shares issued and Restricted Exchangeable Units outstanding after the Transactions. If 50% or more of Broadcom Common Shares are Unit Electing Shares, Cash Electing Shares and Stock Electing Shares will receive all cash with respect to such shares.

Proration Procedures

Depending on the final results of the Broadcom shareholder elections, which will not be known until Holdco tallies the results of the elections made by Broadcom shareholders, which is not expected to occur until shortly prior to the closing of the Transactions, the mix of consideration paid to Broadcom shareholders may be adjusted as described below. The mix of consideration will also depend on the number of Dissenting Shares, which will be treated as Cash Electing Shares solely for purposes of determining proration, as described below.

Cash Electing Shares. Proration applied to Cash Electing Shares will depend on the Cash Electing Share Number relative to the number of Broadcom Common Shares outstanding immediately before the effective time of the Broadcom Merger.

For Cash Electing Shares, if the Cash Electing Share Number is greater than 50% of the total number of Broadcom Common Shares outstanding immediately before the effective time of the Broadcom Merger, then shareholders will receive with respect to each such share:

•	an amount of cash (without interest) equal to the product of (i) $54.50 multiplied by (ii) a fraction, the numerator of which is 50% of the total number of Broadcom Common Shares outstanding immediately before the effective time of the Broadcom Merger and the denominator of which is the Cash Electing Share Number (such fraction, the “Cash Proration Fraction”); and

•	a number of Holdco Ordinary Shares equal to the product of (i) 0.4378 multiplied by (ii) one minus the Cash Proration Fraction.

If the Cash Electing Share Number is less than or equal to 50% of the total outstanding Broadcom Common Shares immediately before the effective time of the Broadcom Merger, then the Cash Proration Fraction is one, resulting in holders of Cash Electing Shares receiving $54.50 in cash (without interest) and no Holdco Ordinary Shares with respect to each such share.

Stock Electing Shares. Proration applied to Stock Electing Shares will depend on the total number of Stock Electing Shares and Unit Electing Shares (such total, the “Equity Electing Share Number”) relative to the number of Broadcom Common Shares outstanding immediately before the effective time of the Broadcom Merger.

For Stock Electing Shares, if the number of Unit Electing Shares is less than 50% of the total number of Broadcom Common Shares outstanding immediately before the effective time of the Broadcom Merger, but the Equity Electing Share Number is greater than 50% of the total number of Broadcom Common Shares outstanding immediately before the effective time of the Broadcom Merger, then shareholders will receive with respect to each such share:

•	a number of Holdco Ordinary Shares equal to the product of (i) 0.4378 multiplied by (ii) a fraction, the numerator of which is 50% of the total number of Broadcom Common Shares outstanding immediately before the effective time of the Broadcom Merger less the number of Unit Electing Shares and the denominator of which is total number of Stock Electing Shares (such fraction, the “Stock Proration Fraction”); and

•	an amount of cash (without interest) equal to the product of (i) $54.50 multiplied by (ii) one minus the Stock Proration Fraction.

If the total number of Unit Electing Shares is greater than or equal to 50% of the total number of Broadcom Common Shares outstanding immediately before the effective time of the Broadcom Merger, then the Stock Proration Fraction is zero, resulting in holders of Stock Electing Shares receiving $54.50 in cash (without interest) and no Holdco Ordinary Shares with respect to each such share.

If the total number of Equity Electing Shares is 50% or less of the total number of Broadcom Common Shares outstanding immediately before the effective time of the Broadcom Merger, then the Stock Proration Fraction is one, resulting in holders of Stock Electing Shares receiving 0.4378 Holdco Ordinary Shares and no cash with respect to each such share.

Set forth below are illustrative examples of how the proration mechanism will work in the event there is an oversubscription of the Cash Electing Shares or Equity Electing Shares.

Example 1: Assume that overall, 25% of the Broadcom Common Shares are Unit Electing Shares, 50% are Stock Electing Shares and 25% are a combination of Cash Electing Shares and Dissenting Shares. Further assume that you own 1,000 Broadcom Common Shares as of the effective time of the Broadcom Merger. Based on the proration provisions of the Merger Agreement, you would receive the Broadcom Merger Consideration as set forth in the chart below depending on the election you make:

Election Made:	Broadcom Merger Consideration Received:
100% cash	You will receive $54.50 cash per Broadcom Common Share, not subject to proration, or $54,500.00 cash.

100% Restricted Exchangeable Units	You will receive 0.4378 Restricted Exchangeable Units per Broadcom Common Share (plus cash for fractional Restricted Exchangeable Units), not subject to proration, or 437 Restricted Exchangeable Units (plus cash for 0.8 fractional units).

100% Holdco Ordinary Shares	You will receive $27.25 cash and 0.2189 Holdco Ordinary Shares per Broadcom Common Share (plus cash for fractional shares), or $27,250.00 cash plus 218 Holdco Ordinary Shares (plus cash for 0.9 fractional shares).

50% cash and 50% Holdco Ordinary Shares	You will receive $54.50 cash per Cash Electing Share, and $27.25 cash and 0.2189 Holdco Ordinary Shares per Stock Electing Share (plus cash for fractional shares), or $40,875.00 cash and 109 Holdco Ordinary Shares (plus cash for 0.45 fractional shares).

Example 2: Assume that overall, 10% of the Broadcom Common Shares are Unit Electing Shares, 15% are Stock Electing Shares and 75% are a combination of Cash Electing Shares and Dissenting Shares. Further assume you own 1,000 Broadcom Common Shares as of the effective time of the Broadcom Merger. Based on the proration provisions of the Merger Agreement, you would receive the Broadcom Merger Consideration as set forth in the chart below depending on the election you make:

Election Made:	Broadcom Merger Consideration received:
100% cash	You will receive $36.33 cash and 0.1459 Holdco Ordinary Shares per Broadcom Common Share (plus cash for fractional shares), or $36,333.33 cash and 145 Holdco Ordinary Shares (plus cash for 0.93 fractional shares).

100% Restricted Exchangeable Units	You will receive 0.4378 Restricted Exchangeable Units per Broadcom Common Share (plus cash for fractional Restricted Exchangeable Units), not subject to proration, or 437 Restricted Exchangeable Units (plus cash for 0.8 fractional units).

100% Holdco Ordinary Shares	You will receive 0.4378 Holdco Ordinary Shares per Broadcom Common Share (plus cash for fractional shares), not subject to proration, or 437 Holdco Ordinary Shares (plus cash for 0.8 fractional shares).

50% cash and 50% Holdco Ordinary Shares	You will receive $36.33 cash and 0.1459 Holdco Ordinary Shares per Cash Electing Share, and 0.4378 Holdco Ordinary Shares per Stock Electing Share (plus cash for fractional shares), or $18,166.67 cash and 291 Holdco Ordinary Shares (plus cash for 0.87 fractional shares).

The greater the oversubscription of Equity Electing Shares, the fewer Holdco Ordinary Shares and more cash a Stock Electing Share will receive. Similarly, the greater the oversubscription of Cash Electing Shares, the less cash and more Holdco Ordinary Shares a Cash Electing Share will receive.

IN NO EVENT WILL THE HOLDER OF STOCK ELECTING SHARES OR CASH ELECTING SHARES RECEIVE RESTRICTED EXCHANGEABLE UNITS WITH RESPECT TO SUCH SHARES.

Financing of the Transactions

Overview

Avago anticipates that the total funds needed to complete the Transactions would be $24.7 billion, including the funds needed to:

•	pay Broadcom shareholders (and holders of its other equity-based interests) the cash amounts due to them under the Merger Agreement and pay expenses related to the Transactions, which would be approximately $18 billion based upon the number of Broadcom Common Shares and its other equity-based interests outstanding as of September 4, 2015; and

•	refinance substantially all of the indebtedness of Avago and Broadcom at the closing of the Transactions, which, as of August 2, 2015, was approximately $5.6 billion.

Avago intends to fund this through a combination of (i) the cash on hand of both Avago and Broadcom and (ii) debt financing. Pursuant to the Debt Commitment Letter described below, certain subsidiaries of Intermediate Holdco, which shall be the borrowers under the Facilities (as defined below) (collectively, the “Borrowers”) have committed financing for, as of the date of this joint proxy statement/prospectus, up to $18.5 billion under the Term Facilities (as defined below). In addition, pursuant to the Debt Commitment Letter, the Borrowers have commitments equal to $500 million under the Revolving Facility (as defined below), which, along with the Term Facilities, may replace the existing credit facilities of Avago and Broadcom in whole or in part. As of the date of this joint proxy statement/prospectus, neither Intermediate Holdco nor any of the Borrowers have entered into any definitive financing documentation for the Facilities, and, as a result, the actual terms of the Debt Financing

(as defined below) may differ from those described herein. Avago may also access other financing sources, such as senior notes or convertible notes, or use cash on hand, as an alternative to or to supplement the above sources. Avago currently expects the ultimate debt financing for the Transactions to be obtained through debt facilities placed in the public markets.

The Debt Financing

Term Facilities and Revolving Facility. In connection with the Merger Agreement, Intermediate Holdco, an indirect subsidiary of Holdco, entered into the Debt Commitment Letter with the lead arrangers and the joint bookrunners identified therein (together, as they may be amended, modified or replaced, the “Initial Lenders”) to provide commitments for (i) an aggregate amount of $4.25 billion under a senior secured term loan A facility (the “Term A Facility”), (ii) an aggregate amount of $11.25 billion under a senior secured term loan B facility (the “Term B-1 Facility”), (iii) an aggregate amount up to $3 billion under a senior secured term loan B facility (the “Term B-2 Facility” and, together with the Term A Facility and the Term B-1 Facility, the “Term Facilities”) and (iv) an aggregate amount of $500 million under a senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Facilities, the “Facilities”).

Subject to the terms and conditions of the Debt Commitment Letter, the Initial Lenders have committed to provide the full amount of the Term Facilities and the full amount of the Revolving Facility (the “Debt Financing”). The proceeds of the Term Facilities will be used, together with cash on hand of Avago and Broadcom and/or other available financing resources, (i) to finance the cash portion of the purchase price payable pursuant to the terms of the Merger Agreement, (ii) to refinance certain existing indebtedness of Avago and Broadcom and (iii) to pay certain transaction costs.

The Initial Lenders’ commitments under the Debt Commitment Letter are conditioned on the consummation of the Transactions prior to or substantially simultaneously with the initial borrowings under the Facilities, in all material respects in accordance with the terms of the Merger Agreement and on other conditions typical for facilities of this kind, as well as the execution and delivery of the definitive financing documentation for the Facilities by Intermediate Holdco and certain of its subsidiaries.

Amortization and Maturity. Subject to the terms and conditions of the Debt Commitment Letter, the Term A Facility will amortize in equal quarterly installments in aggregate annual amounts equal to (i) 5% of the original principal amount of the Term A Facility for the first twelve quarters, (ii) 10% of the original principal amount of the Term A Facility for the succeeding four quarters and (iii) 75% of the original principal amount of the Term A Facility thereafter, with the balance payable on the date that is five years after the initial funding under the Facilities (the “Debt Financing Closing Date”). The Term B-1 Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Term B-1 Facility, with the balance payable on the date that is seven years after the Debt Financing Closing Date. The Term B-2 Facility will have no amortization payments, with the balance payable on the date that is twelve months after the Debt Financing Closing Date. The Revolving Facility will mature on the date that is five years after the Debt Financing Closing Date.

Prepayments and Redemptions. Except in certain circumstances, voluntary reductions of the unutilized portion of the Term Facilities and the Revolving Facility and prepayments of borrowings under the Facilities will be permitted at any time, in minimum principal amounts, without premium or penalty. However, in the event of:

•	any voluntary prepayment or refinancing (other than a refinancing of the Term B-1 Facility in connection with any transaction that would, if consummated, constitute a change of control, initial public offering or Transformative Acquisition (as defined below)) of the Term B-1 Facility with other broadly syndicated term loans under credit facilities with a lower Effective Yield (as defined below) than the Effective Yield of the Term B-1 Facility; or

•	any amendment (other than an amendment of the Term B-1 Facility in connection with any transaction that would, if consummated, constitute a change of control, initial public offering or Transformative Acquisition) that reduces the Effective Yield of the Term B-1 Facility;

in either case, that occurs prior to the date that is six months after the Debt Financing Closing Date and the primary purpose of which is to lower the Effective Yield on the Term B-1 Facility, shall be subject to a prepayment premium of 1% of the principal amount of the Term B-1 Facility so prepaid, refinanced or amended. “Transformative Acquisition” is defined as any acquisition by the Borrowers or certain of their subsidiaries that are not permitted by the terms of the definitive financing documents for the Facilities. “Effective Yield” is defined as, as of any date of determination, the sum of (i) the higher of (A) the applicable LIBOR rate for eurodollar deposits for a period equal to the applicable interest period, adjusted for statutory reserve requirements for eurocurrency liabilities (the “Adjusted LIBOR”) on such date for a deposit in dollars with a maturity of one month and (B) the Adjusted LIBOR floor, if any, with respect thereto as of such date, (ii) the interest rate margins as of such date, (with such interest rate margin and interest spreads to be determined by reference to the Adjusted LIBOR rate) and (iii) the amount of any original issue discount and upfront fees thereon (converted to yield assuming a four-year average life and without any present value discount), but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans.

Subject to certain exceptions and thresholds, the Term Facilities will be required to be prepaid with proceeds relating to (i) excess cash flow, (ii) non-ordinary course asset sales or other dispositions and (iii) the issuance of certain debt obligations.

Subject to the terms and conditions of the Debt Commitment Letter, the Revolving Facility may be borrowed, repaid and reborrowed until a date that is five years after the Debt Financing Closing Date.

Guarantee and Security. The Facilities will be senior secured obligations of Intermediate Holdco and certain of its subsidiaries.

Covenants and Events of Default. The Facilities will contain a number of negative covenants (to be applicable to Intermediate Holdco and its restricted subsidiaries) that, subject to certain exceptions, include limitations on (among other things):

•	indebtedness;

•	liens;

•	dividends and share repurchases;

•	negative pledge clauses;

•	investments and acquisitions;

•	fundamental changes;

•	prepayment or redemption of junior indebtedness;

•	sales of assets (including subsidiary stock); and

•	transactions with affiliates.

The Term A Facility will also contain a first lien leverage ratio financial covenant; and the Revolving Facility will also contain a springing first lien leverage ratio test as of the end of any fiscal quarter if certain usage of the Revolving Facility on such date exceeds a designated threshold. The Facilities will also contain certain customary events of default, including those relating to non-payment, breach of covenants, cross-default and bankruptcy.

Litigation Relating to the Transactions

Since the announcement of the Transactions, eleven putative class action complaints have been filed by and purportedly on behalf of alleged Broadcom shareholders. Two putative class action complaints were filed in the United States District Court for the Central District of California, captioned: Wytas, et al. v. McGregor, et al., Case No. 8:15-cv-00979, filed on June 18, 2015; and Yassian, et al. v. McGregor, et al., Case No. 8:15-cv-01303, filed on August 15, 2015 (the “Federal Actions”). On September 2, 2015, plaintiffs in the Wytas, et al. v. McGregor, et al. matter filed an amended complaint adding claims under the federal securities laws. One putative class action complaint was filed in the Superior Court of the State of California, County of Santa Clara, captioned Jew v. Broadcom Corp., et al., Case No. 1-15-CV-281353, filed June 2, 2015. Eight putative class action complaints were filed in the Superior Court of the State of California, County of Orange, captioned: Xu v. Broadcom Corp., et al., Case No. 30-2015-00790689-CU-SL-CXC, filed June 1, 2015; Freed v. Broadcom Corp., et al., Case No. 30-2015-00790699-CU-SL-CXC, filed June 1, 2015; N.J. Building Laborers Statewide Pension Fund v. Samueli, et al., Case No. 30-15-00791484-CU-SL-CXC, filed June 4, 2015; Yiu v. Broadcom Corp., et al., Case No. 30-2015-00791490-CU-SL-CXC, filed June 4, 2015; Yiu, et al. v. Broadcom Corp., et al., Case No. 30-2015-00791762-CU-BT-CXC, filed June 5, 2015; Yassian, et al. v. McGregor, et al., Case No. 30-2015-00793360-CU-SL-CXC, filed June 15, 2015; Seafarers’ Pension Plan v. Samueli, et al., Case No. 30-2015-00794492-CU-SL-CXC, filed on June 19, 2015; and Engel v. Broadcom Corp., et al., Case No. 30-2015-00797343-CU-SL-CXC, filed on July 2, 2015 (together with Jew v. Broadcom Corp., et al., the “State Actions”). The complaints name as defendants, among other parties, Broadcom, members of Broadcom’s Board of Directors and Avago, and they allege breaches of fiduciary duties and aiding and abetting of those alleged breaches. The complaints seek, among other things, injunctive relief to prevent the Transactions from closing. Additionally, the Federal Actions allege violations of Sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14-a9.

On August 14, 2015, the Superior Court of the State of California, County of Orange issued an order coordinating and consolidating the State Actions, captioned Broadcom Shareholder Cases, JCCP 4834. On September 4, 2015, Broadcom, members of Broadcom’s Board of Directors and Avago filed a motion to stay the State Actions. Avago and Broadcom believe the complaints are entirely without merit and intend to vigorously defend these actions.

Material U.S. Federal Income Tax Considerations

In General

The following discussion is a summary of (i) the material U.S. federal income tax consequences of the Avago Scheme to U.S. Holders (as defined below) of Avago Ordinary Shares, (ii) the material U.S. federal income tax consequences of the Broadcom Merger to U.S. Holders of Broadcom Common Shares, (iii) the material U.S. federal income tax considerations to U.S. Holders of owning and disposing of Holdco Ordinary Shares received in the Transactions, (iv) the material U.S. federal income tax considerations to U.S. Holders of owning and disposing of Restricted Exchangeable Units received in the Unit Merger, (v) the material U.S. federal income tax consequences of the Broadcom Merger for Non-U.S. Holders (as defined below) of Broadcom Common Shares and (vi) the material U.S. federal income tax considerations for Non-U.S. Holders of owning and disposing of Holdco LP Restricted Exchangeable Units received in the Unit Merger. The discussion is based on and subject to the Code, the U.S. Treasury Regulations promulgated thereunder, administrative guidance and court decisions, in each case, as of the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion assumes that Avago shareholders hold their Avago Ordinary Shares, Broadcom shareholders hold their Broadcom Common Shares, and both Avago shareholders and Broadcom shareholders will hold their Holdco Ordinary Shares or Restricted Exchangeable Units (as applicable), as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion also assumes that Holdco will not be treated as a U.S. corporation under Section 7874 of the Code. The discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Avago

Ordinary Shares, Broadcom Common Shares, Holdco Ordinary Shares or Restricted Exchangeable Units in light of their personal circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income, or to any holders subject to special treatment under the Code, such as:

•	banks, thrifts, mutual funds and other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	brokers or dealers in securities;

•	tax-exempt organizations or governmental organizations;

•	insurance companies;

•	dealers or brokers in securities or foreign currency;

•	individual retirement and other deferred accounts;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	“passive foreign investment companies” or “controlled foreign corporations”, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•	U.S. Holders who own or are deemed to own 10% or more of Holdco’s or Avago’s voting stock;

•	persons who hold their shares as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction;

•	persons who purchase or sell their shares as part of a wash sale for tax purposes;

•	“S corporations”, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, or other pass-through entities (and investors therein); and

•	persons who received their shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

No rulings are intended to be sought by Holdco, Avago or Broadcom from the IRS with respect to the Transactions and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described herein. The discussion does not address any non-income tax considerations or any foreign, state or local tax consequences. For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Avago Ordinary Shares or Broadcom Common Shares or, after the completion of the Transactions, Holdco Ordinary Shares or Restricted Exchangeable Units, that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Broadcom Common Shares or, after the completion of the Transactions, Restricted Exchangeable Units who is an individual, corporation, estate or trust, in each case, that is not a U.S. Holder.

If a partnership, including for this purpose any arrangement or entity that is treated as a partnership for U.S. federal income tax purposes, holds Avago Ordinary Shares or Broadcom Common Shares or, after the completion of the Transactions, Holdco Ordinary Shares or Restricted Exchangeable Units, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership for U.S. federal income tax purposes and the partners in such partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the Transactions and the ownership and disposition of the Holdco Ordinary Shares and Restricted Exchangeable Units.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF AVAGO ORDINARY SHARES OR BROADCOM COMMON SHARES OR, AFTER THE COMPLETION OF THE TRANSACTIONS, HOLDCO ORDINARY SHARES OR RESTRICTED EXCHANGEABLE UNITS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS AND THE OWNERSHIP AND DISPOSITION OF HOLDCO ORDINARY SHARES AND RESTRICTED EXCHANGEABLE UNITS TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF SUCH MATTERS ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Material U.S. Federal Income Tax Consequences of the Avago Scheme to U.S. Holders of Avago Ordinary Shares

The following discussion regarding the U.S. federal income tax consequences of the Avago Scheme assumes that the Transactions will be consummated as described in the Merger Agreement and this joint proxy statement/prospectus. For U.S. federal income tax purposes, the Avago Scheme, taken together with the Cash/Stock Merger, should qualify as a transaction described in Section 351 of the Code and, taken alone, should qualify as a reorganization within the meaning of Section 368(a) of the Code and Avago expects to receive an opinion of Latham at the time of closing substantially to such effect. However, there is some uncertainty regarding whether the Avago Scheme will qualify for such treatment because there is no authority directly addressing a transaction involving the same facts as the Transactions. The opinion to be rendered by Latham described above will be based on certain facts, representations, covenants and assumptions, including representations of Avago, and will assume that the parties will comply with certain reporting obligations of the Code. If any of these representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax treatment of the Avago Scheme could be adversely affected. The opinion to be rendered by Latham is not binding on the IRS or any court. In addition, neither the obligation of Avago nor the obligation of Broadcom to complete the Transactions is conditioned upon the receipt of an opinion from counsel confirming that the Avago Scheme will so qualify. Moreover, neither Holdco nor Avago (or any of their affiliates) intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Avago Scheme. Consequently, no assurance can be given that the IRS will not challenge the qualification of the Avago Scheme, taken together with the Cash/Stock Merger, as a transaction described in Section 351 of the Code or, taken alone, as a reorganization within the meaning of Section 368(a) of the Code or that a court would not sustain such challenge. The following discussion assumes that Avago was not a passive foreign investment company, as described below under “—Passive Foreign Investment Company Status.”

Receipt of Holdco Ordinary Shares in a Section 351 Exchange or a Section 368(a) Reorganization

Assuming that the receipt of Holdco Ordinary Shares in exchange for Avago Ordinary Shares pursuant to the Avago Scheme, taken together with the Cash/Stock Merger, qualifies as a transaction described in Section 351 of the Code and/or, taken alone, qualifies as a reorganization within the meaning of Section 368(a) of the Code, except as described in the next paragraph with respect to a U.S. Holder of Avago Ordinary Shares that owns, directly or by attribution, 5% or more of the Holdco Ordinary Shares immediately after the consummation of the Avago Scheme (a “5% U.S. Holder”), a U.S. Holder that receives Holdco Ordinary Shares pursuant to the Avago Scheme will not recognize any gain or loss with respect to the receipt of such Holdco Ordinary Shares. Such U.S. Holder will have an adjusted tax basis in the Holdco Ordinary Shares received in the Avago Scheme equal to the adjusted tax basis of the Avago Ordinary Shares surrendered by that holder in the Avago Scheme. The holding period for Holdco Ordinary Shares received in the Avago Scheme will include the holding period for the Avago Ordinary Shares surrendered therefor.

A 5% U.S. Holder that receives Holdco Ordinary Shares pursuant to the Avago Scheme will generally qualify for the treatment described above only if the 5% U.S. Holder timely files a “gain recognition agreement”, as defined in applicable U.S. Treasury Regulations promulgated under Section 367(a) of the Code, with the IRS. A 5% U.S. Holder who fails to file a gain recognition agreement with the IRS will not qualify for the treatment described above, and instead will recognize gain (but not loss) in the Avago Scheme in the amount, if any, by which the value of the Holdco Ordinary Shares received by the 5% U.S. Holder exceeds such holder’s adjusted tax basis in its Avago Ordinary Shares exchanged therefor. Any gain so recognized would generally be treated as capital gain. Capital gains of non-corporate 5% U.S. Holders (including individuals) may be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if the U.S. Holder has held its Avago Ordinary Shares for more than one year as of the closing date of the Avago Scheme. Each such 5% U.S. Holder should consult its own tax advisor concerning the decision to file a gain recognition agreement, the procedures to be followed in connection with that filing, and other applicable considerations.

U.S. Holders should consult their own tax advisors about reporting requirements and information statements that could be applicable to the Avago Scheme and any potential penalties associated with a failure to satisfy such requirements.

Receipt of Holdco Ordinary Shares in a Taxable Exchange

In the event that the receipt of the Holdco Ordinary Shares in exchange for the Avago Ordinary Shares pursuant to the Avago Scheme is a taxable transaction for U.S. federal income tax purposes, a U.S. Holder will recognize gain or loss equal to the difference between (i) the sum of the fair market value as of the closing date of the Avago Scheme of the Holdco Ordinary Shares received by such U.S. Holder pursuant to the Avago Scheme and (ii) the U.S. Holder’s adjusted tax basis in the Avago Ordinary Shares surrendered in the Avago Scheme. A U.S. Holder’s adjusted basis in its Avago Ordinary Shares generally will equal such holder’s purchase price for such Avago Ordinary Shares, as adjusted to take into account stock dividends, stock splits or similar transactions.

A U.S. Holder’s gain or loss on the receipt of Holdco Ordinary Shares generally will be a capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) may be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if the U.S. Holder has held its Avago Ordinary Shares for more than one year as of the closing date of the Avago Scheme. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss. If a U.S. holder acquired different blocks of Avago Ordinary Shares at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of Avago Ordinary Shares.

Passive Foreign Investment Company Status

Avago believes that it was not a passive foreign investment company (generally, a foreign corporation that has a specified percentage of “passive” income or assets, after the application of certain “look-through” rules) for U.S. federal income tax purposes for its 2014 taxable year or any prior taxable year and does not expect to be a passive foreign investment company for its 2015 taxable year. If Avago was a passive foreign investment company for any taxable year during which a U.S. Holder held Avago Ordinary Shares, certain adverse tax consequences could apply to such U.S. Holder as a result of the Avago Scheme. You should consult your tax advisor with respect to the U.S. federal income tax consequences of the Avago Scheme if you believe that Avago was a passive foreign investment company for any taxable year during which you held Avago Ordinary Shares.

Material U.S. Federal Income Tax Consequences of the Broadcom Merger to U.S. Holders of Broadcom Common Shares

The following discussion regarding the U.S. federal income tax consequences of the Cash/Stock Merger and Unit Merger assumes that the Transactions will be consummated as described in the Merger Agreement and this joint proxy statement/prospectus. For U.S. federal income tax purposes, (i) subject to the discussion below in “—Application of Section 367(a)(1),” the receipt of Holdco Ordinary Shares for Broadcom Common Shares pursuant to the Cash/Stock Merger, together with the Avago Scheme, should qualify as a tax-free “exchange” within the meaning of Section 351 of the Code; and (ii) the receipt of Restricted Exchangeable Units pursuant to the Unit Merger for Broadcom Common Shares should qualify as a tax-free “exchange” within the meaning of Section 721 of the Code.

Treatment of the Cash/Stock Merger for U.S. Holders

With regard to the Cash/Stock Merger, it is anticipated that the Cash/Stock Merger will generally be treated as an exchange by holders of Broadcom Common Shares of such Broadcom Common Shares for Holdco Ordinary Shares and cash. To the extent that such cash is provided by Broadcom, however, the Cash/Stock Merger may be treated in part as a redemption of Broadcom Common Shares by Broadcom for the cash provided by Broadcom. Subject to the discussion below in “—Application of Section 367(a)(1),” if the receipt of Holdco Ordinary Shares for Broadcom Common Shares qualifies as an exchange within the meaning of Section 351 of the Code, the Cash/Stock Merger should have the following U.S. federal income tax consequences to you:

•	If you exchange all of your Broadcom Common Shares solely for Holdco Ordinary Shares pursuant to the Cash/Stock Merger, you will not recognize any gain or loss with respect to your Broadcom Common Shares.

•	If you exchange all of your Broadcom Common Shares solely for cash pursuant to the Cash/Stock Merger, you generally will recognize capital gain or loss equal to the difference between the amount of cash received and your tax basis in your Broadcom Common Shares exchanged therefor. If, however, you hold or are treated as holding (as a result of the application of certain constructive ownership rules) Holdco Ordinary Shares after the Cash/Stock Merger, the amount of cash you receive that was provided by Broadcom might be treated as a dividend (see “—Broadcom Shareholders Receiving Cash”). Capital gain or loss generally will be long-term capital gain or loss if your holding period in the Broadcom Common Shares is more than one year on the date of completion of the Cash/Stock Merger. The deductibility of capital losses is subject to limitations.

•	If you exchange all of your Broadcom Common Shares for a combination of Holdco Ordinary Shares and cash pursuant to the Cash/Stock Merger, such exchange may be treated in part as an exchange and in part as a redemption of your Broadcom Common Shares by Broadcom, as discussed above. To the extent treated as an exchange, you generally will recognize capital gain (but not loss) equal to the lesser of (1) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the Holdco Ordinary Shares you receive in exchange for your Broadcom Common Shares over (b) your adjusted tax basis in your Broadcom Common Shares surrendered in such exchange; and (2) the amount of cash you receive in such exchange. To the extent treated as a redemption, you will generally recognize capital gain or loss equal to the difference between the amount of cash received in such redemption and your tax basis in the portion of your Broadcom Common Shares redeemed in such redemption, though as discussed below (see “—Broadcom Shareholders Receiving Cash”) the amount of cash you receive in the deemed redemption portion of the transaction might be treated as a dividend due to your constructive ownership of Holdco Ordinary Shares after the Cash/Stock Merger.

•	If you have differing bases or holding periods in respect of your Broadcom Common Shares, you must determine the bases and holding periods in the Holdco Ordinary Shares received in the Cash/Stock Merger separately for each identifiable block (that is, stock of the same class acquired at the same time for the same price) of Broadcom Common Shares you exchange. You should consult your tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular Holdco Ordinary Shares received in the Cash/Stock Merger.

•	The aggregate tax basis of any Holdco Ordinary Shares you receive in exchange for your Broadcom Common Shares in the Cash/Stock Merger will be the same as the aggregate tax basis of your Broadcom Common Shares, decreased by the amount of cash you receive in exchange therefor and increased by the amount of gain you recognize with respect to your Broadcom Common Shares (including any portion of the gain that is treated as a dividend as discussed below).

•	The holding period of any Holdco Ordinary Shares you receive in the Cash/Stock Merger generally will include the holding period of the Broadcom Common Shares you exchanged for such Holdco Ordinary Shares.

Broadcom expects to receive an opinion of Skadden at the time of closing substantially to the effect that the receipt of Holdco Ordinary Shares for Broadcom Common Shares should qualify as an exchange within the meaning of Section 351 of the Code. However, there is some uncertainty regarding whether the receipt of Holdco Ordinary Shares for Broadcom Common Shares will qualify for such treatment because there is no authority directly addressing a transaction involving the same facts as the Transactions.

The opinion to be rendered by Skadden described above will be based on certain facts, representations, covenants and assumptions, including representations of Avago and Broadcom, and will assume that the parties will comply with certain reporting obligations of the Code. If any of these representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax treatment of the Cash/Stock Merger could be adversely affected. The opinion to be rendered by Skadden is not binding on the IRS or any court and does not preclude the IRS or a court from reaching a contrary conclusion. Therefore, no assurance can be provided that the IRS will agree with the conclusions in such opinion. U.S. Holders are urged to consult their tax advisor as to the particular consequences to them of the exchange of Broadcom Common Shares for Holdco Ordinary Shares pursuant to the Cash/Stock Merger.

Application of Section 367(a)(1)

Section 367(a)(1) of the Code and the applicable Treasury Regulations thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise constitute a tax-free exchange, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. The IRS has declined to issue a ruling to the effect that the application of Section 367(a)(1) would not result in the recognition of gain to a holder of Broadcom Common Shares in the Cash/Stock Merger. While Avago, Holdco, and Broadcom generally expect such requirements to be met, one such requirement is that the value of Avago equal or exceed the value of Broadcom, as specifically determined for purposes of Section 367 of the Code, as of the closing date of the Cash/Stock Merger. Whether this requirement is met cannot be known until the closing date of the Cash/Stock Merger. In determining the value of Avago for these purposes, acquisitions by Avago made outside of the ordinary course of business during the 36 months preceding the Cash/Stock Merger will be disregarded unless such acquisitions either (i) consist of interests in certain foreign corporations or partnerships or (ii) do not consist of passive assets and are not undertaken with a principal purpose of satisfying such requirement. In addition, the IRS has announced an intention to issue regulations effective prior to the date of the Cash/Stock Merger whereby, for purposes of determining the value of Broadcom, certain distributions made by Broadcom during the 36 months preceding the Cash/Stock Merger will be added back to the value of Broadcom for purposes of this requirement. Under such regulations, distributions (including share repurchases) made by Broadcom over the 36 months preceding the

Cash/Stock Merger, as well as cash provided by Broadcom in the Cash/Stock Merger, would be added back to the value of Broadcom to the extent that amounts distributed during a given year exceed 110 percent of the average amounts distributed over the 3 preceding years.

If the application of Section 367(a)(1) results in recognition of gain to a holder of Broadcom Common Shares in the Cash/Stock Merger, a holder who receives solely Holdco Ordinary Shares would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the closing date of the Cash/Stock Merger of any Holdco Ordinary Shares received in the Cash/Stock Merger, over such holder’s tax basis in the Broadcom Common Shares surrendered in the Cash/Stock Merger. Any gain so recognized would generally be long-term capital gain if such holder has held the Broadcom Common Shares for more than one year at the time the Cash/Stock Merger is completed. If a holder exchanges all of its Broadcom Common Shares for a combination of Holdco Ordinary Shares and cash pursuant to the Cash/Stock Merger, such exchange may be treated in part as an exchange and in part as a redemption of Broadcom Common Shares by Broadcom, as discussed above. To the extent treated as an exchange, a holder generally will recognize capital gain (but not loss) in an amount equal to the excess, if any, of the amount of cash received in such exchange and the fair market value as of the closing date of the Cash/Stock Merger of any Holdco Ordinary Shares received in such exchange, over such holder’s tax basis in the Broadcom Common Shares surrendered in such exchange. To the extent treated as a redemption, a holder will generally recognize capital gain or loss equal to the difference between the amount of cash received in such redemption and such holder’s tax basis in the portion of Broadcom Common Shares deemed redeemed in such redemption, though as discussed below (see “—Broadcom Shareholders Receiving Cash”) the amount of cash a holder is treated as receiving in the deemed redemption portion of the transaction might be treated as a dividend due to such holder’s constructive ownership of Broadcom Common Shares after the transaction. Any gain so recognized would generally be long-term capital gain if such holder has held the Broadcom Common Shares for more than one year at the time the Cash/Stock Merger is completed. If you do not expect that the value of Avago will equal or exceed the value of Broadcom, as specifically determined for purposes of Section 367 of the Code (as discussed above), as of the closing date of the Cash/Stock Merger, you should assume, for purposes of deciding how to vote, that the Cash/Stock Merger will be treated in such manner.

Broadcom Shareholders Receiving Cash

If, after the Transactions, you own, or are treated as owning under the constructive ownership rules of Section 318 of the Code, Holdco Ordinary Shares, it is possible that the portion of the cash received from Broadcom in the Cash/Stock Merger that is treated as received in a redemption by Broadcom of Broadcom Common Shares, as discussed above, will be treated as a dividend rather than as capital gain. The characterization of such portion of the cash received pursuant to the Cash/Stock Merger as a capital gain or as ordinary dividend income will depend on whether or not the receipt of such cash has the effect of a distribution of a dividend under Sections 302 of the Code. Gain recognized in the deemed redemption generally will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to you (that is, in general, if your deemed percentage share ownership in Holdco, including the shares you actually or constructively owned, as well as those you were deemed to own for purposes of the deemed redemption analysis, was reduced in the deemed redemption by at least twenty percent) or (2) “not essentially equivalent to a dividend,” which requires a “meaningful reduction” in your deemed share ownership of Holdco.

In applying the above tests, you will, under the constructive ownership rules, be deemed to own not only shares that you actually own, but also shares that are owned by certain related persons and entities or that you or such persons or entities have the right to acquire pursuant to an option. The IRS has ruled that a shareholder in a publicly held corporation whose relative common stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has any reduction in its percentage stock ownership under the above analysis. Thus, any shareholder in this situation generally should recognize capital gain. These rules are complex and dependent upon the specific factual circumstances particular to each holder. You should consult your tax advisor as to the application of these rules to your particular facts.

Treatment of the Unit Merger for U.S. Holders

With regard to the Unit Merger, holders of Broadcom Common Shares participating in the Unit Merger are expected to be viewed as exchanging such Broadcom Common Shares for (i) the Restricted Exchangeable Units received in the Unit Merger and (ii) the Voting Rights received in the Unit Merger, with the portion of the Broadcom Common Shares deemed exchanged for each being determined by reference to the relative fair market values of such Restricted Exchangeable Units and such Voting Rights. If the receipt of Restricted Exchangeable Units for Broadcom Common Shares qualifies as an exchange within the meaning of Section 721 of the Code, the Unit Merger should have the following U.S. federal income tax consequences to you:

•	No gain or loss should be recognized upon your receipt of Restricted Exchangeable Units pursuant to the Unit Merger.

•	Your adjusted tax basis in the Restricted Exchangeable Units received in the Unit Merger should equal the aggregate adjusted tax basis in the Broadcom Common Shares exchanged therefor, increased by your allocable share of any Holdco LP liabilities.

•	The holding period in Restricted Exchangeable Units received should include the holding period in the Broadcom Common Shares exchanged therefor.

The receipt of Voting Rights is expected to be treated as a taxable transaction in which you will generally recognize capital gain or loss equal to the difference between the fair market value of the Voting Rights you receive and your tax basis in the portion of your Broadcom Common Shares deemed exchanged therefor. Although neither Broadcom nor Holdco LP has undertaken a determination of the fair market value of the Voting Rights, it is anticipated that the fair market value of such Voting Rights is de minimis in comparison to the fair market value of the Restricted Exchangeable Units.

As described below in “—Broadcom Shareholders Receiving Restricted Exchangeable Units,” the U.S. federal income tax consequences of the Unit Merger to Broadcom shareholders receiving Restricted Exchangeable Units depends, in part, upon whether Holdco LP will generally be treated as a partnership, and not as a corporation, for U.S. federal income tax purposes and whether the Restricted Exchangeable Units received in the Unit Merger will be treated as an interest in Holdco LP, and not as stock of Holdco, for U.S. federal income tax purposes. Broadcom expects to receive an opinion of Skadden at the time of closing substantially to the effect that (i) Holdco LP should be treated as a partnership for U.S. federal income tax purposes, (ii) Restricted Exchangeable Units should be treated as an interest in Holdco LP, and (iii) the receipt of Restricted Exchangeable Units for Broadcom Common Shares should qualify as an exchange within the meaning of Section 721 of the Code in which neither gain nor loss is recognized. However, there is some uncertainty regarding whether the foregoing treatment would apply because there is no authority directly addressing a transaction involving the same facts as the Transactions.

The opinion to be rendered by Skadden described above will be based on certain facts, representations, covenants and assumptions, including representations of Avago and Broadcom, and will assume that the parties will comply with certain reporting obligations of the Code. If any of these representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax treatment of the Unit Merger could be adversely affected. The opinion to be rendered by Skadden is not binding on the IRS or any court and does not preclude the IRS or a court from reaching a contrary conclusion. Therefore, no assurance can be provided that the IRS will agree with the conclusions in such opinion. U.S. Holders are urged to consult their tax advisor as to the particular consequences to them of the exchange of Broadcom Common Shares for Restricted Exchangeable Units pursuant to the Unit Merger.

Broadcom Shareholders Receiving Restricted Exchangeable Units

The U.S. federal income tax consequences of the Unit Merger to Broadcom shareholders receiving Restricted Exchangeable Units depends, in part, upon whether Holdco LP will generally be treated as a partnership, and not as a corporation, for U.S. federal income tax purposes and whether the Restricted

Exchangeable Units received in the Unit Merger will be treated as an interest in Holdco LP, and not as stock of Holdco, for U.S. federal income tax purposes. Broadcom expects to receive an opinion of Skadden at the time of closing substantially to the effect that, among other items, (i) Holdco LP should generally be treated as a partnership for U.S. federal income tax purposes and (ii) Restricted Exchangeable Units should be treated as an interest in Holdco LP.

Such conclusions will be based, in part, on the facts that (i) the Restricted Exchangeable Units are subject to a Restricted Period of two years if holders elect to receive Restricted Exchangeable Units with respect to fifteen percent or more of Broadcom Common Shares (or one year if holders elect to receive Restricted Exchangeable Units with respect to less than fifteen percent of Broadcom Common Shares), during which time such Restricted Exchangeable Units will be non-transferable, non-hedgeable and non-exchangeable, (ii) requests for exchanges of Restricted Exchangeable Units may be settled in cash or in Holdco Ordinary Shares at the option of Holdco LP and (iii) a request for an exchange of Restricted Exchangeable Units for Holdco Ordinary Shares must be made through a duly executed exchange notice not more than ten days before such exchange. However, in light of the absence of any direct authority dealing with transactions similar to the Unit Merger and securities of a type similar to the Restricted Exchangeable Units, no assurance can be given that the IRS or courts will not disagree with the foregoing discussion regarding the Unit Merger and the status of Holdco LP and the Restricted Exchangeable Units. If the Restricted Exchangeable Units received are treated as Holdco Ordinary Shares, holders of Broadcom Common Shares receiving Restricted Exchangeable Units would generally be expected to be taxed the same way as holders of Broadcom Common Shares receiving Holdco Ordinary Shares, as described above.

For more information on the qualification of Holdco LP as a partnership for U.S. federal income tax purposes and not as a “publicly traded partnership” treated as a corporation within the meaning of Section 7704 of the Code, see discussion below in “—Material U.S. Federal Income Tax Considerations for U.S. Holders of Owning and Disposing of Holdco LP Restricted Exchangeable Units Received in the Unit Merger—Treatment of Holdco LP.”

Material U.S. Federal Income Tax Considerations to U.S. Holders of Owning and Disposing of Holdco Ordinary Shares Received in the Transactions

Taxation of Dividends and Other Distributions on Holdco Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the U.S. dollar amount of the gross amount of any distribution Holdco makes to you with respect to Holdco Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includible in your gross income, in the year actually or constructively received, as dividend income, but only to the extent that such distribution is paid out of Holdco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of the distribution exceeds Holdco’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess will be treated first as a tax-free return of your tax basis in the Holdco Ordinary Shares you hold, and then, to the extent such excess amount exceeds your tax basis in the Holdco Ordinary Shares, as capital gain. If Holdco does not calculate its earnings and profits under U.S. federal income tax principles, you should expect that any distribution Holdco makes to you will be reported as a dividend even if such distribution would otherwise be treated as a tax-free return of capital or as capital gain under the rules described above. Any dividends Holdco pays will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided that (i) Holdco Ordinary Shares are readily tradable on an established securities market in the United States, (ii) Holdco is neither a passive foreign investment company nor treated as such with respect to you (as discussed below under “—Passive Foreign Investment Company Status”) for its taxable year in which the dividend is paid and the preceding taxable year, and (iii) certain holding period requirements are met. Under IRS authority, stock is considered for the purpose of clause (i) above to be readily tradable on an established securities market in the United States if the stock is listed on NASDAQ, as Holdco Ordinary Shares will be. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for any dividends Holdco pays with respect to the Holdco Ordinary Shares.

For foreign tax credit purposes, the limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividends Holdco pays with respect to the Holdco Ordinary Shares will generally constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” Any dividends Holdco pays to you will generally constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The rules relating to the determination of the foreign tax credit are complex and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Taxation of Dispositions of Holdco Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a Holdco Ordinary Share equal to the difference between the amount realized (in U.S. dollars) for such Holdco Ordinary Share and your tax basis (in U.S. dollars) in such Holdco Ordinary Share. The gain or loss will generally be capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) may be eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if the U.S. Holder’s holding period for the Holdco Ordinary Share exceeds one year. The deductibility of capital losses is subject to limitations. Any gain or loss that you recognize on a disposition of Holdco Ordinary Shares will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. You should consult your tax advisors regarding the proper treatment of gain or loss in your particular circumstances.

Passive Foreign Investment Company Status

Based on the current and anticipated valuation of its assets, including goodwill and other unbooked intangibles, and composition of its income and assets, Holdco does not expect to be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for its 2015 taxable year or any future taxable year. However, the application of the PFIC rules is subject to ambiguity in several respects. In addition, Holdco’s actual PFIC status for the current taxable year or any future taxable year will not be determinable until after the close of each such year. Accordingly, Holdco cannot assure you that Holdco will not be a PFIC for its current taxable year or any future taxable year.

A non-U.S. corporation will be a PFIC for any taxable year if, applying certain look-through rules, either:

•	at least 75% of its gross income for such year is passive income; or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”).

Holdco must make a separate determination each taxable year as to whether it is a PFIC. As a result, Holdco’s PFIC status may change. In particular, because the value of Holdco’s assets for purposes of the asset test will generally be determined by reference to the market price of Holdco Ordinary Shares, fluctuations in the market price of Holdco Ordinary Shares may cause Holdco to become a PFIC. In addition, changes in the composition of Holdco’s income and assets may cause it to become a PFIC. If Holdco is a PFIC for any taxable year during which you hold Holdco Ordinary Shares, Holdco will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold Holdco Ordinary Shares, unless Holdco ceases to be a PFIC and you make a “deemed sale” election with respect to your Holdco Ordinary Shares. If such election is timely made, you will be deemed to have sold the Holdco Ordinary Shares you hold at their fair market value on the last day of the last taxable year for which Holdco was a PFIC and any gain from such deemed sale would be subject to the rules described in the following paragraph. In addition, a new holding period would be deemed to begin for the Holdco Ordinary Shares for purposes of the PFIC rules. After the deemed sale election, so long as Holdco does not become a PFIC in a subsequent taxable year, your Holdco Ordinary Shares with respect to which such election was made will not be treated as shares in a PFIC.

For each taxable year that Holdco is treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you recognize from a sale or other disposition (including a pledge) of the Holdco Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or recognized gain will be allocated ratably over your holding period for the Holdco Ordinary Shares;

•	the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which Holdco was a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year, and the interest charge generally applicable to under-payments of tax will be imposed on the resulting tax attributable to each such year.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. If you make a mark-to-market election for Holdco Ordinary Shares, you will include in gross income for each year that Holdco is a PFIC an amount equal to the excess, if any, of the fair market value of the Holdco Ordinary Shares you hold as of the close of your taxable year over your adjusted basis in such Holdco Ordinary Shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of Holdco Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the Holdco Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as any gain on the actual sale or other disposition of the Holdco Ordinary Shares, will be treated as ordinary income. If you make a valid mark-to-market election, any distributions that Holdco makes would generally be subject to the tax rules discussed above under “—Taxation of Dividends and Other Distributions on Holdco Ordinary Shares,” except that the lower tax rate applicable to qualified dividend income generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. Holdco Ordinary Shares will be listed on NASDAQ, which is a qualified exchange or other market for these purposes. Consequently, Holdco expects that, provided the Holdco Ordinary Shares are regularly traded and you are a holder of the Holdco Ordinary Shares, the mark-to-market election would be available to you if Holdco becomes a PFIC. You should consult your tax advisors as to the availability and desirability of a mark-to-market election.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the PFIC rules described above regarding excess distributions and recognized gains. A U.S. Holder that makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the Holdco’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if the PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury Regulations. Holdco currently does not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. If Holdco becomes a PFIC, you should consult your tax advisors regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding the application of the PFIC rules to your investment in Holdco Ordinary Shares and the elections discussed above or any other elections that may be available to you.

U.S. Information Reporting and Backup Withholding

Dividend payments with respect to Holdco Ordinary Shares and proceeds received on the disposition of Holdco Ordinary Shares will generally be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or that is otherwise exempt from backup withholding. U.S. Holders that are exempt from backup withholding should still complete IRS Form W-9 to avoid possible erroneous backup withholding. Certain individuals holding Holdco Ordinary Shares other than in an account at certain financial institutions may be subject to additional information reporting requirements. You should consult your tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Material U.S. Federal Income Tax Considerations for U.S. Holders of Owning and Disposing of Holdco LP Restricted Exchangeable Units Received in the Unit Merger

Treatment of Holdco LP

Holdco LP is organized as an exempted limited partnership under the laws of the Cayman Islands and should qualify as a partnership for U.S. federal income tax purposes and not as a “publicly traded partnership” (within the meaning of Section 7704(b) of the Code) subject to tax as a corporation for U.S. federal income tax purposes. Even if Holdco LP were to qualify as a publicly traded partnership, it would not be subject to tax as a corporation for U.S. federal income tax purposes, provided the qualifying income exception is met. Because of the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in circumstances, no assurance can be given that Holdco LP will qualify as a partnership and not as a publicly traded partnership subject to tax as a corporation for U.S. federal income tax purposes for any particular year.

Under Section 7704 of the Code, an entity that would otherwise be classified as a partnership is a publicly traded partnership that is subject to tax as a corporation for U.S. federal income tax purposes, unless certain exceptions apply, if (i) interests in the entity are traded on an established securities market or (ii) interests in the entity are readily tradable on a secondary market or the substantial equivalent thereof. Restricted Exchangeable Units will not be traded on an established securities market and are not expected to be readily tradable on a secondary market or the substantial equivalent thereof. As discussed above in “—Material U.S. Federal Income Tax Consequences of the Broadcom Merger to the U.S. Holders of Broadcom Common Shares—Treatment of the Unit Merger for U.S. Holders,” Restricted Exchangeable Units should be treated as an interest in Holdco LP and not as stock of Holdco for U.S. federal income tax purposes.

Even if Holdco LP were to be treated as a publicly traded partnership for U.S. federal income tax purposes, it would not be subject to tax as a corporation for U.S. federal income tax purposes, provided that Holdco LP satisfies, on a continuing basis and through actual operating results, the qualifying income exception. Under the qualifying income exception, a publicly traded corporation will be treated as a partnership, and not as a corporation, for U.S. federal income tax purposes if (i) ninety percent or more of its gross income during each taxable year consists of “qualifying income” within the meaning of Section 7704 of the Code and (ii) it is not required to register as an investment company under the Investment Company Act of 1940. Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. Holdco LP has agreed to undertake all necessary steps to preserve its status as a partnership for U.S. federal income tax purposes and will not undertake any activity or make any investment or fail to take any action that will cause Holdco LP to be allocated income other than qualifying income, except to the extent permitted under Section 7704 of the Code, or jeopardize its status as a partnership for U.S. federal income tax purposes. Thus, Holdco LP is expected to earn interest, dividends, capital gains and other types of qualifying income, but no assurance can be given as to the types of income that will be earned in any given taxable year or that the IRS would not challenge Holdco LP’s compliance with the qualifying income exception.

If Holdco LP were to be treated as a publicly traded partnership for U.S. federal income tax purposes and fails to meet the qualifying income exception at the end of any taxable year, it may be entitled to relief for an inadvertent termination of partnership status. Under Section 7704(e) of the Code, this relief will be available if (i) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent and (iii) Holdco LP and each holder of Restricted Exchangeable Units, during the failure period, agree to make such adjustments or to pay such amounts as required by the IRS. It is not possible to state, at this time, whether Holdco LP would be entitled to this relief in any or all circumstances. It is also not clear, under the Code, whether this relief is available for Holdco LP’s first taxable year as a publicly traded partnership. If this relief provision is inapplicable to Holdco LP and Holdco LP were to be treated as a publicly traded partnership that does not satisfy the qualifying income exception, Holdco LP would be subject to tax as a corporation for U.S. federal income tax purposes. In addition, even if this relief provision applies, Holdco LP or holders of Restricted Exchangeable Units would be required to pay such amounts as are determined by the IRS. In the event relief is sought, Holdco LP and holders of Restricted Exchangeable Units are obligated to make adjustments or pay such amounts as required by the IRS to preserve the status of Holdco LP as a partnership, but no assurance may be given in this regard.

In the event that Holdco LP were to be treated as publicly traded partnership that fails to meet the qualifying income exception and is subject to tax as a corporation for U.S. federal income tax purposes, it would be treated as if it had transferred all of its assets, subject to its liabilities, to a newly formed corporation, on the first day of the year in which it failed to satisfy the qualifying income exception, in return for stock of the corporation, and then distributed such stock to the holders of Restricted Exchangeable Units, in liquidation of their interests in Holdco LP. This contribution and liquidation would be taxable to U.S. Holders of Restricted Exchangeable Units, in whole or in part, in an amount not to exceed the excess of the fair market value of the Restricted Exchangeable Units over their adjusted basis in the hands of the U.S. Holder (determined in the manner described below in “—Adjusted Tax Basis of Restricted Exchangeable Units”).

Taxation of Holders of Restricted Exchangeable Units on Holdco LP’s Profits and Losses

As a partnership for U.S. federal income tax purposes, Holdco LP is not a taxable entity and incurs no U.S. federal income tax liability. Instead, when computing U.S. federal income tax liability for a taxable year, a holder of Restricted Exchangeable Units will be required to report separately its allocable share of items of Holdco LP’s income, gain, loss, deduction and credit for each of Holdco LP’s taxable years ending with or within the taxable year of such holder, regardless of whether such holder has received any distributions from Holdco LP.

Distributions received by Holdco LP from Broadcom (and from any other U.S. corporation or any non-U.S. subsidiary that is classified as a corporation for U.S. federal income tax purposes and meets certain applicable income tax treaty eligibility requirements) that are taxable as dividend income and allocable to holders of Restricted Exchangeable Units who are non-corporate U.S. Holders generally will be subject to U.S. federal income tax at preferential rates provided that certain holding period and other requirements are satisfied.

Allocation of Profits and Losses

For each of Holdco LP’s taxable years, items of income, gain, loss, deduction or credit recognized by Holdco LP will be allocated to the holders of Restricted Exchangeable Units in accordance with their allocable shares of Holdco LP’s items of income, gain, loss, deduction and credit. A holder’s allocable share of such items will be determined by the Partnership Agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with such holder’s interest in Holdco LP. If the allocations provided by the Partnership Agreement were successfully challenged by the IRS, the redetermination of the allocations to a particular holder for U.S. federal income tax purposes could be less favorable than the allocations set forth in the Partnership Agreement.

The character of any income, gain, loss, deduction or credit allocated to each holder of Restricted Exchangeable Units will be determined as though the income, gain, deduction or credit was derived directly by the holder of Restricted Exchangeable Units and derived in the manner in which it was derived by Holdco LP.

Holdco LP may derive taxable income that is not matched by a corresponding distribution of cash. This could occur, for example, if Holdco LP used cash to make an investment or to reduce debt instead of distributing profits. To the extent that there is a discrepancy between Holdco LP’s recognition of income and Holdco LP’s receipt of the related cash payment with respect to such income, income likely will be recognized prior to Holdco LP’s receipt and distribution of cash. Although the Partnership Agreement generally allocates taxable income of Holdco LP to holders of Restricted Exchangeable Units with respect to each taxable year only up to an amount equal to the cumulative amount distributed by Holdco LP to such holders during, or with respect to, each such taxable year or any prior period less any losses previously allocated to such holders, the IRS could challenge Holdco LP’s allocations as not having “substantial economic effect” and not being in accordance with the partners’ interests in Holdco LP. Accordingly, it is possible that the U.S. federal income tax liability of a U.S. Holder with respect to its allocable share of Holdco LP’s earnings in a particular taxable year could exceed the cash distributions to the U.S. Holder for such taxable year, thus giving rise to an out-of-pocket payment by the U.S. Holder.

Section 706 of the Code provides that items of partnership income and deductions must be allocated between transferors and transferees of Restricted Exchangeable Units. Holdco LP will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, loss, deduction and credit to holders in a manner that reflects such holders’ beneficial shares of Holdco LP’s items. These conventions are designed to more closely align the receipt of cash and the allocation of income between holders of Restricted Exchangeable Units, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. In addition, as a result of such allocation method, a holder may be allocated taxable income even if such holder does not receive any distributions.

If Holdco LP’s conventions are not allowed by the Treasury Regulations (or only apply to transfers of less than all of a holder’s shares) or if the IRS otherwise does not accept Holdco LP’s conventions, the IRS may contend that Holdco LP’s taxable income or losses must be reallocated among the holders of Restricted Exchangeable Units. If such a contention were sustained, certain U.S. Holders’ respective tax liabilities would be adjusted to the possible detriment of certain other U.S. Holders. The general partner of Holdco LP (i.e., Holdco) is authorized to revise Holdco LP’s method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period).

Adjusted Tax Basis of Restricted Exchangeable Units

A U.S. Holder’s adjusted tax basis in its Restricted Exchangeable Units will (a) be increased by the U.S. Holder’s allocable share of (i) items of Holdco LP’s income and gain and (ii) increases in Holdco LP’s liabilities, if any, and (b) decreased, but not below zero, by (i) distributions from Holdco LP, (ii) the U.S. Holder’s allocable share of items of Holdco LP’s deductions and losses, and (iii) the U.S. Holder’s allocable share of the reduction in Holdco LP’s liabilities, if any.

A U.S. Holder is allowed to deduct its allocable share of Holdco LP’s losses (if any) only to the extent of such U.S. Holder’s adjusted tax basis in Restricted Exchangeable Units such U.S. Holder is treated as holding at the end of the taxable year in which the losses occur. If the recognition of a U.S. Holder’s allocable share of Holdco LP’s losses would reduce its adjusted tax basis for its Restricted Exchangeable Units below zero, the recognition of the portion of the losses that would reduce the U.S. Holder’s adjusted tax basis below zero would be deferred to subsequent taxable years and will be allowed if and when such U.S. Holder had sufficient tax basis so that such losses would not reduce such U.S. Holder’s adjusted tax basis below zero.

U.S. Holders who acquire Restricted Exchangeable Units in separate transactions must combine the basis of those Restricted Exchangeable Units and maintain a single adjusted tax basis for all of those Restricted Exchangeable Units. Upon a sale, exchange or other disposition of less than all of its Restricted Exchangeable Units, a portion of that tax basis must be allocated to Restricted Exchangeable Units sold.

Treatment of Distributions

Distributions of cash by Holdco LP generally will not be taxable to a U.S. Holder for U.S. federal income tax purposes to the extent of such U.S. Holder’s adjusted tax basis (described above) in its Restricted Exchangeable Units. Any cash distributions in excess of a U.S. Holder’s adjusted tax basis generally will be considered to be gain from the sale or exchange of Restricted Exchangeable Units (as described below in “—Treatment of Dispositions”). Such gain would generally be treated as capital gain and would be long-term capital gain if the U.S. Holder’s holding period for its interest exceeds one year (but see the discussion on split holding periods below in “—Treatment of Dispositions”). Long-term capital gains of non-corporate U.S. Holders (including individuals) will be subject to U.S. federal income tax at preferential rates. A reduction in a U.S. Holder’s allocable share of Holdco LP’s liabilities, and certain distributions of marketable securities, are treated similar to cash distributions for U.S. federal income tax purposes.

Treatment of Dispositions

A sale or other taxable disposition of all or a portion of a U.S. Holder’s interest in its Restricted Exchangeable Units will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including any amount realized in connection with the deemed assumption of partnership liabilities allocated to such U.S. Holder) and the U.S. Holder’s adjusted tax basis in its Restricted Exchangeable Units sold. A U.S. Holder’s adjusted tax basis will be adjusted for this purpose by its allocable share of Partnership’s income or loss for the year of such sale or other disposition. Because the amount realized includes a U.S. Holder’s share of Holdco LP’s liabilities, the gain recognized on the sale of Restricted Exchangeable Units could result in a tax liability in excess of any cash received from the sale. Except as described below, any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for its interest exceeds one year. A portion of such gain may be treated as ordinary income under the Code to the extent attributable to the U.S. Holder’s allocable share of unrealized gain or loss in Holdco LP’s assets to the extent described in Section 751 of the Code (generally, “unrealized receivables” and certain “inventory items”). Long-term capital gains of non-corporate U.S. Holders (including individuals) will be subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of Restricted Exchangeable Units generally will be treated as U.S.-source gain or loss.

U.S. Holders who purchase Restricted Exchangeable Units at different times and intend to sell all or otherwise dispose of all or a portion of Restricted Exchangeable Units in a taxable transaction within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding period” rules and the treatment of any gain or loss as long-term or short-term capital gain or loss.

As noted above, a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treatment of Exchanges for Holdco Ordinary Shares

Beginning two years following the closing (or one year following the closing if holders of Broadcom Common Shares elect to receive Restricted Exchangeable Units with respect to less than fifteen percent of their Broadcom Common Shares in the Unit Merger), holders of Restricted Exchangeable Units, subject to certain conditions as described below in “Post-Transactions Organizational Structure—Description of Restricted Exchangeable Units,” may elect to exchange their Restricted Exchangeable Units for Holdco Ordinary Shares or cash, as determined by Holdco LP. Such exchange right may, at the option of Holdco LP, be satisfied in either an amount of cash equal to the fair market value of the Holdco Ordinary Shares into which Restricted Exchangeable Units are otherwise exchangeable (as such fair market value is determined under the Partnership Agreement) or into Holdco Ordinary Shares. The U.S. federal income tax treatment of such exchanges will be the same as the U.S. federal income tax treatment discussed above in “—Treatment of Dispositions,” with the amount realized in the exchange being equal to the fair market value of the Holdco Ordinary Shares received (or the U.S. dollar amount of the cash equivalent) plus the amount of the U.S. Holder’s share of Holdco LP’s liabilities, if any. A U.S. Holder’s holding period in any Holdco Ordinary Shares received in the exchange will begin on the day after the exchange.

Limitation on Deductibility of Capital Losses

A U.S. Holder’s allocable share of any capital losses generated by Holdco LP will be deductible by a U.S. Holder who is an individual only to the extent of such holder’s capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely. A U.S. Holder’s allocable share of any capital losses generated by Holdco LP will be deductible by a corporate U.S. Holder to the extent of such holder’s capital gains for the taxable year. Corporations may carry capital losses back three years and forward five years. Prospective U.S. Holders should consult their tax advisors regarding the deductibility of capital losses.

Limitation on Deductibility of Holdco LP’s Losses

As noted above, a U.S. Holder will be restricted from taking into account for U.S. federal income tax purposes its allocable share of any loss incurred by Holdco LP in excess of the adjusted tax basis of such U.S. Holder’s Restricted Exchangeable Units. In addition, certain U.S. Holders, including individuals, may be subject to various limitations on their ability to use their allocable share of deductions and losses of Holdco LP. Such limitations include those relating to “passive activity losses”, amounts “at risk”, capital losses and itemized deductions.

Dual consolidated loss restrictions also may apply to limit the deductibility by a corporate U.S. Holder of losses incurred by Holdco LP. Corporate U.S. Holders of Restricted Exchangeable Units are urged to consult their own tax advisors regarding the applicability and effect to them of dual consolidated loss restrictions.

Limitation on Deduction of Certain Other Expenses

For individuals, estates and trusts, certain miscellaneous itemized deductions are deductible only to the extent that they exceed two percent of the adjusted gross income of the taxpayer. Holdco LP may have a significant amount of expenses that will be treated as miscellaneous itemized deductions. Moreover, an individual whose adjusted gross income exceeds specified threshold amounts is required to further reduce the amount of allowable itemized deductions.

U.S. Holders are urged to consult their tax advisors regarding the deductibility of itemized expenses incurred by Holdco LP.

Tax Matters Partner

Holdco will act as Holdco LP’s “tax matters partner.” Holdco will have the authority, subject to certain restrictions, to appoint another partner to act on Holdco LP’s behalf in connection with an administrative or judicial review of Holdco LP’s items of income, gain, loss, deduction or credit.

Information Returns

The general partner of Holdco LP (i.e., Holdco) has agreed to use commercially reasonable efforts to furnish each holder of Restricted Exchangeable Units, as promptly as possible after the end of each Holdco LP’s taxable year, tax information (including Schedule K-1 or substitute Schedule K-1) that describes such holder’s allocable share of Holdco LP’s income, gain, loss and deduction for Holdco LP’s preceding taxable year. In preparing this information, Holdco LP will use various accounting and reporting conventions to determine a holder’s allocable share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to a holder’s income or loss.

It is possible that Holdco LP may engage in transactions that subject Holdco LP and, potentially, the holders of Restricted Exchangeable Units to other information reporting requirements with respect to an investment in Holdco LP. A holder of Restricted Exchangeable Units may be subject to substantial penalties if it fails to comply with such information reporting requirements. Holders of Restricted Exchangeable Units should consult with their tax advisors regarding such information reporting requirements.

Holdco LP may be audited by the IRS. Adjustments resulting from an IRS audit may require Holdco LP and a holder of Restricted Exchangeable Units to adjust a prior year’s tax liability and may result in an audit of a holder’s tax return. Any audit of a holder’s tax return could result in adjustments not related to Holdco LP’s tax returns and those related to Holdco LP’s tax returns.

Taxable Year

For U.S. federal income tax purposes, Holdco LP is expected to use the same taxable year as Avago, which, for the current year, ends on November 1, 2015.

Treatment of Amounts Withheld

If Holdco LP is required to withhold any U.S. tax on distributions made to any holder of Restricted Exchangeable Units, Holdco LP will pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the holder of Restricted Exchangeable Units with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

Uniformity of Restricted Exchangeable Units

Because Holdco LP cannot match transferors and transferees of Restricted Exchangeable Units, Holdco LP must maintain uniformity of the economic and tax characteristics of Restricted Exchangeable Units to a purchaser of Restricted Exchangeable Units. In the absence of uniformity, Holdco LP may be unable to comply fully with a number of U.S. federal income tax requirements. A lack of uniformity can result from a literal application of certain Treasury Regulations to Holdco LP’s Section 743(b) adjustments, a determination that Holdco LP’s Section 704(c) allocations are unreasonable, or other reasons. Section 704(c) allocations would be intended to reduce or eliminate the disparity between tax basis and the value of Holdco LP’s assets in certain circumstances, including on the issuance of additional Restricted Exchangeable Units. In order to maintain the fungibility of all Restricted Exchangeable Units at all times, Holdco LP will seek to achieve the uniformity of U.S. tax treatment for all purchasers of Restricted Exchangeable Units which are acquired at the same time and price (irrespective of the identity of the particular seller of Holdco LP).

U.S. Information Reporting and Backup Withholding

Information reporting, including with respect to certain U.S. Holders on Internal Revenue Service Form 8865, could apply upon receipt of Restricted Exchangeable Units. Proceeds received by U.S. Holders on the disposition of Restricted Exchangeable Units will generally be subject to U.S. information reporting and possible backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification on Internal Revenue Service Form W-9 or that is otherwise exempt from backup withholding.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may receive a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner. Certain individuals holding Restricted Exchangeable Units, other than in accounts at certain financial institutions, may be subject to additional information reporting requirements. You should consult your tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Material U.S. Federal Income Tax Consequences of the Broadcom Merger for Non-U.S. Holders of Broadcom Common Shares

A Non-U.S. Holder of Broadcom Common Shares will not be subject to U.S. federal income tax on any gain realized in the Cash/Stock Merger (to the extent any cash received by such Non-U.S. Holder is not treated as a dividend in a deemed redemption of Broadcom Common Shares in the Cash/Stock Merger, as discussed above in “—Material U.S. Federal Income Tax Consequences of the Broadcom Merger to U.S. Holders of Broadcom Common Shares—Broadcom Shareholders Receiving Cash”) and Unit Merger unless (i) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); (ii) the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or (iii) Broadcom Common Shares constitute a U.S. real property interest (“USRPI”) by reason of Broadcom’s status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in (i) above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates, unless an applicable income tax treaty provides otherwise, in the same manner as if the Non-U.S. Holder were a U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits that are attributable to such gain, as adjusted for certain items.

Gain described in (ii) above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to (iii) above, Broadcom is not currently, has not been during the preceding five years, and prior to or at the time of the Broadcom Merger does not expect to become, a USRPHC. Because the determination of whether Broadcom is a USRPHC depends on the fair market value of Broadcom’s USRPIs relative to the fair market value of Broadcom’s non-USPRIs and other business assets, there can be no assurance that Broadcom is not or will not become a USRPHC. Even if Broadcom is or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of Broadcom Common Shares will not be subject to U.S. federal income tax if Broadcom Common Shares are considered “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market at the time of the Broadcom Merger, and such Non-U.S. Holder owned, actually and constructively, 5% or less of Broadcom Common Shares throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition and the Non-U.S. Holder’s holding period. You should consult your own tax advisor about the consequences that could result if Broadcom is or were to become a USRPHC.

To the extent any cash received by a Non-U.S. Holder is treated as a dividend in a deemed redemption of Broadcom Common Shares in the Cash/Stock Merger, such Non-U.S. Holder may be subject to U.S. federal withholding tax at a 30% rate with respect to such cash if such income is not treated as effectively connected with a trade or business within the United States. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is organized. Whether a Non-U.S. Holder is eligible for such treaty benefits will depend upon the provisions of the applicable treaty as well as the treatment of Broadcom under the laws of the Non-U.S. Holder’s jurisdiction. Non-U.S. Holders may have to supply certain beneficial ownership statements to Broadcom or another applicable withholding agent (which statements would be made available to the IRS) in order to obtain reductions in U.S. withholding tax and benefits under U.S. income tax treaties, to the extent applicable.

Material U.S. Federal Income Tax Considerations for Non-U.S. Holders of Owning and Disposing of Holdco LP Restricted Exchangeable Units Received in the Unit Merger

As discussed above under “Material U.S. Federal Income Tax Considerations for U.S. Holders of Owning and Disposing of Holdco LP Restricted Exchangeable Units Received in the Unit Merger—Treatment of Holdco LP,” it is expected that Holdco LP should generally qualify as a partnership for U.S. federal income tax purposes. The following discussion assumes that Holdco LP will so qualify.

Special rules apply to Non-U.S. Holders of Restricted Exchangeable Units. Subject to certain exceptions, Non-U.S. Holders are subject to U.S. withholding tax at a 30% rate on the gross amount of interest, dividends (including certain dividend-equivalent payments) and other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is organized. Whether a Non-U.S. Holder is eligible for such treaty benefits will depend upon the provisions of the applicable treaty as well as the treatment of Holdco LP under the laws of the Non-U.S. Holder’s jurisdiction. Non-U.S. Holders may have to supply certain beneficial ownership statements to Holdco LP (which statements would be made available to the IRS) in order to obtain reductions in U.S. federal withholding tax and benefits under U.S. income tax treaties, to the extent applicable.

Subject to the FIRPTA rules discussed below, Non-U.S. Holders generally are not subject to U.S. federal income tax on capital gains if (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such Non-U.S. Holder; (ii) a tax treaty is applicable and such gains are not attributable to a permanent establishment in the United States maintained by such Non-U.S. Holder; or (iii) such Non-U.S. Holder is an individual and is not present in the United States for 183 or more days during the taxable year (assuming certain other conditions are met). Non-U.S. Holders treated as engaged in a U.S. trade or business are subject to U.S. federal income tax at the graduated rates applicable to U.S. Holders on their net income that is considered to be effectively connected with such U.S. trade or business. Non-U.S. Holders that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is organized.

While it is expected that Holdco LP will not be engaged in a U.S. trade or business, there can be no assurance that the IRS will not assert successfully that Holdco LP is engaged in a U.S. trade or business, with the result that some portion of Holdco LP’s income is properly treated as effectively connected income with respect to Non-U.S. Holders. If a Non-U.S. Holder were treated as being engaged in a U.S. trade or business in any year because of an investment in Restricted Exchangeable Units in such year, such holder generally would be (i) subject to withholding on its distributive share of Holdco LP’s income effectively connected with such U.S. trade or business; (ii) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business, including certain U.S.-source income not effectively connected with such trade or business; and (iii) required to pay U.S. federal income tax at regular U.S. federal income tax rates on any such income (state and local income taxes and filings may also apply in that event). Any amount so withheld would be creditable against such holder’s U.S. federal income tax liability, and such holder could claim a refund to the extent that the amount withheld exceeded its U.S. federal income tax liability for the taxable year. Finally, if Holdco LP were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a Non-U.S. Holder on the disposition of its Restricted Exchangeable Units could be treated for U.S. federal income tax purposes as effectively connected income, and hence such holder could be subject to U.S. federal income tax on the disposition.

Generally, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) provisions of the Code, a Non-U.S. Holder is subject to U.S. federal income tax in the same manner as a U.S. Holder on any gain realized on the disposition of a USPRI or an interest in a USRPHC (as defined above in “—Material U.S. Federal Income Tax Consequences of the Broadcom Merger for Non-U.S. Holders of Broadcom Common Shares”). The FIRPTA tax will also apply if a Non-U.S. Holder has an interest in a partnership that realizes gain on the disposition of a USPRI or an interest in a USRPHC. Holdco LP does not currently and does not expect to hold USPRIs or hold interests in USRPHCs.

In general, different rules from those described above apply in the case of Non-U.S. Holders subject to special treatment under U.S. federal income tax law, including a Non-U.S. Holder (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States. Prospective Non-U.S. Holders of Restricted Exchangeable Units are urged to consult their tax advisors with regard to the U.S. federal income tax consequences of owning and disposing of Restricted Exchangeable Units.

FATCA

Provisions under Sections 1471 through 1474 of the Code and applicable U.S. Treasury Regulations commonly referred to as “FATCA” generally impose 30% withholding on certain “withholdable payments” and, in the future, may impose such withholding on “foreign passthru payments” made by a “foreign financial institution” (each as defined in the Code) that has entered into an agreement with the IRS to perform certain diligence and reporting obligations with respect to the foreign financial institution’s U.S.-owned accounts. The United States has entered into an intergovernmental agreement, or IGA, with the Cayman Islands, which modifies the FATCA withholding regime described above. It is not clear whether Holdco LP would be treated as a foreign financial institution subject to the diligence, reporting and withholding obligations under FATCA, or the Cayman Islands IGA. Furthermore, it is not yet clear how the Cayman Islands IGA will address foreign passthru payments. Prospective investors should consult their tax advisors regarding the potential impact of FATCA, the Cayman Islands IGA and any non-U.S. legislation implementing FATCA on their ownership of Restricted Exchangeable Units.

Material Singapore Tax Considerations

THE STATEMENTS MADE HEREIN REGARDING TAXATION ARE GENERAL IN NATURE AND BASED ON CERTAIN ASPECTS OF THE TAX LAWS OF SINGAPORE AND ADMINISTRATIVE GUIDELINES ISSUED BY THE RELEVANT AUTHORITIES IN FORCE AS OF THE DATE OF THIS DOCUMENT AND ARE SUBJECT TO ANY CHANGES IN SUCH LAWS OR ADMINISTRATIVE GUIDELINES, OR IN THE INTERPRETATION OF THESE LAWS OR GUIDELINES, OCCURRING AFTER SUCH DATE, WHICH CHANGES COULD BE MADE ON A RETROSPECTIVE BASIS. THESE LAWS AND GUIDELINES ARE ALSO SUBJECT TO VARIOUS INTERPRETATIONS AND THE RELEVANT TAX AUTHORITIES OR THE COURTS COULD LATER DISAGREE WITH THE EXPLANATIONS OR CONCLUSIONS SET OUT BELOW. THE STATEMENTS BELOW ARE NOT TO BE REGARDED AS ADVICE ON THE TAX POSITION OF ANY POTENTIAL HOLDER OF HOLDCO ORDINARY SHARES OR OF ANY PERSON ACQUIRING, SELLING OR OTHERWISE DEALING WITH HOLDCO ORDINARY SHARES OR ON ANY TAX IMPLICATIONS ARISING FROM THE EXCHANGE OF AVAGO ORDINARY SHARES FOR HOLDCO ORDINARY SHARES. THE STATEMENTS MADE HEREIN DO NOT PURPORT TO BE A COMPREHENSIVE OR EXHAUSTIVE DESCRIPTION OF ALL OF THE TAX CONSIDERATIONS THAT MAY BE RELEVANT TO A DECISION TO PURCHASE, OWN OR DISPOSE OF HOLDCO ORDINARY SHARES OR TO EXCHANGE AVAGO ORDINARY SHARES FOR HOLDCO ORDINARY SHARES AND DO NOT PURPORT TO DEAL WITH THE TAX CONSEQUENCES APPLICABLE TO ALL CATEGORIES OF SHAREHOLDERS SOME OF WHICH (SUCH AS DEALERS IN SECURITIES) MAY BE SUBJECT TO SPECIAL RULES. HOLDERS OF AVAGO ORDINARY SHARES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SINGAPORE OR OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP OR DISPOSAL OF HOLDCO ORDINARY SHARES AND THE EXCHANGE OF AVAGO ORDINARY SHARES FOR HOLDCO ORDINARY SHARES. THE STATEMENTS BELOW ARE BASED ON THE ASSUMPTION THAT HOLDCO IS A TAX RESIDENT IN SINGAPORE FOR SINGAPORE INCOME TAX PURPOSES. IT IS EMPHASIZED THAT NONE OF HOLDCO, AVAGO, AND ANY OTHER PERSONS INVOLVED IN THE PREPARATION OF THIS DOCUMENT ACCEPTS RESPONSIBILITY FOR ANY TAX EFFECTS OR LIABILITIES RESULTING FROM THE SUBSCRIPTION FOR, PURCHASE, HOLDING OR DISPOSAL OF HOLDCO ORDINARY SHARES OR FROM THE EXCHANGE OF AVAGO ORDINARY SHARES FOR HOLDCO ORDINARY SHARES.

Material Singapore Tax Considerations to Holders of Avago Ordinary Shares Owning and Disposing of Holdco Ordinary Shares Received in the Transactions

Dividend Distributions

All Singapore-resident companies are currently under the one-tier corporate tax system (“one-tier system”).

Dividends received in respect of Holdco Ordinary Shares by either a resident or non-resident of Singapore are not subject to Singapore withholding tax, on the basis that Holdco is a tax resident of Singapore and under the one-tier system.

Under the one-tier system, the tax on corporate profits is final and dividends paid by a Singapore-resident company are tax exempt in the hands of a shareholder, regardless of whether the shareholder is a company or an individual and whether or not the shareholder is a Singapore tax resident.

Gains on Disposal of Holdco Ordinary Shares

Singapore does not impose tax on capital gains. There are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. Any gains considered to be in the nature of capital made from the sale of Holdco Ordinary Shares will not be taxable in Singapore. However, any gains derived by any person from the sale of Holdco Ordinary Shares which are gains from any trade, business, profession or vocation carried on by that person, if accruing in or derived from Singapore, may be taxable as such gains are considered income in nature.

In addition, shareholders who apply, or who are required to apply, the Singapore Financial Reporting Standard 39—Financial Instruments: Recognition and Measurement (“FRS 39”) for the purposes of Singapore income tax may be required to recognize gains or losses (not being gains or losses in the nature of capital) in accordance with the provisions of FRS 39 (as modified by the applicable provisions of Singapore income tax law) even though no sale or disposal of Holdco Ordinary Shares is made. Holders of Holdco Ordinary Shares who may be subject to such tax treatment should consult their own accounting and tax advisers regarding the Singapore income tax consequences of their acquisition, holding and disposal of Holdco Ordinary Shares.

Singapore Stamp Duty with respect to Holdco Ordinary Shares

There is no stamp duty payable on the allotment and issue of or holding of Holdco Ordinary Shares.

Where Holdco Ordinary Shares evidenced in certificated form are transferred in Singapore, stamp duty is payable on the instrument of transfer of Holdco Ordinary Shares at the rate of 0.2% of the consideration paid or market value of Holdco Ordinary Shares, whichever is higher.

The purchaser is liable for stamp duty, unless there is an agreement to the contrary. No stamp duty is payable if an instrument of transfer is not executed or the instrument of transfer is executed outside Singapore and not brought into Singapore. However, stamp duty may be payable if the instrument of transfer which is executed outside Singapore is subsequently received in Singapore.

Material Singapore Tax Considerations of the Avago Scheme to Existing Holders of Avago Ordinary Shares

Gains on Disposal of Avago Ordinary Shares

Singapore does not impose tax on capital gains. There are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. Any gains considered to be in the nature of capital made from the disposal of the Avago Ordinary Shares will not be taxable in Singapore. However, any gains derived by any person from the disposal of the Avago Ordinary Shares which are gains from any trade, business, profession or vocation carried on by that person, if accruing in or derived from Singapore, may be taxable as such gains are considered income in nature.

The transfer of Avago Ordinary Shares in consideration for the allotment and issue of Holdco Ordinary Shares pursuant to the Avago Scheme may be regarded as a disposal of the Avago Ordinary Shares for Singapore income tax purposes and a holder of the Avago Ordinary Shares may consequently need to recognize a gain or loss. Such gain or loss may be income or capital in nature depending on the circumstances of the holder (e.g. whether the holder is trading in shares in Singapore or had acquired such shares for disposal at a profit in Singapore) and may or may not be taxable or deductible accordingly. Holders of Avago Ordinary Shares are advised to seek their own tax advice on the tax consequences to them of an exchange of Avago Ordinary Shares for Holdco Ordinary Shares.

In addition, holders of Avago Ordinary Shares who apply, or who are required to apply, FRS 39 for the purposes of Singapore income tax may be required to recognize gains or losses (not being gains or losses in the nature of capital) in accordance with the provisions of FRS 39 (as modified by the applicable provisions of

Singapore income tax law). Holders of the Avago Ordinary Shares who may be subject to such tax treatment should consult their own accounting and tax advisers regarding the Singapore income tax consequences of their exchange of Avago Ordinary Shares for Holdco Ordinary Shares.

Singapore Stamp Duty

Where the Avago Ordinary Shares evidenced in certificated form are transferred in Singapore, stamp duty is payable on the instrument of transfer of the Avago Ordinary Shares at the rate of 0.2% of the consideration for, or market value of, the Avago Ordinary Shares, whichever is higher. The stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where an instrument of transfer is executed outside Singapore or no instrument of transfer is executed, no stamp duty is payable on the transfer of the Avago Ordinary Shares. However, stamp duty may be payable if the instrument of transfer is executed outside Singapore and is subsequently received in Singapore.

Material Singapore Income Tax Considerations for Holders of Broadcom Common Shares relating to the Broadcom Merger

Pursuant to the Broadcom Merger, the Holders of Broadcom Common Shares may be regarded as having disposed of the Broadcom Common Shares in exchange for cash, Holdco Ordinary Shares or Restricted Exchangeable Units, and a profit may result to the holders of Broadcom Common Shares pursuant to such disposal. Under current Singapore income tax laws, only profits which are sourced in Singapore will fall within Singapore’s income tax net. Conversely, if such profits are sourced outside Singapore, there will be no Singapore income tax consequences for the holders of Broadcom Common Shares.

However, even if such profits are regarded to be arising from a source in Singapore, there is no tax on capital gains in Singapore. As such, any profits from the disposal of the Broadcom Common Shares would not ordinarily be taxable in Singapore. On the other hand, if the profits from the disposal of Broadcom Common Shares are construed to be of an income nature (which could be the case if, for instance, the gains arise from the carrying on of a trade or business in Singapore), the disposal profits would be taxable as income rather than capital gains.

There is no Singapore stamp duty payable by the holders of Broadcom Common Shares in respect of the Broadcom Merger.

Material Singapore Income Tax Considerations for Holders of Broadcom Common Shares Owning and Disposing of Holdco Ordinary Shares Received pursuant to the Broadcom Merger

Should a profit result to the holders from the disposal of the Holdco Ordinary Shares, such profits will fall within Singapore’s income tax net if the profits are regarded to be arising from a source in Singapore. If such profits are sourced outside Singapore, there will be no Singapore income tax consequences for the holders of Holdco Ordinary Shares.

However, even if such profits are regarded to be arising from a source in Singapore, there is no tax on capital gains in Singapore. As such, any profits from the disposal of Holdco Ordinary Shares would not ordinarily be taxable in Singapore. On the other hand, if the profits from the disposal of Holdco Ordinary Shares are construed to be of an income nature (which could be the case if, for instance, the gains arise from the carrying on of a trade or business in Singapore), the profits would be taxable as income rather than capital gains.

In general, Singapore stamp duty is payable by the holders in respect of the disposal of the Holdco Ordinary Shares where such Holdco Ordinary Shares are evidenced in certificate form at the rate of 0.2% on the purchase price or the market value of the Holdco Ordinary Shares, whichever is higher, if there is an instrument of transfer executed in Singapore or if there is an instrument of transfer executed outside of Singapore which is received in

Singapore. The instrument of transfer for such Holdco Ordinary Shares in certificate form must be stamped within 14 days of execution if the instrument of transfer is executed in Singapore, or, within 30 days after receiving the instrument of transfer in Singapore if the instrument of transfer is executed outside Singapore. Where the Holdco Ordinary shares are held by the holders in uncertificated or book-entry form, no Singapore stamp duty is payable on the transfer by the holders of such Holdco Ordinary Shares.

Material Singapore Income Tax Considerations for Holders of Broadcom Common Shares of Owning and Disposing of Restricted Exchangeable Units Received in the Unit Merger

Should a profit result to the holders from the disposal of the Restricted Exchangeable Units or the exchange of the Restricted Exchangeable Units for Holdco Ordinary Shares, such profits will fall within Singapore’s income tax net if the profits are regarded to be arising from a source in Singapore. If such profits are sourced outside Singapore, there will be no Singapore income tax consequences for the holders of Restricted Exchangeable Units.

However, even if such profits are regarded to be arising from a source in Singapore, there is no tax on capital gains in Singapore. As such, any profits from the disposal of the Restricted Exchangeable Units or the exchange of the Restricted Exchangeable Units for Holdco Ordinary Shares would not ordinarily be taxable in Singapore. On the other hand, if the profits from the disposal of Restricted Exchangeable Units or the exchange of Restricted Exchangeable Units for Holdco Ordinary Shares are construed to be of an income nature (which could be the case if, for instance, the gains arise from the carrying on of a trade or business in Singapore), the profits would be taxable as income rather than capital gains.

There is no Singapore stamp duty payable by the holders in respect of the disposal of the Restricted Exchangeable Units or the exchange of the Restricted Exchangeable Units for new Holdco Ordinary Shares issued upon such exchange.

THE MERGER AGREEMENT

The following discussion summarizes certain material provisions of the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. Avago and Broadcom urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the documents incorporated by reference, before making any decisions regarding the Transactions.

The Merger Agreement has been included to provide you with information regarding its terms, and Avago and Broadcom recommend that you read the Merger Agreement carefully and in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the Transactions, Avago and Broadcom do not intend for the Merger Agreement to be a source of factual, business or operational information about the companies. The representations and warranties described below and included in the Merger Agreement were made by the parties to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by Avago and Broadcom in connection with negotiating the terms of the Merger Agreement, which you should consider as you read the representations and warranties in the Merger Agreement. The representations and warranties are qualified in their entirety by certain information Avago and Broadcom filed with the SEC prior to the date of the Merger Agreement, as well as by confidential disclosure schedules that Avago and Broadcom delivered to each other in connection with the execution of the Merger Agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders of Avago or Broadcom, and the representations and warranties may have been used for the purpose of allocating risk between Avago and Broadcom rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Avago or Broadcom, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the documents that are incorporated by reference into this joint proxy statement/prospectus for information regarding Avago and Broadcom and their respective businesses. See “Incorporation of Certain Documents by Reference” beginning on page 329 of this joint proxy statement/prospectus.

The Transactions

On May 28, 2015, Avago and Broadcom entered into the Merger Agreement by and among Avago, Broadcom, Holdco, Holdco LP, Intermediate Holdco, Finance Holdco, Cash/Stock Merger Sub and Unit Merger Sub (together with Cash/Stock Merger Sub, the “Merger Subs”, and the Merger Subs, together with Avago, Holdco, Holdco LP, Intermediate Holdco and Finance Holdco, the “Avago Parties”).

The Avago Scheme

Subject to and upon the terms and the conditions of the Merger Agreement, after the approval of the Avago Scheme Proposal by the requisite Scheme Shareholders in accordance with Singapore law (the “Avago Shareholder Approval”) and after the lodgment of the Singapore Court Order with ACRA, Avago will implement the Avago Scheme under Singapore law in accordance with Section 210 of the SCA. Under the Avago Scheme, all of the issued Avago Ordinary Shares will be transferred from the holders of such issued Avago Ordinary Shares to Finance Holdco, as the entity designated by Holdco to receive such issued Avago Ordinary Shares. Such issued Avago Ordinary Shares will be fully paid, free from all liens and will include all rights, benefits and entitlements that have attached as of the date of the Merger Agreement and that attach afterwards. In consideration, Holdco will allot and issue to the Avago shareholders the Avago Scheme Consideration. For more information, see the section entitled “The Scheme of Arrangement” below in this joint proxy statement/prospectus.

The Cash/Stock Merger

Subject to and upon the terms and the conditions set forth in the Merger Agreement, the Agreement of Merger that is substantially in the form attached as Exhibit B to the Merger Agreement (the “Cash/Stock California Merger Agreement”) and the applicable provisions of the CGCL, after the approval of the Merger Agreement, the Cash/Stock Merger and the Unit Merger by a majority of the outstanding shares of Broadcom Class A common stock and a majority of the outstanding shares of the Broadcom Class B common stock, voting separately (collectively, the “Broadcom Shareholder Approval”), and after completion of the Avago Scheme, Cash/Stock Merger Sub will be merged with and into Broadcom in the Cash/Stock Merger, with Broadcom continuing as the “Broadcom Interim Surviving Corporation” and as an indirect subsidiary of Holdco. However, if 100% of the Broadcom Common Shares are Unit Electing Shares, then the Cash/Stock Merger will not be consummated. If the Cash/Stock Merger occurs, the articles of incorporation and the bylaws of the Broadcom Interim Surviving Corporation will be amended to conform to the articles of incorporation and bylaws, respectively, of Cash/Stock Merger Sub. The directors and officers of Cash/Stock Merger Sub immediately prior to the Cash/Stock Merger will be the directors and officers, respectively, of the Broadcom Interim Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws until their respective successors are duly appointed and qualified.

The Unit Merger

Subject to and upon the terms and the conditions set forth in the Merger Agreement, the Agreement of Merger that is substantially in the form attached as Exhibit C-1 (if the Cash/Stock Merger occurs) or Exhibit C-2 (if the Cash/Stock Merger does not occur) to the Merger Agreement (the “Unit California Merger Agreement” and, together with the Cash/Stock California Merger Agreement, the “California Merger Agreements”) and the applicable provisions of the CGCL, after the Broadcom Shareholder Approval and the Cash/Stock Merger (if the Cash/Stock Merger occurs), and only if 15,000,000 or more Broadcom Common Shares are Unit Electing Shares, Unit Merger Sub will be merged with and into Broadcom (the “Unit Merger”), with Broadcom continuing as the Broadcom Surviving Corporation and as an indirect subsidiary of Holdco. If the Unit Merger occurs, the articles of incorporation and the bylaws of the Broadcom Surviving Corporation will be amended to conform to the articles of incorporation and bylaws, respectively, of Unit Merger Sub. The directors and officers of Unit Merger Sub immediately prior to the Unit Merger will be the directors and officers, respectively, of the Broadcom Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the interim surviving company until their respective successors are duly appointed and qualified.

Effective Times and Completion of the Transactions

Unless the Merger Agreement is terminated prior to such time (see the section entitled “—Termination of the Merger Agreement” below), the closing of the Transactions will occur on a date to be mutually agreed to by Avago and Broadcom, which will be no later than the later of (i) the second business day after satisfaction or waiver of all of the conditions set forth in the Merger Agreement (other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) and (ii) the fifth business day following the Election Deadline. Notwithstanding the satisfaction or waiver of the conditions precedent to each party’s obligation to close, if the Marketing Period (as defined below) has not begun or ended at the time of the satisfaction or waiver of all of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied or waived at the closing), the closing will take place instead on the earlier to occur of (x) a date during the Marketing Period specified by Avago on no less than three business days’ written notice to Broadcom and (y) the third business day following the final day of the Marketing Period, but in each case subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement. Further, in the event that the closing would otherwise be within 10 business days prior to the closing of any Avago fiscal quarter, at Avago’s written election no later than 3 business days prior to the date on which the closing would have otherwise occurred (subject to certain restrictions and qualifications as set forth in the Merger Agreement), the closing will take place as of the opening of business on the first business day of the immediately succeeding fiscal quarter.

For purposes of the Merger Agreement, the “Marketing Period” is defined as the first period of fifteen consecutive calendar days after which Avago and its Financing Sources (as defined below) shall have had access to all requested required financial information in connection with the Debt Financing; provided that (i) such period shall (a) end on or prior to August 21, 2015 or commence on or after September 8, 2015, (b) exclude November 26, 2015 and November 27, 2015 and (c) end on or prior to December 21, 2015 or commence on or after January 4, 2016 and (ii) such period shall end on any earlier date that is the date on which the Debt Financing is consummated.

As soon as practicable after this joint proxy statement/prospectus is declared effective by the SEC, Avago will make an application to the Singapore Court for an order convening the Avago Court Meeting for the purpose of obtaining the Avago Shareholder Approval. Subsequent and subject to the Avago Shareholder Approval, Avago will promptly apply to the Singapore Court for its approval of the Avago Scheme. Assuming (i) the Singapore Court Order is granted and (ii) the conditions to closing contained in the Merger Agreement are satisfied or waived, the Avago Scheme will become effective upon the lodgment of the Singapore Court Order with ACRA (the “Avago Effective Time”).

After (i) the Avago Effective Time, (ii) the Broadcom Shareholder Approval and (iii) if less than 100% of the Broadcom Common Shares are Unit Electing Shares, then the Cash/Stock Merger will become effective when the Cash/Stock California Merger Agreement has been duly filed with the California Secretary of State or at a later time as agreed to by the parties and specified in the Cash/Stock California Merger Agreement (but in all events after the Avago Effective Time and before the Unit Effective Time (as defined below)) (the “Cash/Stock Effective Time”).

After (i) the Avago Effective Time, (ii) the Broadcom Shareholder Approval, (iii) the Cash/Stock Merger has become effective (if the Cash/Stock Merger occurs) and (iv) if 15,000,000 or more Broadcom Common Shares are Unit Electing Shares, then the Unit Merger will become effective when the Unit California Merger Agreement has been duly filed with the California Secretary of State (the “Unit Effective Time” and, together with the Cash/Stock Effective Time, the “Broadcom Effective Times”).

Consideration to be Received; Broadcom Shareholder Elections as to Form of Consideration and Proration

Avago Scheme Consideration

At the Avago Effective Time, all Avago Ordinary Shares will be transferred from the Avago shareholders to Finance Holdco, as the entity designated by Holdco to receive such Avago Ordinary Shares. In consideration, Holdco will allot and issue to the Avago shareholders the Avago Scheme Consideration.

Broadcom Merger Consideration

At the Cash/Stock Effective Time with respect to Cash Electing Shares and Stock Electing Shares (if the Cash/Stock Merger occurs), and at the Unit Effective Time with respect to Unit Electing Shares, as the case may be, each Broadcom Common Share outstanding immediately prior to such time, other than dissenting shares, will be converted into the right to receive cash and/or equity in the Cash/Stock Merger and/or the Unit Merger, depending on the election of each holder of such Broadcom Common Share, and subject to applicable proration in accordance with the Merger Agreement as described below (the “Broadcom Merger Consideration”). Depending on the election of each holder of Broadcom Common Shares and subject to, and upon the terms and conditions of, the Merger Agreement, the equity received in Cash/Stock Merger and/or the Unit Merger may consist of Holdco Ordinary Shares or Restricted Exchangeable Units.

Holdco and Holdco LP will not issue fractional Holdco Ordinary Shares or Restricted Exchangeable Units, respectively, in connection with the Cash/Stock Merger or the Unit Merger. Instead, each holder of Broadcom

Common Shares who would otherwise be entitled to receive a fraction of a Holdco Ordinary Share (after aggregating all fractional Holdco Ordinary Shares that otherwise would be received by such holder) or Exchangeable Unit (after aggregating all fractional Restricted Exchangeable Units that otherwise would be received by such holder), as applicable, will receive cash (without interest and rounded to the nearest cent) equal to such fractional amount multiplied by the Avago Measurement Price.

Broadcom Shareholder Elections

Each holder of record of Broadcom Common Shares as of the close of business on the Election Record Date will be mailed an election form, along with this joint proxy statement/prospectus. In order to make a valid election, Broadcom shareholders must return their properly completed and signed election form to the Exchange Agent prior to 5:00 p.m. New York City time on the Election Deadline. Avago and Broadcom will make available one or more election forms as may reasonably be requested by any persons who become record holders or beneficial owners of Broadcom Common Shares between the Election Record Date and the close of business on the business day prior to the Election Deadline.

Each election form will permit the holder to specify the number of such holder’s Broadcom Common Shares with respect to which such holder makes an election to receive (i) cash, (ii) Holdco Ordinary Shares or (iii) Restricted Exchangeable Units, each as described below. Any Broadcom Common Shares with respect to which the Exchange Agent has not received a properly completed, signed election form on or before the Election Deadline will be deemed to be Cash Electing Shares, and the holders of such shares will receive $54.50 in cash per share, subject to proration, as described below.

Cash Electing Shares and Stock Electing Shares are subject to proration as described below, which causes the aggregate amount of cash paid and the aggregate number of Holdco Ordinary Shares issued to the holders of Broadcom Common Shares, as a whole, to equal as nearly as practicable the total amount of cash and number of Holdco Ordinary Shares that would have been paid and issued if 50% of the Broadcom Common Shares were Stock Electing Shares and 50% of the Broadcom Common Shares were Cash Electing Shares.

Any record holder of Broadcom Common Shares who has delivered a duly completed election form to the Exchange Agent may, at any time prior to the Election Deadline, change such holder’s election by submitting a properly completed, signed, revised election form to the Exchange Agent prior to the Election Deadline. After an election has been properly made by a Broadcom shareholder, such shareholder must revoke the election prior to any subsequent transfer of the Broadcom Common Shares as to which such election related, and any subsequent transfer of Broadcom Common Shares as to which such election related prior to such revocation will automatically revoke such election. Subject to the terms of the Merger Agreement and the election form, the Exchange Agent has the reasonable discretion to determine whether any election has been properly or timely made or to disregard immaterial defects in the election forms, and any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. None of Avago, Broadcom or the Exchange Agent will be under any obligation to notify any person of any defect in an election form.

Types of Broadcom Shareholder Elections

Neither Avago nor Broadcom is making any recommendation as to any election a Broadcom shareholder should make. If you are a Broadcom shareholder, you must make your own decision with respect to these elections and may wish to seek the advice of your own attorneys, accountants, financial advisor or tax advisor.

The mix of consideration payable to Broadcom shareholders who make certain elections that are subject to the proration procedure described under the heading “—Proration” will not be known until Holdco tallies the results of the elections made by Broadcom shareholders, which will not occur until shortly prior to the closing of the Transactions.

All Broadcom shareholders will be treated identically in connection with the Broadcom Merger, and holders of shares of Class A and Class B common stock of Broadcom are entitled to elect to receive the same types and amounts of consideration per share.

Cash Electing Shares. At the Cash/Stock Effective Time (if the Cash/Stock Merger occurs), holders of Broadcom Common Shares that are Cash Electing Shares will receive $54.50 in cash with respect to each such share, subject to proration as described below.

Stock Electing Shares. At the Cash/Stock Effective Time (if the Cash/Stock Merger occurs), holders of Broadcom Common Shares that are Stock Electing Shares will receive the following Broadcom Merger Consideration:

•	if the number of Unit Electing Shares is equal to or exceeds 50% of the number of Broadcom Common Shares outstanding immediately prior to the Cash/Stock Effective Time, then holders of Stock Electing Shares will receive $54.50 in cash with respect to each such share;

•	if the number of Stock Electing Shares plus the number of Unit Electing Shares is equal to or less than 50% of the number of Broadcom Common Shares outstanding immediately prior to the Cash/Stock Effective Time, then holders of Stock Electing Shares will receive 0.4378 freely-tradeable Holdco Ordinary Shares with respect to each such share; or

•	if the number of Unit Electing Shares is less than 50% of the number of Broadcom Common Shares outstanding immediately prior to the Cash/Stock Effective Time, but the number of Stock Electing Shares plus the number of Unit Electing Shares exceeds 50% of the number of Broadcom Common Shares outstanding immediately prior to the Cash/Stock Effective Time, then holders of Stock Electing Shares will receive a prorated amount of cash and Holdco Ordinary Shares with respect to each such share as described below.

Unit Electing Shares. Holders of Broadcom Common Shares that are Unit Electing Shares will receive the following Broadcom Merger Consideration:

•	if fewer than 15,000,000 Broadcom Common Shares are Unit Electing Shares, then all Unit Electing Shares will be deemed Stock Electing Shares and holders thereof will receive the same consideration as holders of Stock Electing Shares as described above; or

•	if 15,000,000 or more Broadcom Common Shares are Unit Electing Shares, then:

•	at the Cash/Stock Effective Time (if the Cash/Stock Merger occurs), such Unit Electing Share will remain outstanding as one share of Class A or Class B common stock, as the case may be, of the Broadcom Interim Surviving Corporation; however

•	at the Unit Effective Time, holders of Unit Electing Shares, including those Unit Electing Shares that remain outstanding as shares of Class A or Class B common stock of the Broadcom Interim Surviving Corporation, will receive 0.4378 Restricted Exchangeable Units with respect to each such share.

Holders of Unit Electing Shares will also be required in their election form to (i) represent that such holder is not a party to and does not otherwise participate, directly or indirectly, in any short sale, forward contract to sell, option or forward contract to purchase, swap or other hedging, synthetic, “put” equivalent or similar derivative instrument or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Restricted Exchangeable Units or any Holdco Ordinary Shares, whether settled in cash or securities, and (ii) acknowledge that such holder will, upon accepting Restricted Exchangeable Units, be deemed, by virtue of acceptance of such Restricted Exchangeable Units and without any further action on such holder’s part, to have executed the Partnership Agreement and agreed to the rights, privileges, restrictions and conditions of the Restricted Exchangeable Units and to comply with the terms and restrictions of the Partnership Agreement. In the event of a breach by any holder of the hedging restrictions in the Partnership Agreement, the Restricted Period applicable to such holder’s Restricted Exchangeable Units will be extended by two years.

Shares As to Which No Election is Made. At the Cash/Stock Effective Time, Broadcom Common Shares as to which no election is made will be deemed Cash Electing Shares and will each receive, subject to proration as described below, $54.50 in cash with respect to each such share.

Avago and Broadcom have determined that the IRS Ruling (as defined in the Merger Agreement) will not be received and therefore that no Holdco Restricted Ordinary Shares (as defined in the Merger Agreement) will be allotted and issued as part of the Broadcom Merger Consideration.

Furthermore, for purposes of this joint proxy statement/prospectus, Holdco and Holdco LP have assumed that the Restricted Exchangeable Units to be issued as Broadcom Merger Consideration will represent less than 50% of the aggregate number of Holdco Ordinary Shares and Restricted Exchangeable Units outstanding after the Transactions.

Proration

Depending on the final results of the Broadcom shareholder elections, which will not be known until Holdco tallies the results of the elections made by Broadcom shareholders shortly prior to the closing of the Transactions, the mix of consideration paid to Broadcom shareholders may be adjusted as described below. The mix of consideration will also depend on the number of Dissenting Shares, which will be treated as Cash Electing Shares solely for purposes of determining proration, as described below.

Cash Electing Shares. Proration applied to Cash Electing Shares will depend on the Cash Electing Share Number relative to the number of Broadcom Common Shares outstanding immediately before the Cash/Stock Effective Time.

For Cash Electing Shares, if the Cash Electing Share Number is greater than 50% of the total number of Broadcom Common Shares outstanding immediate before the Cash/Stock Effective Time, then shareholders will receive for each such share:

•	an amount of cash (without interest) equal to the product of (i) $54.50 multiplied by (ii) the Cash Proration Fraction; and

•	a number of Holdco Ordinary Shares equal to the product of (i) 0.4378 multiplied by (ii) one minus the Cash Proration Fraction.

If the Cash Electing Share Number is less than or equal to 50% of the total number of Broadcom Common Shares outstanding immediately before the Cash/Stock Effective Time, then the Cash Proration Fraction is one, resulting in each such share receiving $54.50 in cash (without interest) and no Holdco Ordinary Shares.

Stock Electing Shares. Proration applied to Stock Electing Shares will depend on the Equity Electing Share Number relative to the number of Broadcom Common Shares outstanding immediately before the Cash/Stock Effective Time.

For Stock Electing Shares, if the number of Unit Electing Shares is less than 50% of the total number of Broadcom Common Shares outstanding immediately before the Cash/Stock Effective Time, and the Equity Electing Share Number is greater than 50% of the total number of Broadcom Common Shares outstanding immediately before the Cash/Stock Effective Time, then shareholders will receive will receive for each such share:

•	a number of Holdco Ordinary Shares equal to the product of (i) 0.4378 multiplied by (ii) the Stock Proration Fraction; and

•	an amount of cash (without interest) equal to the product of (i) $54.50 multiplied by (ii) one minus the Stock Proration Fraction.

If the total number of Unit Electing Shares is greater than or equal to 50% of the total number of Broadcom Common Shares outstanding immediately before the Cash/Stock Effective Time, then the Stock Proration Fraction is zero, resulting in each such share receiving $54.50 in cash (without interest) and no Holdco Ordinary Shares.

If the Equity Electing Share Number is less than 50% of the total number of Broadcom Common Shares outstanding immediately before the Cash/Stock Effective Time, then the Stock Proration Fraction is one, resulting in each such share receiving 0.4378 Holdco Ordinary Shares and no cash.

Unit Electing Shares. Proration will not be applied to Unit Electing Shares, and all Unit Electing Shares will receive Restricted Exchangeable Units with respect to such Unit Electing Shares. No Restricted Exchangeable Units will be issued to any Broadcom shareholder who has not elected to receive Restricted Exchangeable Units.

For illustrative examples showing how these proration mechanisms will work in the event there is an oversubscription of Cash Electing Shares or Stock Electing Shares, see the section above “The Transactions—Broadcom Shareholder Election and Proration Procedures—Proration Procedures.”

Procedure for Exchange of Certificates

Exchange Procedures for Avago Ordinary Shares

At or immediately after the Avago Effective Time, Holdco will deposit with the Exchange Agent, for the account and benefit of the holders of Avago Ordinary Shares at the Avago Effective Time, for exchange through the Exchange Agent, certificates or book entry shares representing the full number of Holdco Ordinary Shares to be issued in the Transactions (the “Avago Consideration Fund”).

Promptly after the Avago Effective Time (and in any event within five business days after the Avago Effective Time), Avago will cause the Exchange Agent to mail to each holder of record of Avago Ordinary Share certificates or Avago Ordinary Shares held in book entry form whose shares were converted into the right to receive the Avago Scheme Consideration a letter of transmittal together with instructions on how to surrender the Avago Ordinary Share certificates or transfer the Avago Ordinary Shares held in book entry form in exchange for payment of the Avago Scheme Consideration. Once the Exchange Agent receives (i) an “agent’s message” in connection with the transfer of an Avago Ordinary Share held in book entry form or the surrender of an Avago Ordinary Share certificate and (ii) a properly completed and executed letter of transmittal, the Exchange Agent will cancel the Avago Ordinary Share and will issue the Avago Scheme Consideration, without any interest thereon.

From and after the Avago Effective Time, there will be no transfers on the register of transfers of Avago of Avago Ordinary Shares that were outstanding immediately prior to the Avago Effective Time. If, after the Avago Effective Time, any certificates formerly representing Avago Ordinary Shares or Avago Ordinary Shares held in book entry form are presented to Holdco, Avago or the Exchange Agent for any reason, they will be cancelled. If a certificate representing Avago Ordinary Shares has been lost, stolen or destroyed, the Exchange Agent will issue to such shareholder the Avago Scheme Consideration only upon such shareholder making an affidavit regarding the loss, theft or destruction, and, if required by Holdco or the Exchange Agent, posting a bond in such reasonable and customary amount as Holdco or the Exchange Agent may direct as indemnity against any claim that may be made against Holdco, the Avago Parties or the Exchange Agent in respect of the certificate alleged to have been lost, stolen or destroyed.

Any portion of the Avago Consideration Fund deposited with the Exchange Agent that has not been transferred to the former holders of Avago Ordinary Shares for one year after the Avago Effective Time may be delivered to Holdco, and any former holders of Avago Ordinary Shares may thereafter only look to Holdco for payment of the Avago Scheme Consideration, without any interest thereon.

Exchange Procedures for Broadcom Common Shares

At or immediately after the Cash/Stock Effective Time, Holdco and Holdco LP will respectively deposit with the Exchange Agent, for the account and benefit of the holders of Broadcom Common Shares at the Broadcom Effective Times, for exchange through the Exchange Agent, certificates or book entry shares representing the full number of Holdco Ordinary Shares and Restricted Exchangeable Units, as well as the aggregate cash, to be issued or paid in the Transactions (the “Broadcom Consideration Fund”). Avago will also make available any necessary additional funds and a sufficient amount of cash for payment in lieu of fractional Holdco Ordinary Shares or Restricted Exchangeable Units as described above in “—Broadcom Merger Consideration.”

Promptly after the Broadcom Effective Times (and in any event within five business days after the Effective Times), Avago will cause the Exchange Agent to mail to each holder of record of Broadcom Common Share certificates or Broadcom Common Shares held in book entry form immediately prior to the Broadcom Effective Times a letter of transmittal together with instructions on how to surrender the Broadcom Common Share certificates or transfer the Broadcom Common Shares held in book entry form. Once the Exchange Agent receives (i) an “agent’s message” in connection with the transfer of a Broadcom Common share held in book entry form or the surrender of a Broadcom Common Share certificate and (ii) a properly completed and executed letter of transmittal, the Exchange Agent will cancel the Broadcom Common Share and will issue the Broadcom Merger Consideration and cash in lieu of any fractional Holdco Ordinary Shares or Restricted Exchangeable Units, subject to applicable withholding taxes and without any interest thereon.

From and after the Cash/Stock Effective Time, there will be no transfers on Broadcom’s stock transfer books of Broadcom Common Shares that were outstanding immediately prior to the Cash/Stock Effective Time. If, after the Broadcom Effective Times, any certificates formerly representing Broadcom Common Shares or Broadcom Common Shares held in book entry form are presented to Holdco, Avago, the Broadcom Surviving Corporation or the Exchange Agent for any reason, they will be cancelled and exchanged for the Broadcom Merger Consideration. If a certificate representing Broadcom Common Shares has been lost, stolen or destroyed, the Exchange Agent will issue to such shareholder the Broadcom Merger Consideration only upon such shareholder making an affidavit regarding the loss, theft or destruction, and, if required by Holdco or the Exchange Agent, posting a bond in such reasonable and customary amount as Holdco or the Exchange Agent may direct as indemnity against any claim that may be made against Holdco, the Avago Parties or the Exchange Agent in respect of the certificate alleged to have been lost, stolen or destroyed.

Any portion of the Broadcom Consideration Fund deposited with the Exchange Agent that has not been transferred to the former holders of Broadcom Common Shares for one year after the Broadcom Effective Times shall be delivered to Avago, and any former holders of Broadcom Common Shares may thereafter only look to Avago for payment of the Broadcom Merger Consideration, subject to applicable withholding taxes and without any interest thereon.

Treatment of Avago Equity Awards

At the Avago Effective Time, each outstanding Avago share option or restricted share unit award (whether vested or unvested) will be converted into an option to purchase Holdco Ordinary Shares or a Holdco restricted share unit, respectively, covering the same number of Holdco Ordinary Shares as the number of Avago Ordinary Shares that were subject to such Avago share option or restricted share unit award as of immediately prior to the Avago Effective Time (each, an “Avago Converted Equity Award”). The per share exercise price of each such Holdco share option will be the same as the per share exercise price of the related Avago share option as of immediately prior to the Avago Effective Time. Each Avago Converted Equity Award will be subject to the same terms and conditions as were applicable to such Avago option or restricted share unit (including any applicable change in control or other accelerated vesting provisions, provided that in no event will the Transactions constitute a change in control for the purposes of such provisions).

Treatment of Broadcom Equity Awards

Unvested Equity Awards

At the Cash/Stock Effective Time, each outstanding and unvested Broadcom stock option or restricted stock unit award held by an individual who is eligible to be included on a registration statement filed by Holdco on Form S-8 will be converted into an option to purchase a number of Holdco Ordinary Shares or an award of a number of restricted share units of Holdco Ordinary Shares, respectively (in each case, rounded down to the nearest whole share), equal to the sum of (i) the number of Broadcom Common Shares subject to such Broadcom stock option or restricted stock unit award immediately prior to the Cash/Stock Effective Time multiplied by 0.2189 plus (ii) the number of Broadcom Common Shares subject to such Broadcom stock option or restricted stock unit award immediately prior to the Cash/Stock Effective Time multiplied by the quotient obtained by dividing $27.25 by the Avago Measurement Price. The exercise price per Holdco Ordinary Share for such converted Holdco options (which will be rounded up to the nearest whole cent) will be equal to the quotient obtained by dividing (x) the aggregate exercise price for the Broadcom Common Shares subject to such Broadcom stock option immediately prior to the Cash/Stock Effective Time by (y) the aggregate number of Holdco Ordinary Shares to be subject to such converted Broadcom stock option that was previously calculated. All such converted equity awards denominated in Holdco Ordinary Shares will have the same terms and conditions as were applicable under such Broadcom stock option or restricted stock unit, including with respect to any applicable change in control or other accelerated vesting provisions.

Vested Equity Awards

At the Cash/Stock Effective Time, each vested Broadcom stock option will be cancelled and the holder thereof will be entitled to receive an amount in cash equal to the positive difference, if any, calculated by subtracting the aggregate exercise of such option from the product of the number of vested shares subject to such option immediately prior to the Cash/Stock Effective Time multiplied by Equity Award Consideration.

At the Cash/Stock Effective Time, each vested Broadcom restricted stock unit award (including any Broadcom restricted stock unit that becomes vested as a result of the Transactions) will be cancelled and the holder thereof will be entitled to receive an amount in cash equal to the product of the number of shares subject to such restricted stock unit award immediately prior to the Cash/Stock Effective Time multiplied by the Equity Award Consideration.

Representations and Warranties

Avago and Broadcom made representations and warranties in the Merger Agreement on behalf of themselves and their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement (including qualifications by concepts of knowledge, materiality and/or dollar thresholds) and are further modified and limited by confidential disclosure schedules delivered by Avago and Broadcom to each other. The representations and warranties made by Avago are also subject to, and qualified by, certain information included in Avago’s filings made with the SEC (or incorporated by reference into such documents) from October 28, 2012 until the date of the Merger Agreement, and the representations and warranties made by Broadcom are also subject to and qualified by certain information included in Broadcom’s filings made with the SEC (or incorporated by reference into such documents) from December 31, 2012 until the date of the Merger Agreement.

The representations and warranties made by each of Avago and Broadcom relate to the following subject matters, among other things:

•	corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

•	subsidiaries;

•	capital structure and equity securities;

•	authority to enter into the Merger Agreement and due execution and delivery of the Merger Agreement and the completion of the transactions contemplated thereby and board approval;

•	the absence of the violation of applicable laws, organizational documents, material contracts or material permits as a result of the Transactions;

•	(i) the timely filing of SEC reports, (ii) compliance with stock exchange listing requirements, (iii) compliance with certain regulatory matters, (iv) certain financial statements, their content and their preparation and (v) the absence of certain undisclosed liabilities;

•	internal controls and disclosure controls and no off-balance sheet arrangements;

•	the absence of certain changes and events since November 2, 2014 and December 31, 2014 for Avago and Broadcom, respectively;

•	litigation;

•	taxes;

•	intellectual property;

•	environmental matters;

•	compliance with laws, including corrupt practices legislation;

•	the approval and recommendation by each of Avago’s and Broadcom’s board of directors to their respective shareholders regarding the Merger Agreement and the Transactions;

•	required approvals for consummation of the Transactions, including any applicable shareholder approval; and

•	brokers and finders.

The representations and warranties made solely by Broadcom relate to the following subject matters, among other things:

•	material contracts, including the absence of violation or breach in any material respect of each such contract;

•	possession of material permits required by applicable laws, and compliance with applicable laws, including export-related laws;

•	labor and other employment matters;

•	employee benefit matters;

•	insurance;

•	relations with Broadcom’s significant customers;

•	title to real property, absence of liens and leasehold interests, and leases of real property; and

•	the opinion from its financial advisor.

The representations and warranties made solely by Avago relate to the following subject matters, among other things:

•	absence of prior operations by the Avago Parties, other than Avago;

•	no ownership of Broadcom securities by the Avago Parties or their respective subsidiaries;

•	solvency; and

•	availability of financing.

Under the Merger Agreement, Avago and Broadcom agreed that except for the representations and warranties expressly contained in the Merger Agreement, each party does not make any other representation or warranty.

Several of the representations, warranties, covenants, closing conditions and termination provisions contained in the Merger Agreement are qualified by the concept of an “Avago Material Adverse Effect” and a “Broadcom Material Adverse Effect.” For purposes of the Merger Agreement, an “Avago Material Adverse Effect” and a “Broadcom Material Adverse Effect” for each of Avago and Broadcom, respectively, means any effect, event, change, occurrence, condition or development that, individually or when taken together with all other effects, events, changes, occurrences, conditions or developments, has had or would reasonably be expected to have a material adverse change in, or material adverse effect on (i) the ability of Avago or Broadcom, respectively, to consummate the transactions contemplated by the Merger Agreement (including any such change or effect that prevents, materially delays or materially impedes the ability of Avago or Broadcom, respectively, to consummate the Transactions and the transactions contemplated by the Merger Agreement) or (ii) the business, assets, liabilities, financial condition or results of operations of Avago and its subsidiaries, taken as a whole, or Broadcom and its subsidiaries, taken as a whole, respectively, except for the following (which shall not be deemed an Avago Material Adverse Effect or a Broadcom Material Adverse Effect, respectively, unless otherwise indicated):

•	any effect, event, change, occurrence, condition or development resulting from or in connection with the industries, geographies and markets in which Avago or Broadcom, respectively, and their respective subsidiaries operate, or general economic, political or financial or securities market conditions, except to the extent that such effect, event, change, occurrence, condition or development (individually or in the aggregate) disproportionately affects Avago and its subsidiaries, taken as a whole, or Broadcom and its subsidiaries, taken as a whole, respectively, relative to other persons or entities engaged in the same industries, geographies, and markets;

•	negative developments occurring with employees, customers, suppliers, distributors or other business partners of Avago or Broadcom, respectively, and their respective subsidiaries resulting from or arising in connection with the execution and announcement of the Merger Agreement or the Transactions;

•	natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events, except to the extent that such events (individually or in the aggregate) disproportionately affect Avago and its subsidiaries, taken as a whole, or Broadcom and its subsidiaries, taken as a whole, respectively, relative to other persons or entities engaged in the same industries, geographies, and markets;

•	changes in GAAP, the interpretation of GAAP, the accounting rules and regulations of the SEC or applicable law, except to the extent that such changes (individually or in the aggregate) disproportionately affect Avago and its subsidiaries, taken as a whole, or Broadcom and its subsidiaries, taken as a whole, respectively, relative to other persons or entities engaged in the same industries, geographies, and markets;

•	any action or inaction contemplated by the Merger Agreement or taken or not taken at the request of Avago or Broadcom, respectively;

•	any legal action brought or threatened by stockholders of Avago or shareholders of Broadcom asserting allegations of breach of fiduciary duty relating to the Merger Agreement or violations of applicable securities laws arising out of or resulting from the Merger Agreement or the Transactions;

•	any action or inaction required to comply with SEC rules or the SEC comment process in connection with this Form S-4 of which this joint proxy statement/prospectus is a part;

•	any decrease in the market price or trading volume of the Avago Ordinary Shares or the Broadcom Common Shares, respectively (but the underlying causes of such decrease may be taken into account in determining whether there has been an Avago Material Adverse Effect or a Broadcom Material Adverse Effect, respectively);

•	any failure by Avago or Broadcom, respectively, to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of any securities analysts (but the underlying causes of such failure may be taken into account in determining whether there has been an Avago Material Adverse Effect or a Broadcom Material Adverse Effect, respectively); or

•	the failure of Avago or Broadcom, respectively, to consent to certain actions relating to the interim operations of Avago or Broadcom, respectively, between the date of the Merger Agreement and the closing as set forth in the Merger Agreement.

Interim Operations of Avago and Broadcom

Avago Interim Operating Covenants

Avago has undertaken covenants in the Merger Agreement relating to the conduct of its business prior to the completion of the Transactions or the earlier termination of the Merger Agreement. Unless Broadcom otherwise consents in writing (not to be unreasonably withheld, conditioned or delayed) or as expressly permitted or specifically contemplated by the Merger Agreement or confidential disclosure schedules, or as is otherwise required by applicable law or order, Avago and each of its subsidiaries will conduct their respective businesses in the ordinary course of business in all material respects consistent with past practice and conduct no business except as contemplated by the Merger Agreement or as necessary to consummate the Transactions.

Unless Broadcom otherwise consents in writing (not to be unreasonably withheld, conditioned or delayed) or as expressly permitted or specifically contemplated by the Merger Agreement or confidential disclosure schedules, or as is otherwise required by applicable law or order, Avago and each of its subsidiaries will not:

•	amend their respective organizational documents, other than immaterial amendments or amendments that do not adversely affect (i) the rights of any former or current director or officer to indemnification, (ii) holders of Broadcom Common Shares who receive Holdco Ordinary Shares at the Broadcom Effective Times, (iii) holders of Broadcom equity awards or (iv) the ability to consummate the Transactions;

•	adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of any such party, other than pursuant to the Transactions or, other than with respect to any Avago Party, for tax planning purposes;

•	redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any issued Avago Ordinary Shares;

•	issue, split, consolidate, subdivide or reclassify any Avago Ordinary Shares, or set aside for payment or pay any dividend or other distribution in respect of any Avago Ordinary Shares or otherwise make any payments to holders of Avago Ordinary Shares in their capacity as such, other than:

•	issuances of Avago Ordinary Shares:

•	pursuant to an Avago benefit plan or upon the exercise of Avago stock options or settlement of equity-based awards granted pursuant to an Avago benefit plan in the ordinary course of business consistent with past practice; or

•	pursuant to the conversion of Avago’s 2.0% Convertible Senior Notes due 2021;

•	the issuance, grant or delivery of equity-based awards granted pursuant to an Avago benefit plan in the ordinary course of business consistent with past practice;

•	the incurrence of any indebtedness or the issuance of any securities in connection with the Debt Financing, any alternative financing or otherwise in connection with financing the Transactions and the other transactions contemplated by the Merger Agreement; and

•	regular quarterly cash dividends payable by Avago in respect of Avago Ordinary Shares in the ordinary course of business consistent with past practice in an amount not exceeding $0.38 per Avago Ordinary Share per Avago fiscal quarter (which maximum permissible amount of dividend per Avago Ordinary Share shall increase by $0.02 per Avago Ordinary Share per Avago fiscal quarter), or dividends declared and paid by any subsidiary of Avago to Avago or another subsidiary of Avago in the ordinary course of business consistent with past practice;

•	acquire, sell or dispose of, or agree to acquire, sell or dispose of, any entity or any equity interests thereof or other business organization or division, or enter into, modify, cancel, renew or terminate any contract or waive, release or assign any material rights or claims to a contract that would reasonably be expected to (i) materially delay or materially increase the risk of not obtaining any authorization, consent, order, declaration or approval of the Transactions under applicable antitrust law or the DPA, (ii) materially delay or materially adversely affect Avago’s and Holdco’s ability to obtain the Debt Financing or (iii) otherwise materially delay, prevent or impede the consummation of the Transactions and the other transactions contemplated by the Merger Agreement;

•	knowingly undertake any transaction (other than any transaction contemplated by the Merger Agreement) that may raise a material risk of causing Holdco to be treated, as a result of the transaction contemplated by the Merger Agreement, as (i) a resident of the United States for U.S. federal tax purposes or (ii) a “surrogate foreign corporation” within the meaning of applicable U.S. federal tax law; or

•	enter into any contract, commitment or arrangement to do any of the foregoing.

Avago has also undertaken a covenant in the Merger Agreement to cause Finance Holdco to form a direct subsidiary (“Lower Holdco”). All of the issued, fully paid share capital of Lower Holdco will be issued to Finance Holdco, and all equity interests of Lower Holdco will be owned directly by Finance Holdco free and clear of any liens, pledges, security interests or other encumbrances. Avago will cause Lower Holdco to execute and deliver a joinder to the Merger Agreement and cause Finance Holdco to contribute all of the equity interests of the Merger Subs held by Finance Holdco to Lower Holdco. Promptly following such contribution, Avago will cause Lower Holdco (including in its capacity as the sole shareholder of each of the Merger Subs following such contribution) to approve the Merger Agreement, the California Merger Agreements, the Transactions, and the other transactions contemplated by the Merger Agreement and the California Merger Agreements.

Broadcom Interim Operating Covenants

Broadcom has undertaken covenants in the Merger Agreement relating to the conduct of its business prior to the completion of the Transactions or the earlier termination of the Merger Agreement. Unless Avago otherwise consents in writing (not to be unreasonably withheld, conditioned or delayed) or as expressly permitted or specifically contemplated by the Merger Agreement or confidential disclosure schedules, or as is otherwise required by applicable law or order, Broadcom and each of its subsidiaries will conduct their respective businesses in the ordinary course of business in all material respects consistent with past practice and use commercially reasonable efforts to preserve intact their business organization and preserve their relationships with customers, suppliers and others having business dealings with them.

Unless Avago otherwise consents in writing (not to be unreasonably withheld, conditioned or delayed) or as expressly permitted or specifically contemplated by the Merger Agreement or confidential disclosure schedules, or as is otherwise required by applicable law or order, Broadcom and each of its subsidiaries will not:

•	amend their respective organizational documents, other than (i) immaterial amendments to the organizational documents of a subsidiary or (ii) pursuant to the Cash/Stock Merger or the Unit Merger;

•	issue, deliver, sell, dispose of, or authorize or agree to the issuance, sale or other disposition of any equity interests of Broadcom or any of its subsidiaries or any other securities of Broadcom or any of its subsidiaries in respect of, in lieu of, or in substitution for, Broadcom Common Shares outstanding on the date of the Merger Agreement of such securities, except for:

•	the issuance or delivery of Broadcom Common Shares or equity awards in connection with certain acquisitions, sales, dispositions or strategic investments;

•	the issuance, grant or delivery of equity-based awards granted pursuant to Broadcom benefit plans in the ordinary course of business consistent with past practice (including grants made pursuant to Broadcom’s annual focal equity grant program), subject to certain limitations;

•	the issuance or delivery of Broadcom Common Shares in accordance with Broadcom’s employee stock purchase program or upon the exercise of Broadcom stock options or settlement of equity-based awards granted pursuant to Broadcom benefit plans in accordance with the terms of such awards; or

•	the conversion of shares of Broadcom Class B common stock into Class A common stock pursuant to the rights of holders thereof;

•	redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any outstanding Broadcom Common Shares, except in respect of any tax withholding or to satisfy the exercise price of Broadcom equity awards granted pursuant to a Broadcom benefit plan;

•	split, combine, subdivide or reclassify any Broadcom Common Shares or declare, or set aside for payment or pay any dividend or other distribution in respect of any equity interests of Broadcom or its subsidiaries or otherwise make any payments to shareholders of Broadcom in their capacity as such, other than:

•	regular quarterly cash dividends payable by Broadcom in respect of Broadcom Common Shares in the ordinary course of business consistent with past practice in an amount not exceeding $0.14 per Broadcom Common Share in any fiscal quarter (but only to the extent such dividends are not “non-ordinary course distributions” as such term is defined in applicable tax law interpretations); or

•	dividends declared and paid by any subsidiary of Broadcom to Broadcom or another subsidiary in the ordinary course of business consistent with past practice;

•	adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Broadcom or any of its subsidiaries, other than the Cash/Stock Merger or the Unit Merger;

•	acquire, sell or dispose of, or agree to acquire, sell or dispose of, any entity or any equity interests thereof, tangible assets comprising a business (other than, in the ordinary course, purchases of assets from vendors, sale of products or related transactions) or other business organization or division thereof (provided, that the foregoing will not restrict or limit Broadcom’s or its subsidiaries’ ability to purchase components or inventory or sell any of its products in the ordinary course of business consistent with past practice), other than:

•	acquisitions, sales or dispositions among Broadcom and any of its subsidiaries;

•	acquisitions of or strategic investments in any corporation, partnership or other business organization or division thereof, or any equity interest therein, as to which the aggregate consideration for all such acquisitions or investments (including the value of any Broadcom Common Shares or equity awards granted in connection therewith) does not exceed $150 million in the aggregate; and

•	sales or dispositions as to which the aggregate consideration for all such sales or dispositions does not exceed $150 million in the aggregate;

•	incur any indebtedness in addition to that incurred as of the date of the Merger Agreement, or guarantee any such indebtedness or make any material loans, advances or capital contributions to, or investments in, any other person or entity, other than:

•	to Broadcom or any of its wholly-owned subsidiaries;

•	letters of credit or guarantees issued and maintained by Broadcom or its subsidiaries in the ordinary course of business consistent with past practice and reimbursement obligations in respect thereof;

•	performance bonds issued and maintained by Broadcom or its subsidiaries in the ordinary course of business consistent with past practice; or

•	indebtedness that will be paid prior to closing, and which does not subject Broadcom to material pre-payment or other penalties, which is incurred in the ordinary course of business and does not exceed $500 million in the aggregate;

•	except pursuant to a material Broadcom benefit plan in effect as of the date of the Merger Agreement or as required by applicable law, (i) materially increase the compensation or benefits payable to any of its directors, officers, consultants or employees, except for annual increases in the ordinary course of business consistent with past practice, (ii) enter into, establish, adopt or materially amend any employment or severance agreement or any other material Broadcom benefit plan covering any of its directors, officers, consultants or employees, (iii) grant or increase any change-in-control, severance, retention or termination pay to (or amend any such existing arrangement with) any of its directors, officers, consultants or employees, (iv) increase the benefits payable under any existing change-in-control, severance, retention or termination pay policies, or (v) establish, adopt or amend any collective bargaining or works council agreement;

•	except as required or permitted by GAAP or as advised by Broadcom’s regular public independent accountant, change in any material respect any of its accounting policies unless required by GAAP, SEC rules and regulations or applicable law, or with respect to the subsidiaries of Broadcom, the accounting standards applicable to the preparation of the financial statements and accounts of each such subsidiary;

•	settle, or offer or propose to settle any litigation or other proceeding involving or against Broadcom or any of its subsidiaries (other than settlements that provide for insignificant ancillary ordinary course non-monetary relief and do not require payment by Broadcom or any of its subsidiaries in excess of $25 million in the aggregate), or commence any material litigation or other proceeding other than in the ordinary course of business consistent with past practice;

•	enter into, modify or amend any material contract outside of the ordinary course of business consistent with past practice, or release or assign any material rights or claims thereunder outside of the ordinary course of business consistent with past practice, which if so entered into, modified, amended, waived, released or assigned would reasonably be expected to be materially adverse to any business or product line of Broadcom or its subsidiaries;

•	sell or transfer any patents owned by Broadcom or any of its subsidiaries to any third parties, enter into any portfolio-wide patent cross-license agreements, or grant any exclusive licenses to any third parties of any intellectual property rights held by Broadcom or any of its subsidiaries;

•	fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material registered intellectual property rights owned by and issued to Broadcom or its subsidiaries that are enforceable as of the date of the Merger Agreement;

•

make or authorize any capital expenditures, except for the expenditures contemplated by (i) Broadcom’s 2015 capital expenditure budget, as provided to Avago in the confidential disclosure schedules, or (ii) any other subsequent annual capital budget that is prepared in the ordinary course of business by Broadcom, is approved by the Broadcom board of directors and provides for total capital expenditures that do not exceed, in the aggregate, 110% of those set forth in Broadcom’s 2015 capital expenditure budget, as provided to Avago in the confidential disclosure schedules;

•	enter into any collective bargaining agreement or any other material agreement with any labor organization, works council, trade union, or other labor association;

•	change any material method of tax accounting, settle or compromise any audit or other proceeding relating to a material amount of taxes, make or change any material tax election or file any material tax return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes, enter into any closing agreement with respect to any material amount of taxes or surrender any right to claim any material tax refund; or

•	enter into any contract, commitment or arrangement to do any of the foregoing.

No Solicitation by Broadcom; No Change in Broadcom Board Recommendation

No Solicitation by Broadcom

Subject to the exceptions described below, Broadcom has agreed that it will not, and will cause its subsidiaries and their respective officers, directors and employees not to, and will use its reasonable best efforts to cause Broadcom’s and its subsidiaries’ other representatives not to, directly or indirectly:

•	initiate, solicit, seek or knowingly take any action to facilitate or encourage, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Broadcom Acquisition Proposal (as defined below);

•	participate or engage in any discussions or negotiations with any third party with respect to any Broadcom Acquisition Proposal;

•	in connection with any actual or potential Broadcom Acquisition Proposal, disclose or furnish any nonpublic information or data to any third party concerning Broadcom’s business or properties or afford any third party access to its properties, books or records;

•	enter into or execute, or propose to enter into or execute, any agreement relating to a Broadcom Acquisition Proposal; or

•	accept, approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of, or submit to its shareholders, any Broadcom Acquisition Proposal.

Broadcom is obligated to, and to cause its subsidiaries and their respective officers, directors and employees to, and will use its reasonable best efforts to cause Broadcom’s and its subsidiaries’ other representatives to, immediately cease and terminate all activities, discussions and negotiations that commenced prior to the date of the Merger Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, a Broadcom Acquisition Proposal, and must request that all confidential or proprietary information previously furnished to any third party in connection with such discussions and negotiations be promptly returned or destroyed.

For purposes of the Merger Agreement, a “Broadcom Acquisition Proposal” is defined as any offer or proposal made by any person, entity or group of persons (other than the parties to the Merger Agreement), to acquire (i) beneficial ownership of 15% or more of the issued and outstanding Broadcom Common Shares pursuant to a merger, amalgamation, consolidation or other similar form of business combination, sale of capital stock, tender offer or exchange offer or similar transaction involving Broadcom, or (ii) assets of Broadcom and its subsidiaries that constitute or account for 15% or more of the consolidated net assets, net revenue or net income of Broadcom and its subsidiaries.

Fiduciary Exception

If Broadcom receives a bona fide written Broadcom Acquisition Proposal from any person or entity that did not arise from a breach of the provisions of the non-solicitation covenants of the Merger Agreement and the Broadcom board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Broadcom Acquisition Proposal constitutes or would reasonably be expected to lead to a Broadcom Superior Proposal (as defined below), and that failure to take action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, then Broadcom may:

•	participate in discussions or negotiations (including, as part thereof, making any counterproposals) with the person or persons making such Broadcom Acquisition Proposal; and

•	furnish nonpublic information to the person or persons making such Broadcom Acquisition Proposal, but only after such person enters into a customary confidentiality agreement with Broadcom (a “Broadcom Acceptable Confidentiality Agreement”) that contains provisions that in the aggregate are no less favorable to Broadcom than the confidentiality agreement between Avago and Broadcom (but shall not be required to contain standstill provisions and may not provide for an exclusive right to negotiate with Broadcom and may not restrict Broadcom from complying with the non-solicitation provisions of the Merger Agreement); provided that Broadcom promptly (and in any event within 24 hours) provides or makes available to Avago any information that is provided or made available to any person given such access which was not previously provided or made available to Avago.

For purposes of the Merger Agreement, a “Broadcom Superior Proposal” is defined as, in general terms, a bona fide written Broadcom Acquisition Proposal (substituting “50%” for “15%” in each instance where such terms appears in the definition thereof) that the Broadcom board of directors determines, after consultation with its financial advisors and outside legal counsel and financial advisors, and after taking into account all of the material terms and conditions of such proposal (including any termination or break-up fees and conditions to consummation), and after taking into account all material financial, legal, regulatory and other aspects of such proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation), is reasonably capable of being consummated and, if consummated, would be more favorable to Broadcom and its shareholders (in their capacity as such) from a financial point of view than the Transactions and the transactions contemplated under the Merger Agreement.

Broadcom will as promptly as reasonably practicable (in any event within 24 hours after receipt) (i) notify Avago of the receipt of any Broadcom Acquisition Proposal and (ii) provide Avago with a copy of such Broadcom Acquisition Proposal (if written), or a summary of the material terms and conditions of such Broadcom Acquisition Proposal (if oral), including the identity of the person making such proposal. Broadcom will (y) keep Avago informed as promptly as practicable with respect to any changes to the material terms of a Broadcom Acquisition Proposal submitted to Broadcom (and in any event within 48 hours following any such changes), including by providing a copy of all written proposals relating to any Broadcom Acquisition Proposal and (z) promptly (and in any within 24 hours of such determination) notify Avago of any determination by the Broadcom board of directors that such Broadcom Acquisition Proposal constitutes a Broadcom Superior Proposal.

No Change in Broadcom Board Recommendation

The Broadcom board of directors has unanimously adopted resolutions approving the Merger Agreement, the Cash/Stock Merger, the Unit Merger and the other transactions applicable to Broadcom contemplated by the Merger Agreement and the California Merger Agreements and, subject to the other terms and conditions of the Merger Agreement, resolved to recommend that the holders of Broadcom Common Shares approve the Merger Agreement, the California Merger Agreements, the Cash/Stock Merger, the Unit Merger and the other transactions applicable to Broadcom contemplated by the Merger Agreement and the California Merger Agreements (the “Broadcom Board Recommendation”).

Subject to the exceptions noted below, the Broadcom board of directors may not:

•	withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Avago, the Broadcom Board Recommendation;

•	approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Broadcom Acquisition Proposal;

•	solely if a Broadcom Acquisition Proposal has been publicly announced, fail to issue a press release reaffirming the Broadcom Board Recommendation within 10 business days following Avago’s written request to issue such press release (any action described in these first three bullet points are referred to as a “Broadcom Change of Recommendation”); or

•	approve or recommend, or publicly propose to approve or recommend, or allow Broadcom to execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to a Broadcom Acquisition Proposal, or requiring Broadcom to abandon, terminate or fail to consummate any of the Transactions or any other transaction contemplated by the Merger Agreement, in each case other than a Broadcom Acceptable Confidentiality Agreement.

Fiduciary Exception

Notwithstanding the foregoing, prior to the Broadcom Special Meeting, Broadcom’s board of directors may, (x) in the case of a Broadcom Intervening Event (as defined below) or with respect to a Broadcom Superior Proposal, which Broadcom Superior Proposal did not result from a breach of the non-solicitation provisions in the Merger Agreement by Broadcom or its representatives (including any act or omission by any such representative which would constitute a breach of such provisions if such act was taken or omitted to be taken by Broadcom), make a Broadcom Change of Recommendation or (y) with respect to a Broadcom Superior Proposal, which Broadcom Superior Proposal did not result from a breach of the non-solicitation provisions in the Merger Agreement by Broadcom or its representatives, approve or recommend a Broadcom Superior Proposal, terminate the Merger Agreement in accordance with the terms thereof (including the payment of a $1 billion termination fee to Avago, as described below), and enter into a definitive written agreement providing for such Broadcom Superior Proposal substantially concurrently with the termination of the Merger Agreement; provided, that:

•	Broadcom’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of Broadcom’s directors under applicable law;

•	Broadcom notifies Avago at least four business days in advance of taking such action (such period, the “Broadcom Notice Period”) that Broadcom intends to take such action, which notice must specify the reasons for taking such action and, in the event of a Broadcom Superior Proposal, the material terms and conditions of such proposal (including the identity of the person making the proposal) and concurrently provides a copy of the relevant proposed transaction agreements with the person making such proposal (in the event any of the material terms or conditions of any such proposal are modified during the Broadcom Notice Period, Broadcom must as promptly as possible, and in any event no later than 24 hours after receipt of such modification, notify Avago of such modification, at which time the Broadcom Notice Period must be extended by an additional two business days), and in the event of a Broadcom Intervening Event, a reasonable description of such Broadcom Intervening Event;

•	prior to taking such action, Broadcom shall, and shall cause its representatives to, during the Broadcom Notice Period negotiate with Avago in good faith (to the extent Avago desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement in such a manner that would obviate the need for Broadcom to take such action; and

•

Avago shall not have proposed in writing at or prior to the conclusion of the Broadcom Notice Period any modifications or revisions to the terms of the Merger Agreement, which revisions shall be evidenced by an offer to amend the Merger Agreement that would, upon Broadcom’s acceptance, be binding on the parties, and, if applicable, revisions to the terms of the Debt Commitment Letter and definitive agreements for the Debt Financing, to provide for terms which the board of directors of Broadcom determines in good faith, after consultation with its outside legal counsel and financial advisors, to cause (x) the Broadcom Superior Proposal to no longer constitute a Broadcom Superior Proposal or (y) in cases involving a Broadcom Intervening Event, the failure to make a Broadcom Change of Recommendation with respect to such Broadcom Intervening Event to be no longer be inconsistent with the fiduciary duties of Broadcom’s directors under applicable law.

For purposes of the Merger Agreement, a “Broadcom Intervening Event” means any effect, event, change, occurrence, condition or development that has not arisen as a result of a breach of the Merger Agreement by Broadcom, that is material to Broadcom and its subsidiaries, taken as a whole, and that was not known or reasonably foreseeable to the Broadcom board of directors on or prior to the date of the Merger Agreement (or, if known, the consequences of which were not reasonably foreseeable to the Broadcom board of directors on or prior to the date of the Merger Agreement), which effect, event, change, occurrence, condition or development (or the consequences thereof) becomes known to the Broadcom board of directors before receipt of the Broadcom Shareholder Approval; provided, that in no event shall any effect, event, change, occurrence, condition or development arising from or relating to any of the following give rise to a Broadcom Intervening Event:

•	any Broadcom Acquisition Proposal;

•	the public announcement of discussions among the parties to the Merger Agreement regarding a potential transaction, the public announcement, execution, delivery or performance of the Merger Agreement, the identity of the Avago Parties, or the public announcement, pendency or consummation of the transactions contemplated by the Merger Agreement;

•	any change in the trading price or trading volume of Broadcom Common Shares on NASDAQ or any change in Broadcom’s credit rating (although any underlying circumstances relating to or causing such change may be considered, along with the effects or consequences thereof);

•	the fact that Broadcom has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of Broadcom or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date of the Merger Agreement (although any underlying circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof);

•	changes in GAAP, other applicable accounting rules or applicable law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date of the Merger Agreement; or

•	any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

No Solicitation by Avago; No Change in Avago Board Recommendation

No Solicitation by Avago

Subject to the exceptions described below, Avago has agreed that it will not, and will cause its subsidiaries and their respective officers, directors and employees not to, and will use its reasonable best efforts to cause Avago’s and its subsidiaries’ other representatives not to, directly or indirectly:

•	initiate, solicit, seek or knowingly take any action to facilitate or encourage, any inquiry, proposal of offer that constitutes or would reasonably be expected to lead to an Avago Acquisition Proposal (as defined below);

•	participate or engage in any discussions or negotiations with any third party with respect to any Avago Acquisition Proposal;

•	in connection with any actual or potential Avago Acquisition Proposal, disclose or furnish any non-public information or data to any third party concerning Avago’s business or properties or afford any third party access to its properties, books or records;

•	enter into or execute, or propose to enter into or execute, any agreement relating to an Avago Acquisition Proposal; or

•	accept, approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of, or submit to its shareholders, any Avago Acquisition Proposal.

Following the execution of the Merger Agreement, Avago is obligated to, and to cause its subsidiaries and their respective officers, directors and employees to, and will use its reasonable best efforts to cause Avago’s and its subsidiaries’ other representatives to, immediately cease and terminate all activities, discussions and negotiations that commenced prior to the date of the Merger Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Avago Acquisition Proposal, and must request that all confidential or proprietary information previously furnished to any third party in connection with such discussions and negotiations be promptly returned or destroyed.

For purposes of the Merger Agreement, an “Avago Acquisition Proposal” is defined as any offer or proposal made by any person, entity or group of persons (other than the parties to the Merger Agreement), to acquire (i) beneficial ownership of 15% or more of the issued Avago Ordinary Shares pursuant to a merger, amalgamation, consolidation or other similar form of business combination, sale of capital stock, tender offer or exchange offer or similar transaction involving Avago, or (ii) assets of Avago and its subsidiaries that constitute or account for 15% or more of the consolidated net assets, net revenue or net income of Avago and its subsidiaries.

Fiduciary Exception

If Avago receives a bona fide written Avago Acquisition Proposal from any person or entity that did not arise from a breach of the provisions of the non-solicitation covenants of the Merger Agreement and the Avago board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Avago Acquisition Proposal constitutes or would reasonably be expected to lead to an Avago Superior Proposal (as defined below), and that failure to take action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, then Avago may:

•	participate in discussions or negotiations (including, as part thereof, making any counterproposals) with the person or persons making such Avago Acquisition Proposal; and

•	furnish nonpublic information to the person or persons making such Avago Acquisition Proposal, but only after such person enters into a customary confidentiality agreement with Avago (an “Avago Acceptable Confidentiality Agreement”) that contains provisions that in the aggregate are no less favorable to Avago than the confidentiality agreement between Avago and Broadcom (but shall not be required to contain standstill provisions and may not provide for an exclusive right to negotiate with Avago and may not restrict Avago from complying with the non-solicitation provisions of the Merger Agreement); provided that Avago promptly (and in any event within 24 hours) provides or makes available to Broadcom any information that is provided or made available to any person given such access which was not previously provided or made available to Broadcom.

For purposes of the Merger Agreement, an “Avago Superior Proposal” is defined as, in general terms, a bona fide written Avago Acquisition Proposal (substituting “50%” for “15%” in each instance where such terms appear in the definition thereof) that the Avago board of directors determines, after consultation with its financial advisors and outside legal counsel and financial advisors, and after taking into account all of the material terms and conditions of such proposal (including any termination or break-up fees and conditions to consummation), and after taking into account all material financial, legal, regulatory and other aspects of such proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation), is reasonably capable of being consummated and, if consummated, would be more favorable to Avago and its shareholders (in their capacity as such) from a financial point of view than the Transactions and the transactions contemplated under the Merger Agreement.

Avago will as promptly as reasonably practicable (in any event within 24 hours after receipt) (i) notify Broadcom of the receipt of any Avago Acquisition Proposal and (ii) provide Broadcom with a copy of such Avago Acquisition Proposal (if written), or a summary of the material terms and conditions of such Avago Acquisition Proposal (if oral), including the identity of the person making such proposal. Avago will (y) keep Broadcom informed as promptly as practicable with respect to any changes to the material terms of an Avago Acquisition Proposal submitted to Avago (and in any event within 48 hours following any such changes), including by providing a copy of all written proposals relating to any Avago Acquisition Proposal and (z) promptly (and in any within 24 hours of such determination) notify Broadcom of any determination by the Avago board of directors that such Avago Acquisition Proposal constitutes an Avago Superior Proposal.

No Change in Avago Board Recommendation

The Avago board of directors has unanimously adopted resolutions approving the Merger Agreement, the Avago Scheme, the Transactions and the other transactions applicable to Avago contemplated by the Merger Agreement, and subject to the other terms and conditions of the Merger Agreement, resolved to recommend that the holders of Avago Ordinary Shares approve the Merger Agreement and the transactions applicable to Avago contemplated by the Merger Agreement (the “Avago Board Recommendation”).

Subject to the exceptions noted below, the Avago board of directors may not:

•	withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Broadcom, the Avago Board Recommendation;

•	approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Avago Acquisition Proposal;

•	solely if an Avago Acquisition Proposal has been publicly announced, fail to issue a press release reaffirming the Avago Board Recommendation within 10 business days following Broadcom’s written request to issue such press release (any action described in these first three bullet points are referred to as an “Avago Change of Recommendation”); or

•	approve or recommend, or publicly propose to approve or recommend, or allow Avago to execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, constituting or relating to an Avago Acquisition Proposal, or requiring Avago to abandon, terminate or fail to consummate any of the Transactions or any other transaction contemplated by the Merger Agreement, in each case other than an Avago Acceptable Confidentiality Agreement.

Fiduciary Exception

Notwithstanding the foregoing, prior to the Avago Court Meeting, Avago’s board of directors may, (x) in the case of an Avago Intervening Event (as defined below) or with respect to an Avago Superior Proposal, which Avago Superior Proposal did not result from a breach of the non-solicitation provisions in the Merger Agreement by Avago or its representatives (including any act or omission by any such representative which would constitute a breach of such provisions if such act was taken or omitted to be taken by Avago), make an Avago Change of Recommendation or (y) with respect to an Avago Superior Proposal, which Avago Superior Proposal did not result from a breach of the non-solicitation provisions in the Merger Agreement by Avago or its representatives, approve or recommend an Avago Superior Proposal, terminate the Merger Agreement in accordance with the terms thereof (including the payment of a $1.0 billion termination fee to Broadcom, as described below), and enter into a definitive written agreement providing for such Avago Superior Proposal substantially concurrently with the termination of the Merger Agreement; provided, that:

•	Avago’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of Avago’s directors under applicable law;

•	Avago notifies Broadcom at least four business days in advance of taking such action (such period, the “Avago Notice Period”) that Avago intends to take such action, which notice must specify the reasons for taking such action and, in the event of an Avago Superior Proposal, the material terms and conditions of such proposal (including the identity of the person making the proposal) and concurrently provides a copy of the relevant proposed transaction agreements with the person making such proposal (in the event any of the material terms or conditions of any such proposal are modified during the Avago Notice Period, Avago must as promptly as possible, and in any event no later than 24 hours after receipt of such modification, notify Broadcom of such modification, at which time the Avago Notice Period must be extended by an additional two business days), and in the event of an Avago Intervening Event, a reasonable description of such Avago Intervening Event;

•	prior to taking such action, Avago shall, and shall cause its representatives to, during the Avago Notice Period negotiate with Broadcom in good faith (to the extent Broadcom desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement in such a manner that would obviate the need for Avago to take such action; and

•	Broadcom shall not have proposed in writing at or prior to the conclusion of the Avago Notice Period any modifications or revisions to the terms of the Merger Agreement, which revisions shall be evidenced by an offer to amend the Merger Agreement that would, upon Avago’s acceptance, be binding on the parties, and, if applicable, revisions to the terms of the Debt Commitment Letter and definitive agreements for the Debt Financing, to provide for terms which the board of directors of Avago determines in good faith, after consultation with its outside legal counsel and financial advisors, cause (x) the Avago Superior Proposal to no longer constitute an Avago Superior Proposal or (y) in cases involving an Avago Intervening Event, the failure to make an Avago Change of Recommendation with respect to such Avago Intervening Event to be no longer be inconsistent with the fiduciary duties of Avago’s directors under applicable law.

For purposes of the Merger Agreement, an “Avago Intervening Event” means any effect, event, change, occurrence, condition or development that has not arisen as a result of a breach of the Merger Agreement by Avago, that is material to Avago and its subsidiaries, taken as a whole, and that was not known or reasonably foreseeable to the Avago board of directors on or prior to the date of the Merger Agreement (or, if known, the consequences of which were not reasonably foreseeable to the Avago board of directors on or prior to the date of the Merger Agreement), which effect, event, change, occurrence, condition or development (or the consequences thereof) becomes known to the Avago board of directors before receipt of the Avago Shareholder Approval; provided, that in no event shall any effect, event, change, occurrence, condition or development arising from or relating to any of the following give rise to an Avago Intervening Event:

•	any Avago Acquisition Proposal;

•	the public announcement of discussions among the parties to the Merger Agreement regarding a potential transaction, the public announcement, execution, delivery or performance of the Merger Agreement, the identity of Broadcom, or the public announcement, pendency or consummation of the transactions contemplated by the Merger Agreement;

•	any change in the trading price or trading volume of Avago Ordinary Shares on NASDAQ or any change in Avago’s credit rating (although any underlying circumstances relating to or causing such change may be considered, along with the effects or consequences thereof);

•	the fact that Avago has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of Avago or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date of the Merger Agreement (although any underlying circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof);

•	changes in GAAP, other applicable accounting rules or applicable law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date of the Merger Agreement; or

•	any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

Shareholder Meetings; Proxy Statement/Prospectus; Singapore Court Order

As discussed above, so long as Avago’s board of directors has not effected an Avago Change of Recommendation, and as soon as practicable after this joint proxy statement/prospectus is declared effective by the SEC, Avago has agreed that:

•	it will make an application to the Singapore Court for an order convening the Avago Court Meeting and any ancillary order relating thereto, including an order that:

•	CEDE, as nominee of the DTC, shall be deemed not to be a shareholder of Avago; and

•	instead, each sub-depositor shall be deemed to be a shareholder of Avago in respect of such number of shares held in such person’s or entity’s account under CEDE; provided, that if the Singapore Court refuses to make any order convening the Avago Court Meeting, unless otherwise agreed to in writing by Broadcom, Avago and/or Holdco shall appeal the decision of the Singapore Court to the fullest extent and Avago shall consult with Broadcom in relation to such appeal;

•	subject to the grant of the order of the Singapore Court convening the Avago Court Meeting, Avago will take all action necessary in accordance with applicable law, Avago’s charter documents and NASDAQ rules and regulations to call, give notice of and hold the Avago Court Meeting as soon as practicable following the grant of the order of the Singapore Court convening the Avago Court Meeting (but in any event, no later than 45 days after the declaration of effectiveness of the Registration Statement) for the purpose of obtaining the Avago Shareholder Approval;

•	if the Avago Scheme Proposal is approved by Scheme Shareholders at the Avago Court Meeting, Avago shall promptly apply to the Singapore Court for its approval of the Avago Scheme; and

•	following the grant of the Singapore Court Order, Avago shall deliver the same to ACRA for lodgment. The Avago Scheme shall become effective upon the lodgment of the Singapore Court Order with ACRA.

Avago agreed that it will not withdraw the Avago Scheme or allow it to lapse without the express written consent of Broadcom and will not knowingly take any action that may otherwise be prejudicial in any material respect to the successful completion of the Avago Scheme. Avago also agreed that Broadcom has the right, through its legal counsel, to be present at any hearing of the Singapore Court in relation to the Avago Scheme, subject to the Singapore Court’s consent.

So long as Broadcom’s board of directors have not effected a Broadcom Change of Recommendation, and subject to the requirements of applicable law, Broadcom will take all lawful action to call, give notice of, convene and hold the Broadcom Special Meeting for the purpose of obtaining the Broadcom Shareholder Approval no later than 45 days after the declaration of effectiveness of the Registration Statement.

Under the Merger Agreement, the parties have certain obligations with respect to this joint proxy statement/prospectus, including:

•	Avago and Broadcom were required to prepare and file this joint proxy statement/prospectus with the SEC;

•	Holdco and Avago were required to prepare and file with the SEC a Registration Statement on Form S-4 in connection with the issuance of Holdco Ordinary Shares and Restricted Exchangeable Units in the Cash/Stock Merger and the Unit Merger (the “Registration Statement”), of which this joint proxy statement/prospectus is a part;

•	Broadcom must furnish the information required to be provided to its shareholders pursuant to the CGCL and the Exchange Act; and

•	Avago must furnish the information required to be provided to its shareholders pursuant to the laws of Singapore and the Exchange Act.

Additionally, Avago, Holdco and Broadcom agreed to provide each other with any information which may be reasonably required by the actions described above. Each of Avago, Holdco and Broadcom agreed to use reasonable best efforts to respond to any comments from the SEC, to use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of Avago, Holdco and Broadcom agreed to notify the other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Holdco Ordinary Shares issuable in connection with the Transactions for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or this joint proxy statement/prospectus or for additional information with respect to the Registration Statement, this joint proxy statement/prospectus or the Transactions. Whenever any event occurs which is required to be set forth in an amendment or supplement to this joint proxy statement/prospectus and/or the Registration Statement, Avago, Holdco or Broadcom, as the case may be, agreed to promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to shareholders of Broadcom and shareholders of Avago, respectively, such amendment or supplement, as applicable. Each party agreed to cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and this joint proxy statement/prospectus prior to filing such with the SEC, and to provide each other with a copy of all such filings made with the SEC. The parties also agreed that this joint proxy statement/prospectus will include the recommendation of Broadcom’s board of directors (unless there has been a Broadcom Change of Recommendation) that Broadcom’s shareholders approve the Merger Agreement and the recommendation of Avago’s board of directors (unless there has been an Avago Change of Recommendation) that Avago’s shareholders approve the Merger Agreement and the Transactions.

Broadcom and the Avago Parties agreed that that none of the information supplied or to be supplied by or on behalf of itself or its subsidiaries for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Broadcom and the Avago Parties also agreed that none of the information supplied or to be supplied by or on behalf of itself or its subsidiaries for inclusion or incorporation by reference in this joint proxy statement/prospectus, will, at the time the this joint proxy statement/prospectus or any amendment thereof or supplement thereto is first mailed to the shareholders of Broadcom and the shareholders of Avago, respectively, and at the time of the Broadcom Special Meeting and Avago Court Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

If at any time prior to the Broadcom Special Meeting or the Avago Court Meeting, any fact or event relating to Avago or Broadcom, respectively, and its subsidiaries which should be set forth in an amendment or supplement to this joint proxy statement/prospectus should be discovered by Avago or Broadcom, respectively, or should occur, such party will, promptly after becoming aware thereof, inform the other party of such fact or event. Information concerning or related to Broadcom, its affiliates or the Broadcom Special Meeting will be deemed to have been provided and supplied by Broadcom, provided that such information shall be in form and content satisfactory to Broadcom, acting reasonably, and Avago shall have provided Broadcom with a reasonable opportunity to review such information and Broadcom has not objected thereto. Information concerning or related to Avago, its affiliates or the Avago Court Meeting will be deemed to have been provided and supplied by Avago, provided that such information shall be in form and content satisfactory to Avago, acting reasonably, and Broadcom shall have provided Avago with a reasonable opportunity to review such information and Avago has not objected thereto.

Avago and Holdco also agreed that the Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

Financing Matters

As part of its representations and warranties under the Merger Agreement, Avago delivered to Broadcom an executed copy of the Debt Commitment Letter to provide the Debt Financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein. For purposes of the Merger Agreement, the “Financing Sources” are defined as the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other debt financings in connection with the transactions contemplated by the Merger Agreement and their respective affiliates, including the parties to the Debt Commitment Letter and any joinder agreements, indentures or credit agreements relating thereto.

As part of the its covenants under the Merger Agreement, Avago has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter pursuant to the terms thereof (including any “market flex” provisions related thereto).

Avago has also agreed to not permit any amendment, modification or replacement to be made to, or any waiver of any provision under, the Debt Commitment Letter without the consent of Broadcom (which such consent shall not be unreasonably withheld, conditioned or delayed) if such amendment, modification, replacement or waiver:

•	reduces (or could reasonably be expected to have the effect of reducing) the aggregate amount of the Debt Financing, including by increasing the amount of fees to be paid or original issue discount, unless:

•	the Debt Financing is increased by a corresponding amount; or

•	the Avago Parties, Broadcom or their respective subsidiaries have a corresponding amount of excess available cash on hand such that Avago’s representation in the Merger Agreement with respect to financing will still be true and correct taking into account such increase in fees or original issue discount and the then-applicable cash on hand of Avago, Broadcom and their respective subsidiaries;

•

imposes new or additional conditions to the initial funding or otherwise expands, amends or modifies any of the conditions to the receipt of the initial Debt Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter, in a manner that would reasonably be expected to (i) materially delay (taking into account the Marketing Period) or prevent the funding in full of the Debt Financing (or satisfaction of the conditions to the Debt Financing) at closing or (ii) adversely impact the ability of Avago or any other Avago Party to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements, relating to the funding thereunder, except that Avago and the other Avago Parties may amend or replace the Debt Commitment Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities so long as such action would not reasonably be expected to materially delay (taking into account the Marketing Period) or prevent the closing or adversely impact Avago’s ability to enforce its rights under the Debt Commitment Letter.

Avago has also agreed to promptly deliver to Broadcom true and complete copies of any such amendment, modification or replacement, and to use reasonable best efforts to:

•	maintain in effect the Debt Commitment Letter;

•	negotiate and enter into definitive agreements with respect to the Debt Commitment Letter;

•	satisfy on a timely basis all conditions to receipt of the full amount of the Debt Financing necessary to pay the aggregate amount of the aggregate cash consideration at the closing that are within its control or subject to its influence and consummate the Debt Financing at or prior to the closing;

•	enforce the Debt Commitment Letter to cause any lender to provide such Debt Financing; and

•	comply with its obligations under the Debt Commitment Letter.

With the exception of information that is subject to attorney-client or similar privilege, Avago also has obligations to notify Broadcom within three business days if, prior to the closing:

•	the Debt Commitment Letter is terminated for any reason;

•	Avago or any other Avago Party becomes aware of any material breach or default by any party to the Debt Commitment Letter or any definitive agreement for the Debt Financing;

•	a counterparty indicates that it will not provide, or it refuses to provide, all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms set forth in the Debt Commitment Letter;

•	Avago or any other Avago Party receives any written notice or other written communication from any Person with respect to any actual breach, default, termination or repudiation by any party to any Debt Commitment Letter or any definitive document related to the Debt Financing or any provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing; or

•	Avago or any other Avago Party determines in good faith it will not be able to obtain all or any portion of the Debt Financing necessary to pay the aggregate amount of the Aggregate Cash Consideration on the terms or in the manner contemplated by the Debt Commitment Letter or the definitive documents related to the Debt Financing.

If the commitments with respect to all or any portion of the Debt Financing expire or are terminated, or all or any portion of the Debt Financing otherwise becomes unavailable, or it becomes reasonably foreseeable that such events will occur, then Avago and the other Avago Parties must:

•	promptly notify Broadcom of such event and the reasons therefor;

•	use reasonable best efforts to obtain alternative financing from alternative financing sources in an amount sufficient to pay all cash amounts required to paid in connection with the Transactions, as promptly as practicable following the occurrence of such event; and

•	when obtained, provide Broadcom with a copy of a new financing commitment that provides for such alternative financing, together with all related fee letters and associated engagement letters.

Subject to certain limitations, prior to the closing, Broadcom has agreed to provide, to cause its subsidiaries to provide, and to use reasonable best efforts to cause its representatives to provide to Avago all cooperation reasonably requested by Avago in connection with the Debt Financing or any replacement, amended, modified or alternative financing permitted by the Merger Agreement (collectively with the Debt Financing, the “Available Financing”), including:

•	furnishing Avago any necessary financial information by the times required by the Debt Commitment Letter and such other financing information and other financial and other pertinent information and disclosures regarding Broadcom and its subsidiaries as may be reasonably requested by Avago and necessary to permit the consummation of the Available Financing;

•	participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and reasonably cooperating with the marketing or solicitation efforts of Avago and its Financing Sources, in each case as reasonably requested by Avago and reasonably required in connection with the Available Financing;

•	as reasonably requested by Avago, assisting with the preparation of marketing materials, including customary materials for rating agency presentations, offering memoranda and bank information memoranda (including with respect to presence or absence of material non-public information relating to Broadcom and its subsidiaries and the accuracy of the information relating to Broadcom and its subsidiaries contained therein), lender presentations, offering documents, authorization letters, confirmations and undertakings in connection with financing information, private placement memoranda, prospectuses and similar documents required in connection with the Available Financing;

•	if reasonably requested by Avago in connection with the Available Financing, providing (i) customary payoff letters and (to the extent required) notices of repayment or repurchase (subject to and conditioned upon the closing) with respect to Broadcom’s convertible notes and Broadcom’s credit agreement with certain lenders and (ii) all documentation and other information required in connection with the Available Financing by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations (provided, that, such documentation and information is reasonably requested in writing by Avago at least five days prior to the closing);

•	assisting in the preparation of any customary credit agreements (or amendments thereto), pledge and security documents, guarantees, indentures, purchase agreements, and other customary definitive documentation, customary closing certificates, and related deliverables relating to the Available Financing and reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages and other definitive financing documents, including assisting with the execution, preparation and delivery of original stock certificates (or local equivalents) and other certificated securities that are pledged under the Available Financing and original stock powers executed in blank (or local equivalents) to the parties to the Available Financing, and taking reasonable steps necessary to permit the Financing Sources to evaluate the assets of Broadcom and cash management and accounting systems and policies and procedures relating thereto for purposes of examining collateral arrangements as well as establishing bank and other accounts and blocked account agreements and lock box arrangements; provided, however, that, no obligation of Broadcom under any agreement, certificate, document or instrument shall be effective until the closing, and Broadcom will not be required to pay any commitment or other fee or incur any other liability in connection with the Available Financing prior to the closing (except to the extent that Avago promptly reimburses (in the case of ordinary course out-of-pocket costs and expenses) or provides the prior funding (in all other cases) to Broadcom therefor);

•	upon the reasonable request of Avago, satisfying the conditions precedent set forth in the Debt Commitment Letter to the extent the satisfaction is within the control of Broadcom;

•	cooperating with the Financing Sources’ due diligence investigation, to the extent customary and reasonable and not unreasonably interfering with the business of Broadcom; and

•	upon the reasonable request of Avago, assist Avago in obtaining accountant’s comfort letters and legal opinions customary for financings similar to the Debt Financing.

Broadcom or any of its subsidiaries and representatives will not have any responsibility for, or incur any liability to, any person or entity under, any Debt Financing that Avago may raise in connection with the Transactions or any cooperation provided pursuant to the Merger Agreement. Subject to certain exceptions, Broadcom will be reimbursed by Avago for all reasonable and documented out-of-pocket costs and expenses (including any attorneys’ fees) incurred in connection with its cooperation in obtaining Available Financing under the Merger Agreement, and indemnified by Avago for any losses, damages, claims, costs or other expenses suffered or incurred in connection with the arrangement of the Available Financing and any information used in connection therewith, except when such losses, damages, claims, costs or other expenses arise from Broadcom’s bad faith or willful misconduct.

At the request of Holdco or Avago, Broadcom will commence a tender and consent solicitation for Broadcom’s 2.700% Senior Notes due 2018, 2.500% Senior Notes due 2022, 3.500% Senior Notes due 2024 and 4.500% Senior Notes due 2034, provided that such tender will be conditioned upon the closing and will be consummated no earlier than contemporaneously with the closing.

Employee Matters

Under the Merger Agreement, Holdco has agreed, subject to applicable legal requirements, that:

•	Each employee of Broadcom or its subsidiaries who continues as an employee of Holdco or its subsidiaries after the effective time of the Transactions (each, a “Continuing Employee”) will receive, during the one year period following the effective time of the Transactions: (i) a base salary or wage rate (as applicable) that is no less favorable than that which was provided to such Continuing Employee as of immediately prior to the effective time of the Transactions and (ii) employee benefits (including without limitation, bonus opportunity, severance, retirement, health and welfare benefits, but excluding equity plans and arrangements) that, in the aggregate, are no less favorable than those which were provided to such Continuing Employee as of immediately prior to the effective time of the Transactions;

•	Holdco will honor all material incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including any change-in-control and general severance and retention plans that are between Broadcom or any of its subsidiaries and any current or former officer, director or employee thereof or for the benefit of any such current or former officer, director or employee;

•	During the one year period following the effective time of the Transactions, each Continuing Employee will be eligible to receive severance payments and benefits that are no less favorable than those for which such Continuing Employee was eligible immediately prior to the effective time of the Transactions; and

•	Continuing Employees who, following the effective time of the Transactions, participate in the benefit plans of Holdco or its subsidiaries (the “Holdco Plans”) will generally receive credit under such plans for their years of service with Broadcom or its subsidiaries before the effective time of the Transactions for purposes of vesting, eligibility to participate, vacation accrual and severance benefits, and Holdco will use reasonable efforts to cause such Holdco Plans to (i) waive eligibility waiting periods, evidence of insurability requirements and all limitations as to preexisting conditions to the extent waived or not included under the corresponding Broadcom benefit plan and (ii) credit each Continuing Employee for any co-payments, deductibles and other out-of-pocket maximums paid prior to the effective time of the Transactions under the terms of the corresponding Broadcom benefit plan in satisfying any applicable deductible, co-payment or out-of-pocket maximum for the plan year in which the effective time of the Transactions occurs.

In addition, unless Avago provides written notice to the contrary, Broadcom will terminate its 401(k) plan, effective at least one day prior to the date that Avago and Broadcom become part of the same controlled group pursuant to Sections 414(b), (c), (m) or (o) of the Code.

Broadcom will also cause each outstanding purchase right under its 1998 Employee Stock Purchase Plan and 2007 International Employee Stock Purchase Plan (collectively, the “ESPP”) to be exercised immediately prior to the closing date at the applicable purchase price pursuant to the plan, provided that no further purchase periods will commence under the ESPP following such final exercise date, and terminate the ESPP effective as of immediately prior to the closing date.

Indemnification and Insurance

From and after the closing, Avago and the Broadcom Surviving Corporation will indemnify and hold harmless the present or former directors and officers of Avago, Broadcom or any of their respective present or former subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the closing (including the transactions contemplated by the Merger Agreement) to the fullest extent permitted by law and the applicable charter documents of Avago and the Broadcom Surviving Corporation. Avago and the Broadcom Surviving Corporation will promptly advance expenses as incurred to the fullest extent permitted by law and the applicable charter documents of Avago and the Broadcom Surviving Corporation. All indemnification or exculpation rights existing in favor of present or former directors and officers of Avago, Broadcom or any of their respective subsidiaries as provided in the charter documents of such party or contracts to which such a party is bound and which were in effect as of the date of the Merger Agreement will continue in full force and effect and without modification in any manner that would adversely affect any right thereunder of any such indemnified party, with respect to actions or omissions of the indemnified parties occurring at or prior to the closing.

In addition, each of Avago and Broadcom will, or if Avago or Broadcom are unable to, Holdco will, cause each of the Broadcom Surviving Corporation, Avago and their respective subsidiaries to obtain and pay the premium for non-cancellable “tail” directors’ and officers’ liability insurance on terms providing coverage for a period of at least six years from the closing date with respect to claims arising from or related to facts or events which occurred on or prior to the closing date and providing protection no less favorable than such existing insurance coverage, except that in no event will Holdco, Avago or the Broadcom Surviving Corporation be required to spend premiums for any such insurance to the extent it would exceed 300% of the relevant party’s current annual premium for directors’ and officers’ liability insurance.

Efforts to Complete the Transactions

Except as described below with respect to antitrust laws and CFIUS approval, Broadcom and the Avago Parties have each agreed to use their reasonable best efforts to:

•	take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as reasonably practicable;

•	obtain from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders and send any notices, in each case, which are required to be obtained, made or sent by Broadcom or the Avago Parties or any of their respective subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby; provided, that none of Broadcom or its subsidiaries will be required to (nor, without the prior written consent of Avago, may) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

•	as promptly as practicable, make all necessary filings and notifications, and thereafter make any other required submissions and applications with respect to the Merger Agreement and the Transactions required under any applicable statute, law, rule or regulation; and

•	execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement.

In connection with antitrust laws, Broadcom and the Avago Parties have agreed:

•	to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement as promptly as practicable and in any event within 20 business days of the date of Merger Agreement (Broadcom and the Avago Parties mutually agreed to waive this timing requirement until July 9, 2015, and the filing was made on such date);

•	to make all other filings required by applicable foreign antitrust laws prior to the expiration of any applicable legal deadline and in any event within 60 calendar days of the date of Merger Agreement;

•	to consult and cooperate with one another in connection with communications and filings with governmental entities under applicable antitrust laws;

•	to take any and all actions necessary to obtain any consents, clearances or approvals required under, or in connection with, antitrust laws, and to enable all waiting periods under applicable antitrust laws to expire, and to avoid or eliminate each and every impediment under applicable antitrust laws asserted by any governmental entity, in each case, to cause the Transactions and the other transactions contemplated by the Merger Agreement to occur prior to the Termination Date (as defined below), including but not limited to:

•	promptly complying with or modifying any requests for additional information (including any second request) by any governmental entity;

•	if necessary to obtain clearance by any governmental entity before the Termination Date, offering, negotiating, committing to, taking and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the share capital, assets, rights, products or businesses of the Avago Parties and their subsidiaries and Broadcom and its subsidiaries, and any other actions that limit the freedom of action with respect to, or the ability to retain, any of the businesses the Avago Parties and their subsidiaries and Broadcom and its subsidiaries;

•	agreeing or proffering to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Broadcom Common Shares);

•	agreeing to enter into any agreement that limits in any way the ownership or operation of any business of the Avago Parties and their subsidiaries and Broadcom and its subsidiaries;

•	agreeing to enter into any commercially reasonable agreement to guarantee the supply of products to customers or to establish firewalls to protect customer confidential information; and

•	contesting, defending and appealing any lawsuit or other legal proceeding, whether judicial or administrative, threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party to the Merger Agreement to consummate the transactions contemplated thereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof;

provided, however, that, in no event shall the Avago Parties, Broadcom or any of their respective Subsidiaries be obligated to commit to any actions that would reduce the reasonably anticipated benefits to the Avago Parties (including anticipated synergies) of the transactions contemplated by the Merger Agreement in an amount that is financially material relative to the value of Broadcom and its subsidiaries as a whole.

With respect to CFIUS, each of the parties to the Merger Agreement agreed to use its commercially reasonable efforts to obtain CFIUS approval in connection with the Transactions. Such commercially reasonable efforts include engaging in prefiling discussions with CFIUS or its member agencies, promptly making any draft and final filings required in connection with CFIUS approval in accordance with the Defense Production Act of 1950, as amended, and providing any information reasonably requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by the Merger Agreement.

Other Covenants

The Merger Agreement contains certain other covenants, including regarding filings to be made with the SEC and other governmental filings, obtaining consents, notification of certain matters, access to information, performing their respective obligations regarding public announcements, certain tax matters, using reasonable best efforts to cause the Holdco Ordinary Shares to be approved for listing on NASDAQ, cooperation between Avago and Broadcom in causing Avago Ordinary Shares and shares of Broadcom Class A common stock to be delisted from NASDAQ and cooperation between Avago and Broadcom regarding any litigation related to the Merger Agreement and the Transactions.

Conditions to Completion of the Transactions

The completion of the Transactions depends upon the satisfaction or waiver of a number of conditions, all of which, to the extent permitted by applicable laws, may be waived by Avago and/or Broadcom, as applicable.

The following conditions must be satisfied or mutually waived before Avago or Broadcom is obligated to complete the Transactions:

•	each of the Broadcom Shareholder Approval and the Avago Shareholder Approval has been obtained;

•	no governmental authority having jurisdiction over Broadcom or any of the Avago Parties has (i) issued an order, decree or ruling or any other material action enjoining or otherwise prohibiting consummation of any of the Transactions substantially on the terms contemplated by the Merger Agreement or (ii) passed a law that makes consummation of any of the Transactions illegal, provided that this excludes antitrust matters covered in the next bullet point;

•	approvals under the HSR Act, the Anti-Monopoly Law of 2008 of the People’s Republic of China and European Union merger control regulations have been obtained and any waiting or suspensory periods related to such approvals have expired or been terminated, in each case, and the consents, approvals or clearances under applicable antitrust laws in China, the European Union, South Korea, Japan and Taiwan have been obtained;

•	the Registration Statement of which this joint proxy statement/prospectus is a part has been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of such Registration Statement has been issued by the SEC and no proceedings for that purpose have been initiated or threatened in writing by the SEC that have not been withdrawn;

•	the Holdco Ordinary Shares issuable in the Cash/Stock Merger and the Avago Scheme have been authorized and approved for listing on NASDAQ upon official notice of issuance;

•	the CFIUS approval has been obtained; and

•	the Singapore Court Order has been granted by the Singapore Court and is final.

The obligations of the Avago Parties to consummate the Transactions are also conditioned on the satisfaction or waiver of the following conditions:

•	Broadcom has performed or complied with in all material respects its obligations, covenants and agreements in the Merger Agreement required to be performed and complied with by Broadcom at or prior to the closing;

•	certain representations and warranties made by Broadcom in the Merger Agreement relating to capitalization are true and correct as of the date of the Merger Agreement and as of the date of the closing (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date), except for inaccuracies that do not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted Broadcom Common Shares of more than 0.375% from the figure represented in the Merger Agreement;

•	certain representations and warranties made by Broadcom in the Merger Agreement relating to organization, authority, consents and approvals, no violations, taxes, brokers and voting requirements are true and correct in all material respects as of the date of the Merger Agreement and as of the date of the closing (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date);

•	the remaining representations and warranties made by Broadcom in the Merger Agreement are true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications) as of the date of the Merger Agreement and as of the date of the closing (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect (as defined on page 194 of this joint proxy statement/prospectus);

•	Avago has received a certificate dated as of the closing date and signed by an authorized officer of Broadcom to the effect that the conditions in the foregoing four bullet points have been satisfied; and

•	since the date of the Merger Agreement, no Broadcom Material Adverse Effect has occurred or is continuing.

The obligations of Broadcom to consummate the Cash/Stock Merger and, if applicable, the Unit Merger are also conditioned on the satisfaction or waiver of the following conditions:

•	each of the Avago Parties has performed or complied with in all material respects all of the respective obligations in the Merger Agreement required to be performed and complied with by the Avago Parties at or prior to the closing;

•	certain representations and warranties made by Avago in the Merger Agreement relating to organization, authorization, consents and approvals, brokers, capitalization and voting requirements are true and correct in all material respects as of the date of the Merger Agreement and as of the date of the closing (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date);

•	certain representations and warranties made by Avago in the Merger Agreement relating to the taxes being true and correct in all material respects as of the date of the Merger Agreement and as of the date of the closing;

•	the remaining representations and warranties made by Avago in the Merger Agreement are true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications) as of the date of the Merger Agreement and as of the date of the closing (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date), except for breaches of representations and warranties which have not had and would not reasonably be expected to have, individually or in the aggregate, an Avago Material Adverse Effect (as defined on page 194 of this joint proxy statement/prospectus);

•	Broadcom has received a certificate dated as of the closing date and signed by an authorized officer of Avago to the effect that the conditions in the foregoing four bullet points have been satisfied;

•	since the date of the Merger Agreement, no Avago Material Adverse Effect has occurred or is continuing;

•	there has been no material change in any statute, regulation, official interpretation of any statute or regulation or judicial decision after the date of the Merger Agreement adversely impacting Skadden’s ability to deliver its tax opinion pursuant to the Merger Agreement; and

•	Skadden has received a tax representations certificate dated as of the closing date and signed by an authorized officer of Avago substantially in the form attached as Exhibit E to the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the closing in the following ways:

•	by the mutual written consent of Avago and Broadcom;

•	by either Avago or Broadcom, if the closing has not occurred on or prior to February 29, 2016 (or August 29, 2016, if extended by either Avago or Broadcom if all conditions except for those related to the receipt of all required approvals from governmental authorities have been satisfied) (the “Termination Date”), except that the right to so terminate the Merger Agreement will not be available to Avago or Broadcom if its material breach of the Merger Agreement is the cause of or resulted in the failure of the closing to occur by such date;

•	by either Avago or Broadcom, if any governmental authority of having jurisdiction over Broadcom or any of the Avago Parties has issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of any of the Transactions substantially on the terms contemplated by the Merger Agreement, and such order, decree, ruling or other action has become final and non-appealable, except that the right to so terminate the Merger Agreement will not be available to Avago or Broadcom if its failure to comply with its obligations pursuant to the Merger Agreement is the cause of or resulted in the foregoing to occur;

•	by either Avago or Broadcom, if the Avago Court Meeting concludes without the Avago Shareholder Approval having been obtained or if the Broadcom Special Meeting concludes without the Broadcom Shareholder Approval having been obtained;

•	by either Avago or Broadcom, if the Singapore Court refuses to grant an order convening the Avago Court Meeting or to grant the Singapore Court Order, and Avago has exhausted all rights of appeal;

•	by Broadcom, (i) if any Avago Party breaches any of its obligations under the Merger Agreement, or if any representation or warranty of any of the Avago Parties fails to be true and correct, which breach or failure would cause the conditions precedent to Broadcom’s obligations under the Merger Agreement not to be satisfied and cannot reasonably be cured within 30 days, and Broadcom is not in breach of any of the conditions precedent to Avago’s obligations to close under the Merger Agreement, (ii) in order to accept a Broadcom Superior Proposal in accordance with the Merger Agreement or (iii) if, prior to the Avago Court Meeting, an Avago Change of Recommendation occurs; and

•	by Avago, (i) if Broadcom breaches any of its obligations under the Merger Agreement, or if any representation or warranty of Broadcom fails to be true and correct, which breach or failure would cause the conditions precedent to Avago’s obligations under the Merger Agreement not to be satisfied and cannot reasonably be cured within 30 days, and Avago is not in breach of any of the conditions precedent to Broadcom’s obligations to close under the Merger Agreement, (ii) in order to accept an Avago Superior Proposal in accordance with the Merger Agreement or (iii) if, prior to the Broadcom Special Meeting, a Broadcom Change of Recommendation occurs.

Effect of Termination

In the event of a termination as described above, the Merger Agreement will become void and of no effect except for certain sections of the Merger Agreement. Such termination will not relieve any party to the Merger Agreement of any liability for damages resulting from a material, intentional and knowing breach of the Merger Agreement.

Transaction Expenses and Termination Fees

Transaction Expenses

All legal and accounting costs and expenses incurred in connection with the Merger Agreement and the transactions thereunder will be paid by the party incurring such costs and expenses, except that Avago and Broadcom shall share equally all fees and expenses, other than attorneys’ fees, for the following:

•	the filing by the parties to the Merger Agreement of the premerger notification and report forms relating to the Transactions under any applicable antitrust law or regulation, including the HSR Act; and

•	the filing, printing and mailing of this joint proxy statement/prospectus and any amendments or supplements thereto.

Termination Fees

Under the Merger Agreement, Broadcom will be required to pay Avago a termination fee of $1.0 billion if the Merger Agreement is terminated:

•	by Broadcom, in order to accept a Broadcom Superior Proposal in accordance with the Merger Agreement;

•	by Avago, if a Broadcom Change of Recommendation has occurred prior to the Broadcom Special Meeting;

•	by Broadcom, if (i) the Transactions have not occurred by the Termination Date, (ii) the Broadcom Special Meeting has not taken place, (iii) the Avago Shareholder Approval has been obtained and (iv) a Broadcom Acquisition Proposal has been publicly disclosed after the date of the Merger Agreement and not withdrawn prior to termination of the Merger Agreement by Broadcom and within 12 months of termination, Broadcom either (1) enters into a definitive agreement providing for any acquisition of (a) 50% or more of the outstanding Broadcom Common Shares pursuant to a merger, amalgamation, consolidation or other similar form of business combination, sale of shares, tender offer, exchange offer or similar transaction or (b) all or substantially all of the assets of Broadcom and its subsidiaries, taken as a whole (any such transaction, a “Broadcom Qualifying Transaction”) that is later consummated (regardless of whether such consummation occurs within the 12-month period) or (2) a Broadcom Qualifying Transaction occurs; or

•	by Avago or Broadcom, if (i) the Broadcom Shareholder Approval is not obtained at the Broadcom Special Meeting, (ii) a Broadcom Acquisition Proposal has been publicly disclosed after the date of the Merger Agreement and not withdrawn prior to the Broadcom Special Meeting and (iii) within 12 months of termination, Broadcom either (y) enters into a definitive agreement with respect to a Broadcom Qualifying Transaction that is later consummated (regardless of whether such consummation occurs within the 12-month period) or (z) a Broadcom Qualifying Transaction occurs.

Under the Merger Agreement, Avago will be required to pay Broadcom a termination fee of $1.0 billion if the Merger Agreement is terminated:

•	by Avago, in order to accept an Avago Superior Proposal in accordance with the Merger Agreement;

•	by Broadcom, if an Avago Change of Recommendation has occurred prior to the Avago Court Meeting;

•

by Broadcom, if (i) the Transactions have not occurred by the Termination Date, (ii) the Avago Court Meeting has not taken place, and (iii) an Avago Acquisition Proposal has been publicly disclosed after the date of the Merger Agreement and within 12 months of termination, Avago either (1) enters into a definitive agreement providing for any acquisition of (a) 50% or more of the issued Avago Ordinary

Shares pursuant to a merger, amalgamation, consolidation or other similar form of business combination, sale of shares, tender offer, exchange offer or similar transaction or (b) all or substantially all of the assets of Avago and its subsidiaries, taken as a whole (any such transaction, an “Avago Qualifying Transaction”) that is later consummated (regardless of whether such consummation occurs within the 12-month period) or (2) an Avago Qualifying Transaction occurs; or

•	by Avago or Broadcom, if (i) the Avago Shareholder Approval is not obtained at the Avago Court Meeting, (ii) an Avago Acquisition Proposal has been publicly disclosed after the date of the Merger Agreement and not withdrawn prior to termination of the Merger Agreement and (iii) within 12 months of termination, Avago either (y) enters into a definitive agreement with respect to an Avago Qualifying Transaction that is later consummated (regardless of whether such consummation occurs within the 12-month period) or (z) an Avago Qualifying Transaction occurs.

In addition, in the event that either Avago or Broadcom terminates the Merger Agreement as a result of the failure by either party’s shareholders to approve the Merger Agreement and the Transactions applicable to such party, Avago or Broadcom, as the case may be, must pay the other party a termination fee of approximately $332.6 million.

The payor of a termination fee shall not be required to pay the fee on more than one occasion. In the event that a termination fee is paid, upon payment, the payor will have no further liability to the payee with respect to the Merger Agreement or the transactions contemplated thereby, except that the payor is not released from liability for fraud or a material, intentional and knowing breach of the Merger Agreement.

Specific Performance

Each of the parties to the Merger Agreement has acknowledged and agreed that each would be irreparably harmed if any party fails to perform its agreements and covenants under the Merger Agreement for which money damages, even if available, would not be an adequate remedy at law. Accordingly, each party is entitled to injunctive relief to prevent breaches of the Merger Agreement, to enforce specifically the terms and provisions of the Merger Agreement and to compel performance of such party’s obligations, all of which are in addition to any other remedy to which any party is entitled under Merger Agreement. The parties also agreed to waive any requirement for the securing or posting of any bond in connection with the obtaining of such injunctive relief and that such remedy will be in addition to any other remedy to which a party is entitled at law or in equity.

Amendment; Waiver

Subject to applicable law, the Merger Agreement may be amended, modified and supplemented, whether before or after any vote of the shareholders of Avago or Broadcom, by written agreement signed by each of Avago and Broadcom, by action taken by each of their respective board of directors, except that after the Broadcom Shareholder Approval, any amendment that reduces or changes the Broadcom Merger Consideration or adversely affects the rights of Broadcom’s shareholders must be approved by Broadcom’s shareholders. The sections of the Merger Agreement with respect to third-party beneficiaries, governing law, jurisdiction, service of process, waiver of jury trial, amendment and no recourse by Broadcom against the Financing Sources may not be modified, waived or terminated by the parties in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Except as otherwise provided in the Merger Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition in the Merger Agreement may be waived by the party or the parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Third-Party Beneficiaries

Except (i) for the rights of Broadcom’s shareholders to receive the Broadcom Merger Consideration following the Broadcom Effective Times in accordance with the Merger Agreement, (ii) for the right of Broadcom, on behalf of its shareholders, to pursue damages in the event of any Avago Party’s fraud or knowing and intentional material breach of the Merger Agreement, including damages based on loss of the economic bargain benefits of the Transactions to Broadcom’s shareholders based on the consideration that would have otherwise been payable to holders of Broadcom Common Shares, the loss of market value or decline in share price of such Broadcom Common Shares or otherwise (taking into consideration relevant matters, including other combination or other opportunities and the time value of money), (iii) as provided in the Merger Agreement with respect to director and officer indemnification obligations, and (iv) the Financing Sources with respect to the sections of the Merger Agreement regarding third-party beneficiaries, governing law, jurisdiction, service of process, waiver of jury trial and no recourse by Broadcom against the Financing Sources, the Merger Agreement is not intended to confer upon any person other than the parties thereto any rights, benefits, remedies, obligations or liabilities thereunder.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of California without giving effect to any choice of law or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the State of California, except that (i) any provisions of the Merger Agreement which implicate the fiduciary duties of directors or officers of a Singapore limited company, corporation or entity are governed by and in accordance with the laws of Singapore and (ii) to the extent the authorization, effectiveness or effect of the Avago Scheme are required by statute or public policy to be governed by the laws of Singapore, then the laws of Singapore govern and apply, but only as to such matters and to the limited extent necessary to comply with and cause the Avago Scheme to be effective under the laws of Singapore. Additionally, each of the parties to the Merger Agreement agreed that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to the Merger Agreement or any of the transactions contemplated by the Merger Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, will be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

Amendment No. 1 to Merger Agreement

On July 29, 2015, Avago and Broadcom amended the Merger Agreement to (i) implement certain additional restrictions related to hedging arrangements with respect to the Restricted Exchangeable Units, (ii) clarify the allocation of taxable income and gain to holders of Restricted Exchangeable Units and (iii) provide certain voting rights with respect to the Restricted Exchangeable Units.

THE SCHEME OF ARRANGEMENT

The following is a summary of the material terms of the Avago Scheme, which is qualified in its entirety by the terms of the Avago Scheme, a copy of which is attached to this joint proxy statement/prospectus as Annex F and is incorporated herein by reference. This summary may not contain all of the information that is important to you. Avago shareholders are urged to read the Avago Scheme in its entirety.

Structure of the Avago Scheme

Pursuant to the Avago Scheme, Avago and Holdco have agreed to a share-for-share exchange, which will involve the transfer on the Avago Effective Date of all issued Avago Ordinary Shares held by Avago shareholders to Finance Holdco, as the entity designated by Holdco to receive such Avago Ordinary Shares, in consideration for the allotment and issuance of one Holdco Ordinary Share for each Avago Ordinary Share so transferred (i.e., on a one-for-one basis). Following the Avago Effective Date, Avago will become an indirect subsidiary of Holdco, and the former Avago shareholders will become shareholders of Holdco. See “The Merger Agreement—Consideration to be Received; Broadcom Shareholder Elections as to Form of Consideration and Proration.”

Effective Date of the Avago Scheme

The Avago Scheme will become effective on the date the Singapore Court Order is lodged with ACRA, which in any event would occur immediately prior to, and in anticipation of, the closing of the Broadcom Merger.

Scheme Consideration

At the time the Avago Scheme becomes effective, each Avago shareholder will receive one Holdco Ordinary Share for each Avago Ordinary Share held by such shareholder.

Scheme Consideration Entitlement

The entitlement of Avago shareholders to the Avago Scheme Consideration will be determined on the basis of their holdings of Avago Ordinary Shares appearing in the Register of Members or in the register of DTC in respect of Avago (as the case may be) at 5:00 p.m., Singapore time, on the date immediately prior to the effective date of the Avago Scheme.

On the Books Closure Time, the Register of Transfer and the Register of Members of Avago, and the register of DTC in respect of Avago, will be closed for the purpose of determining which shareholders will be entitled to the Avago Scheme Consideration pursuant to the Avago Scheme. See “The Transactions—The Scheme of Arrangement; Special Factors Regarding the Avago Scheme—Closure of Books.”

Share Certificates

On and from the effective date of the Avago Scheme, each existing certificate representing Avago Ordinary Share prior to such effective date shall cease to have effect as a document of title for the Avago Ordinary Shares comprised therein. The registered shareholders of Avago appearing on the Register of Members will be notified of the procedures to submit share certificates to the address of Avago’s share registrar (transfer agent) for cancellation.

Governing Law

The Avago Scheme will be governed by the laws of the Republic of Singapore.

THE SUPPORT AGREEMENTS

The summary of the material provisions of the Support Agreements below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Support Agreements, copies of which are attached as Annex B-1 and B-2 to this joint proxy statement/prospectus.

In connection with entering into the Merger Agreement, Holdco, Avago and Broadcom entered into the Support Agreements with Dr. Samueli, Dr. Nicholas and entities related to each of them (the “Support Agreement Parties”), pursuant to which the Support Agreement Parties, who hold a majority of the Broadcom Class B common shares, have each, in their capacities as shareholders of Broadcom, agreed to vote their Broadcom Common Shares at the Broadcom Special Meeting in favor of approval of the Broadcom Merger Proposal, in favor of approval of the Adjournment Proposal and in favor of any other matter contemplated by the Merger Agreement and necessary for the consummation of the transactions contemplated by the Merger Agreement that is considered at the Broadcom Special Meeting. Additionally, pursuant to the Support Agreements, such shareholders agreed to vote their Broadcom Common Shares against any Broadcom Acquisition Proposal. Drs. Samueli and Nicholas are not obligated by the Support Agreements to vote in favor of the Non-Binding Advisory Proposal.

As discussed below in “Special Meeting of Broadcom Shareholders—Purpose of the Broadcom Special Meeting,” approval of the Broadcom Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Broadcom Class A common stock and a majority of the outstanding shares of Broadcom Class B common stock, voting as separate classes. As of September 4, 2015, Dr. Samueli beneficially owned 101,070 Broadcom Class A common shares representing approximately 0.02% of the total issued and outstanding Broadcom Class A common shares (without giving effect to the Broadcom Class B common shares that are convertible into Broadcom Class A common shares on a one-for-one basis at any time at the option of the holder), and 21,745,402 Broadcom Class B common shares representing approximately 45% of the total issued and outstanding Broadcom Class B common shares. As of September 4, 2015, Dr. Nicholas beneficially owned 47,973 Broadcom Class A common shares representing approximately 0.01% of the total issued and outstanding Broadcom Class A common shares (without giving effect to the Broadcom Class B common shares that are convertible into Broadcom Class A common shares on a one-for-one basis at any time at the option of the holder), and 26,170,868 Broadcom Class B common shares representing approximately 54% of the total issued and outstanding Broadcom Class B common shares.

As discussed below in “Special Meeting of Broadcom Shareholders—Purpose of the Broadcom Special Meeting,” approval of the Adjournment Proposal and the Non-Binding Advisory Proposal requires a vote that satisfies two criteria: (i) the affirmative vote of shares holding a majority of the voting power of Broadcom Class A common stock and Broadcom Class B common stock, voting together, represented and voting, and (ii) the affirmative vote must constitute a majority of the voting power required to constitute a quorum. As of June 30, 2015, Dr. Samueli and Dr. Nicholas owned approximately 46% of the total voting power of the Broadcom Common Shares. See the section entitled “Special Meeting of Broadcom Shareholders—Share Ownership of Certain Beneficial Owners of Broadcom Common Shares.”

The Support Agreement Parties further agreed to (i) certain restrictions on the transfer, sale, encumbrance and other disposition of their Broadcom Common Shares (subject to exceptions for transfers to immediate family members, family trusts, and certain permitted transferees so long as they agree to continue to be bound by the Support Agreement, and an exception that would allow each of them to transfer up to 2 million Broadcom Common Shares in the aggregate to one or more third parties without any requirement that the transferee of such shares agree to be bound by the terms and conditions of the Support Agreement), (ii) not exercise any dissenters’ rights with respect to the Cash/Stock Merger or the Unit Merger pursuant to Chapter 13 of the CGCL and (iii) not take any action (and to use reasonable best efforts to cause their respective representatives not to take any action) that Broadcom or its representatives are prohibited from taking under the non-solicitation provisions of the Merger Agreement.

Broadcom agreed to indemnify each of Dr. Nicholas and Dr. Samueli and certain of their respective representatives to the fullest extent permitted by applicable law against expenses, judgments and amounts paid in lawsuits and proceedings arising from the Support Agreements or the Merger Agreement and to reimburse Dr. Nicholas and Dr. Samueli severally for out-of-pocket expenses incurred by each of them pertaining to the Merger Agreement, the Support Agreements and the transactions contemplated by such agreements up to an aggregate amount of $1.2 million each. Broadcom’s indemnification and reimbursement obligations will survive any termination of the Merger Agreement or the Support Agreements and the consummation of the transactions contemplated by the Merger Agreement.

The Support Agreements will terminate automatically upon the earliest of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the effective time of the Broadcom Merger, (iii) the entry without the prior written consent of the Support Agreement Parties into any amendment or modification of the Merger Agreement, or any written waiver of Broadcom’s rights under, or conditions to closing of, the Merger Agreement, in each case, which results in a decrease in, or change in the composition of, the Broadcom Merger Consideration, (iv) an extension of the Termination Date by more than 60 days, (v) the addition of any new material additional condition to the consummation of the Broadcom Merger in favor of Avago and (vi) the mutual written agreement of each of the parties thereto to terminate the Support Agreements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

•	The Broadcom Merger;

•	The LSI Merger, as defined below;

•	Avago’s sale of LSI’s Flash Business for $450 million on September 2, 2014; and

•	Avago’s sale of LSI’s Axxia Business for $650 million on November 18, 2014.

The Broadcom Merger

On May 28, 2015, Avago and Broadcom entered into the Merger Agreement.

Pursuant to the Avago Scheme, all of the Avago Ordinary Shares, as of immediately prior to the effective time of the Broadcom Merger, will be transferred to Finance Holdco, and Holdco will issue, to the holders of Avago Ordinary Shares, one fully paid, duly authorized and validly issued Holdco Ordinary Share for each Avago Ordinary Share. Immediately following the consummation of the Avago Scheme, Cash/Stock Merger Sub and Unit Merger Sub will merge with and into Broadcom, with Broadcom continuing as the surviving corporation pursuant to the Broadcom Merger. As a result, both Avago and Broadcom will become indirect wholly-owned subsidiaries of Holdco. Upon completion of the Transactions, Avago Ordinary Shares and Broadcom Class A common stock will cease to be listed on NASDAQ. Holdco will be renamed Broadcom Limited. It is a condition to the Transactions that Holdco Ordinary Shares be listed on NASDAQ, as is the case today with Avago Ordinary Shares and Broadcom Class A common stock. See the section entitled “The Merger Agreement—The Transactions.”

As a result of the Broadcom Merger, at closing, each Broadcom Common Share will be converted into the right to receive, at the election of each holder of such Broadcom common stock, and subject to proration in accordance with the Merger Agreement, cash or equity interests in either Holdco or Holdco LP. Upon the terms and subject to the conditions set forth in the Merger Agreement, Broadcom shareholders will have the ability to elect to receive, with respect to each issued an outstanding share of Broadcom common stock:

•	$54.50 in cash, or

•	0.4378 Holdco Ordinary Shares, or

•	0.4378 Restricted Exchangeable Units.

The shareholder election will be subject to proration so that the average consideration per Broadcom Common Share will be $27.25 in cash and 0.2189 Holdco Ordinary Shares or the equivalent amount in Restricted Exchangeable Units. See the section entitled “The Transactions—Broadcom Shareholder Election and Proration Procedures.”

Financing

In connection with the Merger Agreement, Avago entered into the Debt Commitment Letter with the Initial Lenders to provide commitments for the Facilities. See the section entitled “The Transactions—Financing of the Transactions.”

Avago plans to fund the cash portion of the purchase price payable in the Broadcom Merger through a combination of (i) the cash on hand of both Avago and Broadcom and (ii) the Debt Financing. Avago intends to borrow $4.25 billion under the Term A Facility, net of a discount of 0.35%, $11.25 billion under the Term B-1

Facility, net of a discount of 0.5% and $1.465 billion, at par, under the Term B-2 Facility. Avago expects to incur underwriting fees of 1%, 1.25% and 1% for Term A Facility, Term B-1 Facility and Term B-2 Facility, respectively. The Revolving Facility has underwriting fees of 1% and fee of 0.30% per annum on the undrawn portion of the commitments.

Avago does not expect to draw down on the Revolving Facility to finance a portion of the Broadcom Merger Consideration. The interest rate assumptions for the Debt Financing are based on the Debt Commitment Letter from the Initial Lenders and are discussed in Note 5(d).

Avago and Broadcom estimate they will collectively incur approximately $290 million of transaction costs. This amount does not include fees related to the Debt Financing, which is estimated to be approximately $279 million. The fees related to the Debt Financing are reflected on the unaudited pro forma condensed combined balance sheet as debt issuance costs.

The LSI Merger

On May 6, 2014, Avago completed its acquisition of LSI, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 15, 2013 (the “LSI Merger Agreement”), by and among Avago, LSI and the other parties named therein (the “LSI Merger”).

Pursuant to the LSI Merger Agreement, the acquisition was structured as a merger of an indirect wholly-owned subsidiary of Avago with and into LSI, with LSI surviving the merger and continuing as an indirect wholly-owned subsidiary of Avago. The aggregate consideration for the acquisition was approximately $6.5 billion in cash. Avago funded the acquisition with proceeds from the 2.0% Senior Convertible Notes due 2021, $4.6 billion of variable rate term loans, and cash on hand from Avago and LSI.

LSI Dispositions

On September 2, 2014, Avago completed its sale of LSI’s Flash Business pursuant to an Asset Purchase Agreement with Seagate Technology LLC (“Seagate”), a subsidiary of Seagate Technology plc, for $450 million. On November 18, 2014, Avago completed its sale of LSI’s Axxia Business to Intel Corporation (“Intel”) for $650 million. The results of the Flash Business and the Axxia Business were accounted for as discontinued operations by Avago and, accordingly, have been excluded from income from continuing operations in the unaudited pro forma condensed combined financial information presented herein.

Emulex Acquisition

On May 5, 2015, Avago completed the previously announced tender offer to purchase all of the outstanding shares of common stock of Emulex, a publicly traded company and a global leader in network connectivity, monitoring and management. Following the acceptance of, and payment for, the tendered shares, the acquisition was completed and Emulex became Avago’s wholly-owned subsidiary. The aggregate cash consideration paid to acquire all of the outstanding shares of Emulex was approximately $582 million, which was funded by cash available on Avago’s balance sheet. This acquisition has not been reflected in the unaudited pro forma condensed combined statement of operations for the year ended November 2, 2014 and the period from November 3, 2014 to May 4, 2015 presented herein, as it is not considered significant to the information being presented herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF AUGUST 2, 2015

(dollars in millions)

	Historical
	Holdco	Avago Technologies Limited	Broadcom Corporation					Holdco Pro Forma Combined
		As of August 2, 2015	As of June 30, 2015	Reclassification Adjustments	Pro Forma Adjustments			As of August 2, 2015
ASSETS
Current assets:
Cash and cash equivalents	$—	$1,354	$1,976	$—	$(1,985)	4	(a)	$1,345
Short-term marketable securities	—	—	1,208	—	(1,208)	4	(b)	—
Trade accounts receivable, net	—	809	922	—	—			1,731
Inventory	—	507	612	—	(612)	4	(c)	2,000
					1,493	4	(c)
Other current assets	—	390	145	—	66	4	(d)	599
					(2)	4	(e)
Assets held-for-sale	—	109	—	—	—			109

Total current assets	—	3,169	4,863	—	(2,248)			5,784
Property, plant and equipment, net	—	1,392	626	—	(626)	4	(c)	2,149
					757	4	(c)
Long-term marketable securities	—	—	3,161	—	(3,161)	4	(b)	—
Goodwill	—	1,729	3,717	—	(3,717)	4	(c)	16,885
					15,156	4	(c)
Intangible assets, net	—	3,469	462	—	(462)	4	(c)	15,724
					12,255	4	(c)
Other long-term assets	—	229	161	—	213	4	(d)	504
					(9)	4	(e)
					(90)	4	(e)

Total assets	$—	$9,988	$12,990	$—	$18,068			$41,046

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$—	$501	$594	$—	$—			$1,095
Employee compensation and benefits	—	230	220	—	—			450
Deferred revenue and income	—	—	36	(36)	—			—
Other current liabilities	—	175	696	36	(17)	4	(e)	1,211
					(20)	4	(e)
					(11)	4	(f)
					400	4	(g)
					(27)	4	(h)
					(21)	4	(i)
Current portion of long-term debt	—	46	—	—	1,779	4	(j)	1,779
					(46)	4	(j)

Total current liabilities	—	952	1,546	—	2,037			4,535
Long-term liabilities:
Long-term debt	—	3,915	1,594	—	15,115	4	(j)	15,115
					(5,509)	4	(j)
Pension and post-retirement benefit obligations	—	467	—	—	—			467
Other long-term liabilities	—	373	247	—	(30)	4	(f)	667
					150	4	(g)
					(73)	4	(h)

Total liabilities	—	5,707	3,387	—	11,690			20,784
Commitments and contingencies

Shareholders' equity:
Ordinary shares, no par value	—	2,403	—	—	16,808	4	(k)	19,211
Additional paid-in capital	—	—	12,537	—	(12,537)	4	(l)	—
Retained earnings (Accumulated deficit)	—	1,927	(2,860)	—	2,860	4	(m)	1,100
					(827)	4	(n)
Accumulated other comprehensive loss	—	(49)	(74)	—	74	4	(l)	(49)

Total shareholders' equity	—	4,281	9,603	—	6,378			20,262

Total liabilities and shareholders' equity	$—	$9,988	$12,990	$—	$18,068			$41,046

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE

NINE MONTHS ENDED AUGUST 2, 2015

(dollars and weighted average shares outstanding in millions, except per share amounts)

	Historical
	Holdco	Avago Technologies Limited	Broadcom Corporation				Holdco Pro Forma Combined
		Nine Months Ended August 2, 2015	Nine Months Ended June 30, 2015	Reclassification Adjustments	Pro Forma Adjustments		Nine Months Ended August 2, 2015
Net revenue	$—	$4,984	$6,297	$—	$—		$11,281
Cost of products sold:
Cost of products sold	—	2,068	2,923	(109)	(5)	5(a)	4,877
Amortization of intangible assets	—	355	—	109	503	5(b)	967
Restructuring charges	—	5	—	—	—		5

Total cost of products sold	—	2,428	2,923	—	498		5,849

Gross margin	—	2,556	3,374	—	(498)		5,432
Research and development	—	762	1,607	—	(17)	5(a)	2,352
Selling, general and administrative	—	368	538	—	(35)	5(c)	859
					(12)	5(a)
Amortization of intangible assets	—	186	6	—	579	5(b)	771
Impairments of long-lived assets	—	—	157	—	—		157
Restructuring charges	—	122	27	—	—		149
Settlement costs (gains)	—	—	(3)	3	—		—
Other charges (gains), net	—	—	18	(3)	—		15

Total operating expenses	—	1,438	2,350	—	515		4,303

Income (loss) from operations	—	1,118	1,024	—	(1,013)		1,129
Interest expense	—	(150)	(17)	—	(237)	5(d)	(425)
					(21)	5(e)
Other income, net	—	14	—	—	—		14

Income (loss) from continuing operations before income taxes	—	982	1,007	—	(1,271)		718
Provision for income taxes	—	61	22	—	—	5(f)	83

Income (loss) from continuing operations	$—	$921	$985	$—	$(1,271)		$635

Per share information:
Income from continuing operations—basic		$3.54	$1.64				$1.61
Income from continuing operations—diluted		$3.25	$1.61				$1.50

Weighted average shares outstanding:
Basic		260	599			5(g)	394
Diluted		283	613			5(g)	423

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE

FISCAL YEAR ENDED NOVEMBER 2, 2014

(dollars and weighted average shares outstanding in millions, except per share amounts)

	Historical				Historical
	Holdco	Avago Technologies Limited	Pro Forma LSI	Holdco, As Adjusted	Broadcom Corporation				Holdco Pro Forma Combined
		Fiscal Year Ended November 2, 2014	Period From November 4, 2013 to May 5, 2014	Fiscal Year Ended November 2, 2014	Year Ended December 31, 2014	Reclassification Adjustments	Pro Forma Adjustments		Fiscal Year Ended November 2, 2014
						Note 2
Net revenue	$—	$4,269	$993	$5,262	$8,428	$—	$—		$13,690
Cost of products sold:
Cost of products sold	—	2,121	430	2,551	4,098	(185)	(8)	5(a)	6,456
Amortization of intangible assets	—	249	198	447	—	185	631	5(b)	1,263
Restructuring charges	—	22	5	27	—	—	—		27

Total cost of products sold	—	2,392	633	3,025	4,098	—	623		7,746

Gross margin	—	1,877	360	2,237	4,330	—	(623)		5,944
Research and development	—	695	231	926	2,373	—	(42)	5(a)	3,257
Selling, general and administrative	—	407	77	484	716	—	(18)	5(a)	1,182
Amortization of intangible assets	—	197	115	312	29	—	751	5(b)	1,092
Impairments of long-lived assets	—	—	—	—	404	—	—		404
Restructuring charges	—	140	12	152	158	—	—		310
Settlement costs (gains)	—	—	—	—	16	(16)	—		—
Other charges (gains), net	—	—	—	—	(60)	16	—		(44)

Total operating expenses	—	1,439	435	1,874	3,636	—	691		6,201

Income (loss) from operations	—	438	(75)	363	694	—	(1,314)		(257)
Interest expense	—	(110)	(15)	(125)	(36)	—	(459)	5(d)	(641)
							(21)	5(e)
Other income, net	—	14	6	20	9	—	—		29

Income (loss) from continuing operations before income taxes	—	342	(84)	258	667	—	(1,794)		(869)
Provision for (benefit from) income taxes	—	33	(7)	26	15	—	—	5(f)	41

Income (loss) from continuing operations	$—	$309	$(77)	$232	$652	$—	$(1,794)		$(910)

Per share information:
Income (loss) from continuing operations—basic		$1.23			$1.11				$(2.36)
Income (loss) from continuing operations—diluted		$1.16			$1.08				$(2.36)

Weighted average shares outstanding:
Basic		251			590			5(g)	385
Diluted		267			601	—		5(g)	385

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The following unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

•	The Broadcom Merger;

•	The LSI Merger;

•	Avago’s sale of LSI’s Flash Business for $450 million on September 2, 2014; and

•	Avago’s sale of LSI’s Axxia Business for $650 million on November 18, 2014.

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted to give effect to transactions that are (i) directly attributable to the Broadcom Merger and the LSI Merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the operating results of the combined company. The historical information of Avago, Broadcom and LSI is presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The unaudited pro forma condensed combined balance sheet as of August 2, 2015 was prepared using the historical unaudited consolidated balance sheets of Avago and Broadcom as of August 2, 2015 and June 30, 2015, respectively, and presents the combined financial position of Avago and Broadcom as if the Broadcom Merger occurred on August 2, 2015. The LSI Merger and the dispositions of the Flash Business and the Axxia Business are already reflected on Avago’s historical unaudited consolidated balance sheet as of August 2, 2015. Therefore, no pro forma balance sheet adjustments are necessary to show the pro forma impact of the LSI Merger or the dispositions of the Flash Business and the Axxia Business.

The unaudited pro forma condensed combined statements of operations for the nine months ended August 2, 2015 and the year ended November 2, 2014 assume that the Broadcom Merger, the LSI Merger and the dispositions of the Flash Business and the Axxia Business were consummated on November 4, 2013. The LSI Merger was consummated on May 6, 2014, and as such, it is already reflected in Avago’s historical audited consolidated statement of operations for the period from May 6, 2014 to November 2, 2014 and historical unaudited consolidated statement of operations for the nine months ended August 2, 2015. Therefore, the effect of the LSI Merger is included in the unaudited pro forma condensed combined statement of operations from November 4, 2013 through May 5, 2014. The disposition of the Flash Business was completed in the fourth quarter of fiscal 2014, and the disposition of the Axxia Business was completed in the first quarter of fiscal 2015. As such, the results of the Flash Business and the Axxia Business were accounted for as discontinued operations by Avago and, accordingly, have been excluded from income from continuing operations in the unaudited pro forma condensed combined statements of operations included herein.

Avago’s historical financial information for the year ended November 2, 2014 and as of the and for the nine month period ended August 2, 2015 is derived from Avago’s Annual Report on Form 10-K and Quarterly Report on 10-Q filed with the SEC on December 29, 2014 and September 10, 2015, respectively. The historical financial information for Broadcom for the year ended December 31, 2014 is derived from Broadcom’s Annual Report on Form 10-K filed with the SEC on January 29, 2015. The historical financial information for Broadcom for the nine month period ended June 30, 2015 is derived by adding the historical financial information included in Broadcom’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on January 29, 2015 and Broadcom’s Quarterly Report on Form 10-Q for the six month period ended June 30, 2015 filed with the SEC on July 30, 2015, and subtracting the historical financial information for the nine month period ended September 30, 2014 filed with the SEC on October 10, 2014. The historical results of Broadcom for the year ended December 31, 2014 and the nine months ended June 30, 2014, each include Broadcom’s historical results for the three months ended December 31, 2014. Broadcom reported revenues of $2.143 billion and net income of $390 million for the three months ended December 31, 2014.

The unaudited pro forma condensed combined statements of operations for the nine months ended August 2, 2015 and the year ended November 2, 2014 exclude the following estimated amounts that are expected to have a one-time impact on the pro forma combined net income (loss) in the twelve months following the Transactions:

(dollars in millions)
Transaction costs	$255
Cost of products sold for inventory fair value adjustment	881

Total	$1,136

The historical financial information for LSI for the period from November 4, 2013 to May 5, 2014 in the unaudited pro forma condensed combined statement of operations for the year ended November 2, 2014 is derived from the historical unaudited statement of operations from November 4, 2013 to May 5, 2014. On September 2, 2014, Avago completed its sale of LSI’s Flash Business to Seagate for $450 million. On November 18, 2014, Avago completed its sale of LSI’s Axxia Business to Intel for $650 million.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, with Avago treated as the accounting acquirer for both the Broadcom Merger and the LSI Merger. The unaudited pro forma condensed combined financial information has been prepared based on the assumption that 50% of Broadcom Common Shares are Cash Electing Shares and the remaining 50% of Broadcom Common Shares are Equity Electing Shares.

The LSI Merger was consummated on May 6, 2014, and the purchase accounting has been finalized. However, as it relates to the Broadcom Merger, the unaudited pro forma condensed combined financial information presented herein will differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Transactions had been completed as of the dates set forth above, nor is it indicative of the future results of the combined company. In determining the preliminary estimate of fair values of assets acquired and liabilities assumed of Broadcom, Avago used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The purchase price adjustments relating to the Broadcom Merger are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to this preliminary purchase price allocation. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the Broadcom Merger or of any integration costs. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the combined company following the Transactions.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the separate historical audited consolidated financial statements of Avago as of and for the year ended November 2, 2014, included in Avago’s Annual Report on Form 10-K filed with the SEC on December 29, 2014 and incorporated by reference in this joint proxy statement /prospectus;

•	the separate historical unaudited condensed combined financial statements of Avago as of and for the nine months ended August 2, 2015, included in Avago’s Quarterly Report on Form 10-Q filed with the SEC on September 10, 2015 and incorporated by reference in this joint proxy statement/prospectus;

•	the separate historical audited consolidated financial statements of Broadcom as of December 31, 2014, included in Broadcom’s Annual Report on Form 10-K filed with the SEC on January 29, 2015 and incorporated by reference in this joint proxy statement/prospectus;

•	the separate historical unaudited condensed combined financial statements of Broadcom as of and for the six months ended June 30, 2015, included in Broadcom’s Quarterly Report on Form 10-Q filed with the SEC on July 30, 2015 and incorporated by reference in this joint proxy statement/prospectus.

2.	Significant Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial information are those set out in Avago’s audited financial statements as of November 2, 2014. Management has determined that no significant adjustments are necessary to conform Broadcom’s financial statements to the accounting policies used by Avago in the preparation of the unaudited pro forma condensed combined financial information. Certain reclassifications have been reflected in the pro forma adjustments to conform Broadcom’s presentation to Avago’s in the pro forma balance sheet and statement of operations. These reclassifications have no effect on previously reported total assets, total liabilities and shareholders’ equity, or income from continuing operations of Avago or Broadcom. The pro forma financial information may not reflect all reclassifications necessary to conform Broadcom’s presentation to that of Avago due to limitations on the availability of information as of the date of this joint proxy statement/prospectus. Accounting policy differences and additional reclassification adjustments may be identified as more information becomes available.

3.	Calculation of Broadcom Merger Consideration and Preliminary Purchase Price Allocation of the Broadcom Merger

The estimated preliminary Broadcom Merger Consideration has been calculated based on the assumption that 50% of Broadcom Common Shares are Cash Electing Shares and the remaining 50% of Broadcom Common Shares are Equity Electing Shares. The fair value of the Broadcom Merger Consideration expected to be transferred on the closing date includes the value of the estimated cash consideration, the estimated fair value of the equity transferred as per the Merger Agreement, and the repayment of Broadcom’s outstanding debt concurrently at the time of close. The calculation of Broadcom Merger Consideration is as follows:

(dollars in millions)
Estimated cash for outstanding Broadcom common stock (1)	$16,729
Estimated values of Holdco Ordinary Shares and Restricted Exchangeable Units issued for outstanding Broadcom’s common stock (2)	16,808
Estimated cash for Broadcom equity awards (3)	342
Estimated cash paid on behalf of Broadcom to retire debt (4)	1,641

Total Estimated Merger Consideration	$35,520

Total cash consideration	$18,712
Total equity consideration	16,808

Total Estimated Merger Consideration	$35,520

(1)	Represents the total cash consideration based on $54.50 per share paid to Broadcom shareholders for 50% of the Broadcom Common Shares estimated to be outstanding at closing, including those that will be outstanding as a result of vesting of Broadcom’s RSUs in the normal course of business and purchase of additional shares under Broadcom’s ESPP.
(2)

Represents the value of approximately 134 million Holdco Ordinary Shares and Restricted Exchangeable Units estimated to be issued to Broadcom shareholders in exchange for the remaining 50% of the Broadcom Common Shares estimated to be outstanding at closing. As outlined in the Merger Agreement, each Equity Electing Share will be exchanged for 0.4378 Holdco Ordinary Shares (in the case of Stock Electing Shares, subject to proration in accordance with the Merger Agreement) or 0.4378 Restricted Exchangeable Units.

For purposes of this presentation only, the value of each Holdco Ordinary Share is based on the volume weighted average trading price of Avago Ordinary Shares for the five consecutive trading days ending on September 9, 2015, or $125.07.
(3)	Represents the estimated cash consideration for the settlement of approximately 7 million vested Broadcom stock options and approximately 3 million restricted stock units which are expected to be vested at the time of the close of the merger. Each outstanding and vested Broadcom stock option will be cancelled and the holder thereof will be entitled to receive an amount in cash equal to the positive difference, if any, calculated by subtracting the aggregate exercise price of such option from the product of the number of vested shares subject to such option immediately prior to the effective time of the Broadcom Merger multiplied by the Equity Award Consideration. For purposes of this calculation only, the exercise price of each vested Broadcom stock option is estimated to be $32.75. This amount was derived from the weighted average exercise price of the vested Broadcom stock options. The Equity Award Consideration is estimated to be $54.63 (i.e., the sum of (i) $27.25 and (ii) the product obtained by multiplying (A) 0.2189 and (B) $125.07 (the Avago Measurement Price based on the assumed closing date of September 14, 2015). Additionally, each outstanding and vested Broadcom restricted stock unit award will be cancelled and the holder thereof will be entitled to receive an amount in cash equal to the product of the number of shares subject to such restricted stock unit immediately prior to the effective time of the Broadcom Merger multiplied by the Equity Award Consideration (i.e, $54.63 as described above).
(4)	Represents cash consideration for the repayment of Broadcom debt, which consists of $1.6 billion for Broadcom senior notes principal balance, $17 million in accrued interest expense, and $24 million of prepayment penalty.

The following table shows the effect of change in Avago’s stock price and the resulting impact on the estimated Broadcom Merger Consideration and estimated goodwill (dollars in millions, except stock price):

Change in Stock Price	Stock Price	Estimated Purchase Price	Goodwill
	(dollars in millions, except stock price)
Increase of 10%	$137.58	$37,200	$16,836
Decrease of 10%	112.56	33,839	13,475

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Broadcom are recorded at the acquisition date fair values and added to those of Avago. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Broadcom Merger. The final determination of the purchase price allocation upon the closing of the Transactions will be based on Broadcom’s net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Therefore, the actual allocations will differ from the pro forma adjustments presented. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated Broadcom Merger Consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Broadcom based on Broadcom’s June 30, 2015 balance sheet, with the excess recorded as goodwill:

(dollars in millions)
Cash and cash equivalents	$6,265
Trade accounts receivable, net	922
Inventory	1,493
Other current assets	143
Property, plant and equipment, net	757
Intangible assets, net	12,255
Other long-term assets	152

Total assets	21,987

Accounts payable	(594)
Employee compensation and benefits	(220)
Other current liabilities	(665)
Other long-term liabilities	(144)

Total liabilities	(1,623)

Net assets acquired (a)	20,364

Estimated purchase consideration (b)	35,520

Estimated goodwill (b) – (a)	$15,156

Preliminary identifiable intangible assets in the pro forma financial information consist of anticipated intangibles derived from developed technology, in-process technology, customer related assets, contract related assets, marketing related assets and other intangible assets. The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations, as further described in Note 5(b). The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived, or where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the Transactions may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

Deferred tax assets and liabilities have not been established for the adjustments above as it is anticipated that the adjustments will be in not-taxable entities or in entities with a deferred tax valuation allowance.

Goodwill represents the excess of the preliminary estimated Broadcom Merger Consideration over the fair value of the underlying net assets acquired. Goodwill is not amortized but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to planned growth in new markets, and synergies expected to be achieved from the combined operations of Avago and Broadcom. Goodwill recognized in the Broadcom Merger is not expected to be deductible for tax purposes.

4.	Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Represents the use of the anticipated combined company cash balance reflecting the Debt Financing of $16.984 billion to fund a portion of the estimated Broadcom Merger Consideration, as described in Note 3. Additionally, estimated Avago transaction costs and debt issuance costs, Broadcom transaction costs and certain historical Broadcom and Avago debt instruments anticipated to be paid concurrent with the closing of the Broadcom Merger are included in the net cash outflow as follows:

(dollars in millions)
Cash proceeds of new debt	$16,894
Cash consideration paid for Broadcom common shares, options, and RSUs	(17,071)
Repayment of Broadcom debt	(1,600)
Payment of Broadcom accrued interest	(17)
Prepayment penalty on Broadcom notes paid	(24)
Repayment of Avago debt	(3,961)
Repayment of Avago accrued interest	(20)
Transaction costs paid	(276)
Debt financing fees paid	(279)
Cash proceeds from sale of marketable securities	4,369

Net cash outflow	$(1,985)

(b)	Reflects the sale of all of Broadcom’s short-term and long-term marketable securities to fund a portion of the Broadcom Merger.

(dollars in millions)
Short-term marketable securities	$(1,208)
Long-term marketable securities	(3,161)

Total marketable securities sold for cash proceeds	$(4,369)

(c)	Reflects the acquisition method of accounting based on the estimated fair value of the assets and liabilities of Broadcom and the fair value of intangible assets acquired as discussed in Note 3 above.

(dollars in millions)
Inventories—Elimination of historical	$(612)
Inventories—Fair value	1,493
Property, plant and equipment—Elimination of historical	(626)
Property, plant and equipment—Fair value	757
Goodwill—Elimination of historical	(3,717)
Goodwill—Fair value	15,156
Intangible assets—Elimination of historical	(462)
Intangible assets—Fair value	12,255

(d)	Reflects the recognition of capitalized debt issuance costs of $279 million associated with anticipated borrowings to fund the Broadcom Merger, with $66 million classified in other current assets and $213 million classified in other long-term assets.

(e)	Reflects the elimination of debt issuance costs and accrued interest expense on Broadcom’s historical balance sheet as a result of repayment of existing Broadcom debt. Additionally, this adjustment reflects elimination of debt issuance costs and accrued interest expense on Avago’s historical balance sheet as a result of repayment of the existing Avago debt.

(dollars in millions)
Broadcom debt issuance costs—other current assets	$(2)
Broadcom debt issuance costs—other long-term assets	(9)
Broadcom accrued interest expense—other current liabilities	(17)
Avago debt issuance costs—other long-term assets	(90)
Avago accrued interest expense—other current liabilities	(20)

(f)	Reflects the elimination of Broadcom’s deferred rent liabilities of $41 million ($11 million in other current liabilities and $30 million in other long-term liabilities) as a purchase accounting adjustment.

(g)	Adjustments reflect estimated current and long-term taxes payable as a result of anticipated loan, dividend or other financing arrangement to fund the Broadcom Merger. The form of the actual intercompany financing arrangement will be determined with finality at the effective time of the Broadcom Merger, based on the applicable tax laws in effect at such time.

(dollars in millions)
Current estimated taxes payable	$400
Long-term estimated taxes payable	150

Total estimated taxes payable	$550

(h)	Adjustment to reflect Broadcom’s deferred revenue at fair value:

(dollars in millions)
Deferred revenue adjustment—other current liabilities	$(27)
Deferred revenue adjustment—other non-current liabilities	(73)

Total	$(100)

(i)	Reflects the payment of $9 million and $12 million of transaction costs included in other current liabilities for Avago and Broadcom, respectively.

(j)	Reflects adjustments to current and long-term debt for anticipated borrowings to fund the Broadcom Merger, net of estimated original issue discounts. In addition, the adjustment represents the repayment of the existing Broadcom and Avago debt including any remaining original issue discount. The adjustments to current and long-term debt are summarized as follows:

(dollars in millions)
Term Loan A	$4,250
Term Loan B-1	11,250
Term Loan B-2	1,465
Discount: Term Loan A	(15)
Discount: Term Loan B-1	(56)

Anticipated new debt financing	16,894

Current portion of new debt financing	1,779
Long-term portion of new debt financing	15,115

Repayments of existing current portion of long-term debt	(46)

Write off of discount on long-term debt	6
Repayments of existing long-term debt	(5,515)

Total repayment of debt, net of discount	$(5,509)

(k)	To reflect the issuance of approximately 134 million of Holdco Ordinary Shares, anticipated to be issued as Broadcom Merger Consideration, related to 50% of outstanding Broadcom Common Shares at closing, as described in Note 3.

(l)	Reflects the elimination of Broadcom’s historical additional paid-in capital and accumulated other comprehensive loss.

(m)	Reflects elimination of Broadcom’s historical accumulated deficit after recording the following adjustments to Broadcom’s existing accumulated deficit: write-off of debt issuance costs, original issue discounts, prepayment penalty on Broadcom’s existing debt and the transaction costs to be incurred by Broadcom. The adjustment to Broadcom’s accumulated deficit is as follows:

(dollars in millions)
Adjustment for Broadcom deferred debt financing fees and discounts	$(17)
Adjustment for prepayment penalty on Broadcom notes	(24)
Adjustment for Broadcom transaction costs	(68)
Elimination of Broadcom accumulated deficit after adjustments	2,969

Total adjustment to Broadcom accumulated deficit	$2,860

(n)	Reflects adjustments to Avago’s retained earnings to record anticipated Avago transaction costs, write-off of historical debt issuance costs and estimated tax payable as a result of anticipated loan, dividend or other financing arrangements for funding the Broadcom Merger. The transactions costs primarily consist of commitment fees, investment banking fees and legal and accounting services.

(dollars in millions)
Adjustment for Avago deferred debt financing fees and discounts	$(90)
Adjustment for Avago transaction costs	(187)
Adjustment for estimated taxes payable for anticipated loan, dividend or other financing arrangements for funding the Broadcom Merger	(550)

Total adjustment to Avago retained earnings	$(827)

5.	Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)	Represents adjustment to record elimination of historical depreciation expense and recognition of new depreciation expense based on the estimated fair value of property, plant and equipment on August 2, 2015. The depreciation of property, plant and equipment is based on the estimated remaining useful lives of the assets and is calculated on a straight-line basis. Depreciation expense is allocated among costs of products sold (“CoPS”), research and development (“R&D”) and selling, general and administrative expenses (“SG&A”) based upon the nature of activities associated with the property, plant and equipment acquired.

	Pro Forma Nine Months Ended August 2, 2015			Pro Forma Year Ended November 2, 2014
	CoPS	R&D	SG&A	CoPS	R&D	SG&A
	(dollars in millions)
Reversal of Broadcom historical depreciation expense	$(15)	$(68)	$(34)	$(21)	$(110)	$(47)
Depreciation of acquired property, plant & equipment	10	51	22	13	68	29

Total reduction in depreciation expense	$(5)	$(17)	$(12)	$(8)	$(42)	$(18)

(b)	Represents adjustment to record amortization expense related to identifiable intangible assets calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized.

The adjustment for the amortization of the identifiable intangible assets is as follows:

	Pro Forma Nine Months Ended August 2, 2015		Pro Forma Year Ended November 2, 2014
	CoPS	SG&A	CoPS	SG&A
	(dollars in millions)
Reversal of Broadcom’s historical intangible asset amortization	$(109)	$(6)	$(185)	$(29)
Amortization of purchased identifiable intangible assets	612	585	816	780

Total additional intangible asset amortization expense	$503	$579	$631	$751

The table below indicates the estimated fair value of each of the identifiable intangible assets and estimated useful life of each:

Intangible Asset	Approximate Fair Value (dollars in millions)	Estimated Useful Life (in years)
Developed Technology	$6,465	8
In-Process Technology	2,060	N/A
Customer Related Assets	3,090	5
Contract Related Assets	71	7
Marketing Related	178	6
Other	391	3

Total	$12,255

In-Process Technology will be accounted for as an indefinite-lived intangible asset until the underlying projects are completed or abandoned. Solely for the purposes of estimating the fair values of the intangible assets in this unaudited pro forma condensed combined financial information, benchmarking information, publicly available information as well as a variety of other assumptions, including market participant assumptions, were used.

(c)	To reverse $13 million of Avago’s incurred transaction costs, which were recorded in selling, general and administrative expenses for the nine months ended August 2, 2015 and $22 million of Broadcom’s incurred transaction costs, which were recorded in selling, general and administrative expenses for the nine months ended June 30, 2015.

(d)	To reverse interest expense and amortization of deferred debt issuance costs associated with credit facilities repaid from the proceeds of the Debt Financing, and to record estimated incremental interest expense and amortization of debt issuance costs and original issuance discount associated with the anticipated Debt Financing.

	Pro Forma Nine Months Ended August 2, 2015	Pro Forma Year Ended November 2, 2014
	(dollars in millions)
Reversal of Broadcom’s historical interest expense and amortization of deferred debt issuance costs	$38	$57
Reversal of Avago’s historical interest expense and amortization of deferred debt issuance costs	132	95
Interest expense on Debt Financing	(407)	(611)

Total additional interest expense	$(237)	$(459)

A sensitivity analysis on interest expense for the year ended November 2, 2014 and the nine month period ended August 2, 2015 has been performed to assess the effect of a change of 12.5 basis points of the hypothetical interest rate would have on the Debt Financing. Stated interest rates related to the new Debt Financing are as follows:

Stated Interest Rate:
Term Loan A	Adjusted LIBOR + 1.75%
Term Loan B-1	Adjusted LIBOR + 2.75%
Term Loan B-2	Adjusted LIBOR + 1.75%
Revolving Credit Facility	Adjusted LIBOR + 1.75%

The following table shows the change in interest expense for the debt financing:

Change in interest expense assuming	Pro Forma Nine Months Ended August 2, 2015	Pro Forma Year Ended November 2, 2014
	(dollars in millions)
Increase of 0.125%	$10	$16
Decrease of 0.125%	(10)	(16)

(e)	To reverse the interest income related to marketable securities sold to fund a portion of the Broadcom Merger, as described in note 4(b):

	Pro Forma Nine Months Ended August 2, 2015	Pro Forma Year Ended November 2, 2014
	(dollars in millions)
Reversal of Broadcom’s historical interest income	$(21)	$(21)

(f)	No income tax effect has been provided for the pro forma adjustments to income (loss) before income taxes, as it is anticipated that the adjustments will be in non-taxable entities or in entities with a deferred tax valuation allowance. The effective tax rate of the combined company could be significantly different depending on post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of income.

(g)	Represents the income (loss) per share calculated using the historical weighted average Avago Ordinary Shares which were converted into Holdco Ordinary Shares on a one to one basis and the issuance of additional Holdco Ordinary Shares in connection with the Broadcom Merger, as described in Note 1, assuming the shares were outstanding for the year ended November 2, 2014 and the nine months ended August 2, 2015.

Pro Forma Basic Weighted Average Shares (in millions)	Pro Forma Nine Months Ended August 2, 2015	Pro Forma Year Ended November 2, 2014
Historical weighted average shares outstanding	260	251
Issued Holdco Ordinary Shares to Broadcom common stock shareholders	134	134

Pro forma weighted average shares (basic)	394	385

Pro Forma Diluted Weighted Average Shares (in millions)	Pro Forma Nine Months Ended August 2, 2015	Pro Forma Year Ended November 2, 2014
Historical weighted average shares outstanding	283	251
Issuance of shares to Broadcom common stock shareholders	134	134
Issuance of Avago replacement awards to Broadcom equity award holders	6	—

Pro forma weighted average shares (diluted)	423	385

6.	Acquisition of LSI

As described in the section discussing the LSI Merger above, Avago acquired LSI on May 6, 2014. The following tables discuss the pro forma adjustments of the LSI Merger in millions.

	Historical LSI				Pro Forma LSI
	Period From November 4, 2013 to May 5, 2014	Pro Forma Adjustments			Period From November 4, 2013 to May 5, 2014
		Note 6
Net revenue	$1,174	$(181)	6	(a)	$993
Cost of products sold:
Cost of products sold	572	(142)	6	(b)	430
Amortization of intangible assets	—	198	6	(c)	198
Restructuring charges	—	5	6	(d)	5

Total cost of products sold	572	61			633

Gross margin	602	(242)			360
Research and development	346	(115)	6	(e)	231
Selling, general and administrative	158	(81)	6	(f)	77
Amortization of intangible assets	—	115	6	(c)	115
Restructuring charges	33	(21)	6	(d)	12

Total operating expenses	537	(102)			435

Income (loss) from operations	65	(140)			(75)
Interest expense	—	(15)	6	(g)	(15)
Other income, net	6	—			6

Income (loss) from continuing operations before income taxes	71	(155)			(84)
Benefit from income taxes	(7)	—			(7)

Income (loss) from continuing operations	$78	$(155)			$(77)

The following adjustments were made to the unaudited pro forma condensed combined statement of operations for LSI for the period from November 4, 2013 to May 5, 2014. The results of operations of LSI from May 6, 2014 through and including November 2, 2014 are already reflected in Avago’s audited historical consolidated statement of operations for the year ended November 2, 2014.

Conforming reclassifications:

The following reclassifications have been made to the presentation of LSI’s historical financial statements to conform to the combined presentation:

•	$41 million of amortization of intangible assets presented separately within cost of products sold for the period from November 4, 2013 to May 5, 2014;

•	$5 million reclassified from restructuring charges to cost of products sold for the period from November 4, 2013 to May 5, 2014;

•	$19 million of amortization of intangible assets presented separately within operating expenses for the period from November 4, 2013 to May 5, 2014; and

•	$16 million reclassified from restructuring charges to selling, general and administrative expenses for the period from November 4, 2013 to May 5, 2014.

(a)	On September 2, 2014, Avago completed its sale of LSI’s Flash Business. On November 18, 2014, Avago completed its sale of LSI’s Axxia Business. The following adjustment reflects the elimination of historical revenue from the Flash Business and the Axxia Business for the period from November 4, 2013 to May 5, 2014.

Pro Forma Period November 4, 2013 to May 5, 2014
(dollars in millions)
Eliminate net revenue for Flash Business	$(116)
Eliminate net revenue for Axxia Business	(65)

Total	$(181)

(b)	Cost of products sold—the components of this adjustment are as follows:

Pro Forma Period November 4, 2013 to May 5, 2014
(dollars in millions)
Reversal of LSI historical depreciation expense	$(1)
Depreciation of acquired property, plant & equipment	2
Eliminate cost of products sold for Flash Business	(73)
Eliminate cost of products sold for Axxia Business	(28)
Conforming reclassifications	(41)
Adjustment to share-based compensation expense	(1)

Total	$(142)

(c)	Represents adjustment to record amortization expense related to other identifiable intangible assets calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. The components of this adjustment are as follows:

Cost of products sold—amortization of intangible assets:

Pro Forma Period November 4, 2013 to May 5, 2014
(dollars in millions)
Reversal of LSI historical intangible asset amortization	$(41)
Amortization of purchased identifiable intangible assets	198
Conforming reclassifications	41

Total	$198

Amortization of intangible assets:

Pro Forma Period November 4, 2013 to May 5, 2014
(dollars in millions)
Reversal of LSI historical intangible asset amortization	$(19)
Amortization of purchased identifiable intangible assets	115
Conforming reclassifications	19

Total	$115

(d)	To reflect conforming reclassifications as described.

(e)	Research and development—the components of this adjustment are as follows:

Pro Forma Period November 4, 2013 to May 5, 2014
(dollars in millions)
Reversal of LSI historical depreciation expense	$(11)
Depreciation of acquired property, plant & equipment	11
Eliminate research and development for Flash Business	(59)
Eliminate research and development for Axxia Business	(48)
Adjustment to share-based compensation expense	(8)

Total	$(115)

(f)	Selling, general and administrative—the components of this adjustment are as follows:

Pro Forma Period November 4, 2013 to May 5, 2014
(dollars in millions)
Reversal of LSI historical depreciation expense	$(12)
Depreciation of acquired property, plant & equipment	14
Eliminate selling, general and administrative for Flash Business	(27)
Eliminate selling, general and administrative for Axxia Business	(20)
Eliminate transaction expense reflected in historical financial statements	(23)
Conforming reclassifications	(3)
Adjustment to share-based compensation expense	(10)

Total	$(81)

(g)	To reflect an increase in interest expense of $15 million for the period from November 4, 2013 to May 5, 2014, resulting from the issuance of debt to finance the LSI Merger.

INFORMATION ABOUT THE COMPANIES

Avago

Avago Technologies Limited is a leading designer, developer and global supplier of a broad range of semiconductor devices with a focus on analog III-V based products and complex digital and mixed signal complementary metal oxide semiconductor, or CMOS, based devices. Avago offers thousands of products that are used in end products such as smartphones, hard disk drives, computer servers, consumer appliances, data networking and telecommunications equipment, enterprise storage and servers, and factory automation and industrial equipment. Avago focuses on high performance design and integration capabilities.

Avago Ordinary Shares are traded on NASDAQ under the symbol “AVGO”. Following the Transactions, shares of Avago will no longer continue to be traded on NASDAQ.

Avago was incorporated under the laws of the Republic of Singapore on August 4, 2005. The company’s Singapore company registration number is 200510713C. The address of Avago’s registered office and Avago’s principal executive office is 1 Yishun Avenue 7, Singapore 768923, and its telephone number is +65-6755-7888. Additional information about Avago and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Incorporation of Certain Documents by Reference.”

Broadcom

Broadcom Corporation is a global leader and innovator in semiconductor solutions for wired and wireless communications. Broadcom’s strategy centers on designing highly-complex and highly-integrated semiconductor solutions that leverage Broadcom’s leading IP portfolio and target a broad range of wired and wireless communications markets. Broadcom provides one of the industry’s broadest portfolio of highly-integrated system-on-a-chip solutions, or SoCs, that seamlessly deliver voice, video, data and multimedia connectivity in the home, office and mobile environments.

Broadcom Class A common stock trades on NASDAQ under the symbol “BRCM”. Following the Transactions, Broadcom Class A common stock will no longer continue to be traded on NASDAQ.

Broadcom was incorporated in California in August 1991. Broadcom’s principal executive offices are located at 5300 California Avenue, Irvine, California 92617, and Broadcom’s telephone number at that location is (949) 926-5000. Broadcom’s Internet address is www.broadcom.com. Additional information about Broadcom and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Incorporation of Certain Documents by Reference.”

Holdco

Pavonia Limited is a limited company incorporated under the laws of the Republic of Singapore on March 3, 2015. Holdco was acquired for the purpose of indirectly holding Avago and Broadcom following completion of the Transactions. From the date of incorporation to date, Holdco has not conducted any activities other than those incident to its formation and the taking of certain steps in connection with the Transactions, including the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the Transactions. The shares in the capital of Holdco are currently held by a nominee of Avago pursuant to a nominee arrangement. By its terms, the nominee arrangement will be terminated immediately prior to the effective time of the Avago Scheme.

Holdco will be renamed “Broadcom Limited” promptly after the Effective Times. Holdco will be the sole general partner of Holdco LP and will own a majority interest in Holdco LP (based on vote and value).

Following the consummation of the Transactions, Avago and Broadcom will be indirect subsidiaries of Holdco. Upon consummation of the Transactions, the former shareholders and equity award holders of Avago are expected to own approximately 67% of the outstanding Holdco Ordinary Shares, and the former shareholders and equity award holders of Broadcom are expected to own approximately 33% of the outstanding Holdco Ordinary Shares.

It is a mutual condition of the Transactions that Holdco Ordinary Shares be authorized and approved for listing on NASDAQ upon official notice of issuance. The address of Holdco’s registered office and its principal executive office is 1 Yishun Avenue 7, Singapore 768923, and its telephone number is +65-6755-7888.

Holdco LP

Safari Cayman L.P. is an exempted limited partnership formed under the laws of the Cayman Islands, the general partner of which is Holdco. Holdco LP was formed for the purpose of indirectly holding Avago and Broadcom. To date, Holdco LP has not conducted any activities other than those incident to its formation, the execution of the Merger Agreement and the taking of certain steps in connection thereto, including the preparation of applicable filings under the U.S. securities laws and regulatory filings made in connection with the Transactions.

Following the consummation of the Transactions, Broadcom will be an indirect subsidiary of Holdco LP, and Holdco will remain the sole general partner of Holdco LP.

Holdco LP’s principal executive office is located at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

POST-TRANSACTIONS ORGANIZATIONAL STRUCTURE

Organizational Structure

Avago agreed to merge with Broadcom pursuant to the Merger Agreement in a transaction that will result in Avago and Broadcom becoming indirect subsidiaries of Holdco and Holdco LP. The Transactions will be effectuated in two primary steps. In the first step, Finance Holdco will acquire Avago pursuant to a scheme of arrangement under Singapore law, which will result in Avago becoming an indirect subsidiary of both Holdco and Holdco LP. In the second step, Cash/Stock Merger Sub (if the Cash/Stock Merger occurs) and Unit Merger Sub will merge with and into Broadcom, with Broadcom as the surviving corporation in such mergers, which will result in Broadcom becoming an indirect subsidiary of both Holdco and Holdco LP. Holdco, which will be renamed prior to the closing, is and will remain the sole general partner of Holdco LP and will own a majority interest in Holdco LP (based on vote and value) as described below, with the balance of the limited partnership units of Holdco LP being held by the holders of Broadcom Common Shares who elected to receive Restricted Exchangeable Units in the Transactions.

The following are simplified organizational charts of Avago and Broadcom immediately before the commencement of the Transactions:

The following is a simplified organizational chart showing the anticipated intercorporate relationships of Holdco and its material subsidiaries immediately following the completion of the transactions:

All material subsidiaries of Avago and Broadcom existing immediately before the commencement of the Transactions will remain in existence following completion of the Transactions as indirect subsidiaries of Holdco and Holdco LP.

Corporate Governance and Management of Holdco

Board of Directors and Committees

Following the consummation of the Transactions and in accordance with the Merger Agreement, Holdco’s board of directors is expected to be comprised of ten directors: (i) each of the eight individuals on the Avago board of directors as of the date hereof (being Messrs. Hock E. Tan, James V. Diller, Lewis C. Eggebrecht, Bruno Guilmart, Kenneth Y. Hao, Donald Macleod and Peter J. Marks and Ms. Justine F. Lien) and (ii) two of the nine individuals on the Broadcom board of directors as of the date hereof to be designated by Avago prior to the closing, one of whom will be Dr. Samueli. It is expected that Messrs. Diller, Eggebrecht, Guilmart, Hao, Macleod and Marks and Ms. Lien will qualify as “independent” under U.S. securities laws and NASDAQ rules. Below are summaries of the expected role of the Holdco board of directors and the purpose of each proposed committee of Holdco’s board of directors. For information on each of the current directors of Avago and Broadcom, please see Avago’s Annual Report on Form 10-K for the year ended November 2, 2014 and

Broadcom’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC and each of which are incorporated by reference into this joint proxy statement/prospectus.

Board of Directors

The board of directors will act as the ultimate decision-making body of Holdco and will advise and oversee management, who will be responsible for the day-to-day operations and management of Holdco. The board will review Holdco’s financial performance on a regular basis at board meetings and through periodic updates. The board will review Holdco’s long-term strategic plans and the most significant financial, accounting and risk management issues facing the company from time to time.

In fulfilling his or her role, each director will be expected to (i) act honestly and in good faith with a view to the best interests of Holdco and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

A majority of the number of directors of Holdco will constitute a quorum for the transaction of business at any meeting of directors. Questions arising at any meeting of directors will be decided by a majority of votes. In case of an equality of votes, the chair of the meeting will have a second or casting vote in addition to the chair’s original vote as a director.

Information concerning the historical compensation paid by Avago to its directors, all of whom are expected to be directors of Holdco, is contained in Avago’s proxy statement for its 2015 annual general meeting of shareholders under the heading “Directors’ Compensation” beginning on page 15 thereof and is incorporated herein by reference. Information concerning the historical compensation paid by Broadcom to its directors, two of whom are expected to be directors of Holdco, is contained in Broadcom’s proxy statement for its 2015 annual meeting of shareholders under the headings “Compensation of Non-Employee Directors” and “Compensation of Employee Directors” beginning on pages 14 and 15 thereof, respectively, and is incorporated herein by reference.

Audit Committee

The purpose of the Holdco audit committee will be to assist the Holdco board in its oversight of: (i) the quality and integrity of the financial statements of Holdco and its subsidiaries and related disclosure; (ii) the qualifications, independence and performance of Holdco’s independent auditor; (iii) the performance of Holdco’s internal audit function; (iv) Holdco’s systems of disclosure controls and procedures, and internal controls over financial reporting; and (v) compliance by Holdco and its subsidiaries with all legal and regulatory requirements. Each member of the audit committee will meet the independence and financial literacy requirements under NASDAQ rules, the Sarbanes-Oxley Act and those set forth in Rule 10A-3 of the Exchange Act.

Compensation Committee

The purpose of the Holdco compensation committee will be primarily for reviewing and approving salaries, incentives and other forms of compensation for executive officers (other than for the president and chief executive officer, whose salary, incentives and other compensation will be determined by the board of Holdco with input and recommendations from the compensation committee) and directors and to administer incentive compensation and benefit plans provided for employees of Holdco and its subsidiary entities. In particular, it is anticipated that the compensation committee will be responsible for: (i) overseeing and setting compensation and benefits policies generally; (ii) evaluating the performance of Holdco’s chief executive officer and performance of certain employees who report directly to the chief executive officer; (iii) overseeing and setting compensation for certain employees who report directly to the chief executive officer and recommending to the board the compensation for the members of the Holdco board of directors and for the president and chief executive officer; and (iv) reviewing Holdco’s management succession planning.

Nominating and Governance Committee

The purpose of the Holdco nominating and governance committee will be to identify and to recommend to the Holdco board of directors individuals qualified to serve as directors of Holdco and to advise the Holdco board of directors with respect to its composition, governance practices and procedures.

Director Independence

Under NASDAQ rules, a listed company must generally have a majority of directors that meet the “independence” criteria set forth under applicable NASDAQ listing standards. Under NASDAQ rules, no director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). After the consummation of the Transactions, a majority of the Holdco board of directors is anticipated to be “independent” for purposes of NASDAQ rules.

Following the consummation of the Transactions, it is anticipated that the current chairman of Avago, Mr. Diller, will continue to serve as chairman of Holdco and will be “independent” under applicable NASDAQ listing standards, and that each of Holdco’s audit, compensation and nominating and corporate governance committees will be composed solely of independent directors.

It is expected that the board of directors of Holdco will regularly evaluate the composition of the board of directors, board committees and other policies as part of its ongoing commitment to best practices in corporate governance, and will actively engage in discussion with its shareholders on corporate governance issues in general, and monitor evolving market practices regarding director independence in particular, and will continue to comply with all applicable U.S. securities laws and NASDAQ rules.

Management

Following consummation of the Transaction, it is anticipated that the current executive officers of Avago will continue to serve as executive officers of Holdco. In addition, Dr. Samueli is expected to serve as Chief Technical Officer of the combined company following closing.

For information on the other executive officers of each of Avago and Broadcom, please see Avago’s Annual Report on Form 10-K for the year ended November 2, 2014 and Broadcom’s Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC and incorporated by reference into this joint proxy statement/prospectus.

Information concerning the historical compensation paid by Avago to its executive officers, all of whom are expected to be the executive officers of Holdco, is contained in Avago’s proxy statement for its 2015 annual general meeting of shareholders under the heading “Compensation Discussion and Analysis” beginning on page 29 thereof and is incorporated herein by reference. Information concerning the historical compensation paid by Broadcom to its executive officers, some of whom are expected to be the executive officers of Holdco, is contained in Broadcom’s proxy statement for its 2015 annual meeting of shareholders under the heading “Compensation Discussion and Analysis” beginning on page 36 thereof and is incorporated herein by reference. Following the completion of the Transactions, it is expected that a compensation committee of the board of directors of Holdco will be formed, and that such committee will oversee and determine the compensation of the executive officers of Holdco (other than that of the president and chief executive officer, which will be determined by the full board of directors of Holdco) and evaluate and determine the appropriate executive compensation philosophy and objectives for Holdco.

Headquarters

Following closing, Avago’s current joint headquarters in Singapore and the United States will be the joint headquarters of Holdco.

Description of Holdco Share Capital

The following is a summary of the material rights, privileges, restrictions and conditions that will attach to Holdco Ordinary Shares. This is a summary only and is qualified by reference to the detailed provisions of the charter documents to be adopted by Holdco.

It should be noted that certain amendments have been and will be made to the SCA pursuant to the Companies (Amendment) Act of 2014. The legislative changes to the SCA is expected to be effected in two phases, the first phase of which came into effect on July 1, 2015 and the second phase of amendments is expected to come into effect in the first quarter of 2016 (such date referred to as the “Second Phase Amendment Date”). Upon the amendments of the SCA coming into effect on the Second Phase Amendment Date, the memorandum and articles of association will be referred to as the “constitution.”

The rights of holders of Holdco Ordinary Shares will be governed by Singapore law and Holdco’s charter documents. In view of the amendments of the SCA, Holdco will be adopting two sets of charter documents: (i) Holdco’s memorandum and articles of association (to be substantially in the form attached to this joint proxy statement/prospectus as Annex C-1, the “Holdco Pre-Second Phase Amendment Articles”), and (ii) Holdco’s constitution (to be substantially in the form attached to this joint proxy statement/prospectus as Annex C-2, the “Holdco Post-Second Phase Amendment Constitution”).

If the closing of the Transactions occurs prior to the Second Phase Amendment Date, the Holdco Pre-Second Phase Amendment Articles will apply from the date of closing of the Transactions up to the Second Phase Amendment Date. With effect from the Second Phase Amendment Date, Holdco’s Post-Second Phase Amendment Constitution will apply and supersede the Holdco Pre-Second Phase Amendment Articles. If the closing of the Transactions occurs after the Second Phase Amendment Date, the Holdco Post-Second Phase Amendment Constitution will apply with immediate effect from the Second Phase Amendment Date.

Ordinary Shares

Holdco will only have one class of ordinary shares, which have identical rights in all respects and rank equally with one another. There is no concept of par value and authorized share capital under Singapore law. All shares issued are fully paid and existing shareholders are not subject to any calls on shares. Although Singapore law does not recognize the concept of “non-assessability” with respect to newly-issued shares, any purchaser of Holdco Ordinary Shares who has fully paid up all amounts due with respect to such shares will not be subject under Singapore law to any personal liability to contribute to the assets or liabilities of Holdco in such purchaser’s capacity solely as a holder of such shares. This interpretation is substantively consistent with the concept of “non-assessability” under most, if not all, U.S. state corporations laws. All shares are in registered form. Holdco cannot, except in the circumstances permitted by the SCA, grant any financial assistance for the acquisition or proposed acquisition of its own shares.

There is a provision in Holdco’s charter documents which enables it to issue shares with preferential, deferred, qualified or other special rights, privileges, conditions or such restrictions, whether in regard to dividend, voting, return of capital, redemption or otherwise, as Holdco’s directors may deem fit with respect to additional classes of shares, subject to the provisions of the SCA, Holdco’s charter documents and any special rights previously conferred on the holders of any existing shares or class of shares. For more information, see “—Preference Shares.”

New Shares

Under Singapore law and Holdco’s charter documents, new shares may be issued only with the prior approval of Holdco’s shareholders in a general meeting. General approval may be sought from Holdco shareholders in a general meeting for the issue of shares. Such general approval, if granted, will lapse at the earlier of:

•	the conclusion of the next annual general meeting;

•	the expiration of the period within which the next annual general meeting is required by law to be held (i.e., within 15 months from the last annual general meeting); or

•	the subsequent revocation or modification of approval by Holdco shareholders acting at a duly noticed and convened meeting.

Preference Shares

Holdco’s charter documents provide that Holdco may, subject to the prior approval in a general meeting of Holdco shareholders, issue shares of a different class with preferential, deferred, qualified or other special rights, privileges or conditions as Holdco’s board of directors may determine. Under Singapore law, Holdco preference shareholders will have the right to attend any general meeting and in a poll at such general meeting, to have at least one vote for every preference share held:

•	on a resolution to wind up the company voluntarily under Section 290 of the SCA;

•	on a resolution to vary any right attached to such preference shares; or

•	when the dividends to be paid on such preference shares are more than twelve months in arrears, for the period they remain unpaid.

Holdco may, subject to the prior approval in a general meeting of its shareholders, issue preference shares which are, at Holdco’s option, subject to redemption, provided that such preference shares may not be redeemed out of capital unless:

•	all the directors have made a solvency statement in relation to such redemption; and

•	Holdco has lodged a copy of the statement with the Singapore Registrar of Companies.

Further, the shares must be fully paid-up before they are redeemed.

Upon the closing of the Transactions, Holdco will issue a number of non-economic voting preference shares in the capital of Holdco to the Trustee, which will entitle the Trustee to a number of votes equal to the lesser of (i) the number of votes which would attach to the Holdco Ordinary Shares receivable upon the exchange of the Restricted Exchangeable Units of Holdco LP outstanding as of immediately following the consummation of the Transactions and (ii) a number of votes (rounded down to the nearest whole number) equal to 19.9% of the aggregate voting power of Holdco exercisable at such time. Pursuant to the terms of the Voting Trust Agreement, the holders of Restricted Exchangeable Units will be able to direct the Trustee, as their proxy, to vote on their behalf in votes that are presented to the holders of Holdco Ordinary Shares. The Special Voting Shares are not entitled to receive any dividends or distributions declared or paid by Holdco to its shareholders. Over time, non-economic voting preference shares will be redeemed as Restricted Exchangeable Units are exchanged in an amount designed to attain and preserve the voting rights intended to be provided under the Voting Trust Agreement.

Transfer of Holdco Ordinary Shares

Subject to applicable securities laws in relevant jurisdictions and Holdco’s charter documents, Holdco Ordinary Shares are freely transferable. Shares may be transferred by a duly signed instrument of transfer in any usual or common form or in a form acceptable to Holdco. The directors may in their discretion decline to register any transfer of shares on which Holdco has a lien. The directors may also decline to register any transfer unless, among other things, evidence of payment of any stamp duty payable with respect to the transfer is provided together with other evidence of ownership and title as the directors may require. Holdco will replace lost or destroyed certificates for shares upon notice and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require and the payment of all applicable fees.

Election and Re-election of Directors

Under Holdco’s charter documents, Holdco’s board of directors may appoint any person to be a director as an additional director or to fill a casual vacancy, provided that any person so appointed shall hold office only until the next annual general meeting, and shall then be eligible for re-election.

Under Holdco’s charter documents, no person other than a director retiring at a general meeting is eligible for appointment as a director at any general meeting, without the recommendation of the Holdco board of directors for election, unless (i) in the case of a member or members who in aggregate hold(s) more than fifty percent of the total number of Holdco’s issued and paid-up shares (excluding treasury shares), not less than ten days, or (ii) in the case of a member or members who in aggregate hold(s) more than five percent of the total number of Holdco’s issued and paid-up shares (excluding treasury shares), not less than 120 days, before the date of the notice provided to members in connection with the general meeting, a written notice proposing a person for appointment and signed by such member or members (other than the person to be proposed for appointment) who (a) are qualified to attend and vote at the meeting for which such notice is given, and (b) have held shares representing the prescribed threshold in (i) or (ii) above, for a continuous period of at least one year prior to the date on which such notice is given, is lodged at Holdco’s registered office in Singapore. Such a notice must also include the consent of the person nominated.

Shareholders’ Meetings

Holdco is required to hold an annual general meeting each year and not more than 15 months after the holding of the last preceding annual general meeting. The directors may convene an extraordinary general meeting whenever they think fit and they must do so upon the written request of shareholders representing not less than one-tenth of the total voting rights of all shareholders. In addition, two or more shareholders holding not less than one-tenth of Holdco’s total number of issued shares (excluding Holdco treasury shares) may call a meeting of Holdco shareholders.

Unless otherwise required by law or by Holdco’s charter documents, voting at general meetings is by ordinary resolution passed by a simple majority in number of the shares held by the members voting at a meeting in person or represented by proxy at the meeting. An ordinary resolution suffices, for example, for appointments of directors. A special resolution passed by a majority of not less than three-fourths in number of the shares held by the members voting at a meeting in person or represented by proxy at the meeting is necessary for certain matters under Singapore law, such as an alteration of Holdco’s charter documents.

Voting Rights

Voting at any meeting of shareholders is by poll. On a poll every shareholder who is present in person or by proxy or by attorney, or in the case of a corporation, by a representative, has one vote for every share held by such shareholder.

Dividends

Holdco’s board of directors will review its dividend policy regularly and the declaration and payment of any future dividends will be at the discretion and approval of Holdco’s board of directors and subject to the continuing determination by Holdco’s board of directors that such dividends are in Holdco’s best interests. Future dividend payments will also depend upon such factors as Holdco’s earnings level, capital requirements, contractual restrictions, cash position, overall financial condition and any other factors deemed relevant by Holdco’s board of directors (including restrictions under the terms of any debt arrangements).

The payment of cash dividends on Holdco Ordinary Shares will be restricted under applicable law and Holdco’s corporate structure. Pursuant to Singapore law and Holdco’s charter documents, no dividends may be paid except out of Holdco’s profits. Also, because Holdco is a holding company, its ability to pay cash dividends on Holdco Ordinary Shares may be limited by restrictions on Holdco’s ability to obtain sufficient funds through dividends from subsidiaries.

Takeovers

The Singapore Code on Take-overs and Mergers regulates, among other things, the acquisition of ordinary shares of Singapore-incorporated public companies. Any person acquiring an interest, whether by a series of transactions over a period of time or not, either on their own or together with parties acting in concert with such person, in 30% or more of Holdco’s voting shares, or, if such person holds, either on their own or together with parties acting in concert with such person, between 30% and 50% (amounts inclusive) of Holdco’s voting shares, and such person (or parties acting in concert with such person) acquires additional voting shares representing more than 1% of Holdco’s voting shares in any six-month period, must, except with the consent of the Securities Industry Council in Singapore, extend a mandatory takeover offer for the remaining voting shares in accordance with the provisions of the Singapore Code on Take-overs and Mergers.

“Parties acting in concert” comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal), cooperate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They are as follows:

•	a company and its related companies, the associated companies of any of the company and its related companies, companies whose associated companies include any of these companies and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights;

•	a company and its directors (including their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts);

•	a company and its pension funds and employee share schemes;

•	a person with any investment company, unit trust or other fund whose investment such person manages on a discretionary basis but only in respect of the investment account which such person manages;

•	a financial or other professional adviser, including a stockbroker, and its clients in respect of shares held by the adviser and persons controlling, controlled by or under the same control as the adviser and all the funds managed by the adviser on a discretionary basis, where the shareholdings of the adviser and any of those funds in the client total 10% or more of the client’s equity share capital;

•	directors of a company (including their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) which is subject to an offer or where the directors have reason to believe a bona fide offer for the company may be imminent;

•	partners; and

•	an individual and such person’s close relatives, related trusts, any person who is accustomed to act in accordance with such person’s instructions and companies controlled by the individual, such person’s close relatives, related trusts or any person who is accustomed to act in accordance with such person’s instructions and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights.

A mandatory offer must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror during the offer period and within the six months preceding the acquisition of shares that triggered the mandatory offer obligation.

Under the Singapore Code on Take-overs and Mergers, where effective control of a company is acquired or consolidated by a person, or persons acting in concert, a mandatory general offer to all other shareholders is normally required. An offeror must treat all shareholders of the same class in an offeree company equally. A fundamental requirement is that shareholders in the company subject to the takeover offer must be given sufficient information, advice and time to consider and decide on the offer. These legal requirements may impede or delay a takeover of Holdco by a third-party.

Liquidation or Other Return of Capital

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Holdco Ordinary Shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Limitations on Rights to Hold or Vote Holdco Ordinary Shares

Except as discussed above under “—Takeovers,” there are no limitations imposed by the laws of Singapore or by Holdco’s charter documents on the right of non-resident shareholders to hold or vote Holdco Ordinary Shares.

Limitations of Liability and Indemnification Matters

Holdco’s charter documents provide that, subject to the provisions of the SCA, every director, managing director, secretary or other officer of Holdco or its subsidiaries and affiliates shall be entitled to be indemnified by Holdco against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto and in particular and without prejudice to the generality of the foregoing, no director, managing director, secretary or other officer of Holdco or its subsidiaries and affiliates shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to Holdco through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of Holdco or for the insufficiency or deficiency of any security in or upon which any of the moneys of Holdco shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his or her office or in relation thereto unless the same happen through his or her own negligence, default, breach of duty or breach of trust.

The limitation of liability and indemnification provisions in Holdco’s charter documents may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit Holdco and its shareholders. A shareholder’s investment may be harmed to the extent Holdco pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Holdco’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the SEC may hold such indemnification as against public policy as expressed in the Securities Act, and therefore, unenforceable.

Corporate Governance of Holdco LP

Following consummation of the Transactions, Holdco will be the sole general partner of Holdco LP and will have the exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of Holdco LP, subject to the terms of the Partnership Agreement and applicable laws. Further information regarding Holdco LP and the Partnership Agreement can be found below. Further information regarding the Holdco board of directors and related governance considerations can be found at “—Corporate Governance and Management of Holdco” of this joint proxy statement/prospectus.

Amended and Restated Exempted Limited Partnership Agreement

The following is a summary of the material provisions set forth in the Partnership Agreement in the form included in this joint proxy statement/prospectus as Annex D, to be entered into between Holdco (the “General Partner”), as the general partner of Holdco LP, Antelope Cayman CLP Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Initial Limited Partner”), as the initial limited partner of Holdco LP and each person who is admitted to Holdco LP as a limited partner in accordance with the provisions of the Partnership Agreement (the “Limited Partners” and, collectively, the “Partners”), which Partnership Agreement will amend and restate the existing initial exempted limited partnership agreement of Holdco LP and come into effect immediately prior to the closing of the Transactions.

Because this is a summary of the Partnership Agreement, it does not contain all of the information about Holdco LP. For more complete information, you should read the Partnership Agreement itself, including the schedules thereto, which is included in this joint proxy statement/prospectus as Annex D. The following summary is qualified by reference thereto. In addition, a more detailed description of the economic, voting and other rights, privileges, restrictions and conditions attaching to the Restricted Exchangeable Units follows below under the section entitled (“—Description of Restricted Exchangeable Units”).

Certain Cayman Law Matters

A Cayman Islands exempted limited partnership is constituted by the signing of the relevant partnership agreement and its registration with the Registrar of Exempted Limited Partnerships in the Cayman Islands. Notwithstanding registration, an exempted limited partnership is not a separate legal person distinct from its partners. Under Cayman Islands law, any rights or property of an exempted limited partnership (whether held in that partnership’s name or by any one or more of its general partners) shall be held or deemed to be held by the general partner, and if more than one then by the general partners jointly, upon trust as an asset of the exempted limited partnership in accordance with the terms of the partnership agreement. Any debts or obligations incurred by the general partner in the conduct of the Partnership’s business are the debts and obligations of the exempted limited partnership. Registration under the Cayman Islands Limited Partnerships Act entails that the exempted limited partnership becomes subject to, and the limited partners therein are afforded the limited liability (subject to the partnership agreement) and other benefits of, the Cayman Islands Limited Partnerships Act.

The business of an exempted limited partnership will be conducted by its general partner(s) who will be liable for all debts and obligations of the exempted limited partnership to the extent the Partnership has insufficient assets. As a general matter, a limited partner of an exempted limited partnership will not be liable for the debts and obligations of the exempted limited partnership save (i) as provided in the partnership agreement, (ii) if such limited partner becomes involved in the conduct of the partnership’s business and holds himself out as a general partner to third parties or (iii) if such limited partner is obliged pursuant to the Cayman Islands Limited Partnerships Act to return a distribution made to it where the exempted limited partnership is insolvent and the limited partner has actual knowledge of such insolvency at that time.

The Restricted Exchangeable Units are not being offered to the public in the Cayman Islands, and no member of the public in the Cayman Islands will be permitted to acquire, whether by election or transfer, any limited partnership interest in Holdco LP.

Duration

Holdco LP has perpetual existence and will continue as an exempted limited partnership until and unless Holdco LP is terminated, dissolved or deregistered in accordance with the Partnership Agreement.

Management; The General Partner

Holdco is the sole General Partner of Holdco LP and will manage all of Holdco LP’s operations and activities in accordance with the Partnership Agreement. Holdco has the capacity and authority to act as a general partner and covenants to act in good faith and that it will exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Any reference to Holdco LP taking any action will be deemed to refer to Holdco LP taking action through Holdco, in its capacity as the general partner.

Subject to the terms of the Partnership Agreement and the Cayman Islands Limited Partnerships Act, the General Partner has the full and exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of Holdco LP. Among other things, the General Partner is empowered to negotiate, execute and perform all agreements, conveyances, deeds, powers of attorney or other instruments on behalf of Holdco LP, and to mortgage, charge or otherwise create a security interest or make an assignment by way or security or otherwise in any or all of the property of Holdco LP or its subsidiaries, and to make, issue, accept, endorse and execute promissory notes, drafts, bills of exchange, guarantees and other instruments of evidence of indebtedness.

The Partnership Agreement provides that, notwithstanding any standard of care or duty imposed under the Cayman Islands Limited Partnerships Act or any applicable law, in the performance of its duties and obligations under the Partnership Agreement, the General Partner will also owe to the Limited Partners the same fiduciary duties that would be owed to the shareholders of a limited company formed under the laws of the Republic of Singapore if the General Partner were a member of the board of directors of such company, except where another standard is expressly set forth in the Partnership Agreement (e.g., “sole discretion” or “good faith”), in which event such other standard shall apply.

Purpose of Holdco LP

The purpose of Holdco LP is (i) to acquire and hold interests in the shares of the corporations to be acquired by Holdco LP pursuant to the Transactions, and, subject to the approval of the General Partner, interests in any other persons; (ii) to engage in any activity related to the capitalization and financing of Partnership’s interests in such corporations and other persons; and (iii) to engage in any activity that is in furtherance of the foregoing, is approved by the General Partner and that lawfully may be conducted by a limited partnership formed pursuant to the Cayman Islands Limited Partnerships Act and the Partnership Agreement.

Capital Structure of Holdco LP and Holdco

Upon the closing of the Transactions, the capital of Holdco LP shall initially consist of two classes of units: The interest of the General Partner will be represented by Common Units, and the interests of the Limited Partners will be represented by Restricted Exchangeable Units issued to former Broadcom shareholders pursuant to the Broadcom Merger. For more information on the Restricted Exchangeable Units, see “—Description of the Restricted Exchangeable Units.”

In the event that Holdco issues Holdco Ordinary Shares, the Partnership Agreement requires Holdco to contribute the net proceeds from the issuance of such shares to Holdco LP as a capital contribution on account of its Common Units. In the event that a new class of shares in the capital of Holdco is created, the General Partner will create a corresponding new class of partnership units that has corresponding distribution rights to such new class of shares and will cause Holdco LP to issue new units of such class to Holdco. The Partnership Agreement also requires Holdco to contribute the net proceeds from the issuance of such shares to Holdco LP in exchange for such units. Except for the issuances to Holdco described in this paragraph, from and after the Broadcom Merger, Holdco LP will not issue any units to Holdco or to any other Person.

If Holdco proposes to redeem, repurchase or otherwise acquire any Holdco Ordinary Shares for cash, the Partnership Agreement requires Holdco LP, immediately prior to such redemption, repurchase or acquisition, to make a distribution to Holdco on the Common Units in an amount sufficient for Holdco to fund such redemption, repurchase or acquisition, as the case may be.

The Partnership Agreement also provides that, so long as any Restricted Exchangeable Units (other than those held by Holdco or its subsidiaries) are outstanding, Holdco will not:

•	issue, declare or pay as a dividend or distribute to the holders of then issued Holdco Ordinary Shares (as such):

•	Holdco Ordinary Shares (or securities exchangeable or exercisable for or convertible into or carrying rights to acquire Holdco Ordinary Shares) by way of a stock dividend or other distribution;

•	rights, options or warrants to subscribe for or purchase any Holdco Ordinary Shares (or securities exchangeable or exercisable for or convertible into or carrying rights to acquire Holdco Ordinary Shares);

•	other securities of Holdco (other than shares convertible into or exchangeable or exercisable for or carrying the rights to acquire Holdco Ordinary Shares);

•	rights, options or warrants (other than as referred to above);

•	evidences of indebtedness;

•	assets of Holdco;

•	subdivide, redivide or change the then-outstanding Holdco Ordinary Shares into a greater number of shares;

•	reduce, combine, consolidate or change the then-outstanding Holdco Ordinary Shares into a lesser number of such shares; or

•	reclassify or otherwise change the Holdco Ordinary Shares or effect an amalgamation, merger, reorganization or other transaction affecting Holdco Ordinary Shares,

unless the same or an equitably equivalent issuance, distribution or change, as the case may be, to or in the rights of the holders of the Restricted Exchangeable Units is made substantially simultaneously. Holdco will ensure that the record date for any of the foregoing events (or the effective date if there is no record date) is the same with respect to both the Restricted Exchangeable Units and the Holdco Ordinary Shares and is not less than five business days after the date that Holdco announces the event. The General Partner will determine, reasonably and in good faith, with the assistance of a reputable and qualified independent financial advisor selected by the General Partner and such other experts as the General Partner may require, “equitable and economic equivalence” for these purposes, and its determination will be conclusive and binding.

In the event that any other change is effected in the share capital of Holdco, the General Partner is required to take all actions as are reasonably necessary so that the economic rights of the holders of Restricted Exchangeable Units shall be proportionate to their percentage interest in Holdco LP, with such percentage interest being determined based on the number of Restricted Exchangeable Units outstanding relative to the number of Holdco Ordinary Shares outstanding.

No person or entity shall have pre-emptive, preferential or any other similar right with respect to the issuances of any interest in Holdco LP.

Restricted Exchangeable Units: Exchange Mechanism

After the end of the Restricted Period, a holder of Restricted Exchangeable Units will have the right to require Holdco LP to repurchase any or all of the holder’s Restricted Exchangeable Units. If a holder of Restricted Exchangeable Units exercises this Exchange Right, either Holdco or Holdco LP will repurchase each Exchangeable Unit submitted for repurchase in consideration for either one Holdco Ordinary Share or an equivalent cash amount, as determined by Holdco in its sole discretion, in accordance with the Partnership Agreement. See “—Description of the Restricted Exchangeable Units—Optional Exchange Right.”

In addition to the Restricted Period, prior to the third anniversary of the effective time of the Broadcom Merger, it shall be a further condition precedent to the obligation of Holdco LP to repurchase such Restricted Exchangeable Units, and the holder of such Restricted Exchangeable Units shall not be permitted to exercise such Exchange Right, unless (i) Holdco has received a written opinion from an independent nationally recognized law or accounting firm that the exercise of the Exchange Right should not cause Holdco to be treated as (a) a “surrogate foreign corporation” (within the meaning of Section 7874(a)(2)(B) of the Code) or (b) a “domestic corporation” (within the meaning of Section 7874(b) of the Code) and (ii) Holdco’s independent auditor has determined that no reserve shall be required for financial accounting purposes relating to Section 7874 of the Code as a result of the exercise of such Exchange Right. Accordingly, holders of the Restricted Exchangeable Units may not be entitled to require Holdco LP to repurchase all or any portion of such holder’s Restricted Exchangeable Units for up to three years after the closing of the Transactions.

Transfer of Restricted Exchangeable Units

Unless otherwise approved in writing by Holdco in its sole discretion as the general partner of Holdco LP, during the Restricted Period, holders of Restricted Exchangeable Units may not sell, transfer, convey, assign, pledge, grant a security interest or other lien, encumber or dispose of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in any Restricted Exchangeable Units, except for certain permitted transfers specified in the Partnership Agreement, including but not limited to transfers for charitable purposes or as charitable gifts or donations or transfers to certain persons or entities for certain estate planning purposes. However, the recipients of any such transfer would continue to be subject to the Restricted Period and the transfer, pledging, hedging and other limitations on the Restricted Exchangeable Units.

Power of Attorney

Each Limited Partner irrevocably appoints the General Partner, with power of substitution, as that Limited Partner’s lawful attorney to execute, acknowledge, swear to, file and record, subject in each case to the other provisions of the Partnership Agreement, (i) all or any amendments to the Partnership Agreement adopted in accordance with the terms thereof and all instruments and certificates which the General Partner deems appropriate to reflect a change or modification of Holdco LP or the continuation of Holdco LP in accordance with the terms of the Partnership Agreement and (ii) all documents which may be deemed necessary or appropriate by the General Partner to effect the admission of an additional or successor Partner or the withdrawal of a Limited Partner.

No Hedging Transactions

In addition, unless otherwise approved in writing by Holdco in its sole discretion as the general partner of Holdco LP, during the Restricted Period, holders of Restricted Exchangeable Units may not be a party to or participate, directly or indirectly, in any short sale, forward contract to sell, option or forward contract to purchase, swap or other hedging, synthetic, “put” equivalent or similar derivative instrument or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Restricted Exchangeable Units or any Holdco Ordinary Shares, whether settled in cash or securities. Each holder of Unit Electing Shares will also be required in their election form to (i) represent that such holder is not a party to and does not otherwise participate, directly or indirectly, in any such transaction and (ii) acknowledge that such holder will, upon accepting Restricted Exchangeable Units, be deemed, by virtue of acceptance of such Restricted Exchangeable Units and without any further action on such holder’s part, to have executed the Partnership Agreement and agreed to the rights, privileges, restrictions and conditions of the Restricted Exchangeable Units and to comply with the terms and restrictions of the Partnership Agreement. In the event of a breach by any holder of the hedging restrictions in the Partnership Agreement, the Restricted Period applicable to such holder’s Restricted Exchangeable Units will be extended by two years.

Capital Contributions

Following the issuance of the Restricted Exchangeable Units to the Limited Partners pursuant to the Broadcom Merger, the Limited Partners will not be required to make further contributions to Holdco LP.

The General Partner is not personally liable for the return of any capital contribution made by a Limited Partner to Holdco LP.

Limited Liability of the Limited Partners

Subject to the provisions of the Cayman Islands Limited Partnerships Act and the Partnership Agreement: (i) the liability of each Limited Partner for the debts, liabilities and obligations of Holdco LP will be limited to the Limited Partner’s capital contribution, plus the Limited Partner’s share of any undistributed income of Holdco LP; and (ii) following payment of a Limited Partner’s capital contribution, the Limited Partner will not be liable for any further claims or assessments or be required to make further contributions to Holdco LP.

Limitation on Authority of the Limited Partners and Limited Liability

The Partnership Agreement states that a Limited Partner (in its capacity as a Limited Partner) may not do any of the following:

•	take part in the administration, control, management or operation of the business of Holdco LP or transact business on behalf of Holdco LP;

•	execute any document that purports to bind another Partner or Holdco LP;

•	hold itself out as having the power or authority to bind another Partner or Holdco LP;

•	undertake any obligation or responsibility on behalf of another Partner or Holdco LP;

•	bring any action for partition or sale or file any lien or charge with respect to Holdco LP’s property; or

•	compel or seek a partition, judicial or otherwise, of any of the assets of Holdco LP distributed or to be distributed to the General Partner and the Limited Partners in kind in accordance with the Partnership Agreement.

The Cayman Islands Limited Partnerships Act also stipulates that any Limited Partner that takes part in the control or conduct of the business of a partnership loses its limited liability status, and may be personally liable for the debts and obligations of Holdco LP (subject to certain qualifications and exceptions).

Offers for Restricted Exchangeable Units or Shares

The Partnership Agreement provides that for so long as Restricted Exchangeable Units remain outstanding, (i) Holdco will not propose or recommend a tender offer, share exchange offer, merger, amalgamation, consolidation, recapitalization, reorganization or similar transactions with respect to Holdco Ordinary Shares, and no such transaction will be effected with the consent or approval of the Holdco board of directors, unless holders of Restricted Exchangeable Units are entitled to participate in the transaction to the same extent and on an equitably and economically equivalent basis as the holders of Holdco Ordinary Shares, and (ii) Holdco will not propose or recommend a tender offer, share exchange offer, merger, amalgamation, consolidation, recapitalization, reorganization or similar transactions with respect to Restricted Exchangeable Units, and no such transaction will be effected with the consent or approval of the Holdco board of directors, unless holders of Holdco Ordinary Shares are entitled to participate in the transaction to the same extent and on an equitably and economically equivalent basis as the holders of Restricted Exchangeable Units. A holder of Restricted Exchangeable Units will not be entitled to exchange its Restricted Exchangeable Units into Holdco Ordinary Shares pursuant to the Exchange Right (described below under “—Description of the Restricted Exchangeable Units—Optional Exchange Right”) prior to the end of the Restricted Period. As a result, if a transaction with respect to Holdco Ordinary Shares was made in that period, a holder of Restricted Exchangeable Units could not participate in that transaction unless it was proposed or recommended by Holdco or its board of directors or was otherwise effected with the consent or approval of the Holdco board of directors.

Distributions

Subject to the provisions set forth in the Partnership Agreement, if a dividend has been declared and is payable in respect of a Holdco Ordinary Share, Holdco LP will make a distribution in the same amount in respect of each Restricted Exchangeable Unit and will make a distribution in respect of Common Units in an amount equal to the aggregate amount of dividends or distributions payable in respect of the Holdco Ordinary Shares.

If a dividend of additional Holdco Ordinary Shares is made to the holders of Holdco Ordinary Shares, then Holdco LP shall issue to each holder of Restricted Exchangeable Units, in respect of each Restricted Exchangeable Unit held by such holder, a number of additional Restricted Exchangeable Units equal to the number Holdco Ordinary Shares distributed to the holder of one Holdco Ordinary Share.

In no case will Holdco LP be required to make a distribution if such distribution would violate the Cayman Islands Limited Partnerships Act or any other applicable law.

The General Partner may authorize Holdco LP to make further cash distributions to Holdco in order to fund repurchases, redemptions or acquisitions of Holdco Ordinary Shares and in order to fund expenses or other obligations incurred by Holdco as a consequence of its role as the General Partner, including, in amounts required for Holdco to pay any tax liabilities, operating or administrative costs, indemnification obligations of Holdco owing to officers, directors and other persons, expenses incurred for director and officer insurance, expenses incurred as a result of litigation, expenses related to any securities offering, investment or acquisition transaction, any judgments, settlements, penalties or fines and other fees related to the maintenance and existence of the General Partner. However, none of such distributions may be used to pay or facilitate dividends or distributions on the Holdco Ordinary Shares.

Amendment of the Partnership Agreement

Generally

Subject to the rights of holders of Restricted Exchangeable Units described below, the Partnership Agreement may only be amended in writing with the consent of the General Partner.

Despite the power of Holdco to amend the Partnership Agreement, in its capacity as the General Partner, the Partnership Agreement requires the approval of: (i) the holders of 85% of the outstanding Restricted Exchangeable Units, in the case of any amendment that would adversely affect the rights, privileges, restrictions or conditions attaching to the Restricted Exchangeable Units relative to Holdco Ordinary Shares; and (ii) all Partners, in the case of any amendment which would have the effect of changing Holdco LP from a limited partnership to a general partnership.

Further, the Partnership Agreement may not be amended, and no action may be taken by the General Partner, that would convert a Limited Partner into a general partner of Holdco LP or modify the limited liability of a Limited Partner, without the written consent of each Limited Partner, if any, adversely affected thereby in any material respect.

Amendment by the General Partner without Approval of the Limited Partners

The General Partner may make the following amendments to the Partnership Agreement without the consent of the Limited Partners:

•	A change in the name of Holdco LP, the location of Holdco LP’s principal place of business or the registered office of Holdco LP within the Cayman Islands;

•	The admission, substitution, withdrawal or removal of the Limited Partners in accordance with the Partnership Agreement;

•	A change that, in the discretion of the General Partner acting in good faith, is reasonable and necessary or appropriate to continue to qualify Holdco LP as a limited partnership;

•	A change that, in the sole discretion of the General Partner acting in good faith, the General Partner determines is reasonable and necessary or appropriate to enable Partners to take advantage of, or not be detrimentally affected by, changes or differing interpretations with respect to U.S. income tax regulations, legislation or interpretation (provided that such change does not adversely impact the economic equivalence of the Restricted Exchangeable Units and Holdco Ordinary Shares);

•	A change that the General Partner determines to be necessary or appropriate to satisfy requirements of a governmental authority, is necessary or appropriate to waive any restriction applicable to all Restricted Exchangeable Units, or is required to effect the intent expressed in the Partnership Agreement (provided that such change does not adversely impact the economic equivalence of the Restricted Exchangeable Units and Holdco Ordinary Shares);

•	A change in the fiscal year or taxable year of Holdco LP and any other related changes;

•	An amendment that is necessary, in the opinion of counsel to Holdco LP, to prevent Holdco LP, the General Partner or its directors, officers, trustees or agents from having a material risk of being in any manner subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor (provided that such change does not adversely impact the economic equivalence of the Restricted Exchangeable Units and Holdco Ordinary Shares);

•	An amendment that the General Partner determines in its sole discretion to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity in Holdco LP in accordance with the Partnership Agreement (provided that such change does not adversely impact the economic equivalence of the Restricted Exchangeable Units and Holdco Ordinary Shares);

•	An amendment for the purpose of maintaining the economic equivalency of the Restricted Exchangeable Units and Holdco Ordinary Shares; and

•	An amendment that the General Partner determines in its sole discretion to be necessary or appropriate to reflect and account for the formation by Holdco LP of, or investment by Holdco LP in, any corporation, partnership, joint venture, limited liability company or other entity (provided that such change does not adversely impact the economic equivalence of the Restricted Exchangeable Units and Holdco Ordinary Shares).

Any modification or amendment to the Partnership Agreement duly adopted in accordance with the Partnership Agreement may be executed on behalf of the Limited Partners pursuant to the power of attorney granted by each of the Limited Partners.

Merger, Sale or Other Disposition of Assets

As long as any Restricted Exchangeable Units are outstanding, Holdco cannot consummate a transaction in which all or substantially all of its assets would become the property of any other person or entity. This does not apply to a transaction if such other person or entity becomes bound by the Partnership Agreement and assumes Holdco’s obligations, as long as the transaction does not impair in any material respect the rights, duties, powers and authorities of other parties to the Partnership Agreement.

Nothing in the Partnership Agreement prevents Holdco from amalgamating or merging with any wholly-owned direct or indirect subsidiary (other than Holdco LP) provided that all assets of such a subsidiary are transferred either to Holdco, to another wholly owned subsidiary of Holdco, or are distributed among the subsidiary’s shareholders.

Further, the Restricted Exchangeable Units are subject to mandatory redemption by Holdco upon a Control Transaction Exchange (as described below in the section entitled “—Description of Restricted Exchangeable Units—Mandatory Redemption”).

Treatment as a Partnership

Holdco LP shall undertake all necessary steps to preserve its status as a partnership for U.S. federal income tax purposes.

Dissolution

Holdco LP will dissolve upon the occurrence of any of the following:

•	The removal or deemed removal of the General Partner without the admission of a successor in accordance with the Partnership Agreement;

•	The sale, exchange or disposition of all or substantially all of the property of Holdco LP, if approved in accordance with the Partnership Agreement; or

•	A decision of the General Partner to dissolve Holdco LP.

Holdco LP will not dissolve by reason of death, bankruptcy, insolvency, mental incompetency or other disability of any Limited Partner or upon the transfer of any units. Further, no Limited Partner has the right to ask for the dissolution of Holdco LP, for the winding-up of its affairs or for the distribution of its assets.

Except as required by law, for so long as any Restricted Exchangeable Units are outstanding (other than any Restricted Exchangeable Units held by Holdco or any of its subsidiaries), the General Partner will not dissolve Holdco LP without the approval of the holders of at least 90% of the then-outstanding Restricted Exchangeable Units (excluding any Restricted Exchangeable Units held by Holdco or any of its subsidiaries).

Procedure on Dissolution

Upon dissolution of Holdco LP, the procedure is as follows:

•	The receiver will sell or otherwise dispose of the part of Holdco LP’s assets as the receiver considers appropriate;

•	The receiver will pay the debts and liabilities of Holdco LP and liquidation expenses;

•	If there are any assets of Holdco LP remaining, the receiver will distribute all property and cash to the Partners in proportion to their relative capital account balances (after taking into account the final allocations of Partnership net income and net loss (and items thereof));

The receiver will file the notice of dissolution prescribed by the Cayman Islands Limited Partnerships Act and satisfy all applicable formalities in those circumstances as may be prescribed by Cayman Islands law and the laws of other jurisdictions where Holdco LP is registered.

Removal of the General Partner

To the greatest extent permitted under applicable law, the General Partner may not be removed as general partner of Holdco LP without the General Partner’s prior written consent. For the avoidance of doubt, the General Partner may not under any circumstance be removed by the holders of the Restricted Exchangeable Units.

Transfer of General Partnership Interest

Provided that the transferee assumes the rights and duties of the General Partner and agrees to be bound by the Partnership Agreement, the General Partner may, without the approval of the Limited Partners, transfer all, but not less than all, of the General Partner’s interest (i) to a subsidiary of the General Partner; (ii) in connection with the General Partner’s merger or amalgamation with or into another entity; or (iii) to the purchaser of all or substantially all of the General Partner’s assets.

Indemnification

Under the Partnership Agreement, in most circumstances Holdco LP will indemnify the following parties to the fullest extent permitted by law against any and all losses, claims, damages, liabilities, joint or several expenses, judgments, fines and settlements:

•	The General Partner;

•	Any former general partner;

•	Any affiliate of the General Partner or a former general partner; and

•	Any officer, director, employee, agent or trustee of the General Partner, a former general partner or any of their affiliates (together, the “Partnership Indemnitees”).

No indemnification will be available to a Partnership Indemnitee to the extent damages resulted or arose from any act or omission of the General Partner or any other Partnership Indemnitee that (i) was outside of the scope of the authority conferred on the General Partner by the Partnership Agreement or by law, (ii) was in breach of, or was performed or omitted by actual fraud or in bad faith or constituted gross negligence or willful or reckless disregard of, the General Partner’s obligations under the Partnership Agreement or (iii) was in breach of the General Partner’s fiduciary duties. The termination of an action, suit or proceeding by judgment, order or settlement will not create a presumption that Partnership Indemnitee acted in breach of, or was negligent in the performance of, its obligations.

Any indemnification will be made only out of the assets of Holdco LP. Holdco LP may purchase insurance on behalf of those parties as the General Partner determines against any liability that may be asserted against, or expense that may be incurred by, the insured party in connection with Holdco LP’s activities, regardless of whether Holdco LP has the power to indemnify those parties against those liabilities under the Partnership Agreement.

Books and Records

The General Partner is required to keep appropriate registers and records, and under the Cayman Islands Limited Partnerships Act, certain registers, with respect to Holdco LP’s business at the principal office of Holdco LP. The General Partner will forward to the Limited Partners all reports and financial statements which the General Partner determines to be necessary or appropriate, which shall, at a minimum, include all reports and financial statements that Holdco transmits to its shareholders (as such).

Right to Inspect Books and Records

Subject to the right of the General Partner to keep Holdco LP information confidential in accordance with the Partnership Agreement and the Cayman Islands Limited Partnerships Act, each Limited Partner has the right, for a purpose reasonably related to that Limited Partner’s own interest as a limited partner in Holdco LP, to receive the following:

•	A current list of the name and last known address of each Limited Partner and the date of its subscription to Holdco LP;

•	Copies of the Partnership Agreement, the declaration of limited partnership for Holdco LP and the current record of Partners; and

•	Copies of minutes of meetings of the Partners.

Tax Matters

The General Partner will use commercially reasonable efforts to furnish to all Partners necessary tax information as promptly as possible after the end of Holdco LP’s fiscal year.

All decisions to make or refrain from making any tax elections will be determined by the General Partner. The General Partner is authorized to represent Holdco LP, at Holdco LP’s expense, in connection with all examinations of Holdco LP’s affairs by tax authorities, including resulting administrative and judicial proceedings. Each Partner agrees to cooperate with the General Partner with regard to all things reasonably required by the General Partner to conduct such proceedings.

Description of Restricted Exchangeable Units

Summary of Economic and Voting Rights

The Restricted Exchangeable Units are intended to provide economic rights that are substantially equivalent to the corresponding rights afforded to holders of Holdco Ordinary Shares. Under the terms of the Partnership Agreement, the rights, privileges, restrictions and conditions attaching to the Restricted Exchangeable Units include the following:

•	Unless otherwise approved in writing by Holdco in its sole discretion as the general partner of Holdco LP, during the Restricted Period, holders of Restricted Exchangeable Units may not sell transfer, convey, assign, pledge, grant a security interest or other lien, encumber or dispose of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in any Restricted Exchangeable Units, except for certain permitted transfers specified in the Partnership Agreement, including but not limited to transfers for charitable purposes or as charitable gifts or donations or transfers to certain persons or entities for certain estate planning purposes.

•	In addition, unless otherwise approved in writing by Holdco in its sole discretion as the general partner of Holdco LP, during the Restricted Period, holders of Restricted Exchangeable Units may not be a party to or participate, directly or indirectly, in any short sale, forward contract to sell, option or forward contract to purchase, swap or other hedging, synthetic, “put” equivalent or similar derivative instrument or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Restricted Exchangeable Units or any Holdco Ordinary Shares, whether settled in cash or securities. Holders of Unit Electing Shares will also be required in their election form to (i) represent that such holder is not a party to and does not otherwise participate, directly or indirectly, in any such transaction and (ii) acknowledge that such holder will, upon accepting Restricted Exchangeable Units, be deemed, by virtue of acceptance of such Restricted Exchangeable Units and without any further action on such holder’s part, to have executed the Partnership Agreement and agreed to the rights, privileges, restrictions and conditions of the Restricted Exchangeable Units and to comply with the terms and restrictions of the Partnership Agreement. In the event of a breach by any holder of the hedging restrictions in the Partnership Agreement, the Restricted Period applicable to such holder’s Restricted Exchangeable Units will be extended by two years.

•

From and after the end of the Restricted Period, the holders of Restricted Exchangeable Units will, from time to time, have the right to require Holdco LP to repurchase any or all of the Restricted Exchangeable Units held by such holder for one Holdco Ordinary Share in respect of each Exchangeable Unit, subject to the right of Holdco, in its capacity as the General Partner, for and on behalf of Holdco LP, in its sole and absolute discretion, to cause Holdco LP to repurchase the Restricted Exchangeable Units for a prescribed cash amount determined by reference to the volume weighted average trading price of the Holdco Ordinary Shares on NASDAQ, as reported by Bloomberg, L.P. (or any successor service), and determined without regard to after-hours trading or any other trading outside of the regular trading session hours, for the immediately preceding full trading date prior to the date such Restricted Exchangeable Unit holder submitted an exchange notice to Holdco LP. However, prior to the third anniversary of the effective time of the Broadcom Merger, it is a condition precedent to the obligation of Holdco LP to repurchase such Restricted Exchangeable Units, and the holder of such Restricted Exchangeable Units shall not be permitted to exercise such Exchange Right, unless (i) Holdco has received a written opinion from an independent nationally recognized law or accounting firm that the exercise of the Exchange Right should not cause Holdco to be treated as (a) a “surrogate foreign corporation” (within the meaning of Section 7874(a)(2)(B) of the Code) or (b) a “domestic corporation” (within the meaning of Section 7874(b) of the Code) and (ii) Holdco’s independent auditor has determined that no reserve shall be required for financial accounting purposes relating to Section 7874 of the Code as a result of the exercise of such Exchange Right. Accordingly, holders of the Restricted Exchangeable Units may not be entitled to require Holdco LP to repurchase all or any portion of such holder’s Restricted Exchangeable Units for up to three years after the closing of the Transactions.

•	If a dividend or distribution has been declared and is payable in respect of a Holdco Ordinary Share, Holdco LP will make a distribution in respect of each Restricted Exchangeable Unit in an amount equal to the dividend or distribution in respect of a Holdco Ordinary Share. The record date and payment date for distributions on the Restricted Exchangeable Units will be the same as the relevant record date and payment date for the dividends or distributions on the Holdco Ordinary Shares.

•	If Holdco issues, declares or pays as dividends or otherwise distributes any Holdco Ordinary Shares in the form of a stock dividend or other distribution on the Holdco Ordinary Shares, Holdco LP will issue to each holder of Restricted Exchangeable Units, in respect of each Restricted Exchangeable Unit held by such holder, the equitable equivalent on a per Restricted Exchangeable Unit basis of such Holdco Ordinary Shares.

•	No subdivision, combination, reclassification or other change of the issued Holdco Ordinary Shares is permitted unless an equitably equivalent change to the Restricted Exchangeable Units is made.

•	Holdco and its board of directors are prohibited from proposing or recommending an offer for the Holdco Ordinary Shares or for the Restricted Exchangeable Units unless the holders of the Restricted Exchangeable Units and the holders of Holdco Ordinary Shares are entitled to participate to the same extent and on equitably and economically equivalent basis.

•	Upon a dissolution and liquidation of Holdco LP, if Restricted Exchangeable Units remain outstanding and have not been exchanged for Holdco Ordinary Shares, then the distribution of the assets of Holdco LP between holders of Holdco Ordinary Shares and holders of Restricted Exchangeable Units will be made on a pro-rata basis based on the number of Holdco Ordinary Shares in the capital of Holdco and the number of Restricted Exchangeable Units outstanding. Assets distributable to holders of Restricted Exchangeable Units will be distributed directly to such holders. Assets distributable in respect of Holdco Ordinary Shares will be distributed to Holdco. The terms of the Restricted Exchangeable Units do not provide for an automatic exchange of Restricted Exchangeable Units into Holdco Ordinary Shares upon a dissolution or liquidation of Holdco LP or Holdco.

•	Holdco LP is required to pay to Holdco sufficient amounts to fund the expenses or other obligations of Holdco (to the extent related to its role as the General Partner or the business and affairs of Holdco that are conducted through Holdco LP or its subsidiaries) to ensure that any property and cash distributed to Holdco in respect of the Holdco Ordinary Shares will be available for distribution to holders of Holdco Ordinary Shares in an amount per share equal to distributions in respect of each Restricted Exchangeable Unit.

•	Approval of holders of at least 85% of the outstanding Restricted Exchangeable Units is required for an amendment to the Partnership Agreement that would adversely affect the rights, privileges, restrictions or conditions attaching to the Restricted Exchangeable Units relative to the Holdco Ordinary Shares.

A more detailed description of the economic, voting and other rights, privileges, restrictions and conditions attaching to the Restricted Exchangeable Units follows below.

The tax consequences of receiving or holding Restricted Exchangeable Units may differ significantly from the tax consequences of receiving or holding Holdco Ordinary Shares depending upon your particular circumstances. You should consider carefully the tax consequences to you in respect of receiving or holding Restricted Exchangeable Units. See “The Transactions—Material U.S. Federal Income Tax Considerations” and “The Transactions—Material Singapore Tax Considerations.”

Optional Exchange Right

From and after the end of the Restricted Period, each holder of Restricted Exchangeable Units will, from time to time, have the right to require Holdco LP to repurchase any or all of the Restricted Exchangeable Units held by such holder for one Holdco Ordinary Share in respect of each such Restricted Exchangeable Unit (the “Exchanged Shares”), subject to the right of Holdco, in its capacity as the General Partner, for and on behalf of Holdco LP, in its sole and absolute discretion to cause Holdco LP to repurchase such Restricted Exchangeable Units for a prescribed cash amount determined by reference to the volume weighted average trading price of the Holdco Ordinary Shares on NASDAQ, as reported by Bloomberg, L.P. (or any successor service), and determined without regard to after-hours trading or any other trading outside of the regular trading session hours, for the immediately preceding full trading date prior to the date such Restricted Exchangeable Unit holder submitted an exchange notice to Holdco LP (the “Cash Amount”). Written notice of the determination of the form of consideration shall be given to the holder of the Restricted Exchangeable Units exercising the Exchange Right no later than five business days after receipt of a given exchange notice.

In order to exercise the Exchange Right, a holder of Restricted Exchangeable Units must deliver to Holdco LP, at its office (or at a designated office of Holdco LP’s transfer agent), a duly executed exchange notice together with such additional documents and instruments as the transfer agent and Holdco LP may reasonably require; provided, that, with respect to any exercise of the Exchange Right prior to the third anniversary of the Broadcom Merger, unless waived by Holdco (in its sole discretion), it shall be a further condition precedent to the obligation of Holdco LP to repurchase such Restricted Exchangeable Units, and the holder of such Restricted Exchangeable Units shall not be permitted to exercise an Exchange Right, unless: (i) Holdco has received a written opinion (a “7874 Opinion”) of an independent nationally recognized law or accounting firm (the “Tax Firm”) to the effect that the exercise of such Exchange Right should not cause Holdco to be treated as (a) a “surrogate foreign corporation” (within the meaning of Section 7874(a)(2)(B) of the Code) or (b) a “domestic corporation” (within the meaning of Section 7874(b) of the Code) (including, for the avoidance of doubt, any successor sections of the Code with respect to (1) and (2) above following any change in law) and (ii) Holdco’s independent auditor has determined (an “Auditor Determination”) that no reserve shall be required for financial accounting purposes (pursuant to Financial Accounting Standards Board Interpretation No. 48, as such guidance may be modified by future Financial Accounting Standards Board interpretations, statements, or other Financial Accounting Standards Board guidance) relating to Section 7874 of the Code as a result of the exercise of such Exchange Right.

The exchange notice must (i) specify the number of Restricted Exchangeable Units in respect of which the holder is exercising the Exchange Right and (ii) state the business day on which the holder desires to have Holdco LP exchange the subject units, provided that the exchange date must be no less than 8 business days and no more than 10 business days after the date on which the exchange notice is received by Holdco LP (unless extended by Holdco in connection with obtaining the 7874 Opinion and Auditor Determination), and each holder of Restricted Exchangeable Units, together with its affiliates, may only submit one exchange notice per calendar month.

An exercise of the Exchange Right may be revoked by the exercising holder by notice in writing given to Holdco LP before the close of business on the fifth business day immediately preceding the exchange date.

On the exchange date, Holdco LP will deliver or cause the transfer agent to deliver to the relevant holder, as applicable (i) the applicable number of Exchanged Shares, or (ii) a check representing the applicable Cash Amount, in each case, less any amounts withheld on account of tax. See “—Distributions; Dissolution; Withholding Rights—Withholding Rights.”

Notwithstanding the exercise of the Exchange Right, where a record date in respect of a distribution with respect to the Restricted Exchangeable Units occurs prior to the exchange date and there is any declared and unpaid distribution on any Restricted Exchangeable Unit so exchanged, such amount shall remain payable and shall be paid in the applicable form on the designated payment date to the former holder of the Restricted Exchangeable Unit so exchanged.

Mandatory Exchange

Holdco LP may cause a mandatory exchange of the outstanding Restricted Exchangeable Units into Holdco Ordinary Shares in the event that:

•	at any time there remain outstanding fewer than 5% of the number of Restricted Exchangeable Units outstanding as of the effective time of the Broadcom Merger (other than Restricted Exchangeable Units held by Holdco and its subsidiaries and as such number of Restricted Exchangeable Units may be adjusted in accordance with the Partnership Agreement) (a “Sunset Exchange”); or

•	any one of the following occurs (a “Control Transaction Exchange”):

•	any person, firm or corporation acquires directly or indirectly any voting security of Holdco and immediately after such acquisition, the acquirer has voting securities representing more than 50% of the total voting power of all the then issued voting securities of Holdco on a fully-diluted basis;

•	the shareholders of Holdco approve a merger, consolidation, recapitalization or reorganization of Holdco, other than any transaction which would result in the holders of outstanding voting securities of Holdco immediately prior to such transaction having at least a majority of the total voting power represented by the voting securities of the surviving entity immediately after such transaction, with the voting power of each such continuing holder relative to other continuing holders not being altered substantially in the transaction; or

•	the shareholders of Holdco approve a plan of complete liquidation of Holdco or an agreement for the sale or disposition of Holdco of all or substantially all of Holdco’s assets;

provided that, in each case, Holdco, in its capacity as the General Partner, determines, in good faith, that such transaction involves a bona fide third party and is not for the primary purpose of causing the exchange of the Restricted Exchangeable Units in connection with such transaction.

Where Holdco LP determines to cause the mandatory exchange of all of the outstanding Restricted Exchangeable Units into Holdco Ordinary Shares, it will give prior written notice specifying the date of the mandatory exchange to the holders of Restricted Exchangeable Units at least 15 days prior to such mandatory exchange.

On the exchange date, Holdco LP will deliver or cause the transfer agent to deliver to the relevant holders of Restricted Exchangeable Units so exchanged the applicable Holdco Ordinary Shares, less any amounts withheld on account of tax. See “—Distributions; Dissolution; Withholding Rights—Withholding Rights.”

Notwithstanding any mandatory exchange of the Restricted Exchangeable Units, where a record date in respect of a distribution with respect to the Restricted Exchangeable Units occurs prior to the exchange date and there is any declared and unpaid distribution on any Restricted Exchangeable Unit so exchanged, such amount shall remain payable and shall be paid in the applicable form on the designated payment date to the former holder of the Restricted Exchangeable Unit so exchanged.

Voting Rights of Holders of Restricted Exchangeable Units; Statutory Rights

Voting Rights with Respect to Holdco LP

The General Partner may call a general meeting of Partners at any time and place as it deems appropriate in its sole discretion for the purpose of considering any matter set out in the notice of meeting. However, unless otherwise specifically provided in the Partnership Agreement, the Restricted Exchangeable Units will not be given a vote on any matter with respect to Holdco LP.

Voting Rights with Respect to Holdco

Each holder of Restricted Exchangeable Units will have the benefit of the Voting Trust Agreement to be entered into by and among Holdco LP, Holdco and the Trustee. The Trustee will hold a number of Special Voting Shares having the rights set forth in the articles of association of Holdings, issued in its own class, equal to the lesser of (i) the number of Holdco Ordinary Shares receivable upon the exchange of the Restricted Exchangeable Units of Holdco LP outstanding as of immediately following the consummation of the Transactions and (ii) a number of votes (rounded down to the nearest whole number) equal to 19.9% of the aggregate voting power of Holdco exercisable at such time, which Special Voting Shares are to be issued and allotted to, deposited with, and voted solely by, the Trustee as described in the Voting Trust Agreement.

Pursuant to the terms of the Voting Trust Agreement, the holders of Restricted Exchangeable Units will be able to direct the Trustee, as their proxy, to vote on their behalf in votes that are presented to the holders of Holdco Ordinary Shares. The Trustee will exercise each vote attached to the Special Voting Shares are only as directed by the relevant holder of Restricted Exchangeable Units and, in the absence of instructions from a holder of a Restricted Exchangeable Unit as to voting, will not exercise those votes.

Notwithstanding the above, in the event that under applicable law any matter requires the approval of the holder of record of the Special Voting Shares, voting separately as a class, the Trustee shall, in respect of such vote, exercise the voting rights of the Special Voting Shares: (i) where such matter would require the vote of the shareholders of Holdco at a shareholder meeting in addition to the vote of the holder of record of the Special Voting Shares, voting separately as a class, (a) in favor of such matter where the result of the vote of holders of Holding Ordinary Shares and the number of votes (“Beneficiary Votes”) which would attach to the Holdings Ordinary Shares receivable upon the exchange of the outstanding Restricted Exchangeable Units, voting together as a single class on such matter, would result in the approval of such matter, and (b) against such matter where the result of the vote of holders of Holding Shares and the Beneficiary Votes, voting together as a single class on such matter, would not result in the approval of such matter; and (ii) as directed by Holdco where such matter would require only the vote of the holder of record of the Special Voting Shares, voting separately as a class and the holders of Restricted Exchangeable Units will have no Beneficiary Votes with respect thereto. However, in the event of a vote on a proposed amendment to the articles of association of Holdco which would, directly or indirectly, adversely affect the voting rights attached to the Special Voting Shares, the Trustee shall exercise the Voting Rights for or against such proposed amendment based on instructions from the holders of the Restricted Exchangeable Units.

This summary is qualified in its entirety by reference to the Voting Trust Agreement, which is attached as Exhibit B to Annex D and is filed as Exhibit 10.3 to this joint proxy statement/prospectus.

Distributions; Dissolution; Withholding Rights

Distributions

Pursuant to the terms of the Partnership Agreement, if a dividend or distribution has been declared and is payable in respect of a Holdco Ordinary Share, Holdco LP will make a distribution in respect of each Exchangeable Unit in an amount equal to the dividend or distribution in respect of a Holdco Ordinary Share. The record date and payment date for distributions on the Restricted Exchangeable Units will be the same as the relevant record date and payment date for the dividends or distributions on the Holdco Ordinary Shares.

Dissolution

Holdco LP will dissolve upon the occurrence of any of the following:

•	The removal or deemed removal of the General Partner without the admission of a successor in accordance with the Partnership Agreement;

•	The sale, exchange or disposition of all or substantially all of the property of Partnership, if approved in accordance with the Partnership Agreement; or

•	A decision of the General Partner to dissolve Holdco LP.

Holdco LP will not dissolve by reason of death, bankruptcy, insolvency, mental incompetency or other disability of any Limited Partner or upon the transfer of any units. Further, no Limited Partner has the right to ask for the dissolution of Holdco LP, for the winding-up of its affairs or for the distribution of its assets.

Except as required by law, for so long as any Restricted Exchangeable Units are outstanding (other than any Restricted Exchangeable Units held by Holdco or any of its subsidiaries), the General Partner will not dissolve Holdco LP without the approval of the holders of at least 90% of the then-outstanding Restricted Exchangeable Units (excluding any Restricted Exchangeable Units held by Holdco or any of its subsidiaries).

Upon dissolution of Holdco LP, the procedure is as follows:

•	The receiver will sell or otherwise dispose of the part of Holdco LP’s assets as the receiver considers appropriate;

•	The receiver will pay the debts and liabilities of Holdco LP and liquidation expenses;

•	If there are any assets of Holdco LP remaining, the receiver will distribute all property and cash to the Partners in accordance with their relative capital account balances; and

The receiver will file the notice of dissolution prescribed by the Cayman Islands Limited Partnerships Act and satisfy all applicable formalities in those circumstances as may be prescribed by Cayman Islands law the laws of other jurisdictions where Holdco LP is registered.

Withholding Rights

The General Partner may cause Holdco LP or any of its affiliates to comply with any withholding requirements established under applicable laws. To the extent that Holdco LP is required to or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to a holder of Restricted Exchangeable Units or to the extent that any payments made to Holdco LP are subject to withholding as a result of such payments being attributable to any particular holder of Restricted Exchangeable Units, the General Partner may treat the amount withheld as a distribution of cash to such holder of Restricted Exchangeable Units in the amount of such withholding from or in respect of such holder.

Amendments to the Restricted Exchangeable Unit Terms

The Partnership Agreement requires the approval of the holders of 85% of the outstanding Restricted Exchangeable Units for any amendment that would adversely affect the rights, privileges, restrictions or conditions attaching to the Restricted Exchangeable Units relative to Holdco Ordinary Shares.

COMPARISON OF CERTAIN RIGHTS OF AVAGO ORDINARY SHARES AND HOLDCO ORDINARY SHARES

If the Avago Scheme is completed, shareholders of Avago will become holders of Holdco Ordinary Shares. The rights of Avago shareholders are currently governed by Singapore law and Avago’s memorandum of association and articles of association (the “Avago Articles”).

It should be noted that certain amendments have been and will be made to the SCA pursuant to the Companies (Amendment) Act of 2014. The legislative changes to the SCA is expected to be effected in two phases, the first phase of which came into effect on July 1, 2015 and the second phase of amendments is expected to come into effect in the first quarter of 2016 (such date referred to as the “Second Phase Amendment Date”). Upon the amendments of the SCA coming into effect on the Second Phase Amendment Date, the memorandum and articles of association will be referred to as the “constitution.”

In view of the amendments of the SCA, Holdco will be adopting two sets of charter documents: (a) the Holdco’s memorandum and articles of association (to be substantially in the form attached to this joint proxy statement/prospectus as Annex C-1, the “Holdco Pre-Second Phase Amendment Articles”), and (b) Holdco’s constitution (to be substantially in the form attached to this joint proxy statement/prospectus as Annex C-2, the “Holdco Post-Second Phase Amendment Constitution”).

If the closing of the Transactions occurs prior to the Second Phase Amendment Date, the Holdco Pre-Second Phase Amendment Articles will apply from the date of closing of the Transactions up to the Second Phase Amendment Date. On and after the Second Phase Amendment Date, the Holdco Post-Second Phase Amendment Constitution will apply and supersede the Holdco Pre-Second Phase Amendment Articles. If the closing of the Transactions occurs after the Second Phase Amendment Date, the Holdco Post-Second Phase Amendment Constitution will apply with immediate effect from the Second Phase Amendment Date.

This section of the joint proxy statement/prospectus describes the material differences between (i) the existing rights of Avago shareholders prior to the Second Phase Amendment Date, (ii) the expected rights of Holdco shareholders following the Avago Scheme if the Avago Scheme is completed prior to the Second Phase Amendment Date, (iii) the expected rights of the Avago shareholders on and after the Second Phase Amendment Date, and (iv) the expected rights of the Holdco shareholders following the Avago Scheme on and after the Second Phase Amendment Date. This section does not include a complete description of all differences among the respective rights referred to above, nor does it include a complete description of the specific rights of these persons.

The following summary is qualified in its entirety by reference to, and you are urged to read carefully, the articles of association of Avago and Holdco. This summary does not reflect any of the NASDAQ rules that may apply to Avago or Holdco in connection with the Avago Scheme. Copies of the Avago Articles are filed as exhibits to the reports of Avago incorporated by reference in this joint proxy statement/prospectus. Definitive copies of the Holdco Pre-Second Phase Amendment Articles and the Holdco Post-Second Phase Amendment Constitution will be filed with the SEC following consummation of the Transactions. See the section “Incorporation of Certain Documents by Reference” elsewhere in this joint proxy statement/prospectus.

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)
Board of Directors

The memorandum and articles of association of companies will typically	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)
state the minimum and maximum number of directors as well as provide that the number of directors may be increased or reduced by shareholders via ordinary resolution passed at a general meeting, provided that the number of directors following such increase or reduction is within the maximum and minimum number of directors provided in the Avago Articles and the SCA, respectively. The Avago Articles provide that the number of directors shall not be less than the minimum required by the SCA or more than 13. Under the SCA, the minimum number of directors shall be at least one director who is ordinarily resident in Singapore.

Removal of Directors

According to the SCA, directors of a Singapore public company may be removed before expiration of their term of office with or without cause by ordinary resolution (i.e., a resolution which receives the affirmative vote of a majority in number of the shares which are present in person or represented by proxy at the meeting and entitled to vote on the resolution). Notice of the intention to move such a resolution has to be given to the company not less than 28 days before the meeting

Same as Avago (Prior to Second Phase Amendment Date) except that:

•       an ordinary resolution shall be a resolution passed by a simple majority in number of the shares held by the members voting at a meeting in person or represented by proxy at the meeting; and

•       the time period for the notice of resolution to shareholders in

		Same as Avago (Prior to Second Phase Amendment Date)	Same as Holdco (Prior to Second Phase Amendment Date)

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)
at which it is moved. Under the Avago Articles, Avago shall then give notice of such resolution to its shareholders not less than 21 days before the meeting. Where any director removed in this manner was appointed to represent the interests of any particular class of shareholders or debenture holders, the resolution to remove such director will not take effect until such director’s successor has been appointed.	respect of any resolution to remove any director shall be increased from “not less than 21 days” to “not less than 45 days.”

Filling Vacancies on the Board of Directors

The articles of a Singapore public company typically provide that the directors have the power to appoint any person to be a director, either to fill a vacancy or as an addition to the existing directors, provided that the total number of directors will not at any time exceed the maximum number fixed in the articles. Any newly elected director shall hold office until the next following annual general meeting, where such director will then be eligible for re-election. The Avago Articles provide that the directors may appoint any person to be a director as an additional director or to fill a vacancy provided that any person so appointed will hold office only until the next annual general meeting, and will then be eligible for re-election.	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)
Amendment of Governing Documents

The Avago Articles may be altered by special resolution (i.e., a resolution which receives the affirmative vote of not less than three-fourths in number of the shares which are fully paid-up and present in person or represented by proxy at the meeting and entitled to vote on the resolution). The board of directors has no right to amend the memorandum or articles of association.	Same as Avago (Prior to Second Phase Amendment Date) except that a special resolution shall be a resolution passed by a majority of not less than three-fourths in number of the shares held by the members voting at a meeting in person or represented by proxy at the meeting.	Same as Avago (Prior to Second Phase Amendment Date)	Same as Holdco (Prior to Second Phase Amendment Date)

Meetings of Shareholders

Annual General Meetings

All Singapore public companies are required to hold an annual general meeting once every calendar year. The first annual general meeting must be held within 18 months of the company’s incorporation and subsequently, not more than 15 months may elapse between annual general meetings.

Extraordinary General Meetings

Any general meeting other than the annual general meeting is called an “extraordinary general meeting.” Two or more shareholders holding not less than 10% of the total number of issued shares (excluding treasury shares) may call an extraordinary general meeting.

Notwithstanding anything in the articles, under the SCA, the directors are required to convene a

	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)

general meeting if required to do so by requisition (i.e., written notice to directors requiring that a meeting be called) by shareholder(s) holding not less than 10% of the paid-up shares of the company carrying voting rights.

The Avago Articles provide that the directors may, whenever they think fit, convene an extraordinary general meeting.

Quorum Requirements

The Avago Articles provide that shareholders entitled to vote holding between them a majority of the number of the issued and paid-up shares of Avago, present in person or by proxy or at a meeting, shall be a quorum. In the event a quorum is not present, the meeting may be adjourned to the same day in the next week at the same time and place, unless the same shall be a public holiday, when it shall be adjourned to the day following. When reconvened, the quorum for the meeting will be shareholders entitled to vote holding between them a majority of the number of the issued and paid-up shares of Avago, present in person or by proxy or representative at such meeting.

	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)

Instrument Appointing a Proxy The Avago Articles provide that an instrument appointing a proxy must be left at such place or one of	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)	On and after the Second Phase Amendment Date, the SCA will allow the constitution of a Singapore company to contain provisions

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)
such places as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting (or, if no such place is so specified, at the registered office of Avago) not less than 48 hours before the time appointed for the holding of the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used, and in default shall not be treated as valid.

requiring the instrument appointing a proxy to be received by the company more than 72 hours before a meeting or adjourned meeting in order that the appointment may be effective thereat, instead of the original limit of 48 hours.

Accordingly, the Holdco Post-Second Phase Amendment Constitution will provide that an instrument appointing a proxy must be left at such place or one of such places as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting (or, if no such place is so specified, at the registered office of Holdco) not less than 72 hours before the time appointed for the holding of the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used, and in default shall not be treated as valid.

Indemnification of Officers, Directors and Employees

Under the SCA, any provision that purports to exempt a director or officer of a company or by which a company directly or indirectly provides an indemnity for a director or	Same as Avago (Prior to Second Phase Amendment Date)	On and after the Second Phase Amendment Date, the relevant provisions in the SCA relating to directors’ and officers’ liability will be amended to facilitate the ability	Same as Avago (on or after Second Phase Amendment Date)

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)

officer of the company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void, except that the SCA does not prevent a company from:

(a)    purchasing and maintaining for any director and officer insurance against any liability attaching to such director or officer in connection with any negligence, default, breach of duty or breach of trust in relation to the company;

(b)    indemnifying such director or officer against any liability incurred by such director or officer in connection with any application under specified sections of the SCA in which relief is granted to such director or officer by a court; or

(c)    indemnifying such director or officer against any liability incurred in defending any proceedings (whether civil or criminal) in which judgment is given in such director or officer’s favor or in which he or she is acquitted.

of a company to indemnify its directors and officers.

Under the SCA, any provision that purports to exempt a director or officer of a company from, or by which a company directly or indirectly provides an indemnity for a director or officer of the company against, any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company continues to be void except that, in addition to purchasing and maintaining for any director and officer insurance against any liability attaching to such director or officer in connection with any negligence, default, breach of duty or breach of trust in relation to the company (in the manner as described in (a) in respect of Avago (Prior to Second Phase Amendment Date)), on and after the Second Phase Amendment Date, a company may indemnify such director or officer against any liability incurred by the director or officer to a person other than the company, except when the indemnity is against:

(a)    any liability of the director or officer to pay (i) a fine in

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)

criminal proceedings, or (ii) a penalty sum payable to a regulatory authority for non-compliance with any requirement of a regulatory nature; or

(b)    any liability incurred by the director or officer (i) in defending criminal proceedings in which he is convicted, (ii) in defending civil proceedings brought by the company or a related company in which judgment is given against such director or officer; or (iii) in connection with an application for relief, as described below, in which the court refuses to grant him relief.

In any proceedings for negligence, default, breach of duty or breach of trust against a director or officer, the SCA gives the court the power to relieve such directors or officers either wholly or partially from the consequences of their negligence, default, breach of duty or breach of trust. In order for relief to be obtained, it must be shown that (i) the director or officer acted reasonably and honestly; and (ii) having regard to all the circumstances of the case,	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)
including those connected with his appointment, he ought fairly to be excused for the negligence, default or breach the court may relieve him either wholly or partly from his liability on such terms as the court thinks fit.

Limitation on Personal Liability of Directors

The Avago Articles provide that subject to the provisions of the SCA, every director, managing director, secretary and other officer of Avago and its subsidiaries and affiliates, will be indemnified by Avago against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties in relation thereto including any liability incurred by such person in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to be done or omitted by such person as a director, officer or employee of the company and in which judgment is given in his favor or in which such person is acquitted or in connection with any application under the SCA or any other Singapore statute in which relief is granted to such person by the court unless the same shall happen through their own negligence, default, breach of duty or breach of trust.	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)
Shareholder Approval of Business Combinations

The SCA mandates that specified corporate actions require approval by the shareholders in a general meeting, notably:

•       notwithstanding anything in the company’s memorandum or articles, directors are not permitted to carry into effect any proposals for disposing of the whole or substantially the whole of the company’s undertaking or property unless those proposals have been approved by shareholders in a general meeting;

•       subject to the memorandum of each amalgamating company, an amalgamation proposal must be approved by the shareholders of each amalgamating company via special resolution at a general meeting; and

•       notwithstanding anything in the company’s memorandum or articles, the directors may not, without the prior approval of shareholders, issue shares, including shares being issued in connection with corporate actions.

	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)
Shareholder Suits

Standing

Only registered shareholders of Avago reflected in its shareholder register are recognized under Singapore law as shareholders of Avago. As a result, only registered shareholders have legal standing to institute shareholder actions against Avago or otherwise seek to enforce their rights as shareholders.

Holders of book-entry interests in Avago shares will be required to exchange their book-entry interests for certificated shares and to be registered as shareholders in the Avago register of members in order to institute or enforce any legal proceedings or claims against Avago, its directors or its executive officers relating to shareholder rights. A holder of book-entry interests may become a registered shareholder of Avago by exchanging its interest in Avago shares for certificated shares and being registered in the Avago shareholder register.

Derivative actions

The SCA has a provision which provides a mechanism enabling shareholders to apply to the court for leave to bring an action or arbitration on behalf of the company or intervene in an action or arbitration to which the

	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)

company is a party for the purposes of prosecuting, defending or discontinuing the action or arbitration on behalf of the company. Derivative actions are also allowed as a common law action.

Applications are generally made by shareholders of the company or individual directors, but courts are given the discretion to allow such persons as they deem proper to apply (e.g., beneficial owner of shares) in the appropriate circumstances.

It should be noted that this provision of the SCA is primarily used by minority shareholders to bring an action in the name and on behalf of the company or intervene in an action to which the company is a party for the purpose of prosecuting, defending or discontinuing the action on behalf of the company. Prior to commencing a derivative action, the court will need to be satisfied that, the applicant has given 14 days’ notice to the directors of the company of its intention to apply to the court for leave to bring an action or arbitration if the directors of the company do not bring, diligently prosecute or defend or discontinue the action or arbitration, the applicant is acting in good faith, and it appears to be prima facie in the interests of the company that the action or arbitration be brought, prosecuted, defended or discontinued.

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)
Distributions and Dividends; Repurchases and Redemptions

The SCA provides that no dividends can be paid to shareholders except out of profits.

The SCA does not provide a definition of when profits are deemed to be available for the purpose of paying dividends and this is accordingly governed by case law.

The Avago Articles provide that no dividend can be paid otherwise than out of profits.

Acquisition of a company’s own shares

The SCA generally prohibits a company from acquiring its own shares subject to certain exceptions. Any contract or transaction by which a company acquires or transfers its own shares in contravention of the said prohibition is void.

However, provided that it is expressly permitted to do so by its articles and subject to the special conditions of each permitted acquisition contained in the SCA, a company may:

•       make an off-market purchase of its own shares in accordance with an equal access scheme authorized in advance at a general meeting;

•       make a selective off-market purchase of its own shares in accordance with an

	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)

agreement authorized in advance at a general meeting by a special resolution where persons whose shares are to be acquired and their associated persons have abstained from voting; and

•       make an acquisition of its own shares under a contingent purchase contract which has been authorized in advance at a general meeting by a special resolution of the company,

provided that the total number of ordinary shares that may be acquired by a company in a relevant period may not exceed 20% of the total number of ordinary shares in that class as of the date of the resolution to acquire the shares. Where, however, a company has reduced its share capital by a special resolution or a Singapore court made an order to such effect, the total number of ordinary shares in any class shall be taken to be the total number of ordinary shares in that class as altered by the special resolution or the order of the court. Payment may be made out of the company’s distributable profits or capital, provided that the company is solvent.

A company may also purchase its own shares by an order of a Singapore court.

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)

The Avago Articles provide that subject to the provisions of the SCA, the shareholders may at a general meeting authorize the board of directors to purchase or otherwise acquire its own shares, upon such terms and subject to such conditions as the shareholders may deem fit. These shares may be held as treasury shares or cancelled as provided in the SCA or dealt with in such manner as may be permitted under the SCA. On cancellation of the shares, the rights and privileges attached to those shares will expire.

Redemption of preference shares

A company may redeem redeemable preference shares, provided that preference shares shall not be redeemed out of capital unless all the directors make a solvency statement in relation to such redemption in accordance with the SCA. In addition, certain filings are also required to be made to the Registrar of Companies in connection with such redemption of redeemable preference shares.

Financial assistance for the acquisition of shares

A public company or a company whose holding company or ultimate holding company is a public company may not give financial assistance to any person whether directly or

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)

indirectly for the purpose of, or in connection with:

•       the acquisition or proposed acquisition of shares in the company or units of such shares; or

•       the acquisition or proposed acquisition of shares in its holding company or ultimate holding company, or units of such shares,

subject to certain exceptions.

Financial assistance may take the form of a loan, the giving of a guarantee, the provision of security, the release of an obligation, the release of a debt or otherwise.

However, it should be noted that a company may provide financial assistance for the acquisition of its shares or shares in its holding company or ultimate holding company if (i) the giving of the financial assistance does not materially prejudice the interests of the company or its shareholders or the company’s ability to pay its creditors, and the board of directors approves the giving of financial assistance in accordance with the provisions of the SCA; or (ii) if the company complies with the requirements (including but not limited to approval of the shareholders by special resolution) set out in the

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)
SCA. The Avago Articles provide that Avago may not, except as provided and in accordance with the SCA, give financial assistance for the purpose of, or in connection with, the acquisition or proposed acquisition of shares or units of shares in Avago.

Transactions with Officers or Directors

Under the SCA, directors are not prohibited from dealing with the company, but where they have an interest in a transaction with the company, that interest must be disclosed to the board of directors. In particular, every director who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with the company must, as soon practicable after the relevant facts have come to such director’s knowledge, declare the nature of such director’s interest at a board of directors’ meeting.

In addition, a director who holds any office or possesses any property which directly or indirectly might create interests in conflict with such director’s duties as director is required to declare the fact and the nature, character and extent of the conflict at a meeting of directors.

The SCA extends the scope of this statutory duty of a director to disclose any interests by pronouncing that an interest of a member

Same as Avago (Prior to Second Phase Amendment Date)

Same as Avago (Prior to Second Phase Amendment Date), save that on and after the Second Phase Amendment Date:

•       the provisions set out in relation to Avago (Prior to Second Phase Amendment Date) in respect of directors would also apply to the chief executive officer of a company;

•       the director or the chief executive officer, as the case may be, may either declare the nature of his interest at a board of directors’ meeting or send a written notice to the company containing details on the nature, character and extent of his interest in the transaction or proposed transaction with the company; and

•       the prohibition on the making of loans

Same as Avago (on or after Second Phase Amendment Date)

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)

of a director’s family (including spouse, son, adopted son, step-son, daughter, adopted daughter and step-daughter) will be treated as an interest of the director.

There is however no requirement for disclosure where the interest of the director consists only of being a member or creditor of a corporation which is interested in the proposed transaction with the company if the interest may properly be regarded as immaterial. Where the proposed transaction relates to any loan to the company, no disclosure need be made where the director has only guaranteed the repayment of such loan, unless the articles of association provide otherwise.

Further, where the proposed transaction is to be made with or for the benefit of a related corporation (i.e. the holding company, subsidiary or subsidiary of a common holding company) no disclosure need be made of the fact that the director is also a director of that corporation.

Subject to specified exceptions, the SCA prohibits a Singapore company from making a loan to its directors or to directors of a related corporation, or giving a guarantee or security in connection with such a loan. Companies are also prohibited from making by a company will extend also to quasi-loans (which are transactions under which one party (“creditor”) agrees to pay, or pays otherwise than in pursuance to an agreement, a sum for another (“borrower”) or agrees to reimburse, or reimburses otherwise than in pursuance of an agreement, expenditure incurred by another party for the borrower, on terms that the borrower will reimburse the creditor or in circumstances giving rise to a liability on the borrower to reimburse the creditor) or the entry into of a credit transaction by the company as creditor for the benefit of a director.

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)

loans to its directors’ spouse, son, adopted son, step-son, daughter, adopted daughter or step-daughter, or giving a guarantee or security in connection with such a loan.

The Avago Articles provide that a director may be a party to or in any way interested in any contract, arrangement or transaction to which Avago is a party or in which Avago is in any way engaged, concerned or interested. In addition, a director may hold and be remunerated in respect of any office or place of profit (other than the office of auditor of Avago or any subsidiary thereof) under Avago or any other company in which Avago is in any way interested and he (or a firm of which he is a member) may act in a professional capacity for Avago or any such other company and be remunerated thereof. On any matter in which a director is in any way interested and subject to disclosure in accordance with the SCA, if any, he may nevertheless vote and be taken into account for the purposes of a quorum and (save as otherwise agreed) may retain for his own absolute use and benefit all profits and advantages directly or indirectly accruing to him therefrom.	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)
Anti-Takeover Measures

The articles of a Singapore public company typically provide that the company may allot and issue new shares, including shares of a different class with preferential, deferred, qualified or other special rights as its board of directors may determine, with the prior approval of the company’s shareholders in a general meeting. The Avago Articles provide that Avago shareholders may grant to the board of directors of Avago the general authority to issue any particular class of shares (including preference shares) where, unless revoked or varied in a general meeting, such authority to issue shares does not continue beyond the conclusion of the next annual general meeting of the company, the date by which such annual general meeting is required to be held, or the expiration of such other period as prescribed by the SCA, whichever is the earliest.	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)

Singapore law does not generally prohibit a corporation from adopting “poison pill” arrangements which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

However, under the Singapore Code on Take-

	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)	Same as Avago (Prior to Second Phase Amendment Date)

Avago (Prior to Second Phase Amendment Date)	Holdco (Prior to Second Phase Amendment Date)	Avago (on or after Second Phase Amendment Date)	Holdco (on or after Second Phase Amendment Date)
overs and Mergers, if, in the course of an offer, or even before the date of the offer, the board of the offeree company has reason to believe that a bona fide offer is imminent, the board must not, except pursuant to a contract entered into earlier, take any action, without the approval of shareholders at a general meeting, on the affairs of the offeree company that could effectively result in any bona fide offer being frustrated or the shareholders being denied an opportunity to decide on its merits.

COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF BROADCOM COMMON SHARES, HOLDCO ORDINARY SHARES AND RESTRICTED EXCHANGEABLE UNITS

If the Broadcom Merger is completed, shareholders of Broadcom will become holders of Holdco Ordinary Shares and Restricted Exchangeable Units. The rights of Broadcom shareholders are currently governed by the CGCL and the articles of incorporation and bylaws of Broadcom.

It should be noted that certain amendments have been and will be made to the SCA pursuant to the Companies (Amendment) Act of 2014. The legislative changes to the SCA will be effected in two phases, the first phase of which came into effect on July 1, 2015 and the second phase of amendments is expected to come into effect on the Second Phase Amendment Date. Upon the amendments of the SCA coming into effect on the Second Phase Amendment Date, the memorandum and articles of association of Holdco will be referred to as the “constitution.”

If the Broadcom Merger is completed, the rights of holders of Holdco Ordinary Shares will be governed by Singapore law and (a) where the Broadcom Merger is completed prior to the Second Phase Amendment Date, the Holdco Pre-Second Phase Amendment Articles, or (b) where the Broadcom Merger is completed following the Second Phase Amendment Date, the Holdco Post-Second Phase Amendment Constitution. If the Broadcom Merger is completed, the rights of holders of Restricted Exchangeable Units will be governed by the Cayman Islands Limited Partnerships Act and the Partnership Agreement (to be substantially in the form attached to this joint proxy statement/prospectus as Annex D).

This section of the joint proxy statement/prospectus describes the material differences between the existing rights of Broadcom shareholders and the expected rights of Holdco shareholders and Holdco LP unitholders following the Broadcom Merger. This section does not include a complete description of all differences among the existing rights of Broadcom shareholders and the expected rights of the Holdco shareholders and Holdco LP unitholders, nor does it include a complete description of the specific rights of these persons.

The following summary is qualified in its entirety by reference to, and you are urged to read carefully, the articles of incorporation and bylaws of Broadcom, the Holdco Pre-Second Phase Amendment Articles and Holdco Post-Second Phase Amendment Constitution, and the Partnership Agreement. This summary does not reflect any of the NASDAQ rules that may apply to Broadcom or Holdco in connection with the Broadcom Merger. Copies of the articles of incorporation and bylaws of Broadcom are filed as exhibits to the reports of Broadcom incorporated by reference in this joint proxy statement/prospectus. Definitive copies of the Holdco Pre-Second Phase Amendment Articles, Holdco Post-Second Phase Amendment Constitution and the Partnership Agreement will be filed with the SEC following completion of the Transactions. See the section “Incorporation of Certain Documents by Reference” elsewhere in this joint proxy statement/prospectus.

Broadcom	Holdco	Holdco LP
Outstanding Capital Stock or Share Capital

Broadcom has two classes of common stock outstanding. Holders of Broadcom common stock are entitled to all of the respective rights and obligations provided to common shareholders under California law and Broadcom’s amended and restated articles of incorporation and bylaws.

Holdco will have one class of ordinary shares and one class of non-economic voting preference shares.

The shares within each class will have identical rights in all respects and rank equally with the other shares in the same class and will have the respective rights under Singapore law and the Holdco Pre-Second Phase Amendment Articles and Holdco Post-Second Phase Amendment Constitution, as the case may be.

Interests of the General Partner will be represented by Common Units. Interests of Limited Partners will be represented by Restricted Exchangeable Units.

Broadcom	Holdco	Holdco LP
As of September 25, the Broadcom record date, there were (i) 560,729,302 shares of Broadcom Class A common stock outstanding, (ii) 48,123,831 shares of Broadcom Class B common stock outstanding and (iii) no shares of Broadcom preferred stock outstanding.		Upon the closing of the Transactions, the Restricted Exchangeable Units to be issued as consideration for the Unit Merger pursuant to the Merger Agreement and the Common Units held by Holdco as General Partner will represent all of the issued and outstanding units of Holdco LP as of such time.

Authorized Capital Stock or Share Capital

The authorized capital stock of Broadcom consists of (i) 2,500,000,000 shares of Class A common stock, par value $0.0001 per share, (ii) 400,000,000 shares of Class B common stock, par value $0.0001 per share and (iii) 6,432,161 shares of preferred stock, par value $0.0001 per share.	There is no concept of par value and authorized share capital under Singapore law. All shares issued are fully paid and existing shareholders are not subject to any calls on shares.	Holdco LP is authorized to issue an unlimited number of each of the two authorized classes of units (Common Units and Restricted Exchangeable Units).

Board Authority to Issue Shares

Under Broadcom’s articles of incorporation, Broadcom’s board of directors has the authority to provide for the issuance of shares of preferred stock from time to time in one or more series, to establish from time to time the number of shares to be included in each such series and to fix or alter the rights, preferences, privileges and restrictions granted, and the designation of shares constituting a series.	Each of the Holdco Pre-Second Phase Amendment Articles and Holdco Post-Second Phase Amendment Constitution will provide that Holdco shareholders may grant to the board of directors of Holdco the general authority to issue any particular class of shares (including preference shares) where, unless revoked or varied in a general meeting, such authority to issue shares does not continue beyond the conclusion of the next annual general meeting of the company, the date by which such annual general meeting is required to be held, or the expiration of such other period as prescribed by the SCA, whichever is the earliest.	Holdco LP is authorized to issue an unlimited number of each of the two authorized classes of units (Common Units and Restricted Exchangeable Units).

Amendment to the Governing Documents

Under the CGCL, amendments to Broadcom’s articles of incorporation require the approval of the Broadcom board of directors and approval by the affirmative vote of a majority of the outstanding shares entitled to vote.	The memorandum and articles of association, or on and after the Second Phase Amendment Date, the constitution, of Holdco may be altered by special resolution (i.e. a resolution passed	The Partnership Agreement may only be amended in writing with the approval of the General Partner.

Broadcom	Holdco	Holdco LP
Broadcom’s bylaws provide that new bylaws may be adopted or current bylaws may be amended or repealed by the shareholders holding a majority of the outstanding shares entitled to vote. Subject to this right, bylaws, other than a bylaw or an amendment of a bylaw changing the authorized number of directors (except to fix the authorized number of directors pursuant to a bylaw providing for a variable number of directors, within the limits provided in such bylaw), may be adopted, amended or repealed by the board of directors.	by a majority of not less than three-fourths of the members voting at a meeting in person or represented by proxy at the meeting). The board of directors has no right to amend the memorandum or articles of association, or on and after the Second Phase Amendment Date, the constitution, of Holdco.

The General Partner may make the following amendments to the Partnership Agreement without the consent of the Limited Partners:

•       a change in the name of Holdco LP, the location of Holdco LP’s principal place of business or the registered office of Holdco LP;

•       the admission, substitution, withdrawal or removal of the Limited Partners in accordance with the Partnership Agreement;

•       a change that, in the sole discretion of the General Partner, is reasonable and necessary or appropriate to continue to qualify Holdco LP as a limited partnership;

•       a change that, in the sole discretion of the General Partner, is reasonable and necessary or appropriate to enable Partners to take advantage of, or not be detrimentally affected by, changes or differing interpretations with respect to U.S. income tax regulations, legislation or interpretation;

•       a change that the General Partner determines to be necessary or appropriate to satisfy requirements of a governmental authority, is necessary or appropriate to waive any restriction applicable to the

Broadcom	Holdco	Holdco LP

Restricted Exchangeable Units or is required or contemplated by the Partnership Agreement;

•       a change in the fiscal year or taxable year of Holdco LP and any other related changes;

•       an amendment that is necessary, in the opinion of counsel to Holdco LP, to prevent Holdco LP, the General Partner or its directors, officers, trustees or agents from having a material risk of being in any manner subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•       an amendment that the General Partner determines in its sole discretion to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity in Holdco LP;

•       any amendment for the purpose of maintaining the economic

Broadcom	Holdco	Holdco LP

equivalency of the Restricted Exchangeable Units and the Holdco Ordinary Shares; and

•       an amendment that the General Partner determines in its sole discretion to be necessary or appropriate to reflect and account for the formation by Holdco LP of, or investment by Holdco LP in, any corporation, partnership, joint venture, limited liability company or other entity.

Any modification or amendment to the Partnership Agreement duly adopted in accordance with the Partnership Agreement may be executed on behalf of the Limited Partners pursuant to the power of attorney granted by each of the Limited Partners.

Despite the power of Holdco to amend the Partnership Agreement, in its capacity as the General Partner, the Partnership Agreement requires the approval of: (i) the holders of 85% of the outstanding Restricted Exchangeable Units, in the case of any amendment that would adversely affect the rights, privileges, restrictions or conditions attaching to the Restricted Exchangeable Units relative to Holdco Ordinary Shares; and (ii) all Partners, in the case of any amendment which would have the effect of changing Holdco LP from a limited partnership to a general partnership.

Further, the Partnership Agreement may not be amended, and no action may be taken by the General Partner, that would

Broadcom	Holdco	Holdco LP
convert a Limited Partner into a general partner of Holdco LP or modify the limited liability of a Limited Partner, without the written consent of each Limited Partner, if any, adversely affected thereby in any material respect.

Voting

Each holder of Broadcom’s Class A common stock is entitled to one vote per share on all matters to be voted on by shareholders. Each holder of Broadcom’s Class B common stock is entitled to ten votes per share on all matters to be voted on by shareholders.

Every holder of ordinary shares in the capital of Holdco present in person or represented by proxy shall have one vote for each ordinary share in the capital of Holdco that he holds.

As of immediately following the consummation of the Transactions, the Special Voting Shares will entitle the Trustee to a number of votes at any meeting of Holdco shareholders equal to the lesser of (i) the number of Holdco Ordinary Shares receivable upon the exchange of the Restricted Exchangeable Units of Holdco LP outstanding as of such time and (ii) a number of votes (rounded to the nearest whole number) equal to 19.9% of the aggregate voting power of Holdco exercisable at such time.

Except as otherwise required by the Partnership Agreement or applicable law, the holders of the Restricted Exchangeable Units shall not be entitled to vote at any general meetings of the Partners.

The Broadcom bylaws provide that, at shareholder meetings, matters are approved by the affirmative vote of shares holding a majority of the voting power, represented and voting at a duly held meeting at which a quorum is present.

With respect to any ordinary resolution proposed for consideration of Holdco, the resolution shall be approved if it is passed by a simple majority of the members voting at a meeting in person or represented by proxy at the meeting.

With respect to any special resolution proposed for consideration of Holdco, the resolution shall be approved if it is passed by a majority of not less than three-fourths of the members voting at a meeting in person or represented by proxy at the meeting.

Every question submitted to a meeting of Partners will be decided by the holders of more than 50% of the Restricted Exchangeable Units entitled to vote thereon, unless otherwise required by the Partnership Agreement. On any vote at a meeting of Partners, a declaration of the chairperson concerning the result of the vote will be conclusive.

Broadcom	Holdco	Holdco LP

In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.
Each holder of Restricted Exchangeable Units will have the benefit of the Voting Trust Agreement to be entered into by and among Holdco LP, Holdco and the Trustee. The Trustee will hold a number of Special Voting Shares equal to the lesser of (i) the number of Holdco Ordinary Shares receivable upon the exchange of the Restricted Exchangeable Units of Holdco LP outstanding as of immediately following the consummation of the Transactions and (ii) a number (rounded down to the nearest whole number) equal to 19.9% of the aggregate voting power of Holdco exercisable at such time. Pursuant to the terms of the Voting Trust Agreement, the holders of Restricted Exchangeable Units will be able to direct the Trustee, as their proxy, to vote on their behalf in substantially all votes that are presented to the holders of Holdco Ordinary Shares.

Quorum

The Broadcom bylaws provide that, for shareholder meetings, shares entitled to vote and holding a majority of the voting power, represented in person or by proxy, constitute a quorum.	Each of the Holdco Pre-Second Phase Amendment Articles and the Holdco Post-Second Phase Amendment Constitution will provide that shareholders entitled to vote holding between them a majority of the number of the issued and paid-up shares of Holdco, present in person or by proxy or representative at a meeting, shall be a quorum. In the event a quorum is not present, the meeting may be adjourned to the	A quorum at any meeting of Partners will consist of one or more Partners present in person or by proxy holding a majority of the voting power which may be exercised at such meeting.

Broadcom	Holdco	Holdco LP

same day in the next week at the same time and place, unless the same shall be a public holiday, when it shall be adjourned to the day following. When reconvened, the quorum for the meeting will be shareholders entitled to vote holding between them a majority of the number of the issued and paid-up shares of Holdco, present in person or by proxy or representative at such meeting.

Number of Directors

The CGCL allows the number of persons constituting the board of directors of a corporation to be fixed by the bylaws or the articles of incorporation, or permits the bylaws to provide that the number of directors may vary within a specified range, the exact number to be determined by the board of directors.

Broadcom’s bylaws provide that the number of directors that constitute the board of directors shall be determined by a resolution of its board of directors, but in no event shall there be fewer than six or more than eleven directors. The Broadcom board of directors currently consists of nine directors.

Under the SCA, the minimum number of directors shall be at least one director who is ordinarily resident in Singapore.

Each of the Holdco Pre-Second Phase Amendment Articles and the Holdco Post-Second Phase Amendment Constitution will provide that the number of directors shall not be less than the minimum required by the SCA or more than 13.

Holdco LP does not have a board of directors. The General Partner has the exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of Holdco LP. Among other things, the General Partner is empowered to negotiate, execute and perform all agreements, conveyances, deeds, powers of attorney or other instruments on behalf of Holdco LP, and to mortgage, charge or otherwise create a security interest over or make an assignment by way or security or otherwise any or all of the property of Holdco LP or its subsidiaries, and make, issue, accept, endorse and execute promissory notes, drafts, bills of exchange, guarantees and other instruments of evidence of indebtedness.

Holdco is the sole General Partner and will manage all of Holdco LP’s operations and activities in accordance with the Partnership Agreement. Any reference to Holdco LP taking any action will be deemed to refer to Holdco LP taking action through Holdco, in its capacity as the general partner.

The Partnership Agreement provides that, notwithstanding any

Broadcom	Holdco	Holdco LP

standard of care or duty imposed under the Cayman Islands Limited Partnerships Act or any applicable law, in the performance of its duties and obligations under the Partnership Agreement, the General Partner will also owe to the Limited Partners the same fiduciary duties that would be owed to the shareholders of a limited company formed under the laws of the Republic of Singapore if the General Partner were a member of the board of directors of such company, except where another standard is expressly set forth in the Partnership Agreement (e.g., “sole discretion” or “good faith”), in which event such other standard shall apply.

See the column at left for information regarding the board of directors of Holdco and requirements under Singapore law.

Classification of Board of Directors

The CGCL permits classification of the board of directors of corporations whose stock is listed on a national stock exchange, if the corporation adopts an amendment to its articles of incorporation or bylaws setting forth the classification provisions. Broadcom does not have a classified board.	There is no classification of the board of directors under Singapore law.	Not applicable.

Election of Directors

Broadcom’s bylaws provide that directors shall be elected annually by Broadcom’s shareholders, by the affirmative vote of shares holding a majority of the voting power.	Each of the Holdco Pre-Second Phase Amendment Articles and the Holdco Post-Second Phase Amendment Constitution will provide that the board of directors of Holdco may appoint any person to be a director of Holdco as an additional director or to fill a vacancy provided that such director shall hold office only until the next following annual	Holdco LP does not have a board of directors.

Broadcom	Holdco	Holdco LP

general meeting, and shall then be eligible for re-election by ordinary resolution.

At the meeting at which a director retires, if the office of the retiring director is not filled with the retiring director or some other person eligible for appointment, such retiring director shall be deemed to have been re-elected, except in specified cases.

Cumulative Voting

Broadcom’s bylaws prohibit cumulative voting. Accordingly, Broadcom shareholders do not have cumulative voting rights in connection with the election of directors.	The SCA does not, and the Holdco Pre-Second Phase Amendment Articles and the Holdco Post-Second Phase Amendment Constitution will not, contain provisions for cumulative voting. Accordingly, Holdco shareholders do not have cumulative voting rights in connection with the election of directors.	Not applicable.

Filling Vacancies on the Board of Directors

Broadcom’s bylaws provide that any vacancy in the board of directors, other than a vacancy created by the removal of a director, may be filled by (i) the majority of the remaining directors, even if less than a quorum, (ii) unanimous written consent of the directors then in office or (iii) by a sole remaining director. Broadcom’s bylaws also provide that Broadcom’s shareholders may fill any vacancies that the directors do not fill and that any vacancies created by the removal of a director are to be filled by the shareholders at a shareholder meeting.	Each of the Holdco Pre-Second Phase Amendment Articles and the Holdco Post-Second Phase Amendment Constitution will provide that the board of directors of Holdco may appoint any person to be a director as an additional director or to fill a vacancy provided that any person so appointed will hold office only until the next annual general meeting, and shall then be eligible for re-election by ordinary resolution.	Holdco LP does not have a board of directors. See column at left for information regarding the filling of vacancies on the Holdco board of directors.

Removal of Directors

Broadcom’s bylaws provide that the board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony. Further, any director or the	According to the SCA, directors of a Singapore public company may be removed before expiration of their term of office with or without cause by ordinary resolution. Notice of the intention	Holdco LP does not have a board of directors. See column at left for information regarding the removal of directors from the Holdco board of directors.

Broadcom	Holdco	Holdco LP

entire board of directors may be removed without cause by the affirmative vote of shares holding a majority of the voting power that are entitled to vote; however, no director may be removed (unless the entire board is removed) if (i) the votes cast against removal, or not consenting in writing to such removal in the case of written consent, would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes was cast or, if such action is taken by written consent, all shares entitled to vote were voted and (ii) the entire number of directors authorized at the time of the director’s most recent election were then being elected.

to move such a resolution has to be given to the company not less than 28 days before the meeting at which it is moved. Each of the Holdco Pre-Second Phase Amendment Articles and the Holdco Post-Second Phase Amendment Constitution will provide that Holdco shall then give notice of such resolution to its shareholders not less than 21 days before the meeting. Where any director removed in this manner was appointed to represent the interests of any particular class of shareholders or debenture holders, the resolution to remove such director will not take effect until such director’s successor has been appointed.

Each of the Holdco Pre-Second Phase Amendment Articles and the Holdco Post-Second Phase Amendment Constitution will provide that the office of a director shall become vacant if the director:

•       becomes bankrupt or makes any arrangement or composition with his creditors generally;

•       becomes disqualified or prohibited from being a director by virtue of the SCA or any order made under the SCA;

•       becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental disorder;

•       resigns his office by notice in writing to Holdco; or

•       is for more than six months absent without

Broadcom	Holdco	Holdco LP

permission of the board of directors from meetings of the directors held during the period.

Ability to Call Special Meetings of Shareholders/Unitholders

Broadcom’s bylaws provide that special meetings of shareholders may be called by a majority of its board of directors, the chairman of its board of directors, its President or by holders of shares entitled to cast not less than 10% of the votes at the meeting.

Two or more shareholders of Holdco holding not less than 10% of the total number of issued shares (excluding treasury shares) may call an extraordinary general meeting.

Notwithstanding anything in the Holdco Pre-Second Phase Amendment Articles and the Holdco Post-Second Phase Amendment Constitution, under the SCA, the directors are required to convene a general meeting if required to do so by requisition (i.e., written notice to directors requiring that a meeting be called) by shareholder(s) holding not less than 10% of the paid-up shares of Holdco carrying voting rights.

The Holdco Pre-Second Phase Amendment Articles and the Holdco Post-Second Phase Amendment Constitution will provide that the directors may, whenever they think fit, convene an extraordinary general meeting.

The General Partner may call a general meeting of partners at any time and place as it deems appropriate in its absolute discretion. Holders of Restricted Exchangeable Units do not have the ability to requisition a meeting of Partners.

See column at left for information regarding the ability to call special meetings of shareholders of Holdco.

Action by Written Consent of Shareholders

Broadcom’s bylaws permit Broadcom shareholders to act by written consent.	The Holdco Pre-Second Phase Amendment Articles and the Holdco Post-Second Phase Amendment Constitution will not provide for members’ resolutions to be passed in writing.	Not applicable. See column at left for information regarding the ability of shareholders of Holdco to take action by written consent.

Shareholder Proposals and Nominations

Broadcom’s bylaws allow shareholders to propose business, including the nomination of an individual for election as a director, to be brought before any annual or special shareholder meeting.	Under the SCA, shareholders representing at least 5% of the total voting rights or shareholders representing not fewer than 100 shareholders having an average paid up sum of at least 500 Singapore Dollars each may,	Not applicable.

Broadcom	Holdco	Holdco LP

For business to be properly submitted by a shareholder before an annual shareholder meeting, written notice must be delivered to Broadcom’s secretary not less 60 days and not more than 90 days prior to the anniversary of the date on which the company sent out proxy materials for the preceding year’s annual meeting.

Any notice of proposed shareholder business delivered to Broadcom’s secretary must state (i) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business, (ii) the name and address of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of Broadcom that are beneficially owned and held of record by the shareholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) any material interest, direct or indirect, of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (v) any other information that is required by law to be provided by the shareholder in his or her capacity as a proponent of a shareholder proposal.

at their expense, request that the company includes and gives notice of their proposal for the next annual general meeting subject to satisfaction of the requirements under the SCA.

Any such requisition must be signed by all the requisitionists and be deposited at the registered office of the company. In the case of a requisition requiring notice of a resolution, the requisition shall be deposited at least six weeks prior to the date of the annual general meeting and in the case of any other requisition, not less than one week before the meeting.

Director/Officer Indemnification and Limitation on Personal Liability

Under the CGCL, a corporation’s articles of incorporation may include a provision limiting a director’s personal liability to the corporation or its shareholders for monetary damages for a director’s breach of certain duties. California law does not permit the elimination of monetary liability where such liability is based on:

•       intentional misconduct or knowing and culpable violation of law;

On and after the Second Phase Amendment Date, the relevant provisions in the SCA relating to directors’ and officers’ liability will be amended to facilitate the ability of a company to indemnify its directors and officers.

Under the SCA, any provision that purports to exempt a director or officer of a company or by which a company directly or indirectly provides an indemnity for a director or officer of the company

Under the Partnership Agreement, in most circumstances Holdco LP will indemnify the following parties to the fullest extent permitted by law against any and all losses, claims, damages, liabilities, joint or several expenses, judgments, fines and settlements:

•       the General Partner;

•       any former general partner;

Broadcom	Holdco	Holdco LP

•       acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director;

•       receipt of an improper personal benefit;

•       acts or omissions that show reckless disregard for the director’s duty to the corporation or its shareholders, where the director in the ordinary course of performing a director’s duties should be aware of a risk of serious injury to the corporation or its shareholders;

•       acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation and its shareholders;

•       interested transactions between the corporation and a director in which a director has material financial interest; or

•       liability for improper distributions, loans or guarantees.

The CGCL requires a corporation to indemnify a director or officer who successfully defends himself in such a proceeding.

Broadcom’s articles of incorporation authorizes Broadcom to provide indemnification of directors, officers, employees or other agents in excess of the limits required by California law, but subject to the limitations with respect to actions for breach of duty to Broadcom or its shareholders.

against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company continues to be void except that, in addition to purchasing and maintaining for any director and officer insurance against any liability attaching to such director or officer in connection with any negligence, default, breach of duty or breach of trust in relation to the company, on and after the Second Phase Amendment Date, a company may indemnify such director or officer against any liability incurred by the director or officer to a person other than the company, except when the indemnity is against:

(a)    any liability of the director or officer to pay (i) a fine in criminal proceedings, or (ii) a penalty sum payable to a regulatory authority for non-compliance with any requirement of a regulatory nature; or

(b)    any liability incurred by the director or officer (i) in defending criminal proceedings in which he is convicted, (ii) in defending civil proceedings brought by the company or a related company in which judgment is given against such director or officer; or (iii) in connection with an application for relief, as described below, in which the court refuses to grant him relief.

The Holdco Pre-Second Phase Amendment Articles and the Holdco Post-Second Phase Amendment Constitution will provide that subject to the provisions of the SCA, every director, managing director,

•       any affiliate of the General Partner or a former general partner; and

•       any officer, director, employee, partner, agent or trustee of the General Partner, a former general partner or any of their affiliates.

No indemnification will be available to any of the indemnitees listed in the above bullet points where the losses, claims, damages, liabilities, joint or several expenses, judgments, fines and settlements resulted or arose from any act or omission that:

•       was outside the scope of authority conferred by the Partnership Agreement or applicable law;

•       was in breach of, or was performed or omitted by actual fraud or in bad faith or constituted gross negligence or willful or reckless disregard of the obligations under the Partnership Agreement; or

•       was in breach of the fiduciary duty that would be owed to the shareholders of a limited company formed under the laws of the Republic of Singapore if the General Partner were a member of the board of directors of such company.

The termination of an action, suit or proceeding by judgment, order or settlement will not create a presumption that the Holdco LP indemnitee acted in a manner contrary to the above bullet points.

Broadcom	Holdco	Holdco LP

secretary and other officer of Holdco and its subsidiaries and affiliates, will be indemnified by Holdco against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties in relation thereto including any liability incurred by such person in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to be done or omitted by such person as a director, officer or employee of the company and in which judgment is given in his favor or in which such person is acquitted or in connection with any application under the SCA or any other Singapore statute in which relief is granted to such person by the court unless the same shall happen through their own negligence, default, breach of duty or breach of trust.

Stockholder Rights Plan

Broadcom does not have a shareholder rights plan currently in effect, but under California law, the Broadcom board of directors could adopt such a plan without shareholder approval.	There is no concept of a shareholder rights plan under Singapore law. Accordingly, Holdco does not have a shareholder rights plan.	Not applicable.

Appraisal/Dissenters’ Rights

Under the CGCL, if a merger is consummated and a shareholder of a California corporation elects to exercise dissenters’ rights by complying with the procedures set forth in the CGCL, that shareholder will be entitled to receive an amount equal to the fair market value of such shareholder’s shares. Fair market value shall be determined as of the business day before the public announcement of the merger.

The shares must be purchased from a dissenting shareholder if all applicable requirements are complied

	There are no equivalent provisions in Singapore under the SCA in a statutory merger.	Not applicable.

Broadcom	Holdco	Holdco LP

with, and only if the following conditions exist:

•       The shareholder must have shares of common stock outstanding as of the record date of the shareholders’ meeting;

•       The shareholder must have voted the shares against the Broadcom merger proposal; and

•       If the shareholder voted against the merger and wishes to have purchased shares that were voted against the merger proposal, the shareholder must make a written demand to have the corporation purchase those shares of common stock for cash at their fair market value. The demand must meet the requirements of the CGCL and must be received by the corporation or its transfer agent no later than the date of the shareholders’ meeting.

See the section entitled “The Transactions—Dissenters’ Rights for Broadcom Shareholders” beginning on page 150 of this joint proxy statement/prospectus.

Inspections of Shareholders List

Broadcom’s record of shareholders is open to inspection or copying by any shareholder at any time during usual business hours upon written demand on the corporation, for a purpose reasonably related to the holder’s interests as a shareholder or holder of a voting trust certificate.	Under the SCA, the register of members and index of a Singapore public company shall be open to the inspection of any shareholder without charge and of any other person on payment for each inspection of S$1 or such less sum as the company requires. Any shareholder or other person may request the company to furnish him with a copy of the register, or of any part thereof, but only so far as it relates to names, addresses, number of shares held and amounts paid on shares, on payment in advance of S$1 or	The General Partner is required to keep appropriate registers and records, and under the Cayman Islands Limited Partnerships Act, certain registers, with respect to Holdco LP’s business at the principal office of Holdco LP. The General Partner will forward to the Limited Partners all reports and financial statements which the General Partner determines to be necessary or appropriate, which shall, at a minimum, include all reports and financial statements that Holdco transmits to its shareholders (as such).

Broadcom	Holdco	Holdco LP

such less sum as the company requires for every page thereof required to be copied and the company shall cause any copy so requested by any person to be sent to that person within a period of 21 days or within such further period as the Registrar of Companies considers reasonable in the circumstances commencing on the day after the day on which the request is received by the company.

The Holdco Pre-Second Phase Amendment Articles and the Holdco Post-Second Phase Amendment Constitution will provide that no shareholder may inspect any accounts or books or papers of Holdco except as conferred by the SCA or authorized by the board of directors or by Holdco in general meeting.

Subject to the right of the General Partner to keep Holdco LP information confidential, each Limited Partner has the right, for a purpose reasonably related to that Limited Partner’s own interest as a limited partner in Holdco LP, to receive the following:

•       A current list of the name and last known address of each Limited Partner and the date of its subscription to Holdco LP;

•       Copies of the Partnership Agreement, the declaration of limited partnership for Holdco LP and the current record of Partners; and

•       Copies of minutes of meetings of the Partners.

Dividend Rights

Under California law, a corporation may make distributions to its shareholders, if after giving effect to the distribution, (i) the corporation is and in the future is likely to be able to meet its liabilities as they mature and (ii) either (a) the amount of retained earnings of the corporation immediately prior to the distribution equals or exceeds the sum of the amount of the proposed distribution plus the amount of cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable distribution is being made or (b) immediately after the distribution, the value of the corporation’s assets would equal or exceed the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights, including accrued but unpaid

The SCA provides that no dividends can be paid to shareholders except out of profits.

The SCA does not provide a definition on when profits are deemed to be available for the purpose of paying dividends and this is accordingly governed by case law.

The Holdco Pre-Second Phase Amendment Articles and the Holdco Post-Second Phase Amendment Constitution will provide that no dividend can be paid otherwise than out of profits.

If a dividend has been declared and is payable in respect of a Holdco Ordinary Share, Holdco LP will make a distribution in the same amount in respect of each corresponding Restricted Exchangeable Unit. The record date and payment date for distributions on the Restricted Exchangeable Units will be the same as the relevant record date and payment date for the dividends on the Holdco Ordinary Shares.

Broadcom	Holdco	Holdco LP

dividends, of other shareholders upon dissolution that are superior to the rights of the shareholders receiving the distribution.

Holders of Broadcom’s common stock are entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Broadcom board of directors from time to time out of assets or funds of Broadcom.		In no case will Holdco LP be required to make a distribution if such distribution would violate the Cayman Islands Limited Partnerships Act or any other applicable law.

Takeovers, Business Combinations and Mergers

California law provides that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a “short-form” merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary’s stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent.

Broadcom’s articles of incorporation and bylaws do not have supermajority or other special voting requirements for business combinations or other transactions.

An amalgamation of two Singapore incorporated companies must be approved by, inter alia, the general meeting of each of the merging companies as a special resolution.

The Singapore Code on Take-overs and Merger will generally apply to any acquisition of voting rights in a public company with more than 50 shareholders and net tangible assets of S$5 million or more. The extent to which the Singapore Code on Take-overs and Merger would apply to an acquisition depends on the facts and circumstances of the transaction.

According to the SCA, the board of directors may not sell or transfer all or substantially all of the company’s undertaking or property unless the aforesaid is approved by the general meeting of the shareholders. Similarly, the Holdco Pre-Second Phase Amendment Articles and the Holdco Post-Second Phase Amendment Constitution will provide that the board of directors of Holdco shall not carry into effect any proposals for selling or disposing of the whole or substantially the whole of Holdco’s undertaking unless such proposals have been approved by Holdco in a general meeting.

The Partnership Agreement provides that for so long as Restricted Exchangeable Units remain outstanding:

•       Holdco will not propose or recommend a tender offer, share exchange offer, merger, amalgamation, consolidation, recapitalization, reorganization or similar transactions with respect to Holdco Ordinary Shares, and no such transaction will be effected with the consent or approval of the Holdco board of directors, unless holders of Restricted Exchangeable Units are entitled to participate in the transaction to the same extent and on an equitably and economically equivalent basis as the holders of Holdco Ordinary Shares; and

•       Holdco will not propose or recommend a tender offer, share exchange offer, merger, amalgamation, consolidation, recapitalization, reorganization or similar

Broadcom	Holdco	Holdco LP

transactions with respect to Restricted Exchangeable Units, and no such transaction will be effected with the consent or approval of the Holdco board of directors, unless holders of Holdco Ordinary Shares are entitled to participate in the transaction to the same extent and on an equitably and economically equivalent basis as the holders of Restricted Exchangeable Units.

A holder of Restricted Exchangeable Units will not be entitled to exchange its Restricted Exchangeable Units into Holdco Ordinary Shares pursuant to the Exchange Right prior to the end of the Restricted Period. As a result, if a transaction with respect to Holdco Ordinary Shares was made in that period, a holder of Restricted Exchangeable Units could not participate in that transaction unless it was proposed or recommended by Holdco or its board of directors or was otherwise effected with the consent or approval of the Holdco board of directors.

Transferability of Shares / Restricted Exchangeable Units

Subject to applicable securities laws, shares of Broadcom’s Class A common stock are freely transferable on NASDAQ. Broadcom’s articles of incorporation provide certain restrictions on the transfer of shares of Broadcom’s Class B common stock and are thus not freely transferable. Broadcom’s Class B common stock is not listed on NASDAQ or any other stock exchange.	The Holdco Pre-Second Phase Amendment Articles and the Holdco Post-Second Phase Amendment Constitution will provide that there shall be no restriction on the transfer of shares (except where restricted by law, by contract or by the listing rules, rules and/or bylaws of any stock exchange upon which the shares of Holdco may be listed).

Unless otherwise approved in writing by the General Partner in its sole discretion, holders of Restricted Exchangeable Units generally may not transfer interests in such Restricted Exchangeable Units, except for transfers:

•       following the end of the Restricted Period;

•       pursuant to a Control Transaction Exchange;

•       pursuant to the exercise of an Exchange Right in accordance with the

Broadcom	Holdco	Holdco LP

terms of the Partnership Agreement;

•       by a Partner to Holdco or any of its subsidiaries;

•       by any Partner to any member of such Partner’s immediate family, or to trusts solely for the benefit of such Partner (or the ultimate beneficial owner of the Restricted Exchangeable Units held by such Partner) or any member of such Partner’s (or such beneficial owner’s) immediate family, by will or otherwise upon the death of such Partner or otherwise for estate planning purposes, by operation of law, to any other Partner, or for charitable purposes or as charitable gifts or donations; or

•       to certain persons or entities for certain estate planning purposes as set forth on Schedule B to the Partnership Agreement;

provided, however, that (i) the restrictions contained in the Partnership Agreement will continue to apply to the Restricted Exchangeable Units after any such transfer and (ii) with respect to the last two bullet points above, the transferees of the Restricted Exchangeable Units must agree in writing to be bound by the provisions of the Partnership Agreement.

In addition, from and after the end of the Restricted Period, holders of Restricted Exchangeable Units will, from time to time, have the right to require Holdco LP to repurchase any or all of the

Broadcom	Holdco	Holdco LP
Restricted Exchangeable Units held by such holder for either (i) Holdco Ordinary Shares or (ii) the Cash Amount, the form of consideration to be determined by the General Partner for and on behalf of the Partnership in its sole discretion; provided, that prior to the third anniversary of the Broadcom Merger, unless waived by Holdco (in its sole discretion), it is a further condition precedent to the obligation of Holdco LP to repurchase such Restricted Exchangeable Units, and the holder of such Restricted Exchangeable Units shall not be permitted to exercise an Exchange Right, unless Holdco has received a 7874 Opinion and an Auditor Determination.

SPECIAL MEETING OF BROADCOM SHAREHOLDERS

Date, Time and Place

The Broadcom Special Meeting is scheduled to be held at Broadcom’s principal executive offices located at 5300 California Avenue, Irvine, California 92617, on November 10, 2015, at 11:00 a.m. local time, unless adjourned or postponed to a later date or time.

Purpose of the Broadcom Special Meeting

At the Broadcom Special Meeting, shareholders will be asked to consider and vote upon:

•	the proposal to approve the Broadcom Merger, the Merger Agreement and the principal terms thereof, which are further described in the sections entitled “The Transactions” and “The Merger Agreement” (the “Broadcom Merger Proposal”);

•	the proposal to adjourn the Broadcom Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Broadcom Merger Proposal (the “Adjournment Proposal”); and

•	the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Broadcom to its named executive officers in connection with the Broadcom Merger, which is further described in the sections entitled “Interests of Certain Persons Related to Broadcom in the Transactions—Golden Parachute Compensation” and below under “Advisory Vote on Merger-Related Executive Compensation Arrangements” (the “Non-Binding Advisory Proposal”).

Recommendation of the Board of Directors of Broadcom

The Broadcom board of directors and the Special Committee have determined that the Merger Agreement, the California Merger Agreements, the Broadcom Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Broadcom and its shareholders and recommends that Broadcom shareholders vote:

•	“FOR” the Broadcom Merger Proposal;

•	“FOR” the Adjournment Proposal;

•	“FOR” the Non-Binding Advisory Proposal.

See the sections entitled “—Recommendation of the Broadcom Board of Directors and its Reasons for the Transactions.”

In considering the recommendations of the Broadcom board of directors with respect to the Merger Agreement and the Transactions, Broadcom shareholders should be aware that Broadcom’s executive officers and directors may have interests in the Transactions that are different from, or in addition to, those of Broadcom’s shareholders generally. See the section entitled “—Interests of Certain Persons Related to Broadcom in the Transactions.”

This joint proxy statement/prospectus contains important information regarding these proposals and factors that Broadcom shareholders should consider when deciding how to cast their votes. Broadcom shareholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the Merger Agreement and the Transactions.

Record Date; Shares Entitled to Vote

The close of business on September 25, 2015 has been fixed as the Broadcom Record Date for the determination of shareholders entitled to receive notice of and to vote at the Broadcom Special Meeting or any adjournments of the Broadcom Special Meeting (if necessary).

As of the close of business on the Broadcom Record Date, 560,729,302 shares of Broadcom Class A common stock, par value $0.0001 per share, and 48,123,831 shares of Broadcom Class B common stock, par value $0.0001 per share, were issued and outstanding. No shares of Broadcom preferred stock, par value $0.0001 per share, were outstanding on the Broadcom Record Date. Each holder of Broadcom Class A common stock is entitled to one vote for each share of Broadcom Class A common stock held as of the Broadcom Record Date, and each holder of Broadcom Class B common stock is entitled to ten votes for each share of Broadcom Class B common stock held as of the Broadcom Record Date.

A complete list of shareholders entitled to vote at the Broadcom Special Meeting will be available for examination by any Broadcom shareholder at Broadcom’s headquarters, 5300 California Avenue, Irvine, California 92617, for purposes pertaining to the Broadcom Special Meeting, during normal business hours for a period of ten days before the Broadcom Special Meeting, and at the time and place of the Broadcom Special Meeting.

Quorum and Votes Required

For business to be conducted at the Broadcom Special Meeting, a quorum must be present. The presence at the Broadcom Special Meeting, either in person or by proxy, of holders of outstanding Broadcom Common Shares entitled to vote and representing at least a majority of Broadcom’s outstanding voting power will constitute a quorum for the transaction of business at the Broadcom Special Meeting. Accordingly, shares representing 520,983,807 votes must be present in person or by proxy at the Broadcom Special Meeting to constitute a quorum. Abstentions (Broadcom Common Shares for which proxies have been received but for which the holders have abstained from voting) and broker non-votes, if any, will be included in the calculation of the number of Broadcom Common Shares represented at the Broadcom Special Meeting for purposes of determining whether a quorum has been achieved.

The votes required for each proposal are as follows:

•	Required vote to approve the Broadcom Merger Proposal. Approval of the Broadcom Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Broadcom Class A common stock and Broadcom Class B common stock, voting as separate classes. Accordingly, a Broadcom shareholder’s failure to submit a proxy or to vote in person at the Broadcom Special Meeting, an abstention from voting, or the failure of a Broadcom shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” the Broadcom Merger Proposal.

•	Required vote to approve the Adjournment Proposal. Approval of the Adjournment Proposal requires a vote that satisfies two criteria: (i) the affirmative vote of shares holding a majority of the voting power of Broadcom Class A common stock and Broadcom Class B common stock, voting together, represented and voting, and (ii) the affirmative vote must constitute a majority of the voting power required to constitute a quorum. Accordingly, for purposes of the Adjournment Proposal, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes cast. However, abstentions and broker non-votes will affect the outcome under clause (ii) if the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the voting power required to constitute a quorum.

•

Required vote to approve the Non-Binding Advisory Proposal. Approval of the Non-Binding Advisory Proposal requires a vote that satisfies two criteria: (i) the affirmative vote of shares holding a majority of the voting power of Broadcom Class A common stock and Broadcom Class B common stock, voting together, represented and voting, and (ii) the affirmative vote must constitute a majority of the voting power required to constitute a quorum. Accordingly, for purposes of the Non-Binding Advisory Proposal, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes cast. However, abstentions and broker non-votes will affect the outcome under clause (ii) if the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the voting power required to constitute a quorum.

Voting in Person

Broadcom shareholders may vote in person at the Broadcom Special Meeting or by sending a representative with an acceptable proxy that has been signed and dated. Broadcom shareholders who hold their Broadcom Common Shares beneficially and wish to vote in person at the Broadcom Special Meeting must obtain proxies issued in their own names (known as a “legal proxy”). Attendance at the Broadcom Special Meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy.

Subject to space availability, all Broadcom shareholders as of the Broadcom Record Date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 10:30 a.m. local time. Each shareholder will be asked to present valid photo identification issued by a government agency, such as a driver’s license or passport. Shareholders holding stock in street name will need to bring a copy of a brokerage statement reflecting stock ownership as of the Broadcom Record Date. Cameras, recording devices and other electronic devices will not be permitted, and may not be used, at the Broadcom Special Meeting.

Voting by Proxy

Giving a proxy means that a Broadcom shareholder authorizes the person or persons named in the proxy to vote its shares at the Broadcom Special Meeting in the manner it directs. Broadcom shareholders as of the Broadcom Record Date may have their Broadcom Common Shares voted by submitting a proxy or may vote in person at the Broadcom Special Meeting by following the instructions provided on the enclosed proxy card or voting instruction form. Broadcom recommends that Broadcom shareholders entitled to vote submit a proxy even if they plan to attend the Broadcom Special Meeting.

Broadcom shareholders who hold their Broadcom Common Shares beneficially in “street name” and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their Broadcom Common Shares of record as to how to vote their Broadcom Common Shares.

Broadcom shareholders of record may submit a proxy in one of three ways:

•	Internet: Broadcom shareholders may submit their proxy over the Internet at the web address shown on their proxy card or voting instruction form. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Pacific time on the day before the Broadcom Special Meeting. Shareholders will be given an opportunity to confirm that their voting instructions have been properly recorded. Broadcom shareholders who submit a proxy this way should NOT send in their proxy card or voting instruction form.

•	Telephone: Broadcom shareholders may submit their proxy by calling the toll-free telephone number shown on their proxy card or voting instruction form. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Pacific time on the day before the Broadcom Special Meeting. Easy-to-follow voice prompts will guide shareholders through the voting and allow them to confirm that their instructions have been properly recorded. Broadcom shareholders who submit a proxy this way should NOT send in their proxy card or voting instruction form.

•	Mail: Broadcom shareholders may submit their proxy by properly completing, signing, dating and mailing their proxy card or voting instruction form in the postage-paid envelope (if mailed in the United States) included with this joint proxy statement/prospectus. Broadcom shareholders who vote this way should mail the proxy card or voting instruction form early enough so that it is received before the date of the Broadcom Special Meeting.

Broadcom shareholders are encouraged to submit a proxy promptly. Broadcom requests that Broadcom shareholders vote by telephone, over the Internet or by completing and signing the accompanying proxy card or voting instruction form and returning it to Broadcom as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card or voting instruction form is returned properly executed, the Broadcom Common Shares represented by it will be voted at the Broadcom Special Meeting in accordance with the instructions contained on the proxy card or voting instruction form. The decision of the chairman of the Broadcom Special Meeting as to the validity of any appointment of a proxy will be final.

If any proxy card or voting instruction form is returned signed but without indication as to how to vote, the Broadcom Common Shares represented by the proxy will be voted “FOR” each proposal in accordance with the recommendation of the Broadcom board of directors.

If a Broadcom shareholder’s shares are held in “street name” by a broker, bank or nominee, the shareholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

Every Broadcom shareholder’s vote is important. Accordingly, each Broadcom shareholder should sign, date and return the enclosed proxy card or voting instruction form, or vote via the Internet or by telephone, whether or not the Broadcom shareholder plans to attend the Broadcom Special Meeting in person.

Revocability of Proxies

Broadcom shareholders of record may revoke their proxies at any time before their Broadcom Common Shares are voted at the Broadcom Special Meeting in any of the following ways:

•	by sending a written notice of revocation to the Corporate Secretary of Broadcom at Corporate Secretary, 5300 California Avenue, Irvine, California 92617, which must be received before their Broadcom Common Shares are voted at the Broadcom Special Meeting;

•	by properly submitting a later-dated, new proxy card or voting instruction form, which must be received before their Broadcom Common Shares are voted at the Broadcom Special Meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	by submitting a proxy via Internet or by telephone no later than 11:59 p.m. Pacific Time on the day before the Broadcom Special Meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	attending the Broadcom Special Meeting and voting in person (although attendance at the Broadcom Special Meeting will not in and of itself constitute a vote or revocation of a prior proxy).

If you hold your Broadcom Common Shares in street name, then you must change your voting instruction by submitting new voting instructions to the broker, bank or other nominee that holds your Broadcom Common Shares.

Failures to Vote, Broker Non-Votes and Abstentions

The term “broker non-vote” refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on the Broadcom Merger Proposal, the Adjournment Proposal and the Non-Binding Advisory Proposal, and accordingly may not vote on such matters absent instructions from the beneficial holder. If you hold your shares in “street name” or through a broker it is important that you give your broker your voting instructions.

For all proposals, a properly executed proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote against the proposal. Regardless, a properly executed proxy marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

If you are not present in person at the Broadcom Special Meeting and do not respond by proxy, your broker, bank or other nominee may not vote your shares on the Broadcom Merger Proposal, the Adjournment Proposal or the Non-Binding Advisory Proposal. Such broker non-votes will have the same effect as a vote “AGAINST” the Broadcom Merger Proposal and will have no effect on the outcome of the vote on the Adjournment Proposal or the Non-Binding Advisory Proposal.

Solicitation of Proxies

The Broadcom board of directors is soliciting your proxy and Broadcom will bear the costs of the proxy solicitation related to the Broadcom Special Meeting. In addition to sending and making available these materials, some of Broadcom’s directors, officers and other employees may solicit proxies by contacting Broadcom shareholders by telephone, by mail, by e-mail or in person. Broadcom shareholders may also be solicited by press releases issued by Broadcom and/or Avago, postings on Broadcom’s or Avago’s websites and advertisements in periodicals. None of Broadcom’s directors, officers or employees will receive any extra compensation for their solicitation services. Broadcom has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for an estimated fee of approximately $25,000, plus reasonable out-of-pocket expenses. Broadcom will also reimburse brokers, banks and other nominees for their expenses in sending proxy solicitation materials to the Broadcom beneficial owners and obtaining their proxies.

Voting by Broadcom Directors and Executive Officers

On the Broadcom Record Date, directors and executive officers of Broadcom and their affiliates owned and were entitled to vote approximately 21% of the total voting power of the Broadcom Common Shares outstanding, or approximately 4% of the total voting power of the outstanding shares of Broadcom Class A common stock and approximately 45% of the total voting power of the outstanding shares of Broadcom Class B common stock, on that date. It is currently expected that Broadcom’s directors and executive officers will vote their Broadcom Common Shares in favor of each of the proposals to be considered at the special shareholders’ meeting.

In connection with entering into the Merger Agreement, Dr. Henry T. Nicholas III and Dr. Henry Samueli and entities affiliated with each of them entered into the Support Agreements whereby such shareholders, who hold a majority of the Broadcom Class B common shares, will be obligated to vote their Broadcom Common Shares in favor of the Broadcom Merger Proposal and the Adjournment Proposal, among other things. See the section entitled “The Support Agreements.”

As discussed above, approval of the Broadcom Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Broadcom Class A common stock and a majority of the outstanding shares of Broadcom Class B common stock, voting as separate classes. As of September 4, 2015, Dr. Samueli beneficially owned 101,070 Broadcom Class A common shares representing approximately 0.02% of the total issued and outstanding Broadcom Class A common shares (without giving effect to the Broadcom Class B common shares that are convertible into Broadcom Class A common shares on a one-for-one basis at any time at the option of the holder), and 21,745,402 Broadcom Class B common shares representing approximately 45% of the total issued and outstanding Broadcom Class B common shares. As of September 4, 2015, Dr. Nicholas beneficially owned

47,973 Broadcom Class A common shares representing approximately 0.01% of the total issued and outstanding Broadcom Class A common shares (without giving effect to the Broadcom Class B common shares that are convertible into Broadcom Class A common shares on a one-for-one basis at any time at the option of the holder), and 26,170,868 Broadcom Class B common shares representing approximately 54% of the total issued and outstanding Broadcom Class B common shares.

As discussed above, approval of the Adjournment Proposal and the Non-Binding Advisory Proposal requires a vote that satisfies two criteria: (i) the affirmative vote of shares holding a majority of the voting power of Broadcom Class A common stock and Broadcom Class B common stock, voting together, represented and voting, and (ii) the affirmative vote must constitute a majority of the voting power required to constitute a quorum. As of June 30, 2015, Dr. Samueli and Dr. Nicholas owned approximately 46% of the total voting power of the Broadcom Common Shares. See the section entitled “Special Meeting of Broadcom Shareholders—Share Ownership of Certain Beneficial Owners of Broadcom Common Shares.”

Delivery of Proxy Materials to Households Where Two or More Shareholders Reside

As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless Broadcom shareholders have notified Broadcom of their desire to receive multiple copies of the joint proxy statement/prospectus. This is known as householding.

Broadcom will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Corporate Secretary of Broadcom at Corporate Secretary, 5300 California Avenue, Irvine, California 92617.

Adjournments or Postponements

The Broadcom Special Meeting will be deemed cancelled and adjourned in the absence of a quorum until the same day one week later, at the same time and place, or such other day, time and place as the Secretary of Broadcom may determine.

Even if a quorum is present, the Broadcom Special Meeting could also be adjourned in order to provide more time to solicit additional proxies in favor of approval of the Broadcom Merger Proposal if sufficient votes are cast in favor of the Adjournment Proposal.

If the date of the adjournment is not specified (or is other than the same day one week later at the same time and place as the original Broadcom Special Meeting) or if after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting must be given to each shareholder of record entitled to attend and vote at the Broadcom Special Meeting.

Advisory Vote on Merger-Related Executive Compensation Arrangements

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Broadcom shareholders be provided with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable by Broadcom to its named executive officers in connection with the Broadcom Merger, as disclosed in the section of this joint proxy statement/prospectus entitled “The Transactions—Interests of Certain Persons Related to Broadcom in the Transactions—Golden Parachute Compensation” beginning on page 142.

Broadcom is asking its shareholders to indicate their approval of the compensation that will or may become payable by Broadcom to its named executive officers in connection with the Broadcom Merger. These payments are set forth in the section entitled “The Transactions—Interests of Certain Persons Related to Broadcom in the

Transactions—Golden Parachute Compensation” beginning on page 142 of this joint proxy statement/prospectus and the accompanying footnotes. Certain plans and arrangements pursuant to which these compensation payments may be made formed part of Broadcom’s overall compensation program for its named executive officers, and have previously been disclosed to Broadcom’s shareholders as part of the Compensation Discussion and Analysis and related sections of its annual proxy statements. The Compensation Committee of the Broadcom board of directors, which is composed solely of non-management directors, believes the compensatory arrangements to be reasonable.

The Broadcom board of directors encourages Broadcom shareholders to review carefully the named executive officer merger-related compensation information disclosed in this joint proxy statement/prospectus. The Broadcom board of directors unanimously recommends that you vote “FOR” the following resolution:

“RESOLVED, that the shareholders of Broadcom Corporation approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Broadcom’s named executive officers that is based on or otherwise relates to the Transactions as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Transactions—Interests of Certain Persons Related to Broadcom in the Transactions—Golden Parachute Compensation” in the proxy statement for the special meeting.”

Broadcom shareholders should note that this proposal is not a condition to completion of the Broadcom Merger, and as an advisory vote, the result will not be binding on Broadcom, the board of directors of Broadcom, or Avago. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Broadcom Merger is consummated, Broadcom’s named executive officers may be or become entitled to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments, as described under section titled “The Transactions—Interests of Certain Persons Related to Broadcom in the Transactions—Golden Parachute Compensation.”

The Broadcom board of directors unanimously recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Broadcom to its named executive officers in connection with the Broadcom Merger.

Share Ownership of Certain Beneficial Owners of Broadcom Common Shares

The following table sets forth certain information with respect to the beneficial ownership of Broadcom Common Shares as of September 4, 2015 by (i) the named executive officers, (ii) each current director, (iii) all of Broadcom’s current directors and executive officers as a group, and (iv) all persons known to Broadcom to beneficially own more than five percent (5%) of either class of Broadcom Common Shares.

	Shares Beneficially Owned (1)				Percentage of Total Voting Power (1)(2)
Beneficial Owner	Class A Common Stock (3)	Class B Common Stock	Class A Percent (2)
2015 Named Executive Officers
Eric K. Brandt	144,402	0	*	%	*	%
Daniel A. Marotta	95,119	0	*		*
Scott A. McGregor	1,764,129	0	*		*
Rajiv Ramaswami, Ph.D.	40,205	0	*		*
Henry Samueli, Ph.D. (4)	101,070	21,745,402	3.75		20.88
Directors Not Listed Above
Robert J. Finocchio, Jr.	37,249	0	*		*
Nancy H. Handel	62,926	0	*		*
Eddy W. Hartenstein	72,220	0	*		*
Maria M. Klawe, Ph.D.	37,458	0	*		*
John E. Major	50,229	0	*		*
William T. Morrow	8,948	0	*		*
Robert E. Switz	35,123	0	*		*
All current directors and executive officers as a group (16 persons)	2,767,332	21,745,402	4.20		21.12
5% Holders Not Listed Above
BlackRock, Inc. (5)	30,437,353	0	5.43		2.92
FMR LLC (6)	42,043,161	0	7.50		4.04
Henry T. Nicholas, III, Ph.D. (7)	47,973	26,170,868	4.47		25.12
Vanguard Group Inc. (8)	28,256,499	0	5.04		2.71

*	Less than one percent.
(1)	Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed have sole voting and investment power with respect to all Broadcom Common Shares beneficially owned by them.
(2)	The percentage of shares beneficially owned is based on 560,585,986 shares of Broadcom Class A common stock outstanding as of September 4, 2015. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Broadcom Common Shares subject to options that are currently exercisable or exercisable within 60 days after September 4, 2015 and Broadcom Common Shares subject to RSUs that will vest and be issued within 60 days after September 4, 2015 are deemed to be outstanding and beneficially owned by the person holding such options or RSUs for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. On September 4, 2015 there were 48,123,831 shares of Broadcom Class B common stock outstanding. Each share of Broadcom Class B common stock is immediately convertible into one share of Broadcom Class A common stock. Accordingly, for the purpose of computing the percentage of Broadcom Class A shares beneficially owned by each person who holds Broadcom Class B common stock, each share of Broadcom Class B common stock is deemed to have been converted into a share of Broadcom Class A common stock, but such shares of Broadcom Class B common stock are not deemed to have been converted into Broadcom Class A common stock for the purpose of computing the percentage ownership of any other person.

Holders of Broadcom Class A common stock are entitled to one vote per share and holders of Broadcom Class B common stock are entitled to ten votes per share. Holders of Broadcom Common Shares vote together as a single class on all matters submitted to a vote of shareholders, except (i) as otherwise required by law; and (ii) in the case of a proposed issuance of additional shares of Broadcom Class B common stock, which issuance requires the affirmative vote of the holders of the majority of the outstanding shares of Broadcom Class B common stock voting separately as a class, unless such issuance is approved by at least two-thirds of the members of the Broadcom board of directors then in office. For the purpose of computing the percentage of total voting power, each share of Broadcom Class B common stock is deemed not to have been converted into a share of Broadcom Class A common stock, and thus represents 10 votes per share.

(3)	Includes (i) Broadcom Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of September 4, 2015 and (ii) shares of Broadcom Class A common stock that will vest and become issuable within 60 days after September 4, 2015 pursuant to RSUs, each as set forth below:

2014 Named Executive Officers	Shares of Class A Common Stock Issuable Upon the Exercise of Stock Options	Shares of Class A Common Stock Issuable Pursuant to RSUs
Eric K. Brandt	0	0
Daniel A. Marotta	0	0
Scott A. McGregor	835,000	0
Rajiv Ramaswami, Ph.D.	0	0
Henry Samueli, Ph.D.	0	0
Directors Not Listed Above
Robert J. Finocchio, Jr.	0	0
Nancy H. Handel	10,000	0
Eddy W. Hartenstein	0	0
Maria M. Klawe, Ph.D.	0	0
John E. Major	20,000	0
William T. Morrow	0	0
Robert E. Switz	0	0
All Current Directors and Executive Officers as a Group	1,045,696	0

(4)	Includes the following shares which are deemed indirectly owned by Dr. Samueli: (i) 913,473 shares of Broadcom Class B common stock owned by HS Management, L.P.; (ii) 13,562,492 shares of Broadcom Class B common stock held by HS Portfolio L.P.; (iii) 1,050,000 shares of Broadcom Class B common stock held by H&S Portfolio II, L.P.; and (iv) 6,219,437 shares of Broadcom Class B common stock held by H&S Investments I, L.P. Dr. Samueli disclaims beneficial ownership of the shares held by HS Management, L.P. and HS Portfolio L.P., except to the extent of his pecuniary interest therein. H&S Ventures LLC is the general partner of HS Management, L.P., HS Portfolio L.P., H&S Portfolio II, L.P and H&S Investments I, L.P. As the indirect owner of H&S Ventures LLC, Dr. Samueli has sole voting and dispositive power over these shares. Also includes 101,070 shares of Broadcom Class A common stock that are directly held by Dr. Samueli. The address for Dr. Samueli is 5300 California Avenue, Irvine, California 92617-3038.
(5)	The information with respect to the holdings of BlackRock, Inc. (“BlackRock”) is based solely on the Schedule 13G filed February 3, 2015 by BlackRock, as the parent holding company or control person of a number of BlackRock entities. BlackRock beneficially owns 30,437,353 shares and has the sole power to vote 25,589,456 shares and sole dispositive power over 30,437,353 shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10022.
(6)

The information with respect to the holdings of FMR LLC (“FMR”) is based on the Schedule 13G/A filed February 13, 2015 by FMR. FMR, Edward C. Johnson 3d and Abigail P. Johnson have reported beneficial ownership of 42,043,161 shares. FMR has the sole power to vote 2,254,035 shares, and each of FMR, Edward C. Johnson 3d and Abigail P. Johnson has the sole dispositive power over 42,043,161 shares. Edward C. Johnson 3d is a director and the chairman of FMR and Abigail P. Johnson is a director, the vice chairman, the chief executive officer and the president of FMR. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders of FMR have entered into a shareholders’ voting agreement under which all Series B voting common shares of FMR will be voted in accordance with the majority vote of Series B voting common shares of FMR. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The information with respect to the holdings of FMR includes securities beneficially owned, or that may be deemed to be beneficially owned, by FMR, certain of its subsidiaries and affiliates, and other companies (collectively, the “FMR Reporters”) and does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.
(7)	Includes the following shares of Broadcom Class B Common Stock known by us to be beneficially held by Dr. Henry T. Nicholas III: (i) 26,168,798 shares of Broadcom Class B common stock held by the Nicholas Technology Holding Trust and (ii) 2,070 shares of Broadcom Class B common stock held by Dr. Nicholas as custodian for his children. Also includes 47,973 shares of Broadcom Class A common stock held by Nicholas Investment Holdings, LLC. Dr. Nicholas has sole voting and dispositive power over the shares held by the Nicholas Technology Holding Trust, in the shares he holds as custodian for his children, and in the shares held by Nicholas Investment Holdings, LLC. The principal business address for Dr. Nicholas is 15 Enterprise, Suite 550, Aliso Viejo, California 95626.
(8)	The information with respect to the holdings of The Vanguard Group (“Vanguard”) is based solely on the Schedule 13G filed February 11, 2015 by Vanguard. Vanguard beneficially owns 28,256,499 shares and has the sole power to vote 927,403 shares, sole dispositive power over 27,380,357 shares and shared dispositive power over 876,142 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

COURT MEETING OF AVAGO SHAREHOLDERS

Date, Time and Place

By an order of the Singapore Court dated September 15, 2015, the Avago Court Meeting was directed to be convened for the purpose of approving and adopting the Avago Scheme as follows:

Date:	November 10, 2015

Time:	11:00 a.m., Pacific Time

Place:	The offices of Avago’s U.S. subsidiary, at 1320 Ridder Park Drive, San Jose, California 95131, U.S.A.

Purpose of the Avago Court Meeting

The purpose of the Avago Court Meeting is to consider and vote upon the Avago Scheme Proposal and the Equity Issuance Proposal in connection with the Transactions. At the Avago Court Meeting, Avago’s shareholders will be provided with the opportunity to decide whether they consider the Transactions (including the Avago Scheme) to be in their best interests.

Once the Avago Scheme Proposal is approved by the requisite Scheme Shareholders, is approved by the Singapore court and the Singapore Court Order is lodged with the ACRA, the Avago Scheme becomes effective and will be binding on all Avago shareholders, and all Avago shareholders will participate in the Avago Scheme, whether or not they were present in person or by proxy, or voted or abstained from voting, at the Avago Court Meeting.

Recommendation of the Board of Directors of Avago

The board of directors of Avago has unanimously determined that the Merger Agreement, the Transactions and the other transactions applicable to Avago contemplated by the Merger Agreement are advisable and in the best interests of Avago and its shareholders and recommends that Avago Shareholders vote “FOR” the approval of the Avago Scheme Proposal and “FOR” the approval of the Equity Issuance Proposal.

Record Date; Shares Entitled to Vote

The Avago Record Date for determining the Scheme Shareholders who are entitled to vote at the Avago Court Meeting is September 25, 2015.

Quorum and Votes Required

The presence, in person or by proxy, at the Avago Court Meeting of the Scheme Shareholders holding between them at least a majority of the number of issued Avago Ordinary Shares as of the Avago Record Date will constitute a quorum, which is necessary to hold the Avago Court Meeting. Abstentions are counted in determining whether a quorum is present, but will have no effect on the vote for the Avago Scheme Proposal or the Equity Issuance Proposal.

The affirmative vote of a majority in number of the Scheme Shareholders present and voting, either in person or by proxy, at the Avago Court Meeting, representing not less than 75% in value of the issued Avago Ordinary Shares held by the Scheme Shareholders present and voting, either in person or by proxy, at the Avago Court Meeting, is required for the approval of the Avago Scheme Proposal.

The approval of the Equity Issuance Proposal requires the affirmative vote of the holders of a majority of the Avago Ordinary Shares present and entitled to vote either in person or by proxy at the Avago Court Meeting.

Pursuant to the directions of the Singapore Court, for the purposes of determining the number of Scheme Shareholders present and voting at the Avago Court Meeting, Avago Ordinary Shares that are deposited in book entry form with DTC, and registered in the name of CEDE as nominee of DTC and holder of record in the Register of Members of Avago, will be treated as follows:

•	CEDE shall be deemed not to be an Avago shareholder; and

•	each sub-depositor shall be deemed to be an Avago shareholder in respect of such number of Avago Ordinary Shares held in its account under CEDE.

Each sub-depositor need not vote the Avago Ordinary Shares registered in its name in the same way. Accordingly, a sub-depositor may:

•	vote all or part of its Avago Ordinary Shares “FOR” the Avago Scheme Proposal, which part shall be counted as for approving the Avago Scheme Proposal;

•	vote all or part of its Avago Ordinary Shares “AGAINST” the Avago Scheme Proposal, which part shall be counted as against approving the Avago Scheme Proposal; and/or

•	abstain from voting in respect of all part of its Avago Ordinary Shares, which part shall not be counted in determining the Avago Ordinary Shares which are present and voting on the Avago Scheme Proposal.

For purposes of determining whether the Avago Scheme Proposal is approved by a majority in number of Scheme Shareholders, a sub-depositor will be taken to have voted “FOR” the Avago Scheme Proposal, if the number of Avago Ordinary Shares voted “FOR” the Avago Scheme Proposal by it exceeds the number of Avago Ordinary Shares voted “AGAINST” the Avago Scheme Proposal by it, or “AGAINST” the Avago Scheme Proposal, if the number of Avago Ordinary Shares voted “AGAINST” the Avago Scheme Proposal by it exceeds the number of Avago Ordinary Shares voted “FOR” the Avago Scheme Proposal by it.

An Avago shareholder (including a sub-depositor) voting by proxy shall be included in the count of Scheme Shareholders present and voting at the Avago Court Meeting as if that Avago shareholder was voting in person, such that the votes of a proxy who has been appointed to represent more than one Avago shareholder at the Avago Court Meeting shall be counted as the votes of such number of appointing Scheme Shareholders.

Each Avago shareholder represented in person or by proxy at the Avago Court Meeting is entitled to one vote per Avago Ordinary Share owned as of the Avago Record Date.

As of September 25, 2015, there were 275,998,783 issued Avago Ordinary Shares.

Proxy and Voting Procedures

If you are a Scheme Shareholder who is a Registered Holder, you can vote your Avago Ordinary Shares by completing and returning a proxy card, which when properly executed and received by Avago, will be voted at the Avago Court Meeting in accordance with your instructions set forth in the proxy. Under Singapore law, the Registered Holder may not vote their shares over the Internet and so must return a proxy card by mail or in person at the Avago Court Meeting to vote their shares. If you are a Scheme Shareholder who is a DTC Participant, vote your shares through The Depository Trust Company’s procedures. Your shares must be voted no less than 48 hours prior to the meeting, or such longer time as may be specified by The Depository Trust Company or its participants. If you hold your shares in “street name,” please vote in accordance with the instructions provided by your broker. Most “street name” holders, or beneficial owners holding through a broker, may also vote by telephone or by Internet, in accordance with instructions provided by their broker. All shares entitled to vote and represented by properly completed proxies received prior to the Avago Court Meeting and not revoked will be voted at the Avago Court Meeting in accordance with your instructions. If you are a Scheme

Shareholder who is a Registered Holder and you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the Avago board of directors recommends, and therefore, “FOR” the approval of the Avago Scheme Proposal and “FOR” the approval of the Equity Issuance Proposal.

Any Scheme Shareholder entitled to vote at the Avago Court Meeting that has submitted a proxy has the right to revoke his or her proxy at any time prior to voting at the Avago Court Meeting by (i) submitting a subsequently dated proxy, which, if not delivered in person at the meeting, must be received by us no later than 48 hours before the appointed time of the meeting or (ii) by attending the meeting and voting in person. You can submit your subsequently dated proxy to Avago at c/o Proxy Services, c/o Computershare Investor Services, P.O. Box 43101, Providence, Rhode Island 02940-5067. Attendance at the Avago Court Meeting will not, by itself, revoke your proxy; you must elect to vote in person at the Avago Court Meeting in order to revoke or change your vote. If you are a Scheme Shareholder who is a DTC Participant and would like to change your voting instruction, you should follow The Depository Trust Company’s or the relevant participant’s procedures for changing your vote instructions. If you hold shares in “street name” through a broker and would like to change your vote instruction, you should follow the directions provided by your broker. Most brokers provide means by which “street name” holder may vote by telephone or by Internet, as well as by signing and returning voting instructions.

If the Avago Court Meeting is postponed or adjourned, as a Scheme Shareholder your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted.

Proxies received at any time before the Avago Court Meeting, and not revoked or superseded before being voted, will be voted at the Avago Court Meeting. A validly signed proxy will be voted in accordance with the specification.

Please do not send in your share certificates with your proxy card. The Avago shareholders registered in the Register of Members of Avago will be notified of the procedures to submit share certificates to the address of Avago’s share registrar (transfer agent) for cancellation.

Subject to space availability, all Avago shareholders as of the Avago Record Date, or their duly appointed proxies, may attend the Avago Court Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 10:30 a.m. local time. Each Avago shareholder, or their duly authorized representative, will be asked to present valid photo identification issued by a government agency, such as a driver’s license or passport and, if applicable, evidence of such person’s authorization to represent such an Avago shareholder. If you hold Avago Ordinary Shares in “street name” through a broker, bank, or other nominee, you will need to bring a copy of a brokerage statement reflecting stock ownership as of the Avago Record Date. Cameras, recording devices and other electronic devices will not be permitted, and may not be used, at the Avago Court Meeting.

Abstentions and Broker Non-Votes

If a Scheme Shareholder abstains from voting, or if brokers holding their customers’ shares of record cause abstentions to be recorded, those shares are considered present and entitled to be voted at the Avago Court Meeting, and, therefore, are considered for purposes of determining whether a quorum is present. Under the laws of Singapore, however, abstentions will not be counted in the tabulation of votes cast on a proposal, and, thus, have no effect on whether a proposal has been approved. A broker “non-vote” is treated as not being entitled to vote on the relevant proposal and, therefore, is not counted for purposes of determining whether a proposal has been approved. The Avago Scheme Proposal and the Equity Issuance Proposal are considered “non-routine” matters, and if you are a “street name” holder, your broker will not have the authority to vote your shares for or against this proposal without your instruction.

Solicitation of Proxies

Avago has retained Georgeson Inc. to assist it in the solicitation of proxies for the Avago Court Meeting for a fee of approximately $12,500, plus reimbursement of reasonable out-of-pocket expenses. Avago will bear the entire cost of soliciting proxies from Avago shareholders, except that Avago and Broadcom will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. The directors, officers and employees of Avago may also solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. Subject to applicable law, Avago may also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their expenses for forwarding proxy materials to the beneficial owners of Avago Ordinary Shares and in obtaining voting instructions from such beneficial owners.

Voting by Avago Directors and Executive Officers

As of September 4, 2015, Avago directors and executive officers, as a group, owned and were entitled to vote 16,039,500 Avago Ordinary Shares, or approximately 5.82% of the issued Avago Ordinary Shares. Avago currently expects that these directors and executive officers will vote their Avago Ordinary Shares that are held at the Avago Record Date in favor of the Avago Scheme Proposal and the Equity Issuance Proposal, although none of them has entered into any agreement obligating them to do so.

Delivery of Proxy Materials to Households Where Two or More Shareholders Reside

As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless Avago shareholders have notified Avago of their desire to receive multiple copies of the joint proxy statement/prospectus. This is known as “householding.”

Avago will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies of this joint proxy statement/prospectus should be directed to: Avago Technologies Limited, c/o Avago Technologies U.S. Inc., Attention: Investor Relations, 1320 Ridder Park Drive, San Jose, California 95131, U.S.A.

Adjournments

The Avago Court Meeting may be adjourned from time to time if the resolution for adjournment is approved by the affirmative vote of a majority in number of Scheme Shareholders present and voting, either in person or by proxy, at the Avago Court Meeting representing not less than 75% in value of the issued Avago Ordinary Shares held by the Scheme Shareholders present and voting, either in person or by proxy, at the Avago Court Meeting.

Share Ownership of Certain Beneficial Owners of Avago Ordinary Shares

The following table sets forth the information about the beneficial ownership of Avago Ordinary Shares at September 4, 2015 for:

•	each named executive officer;

•	each Avago director;

•	each person known to Avago to be the beneficial owner of more than 5% of Avago Ordinary Shares; and

•	all of Avago’s executive officers and directors as a group.

Avago has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Avago believes, based on the information furnished to Avago, that the persons and entities named in the tables below have sole voting and investment power with respect to all Avago Ordinary Shares that they beneficially own, subject to applicable community property laws.

Avago Ordinary Shares subject to options that are currently exercisable or exercisable within 60 days of September 4, 2015 and RSUs that vest within 60 days of September 4, 2015 are deemed to be issued and to be beneficially owned by the person holding the equity award for the purpose of computing the percentage ownership of that person but are not treated as issued for the purpose of computing the percentage ownership of any other person.

In the table below, percentage ownership is based on 275,581,474 Avago Ordinary Shares issued as of September 4, 2015.

	Shares Beneficially Owned (1)
Name and Address of Beneficial Owner	Number of Shares	Percent
Capital World Investors (2)	30,463,213	11.1
333 South Hope Street
Los Angeles, California 90071

JPMorgan Chase & Co. (3)	21,431,210	7.8
270 Park Avenue
New York, New York 10017

Capital Research Global Investors (4)	20,626,252	7.5
333 South Hope Street
Los Angeles, California 90071

The Growth Fund of America, Inc. (5)	17,407,082	6.3
333 South Hope Street
Los Angeles, California 90071

The Vanguard Group, Inc. (6)	16,226,067	5.9
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

BlackRock, Inc. (7)	13,962,820	5.1
55 East 52nd Street
New York, New York 10022

Investment entities affiliated with Silver Lake (8)	13,760,067	5.0
Ugland House, P.O. Box 309
South Church Street
Georgetown
Grand Cayman, Cayman Islands

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Number of Shares	Percent
Hock E. Tan (9)	1,623,672	*
Anthony E. Maslowski (10)	72,900	*
Bryan T. Ingram (11)	12,000	*
Boon Chye Ooi	3,378	*
Patricia H. McCall (12)	193,456	*
James V. Diller (13)	140,103	*
Lewis C. Eggebrecht (14)	8,326	*
Bruno Guilmart (15)	14,961	*
Kenneth Y. Hao (16)	13,849,924	5.0
Justine F. Lien (17)	20,103	*
Donald Macleod (18)	55,187	*
Peter J. Marks (19)	10,432	*
All 13 executive officers, directors as a group (20)	16,039,500	5.8

*	Represents beneficial ownership of less than 1%.
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)	Number of shares based solely on information reported by Capital World Investors on the Schedule 13G/A filed with the SEC on February 13, 2015, reporting ownership as of December 31, 2014. According to such Schedule 13G/A, Capital World Investors has sole voting power and sole dispositive power over these shares. Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on September 4, 2015.
(3)	Number of shares based solely on information reported by JPMorgan Chase & Co. on the Schedule 13G/A filed with the SEC on January 13, 2015, reporting ownership as of December 31, 2014. According to such Schedule 13G/A, JPMorgan Chase & Co. has sole voting power over 19,586,873 of these shares, sole dispositive power over 21,134,853 of these shares, shared voting power over 212,166 of these shares and shared dispositive power over 296,357 of these shares. Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on September 4, 2015
(4)	Number of shares based solely on information reported by Capital Research Global Investors on the Schedule 13G/A filed with the SEC on February 13, 2015, reporting ownership as of December 31, 2014. According to such Schedule 13G/A, Capital Research Global Investors has sole voting power and sole dispositive power over these shares. Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on September 4, 2015.
(5)	Number of shares based solely on information reported by The Growth Fund of America, Inc. on the Schedule 13G/A filed with the SEC on February 13, 2015, reporting beneficial ownership as of December 31, 2014. According to such Schedule 13G/A, The Growth Fund of America, Inc., which is advised by Capital Research and Management Company, has sole voting power over these shares and disclaims dispositive power over such shares. These shares may also be reflected in the Schedule 13G/A filed with the SEC by Capital World Investors (see footnote (2) above) and/or the Schedule 13G/A filed with the SEC by Capital Research Global Investors (see footnote (4) above). Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on September 4, 2015.
(6)	Number of shares based solely on information reported by The Vanguard Group, Inc. on the Schedule 13G filed with the SEC on February 10, 2015, reporting beneficial ownership of shares as of December 31, 2014. According to such Schedule 13G, The Vanguard Group, Inc. has sole voting power over 438,104 of these shares, sole dispositive power over 15,813,224 of these shares and shared dispositive power over 412,843 of these shares. Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on September 4, 2015.
(7)	Number of shares based solely on information reported by BlackRock, Inc. on the Schedule 13G filed with the SEC on February 3, 2015, reporting beneficial ownerships of shares as of December 31, 2014. According to such Schedule 13G, BlackRock, Inc. has sole voting power over 11,931,135 of these shares and sole dispositive power over all of these shares. Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on September 4, 2015.
(8)

Number of shares shown in the table is based on information reported by SLP Argo I Ltd. (“Argo I”), SLP Argo II Ltd. (“Argo II”), Silver Lake Partners IV Cayman (AIV II), L.P. (the “Main Fund”), Silver Lake Technology Investors IV Cayman, L.P. (the “Side Fund”), Silver Lake Technology Associates IV Cayman, L.P. (the “Lower GP”) and Silver Lake (Offshore) AIV GP IV, Ltd. (the “Upper GP” and, together with Argo I, Argo II, the Main Fund, the Side Fund and the Lower GP, the “Silver Lake Entities”) on the Schedule 13D/A filed with the SEC on July 1, 2015 and includes (i) 13,497,979 shares issued upon the conversion of the $980,953,000 principal amount of the Convertible Notes held by Argo I and (ii) 262,088 shares issued upon the conversion of the $19,047,000 principal amount of the Convertible Notes held by Argo II. The conversion of the Convertible Notes was effective on June 30, 2015. The Main Fund is the sole shareholder of Argo I. The Side Fund is the sole shareholder of Argo II. The Lower GP is the general partner of each of the Main Fund and the Side Fund. The Upper GP is the general partner of the Lower GP. Michael Bingle, James Davidson, Sahil Desai, Mark Gillett, Kenneth Hao, Yolande Jun, Karen King, Gregory Mondre, Joseph Osnoss, Andrew Schader and Andrew Wagner are directors of the Upper GP. Each of them, and each of the Main Fund, the Side Fund, the Lower GP and the Upper GP, disclaims beneficial ownership of the shares issued upon conversion of the Convertible Notes, except to the extent of their respective pecuniary interest therein.
(9)	Shares shown in the table above include 1,527,082 shares that Mr. Tan has the right to acquire within 60 days after September 4, 2015 upon the exercise of share options.
(10)	Shares shown in the table above consists of (i) 55,000 shares that Mr. Maslowski has the right to acquire within 60 days after September 4, 2015 upon the exercise of share options, (ii) 7,500 shares that he has the right to acquire within 60 days after September 4, 2015 upon the vesting of RSUs and (iii) 10,400 shares held by Mr. Maslowski as Trustee for the Anthony E. Maslowski Trust dated May 20, 2011.
(11)	Shares shown in the table above consist of 12,000 shares that Mr. Ingram has the right to acquire within 60 days after September 4, 2015 upon the exercise of share options.
(12)	Shares shown in the table above include 183,000 shares that Ms. McCall has the right to acquire within 60 days after September 4, 2015 upon the exercise of share options.
(13)	Shares shown in the table above include (i) 23,826 shares held by Mr. Diller as Trustee for the June P. Diller Annuity Trust—2010B Dated May 10, 2010, (ii) 96,174 shares held by the James & June Diller Trust UA dated 7/20/77 and (iii) 15,077 shares that Mr. Diller has the right to acquire within 60 days after September 4, 2015 upon the exercise of share options.
(14)	Shares shown in the table above include (i) 1,500 shares held by the Lewis & Rebecca Eggebrecht Trust UA dated 6/21/97 and (ii) 5,120 shares that Mr. Eggebrecht has the right to acquire within 60 days after September 4, 2015 upon the exercise of share options.
(15)	Shares shown in the table above include 12,395 shares that Mr. Guilmart has the right to acquire within 60 days after September 4, 2015 upon the exercise of share options.
(16)	As disclosed in footnote (8) above, Mr. Hao is a director of Silver Lake (Offshore) AIV GP IV, Ltd. Amounts disclosed for Mr. Hao include shares beneficially owned by the Silver Lake Entities. Mr. Hao disclaims beneficial ownership of any shares beneficially owned by the Silver Lake Entities, except to the extent of his pecuniary interest therein. Shares shown in the table next to Mr. Hao’s name also include (i) 50,000 shares acquired by Mr. Hao upon the exercise of a share option and (ii) 29,893 shares that he has the right to acquire within 60 days after September 4, 2015 upon the exercise of share options.

Pursuant to Mr. Hao’s arrangement with Silver Lake (Offshore) AIV GP IV, Ltd. with respect to director compensation in the form of securities received by him in his capacity as a representative of Silver Lake (Offshore) AIV GP IV, Ltd., he is required to remit the proceeds from the sale of such securities to Silver Lake (Offshore) AIV GP IV, Ltd. Accordingly, Mr. Hao disclaims beneficial ownership of the shares described above, except for 3,285 shares, which are held by Hao Family Trust u/a/d 10/12/99, his family trust, and 29,893 shares that he has the right to acquire upon the exercise of vested share options.

(17)	Shares shown in the table above include 15,077 shares that Ms. Lien has the right to acquire within 60 days after September 4, 2015 upon the exercise of share options.
(18)	Shares shown in the table above include 5,223 shares that Mr. Macleod has the right to acquire within 60 days after September 4, 2015 upon the exercise of share options.
(19)	Shares shown in the table above include 7,824 shares that Mr. Marks has the right to acquire within 60 days after September 4, 2015 upon the exercise of share options.
(20)	Shares shown in the table above include (i) 1,897,691 shares that directors and executive officers have the right to acquire within 60 days after September 4, 2015 upon the exercise of share options and (ii) 7,500 shares that directors and executive officers have the right to acquire within 60 days after September 4, 2015 upon the vesting of RSUs.

LEGAL MATTERS

Allen and Gledhill LLP Advocates & Solicitors, Singapore, will pass upon the validity of the Holdco Ordinary Shares offered by this joint proxy statement/prospectus.

Maples and Calder, Cayman Islands, will pass upon the validity of the Restricted Exchangeable Units offered by this joint proxy statement/prospectus.

Certain U.S. federal income tax consequences relating to the Transactions will be passed upon for Broadcom by Skadden, Arps, Slate, Meagher & Flom LLP and for Avago by Latham  & Watkins LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of LSI Corporation incorporated in this joint proxy statement/prospectus by reference to LSI Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Avago Technologies Limited incorporated in this joint proxy statement/prospectus by reference to Avago Technologies Limited’s Annual Report on Form 10-K for the year ended November 2, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of Broadcom Corporation and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated herein by reference in the joint proxy statement/prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

Certain of the persons who may be directors and executive officers of Holdco and Holdco LP may be non-residents of the United States. All or a substantial portion of the assets of such non-resident persons and of Holdco and Holdco LP may be located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon such persons, Holdco or Holdco LP, or to enforce against such persons, Holdco or Holdco LP in the U.S. courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. Holdco and Holdco LP have been advised by counsel that there is doubt as to the enforceability in Singapore or the Cayman Islands, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the United States.

FUTURE SHAREHOLDER PROPOSALS

Holdco

Assuming consummation of the Transactions, Holdco shareholders will be entitled to present proposals for consideration at forthcoming Holdco shareholder meetings provided that they comply with the proxy rules promulgated by the SEC, Holdco’s charter documents and the SCA. The deadline for submission of all Holdco shareholder proposals to be considered for inclusion in Holdco’s proxy statement for its next annual meeting will be disclosed in a subsequent filing with the SEC.

Avago

Avago held its 2015 Annual General Meeting of Shareholders on April 8, 2015. It is not expected that Avago will hold an Annual General Meeting for 2016 unless the Transactions are not completed. If the Transactions are not completed, Avago will provide notice of the date fixed for the Annual General Meeting. The deadline for submitting shareholder proposals for such meeting to be included in Avago’s 2016 proxy statement is currently October 23, 2015. To be considered eligible for inclusion in Avago’s 2016 proxy statement, a proposal must conform to the requirements of Rule 14a-8 of the Exchange Act and should be sent to Avago at 1320 Ridder Park Drive, San Jose, California 95131, U.S.A., Attention: General Counsel. Shareholder proposals are also subject to the requirements of the SCA, as described in the following paragraph. Avago strongly encourages any Avago shareholder interested in submitting a proposal to contact Avago’s General Counsel in advance of the October 23, 2015 deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

In addition, under Section 183 of the SCA, registered Avago Shareholders representing at least 5% of the total voting rights or registered shareholders representing not fewer than 100 registered Avago shareholders having an average paid up sum of at least S$500 each may, at their expense, request that we include and give notice of their proposal for the 2016 Annual General Meeting. Subject to satisfaction of the requirements of Section 183 of the SCA, any such request must be signed by all the Avago shareholders making the request and be deposited at Avago’s registered office in Singapore, 1 Yishun Avenue 7, Singapore 768923, at least six weeks prior to the date of the Annual General Meeting for 2016 in the case of a request requiring notice of a resolution, or at least one week prior to the date of the Annual General Meeting for 2016 in the case of any other request.

Under Avago’s charter documents, no person other than a director retiring at a general meeting is eligible for appointment as a director at any general meeting of shareholders, without the recommendation of Avago’s board of directors for election, unless (i) in the case of a member or members who in aggregate hold(s) more than 50% of the total number of Avago’s issued and paid-up shares (excluding treasury shares), not less than ten days, or (ii) in the case of a member or members who in aggregate hold(s) more than five percent of the total number of Avago’s issued and paid-up shares (excluding treasury shares), not less than 120 days, before the date of the notice provided to members in connection with the general meeting, a written notice proposing a person for appointment and signed by such member or members (other than the person to be proposed for appointment) who (a) are qualified to attend and vote at the meeting for which such notice is given, and (b) have held shares representing the prescribed threshold in (i) or (ii) above, for a continuous period of at least one year prior to the date on which such notice is given, is lodged at Avago’s registered office in Singapore. Such a notice must also include the consent to serve as a director of the person nominated.

Broadcom

Broadcom held its 2015 Annual Meeting of Shareholders on May 12, 2015. It is not expected that Broadcom will hold an Annual Meeting of Shareholders for 2016 unless the Transactions are not completed. If the Transactions are not completed, Broadcom will provide notice of the date fixed for its 2016 Annual Meeting. The deadline for submitting shareholder proposals for such meeting to be included in Broadcom’s 2016 proxy statement is currently November 28, 2015. To be considered eligible for inclusion in Broadcom’s proxy statement, a proposal must conform to the requirements of Rule 14a-8 of the Exchange Act and should be sent to the Corporate Secretary at Broadcom Corporation, 5300 California Avenue, Irvine, California 92617.

The bylaws of Broadcom provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the board of directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice in writing to Broadcom’s secretary not less than sixty days and not more than ninety days prior to the first anniversary of the date on which the notice of the prior year’s annual meeting of shareholders was first mailed. To be timely for the 2016 Annual Meeting of Shareholders, a shareholder’s notice must be received by Broadcom’s Secretary between December 28, 2015 and January 27, 2016. The notice must comply with all of the requirements set forth in Broadcom’s bylaws.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Avago and Broadcom each file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information filed by Avago or Broadcom at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy, and information statements and other information regarding issuers that file electronically with the SEC, including Avago and Broadcom, at www.sec.gov. You may also access the SEC filings and obtain other information about Avago and Broadcom through the websites maintained by Avago and Broadcom, which are investors.avagotech.com and investor.broadcom.com, respectively. The information contained in those websites is not incorporated by reference in this joint proxy statement/prospectus.

The SEC allows Avago and Broadcom to “incorporate by reference” information in this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. The documents incorporated by reference into this joint proxy statement/prospectus contain important information about the companies and their financial condition.

The following documents, which were filed by Avago (SEC File No. 000-1441634) with the SEC, are incorporated by reference into this joint proxy statement/prospectus (only to the extent “filed” and not “furnished” in accordance with SEC rules):

•	Annual Report of Avago Technologies Limited on Form 10-K for the fiscal year ended November 2, 2014, filed with the SEC on December 29, 2014;

•	Quarterly Report of Avago Technologies Limited on Form 10-Q for the period ended August 2, 2015, filed with the SEC on September 10, 2015;

•	Quarterly Report of Avago Technologies Limited on Form 10-Q for the period ended May 3, 2015, filed with the SEC on June 10, 2015;

•	Quarterly Report of Avago Technologies Limited on Form 10-Q for the period ended February 1, 2015, filed with the SEC on March 11, 2015;

•	Current Report of Avago Technologies Limited on Form 8-K, filed with the SEC on September 3, 2015;

•	Current Report of Avago Technologies Limited on Form 8-K, filed with the SEC on August 26, 2015;

•	Current Report of Avago Technologies Limited on Form 8-K, filed with the SEC on August 11, 2015;

•	Current Report of Avago Technologies Limited on Form 8-K, filed with the SEC on July 31, 2015;

•	Current Report of Avago Technologies Limited on Form 8-K, filed with the SEC on July 1, 2015;

•	Current Report of Avago Technologies Limited on Form 8-K, filed with the SEC on June 4, 2015;

•	Current Report of Avago Technologies Limited on Form 8-K, filed with the SEC on June 1, 2015;

•	Current Report of Avago Technologies Limited on Form 8-K, filed with the SEC on May 29, 2015;

•	Current Report of Avago Technologies Limited on Form 8-K, filed with the SEC on May 28, 2015, as amended by the Current Report of Avago Technologies Limited on Form 8-K/A filed on May 29, 2015;

•	Current Report of Avago Technologies Limited on Form 8-K, filed with the SEC on May 8, 2015;

•	Current Report of Avago Technologies Limited on Form 8-K, filed with the SEC on May 5, 2015;

•	Current Report of Avago Technologies Limited on Form 8-K, filed with the SEC on April 9, 2015;

•	Current Report of Avago Technologies Limited on Form 8-K, filed with the SEC on March 5, 2015;

•	Current Reports of Avago Technologies Limited on Form 8-K, filed with the SEC on February 25, 2015 (two filings);

•	Current Report of Avago Technologies Limited on Form 8-K, filed with the SEC on December 10, 2014;

•	Current Report of Avago Technologies Limited on Form 8-K, filed with the SEC on December 3, 2014;

•	Current Report of Avago Technologies Limited on Form 8-K, filed with the SEC on November 18, 2014;

•	Amendment No. 1 to the Current Report of Avago Technologies Limited on Form 8-K, filed with the SEC on July 8, 2014 (containing the historical financial statements for LSI Corporation);

•	Definitive Proxy Statement of Avago Technologies Limited on Schedule 14A, filed with the SEC on February 20, 2015; and

•	The description of Avago Ordinary Shares contained in its registration statement on Form 8-A (Registration No. 001-34428), filed on August 3, 2009, and any amendment or report filed with the SEC for the purpose of updating such description.

The following documents, which were filed by Broadcom (SEC File No. 000-1054374) with the SEC, are incorporated by reference into this joint proxy statement/prospectus (only to the extent “filed” and not “furnished” in accordance with SEC rules):

•	Annual Report of Broadcom Corporation on Form 10-K for the period ended December 31, 2014, filed with the SEC on January 29, 2015;

•	Quarterly Report of Broadcom Corporation on Form 10-Q for the period ended June 30, 2015, filed with the SEC on July 30, 2015;

•	Quarterly Report of Broadcom Corporation on Form 10-Q for the period ended March 31, 2015, filed with the SEC on April 21, 2015;

•	Current Report of Broadcom Corporation on Form 8-K, filed with the SEC on August 11, 2015;

•	Current Report of Broadcom Corporation on Form 8-K, filed with the SEC on July 31, 2015;

•	Current Report of Broadcom Corporation on Form 8-K, filed with the SEC on May 29, 2015;

•	Current Reports of Broadcom Corporation on Form 8-K, filed with the SEC on May 28, 2015 (two filings);

•	Current Report of Broadcom Corporation on Form 8-K, filed with the SEC on May 14, 2015;

•	Definitive Proxy Statement of Broadcom Corporation on Schedule 14A, filed with the SEC on March 27, 2015;

•	The description of Broadcom Class A common stock contained in its registration statement on Form 8-A (Registration Statement No. 000-23993), filed on April 6, 1998 and any amendment or report filed with the SEC for the purpose of updating such description; and

•	The description of Broadcom Class B common stock contained in its registration statement on Form S-8 (Registration Statement No. 333-33170), filed on March 23, 2000 and any amendment or report filed with the SEC for the purpose updating such description.

In addition, all documents filed by Avago and Broadcom pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Avago Court Meeting and the Special Meeting of Broadcom shareholders are deemed to be incorporated by reference into, and to be a part of, this joint proxy statement/prospectus from the date of filing of those documents (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

ANNEX A

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

PAVONIA LIMITED,

AVAGO TECHNOLOGIES LIMITED,

SAFARI CAYMAN L.P.,

AVAGO TECHNOLOGIES CAYMAN HOLDINGS LTD.,

AVAGO TECHNOLOGIES CAYMAN FINANCE LIMITED,

BUFFALO CS MERGER SUB, INC.,

BUFFALO UT MERGER SUB, INC.

and

BROADCOM CORPORATION

May 28, 2015

A-i

A-ii

A-iii

Page
Section 9.14	Section 338 Election	A-93
Section 9.15	Obligations of the Avago Parties	A-93
Section 9.16	Headings	A-93
Section 9.17	Waivers	A-93
Section 9.18	WAIVER OF JURY TRIAL	A-93

EXHIBIT A	–	Support Agreement
EXHIBIT B	–	Form of Cash/Stock California Merger Agreement
EXHIBIT C-1	–	Form of Unit California Merger Agreement
EXHIBIT C-2	–	Form of Unit California Merger Agreement
EXHIBIT D	–	Form of Partnership Agreement
EXHIBIT E	–	Tax Representations Certificate
EXHIBIT F	–	Form of Joinder

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 28, 2015 (this “Agreement”), is made by and among Broadcom Corporation, a California corporation (“Broadcom”), Avago Technologies Limited, a limited company incorporated under the laws of the Republic of Singapore (“Avago”), Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore (“Holdco”), Safari Cayman L.P., an exempted limited partnership formed under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“New LP”), Avago Technologies Cayman Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of New LP (“Intermediate Holdco”), Avago Technologies Cayman Finance Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco (“Finance Holdco”), Buffalo CS Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Cash/Stock Merger Sub”), and Buffalo UT Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Unit Merger Sub”, together with Cash/Stock Merger Sub, the “Merger Subs”, and the Merger Subs, together with Avago, Holdco, New LP, Intermediate Holdco and Finance Holdco, the “Avago Parties”).

WHEREAS, (i) each of Avago, Holdco and Finance Holdco desire, following the satisfaction or waiver of the conditions set forth in Article VII, to effect the Avago Scheme upon the terms and subject to the conditions set forth in this Agreement whereby all of the issued ordinary shares in the capital of Avago (the “Avago Ordinary Shares”) will be transferred to Finance Holdco, as the entity designated by Holdco to receive such issued Avago Ordinary Shares (the “Designated Entity”), pursuant to a scheme of arrangement under Singapore law in accordance with Section 210 of the Companies Act (Chapter 50 of Singapore) (the “SCA”) and (ii) immediately following the Avago Scheme becoming effective, each of Broadcom, Holdco, New LP, Finance Holdco and the Merger Subs desire, following the satisfaction or waiver of the conditions set forth in Article VII, to effect the Cash/Stock Merger and the Unit Merger upon the terms and subject to the conditions set forth in this Agreement, whereby Cash/Stock Merger Sub shall be merged with and into Broadcom, with Broadcom as the surviving corporation in the Cash/Stock Merger, and, to the extent applicable, whereby Unit Merger Sub shall, immediately following the Cash/Stock Merger, be merged with and into Broadcom, with Broadcom as the surviving corporation in the Unit Merger, and following such Cash/Stock Merger and Unit Merger, Broadcom Surviving Corporation (as defined below) becoming a direct wholly-owned subsidiary of Lower Holdco;

WHEREAS, the board of directors or equivalent body of each of the Avago Parties have each (i) determined that this Agreement, the Cash/Stock California Merger Agreement and, if applicable, the Unit California Merger Agreement (collectively, the “California Merger Agreements”), the Transactions and the other transactions applicable to such Avago Party contemplated by this Agreement and the California Merger Agreements are advisable and fair to, and in the best interests of, their respective shareholders, and (ii) approved this Agreement, the California Merger Agreements, the Transactions and the other transactions applicable to such Avago Party contemplated by this Agreement and the California Merger Agreements;

WHEREAS, the board of directors or equivalent body of each of Avago, Holdco and Finance Holdco have each (i) determined that the Avago Scheme is advisable and fair to, and in the best interests of, their respective shareholders and (ii) approved the Avago Scheme upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Broadcom has (i) determined that this Agreement, the California Merger Agreements, the Transactions and the other transactions applicable to Broadcom contemplated by this Agreement and the California Merger Agreements are advisable and fair to, and in the best interests of, Broadcom’s shareholders, and (ii) approved this Agreement, the California Merger Agreements, the Transactions and the other transactions applicable to Broadcom contemplated by this Agreement and the California Merger Agreements;

WHEREAS, the board of directors of each of Broadcom and Avago has, subject to and in accordance with Section 6.3, Section 6.4, Section 6.8(d) and Section 6.8(e), unanimously resolved to recommend the approval of this Agreement, the California Merger Agreements and the transactions applicable to it contemplated hereby and thereby by their respective shareholders;

WHEREAS, Holdco, in its capacity as the general partner of New LP, has approved this Agreement and the California Merger Agreements, the Transactions, the issuance of the Units in connection with the Unit Merger, and the other transactions contemplated by this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Avago’s willingness to enter into this Agreement, certain shareholders of Broadcom are executing support agreements in favor of Avago in the form attached hereto as Exhibit A (the “Support Agreements”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement for Broadcom’s willingness to enter into this Agreement, the Nominee, in its capacity as the sole shareholder of Holdco, is executing a Nominee Shareholder Agreement (the “Nominee Agreement”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Avago Scheme and the Cash/Stock Merger taken together shall qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and, in the case of the Avago Scheme, a “reorganization” within the meaning of Section 368(a) of the Code;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Unit Merger shall qualify as an exchange within the meaning of Section 721 of the Code; and

WHEREAS, each of the Avago Parties and Broadcom desire to make certain representations, warranties and agreements in connection with, and also to prescribe certain conditions to, the Transactions and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“2015 CapEx Budget” has the meaning set forth in Section 6.1(b)(xiv).

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act; provided, that (a) each Avago Party (other than Avago) shall be deemed to be an “Affiliate” of Avago for purposes of this Agreement and (b) prior to the Closing, the Avago Parties shall not be “Affiliates” of Broadcom for purposes of this Agreement.

“Aggregate Cash Consideration” means the product of (x) one half of the Maximum Cash Amount and (y) the number of issued and outstanding Broadcom Common Shares as of immediately prior to the Cash/Stock Effective Time.

“Agreement” has the meaning set forth in the Preamble.

“Amended Holdco Charter” has the meaning set forth in the Section 2.7(f).

“Antitrust Laws” has the meaning set forth in Section 6.9(a).

“ASIC Business” means, with respect to any Person, such Person’s and its Subsidiaries’ past and current business of designing, developing, selling and otherwise exploiting customized integrated circuits and related Technology, including features, functionality and enhancements designed for specific customers of such Person or any of its Subsidiaries or based on such customers’ specifications.

“Avago” has the meaning set forth in the Preamble.

“Avago Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.4(b).

“Avago Acquisition Proposal” means any offer or proposal made by any Person or Persons other than Broadcom or any controlled Affiliate thereof to acquire, other than in the transactions contemplated or required by this Agreement (including any such transaction required pursuant to Section 6.9(a) of this Agreement), (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of fifteen percent (15%) or more of the issued Avago Ordinary Shares pursuant to a merger, amalgamation, consolidation or other similar form of business combination, sale of capital stock, tender offer or exchange offer or similar transaction involving Avago or (ii) assets of Avago and its Subsidiaries that constitute or account for fifteen percent (15%) or more of the consolidated net assets, net revenue or net income of Avago and its Subsidiaries.

“Avago Balance Sheet” has the meaning set forth in Section 5.16.

“Avago Board Recommendation” has the meaning set forth in Section 5.19.

“Avago Book Entry Shares” has the meaning set forth in Section 2.10(b).

“Avago Certificate” has the meaning set forth in Section 2.1.

“Avago Change of Recommendation” has the meaning set forth in Section 6.4(d)(i).

“Avago Charter” means the memorandum and articles of association of Avago which is in effect on the date of this Agreement as filed with the Office of the Accounting and Corporate Regulatory Authority of Singapore on August 11, 2009, as may be amended after the date hereof within the limitations set forth in Section 6.1(d)(i).

“Avago Converted Holdco Option” has the meaning set forth in Section 3.8(a).

“Avago Convertible Notes” means Avago’s 2.0% Convertible Senior Notes Due 2021.

“Avago Disclosure Documents” means the Proxy Statement/Prospectus and each other document required to be filed by Avago with the SEC or required to be distributed or otherwise disseminated to Avago’s shareholders in connection with the transactions contemplated by this Agreement.

“Avago Disclosure Schedule” means the disclosure schedule delivered by Avago to Broadcom immediately prior to the execution of this Agreement.

“Avago Effective Time” has the meaning set forth in Section 2.4(a).

“Avago Equity Plans” means the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago and Subsidiaries, the Amended and Restated Equity Incentive Plan for Executive Employees of Avago and Subsidiaries, Avago’s 2009 Equity Incentive Award Plan, the Sandforce, Inc. 2007 Stock Plan, the LSI Corporation 2003 Equity Incentive Plan, and the Emulex Corporation 2005 Equity Incentive Plan.

“Avago Excluded Contract” means any: (i) Contract with standards setting bodies or organizations, consortia or similar entities entered into in the ordinary course of business; (ii) Software License Agreements; (iii) Contract entered into in the ordinary course of Avago’s ASIC Business; (iv) Contract for the purchase, sale, marketing, testing or non-exclusive license of Avago Products (including prior versions of Avago products) or Technology used with the Avago Products entered into in the ordinary course of business; (v) Contract for the development of Avago Products (including prior versions of Avago products), or Technology entered into in the ordinary course of business, provided that any such Contract does not assign ownership of any Intellectual Property of Avago or its Subsidiaries other than for specific customer designs developed in the ordinary course of business as part of Avago’s ASIC Business; (vi) evaluation license agreements; (vii) rebate agreements; and (viii) non-disclosure agreements entered into in the ordinary course of business.

“Avago Financial Statements” has the meaning set forth in Section 5.4(b).

“Avago Fundamental Representations” has the meaning set forth in Section 7.3(a)(i).

“Avago Fundamental Tax Representations” has the meaning set forth in Section 7.3(a)(ii).

“Avago Intervening Event” means any Circumstance that has not arisen as a result of a breach of this Agreement by Avago, that is material to Avago and its Subsidiaries, taken as a whole, and that was not known or reasonably foreseeable to the board of directors of Avago on or prior to the date of this Agreement (or, if known, the consequences of which were not reasonably foreseeable to the board of directors of Avago on or prior to the date of this Agreement), which Circumstance (or the consequences thereof) becomes known to the board of directors of Avago before receipt of the Avago Shareholder Approval; provided, that in no event shall any Circumstance arising from or relating to any of the following give rise to an Avago Intervening Event: (i) any Avago Acquisition Proposal; (ii) the public announcement of discussions among the parties hereto regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of Broadcom, or the public announcement, pendency or consummation of the transactions contemplated hereby; (iii) any change in the trading price or trading volume of Avago Ordinary Shares on Nasdaq or any change in Avago’s credit rating (although for purposes of clarity, any underlying Circumstances, with respect to this clause (iii) relating to or causing such change may be considered, along with the effects or consequences thereof); (iv) the fact that Avago has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of Avago or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (although for purposes of clarity, any underlying Circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (v) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date of this Agreement; or (vi) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

“Avago License-In Agreements” has the meaning set forth in Section 5.7(b).

“Avago Material Adverse Effect” means any Circumstance that, individually or when taken together with all other Circumstances, has had or would reasonably be expected to have a material adverse change in, or material adverse effect on, (i) the ability of any Avago Party to consummate the transactions contemplated hereby, including any such change or effect that prevents, materially delays or materially impedes any Avago Party’s ability to consummate the Transactions and the transactions contemplated hereunder; or (ii) the business, assets, liabilities, financial condition or results of operations of Avago and its Subsidiaries, taken as a whole; provided, however, that for the purposes of this clause (ii) any Circumstance resulting from or arising in connection with (x) the industries, geographies and markets in which Avago and its Subsidiaries operate; or (y) general economic, political or financial or securities market conditions, shall be excluded from the determination of Avago Material Adverse Effect, except, in the case of clauses (x) and (y), to the extent that such Circumstance (individually or in the aggregate) disproportionately affects Avago and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Avago operates; and provided, further, that for the purposes of this clause (ii) any Circumstance resulting from or arising in connection with (A) the execution of this Agreement, the announcement of this Agreement or the pendency of the Transactions and the transactions contemplated hereunder, including the loss or departure of officers or other employees of Avago or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other negative development (or potential negative development) in Avago’s relationships with any of its customers, suppliers, distributors or other business partners, (B) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events; except, in the case of this clause (B), to the extent that such events (individually or in the aggregate) disproportionately affect Avago and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Avago operates, (C) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC or changes in applicable Law; except, in the case of this clause (C), to the extent that such changes (individually or in the aggregate) disproportionately affect Avago and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Avago operates, (D) any action or inaction contemplated by this Agreement or taken or not taken at the request of Broadcom, (E) any Proceeding brought or threatened by shareholders of Broadcom or shareholders of Avago (whether on behalf of Broadcom, Avago or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with Broadcom Disclosure Documents or Avago Disclosure Documents or otherwise arising out of or relating to this Agreement or any of the Transactions and the transactions contemplated hereunder, (F) any action or inaction required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with any Broadcom Disclosure Document or Avago Disclosure Document, (G) any decrease in the market price or trading volume of the Avago Ordinary Shares (it being understood that the underlying causes of such decrease may be considered in determining whether an Avago Material Adverse Effect has occurred unless otherwise expressly excluded under this proviso), (H) any failure by Avago to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of Avago or of any securities analysts (it being understood that the underlying causes of such failure may be considered in determining whether an Avago Material Adverse Effect has occurred unless otherwise expressly excluded under this proviso), or (I) the failure of Broadcom to consent to any of the actions proscribed in Section 6.1(d) where such failure to consent would be unreasonable, shall also be excluded from the determination of Avago Material Adverse Effect.

“Avago Measurement Price” means the volume weighted average trading price of Avago Ordinary Shares on Nasdaq, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five (5) consecutive trading days ending on the third complete trading day prior to (and excluding) the Closing Date as reported by Bloomberg, L.P.

“Avago No-Vote Fee” means Three Hundred and Thirty Two Million Six Hundred and Seven Thousand Six Hundred Dollars ($332,607,600).

“Avago Notice Period” has the meaning set forth in Section 6.4(e)(ii).

“Avago Ordinary Shares” has the meaning set forth in the Preamble.

“Avago Parties” has the meaning set forth in the Preamble.

“Avago Products” means the final versions of products and services (excluding beta or evaluation versions or samples or reference designs) licensed, sold, or otherwise commercially released by or for Avago or any of its Subsidiaries as of the date of this Agreement.

“Avago RSU Award” means a restricted share unit award denominated in Avago Ordinary Shares granted pursuant to one of the Avago Equity Plans.

“Avago Qualifying Transaction” means any acquisition of (i) fifty percent (50%) or more of the issued Avago Ordinary Shares pursuant to a merger, amalgamation, consolidation or other similar form of business combination, sale of shares, tender offer or exchange offer or similar transaction involving Avago or (ii) all or substantially all of the assets of Avago and its Subsidiaries, taken as a whole.

“Avago Scheme” has the meaning set forth in Section 2.1.

“Avago Scheme Consideration” has the meaning set forth in Section 2.1.

“Avago SEC Reports” means all reports and other documents required to be filed with the SEC by Avago since October 28, 2012.

“Avago Shareholder Approval” has the meaning set forth in Section 5.18.

“Avago Shareholder Meeting” has the meaning set forth in Section 6.8(e).

“Avago Share Option” means an option to purchase Avago Ordinary Shares granted pursuant to one of the Avago Equity Plans.

“Avago Significant Customer” means the top ten (10) customers of Avago and its Subsidiaries as measured by the aggregate amount of revenues attributable to each such customer on a demand basis, from the period commencing on November 3, 2013 and ended November 2, 2014, set forth in Section 1.1 of the Avago Disclosure Schedule.

“Avago Significant Supplier” means the top ten (10) vendors and suppliers of Avago and its Subsidiaries related to Avago Products as measured by the aggregate amount of payments made billed by Avago and its Subsidiaries to such Persons during the period commencing on November 3, 2013 and ended November 2, 2014, set forth in Section 1.1 of the Avago Disclosure Schedule.

“Avago Superior Proposal” means any bona fide written Avago Acquisition Proposal (substituting the term “fifty percent (50%)” for the term “fifteen percent (15%)” in each instance where such term appears therein) that did not result from or arise in connection with a breach of this Agreement by Avago or its Representatives and that Avago’s board of directors determines, after consultation with its outside legal counsel and financial advisors, and after taking into account all of the material terms and conditions of such Avago Acquisition Proposal (including any termination or break-up fees and conditions to consummation), and after taking into account all material financial, legal, regulatory and other aspects of such Avago Acquisition Proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation), is reasonably capable of being consummated and if consummated would be more favorable to Avago and its shareholders (in their capacity as such) from a financial point of view than the Transactions and the transactions contemplated hereunder.

“Avago Termination Fee” means $1,000,000,000.

“Available Financing” has the meaning set forth in Section 6.16(a).

“Benefit Agreements” means all material employment and severance agreements with employees of Broadcom or any of its Subsidiaries.

“Benefit Plans” means all material “employee benefit plans,” as defined in Section 3(3) of ERISA, and each other material plan or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability, supplemental unemployment benefits, severance benefits, change of control payments, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits), in each case, other than benefits required by Law to be provided and in each case that is maintained by Broadcom or any of its Subsidiaries, or to which Broadcom or any or its Subsidiaries contributes or is obligated to contribute, and which covers any current or former employee, officer or director of Broadcom or any of its Subsidiaries and/or their dependents or to which Broadcom or any of its Subsidiaries has any liability, whether contingent or absolute but which does not include the Foreign Benefit Plans.

“Book Entry Shares” has the meaning set forth in Section 3.1(c).

“Broadcom” has the meaning set forth in the Preamble.

“Broadcom 401(k) Plan” has the meaning set forth in Section 6.12.

“Broadcom Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Broadcom Acquisition Proposal” means any offer or proposal made by any Person or Persons other than the Avago Parties or any controlled Affiliate thereof to acquire, other than in the transactions contemplated or required by this Agreement (including any such transaction required pursuant to Section 6.9(a)), (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of fifteen percent (15%) or more of the issued and outstanding Broadcom Common Shares pursuant to a merger, amalgamation, consolidation or other similar form of business combination, sale of capital stock, tender offer or exchange offer or similar transaction involving Broadcom or (ii) assets of Broadcom and its Subsidiaries that constitute or account for fifteen percent (15%) or more of the consolidated net assets, net revenue or net income of Broadcom and its Subsidiaries.

“Broadcom Balance Sheet” has the meaning set forth in Section 4.6.

“Broadcom Balance Sheet Date” means December 31, 2014.

“Broadcom Board Recommendation” has the meaning set forth in Section 4.22.

“Broadcom Capitalization Representations” has the meaning set forth in Section 7.2(a)(ii).

“Broadcom Certificate” has the meaning set forth in Section 3.1(c).

“Broadcom Change of Recommendation” has the meaning set forth in Section 6.3(d)(i).

“Broadcom Common Shares” means Class A Common Shares and Class B Common Shares.

“Broadcom Converted Holdco Option” has the meaning set forth in Section 3.7(a).

“Broadcom Credit Agreement” means the Credit Agreement, dated as of November 19, 2010, by and among Broadcom, the lenders thereto, and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer (as amended, restated, supplemented or otherwise modified from time to time).

“Broadcom Disclosure Documents” means the Proxy Statement/Prospectus and each other document required to be filed by Broadcom with the SEC or required to be distributed or otherwise disseminated to Broadcom’s shareholders in connection with the transactions contemplated by this Agreement.

“Broadcom Disclosure Schedule” means the disclosure schedule delivered by Broadcom to Avago immediately prior to the execution of this Agreement.

“Broadcom Effective Times” has the meaning set forth in Section 2.4(a).

“Broadcom Equity Plans” means Broadcom’s 1998 Stock Incentive Plan, Broadcom’s 2012 Stock Incentive Plan and equity plans assumed by Broadcom in connection with previous transactions, including the NetLogic Microsystems, Inc. 2000 Stock Plan, the NetLogic Microsystems, Inc. Amended and Restated 2004 Equity Incentive Plan; the Optichron, Inc. 2011 Restricted Stock Unit Plan, the NetLogic Microsystems, Inc. 2008 New Employee Inducement Incentive Plan, Shares Issuable Pursuant to Certain Employee Inducement Grants Made Prior to the Effectiveness of the NetLogic Microsystems, Inc. 2008 New Employee Inducement Incentive Plan, Aeluros, Inc. 2001 Stock Option Option/Stock Issuance Plan, Shares Issuable Pursuant to the Agreement and Plan of Merger Reorganization, dated May 31, 2009, by and among NetLogic Microsystems, Inc., RMI Corporation, Roadster Merger Corporation and WP VIII Representative LLC, the Beceem Communications Inc. Amended and Restated 2003 Equity Incentive Plan, the Beceem Communications Inc. Amended and Restated 2004 Equity Incentive Plan for Indian Residents, the Beceem Communications Inc. Amended and Restated 2005 Equity Incentive Plan for Indian Residents, the Beceem Communications Inc. Amended and Restated 2006 Equity Incentive Plan for Indian Residents, the Beceem Communications Inc. 2009 Equity Incentive Plan for Indian Residents; the Gigle Semiconductor Inc. 2006 Stock Incentive Plan and the Sandburst Corporation 2000 Stock Option and Stock Incentive Plan.

“Broadcom Excluded Contract” means any: (i) Contract with standards setting bodies or organizations, consortia or similar entities entered into in the ordinary course of business; (ii) Software License Agreements; (iii) Contract entered into in the ordinary course of Broadcom’s ASIC Business; (iv) Contract for the purchase, sale, marketing, testing or non-exclusive license of Broadcom Products (including prior versions of Broadcom products) or Technology used with the Broadcom Products entered into in the ordinary course of business; (v) Contract for the development of Broadcom Products (including prior versions of Broadcom products), or Technology entered into in the ordinary course of business, provided that any such Contract does not assign ownership of any Intellectual Property of Broadcom or its Subsidiaries other than for specific customer designs developed in the ordinary course of business as part of Broadcom’s ASIC Business; (vi) evaluation license agreements; (vii) rebate agreements; and (viii) non-disclosure agreements entered into in the ordinary course of business.

“Broadcom Financial Statements” has the meaning set forth in Section 4.5(b).

“Broadcom Fundamental Representations” has the meaning set forth in Section 7.2(a)(i).

“Broadcom Interim Surviving Corporation” has the meaning set forth in Section 2.3.

“Broadcom Intervening Event” means any Circumstance that has not arisen as a result of a breach of this Agreement by Broadcom, that is material to Broadcom and its Subsidiaries, taken as a whole, and that was not known or reasonably foreseeable to the board of directors of Broadcom on or prior to the date of this Agreement (or, if known, the consequences of which were not reasonably foreseeable to the board of directors of Broadcom on or prior to the date of this Agreement), which Circumstance (or the consequences thereof) becomes known to the board of directors of Broadcom before receipt of the Broadcom Shareholder Approval; provided, that in no event shall any Circumstance arising from or relating to any of the following give rise to a Broadcom Intervening Event: (i) any Broadcom Acquisition Proposal; (ii) the public announcement of discussions among the parties hereto regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of the Avago Parties, or the public announcement, pendency or consummation of the transactions contemplated hereby; (iii) any change in the trading price or trading volume of Broadcom Common Shares on Nasdaq or any change in Broadcom’s credit rating (although for purposes of clarity, any underlying Circumstances, with respect to this clause (iii) relating to or causing such change may be considered, along with the effects or consequences thereof); (iv) the fact that Broadcom has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of Broadcom or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (although for purposes of clarity, any underlying Circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (v) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date of this Agreement; or (vi) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

“Broadcom License-In Agreements” has the meaning set forth in Section 4.12(b).

“Broadcom Material Adverse Effect” means any Circumstance that, individually or when taken together with all other Circumstances, has had or would reasonably be expected to have a material adverse change in, or material adverse effect on, (i) the ability of Broadcom and its Subsidiaries to consummate the transactions contemplated hereby, including any such change or effect that prevents, materially delays or materially impedes Broadcom’s or its Subsidiaries’ ability to consummate the Transactions and the transactions contemplated hereunder; or (ii) the business, assets, liabilities, financial condition or results of operations of Broadcom and its Subsidiaries, taken as a whole; provided, however, that for the purposes of this clause (ii) any Circumstance resulting from or arising in connection with (x) the industries, geographies and markets in which Broadcom and its Subsidiaries operate; or (y) general economic, political or financial or securities market conditions, shall be excluded from the determination of a Broadcom Material Adverse Effect, except, in the case of clauses (x) and (y), to the extent that such Circumstance (individually or in the aggregate) disproportionately affects Broadcom and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Broadcom operates; and provided, further, that for the purposes of this clause (ii) any Circumstance resulting from or arising in connection with (A) the execution of this Agreement, the announcement of this Agreement or the pendency of the Transactions and the transactions contemplated hereunder, including the loss or departure of officers or other employees of Broadcom or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other negative development (or potential negative development) in Broadcom’s relationships with any of its customers, suppliers, distributors or other business partners, (B) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events; except, in the case of this clause (B), to the extent that such events (individually or in the aggregate) disproportionately affect Broadcom and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Broadcom operates, (C) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC or changes in applicable Law; except, in the case of this clause (C), to the extent that such changes (individually or in the aggregate) disproportionately affect Broadcom and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Broadcom operates, (D) any action or inaction contemplated by this Agreement or taken or not taken at the request of an Avago Party, (E) any Proceeding brought or threatened by shareholders of Broadcom or shareholders of Avago (whether on behalf of Broadcom, Avago or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with Broadcom Disclosure Documents or Avago Disclosure Documents or otherwise arising out of or relating to this Agreement or any of the Transactions and the transactions contemplated hereunder, (F) any action or inaction required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with any Broadcom Disclosure Document or Avago Disclosure Document, (G) any decrease in the market price or trading volume of the Broadcom Common Shares (it being understood that the underlying causes of such decrease may be considered in determining whether a Broadcom Material Adverse Effect has occurred unless otherwise expressly excluded under this proviso), (H) any failure by Broadcom to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of Broadcom or of any securities analysts (it being understood that the underlying causes of such failure may be considered in determining whether a Broadcom Material Adverse Effect has occurred unless otherwise expressly excluded under this proviso), or (I) the failure of Avago to consent to any of the actions proscribed in Section 6.1(b) where such failure to consent would be unreasonable, shall also be excluded from the determination of Broadcom Material Adverse Effect.

“Broadcom Merger Consideration” means the consideration per Broadcom Common Share pursuant to Section 3.1(b).

“Broadcom No-Vote Fee” means Three Hundred and Thirty Two Million Six Hundred and Seven Thousand Six Hundred Dollars ($332,607,600).

“Broadcom Notes” means, collectively, Broadcom’s (i) 2.375% Senior Notes due 2015 issued pursuant to the First Supplemental Indenture, dated as of November 1, 2010, between Broadcom and Wilmington Trust FSB, (ii) 2.700% Senior Notes due 2018 issued pursuant to the Second Supplemental Indenture, dated as of November 9, 2011, between Broadcom and Wilmington Trust, National Association, (iii) 2.500% Senior Notes due 2022 issued pursuant to the Third Supplemental Indenture, dated as of August 16, 2012, between Broadcom and Wilmington Trust, National Association, (iv) 3.500% Senior Notes due 2024 issued pursuant to the Fourth Supplemental Indenture, dated as of July 29, 2014, between Broadcom and Wilmington Trust, National Association, and (v) 4.500% Senior Notes due 2034 issued pursuant to the Fourth Supplemental Indenture, dated as of July 29, 2014, between Broadcom and Wilmington Trust, National Association.

“Broadcom Notice Period” has the meaning set forth in Section 6.3(e)(ii).

“Broadcom Performance-Based Unit” means a performance-based right to receive a restricted stock unit issued pursuant to any of the Broadcom Equity Plans that remains unvested and subject to performance-based criteria as of the Cash/Stock Effective Time.

“Broadcom Preferred Shares” has the meaning set forth in Section 4.2(a).

“Broadcom Products” means the final versions of products and services (excluding beta or evaluation versions or samples or reference designs) licensed, sold, or otherwise commercially released by or for Broadcom or any of its Subsidiaries as of the date of this Agreement.

“Broadcom Qualifying Transaction” means any acquisition of (i) fifty percent (50%) or more of the outstanding Broadcom Common Shares pursuant to a merger, amalgamation, consolidation or other similar form of business combination, sale of shares, tender offer or exchange offer or similar transaction involving Broadcom or (ii) all or substantially all of the assets of Broadcom and its Subsidiaries, taken as a whole.

“Broadcom Related Party” has the meaning set forth in Section 8.2(g).

“Broadcom Restricted Stock Unit” means a restricted stock unit issued pursuant to any of the Broadcom Equity Plans that remains outstanding as of the Cash/Stock Effective Time (other than Broadcom Performance-Based Units).

“Broadcom SEC Reports” means reports and other documents required to be filed with the SEC by Broadcom since December 31, 2012.

“Broadcom Shareholder Approval” has the meaning set forth in Section 4.21.

“Broadcom Shareholder Meeting” has the meaning set forth in Section 6.8(d).

“Broadcom Significant Customer” means the top ten (10) customers of Broadcom and its Subsidiaries as measured by the aggregate amount of revenues billed by Broadcom and its Subsidiaries to each such customer, from the period commencing on January 1, 2014 and ended December 31, 2014, set forth in Section 1.1 of the Broadcom Disclosure Schedule.

“Broadcom Significant Supplier” means the top ten (10) vendors and suppliers of Broadcom and its Subsidiaries related to Broadcom Products as measured by the aggregate amount of payments made billed by Broadcom and its Subsidiaries to such Persons during the period commencing on January 1, 2014 and ended December 31, 2014, set forth in Section 1.1 of the Broadcom Disclosure Schedule.

“Broadcom Special Committee” has the meaning set forth in Section 4.23(b).

“Broadcom Stock Option” means an option to purchase Broadcom Common Shares granted pursuant to one of the Broadcom Equity Plans.

“Broadcom Superior Proposal” means any bona fide written Broadcom Acquisition Proposal (substituting the term “fifty percent (50%)” for the term “fifteen percent (15%)” in each instance where such term appears therein) that Broadcom’s board of directors determines, after consultation with its outside legal counsel and financial advisors, and after taking into account all of the material terms and conditions of such Broadcom Acquisition Proposal (including any termination or break-up fees and conditions to consummation), and after taking into account all material financial, legal, regulatory and other aspects of such Broadcom Acquisition Proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation), is reasonably capable of being consummated and if consummated would be more favorable to Broadcom and its shareholders (in their capacity as such) from a financial point of view than the Transactions and the transactions contemplated hereunder.

“Broadcom Surviving Corporation” has the meaning set forth in Section 2.3.

“Broadcom Termination Fee” shall mean $1,000,000,000.

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in the State of California, the State of New York, the United Kingdom or the Republic of Singapore are authorized or required by Law to be closed.

“California Merger Agreements” has the meaning set forth in the Recitals.

“Cash Electing Share” means Broadcom Common Shares outstanding immediately prior to the Cash/Stock Effective Time as to which a valid Election has been made to receive cash in the Cash/Stock Merger.

“Cash Electing Shares Number” means the sum of (x) the number of Cash Electing Shares plus (y) the number of Non-Electing Shares plus (z) the number of Dissenting Shares.

“Cash Proration Fraction” means the quotient derived by dividing (A) Half of Outstanding Shares by (B) the Cash Electing Shares Number; provided, however, that if the Cash Electing Shares Number is less than or equal to Half of Outstanding Shares, the Cash Proration Fraction shall be one (1).

“Cash/Stock California Merger Agreement” means an Agreement of Merger in connection with the Cash/Stock Merger substantially in the form attached hereto as Exhibit B.

“Cash/Stock Effective Time” has the meaning set forth in Section 2.4(a).

“Cash/Stock Merger” has the meaning set forth in Section 2.2.

“Cash/Stock Merger Sub” has the meaning set forth in the Preamble.

“CEDE” has the meaning set forth in Section 6.8(c).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means (i) a written notice issued by CFIUS that it has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, and has concluded all action under the DPA or (ii) if CFIUS has sent a report to the President of the United States requesting the President’s decision pursuant to the DPA with respect to the transactions contemplated by this Agreement, then (x) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS.

“CGCL” means the General Corporation Law of the State of California.

“Charter Documents” means, with respect to any Person, all organizational documents, articles of incorporation, by-laws and all memorandum of association, articles of association, member agreements or similar contracts relating to the ownership or governance of such Person.

“Circumstance” means any effect, event, change, occurrence, condition or development.

“Class A Common Shares” means shares of Broadcom Class A Common Stock, par value $0.0001 per share.

“Class B Common Shares” means shares of Broadcom Class B Common Stock, par value $0.0001 per share.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Code” has the meaning set forth in the Recitals.

“Common Stock Holders” has the meaning set forth in Section 4.23(a).

“Confidentiality Agreement” means that certain letter agreement dated April 28, 2015, by and between Broadcom and Avago.

“Consideration Fund” has the meaning set forth in Section 3.5(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, contract or agreement.

“Controlled Group Date” has the meaning set forth in Section 6.12.

“Converted RSUs” has the meaning set forth in Section 3.7(d).

“D&O Indemnitee” has the meaning set forth in Section 6.7(a).

“D&O Insurance” has the meaning set forth in Section 6.7(b).

“Debt Commitment Letter” has the meaning set forth in Section 5.14.

“Debt Financing” has the meaning set forth in Section 5.14.

“Debt Financing Agreements” has the meaning set forth in Section 6.15(b).

“Designated Entity” has the meaning set forth in the Recitals.

“Dissenting Shareholder” means a holder of Dissenting Shares.

“Dissenting Shares” means Broadcom Common Shares that have not been voted for approval of this Agreement and with respect to which a demand for purchase of such Broadcom Common Shares for fair market value has been properly made in accordance with Chapter 13 of the CGCL.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, including the implementing regulations thereof, codified at 31 C.F.R. Part 800.

“Effective Times” has the meaning set forth in Section 2.4(a).

“Election Deadline” has the meaning set forth in Section 3.4(b).

“Election Mailing Date” has the meaning set forth in Section 3.4(a).

“Election Record Date” has the meaning set forth in Section 3.4(a).

“Elections” has the meaning set forth in Section 3.4(a).

“Employees” has the meaning set forth in Section 6.5(a).

“Environmental Claim” means any claim, action, cause of action, suit, Proceeding, investigation, order, demand or notice by any Person or entity alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) any violation or alleged violation of Environmental Law or (b) the presence, or Release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, now or in the past.

“Environmental Laws” means all Laws relating to pollution, Materials of Environmental Concern, or to the protection of the environment or human health.

“Equity Award Consideration” means an amount equal to the sum of (i) the Normalized Cash Consideration and (ii) the Normalized Stock Consideration Value.

“Equity Electing Shares” means the number of Stock Electing Shares plus the number of Unit Electing Shares.

“Equity Interests” means capital stock or issued shares of any class or any other ownership interest of a Person or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any capital stock or issued shares or any other ownership interest of a Person, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire capital stock or issued shares or any other ownership interest of a Person or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any capital stock or issued shares or any other ownership interest of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Broadcom or any of its Subsidiaries would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“ESPP” means Broadcom’s 1998 Employee Stock Purchase Plan, including the 2007 International Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.4(a).

“Exercise Date” has the meaning set forth in Section 6.11.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Finance Holdco” has the meaning set forth in the Preamble.

“Financing Information” means (i) (A) audited consolidated balance sheets and related statements of income and cash flows of Broadcom for the three (3) most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date, (B) unaudited consolidated balance sheets and related statements of income and cash flows of Broadcom for each subsequent fiscal quarter ended at least forty five (45) days prior to the Closing Date (but, excluding the fourth quarter of any fiscal year), and (C) for the periods required by Rule 3-05(b)(2) of Regulation S-X, any additional audited and unaudited financial statements for significant completed or probable acquisitions required by Rule 3-05(b) of Regulation S-X; (ii) all other financial statements, financial data, audit reports and other information regarding Broadcom and its Subsidiaries reasonably requested by the Financing Sources of a type and form and for periods, in each case, customarily included in offering documents and syndication materials used to syndicate credit facilities of the type to be included in the Debt Financing and in offering documents used in private placements of securities under Rule 144A of the Securities Act (it being understood that none of such information need include financial statements required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-2744A) to consummate the Debt Financing by Avago; (iii) the financial information of Broadcom and its Subsidiaries necessary to prepare the pro forma financial information for historical periods; (iv) information (including, subject to the receipt of customary non-reliance letters, reasonable efforts to make available reports prepared by third parties) reasonably requested by the Financing Sources in connection with the Marketing Material; and (v) such other information relating to Broadcom and its Subsidiaries as is reasonably requested in connection with the Debt Financing to the extent such information is regularly prepared in the ordinary course of Broadcom’s business or otherwise readily available without causing any material delay.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other debt financings in connection with the transactions contemplated hereby and their respective Affiliates, including the parties to the Debt Commitment Letter and any joinder agreements, indentures or credit agreements relating thereto.

“Foreign Antitrust Approvals” has the meaning set forth in Section 6.9(a).

“Foreign Benefit Plans” means benefit plans that are comparable to Benefit Plans that are maintained for the benefit of any current or former employee, officer or director of Broadcom or any of its Subsidiaries who is located primarily in a country other than the United States and/or their dependents or that are subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which Broadcom or its Subsidiaries is required to contribute, in either case, under applicable Law.

“Form of Election” has the meaning set forth in Section 3.4(a).

“GAAP” has the meaning set forth in Section 4.5(b).

“Governmental Entity” means any international, national, federal, state, provincial or local governmental, court, legislative, executive or regulatory authority or agency or other governmental authority or instrumentality.

“Half of Outstanding Shares” means a number equal to one half ( 1⁄2) of the Broadcom Common Shares issued and outstanding as of immediately prior to the Cash/Stock Effective Time.

“Holdco” has the meaning set forth in the Preamble.

“Holdco Ordinary Shares” means the duly authorized, validly issued, fully paid ordinary shares in the capital of Holdco.

“Holdco Plans” has the meaning set forth in Section 6.5(d).

“Holdco Restricted Ordinary Shares” means the duly authorized, validly issued, fully paid restricted ordinary shares in the capital of Holdco, which such shares shall have rights and preferences consistent with the terms set forth on Schedule 1.1 hereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Initial Extended Termination Date” has the meaning set forth in Section 8.1(b).

“Intellectual Property” means any and all intellectual property rights or similar proprietary rights throughout the world, including all rights in (i) patents, including utility models, industrial designs and design patents, and applications relating therefor (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, continuing prosecution applications, provisionals, divisions and substitutions relating to any patents or patent applications, as well as all related foreign patent or patent applications that are counterparts to such patents or patent applications (collectively, “Patents”), (ii) trademarks, trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, corporate names, brand names, collective membership marks, certification marks, and other forms of indicia of origin, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) uniform resource locators, Internet domain names and Internet domain name applications, (iv) rights in works of authorship including any copyrights and rights under copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (v) Technology, mask work rights or equivalents, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights, and (vi) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.

“Intermediate Holdco” has the meaning set forth in the Preamble.

“IRS” means the U.S. Internal Revenue Service.

“IRS Ruling” has the meaning set forth in Section 6.19(a).

“Joinder” has the meaning set forth in Section 9.1.

“Knowing and Intentional Material Breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or deliberate omission to act undertaken by the breaching party with the actual knowledge of any such breaching party’s members of its board of directors (or equivalent governing body) or executive officers that the taking of such act, or failure to act, would, or would be reasonably expected to, result in a material breach of this Agreement.

“Knowledge” means, as of the date of determination, the actual knowledge of (i) with respect to Broadcom, the Persons set forth on Section 1.1 of the Broadcom Disclosure Schedule and (ii) with respect to the Avago Parties, the Persons set forth on Section 1.1 of the Avago Disclosure Schedule.

“Latham” has the meaning set forth in Section 1.2.

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance (excluding covenants not to assert under, licenses of or other grants of rights to exploit Intellectual Property) or limitation on transfer (other than such a limitation arising under federal, state or foreign securities Laws) in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Lower Holdco” has the meaning set forth in Section 6.1(f).

“Marketing Material” means each of the following: (i) customary bank books, information memoranda and other information packages regarding the business, operations, financial condition, projections and prospects of Broadcom and its Subsidiaries, including all information relating to the transactions contemplated hereunder; (ii) a customary “road show presentation” and a preliminary and final prospectus, pricing term sheet, offering memorandum or private placement memorandum, as the case may be, that is suitable for use in a customary “road show,” which prospectus, offering memorandum or private placement memorandum will be in a form that will enable the independent registered public accountants of Broadcom to render a customary “comfort letter” (including customary “negative assurances”) on the Closing Date; and (iii) such other marketing material as is contemplated by the Debt Commitment Letter or reasonably requested by Avago or its Financing Sources in connection with the syndication or other marketing of the Available Financing.

“Marketing Period” means the first period of fifteen (15) consecutive calendar days after which Avago and its Financing Sources shall have had access to all requested Required Financial Information; provided that (a) such period shall (i) end on or prior to August 21, 2015 or commence on or after September 8, 2015, (ii) exclude November 26, 2015 and November 27, 2015 and (iii) end on or prior to December 21, 2015 or commence on or after January 4, 2016 and (b) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated.

“Material Contract” has the meaning set forth in Section 4.8(a).

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances regulated due to a potential adverse effect on human health or the environment.

“Maximum Cash Amount” means cash in an amount equal to $54.50, without interest.

“Maximum Equity Amount” means 0.4378.

“Merger Subs” has the meaning set forth in the Preamble.

“Minimum Unit Election Condition” has the meaning set forth in Section 2.3.

“Nasdaq” means the Nasdaq Global Select Market or in the event that the Nasdaq Global Select Market is no longer the principal U.S. trading market for the Avago Ordinary Shares, the Holdco Ordinary Shares or the Broadcom Common Shares, respectively, such other principal U.S. national securities exchange registered under the Exchange Act on which the Avago Ordinary Shares, the Holdco Ordinary Shares or the Broadcom Common Shares, respectively, is then traded.

“Nasdaq Rules” means the rules and regulations of the Nasdaq Global Market or in the event that the Nasdaq Global Select Market is no longer applicable to Avago, Broadcom or Holdco, then with respect to such Person, the rules of such other principal U.S. national securities exchange registered under the Exchange Act on which such Person’s capital stock is then traded.

“New LP” has the meaning set forth in the Preamble.

“Nominee” means the nominee, as initially named on Section 1.1 of the Avago Disclosure Schedule and as may be replaced from time to time pursuant to the Nominee Agreement, holding Holdco Ordinary Shares as nominee until the Avago Effective Time.

“Nominee Agreement” has the meaning set forth in the Preamble.

“Non-Electing Shares” means all Broadcom Common Shares outstanding immediately prior to the Cash/Stock Effective Time as to which none of (x) a valid Election to receive cash in the Cash/Stock Merger, (y) a valid Election to receive Holdco Ordinary Shares in the Cash/Stock Merger, or (z) a valid Election to receive Units in the Unit Merger or, alternatively, Holdco Restricted Ordinary Shares in the Cash/Stock Merger has been made.

“Normalized Cash Consideration” means one half ( 1⁄2) of the Maximum Cash Amount.

“Normalized Stock Consideration” means a number of Holdco Ordinary Shares equal to one half ( 1⁄2) of the Maximum Equity Amount.

“Normalized Stock Consideration Value” means the product of (i) the Normalized Stock Consideration and (ii) the Avago Measurement Price.

“Obligations” has the meaning set forth in Section 9.15.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Out-of-Pocket Repatriation Taxes” has the meaning set forth in Section 6.16(b).

“Owned Real Property” has the meaning set forth in Section 4.14(a).

“Partnership” means any partnership, joint venture or similar entity in connection with which Broadcom or any of its Subsidiaries directly or indirectly holds an ownership interest in such entity.

“Partnership Agreement” means the Amended and Restated Exempted Limited Partnership Agreement of New LP substantially in the form attached hereto as Exhibit D.

“Patents” has the meaning set forth in Section 1.1.

“Permits” has the meaning set forth in Section 4.17.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or for which adequate reserves (as determined in accordance with GAAP) have been established on the Broadcom Balance Sheet, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising in the ordinary course of business (including, with respect to the design, development, construction, renovation or modification of the Owned Real Property and any improvements thereon) with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings or that are otherwise not material, (iii) Liens reflected in the Broadcom Balance Sheet or

Avago Balance Sheet, as applicable, (iv) with respect to any Real Property Lease, Liens that affect landlord’s interest in such Real Property Lease that do not materially impair the value or use of such Real Property Lease or are being contested in the ordinary course of business in good faith, (v) Liens imposed or promulgated by operation of applicable Law with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Entity, and (vi) with respect to the Owned Real Property, minor title defects or irregularities that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of Broadcom and its Subsidiaries as presently conducted or are being contested in the ordinary course of business in good faith.

“Person” means any natural person or any corporation, partnership, limited company, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit or examination commenced, brought, conducted or heard by or before, or otherwise involving, any arbitrator, arbitration panel, court or other Governmental Entity.

“Proxy Statement/Prospectus” means a definitive proxy statement/prospectus (including the related preliminary proxy statement and any amendment or supplement thereto), relating to the Transactions, the issuance of Holdco Ordinary Shares and Units and this Agreement to be sent to (i) the shareholders of Broadcom relating to the Broadcom Shareholder Meeting and (ii) the shareholders of Avago relating to the Avago Shareholder Meeting.

“Real Property Lease” means any lease, sublease, license or other occupancy agreement to which Broadcom or any of its Subsidiaries is a party as tenant for real property.

“Registration Statement” has the meaning set forth in Section 6.8(a).

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environmental including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” has the meaning set forth in Section 6.2(a).

“Required Financial Information” means: (a) audited consolidated balance sheets and related statements of income and cash flows of Broadcom and its consolidated Subsidiaries for the three most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date, and (b) unaudited consolidated balance sheets at the end of, and related statements of income and cash flows of Broadcom and its consolidated Subsidiaries for, each subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date (but excluding the fourth quarter of any fiscal year). subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least forty-five (45) days before the Closing Date (in the case of this clause (b), without footnotes) together with the consolidated balance sheet and related statements of income and cash flows of Broadcom and its consolidated Subsidiaries for the corresponding portion of the previous year, in each case, prepared in accordance with GAAP.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(d).

“SCA” has the meaning set forth in the Recitals.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Singapore Court” means the High Court of the Republic of Singapore, or where applicable on appeal, the Court of Appeal of the Republic of Singapore.

“Singapore Court Order” means the order of the Singapore Court sanctioning the Avago Scheme under Section 210 of the SCA.

“Skadden” has the meaning set forth in Section 6.19(a).

“Software License Agreement” means (i) with respect to Broadcom, a non-exclusive software license agreement entered into by Broadcom or any of its Subsidiaries and a third party in conjunction with such third party’s purchase or use of Broadcom Products, and (ii) with respect to Avago, a non-exclusive software license agreement entered into by Avago or any of its Subsidiaries and a third party in conjunction with such third party’s purchase or use of Avago Products.

“Solvent” has the meaning set forth in Section 5.17.

“Stock Electing Share” means Broadcom Common Shares issued and outstanding immediately prior to the Cash/Stock Effective Time as to which a valid Election has been made to receive Holdco Ordinary Shares in the Cash/Stock Merger; provided, that if the Minimum Unit Election Condition is not satisfied, all Unit Electing Shares shall be deemed Stock Electing Shares.

“Stock Proration Fraction” means, if the number of Equity Electing Shares exceeds Half of Outstanding Shares, the quotient derived by dividing (x) a number equal to (i) Half of Outstanding Shares less (ii) the number of Unit Electing Shares, by (y) the number of Stock Electing Shares; provided, however, that if the number of Unit Electing Shares is equal to or greater than Half of Outstanding Shares, the Stock Proration Fraction is zero (0); provided, further, that if the number of Equity Electing Shares is equal to or less than Half of Outstanding Shares, the Stock Proration Fraction is one (1).

“Subsidiary” means, as to any Person, any corporation, partnership, limited company, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, or (iii) of which such Person controls the composition of the board of directors in the manner described in section 5(2) of the SCA.

“Support Agreements” has the meaning set forth in the Recitals.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Technology” means and includes diagrams, inventions (whether or not patentable), invention disclosures, know-how, methods, network configurations and architectures, proprietary information, protocols, layout rules, schematics, semiconductor design information, including, bills of material, build instructions, test instructions, test reports, performance data, tooling requirements, procedures, manufacturing processes, packaging and other specifications, verification tools, development tools, technical data, software, algorithms, subroutines, methods, techniques, URLs, IP cores, net lists, photomasks, drawings, graphics, documentation (including lab notebooks, instruction manuals, samples, studies and summaries), databases and data collections, advertising copy, marketing materials, product roadmaps, personnel information, supplier information, customer lists, customer contact and registration information, customer correspondence, customer purchasing histories and any other forms of technology, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Third Party” means any Person or group other than any Avago Party and their respective Affiliates and Representatives and Broadcom and its Affiliates and Representatives.

“Total Unit Election Condition” has the meaning set forth in Section 2.2.

“Transactions” has the meaning set forth in Section 2.3.
“Underwater Option” means each Broadcom Stock Option with an exercise price equal to or greater than the Equity Award Consideration as of immediately prior to the Closing.

“Unit” means interests of New LP represented by one (1) exchangeable limited partnership unit having rights and privileges as set forth in the Partnership Agreement.

“Unit California Merger Agreement” means an Agreement of Merger in connection with the Unit Merger substantially in the form attached hereto as (i) if the Total Unit Election Condition is not satisfied, Exhibit C-1 and (ii) if the Total Unit Election Condition is not satisfied, Exhibit C-2.

“Unit Effective Time” has the meaning set forth in Section 2.4(a).

“Unit Electing Shares” means Broadcom Common Shares outstanding immediately prior to the Cash/Stock Effective Time as to which a valid Election has been made to receive Units in the Unit Merger or alternatively, Holdco Restricted Ordinary Shares in the Cash/Stock Merger, provided, that if the Minimum Unit Election Condition is not satisfied, the number of Unit Electing Shares shall be deemed to be zero (0).

“Unit Merger” has the meaning set forth in Section 2.3.

“Unit Merger Sub” has the meaning set forth in the Preamble.

“United States” or “U.S.” means the United States of America.

Section 1.2 Other Definitional Provisions; Interpretation.

The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, clauses, paragraphs, exhibits and schedules are to the articles, sections, clauses and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

When used in reference to information or documents, other than with respect to any information or documents publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System or with respect to the Debt Commitment Letter, the phrase “made available” or “delivered” means that the information or documents referred to (A) has been actually delivered by email transmission by Broadcom and/or any of its Representatives to Avago and/or any of its Representatives or by Avago and/or any of its Representatives to Broadcom and/or any of its Representatives, as applicable, (B) has been made disclosed in person to Latham & Watkins LLP (“Latham”), counsel to Avago, by Skadden, at Skadden’s offices in Palo Alto, California on May 22, 2015 or May 25, 2015 or (C) have been made available in the virtual data room established by Broadcom or the Avago Parties, as applicable, in each of clauses (A), (B) and (C), for the purposes of the transactions contemplated by this Agreement no later than 11:59 p.m. (California Time) on the date which is one (1) Business Day prior to the date of this Agreement.

When used in reference to any document that has been “made available” or “delivered”, the phrase “copy” of such document means a true and complete copy of such document which conforms to its original.

With respect to any Avago Party that executes a Joinder following the date of this Agreement, any representations or warranties of such Avago Party set forth in this Agreement which are made on and as of the date of this Agreement shall be deemed to be made on and as of the date of such Joinder.

Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II

THE TRANSACTIONS

Section 2.1 The Avago Scheme of Arrangement. At the Avago Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the SCA, all of the issued Avago Ordinary Shares will be transferred from the holders of such issued Avago Ordinary Shares (the “Avago Shareholders”) to Finance Holdco, as the Designated Entity, fully paid, free from all Liens and together with all rights, benefits and entitlements attaching thereto as at the date of this Agreement and thereafter attaching thereto, in consideration of which Holdco shall allot and issue to the Avago Shareholders one fully paid Holdco Ordinary Share (the “Avago Scheme Consideration”) for each such Avago Ordinary Share transferred to Finance Holdco, pursuant to a scheme of arrangement to be implemented by Avago under Singapore law in accordance with Section 210 of the SCA and the terms and conditions of this Agreement (the “Avago Scheme”). From and after the Avago Effective Time, each existing share certificate representing a former holding of Avago Ordinary Shares by or on behalf of the Avago Shareholders (an “Avago Certificate”) will cease to be evidence of title of the Avago Ordinary Shares represented thereby and Holdco shall issue and deliver to each Avago Shareholder new share certificates to evidence its title to the Holdco Ordinary Shares issued in exchange therefor in accordance with Section 2.10 below.

Section 2.2 The Cash/Stock Merger. At the Cash/Stock Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the CGCL, Cash/Stock Merger Sub shall be merged with and into Broadcom (the “Cash/Stock Merger”), the separate corporate existence of Cash/Stock Merger Sub shall cease and Broadcom shall continue as the surviving corporation and as an indirect wholly-owned Subsidiary of Holdco and a direct, wholly-owned Subsidiary of Lower Holdco; provided, however, that if 100% of the Broadcom Common Shares are Unit Electing Shares (the “Total Unit Election Condition”), then the Cash/Stock Merger shall not be consummated by the applicable Avago Parties and Broadcom, and the “Transactions” shall refer solely to the Unit Merger and the Avago Scheme for each instance used herein.

Section 2.3 The Unit Merger. At the Unit Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the CGCL, and solely if Fifteen Million (15,000,000) or more of the Broadcom Common Shares are Unit Electing Shares (the “Minimum Unit Election Condition”), then Unit Merger Sub shall be merged with and into Broadcom (the “Unit Merger” and, together with the Cash/Stock Merger and the Avago Scheme, the “Transactions”), the separate corporate existence of Unit Merger Sub shall cease and Broadcom shall continue as the surviving corporation and as a wholly owned subsidiary of Lower Holdco; provided, however, that if the Minimum Unit Election Condition is not satisfied, the Unit Merger shall not be consummated by the applicable Avago Parties and Broadcom and the “Transactions” shall refer solely to the Cash/Stock Merger and the Avago Scheme for each instance used herein. Broadcom, as the surviving corporation after the Cash/Stock Merger is hereinafter sometimes referred to as the “Broadcom Interim Surviving Corporation” and, if consummated, Broadcom, as the surviving corporation after the Unit Merger is hereinafter sometimes referred to as the “Broadcom Surviving Corporation” (and if either the Cash/Stock Merger or the Unit Merger is not consummated, all references herein to the “Broadcom Surviving Corporation” shall be deemed to be references to the “Broadcom Interim Surviving Corporation”).

Section 2.4 Effective Times.

(a) Subject to the terms of this Agreement and the California Merger Agreements, on the Closing Date, each of the following filings shall be made in the following sequence: (i) a copy of the Singapore Court Order shall be lodged with ACRA, (ii) if the Total Unit Election Condition is not satisfied, the Cash/Stock California Merger Agreement in the form of Exhibit B attached hereto (subject to such changes as may be mutually agreed to by Avago and Broadcom and approved by the board of directors of each of Cash/Stock Merger Sub and Broadcom), together with an officers’ certificate satisfying the applicable requirements of the CGCL, shall be duly executed and acknowledged by Broadcom and Cash/Stock Merger Sub and thereafter delivered to the Secretary of State of the State of California for filing pursuant to the CGCL and (iii) if the Minimum Unit Election Condition is satisfied, the Unit California Merger Agreement in the form of Exhibit C attached hereto (subject to such changes as may be mutually agreed to by Avago and Broadcom and approved by the board of directors of each of Unit Merger Sub and Broadcom), together with an officers’ certificate satisfying the applicable requirements of the CGCL, shall be duly executed and acknowledged by Broadcom and Unit Merger Sub and thereafter delivered to the Secretary of State of the State of California for filing pursuant to the CGCL.

(b) (i) The Avago Scheme shall become effective upon the lodgment of the Singapore Court Order with ACRA (such time as the Avago Scheme becomes effective, the “Avago Effective Time”), (ii) immediately following the Avago Scheme becoming effective, if the Total Unit Election Condition is not satisfied, the Cash/Stock Merger shall become effective at such time as a properly executed copy of the Cash/Stock California Merger Agreement is duly filed with the Secretary of State of the State of California in accordance with the CGCL or such later time as Broadcom and Cash/Stock Merger Sub may agree upon (but in all events after the Avago Scheme has become effective and before the Unit Effective Time) and as set forth in the Cash/Stock California Merger Agreement (such time as the Cash/Stock Merger becomes effective, the “Cash/Stock Effective Time”), and (iii) if the Total Unit Election Condition is not satisfied, immediately following the consummation of the Cash/Stock Merger, if the Minimum Unit Election Condition is satisfied, the Unit Merger shall become effective at such time as a properly executed copy of the Unit California Merger Agreement is duly filed with the

Secretary of State of the State of California in accordance with the CGCL (such time as the Unit Merger becomes effective, the “Unit Effective Time,” together with the Cash/Stock Effective Time, the “Broadcom Effective Times” and such times as the Transactions become effective being the “Effective Times”).

Section 2.5 Closing. The closing of the Transactions (the “Closing”) will take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, at 7:00 A.M., California time, on a date to be mutually agreed by the parties, which shall be no later than the later of (a) the date that is two (2) Business Days after satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and (b) the date that is five (5) Business Days following the Election Deadline, provided, that, if the Marketing Period has not begun or ended at the time of the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, provided, that such conditions are reasonably capable of being satisfied), the Closing shall not occur until the earlier to occur of (x) a date during the Marketing Period specified by Avago on no less than three (3) Business Days’ written notice to Broadcom (it being understood that such date may be conditioned upon the simultaneous completion of the Debt Financing and, if the Debt Financing is not completed for any reason at such time, such notice shall automatically be deemed withdrawn) and (y) the third (3rd) Business Day following the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in Article VII for the Closing as of the date determined pursuant to this proviso); provided, further, that, in the event that the Closing would otherwise be within the ten (10) Business Day period prior to the closing of any Avago fiscal quarter, at Avago’s written election delivered to Broadcom no later than three (3) Business Days prior to the date on which the Closing would have otherwise occurred (and provided, that (i) such election shall be irrevocable and effective as of 7:00 A.M., California time on the date on which the Closing would have otherwise occurred, and (ii) upon effectiveness thereof, each of the conditions to the obligations of the Avago Parties set forth in Article VII (other than Section 7.1(b)), including in Section 7.1 (other than Section 7.1(b)) and Section 7.2, shall be deemed to have been fulfilled in all respects, but solely with respect to the Avago Parties and not with respect to, in the case of Section 7.1, Broadcom), the Closing shall take place as of the opening of business on the first Business Day of the immediately succeeding fiscal quarter (provided, that such first Business Day of the immediately succeeding fiscal quarter occurs prior to the Termination Date (as the same may have been extended in accordance with Section 8.1(b)(i))), unless another time, date or place is agreed to in writing by Avago and Broadcom (such date on which the Closing is to take place being the “Closing Date”).

Section 2.6 Effects of the Transactions. At the Effective Times, the effects of the Transactions shall be as provided in this Agreement and the SCA, the California Merger Agreements and the applicable provisions of the CGCL, as the case may be. Without limiting the generality of the foregoing, and subject thereto, (a) at the Avago Effective Time, all of the issued Avago Ordinary Shares will be transferred to Finance Holdco, as the Designated Entity, fully paid, free from all Liens and together with all rights, benefits and entitlements attaching thereto as at the date of this Agreement and thereafter attaching thereto, (b) if the Cash/Stock Merger occurs, at the Cash/Stock Effective Time, all the property, rights, privileges, powers and franchises of Broadcom and Cash/Stock Merger Sub shall vest in the Broadcom Interim Surviving Corporation, and all debts, liabilities and duties of Broadcom and Cash/Stock Merger Sub shall become the debts, liabilities and duties of the Broadcom Interim Surviving Corporation and (c) if the Unit Merger occurs, at the Unit Effective Time, all the property, right, privileges, powers and franchises of the Broadcom Interim Surviving Corporation and Unit Merger Sub shall vest in the Broadcom Surviving Corporation, and all debts, liabilities and duties of the Broadcom Interim Surviving Corporation and Unit Merger Sub shall become the debts, liabilities and duties of the Broadcom Surviving Corporation.

Section 2.7 Charter Documents.

(a) Subject to Section 6.7, if the Cash/Stock Merger occurs, the articles of incorporation of the Broadcom Interim Surviving Corporation, shall at the Cash/Stock Effective Time, without further action, be amended in their entirety to conform to the articles of incorporation of Cash/Stock Merger Sub in effect as of immediately prior to the Cash/Stock Effective Time, except that the name of the Broadcom Interim Surviving Corporation shall be “Broadcom Corporation”, until thereafter amended in accordance with the CGCL and as provided in such articles of incorporation.

(b) Subject to Section 6.7, if the Unit Merger occurs, the articles of incorporation of Broadcom (if the Cash/Stock Merger does not occur) or the Broadcom Interim Surviving Corporation (if the Cash/Stock Merger does occur), as the case may be, shall at the Unit Effective Time, without further action, be amended in their entirety to conform to the articles of incorporation of Unit Merger Sub as of immediately prior to the Unit Effective Time, except that the name of the Broadcom Surviving Corporation shall be “Broadcom Corporation”, until thereafter amended in accordance with the CGCL and as provided in such articles of incorporation.

(c) Subject to Section 6.7, if the Cash/Stock Merger occurs, the bylaws of Cash/Stock Merger Sub, as in effect immediately prior to the Cash/Stock Effective Time, shall be the bylaws of the Broadcom Interim Surviving Corporation until thereafter amended in accordance with the CGCL and as provided in such bylaws.

(d) Subject to Section 6.7, if the Unit Merger occurs, the bylaws of Broadcom (if the Cash/Stock Merger does not occur) or the Broadcom Interim Surviving Corporation (if the Cash/Stock Merger does occur), as the case may be, as in effect immediately prior to the Unit Effective Time, shall be the bylaws of the Broadcom Surviving Corporation until thereafter amended in accordance with the CGCL and as provided in such bylaws.

(e) Prior to the Closing, the Avago Parties shall cause the partnership agreement of New LP to be amended and restated to be substantially in the form of the Partnership Agreement, together with such amendments or modifications thereto (i) as are necessary, desirable or appropriate to effect the transactions contemplated by the Agreement or (ii) for which Broadcom has provided its prior consent (such consent not to be unreasonably withheld, conditioned or delayed), until thereafter amended in accordance with applicable Law and the Partnership Agreement.

(f) Prior to the Closing, the Avago Parties shall cause the memorandum and articles of association of Holdco to be amended, modified or restated to be in a form substantially similar to the Avago Charter (as amended, the “Amended Holdco Charter”), together with such amendments or modifications thereto (i) as are necessary, desirable or appropriate to effect the transactions contemplated by the Agreement or (ii) for which Broadcom has provided its prior consent (such consent not to be unreasonably withheld, conditioned or delayed), until thereafter amended in accordance with applicable Law and the memorandum and articles of association of Holdco so adopted.

(g) Prior to the Closing, the Avago Parties shall use reasonable best efforts to provide holders of Units (through the issuance of any Equity Interests of Holdco, a voting trust or otherwise), to the extent permitted by Law, with one (1) vote for each such Unit held on all matters submitted to a vote of the holders of Class A Ordinary Shares of Holdco.

Section 2.8 Directors and Officers.

(a) The directors of Cash/Stock Merger Sub, as of immediately prior to the Cash/Stock Effective Time shall, from and after the Cash/Stock Effective Time, be the directors of the Broadcom Interim Surviving Corporation and shall, if the Unit Merger occurs, from and after the Unit Effective Time, be the directors of the Broadcom Surviving Corporation, until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Charter Documents of the Broadcom Interim Surviving Corporation or the Broadcom Surviving Corporation (as applicable).

(b) The officers of Cash/Stock Merger Sub at the Cash/Stock Effective Time (or if the Cash/Stock Merger does not occur, the Unit Effective Time) shall, from and after the Cash/Stock Effective Time (or if the

Cash/Stock Merger does not occur, the Unit Effective Time), be the initial officers of the Broadcom Interim Surviving Corporation and shall, if the Unit Merger occurs, from and after the Unit Effective Time, be the initial officers of the Broadcom Surviving Corporation, until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Charter Documents of the Broadcom Interim Surviving Corporation or the Broadcom Surviving Corporation (as applicable).

Section 2.9 Holdco’s Officers and Board of Directors; Holdco’s Name. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the directors of Avago immediately before the Avago Effective Time shall be the directors of Holdco immediately after the Avago Effective Time, except that two (2) directors of Broadcom, designated by Avago prior to the Avago Effective Time, shall be appointed directors of Holdco immediately following the Broadcom Effective Times. The officers of Avago immediately prior to the Avago Effective Time shall, from and after the Avago Effective Time, be the officers of Holdco until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with Holdco’s Charter Documents. Holdco’s name will be changed to “Broadcom Limited” promptly after the Effective Times.

Section 2.10 Exchange Procedures for Avago Ordinary Shares.

(a) At or immediately after the Avago Effective Time, Avago shall cause Holdco to, and Holdco shall, deposit with the Exchange Agent, acting as exchange agent and solely for the account and benefit of the former holders of Avago Ordinary Shares at the Avago Effective Time, for exchange in accordance with Section 2.1, certificates or book entry shares representing the full number of Holdco Ordinary Shares issuable pursuant to Section 2.1 in exchange for outstanding Avago Ordinary Shares (such Holdco Ordinary Shares, the “Avago Consideration Fund”).

(b) Promptly after the Avago Effective Time (and in any event within five (5) Business Days after the Avago Effective Time), Avago shall cause the Exchange Agent to mail to each holder of record of Avago Certificates or Avago Ordinary Shares held in book entry form (“Avago Book Entry Shares”) whose shares were converted into the right to receive the Avago Scheme Consideration pursuant to Section 2.1: (i) a letter of transmittal in customary form and (ii) instructions for use in effecting the surrender of the Avago Certificates or transfer of the Avago Book Entry Shares in exchange for payment of the Avago Scheme Consideration, the form and substance of which letter of transmittal and instructions shall be in a form prepared by Avago prior to the Closing. Upon receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of an Avago Book Entry Share or surrender of an Avago Certificate for cancellation to the Exchange Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Avago Book Entry Share or Avago Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Avago Scheme Consideration, if any, in each case pursuant to the provisions of this Article II and Section 3.9, and the Avago Book Entry Share so transferred or Avago Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Avago Book Entry Shares or Avago Certificates in connection with, or accrued on, the Avago Scheme Consideration. If any Avago Scheme Consideration is to be paid to a Person other than a Person in whose name the Avago Book Entry Share transferred or Avago Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of payment of the Avago Scheme Consideration to a Person other than the registered holder of the Avago Book Entry Share transferred or Avago Certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

(c) At and after the Avago Effective Time, there shall be no transfers on the register of transfer of Avago of Avago Ordinary Shares that were outstanding immediately prior to the Avago Effective Time. If, after the Avago Effective Time, Avago Certificates or Avago Book Entry Shares are presented to Holdco, Avago or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Avago Scheme Consideration pursuant to this Article II, except as otherwise provided by Law.

(d) Any portion of the Avago Consideration Fund that remains unclaimed by the former holders of Avago Common Shares one (1) year after the Avago Effective Time shall be delivered to Holdco. Any holders of Avago Certificates or Avago Book Entry Shares who have not theretofore complied with this Article II with respect to such Avago Certificates or Avago Book Entry Shares shall thereafter look only to Holdco for payment of their claim for the Avago Scheme Consideration in respect thereof.

(e) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any Person in respect of Avago Scheme Consideration from the Avago Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Avago Certificate or Avago Book Entry Share shall not have been surrendered or transferred prior to the date on which any Avago Scheme Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity pursuant to applicable Law, any Avago Scheme Consideration in respect of such Avago Certificate or Avago Book Entry Share shall, to the extent permitted by applicable Law, become the property of Holdco, and any holder of such Avago Certificate or Avago Book Entry Share who has not theretofore complied with this Article II with respect thereto shall thereafter look only to Holdco for payment of their claim for Avago Scheme Consideration in respect thereof.

(f) If any Avago Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Holdco and the Exchange Agent) by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Avago Certificate, the Avago Scheme Consideration to which such Person is entitled in respect of such Avago Certificate pursuant to this Article II; provided, however, that Holdco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Avago Certificate to deliver a bond in such reasonable and customary amount as Holdco may direct as indemnity against any claim that may be made against Holdco, the Avago Parties or the Exchange Agent with respect to the Avago Certificate alleged to have been lost, stolen or destroyed.

(g) No dividends or other distributions with respect to Holdco Ordinary Shares with a record date after the Avago Effective Time shall be paid to the holder of any Avago Certificate or Avago Book Entry Share formerly representing Avago Ordinary Shares until the surrender of such Avago Certificate or Avago Book Entry Share in accordance with this Article II. Subject to applicable Law, following surrender of any such Avago Certificate or Avago Book Entry Share, there shall be paid to the holder of the Holdco Ordinary Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Avago Effective Time theretofore paid with respect to such whole Holdco Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Avago Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to Holdco Ordinary Shares.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

Section 3.1 Effect on Capital Stock of Broadcom, Cash/Stock Merger Sub and Unit Merger Sub. By virtue of the Cash/Stock Merger (if the Total Unit Election Condition has not been satisfied) and the Unit Merger (if the Minimum Unit Election Condition has been satisfied), and without any action on the part of Broadcom, Cash/Stock Merger Sub, Unit Merger Sub or any holder of Broadcom Common Shares:

(a) At the Cash/Stock Effective Time (if the Cash/Stock Merger occurs) or the Unit Effective Time (if the Cash/Stock Merger does not occur), as the case may be, all Broadcom Common Shares that are held by Broadcom as treasury stock prior to the Cash/Stock Effective Time or the Unit Effective Time, as the case may be, shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Subject to Sections 3.1(a), 3.3, 3.4 and 3.6, each Broadcom Common Share issued and outstanding immediately prior to the Cash/Stock Effective Time (if the Cash/Stock Merger occurs) or the Unit Effective Time (if the Cash/Stock Merger does not occur), as the case may be (including any Broadcom Common Shares held in a Benefit Plan or related trust):

(i) if such share is a Cash Electing Share or Non-Electing Share shall, at the Cash/Stock Effective Time, be cancelled and extinguished and automatically converted into the right to receive (1) cash in an amount equal to the product of (x) the Maximum Cash Amount and (y) the Cash Proration Fraction; and (2) a number of Holdco Ordinary Shares equal to the product of (x) the Maximum Equity Amount and (y) a number equal to (I) one (1) minus (II) the Cash Proration Fraction;

(ii) if such share is a Stock Electing Share, and

(1) if the number of Unit Electing Shares is equal to or exceeds Half of Outstanding Shares, then at the Cash/Stock Effective Time, such Stock Electing Share shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Maximum Cash Amount;

(2) if the number of Equity Electing Shares is equal to or less than Half of Outstanding Shares, then at the Cash/Stock Effective Time, such Stock Electing Share shall be cancelled and extinguished and automatically converted into the right to receive a number of Holdco Ordinary Shares equal to the Maximum Equity Amount;

(3) if the number of Unit Electing Shares is less than Half of Outstanding Shares, but the number of Equity Electing Shares exceeds Half of Outstanding Shares, then at the Cash/Stock Effective Time, such Stock Electing Share shall be cancelled and extinguished and automatically converted into the right to receive (A) a number of Holdco Ordinary Shares equal to the product of (x) the Maximum Equity Amount and (y) the Stock Proration Fraction; and (B) cash in an amount equal to the product of (x) the Maximum Cash Amount and (y) a number equal to (I) one (1) minus (II) the Stock Proration Fraction;

(iii) if such share is a Unit Electing Share, and

(1) if the IRS Ruling has been obtained, then, at the Cash/Stock Effective Time, each Unit Electing Share shall be cancelled and extinguished and automatically converted into the right to receive a number of Holdco Restricted Ordinary Shares equal to the Maximum Equity Amount; or

(2) if the IRS Ruling has not been obtained, then (A) at the Cash/Stock Effective Time (if the Cash/Stock Merger occurs), (I) if such Unit Electing Share is a Class A Common Share, then such Unit Electing Share shall remain outstanding as one Class A Common Share of the Broadcom Interim Surviving Corporation and (II) if such Unit Electing Share is a Class B Common Share, then such Unit Electing Share shall remain outstanding as one Class B Common Share of the Broadcom Interim Surviving Corporation and (B) at the Unit Effective Time, such Unit Electing Share (including as remaining outstanding as a Class A Common Share or Class B Common Share of the Broadcom Interim Surviving Corporation under clause (1)(A) of this Section 3.1(b)(iii)) shall be cancelled and extinguished and automatically converted into the right to receive a number of Units equal to the Maximum Equity Amount;

(c) At the Unit Effective Time, the Unit Electing Shares, and at the Cash/Stock Effective Time, all Broadcom Common Shares that are not Unit Electing Shares, that are issued and outstanding shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such Broadcom Common Shares (a “Broadcom Certificate”) or Broadcom Common Shares held in book entry form (“Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 3.1(b), the Broadcom Merger Consideration (or, if applicable, the consideration provided in Section 3.3 or Section 3.6) and any other amounts herein provided, upon surrender of such Broadcom Certificate or Book Entry Shares, without interest.

(d) At the Cash/Stock Effective Time, each share of Class A common stock of Cash/Stock Merger Sub issued and outstanding immediately prior to the Cash/Stock Effective Time shall be converted into one Class A Common Share of the Broadcom Interim Surviving Corporation. At the Cash/Stock Effective Time, each share of Class B common stock of Cash/Stock Merger Sub issued and outstanding immediately prior to the Cash/Stock Effective Time shall be converted into one Class B Common Share of the Broadcom Interim Surviving Corporation.

(e) At the Unit Effective Time, (i) each share of Class A common stock of Unit Merger Sub issued and outstanding immediately prior to the Unit Effective Time shall be converted into one Class A Common Share of the Broadcom Surviving Corporation (ii) each share of Class B common stock of Unit Merger Sub issued and outstanding immediately prior to the Unit Effective Time shall be converted into one Class B Common Share of the Broadcom Surviving Corporation, and (iii) all Broadcom Common Shares that are held by Lower Holdco shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 3.2 Adjustments. If at any time between the date of this Agreement and the Effective Times any change in capitalization of Broadcom or any Avago Party shall occur as a result of a reclassification, recapitalization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into capital stock of Broadcom or any Avago Party) with a record date before or during such period, the Broadcom Merger Consideration, Maximum Cash Amount, Maximum Equity Amount and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Avago Ordinary Shares and Broadcom Common Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 3.3 Fractional Shares or Units. No certificates representing fractional Holdco Ordinary Shares or Units will be issued by virtue of the Transactions, but in lieu thereof each holder of Broadcom Common Shares that would otherwise be entitled to a fraction of a Holdco Ordinary Share (after aggregating all fractional Holdco Ordinary Shares that otherwise would be received by such holder) or Unit (after aggregating all fractional Units that otherwise would be received by such holder), as applicable, shall, upon surrender of such holder’s Broadcom Certificate(s) or Book Entry Shares or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.5(g), receive from Holdco an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (x) such fraction of a Holdco Ordinary Share or Unit, as applicable, and (y) the Avago Measurement Price.

Section 3.4 Exercise of Election by Broadcom Shareholders.

(a) Prior to the Broadcom Effective Times, Avago will designate a nationally-recognized U.S. financial institution reasonably acceptable to Broadcom to act as exchange agent in the Transactions and the Avago Scheme (the “Exchange Agent”). Broadcom, Avago and Holdco shall enter into an exchange agent agreement with the Exchange Agent setting forth the duties responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement and the Exchange Agent will administer the Election process described in this Section 3.4 and the process described in Section 3.5. All elections in accordance with this Section 3.4 (“Elections”) will be made on a form designed for that purpose and mutually acceptable to Broadcom and Avago (each a “Form of Election” and collectively, “Forms of Election”); provided, that, in any event, the Form of Election shall include (a) a representation by any holder of a Unit Electing Share that such holder is not a party to and does not otherwise participate, directly or indirectly, in any Hedging Transaction (as defined in the Partnership Agreement), and (b) an acknowledgement that any such holder shall, upon accepting Units, be deemed, by virtue of acceptance of such Units and without any further action on such holder’s part, to have executed the Partnership Agreement and agreed to the rights, privileges, restrictions and conditions of the Units and to comply with the terms and restrictions of the Partnership Agreement. Avago shall deliver via mail, facsimile or other means of electronic transmission Forms of Election, together with a copy of the Proxy Statement/Prospectus in connection with the Broadcom Shareholder Meeting, as promptly as reasonably practicable following the satisfaction of each of the conditions set forth in Section 7.1(a) (Shareholder Approval), Section 7.1(c) (Antitrust), Section 7.1(d) (Registration Statement), Section 7.1(e) (Nasdaq Listing) and Section 7.1(f) (CFIUS) (the “Election Mailing Date”), to each holder of record of Broadcom Common Shares as of the close of the fifth Business Day prior to the Election Mailing Date (the “Election Record Date”). To the extent practicable, the Form of Election will permit each holder that beneficially owns Broadcom Common Shares, in more than one name or account, to specify (through appropriate and customary documentation and instructions) how to allocate the cash paid, the Holdco Ordinary Shares to be issued in the Cash/Stock Merger, and the Units to be issued in the Unit Merger among the various accounts that such holder beneficially owns. Avago and Broadcom will make available one or more Forms of Election as may be reasonably requested by any Person who becomes a holder (or beneficial owner) of Broadcom Common Shares between the Election Record Date and the close of business on the day prior to the Election Deadline.

(b) A Form of Election must be properly completed, signed, and actually received by the Exchange Agent not later than 5:00 p.m. New York City time on the date five (5) Business Days prior to Avago’s good faith estimate of the Broadcom Effective Times or such other date as may be mutually agreed to by Avago and Broadcom (such time hereinafter referred to as the “Election Deadline”) in order to be effective; provided, that Avago shall publish a press release announcing the Election Deadline at least three (3) Business Days prior to the Election Deadline; provided, further, that the Election Deadline shall not be earlier than twenty (20) Business Days after the Election Mailing Date. Any Broadcom Common Shares for which the record holder has not, prior to the Election Deadline, properly submitted a properly completed Form of Election to the Exchange Agent will be deemed to be a Non-Electing Share. Any record holder of Broadcom Common Shares who has made an Election may at any time prior to the Election Deadline change such holder’s Election by submitting a revised Form of Election, properly completed, that is received by the Exchange Agent prior to the Election Deadline. After an Election has been validly made, such Election must be revoked prior to any subsequent transfer of the Broadcom Common Shares as to which such Election related, and any subsequent transfer of Broadcom Common Shares as to which such Election related shall automatically revoke such Election. In addition, all Forms of Election will automatically be revoked if the Exchange Agent is notified in writing by Avago and Broadcom that this Agreement has been terminated pursuant to Section 8.1. The Election Deadline shall only be extended by mutual agreement of Avago and Broadcom, and the parties shall promptly make a public announcement of any such agreement.

(c) The Exchange Agent will have the discretion to determine whether Forms of Election have been properly completed, signed, and timely submitted or to disregard defects in forms. Any such determination of the Exchange Agent will be conclusive and binding absent manifest error. The Exchange Agent will not be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. Any Broadcom Common Shares with respect to which a holder is deemed to have not submitted a valid Election prior to the Election Deadline will be deemed to be a Non-Electing Share.

(d) The Exchange Agent will make all the computations contemplated by this Section 3.4, including the determination of the number of Cash Electing Shares, Stock Electing Shares, Unit Electing Shares and Non-Electing Shares, and all such computations will be conclusive and binding on the former holders of Broadcom Common Shares absent manifest error. The Exchange Agent may, with the agreement of Avago and Broadcom’s approval (such approval not to be unreasonably withheld, conditioned or delayed), make such rules as are consistent with this Section 3.4 for the implementation of the procedures provided for herein as are necessary or desirable to effect fully such procedures.

(e) In the event that this Agreement is terminated pursuant to Section 8.1, Avago will instruct the Exchange Agent to return all Broadcom Common Shares submitted or transferred to the Exchange Agent pursuant to this Section 3.4.

Section 3.5 Exchange Procedures for Broadcom Common Shares.

(a) At or immediately after the Cash/Stock Effective Time, Avago shall cause Holdco and New LP to respectively deposit with the Exchange Agent, acting as exchange agent and solely for the account and benefit of the former holders of Broadcom Common Shares at the Broadcom Effective Times, for exchange in accordance with this Article III, certificates or book entry shares representing the full number of Holdco Ordinary Shares and Units issuable pursuant to this Article III in exchange for outstanding Broadcom Common Shares. At or immediately after the Broadcom Effective Times, Avago shall provide or shall cause to be provided to the Exchange Agent all of the cash necessary to pay the aggregate amount of the Broadcom Merger Consideration payable pursuant to this Article III, including the aggregate amount of the Holdco Ordinary Shares and Units and the Aggregate Cash Consideration payable pursuant to this Article III (such Holdco Ordinary Shares, Units and Aggregate Cash Consideration, the “Consideration Fund”). In addition, Avago shall make available as necessary cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 3.3. In the event the Consideration Fund shall be insufficient to pay the aggregate amount of the Broadcom Merger Consideration payable in connection with the Transactions, including any deficiency in (i) the Aggregate Cash Consideration and (ii) the number of Holdco Ordinary Shares and Units issuable in connection with the Transactions, Avago shall promptly deliver, or cause to be delivered, additional funds, Holdco Ordinary Shares and/or Units to the Exchange Agent, in each case in an amount that is equal to such deficiency required to make such payments.

(b) Promptly after the Broadcom Effective Times (and in any event within five (5) Business Days after the Effective Times), Avago shall cause the Exchange Agent to mail to each holder of record of Broadcom Certificates or Book Entry Shares whose shares were converted into the right to receive the Broadcom Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal, in customary form, that shall specify that delivery of such Broadcom Certificates or transfer of such Book Entry Shares shall be deemed to have occurred, and risk of loss and title to the Broadcom Certificates or Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Broadcom Certificates (or affidavits of loss in lieu thereof) or transfer of the Book Entry Shares to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Broadcom Certificates or transfer of the Book Entry Shares in exchange for payment of the Broadcom Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by Broadcom and Avago and prepared prior to the Closing. Upon receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of a Book Entry Share or surrender of a Broadcom Certificate for cancellation to the Exchange Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Broadcom Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Broadcom Merger Consideration and cash in lieu of the issuance of any fractional shares, if any, in each case pursuant to the provisions of this Article III, and the Book Entry Share so transferred or Broadcom Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Book Entry Shares or Broadcom Certificates in connection with, or accrued on, the Broadcom Merger Consideration or any cash paid in lieu of the issuance of any fractional shares. If any Broadcom Merger Consideration is to be paid to a Person other than a Person in whose name the Book Entry Share transferred or Broadcom Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of payment of the Broadcom Merger Consideration to a Person other than the registered holder of the Book Entry Share transferred or Broadcom Certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

(c) Cash in the Consideration Fund shall be invested by the Exchange Agent as directed by Avago; provided, however, that any such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States. Earnings on the Consideration Fund in excess of the amounts payable to holders of Broadcom Common Shares prior to the Cash/Stock Merger and Unit Merger shall be the sole and exclusive property of Avago and shall be paid to Avago. No investment of the Consideration Fund shall relieve the Avago

Parties or the Exchange Agent from promptly making the payments required by this Article III, and following any losses from any such investment, Avago shall promptly provide additional cash funds to the Exchange Agent for the benefit of the holders of Broadcom Common Shares at the Broadcom Effective Times in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

(d) At and after the Cash/Stock Effective Time, there shall be no transfers on the stock transfer books of Broadcom of Broadcom Common Shares that were outstanding immediately prior to the Cash/Stock Effective Time. If, after the Broadcom Effective Time, Broadcom Certificates or Book Entry Shares are presented to Holdco, the Broadcom Surviving Corporation, Avago or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Broadcom Merger Consideration pursuant to this Article III, except as provided in Section 3.6 or as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Broadcom Common Shares one (1) year after the Broadcom Effective Times shall be delivered to Avago. Any holders of Broadcom Certificates or Book Entry Shares who have not theretofore complied with this Article III with respect to such Broadcom Certificates or Book Entry Shares shall thereafter look only to Avago for payment of their claim for Broadcom Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any Person in respect of Broadcom Merger Consideration from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Broadcom Certificate or Book Entry Share shall not have been surrendered or transferred prior to the date on which any Broadcom Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity pursuant to applicable Law, any Broadcom Merger Consideration in respect of such Broadcom Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of Avago, and any holder of such Broadcom Certificate or Book Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to Avago for payment of their claim for Broadcom Merger Consideration in respect thereof.

(g) If any Broadcom Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Holdco and the Exchange Agent) by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Broadcom Certificate, the Broadcom Merger Consideration to which such Person is entitled in respect of such Broadcom Certificate pursuant to this Article III; provided, however, that Holdco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Broadcom Certificate to deliver a bond in such reasonable and customary amount as Holdco may direct as indemnity against any claim that may be made against Holdco, the Avago Parties or the Exchange Agent with respect to the Broadcom Certificate alleged to have been lost, stolen or destroyed.

(h) No dividends or other distributions with respect to Holdco Ordinary Shares or Units of New LP with a record date after the Broadcom Effective Times shall be paid to the holder of any Broadcom Certificate or Book Entry Share formerly representing Broadcom Common Shares, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.3, until the surrender of such Broadcom Certificate or Book Entry Share in accordance with this Article III. Subject to applicable Law, following surrender of any such Broadcom Certificate or Book Entry Share, there shall be paid to the holder of the Holdco Ordinary Shares or Units of New LP issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Holdco Ordinary Share or Unit of New LP to which such holder is entitled pursuant to Section 3.3 and the amount of dividends or other distributions with a record date after the Broadcom Effective Times theretofore paid with respect to such whole Holdco Ordinary Shares or Units of New LP and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Broadcom Effective Times but prior to such surrender and a payment date subsequent to such surrender payable with respect to Holdco Ordinary Shares or Units of New LP.

Section 3.6 Shares of Dissenting Shareholders. Dissenting Shares will not be converted into the right to receive that portion of the Broadcom Merger Consideration otherwise payable with respect to such Broadcom Common Shares after the Broadcom Effective Times, but will instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Chapter 13 of the CGCL. If a Dissenting Shareholder withdraws such holder’s demand for purchase of such Dissenting Shares for fair market value pursuant to Chapter 13 of the CGCL or becomes ineligible for such payment and appraisal, then, as of the Broadcom Effective Times or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, the Broadcom Merger Consideration into which such Dissenting Shares would have been converted pursuant to Section 3.1 as if such shares were Cash Electing Shares. Each Dissenting Shareholder who, pursuant to Chapter 13 of the CGCL, becomes entitled to payment of the fair market value of the Dissenting Shares will receive payment therefor (but only after the value therefor has been agreed upon or finally determined pursuant to such provisions). Broadcom shall give Avago (a) prompt notice of any demands received by Broadcom for the purchase of Broadcom Common Shares pursuant to Chapter 13 of the CGCL and/or payment in respect thereof, attempted written withdrawals of such demands, and any other instruments served pursuant to Chapter 13 of the CGCL and received by Broadcom relating to shareholders’ demands for the purchase of Broadcom Common Shares pursuant to Chapter 13 of the CGCL with respect to the Cash/Stock Merger and the Unit Merger, and (b) the opportunity to participate in negotiations and proceedings with respect to any exercise of such rights under Chapter 13 of the CGCL, provided, that Broadcom shall direct and control any such negotiations and proceedings. Except as required by applicable Law or pursuant to an order, decree or ruling of a Governmental Entity having jurisdiction over Broadcom, Broadcom shall not (and shall not agree to), without the prior written consent of Avago, voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications, or waive any failure to timely deliver a written demand or to timely take any other action for the purchase of Broadcom Common Shares pursuant to Chapter 13 of the CGCL.

Section 3.7 Treatment of Stock Options; Restricted Stock Units; and Performance Restricted Stock Units.

(a) At the Cash/Stock Effective Time, each outstanding and unvested Broadcom Stock Option (except as set forth in Section 3.7(d) of the Broadcom Disclosure Schedule) that is held by an individual who is eligible to be included on a registration statement filed by Holdco on Form S-8 shall, without any further action on the part of any holder thereof, be assumed and converted into an option to purchase that number of Holdco Ordinary Shares (rounded down to the nearest whole share) equal to the sum of (x) the product of (A) the number of Broadcom Common Shares subject to such Broadcom Stock Option and (B) the Normalized Stock Consideration and (y) the product of (A) the number of Broadcom Common Shares subject to such Broadcom Stock Option and (B) the quotient obtained by dividing (i) the Normalized Cash Consideration by (ii) the Avago Measurement Price, at an exercise price per Holdco Ordinary Share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the aggregate exercise price for the Broadcom Common Shares subject to such Broadcom Stock Option by (2) the aggregate number of Holdco Ordinary Shares to be subject to such Broadcom Stock Option after giving effect to the adjustments in this Section 3.7(a) (each, as so adjusted, a “Broadcom Converted Holdco Option”). All rounding described in this Section 3.7(a) shall be done on an aggregate basis.

(b) Subject to applicable Law, the Broadcom Converted Holdco Options shall have the same vesting schedule (including any acceleration of vesting as provided in any applicable Broadcom Equity Plan, Benefit Plan, or Benefit Agreement) as the Broadcom Stock Options and otherwise shall have the same terms and conditions as such Broadcom Stock Options; provided, that Holdco shall convert Broadcom Stock Options into Broadcom Converted Holdco Options in such a manner as to ensure that the Broadcom Converted Holdco Options are not subject to Section 409A of the Code as a result of the assumption and conversion. After such assumption and conversion, the Broadcom Converted Holdco Options shall be subject to all of the terms and conditions of the Broadcom Equity Plan, grant agreements under which the Broadcom Stock Options were originally issued, and any other applicable Benefit Plan or Benefit Agreement (including any applicable change in control or other accelerated vesting provisions).

(c) At the Cash/Stock Effective Time, each outstanding and vested Broadcom Stock Option shall, without any further action on the part of any holder thereof, be cancelled and the holder thereof shall be entitled to receive an amount in cash equal to the positive difference, if any, calculated by subtracting the aggregate exercise price of such Broadcom Stock Option from the product of the number of vested shares subject to such Broadcom Stock Option multiplied by the Equity Award Consideration (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld). Following the Cash/Stock Effective Time, any such cancelled Broadcom Stock Option shall no longer be exercisable for Broadcom Common Shares and shall entitle the holder of such Broadcom Stock Option to only the payment described in this Section 3.7(c), which shall be made by the Broadcom Surviving Corporation or Holdco as of, or within two (2) Business Days following, the Cash/Stock Effective Time. For the avoidance of doubt, any vested Broadcom Stock Option that is an Underwater Option shall be cancelled for no consideration immediately prior to the Broadcom Effective Time and the holder of such Underwater Option shall have no further rights with respect thereto.

(d) At the Cash/Stock Effective Time, by virtue of the Cash/Stock Merger, each unvested Broadcom Restricted Stock Unit outstanding immediately prior to the Cash/Stock Effective Time (except as set forth on Section 3.7(d) of the Broadcom Disclosure Schedule) that is held by an individual who is eligible to be included on a registration statement filed by Holdco on Form S-8 shall be converted into an award consisting of that number of restricted share units of Holdco Ordinary Shares (“Converted RSUs”) equal to the sum of (x) the product of (A) the number of Broadcom Common Shares subject to such Broadcom Restricted Stock Units and (B) the Normalized Stock Consideration and (y) the product of (A) the number of Broadcom Common Shares subject to such Broadcom Restricted Stock Units and (B) the quotient obtained by dividing (i) the Normalized Cash Consideration, by (ii) the Avago Measurement Price (rounded down to the nearest whole share). The Converted RSUs shall have the same vesting schedule (including any acceleration of vesting as provided in any applicable Broadcom Equity Plan, Benefit Plan, or Benefit Agreement) as the Broadcom Restricted Stock Units and otherwise shall have the same terms and conditions as such Broadcom Restricted Stock Units; provided, that Holdco shall convert Broadcom Restricted Stock Units into Converted RSUs in such a manner as to ensure that the Converted RSUs are not subject to, or are compliant with, Section 409A of the Code as a result of the assumption and conversion. Subject to applicable Law, any Converted RSUs issued pursuant to this Section 3.7(d) shall be subject to the same terms and conditions as were applicable to such Broadcom Restricted Stock Units (including any applicable change in control or other accelerated vesting provisions, and this transaction shall constitute a change in control for all relevant provisions).

(e) At the Cash/Stock Effective Time, each outstanding and vested Broadcom Restricted Stock Unit (including any Broadcom Restricted Stock Unit that becomes vested as a result (alone or in combination with another event) of the transactions contemplated in this Agreement) shall, without any further action on the part of any holder thereof, be cancelled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) an amount in cash equal to the product of (i) the total number of Broadcom Common Shares subject to such Broadcom Restricted Stock Unit multiplied by (ii) the Equity Award Consideration. The payment described in this Section 3.7(e) shall be made by the Broadcom Surviving Corporation as of, or within two (2) Business Days, the Broadcom Effective Times; provided, that such payment shall be made at such other time or times following the Broadcom Effective Times consistent with the terms of the Broadcom Restricted Stock Unit to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

(f) Prior to the Cash/Stock Effective Time, Broadcom shall take all actions necessary to effectuate the provisions set forth in this Section 3.7; provided, that no action taken by Broadcom shall be required to be irrevocable until immediately prior to the Cash/Stock Effective Time. The parties shall, to the extent necessary minimize the tax impact to holders of Broadcom Stock Options and Broadcom Restricted Stock Units of the provisions set forth in this Section 3.7, cooperate in good faith prior to the Cash/Stock Effective Time to develop a mechanism with respect to Broadcom Stock Options and Broadcom Restricted Stock Units held by individuals subject to Taxes imposed by the Laws of a country other than the United States.

Section 3.8 Avago Equity Awards.

(a) At the Avago Effective Time, each outstanding Avago Share Option shall, without any further action on the part of any holder thereof, be assumed and converted into an option to purchase the same number of Holdco Ordinary Shares as the number of Avago Ordinary Shares subject to such Avago Share Option at the same exercise price per Holdco Ordinary Share as the per share exercise price for the Avago Ordinary Shares subject to such Avago Share Option (each, as so adjusted, an “Avago Converted Holdco Option”). Subject to applicable Law, the Avago Converted Holdco Options shall have the same vesting schedule (including any applicable change in control or other accelerated vesting provisions) as the Avago Share Options and otherwise shall have the same terms and conditions as such Avago Share Options. After such assumption and conversion, the Avago Converted Holdco Options shall be subject to all of the terms and conditions of the Avago Equity Plans, grant agreements under which the Avago Share Options were originally issued, and any other applicable benefit plan, agreement or arrangement (including any applicable change in control or other accelerated vesting provisions, provided that in no event shall this transaction constitute a change in control for the purposes of such provisions).

(b) At the Avago Effective Time, each Avago RSU Award outstanding immediately prior to the Avago Effective Time shall be converted into an award consisting of that number of restricted share units of Holdco Ordinary Shares (“Converted Holdco RSUs”) equal to the number of Avago Ordinary Shares subject to such Avago RSU Award. The Converted Holdco RSUs shall have the same vesting schedule (including any applicable change in control or other accelerated vesting provisions) as the Avago RSU Awards and otherwise shall have the same terms and conditions as such Avago RSU Awards. Subject to applicable Law, any Converted Holdco RSUs issued pursuant to this Section 3.9(b) shall be subject to the same terms and conditions as were applicable to such Avago RSU Awards (including any applicable change in control or other accelerated vesting provisions, provided, that in no event shall this transaction constitute a change in control for the purposes of such provisions).

(c) Prior to the Avago Effective Time, Avago shall take all actions necessary to effectuate the provisions set forth in this Section 3.9; provided, that no action taken by Avago shall be required to be irrevocable until immediately prior to the Avago Effective Time. The parties shall, to the extent necessary to minimize the tax impact to holders of Avago Share Options and Avago RSU Awards of the provisions set forth in this Section 3.9, cooperate in good faith prior to the Avago Effective Time to develop a mechanism with respect to Avago Share Options and Avago RSU Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States.

Section 3.9 Withholding Rights. Each of the Avago Parties, Broadcom and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Avago Parties, Broadcom or the Exchange Agent, as the case may be, such deducted and withheld amounts (a) shall be remitted by the Avago Parties, Broadcom or the Exchange Agent, as applicable, to the applicable Governmental Entity and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BROADCOM

Except as disclosed (a) in the Broadcom SEC Reports filed by Broadcom and any items furnished by Broadcom with the SEC since December 31, 2012 and prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date of this Agreement and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” or other statements that are similarly predictive or forward-looking in nature), but only to the extent such Broadcom SEC Reports or such furnished items are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (it being understood that this clause (ii) shall not be applicable to Section 4.2) or (b) in the Broadcom Disclosure Schedule, Broadcom represents and warrants to the Avago Parties as follows:

Section 4.1 Organization.

(a) Broadcom is a corporation duly organized, validly existing and in good standing under the CGCL, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted. Broadcom is duly qualified or licensed to do business and in good standing in each jurisdiction (to the extent such concept is applicable in such jurisdiction) in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, either individually or in the aggregate, a Broadcom Material Adverse Effect.

(b) Section 4.1(b) of the Broadcom Disclosure Schedule sets forth a true, correct and complete list of Broadcom’s material Subsidiaries, as of the date of this Agreement. Each such Subsidiary is duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization or formation, as applicable, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is currently being conducted.

(c) Broadcom has made available to Avago copies of the articles of incorporation and bylaws, including all amendments thereto through the date of this Agreement, of Broadcom. Neither Broadcom nor any material Subsidiary of Broadcom is in violation of any of the Charter Documents of such entity.

Section 4.2 Capitalization; Subsidiaries.

(a) The authorized capital stock of Broadcom consists of 2,500,000,000 Class A Common Shares, 400,000,000 Class B Common Shares and 6,432,161 shares of Broadcom Preferred Stock, par value $0.0001 per share (“Broadcom Preferred Shares”). As of the close of business on May 26, 2015, there were outstanding (i) 552,968,480 Class A Common Shares (with zero Class A Common Shares held by Broadcom in treasury), (ii) 48,979,051 Class B Common Shares (with zero Class B Common Shares held by Broadcom in treasury), (iii) zero Broadcom Preferred Shares, (iv) 12,551,830 Broadcom Stock Options to purchase an aggregate of 12,551,830 Class A Common Shares (of which options to purchase an aggregate of 12,551,705 Class A Common Shares were exercisable), and (iv) 21,364,759 Broadcom Restricted Stock Units. As of the close of business on May 26, 2015, 23,668,157 shares of Class A Common Shares were authorized for issuance pursuant to the ESPP, of which a maximum of 5,000,000 shares of Class A Common Shares will be issued with respect to the Purchase Interval (as defined in the ESPP) in effect under the ESPP on the date of this Agreement. From the close of business on May 26, 2015 until the date of this Agreement, no Broadcom Common Shares or Broadcom Preferred Shares have been issued except for (i) Class A Common Shares issued upon conversion of Class B Common Shares or (ii) Class A Common Shares issued pursuant to the ESPP, upon the exercise of Broadcom Stock Options or upon the settlement of Broadcom Restricted Stock Units, in each case, as outstanding on May 26, 2015 and in accordance with their terms. All of the outstanding Broadcom Common Shares are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. All of the rights granted and not yet exercised to subscribe for shares of Broadcom’s capital stock are duly authorized and free of preemptive rights. As of the date of this Agreement, other than (i) pursuant to Broadcom Equity Plans or the ESPP or (ii) the right of the holders of Class B Common Shares to convert such shares into Class A Common Shares, there are no existing (A) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Broadcom or any of its Subsidiaries to issue, transfer or sell any capital stock or other equity interest in, Broadcom or any of its Subsidiaries, (B) contractual obligations of Broadcom or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Broadcom or any of its Subsidiaries or (C) voting trusts or similar agreements to which Broadcom is a party with respect to the voting of the Class A Common Shares or Class B Common Shares.

(b) As of May 26, 2015, Broadcom has reserved 152,728,467, shares of Class A Common Shares for issuance on exercise, vesting or other conversion to Class A Common Shares of equity-based awards granted pursuant to the Broadcom Equity Plans. All outstanding Class A Common Shares have been, and all shares that may be issued pursuant to Broadcom Equity Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. There are no Class A Common Shares that are subject to vesting or forfeiture restrictions. Section 4.2(b) of the Broadcom Disclosure Schedule contains, as of May 26, 2015, a complete and correct list of each outstanding Broadcom Stock Option, Broadcom Restricted Stock Unit and Broadcom Performance-Based Unit, including the date of grant, the date of expiration, the number of Class A Common Shares subject to such award as of the date of this Agreement, exercise price, vesting schedule (including the number of vested and unvested shares as of the date of this Agreement), the number of Class A Common Shares vested and unvested as of the date of this Agreement and whether such award is an “incentive stock option” within the meaning of Section 422 of the Code.

(c) All of the issued Equity Interests of each of Broadcom’s Subsidiaries are validly issued, fully paid (to the extent required under the applicable Charter Documents) and nonassessable (to the extent that such concept is applicable) and all such shares other than directors’ qualifying shares are owned of record and beneficially, directly or indirectly, by Broadcom free and clear of all material Liens, pledges, security interests or other encumbrances. No Subsidiary of Broadcom has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements, except, in each case, to or with Broadcom or any other Subsidiary of Broadcom. There are no outstanding contractual obligations of any Subsidiary of Broadcom to repurchase, redeem or otherwise acquire any of its share capital or other equity interests.

(d) Neither Broadcom nor any of its Subsidiaries own any material interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity (other than an interest or investment in a Subsidiary of Broadcom), which interest or investment is material to Broadcom or any of its Subsidiaries, taken as a whole.

(e) Neither Broadcom nor any of its Subsidiaries has agreed or is obligated to make any material future investment in or capital contribution to any Person in exchange for equity therein (other than in or to Broadcom or any of its Subsidiaries).

(f) Neither Broadcom nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Broadcom or such Subsidiary on any matter.

Section 4.3 Authorization; Validity of Agreement; Broadcom Action. Broadcom has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Broadcom Shareholder Approval, to consummate the transactions applicable to it contemplated hereby. The execution, delivery and performance by Broadcom of this Agreement and the consummation by Broadcom of the transactions applicable to Broadcom contemplated hereby have been duly authorized by all necessary corporate action of Broadcom (subject to obtaining the Broadcom Shareholder Approval), including by its board of directors, and no other corporate action on the part of Broadcom is necessary to authorize the execution and delivery by Broadcom of this Agreement and, except for Broadcom Shareholder Approval in the case of the Cash/Stock Merger and the

Unit Merger, the consummation by Broadcom of the transactions applicable to it contemplated hereby. This Agreement has been duly executed and delivered by Broadcom and, assuming due and valid authorization, execution and delivery hereof by the Avago Parties, this Agreement is a valid and binding obligation of Broadcom enforceable against Broadcom in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

Section 4.4 Consents and Approvals; No Violations. Assuming compliance with the matters referred to in Section 4.4(iv)(A)-(E), and subject to obtaining Broadcom Shareholder Approval, the execution and delivery of this Agreement by Broadcom do not, and the performance by Broadcom of this Agreement and the consummation by Broadcom of the transactions applicable to it contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws of Broadcom, (ii) require any consent by any Person under, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) of Broadcom’s obligations under any Material Contract, (iii) violate any Law applicable to Broadcom, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the Laws of the State of California, (B) the HSR Act, other Antitrust Laws and CFIUS, (C) Nasdaq Rules and listing standards, (D) the Exchange Act and (E) the Securities Act, require Broadcom or any of its Subsidiaries to make any filing or registration with or notification to, or to obtain any authorization, consent or approval of any Governmental Entity; except, (x) in each case, as set forth in Section 4.4 of the Broadcom Disclosure Schedule or (y) in the case of clauses (ii), (iii) and (iv), for such violations, breaches, defaults or rights of termination, cancellation, or acceleration of Broadcom’s obligations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, (1) would not reasonably be expected to have, either individually or in the aggregate, a Broadcom Material Adverse Effect and would not materially adversely affect the ability of Broadcom to consummate the transactions contemplated hereby, or (2) would occur or be required as a result of the business or activities in which Avago or its Subsidiaries (including the other Avago Parties) is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Avago or its Subsidiaries (including the other Avago Parties).

Section 4.5 SEC Reports; Broadcom Financial Statements.

(a) Broadcom has filed all Broadcom SEC Reports on a timely basis. None of Broadcom’s Subsidiaries is required to file any document with the SEC. As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date of this Agreement, the Broadcom SEC Reports (other than the Broadcom Financial Statements) (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b) Each of the financial statements (including the related notes or schedules thereto) of Broadcom and all related compilations, reviews and other reports issued by Broadcom’s accountants with respect thereto included in the Broadcom SEC Reports (collectively, the “Broadcom Financial Statements”) (i) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented in all material respects the consolidated financial position of Broadcom and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and except as indicated in the notes to such Broadcom Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Broadcom Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which individually or in the aggregate will be material in amount).

(c) Since December 31, 2012, there has been no change in Broadcom’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to Broadcom Financial Statements, except as described in the Broadcom SEC Reports or except as may be required or permitted by any Governmental Entity. The reserves reflected in Broadcom’s Financial Statements are in accordance with GAAP and have been calculated in a consistent manner.

(d) With respect to each report on Form 10-K and each quarterly report on Form 10-Q included in the Broadcom SEC Reports, the chief executive officer and chief financial officer of Broadcom have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (the “Sarbanes-Oxley Act”).

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of Broadcom are reasonably designed to ensure that all information required to be disclosed by Broadcom in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Broadcom as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Broadcom required under the Exchange Act with respect to such reports.

Section 4.6 No Undisclosed Liabilities. As of the date of this Agreement, neither Broadcom nor any of its Subsidiaries has, since December 31, 2014 through the date of this Agreement, incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of Broadcom and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of Broadcom and its consolidated Subsidiaries included in Broadcom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Broadcom Balance Sheet”), except for (a) liabilities or obligations disclosed and provided for in Broadcom Balance Sheet or in the notes thereto, (b) liabilities or obligations identified in Section 4.6 of the Broadcom Disclosure Schedule, (c) liabilities and obligations incurred in the ordinary course of business since December 31, 2014, (d) liabilities and obligations incurred in connection with the Cash/Stock Merger, the Unit Merger or otherwise as contemplated or permitted by this Agreement, (e) intercompany liabilities and obligations, (f) liabilities and obligations that would not reasonably be expected to have, either individually or in the aggregate, a Broadcom Material Adverse Effect and (g) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article IV.

Section 4.7 Absence of Certain Changes. Since December 31, 2014 through the date of this Agreement, neither Broadcom nor any of its Subsidiaries (a) have suffered a Broadcom Material Adverse Effect or (b) have taken any action that would be prohibited by Section 6.1(b) if taken after the date of this Agreement.

Section 4.8 Material Contracts.

(a) As of the date of this Agreement, neither Broadcom nor any of its Subsidiaries is a party to or bound by any Contract, other than a Broadcom Excluded Contract, that remains executory:

(i) that would be required to be filed by Broadcom as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;

(ii) that creates a Partnership with respect to any material business of Broadcom and its Subsidiaries, taken as a whole,

(iii) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for indebtedness for borrowed money in excess of $250,000,000 other than (A) intercompany agreements or (B) comfort letters, letters of credit and guarantees of payment, performance and other obligations by Broadcom or its Subsidiaries to vendors, suppliers, customers or otherwise entered into in the ordinary course of business;

(iv) with a Broadcom Significant Customer that has not been fully performed (excluding, for the avoidance of doubt, warranty, indemnity or other similar obligations) for the sale or distribution by Broadcom or its Subsidiaries of materials, supplies, goods, services, equipment or other assets (other than the sale of Broadcom Products) providing for either (A) annual payments to Broadcom or its Subsidiaries of $$250,000,000 or more or (B) aggregate payments to Broadcom or its Subsidiaries of $500,000,000 or more;

(v) with a Broadcom Significant Supplier that has not been fully performed (excluding, for the avoidance of doubt, warranty, indemnity or other similar obligations) for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by Broadcom or its Subsidiaries of $150,000,000 or more or (B) aggregate payments by Broadcom or its Subsidiaries of $300,000,000 or more;

(vi) with respect to the acquisition or disposition of any Person, business, line of business or division thereof (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction) pursuant to which Broadcom or any of its Subsidiaries has any continuing and unpaid “earn-out” or similar contingent payment obligations, in each case, in excess of $50,000,000 (other than any Contract that provides for the acquisition of inventory, raw materials or equipment in the ordinary course);

(vii) with a Broadcom Significant Customer or Broadcom Significant Supplier that contains a right of first refusal, first offer or first negotiation with respect to an asset owned by Broadcom or its Subsidiaries that is material to Broadcom and its Subsidiaries, taken as a whole;

(viii) with a Broadcom Significant Customer or Broadcom Significant Supplier that (i) contains any provisions restricting the right of Broadcom or any of its Subsidiaries materially (A) to compete or transact in any business or with any Person or in any geographic area, (B) to acquire any material product or other asset or service from any other Person, or (C) to develop, sell, supply, distribute, support or service any material product or Technology or other asset to or for any other Person or (ii) grants material and exclusive rights to license, market, sell or deliver any Broadcom Product or that contains any “most favored nation” or similar provisions in favor of the other party with total contract value in excess of $150,000,000 in the prior fiscal year;

(ix) that is a portfolio-wide patent cross-license agreement under Broadcom’s and its Subsidiaries’ Patents;

(x) that is a settlement, conciliation or similar agreement (A) with any Governmental Entity which (i) materially restricts or imposes material obligations upon Broadcom or its Subsidiaries or (ii) materially disrupts the business of Broadcom and its Subsidiaries as currently conducted, or (B) which would require Broadcom or any of its Subsidiaries to pay consideration of more than $50,000,000 after the date of this Agreement; or

(xi) with any Governmental Entity that is material to the conduct of the business of Broadcom and its Subsidiaries as currently conducted, taken as a whole.

Each such Contract described in clauses (i)-(xii) is referred to herein as a “Material Contract.”

(b) (i) Each Material Contract is enforceable against Broadcom in accordance with its terms and, to the Knowledge of Broadcom, each other party thereto, and is in full force and effect and (ii) Broadcom or its Subsidiaries, on the one hand, and, to the Knowledge of Broadcom, each other party to each Material Contract, on the other hand, have performed all material obligations required to be performed by it under such Material Contract and, to the Knowledge of Broadcom, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach; (B) give any Person the right to accelerate the maturity or performance of any Material Contract or (C) give any Person the right to cancel, terminate for cause or modify any Material Contract.

Section 4.9 Employee Benefit Plans; ERISA.

(a) Section 4.9(a) of the Broadcom Disclosure Schedule sets forth a complete and accurate list identifying each Benefit Plan, each Benefit Agreement, and each Foreign Benefit Plan. With respect to each Benefit Plan, Benefit Agreement and Foreign Benefit Plan, Broadcom has furnished or made available to Holdco, as applicable, accurate and complete copies of (i) all documents constituting each Benefit Plan, Benefit Agreement and Foreign Benefit Plan (or a written summary thereof with respect to any plan that is not in writing), including all amendments thereto and all related trust or other funding documents, (ii) the most recent available annual report (Form 5500 and all schedules and financial statements attached thereto), if any, (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA, (iv) all material correspondence within the past two years to or from any Governmental Entity relating to such plan and (vi) the most recent IRS determination (or opinion) letters with respect to such plan.

(b) With respect to each Benefit Plan and Benefit Agreement except as would not be reasonably expected to have, either individually or in the aggregate, a Broadcom Material Adverse Effect: (i) if intended to be qualified under section 401(a) of the Code, such Benefit Plan is the subject of an unrevoked favorable determination or opinion letter from the IRS, and, to the Knowledge of Broadcom, nothing has occurred since the date of the most recent such determination that would adversely affect such qualification, (ii) such Benefit Plan or Benefit Agreement has been established, maintained and administered in accordance with its terms and in compliance in all material respects with applicable Law, including ERISA and the Code, and (iii) no disputes are pending, or, to the Knowledge of Broadcom, threatened against such Benefit Plan or Benefit Agreement (or any assets or fiduciary thereof) that would give rise to material liability on the part of Broadcom or any of its Subsidiaries.

(c) Neither Broadcom, any of its Subsidiaries, nor any of their respective ERISA Affiliates sponsors or contributes to, or has any liability (whether actual or contingent) with respect to (i) a “defined benefit plan” (as defined in ERISA Section 3(35)); (ii) a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (iii) a pension plan subject to Title IV of ERISA or Section 412 of the Code, in any case, either directly or through any ERISA Affiliate; (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); (v) a “multiple employer plan” (as defined in Section 413(c) of the Code) or (vi) except as listed in Section 4.9(c) of the Broadcom Disclosure Schedule, any plan, program or arrangement that provides for post-retirement or other post-employment health or welfare benefits (other than health care continuation coverage as required by Law).

(d) (i) Except as would not be reasonably expected to have, either individually or in the aggregate, a Broadcom Material Adverse Effect, each Foreign Benefit Plan and related trust, if any, complies with and has been established, maintained and administered in compliance in all material respects with (A) the Laws of the applicable foreign country and (B) their terms and the terms of any collective bargaining, collective labor or works council agreements, (ii) each Foreign Benefit Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved, (iii) no litigation has been commenced (other than routine claims for benefits in the ordinary course) with respect to any Foreign Benefit Plan and, to the Knowledge of Broadcom, no such litigation is threatened (other than routine claims for benefits in the ordinary course), (iv) there are no governmental audits or investigations pending or, to the Knowledge of Broadcom, threatened in connection with any Foreign Benefit Plan; and (v) no Foreign Benefit Plan has any material unfunded liabilities that, as of the Effective Times, will not be offset by insurance or fully accrued.

(e) With respect to Benefit Plan and Benefit Agreement: (i) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of such Benefit Plan or Benefit Agreement has occurred, and (ii) none of the assets of Broadcom or any of its Subsidiaries or any of their respective ERISA Affiliates is, or may reasonably be expected to become, the subject of any lien arising under ERISA or the Code except, in the case of (i) and (ii), as would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect. All contributions required to be made under the terms of any of the Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in Broadcom’s financial statements prior to the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

(f) Except as provided in this Agreement or as required by applicable Law, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, whether contingent or otherwise, and including a subsequent termination of employment or services) entitle any current or former employee or independent contractor of Broadcom or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan or Benefit Agreement. No payment or benefit that will or may be made by Broadcom, its Subsidiaries or their respective ERISA Affiliates to any of their respective current or former employees or other service providers is reasonably expected to be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no Contract by which Broadcom or any of its Subsidiaries is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

(g) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by Broadcom or any of its Subsidiaries has been operated in material compliance with Section 409A of the Code and the guidance issued thereunder.

Section 4.10 Litigation. There is no Proceeding pending against or, to the Knowledge of Broadcom, threatened against Broadcom or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect. To the Knowledge of Broadcom, there are no governmental investigations pending, or threatened against Broadcom or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

Section 4.11 Compliance with Law.

(a) Broadcom and its Subsidiaries (i) are, and have at all times since January 1, 2013 through the date of this Agreement been, in compliance with applicable Laws; and (ii) to the Knowledge of Broadcom, since January 1, 2013 through the date of this Agreement, have not received any written notice from any Governmental Entity alleging that Broadcom or any of its Subsidiaries is in violation of any applicable Law, except, in the case of each of clauses (i) and (ii), for such non-compliance and violations that would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

(b) Broadcom and each of its Subsidiaries are, and have at all times since January 1, 2013 through the date of this Agreement, been in compliance in all material respects with applicable United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by OFAC. Without limiting the foregoing, to the Knowledge of Broadcom, there are no pending or threatened claims or investigations by any Governmental Entity of potential violations against Broadcom or any of its Subsidiaries with respect to export activity or export licenses, that would reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

(c) Since January 1, 2013 through the date of this Agreement, neither Broadcom nor any of its Subsidiaries and, to the Knowledge of Broadcom, no agent, employee or other Person acting on behalf of Broadcom or any of its Subsidiaries has, directly or indirectly, in any material respect:

(i) made or agreed to make any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to Broadcom’s or any of its Subsidiaries’ business;

(ii) made or agreed to make any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii) violated any provision of the FCPA, or any other applicable Laws relating to anti-corruption or anti-bribery; or

(iv) made or agreed to make any bribe, payoff, influence payment, kickback or other similar unlawful payment.

(d) Notwithstanding the foregoing, this Section 4.11 shall not apply to the subject matter of the representations and warranties in Section 4.9, Section 4.13, Section 4.15 and Section 4.16.

Section 4.12 Intellectual Property.

(a) (i) Broadcom or one or more of its Subsidiaries owns all right, title, and interest in and to all material Intellectual Property owned by Broadcom or one or more of its Subsidiaries, free and clear of any Lien, except for Permitted Liens; (ii) to the Knowledge of Broadcom, such Intellectual Property is not subject to any outstanding injunction, judgment, order, decree or ruling; and (iii) no Proceeding, complaint, claim of which Broadcom has received written notice is pending or, to the Knowledge of Broadcom, is threatened that challenges the validity, enforceability or Broadcom’s ownership of, such Intellectual Property; except to the extent that the failure of any of the foregoing clauses (i), (ii) or (iii) to be true and correct would not reasonably be expected to result in, either individually or in the aggregate, a Broadcom Material Adverse Effect.

(b) To the Knowledge of Broadcom, each material Contract under which Broadcom or any of its Subsidiaries licenses from a third party material Intellectual Property that is currently used by Broadcom or such Subsidiary in the conduct of its business (such agreements being referred to as “Broadcom License-In Agreements”) (i) is in full force and effect; and (ii) is not the subject of a claim of material breach by Broadcom or its Subsidiaries of any such Broadcom License-In Agreement, except to the extent that the failure of any of the foregoing clauses (i) or (ii) to be true and correct would not reasonably be expected to result in, either individually or in the aggregate, a Broadcom Material Adverse Effect. As of the date of this Agreement, neither Broadcom nor any of its Subsidiaries is a party to or bound by any Contract, other than a Broadcom Excluded Contract, with a Broadcom Significant Customer or Broadcom Significant Supplier, that following the Closing, would result in any party to such Contract or any other party obtaining a license, right to use or any other claim or right in respect of any material Intellectual Property of Avago and any of its Subsidiaries (excluding Broadcom and its Subsidiaries).

(c) To the Knowledge of Broadcom, neither Broadcom nor any of its Subsidiaries has received any written complaint, claim, demand, or notice since January 1, 2013 alleging any infringement or misappropriation of third-party Intellectual Property, excluding any of the foregoing that would not reasonably be expected to result in, either individually or in the aggregate, a Broadcom Material Adverse Effect. To the Knowledge of Broadcom, neither Broadcom nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property of any third party in the past three (3) years.

(d) Broadcom and its Subsidiaries use commercially reasonable efforts to protect and preserve the confidentiality of their material trade secrets. The Broadcom Products are in compliance with applicable open source license obligations, except as would not reasonably be expected to result in, either individually or in the aggregate, a Broadcom Material Adverse Effect.

(e) The consummation by Broadcom of the transactions applicable to it contemplated hereby will not require Broadcom or its Subsidiaries to (i) grant any license to any third party under material Intellectual Property of Broadcom or its Subsidiaries or (ii) disclose any material trade secrets of Broadcom or its Subsidiaries, in each case, to any third party under any Material Contract.

Section 4.13 Taxes. Except as would not reasonably be expected to result in, either individually or in the aggregate, a Broadcom Material Adverse Effect (provided, that, notwithstanding anything to the contrary herein, the foregoing shall not apply to the representations and warranties set forth in Section 4.13(f) or (g)),

(a) Each of Broadcom and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes shown to be due on such Tax Returns other than such Taxes as are being contested in good faith by Broadcom or its Subsidiaries.

(b) There are no material federal, state, local or foreign audits or examinations of any Tax Return of Broadcom or its Subsidiaries pending and neither Broadcom nor any Subsidiary has received written notice of any such material audit or examination.

(c) There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against Broadcom or any of its Subsidiaries.

(d) Neither Broadcom nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes, except for any such agreements that (i) are solely between Broadcom and/or any of its Subsidiaries, (ii) will terminate as of the Closing or (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

(e) There are no material Liens for Taxes upon the assets of Broadcom or any of its Subsidiaries that are not provided for in the Broadcom SEC Reports, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith, which contest, if determined adversely to Broadcom, would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

(f) Neither Broadcom nor any of its Subsidiaries has taken any action, nor, to the Knowledge of Broadcom, does there exist any fact or circumstance, that would prevent or impede, or would be reasonably likely to prevent or impede, (i) the Cash/Stock Merger, together with the Avago Scheme, from qualifying as an “exchange” within the meaning of Section 351(a) of the Code other than the possible failure to satisfy the “substantiality test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3)(iii) or (ii) the Unit Merger from qualifying as an “exchange” for which no gain or loss shall be recognized by holders of Unit Electing Shares pursuant to Section 721(a) of the Code (other than such gain or loss recognized in connection with (A) the receipt of cash in lieu of fractional Holdco Ordinary Shares or Units, (B) any voting rights in Holdco attaching to or associated with Units or otherwise provided to holders of Units (through the issuance of any Equity Interests of Holdco, a voting trust or otherwise) or (C) any expense reimbursement described in Section 4.2 of the Support Agreements)).

(g) Neither Broadcom nor any of its Subsidiaries has Knowledge of any facts or of any reason that would reasonably be expected to cause Holdco to be treated, as a result of the transactions contemplated by this Agreement, as (i) a resident of the United States for U.S. federal Tax purposes or (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(h) All material Taxes required to be withheld by Broadcom or its Subsidiaries have been timely withheld and, to the extent required by applicable Law, timely paid to the appropriate Governmental Entity.

Section 4.14 Real Property and Tangible Assets.

(a) Except as would not materially and adversely affect the value, operation and use of the real property, Broadcom or one of its Subsidiaries owns good and marketable fee simple title or has valid leasehold title (as applicable) to (i) the material real properties owned by Broadcom or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”) and (ii) the material Real Property Leases reflected on the Broadcom Balance Sheet or acquired after the Broadcom Balance Sheet Date, in each case, free and clear of all Liens, except (i) for Permitted Liens and (ii) for the property and assets that have been disposed of since the Broadcom Balance Sheet Date in the ordinary course of business consistent with past practice.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect, (i) each Real Property Lease under which Broadcom or any of its Subsidiaries leases, subleases, licenses or otherwise occupies any real property is valid, binding and in full force and effect and (ii) there is not under any Real Property Lease (y) any existing default by Broadcom or any of its Subsidiaries or, to the Knowledge of Broadcom, any other party thereto or (z) to the Knowledge of Broadcom, any condition or event which, with notice or lapse of time, or both, would constitute a material default under the provisions of such Real Property Lease.

(c) Section 4.14(c) of the Broadcom Disclosure Schedule contains a complete and correct list of the (i) Owned Real Property, including the owner thereof and (ii) each material Real Property Lease.

(d) To the Knowledge of Broadcom, there is no pending or threatened condemnation proceeding with respect to any of the Owned Real Property or any material Real Property Lease.

Section 4.15 Environmental. Except for noncompliance that would not reasonably be expected to have, either individually or in the aggregate, a Broadcom Material Adverse Effect,

(a) Since January 1, 2013, Broadcom and each of its Subsidiaries has been in compliance with all Environmental Laws.

(b) There is no Environmental Claim pending or, to the Knowledge of Broadcom, threatened against Broadcom or its Subsidiaries, or to the Knowledge of Broadcom against any person or entity whose liability for any Environmental Claim Broadcom has retained or assumed either contractually or by operation of law.

(c) To the Knowledge of Broadcom, there are no conditions or incidents, including the Release of any Materials of Environmental Concern, that could reasonably be expected to result in an Environmental Claim against Broadcom or its Subsidiaries, or against any person or entity whose liability for any Environmental Claim Broadcom has retained or assumed either contractually or by operation of law, or otherwise result in costs or liabilities to Broadcom or its Subsidiaries under Environmental Law.

(d) Neither Broadcom nor its Subsidiaries, is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern or (ii) to remove or remediate Materials of Environmental Concern or (iii) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.

Section 4.16 Labor Matters.

(a) Neither Broadcom nor any of its Subsidiaries is a party to, or currently negotiating or entering into, any collective bargaining agreement or any labor union contract or trade union agreement (other than national bargaining agreements) or material work rules, nor, to the Knowledge of Broadcom, are there any employees of Broadcom or any of its Subsidiaries represented by a works council or a labor organization, or material pending or threatened activities or proceedings of any labor union to organize any employees of Broadcom or any of its Subsidiaries.

(b) As of the date of this Agreement, there is no pending or, to the Knowledge of Broadcom, threatened, labor strike, material walkout, material work stoppage, material slowdown or lockout with respect to employees of Broadcom or any of its Subsidiaries.

(c) There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Broadcom, threatened against Broadcom or its Subsidiaries, except as would not reasonably be expected to result in, individually or in the aggregate, a Broadcom Material Adverse Effect.

(d) Except as would not reasonably be expected to result in, either individually or in the aggregate, a Broadcom Material Adverse Effect, (i) Broadcom and each of its Subsidiaries are in compliance with all applicable Laws relating to employment, including Laws relating to discrimination, hours of work and the payment of wages or overtime wages, classification of employees and independent contractors, health and safety, layoffs and plant closings and collective bargaining, (ii) Broadcom and its Subsidiaries have not received notice of any charge or complaint with respect to or relating to them pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, or notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, and (iii) there are no complaints or lawsuits, pending or, to the Knowledge of Broadcom, threatened against Broadcom or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e) To the Knowledge of Broadcom, no executive officer of Broadcom or any of its Subsidiaries is in material violation of any term of any employment agreement, noncompetition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Broadcom or any of its Subsidiaries because of the nature of the business conducted or to the use of trade secrets or proprietary information of any former employer.

Section 4.17 Licenses and Permits. Except in each case as would not reasonably be expected to have, either individually or in the aggregate, a Broadcom Material Adverse Effect, (i) Broadcom and its Subsidiaries have, and at all times since January 1, 2013 have had, all licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Entity (collectively, the “Permits”), and have made all necessary filings required under applicable Law, necessary to conduct the business of Broadcom and its Subsidiaries; (ii) since January 1, 2013 through the date of this Agreement, neither Broadcom nor any of its Subsidiaries has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit; and (iii) each such Permit has been validly issued or obtained and is in full force and effect.

Section 4.18 Insurance. Except as has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Broadcom Material Adverse Effect, as of the date of this Agreement, (i) all material insurance policies of Broadcom and its Subsidiaries are in full force and effect, (ii) to the Knowledge of Broadcom, no written notice of default or termination has been received by Broadcom or any of its Subsidiaries in respect thereof and (iii) all premiums due thereon have been paid.

Section 4.19 Significant Customers. As of the date of this Agreement, to the Knowledge of Broadcom, neither Broadcom nor any of its Subsidiaries has received written notice from any Broadcom Significant Customer that such Broadcom Significant Customer shall not continue as a customer of Broadcom or any of its Subsidiaries, as applicable.

Section 4.20 Brokers or Finders. No investment banker, broker, finder, financial advisor or intermediary (other than J.P. Morgan Securities LLC and Evercore Group L.L.C.), the fees and expenses of which will be paid by Broadcom, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Broadcom or any of its Subsidiaries.

Section 4.21 Vote Required. The affirmative vote of a majority of the outstanding Class A Common Shares in favor of the approval of this Agreement, the Cash/Stock Merger, the Unit Merger and the affirmative vote of a majority of the outstanding Class B Common Shares in favor of the approval of this Agreement, the Cash/Stock Merger and the Unit Merger (collectively, the “Broadcom Shareholder Approval”) are the only votes of the holders of any of Broadcom’s capital stock necessary in connection with the consummation of the Cash/Stock Merger, the Unit Merger and the other transactions applicable to Broadcom contemplated by this Agreement.

Section 4.22 Board Recommendation. Broadcom’s board of directors, at a meeting duly called and held, has unanimously (a) determined that this Agreement, the California Merger Agreements, the Cash/Stock Merger, the Unit Merger and the other transactions applicable to Broadcom contemplated by this Agreement and the California Merger Agreements are advisable and in the best interests of Broadcom and its shareholders, (b) approved this Agreement, the Cash/Stock Merger and the Unit Merger and the other transactions applicable to Broadcom contemplated by this Agreement and the California Merger Agreements and (c) subject to the other terms and conditions of this Agreement, resolved to recommend that the shareholders of Broadcom approve this Agreement, the California Merger Agreements and the transactions applicable to Broadcom contemplated hereby and thereby (the “Broadcom Board Recommendation”) and, as of the date of this Agreement, none of such actions by Broadcom’s board of directors has been amended, rescinded, or modified.

Section 4.23 Opinion of Financial Advisors.

(a) Broadcom’s board of directors has received the opinion, dated May 28, 2015, of J.P. Morgan Securities LLC, financial advisor to Broadcom, to the effect that, as of the date of such opinion, on the basis of and subject to the factors, assumptions and limitations set forth in such opinion, the Broadcom Merger Consideration to be paid to the holders of Class A Common Shares and Class B Common Shares other than any holders which are affiliates of Broadcom (the “Common Stock Holders”) in the Transactions is fair, from a financial point of view, to the Common Stock Holders. A copy of the written opinion received by Broadcom’s board of directors will be provided to Avago by Broadcom promptly following the date of this Agreement.

(b) The special committee of Broadcom’s board of directors (the “Broadcom Special Committee”) has received the opinion of Evercore Group L.L.C., financial advisor to the Broadcom Special Committee, to the effect that, as of the date of this Agreement, subject to the various assumptions, limitations and qualifications set forth therein, the merger consideration to be received by the holders of Broadcom Common Shares (other than any such holders which are affiliates of Broadcom) who may choose not to elect to receive Units or Holdco Restricted Ordinary Shares pursuant to the terms and conditions set forth in this Agreement is fair from a financial point of view to such holders of Broadcom Common Shares. A copy of the written opinion received by the Broadcom Special Committee will be provided to Avago by Broadcom promptly following the date of this Agreement.

Section 4.24 No Other Representations or Warranties. Except for the representations and warranties contained in Article V, Broadcom acknowledges that none of the Avago Parties or any of their respective Subsidiaries nor any Representative of any Avago Parties or any of their respective Subsidiaries makes, and Broadcom acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of any of the Avago Parties or any of their respective Subsidiaries or with respect to any other information provided or made available to Broadcom by or on behalf of any of the Avago Parties in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Broadcom or its Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE AVAGO PARTIES

Except as disclosed (a) in the Avago SEC Reports filed by Avago and any items furnished by Avago with the SEC since October 28, 2012 and prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date of this Agreement and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” or other statements that are similarly predictive or forward-looking in nature), but only to the extent such Avago SEC Reports or such furnished items are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (it being understood that this clause (ii) shall not be applicable to Section 5.13) or (b) in the Avago Disclosure Schedule, the Avago Parties jointly and severally represent and warrant to Broadcom as follows:

Section 5.1 Organization.

(a) Avago is a limited company incorporated under the Laws of the Republic of Singapore, Holdco is a limited company incorporated under the Laws of the Republic of Singapore, New LP is an exempted limited partnership formed under the laws of the Cayman Islands, Intermediate Holdco is an exempted company incorporated under the laws of the Cayman Islands, Finance Holdco is an exempted company incorporated under the laws of the Cayman Islands, Cash/Stock Merger Sub is a California corporation and Unit Merger Sub is a California corporation, in each case, duly organized or incorporated (as the case may be), validly existing and in good standing (to the extent such concept is applicable in such jurisdiction) under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted. Each of the Avago Parties is duly qualified or licensed to do business and in good standing in each jurisdiction (to the extent such concept is applicable in such jurisdiction) in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, either individually or in the aggregate, an Avago Material Adverse Effect.

(b) Avago has made available to Broadcom a copy of Avago’s memorandum and articles of association, as last amended on August 14, 2009, and the Charter Documents of each of the other Avago Parties as currently in effect, and neither Avago nor any of the other Avago Parties is in violation of any provision of its respective Charter Documents.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of the Avago Parties has the requisite corporate power and authority to execute and deliver this Agreement and, subject to (solely with respect to the Avago Scheme) the receipt of the Avago Shareholder Approval, to consummate the transactions applicable to it contemplated hereby. The execution, delivery and performance by the Avago Parties of this Agreement and the consummation by the Avago Parties of the transactions applicable to them contemplated hereby have been duly and validly authorized by all necessary corporate action of the Avago Parties (subject to, solely with respect to the Avago Scheme, the Avago Shareholder Approval), including by their respective board of directors (or equivalent governing body) and no other corporate action on the part of any Avago Party is necessary to authorize the execution and delivery by such Avago Party of this Agreement, and, except for (solely with respect to the Avago Scheme) the Avago Shareholder Approval (as described in Section 5.18), the consummation by them of the transactions applicable to them contemplated hereby (other than, with respect to the Avago Scheme, the lodging of the Singapore Court Order with ACRA described in Section 2.4(a)). This Agreement has been duly executed and delivered by each of the Avago Parties and, assuming due and valid authorization, execution and delivery hereof by Broadcom, this Agreement is a valid and binding obligation of each of the Avago Parties enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

Section 5.3 Consents and Approvals; No Violations. Assuming compliance with the matters referred to in Section 5.3(iv)(A)-(E) and subject to (solely with respect to the Avago Scheme) obtaining the Avago Shareholder Approval (as described in Section 5.18), the execution and delivery of this Agreement by the Avago Parties do not, and the performance by the Avago Parties of this Agreement and the consummation by the Avago Parties of the transactions applicable to them contemplated hereby will not, (i) violate any provision of the Avago Charter or the Charter Documents of any of the Avago Parties, as currently in effect, (ii) require any consent by any Person under, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of the Avago Parties’ obligations or trigger the granting of any license of Avago or its Subsidiaries to material Intellectual Property or the disclosure of any material confidential Technology of Avago or its Subsidiaries) under any Contract to which any of the Avago Parties or any of their Subsidiaries is a party and that is material to the business of Avago and its Subsidiaries as currently conducted, taken as a whole, (iii) violate any Law applicable to any of the Avago Parties, any of their respective Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the Laws of the Republic of Singapore and the State of California, (B) the HSR Act, other Antitrust Laws and CFIUS, (C) Nasdaq Rules and listing standards, (D) the Exchange Act and (E) the Securities Act, require the Avago Parties or any of their respective Subsidiaries to make any filing or registration with or notification to, or to obtain any authorization, consent or approval of any Governmental Entity; except, (x) in each case, as set forth in Section 5.3 of the Avago Disclosure Schedule or (y) in the case of clauses (ii), (iii) and (iv), for such violations, breaches, defaults or rights of termination, cancellation, or acceleration of the obligations of any Avago Party that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, (1) would not reasonably be expected to have, either individually or in the aggregate, an Avago Material Adverse Effect and would not materially adversely affect the ability of the Avago Parties to consummate the transactions contemplated hereby or (2) would occur or be required as a result of the business or activities in which Broadcom or its Subsidiaries is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Broadcom.

Section 5.4 SEC Reports; Avago Financial Statements.

(a) Avago has filed all Avago SEC Reports on a timely basis. None of Avago’s Subsidiaries is required to file any document with the SEC. As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date of this Agreement, the Avago SEC Reports (other than the Avago Financial Statements) (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b) Each of the financial statements (including the related notes or schedules thereto) of Avago and all related compilations, reviews and other reports issued by Avago’s accountants with respect thereto included in the Avago SEC Reports (collectively, the “Avago Financial Statements”) (i) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) was prepared in accordance with GAAP (except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented in all material respects the consolidated financial position of Avago and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and except as indicated in the notes to such Avago Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Avago Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which individually or in the aggregate will be material in amount).

(c) Since October 28, 2012, there has been no change in Avago’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Avago Financial Statements, except as described in the Avago SEC Reports or except as may be required or permitted by any Governmental Entity. The reserves reflected in the Avago Financial Statements are in accordance with GAAP and have been calculated in a consistent manner.

(d) With respect to each report on Form 10-K and each quarterly report on Form 10-Q included in the Avago SEC Reports, the chief executive officer and chief financial officer of Avago have made all certifications required by the Sarbanes-Oxley Act.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of Avago are reasonably designed to ensure that all information required to be disclosed by Avago in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Avago as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Avago required under the Exchange Act with respect to such reports.

Section 5.5 Absence of Certain Changes. Since November 2, 2014 through the date of this Agreement, none of the Avago Parties nor any of their Subsidiaries (a) have suffered an Avago Material Adverse Effect or (b) have taken any action that would be prohibited by Section 6.1(d) if taken after the date of this Agreement.

Section 5.6 Compliance with Law.

(a) Avago and its Subsidiaries (i) are, and have at all times since January 1, 2013 through the date of this Agreement been, in compliance with applicable Laws; and (ii) to the Knowledge of Avago, since January 1, 2013 through the date of this Agreement, have not received any written notice from any Governmental Entity alleging that Avago or any of its Subsidiaries is in violation of any applicable Law, except, in the case of each of clauses (i) and (ii), for such non-compliance and violations that would not reasonably be expected to have, individually or in the aggregate, an Avago Material Adverse Effect.

(b) Avago and each of its Subsidiaries are, and have at all times since January 1, 2013 through the date of this Agreement, been in compliance in all material respects with applicable United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by OFAC. Without limiting the foregoing, to the Knowledge of Avago, there are no pending or threatened claims or investigations by any Governmental Entity of potential violations against Avago or any of its Subsidiaries with respect to export activity or export licenses, that would reasonably be expected to have, individually or in the aggregate, an Avago Material Adverse Effect.

(c) Since January 1, 2013 through the date of this Agreement, neither Avago nor any of its Subsidiaries and, to the Knowledge of Avago, no agent, employee or other Person acting on behalf of Avago or any of its Subsidiaries has, directly or indirectly, in any material respect:

(i) made or agreed to make any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to Avago’s or any of its Subsidiaries’ business;

(ii) made or agreed to make any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii) violated any provision of the FCPA, or any other applicable Laws relating to anti-corruption or anti-bribery; or

(iv) made or agreed to make any bribe, payoff, influence payment, kickback or other similar unlawful payment.

(d) Notwithstanding the foregoing, this Section 5.6 shall not apply to the subject matter of the representations and warranties in Section 5.8 and Section 5.15.

Section 5.7 Intellectual Property.

(a) (i) Avago and/or one or more of its Subsidiaries own all right, title, and interest in and to all material Intellectual Property owned by Avago or one or more of its Subsidiaries, free and clear of any Lien, except for Permitted Liens; (ii) to the Knowledge of Avago, such Intellectual Property is not subject to any outstanding injunction, judgment, order, decree or ruling; and (iii) no Proceeding, complaint, claim of which Avago has received written notice is pending or, to the Knowledge of Avago, is threatened that challenges the validity, enforceability or Avago’s ownership of such Intellectual Property; except to the extent that the failure of any of the foregoing clauses (i), (ii) or (iii) to be true and correct would not reasonably be expected to result in, either individually or in the aggregate, an Avago Material Adverse Effect.

(b) To the Knowledge of Avago, each material Contract under which Avago or any of its Subsidiaries licenses from a third party material Intellectual Property that is currently used by Avago or such Subsidiary in the conduct of its business (such agreements being referred to as “Avago License-In Agreements”) (i) is in full force and effect; and (ii) is not the subject of a claim of material breach by Avago or its Subsidiaries of any such Avago License-In Agreement, except to the extent that the failure of any of the foregoing clauses (i) or (ii) to be true and correct would not reasonably be expected to result in, either individually or in the aggregate, an Avago Material Adverse Effect. As of the date of this Agreement, neither Avago nor any of its Subsidiaries is a party to or bound by any Contract, other than an Avago Excluded Contract, with an Avago Significant Customer or Avago Significant Supplier that following the Closing, would result in any party to such Contract or any other party obtaining a license, right to use or any other claim or right in respect of any material Intellectual Property of Broadcom and any of its Subsidiaries (excluding Avago and its Subsidiaries).

(c) To the Knowledge of Avago, neither Avago nor any of its Subsidiaries has received any written complaint, claim, demand, or notice since January 1, 2013 alleging any infringement or misappropriation of third-party Intellectual Property, excluding any of the foregoing that would not reasonably be expected to result in, either individually or in the aggregate, an Avago Material Adverse Effect. To the Knowledge of Avago, neither Avago nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property of any third party in the past three (3) years.

(d) Avago and its Subsidiaries use commercially reasonable efforts to protect and preserve the confidentiality of their material trade secrets. The Avago Products are in compliance with applicable open source license obligations, except as would not reasonably be expected to result in, either individually or in the aggregate, an Avago Material Adverse Effect.

(e) The consummation by Avago of the transactions applicable to it contemplated hereby will not require Avago or its Subsidiaries to (i) grant any license to any third party under material Intellectual Property of Avago or its Subsidiaries or (ii) disclose any material trade secrets of Avago or its Subsidiaries to any third party, in each case, under any Contract to which Avago or any of its Subsidiaries is a party and that is material to the business of Avago and its Subsidiaries as currently conducted, taken as a whole.

Section 5.8 Taxes. Except as would not reasonably be expected to result in, either individually or in the aggregate, an Avago Material Adverse Effect (provided, that, notwithstanding anything to the contrary herein, the foregoing shall not apply to the representations and warranties set forth in Section 5.8(f) and (g)),

(a) Each of the Avago Parties and their respective Subsidiaries have (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes shown to be due on such Tax Returns other than such Taxes as are being contested in good faith by the Avago Parties or their respective Subsidiaries.

(b) There are no material federal, state, local or foreign audits or examinations of any Tax Return of the Avago Parties or their respective Subsidiaries pending and neither the Avago Parties nor any of their respective Subsidiaries have received written notice of any such material audit or examination.

(c) There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Avago Parties or any of their respective Subsidiaries.

(d) No Avago Party nor any of their Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes, except for any such agreements that (i) are solely between any Avago Parties and/or any of their respective Subsidiaries, or (ii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

(e) There are no material Liens for Taxes upon the assets of the Avago Parties or any of their respective Subsidiaries that are not provided for in the Avago SEC Reports, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith, which contest, if determined adversely to the Avago Parties, would not reasonably be expected to have, individually or in the aggregate, an Avago Material Adverse Effect.

(f) Neither the Avago Parties nor any of their respective Subsidiaries has taken any action, nor, to the Knowledge of Avago, does there exist any fact or circumstance, that would prevent or impede, or would be reasonably likely to prevent or impede, (i) the Cash/Stock Merger, together with the Avago Scheme, from qualifying as an “exchange” within the meaning of Section 351(a) of the Code other than the possible failure to satisfy the “substantiality test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3)(iii) or (ii) the Unit Merger from qualifying as an “exchange” for which no gain or loss shall be recognized by holders of Unit Electing Shares pursuant to Section 721(a) of the Code (other than such gain or loss recognized in connection with (A) the receipt of cash in lieu of fractional Holdco Ordinary Shares or Units, (B) any voting rights in Holdco attaching to or associated with Units or otherwise provided to holders of Units (through the issuance of any Equity Interests of Holdco, a voting trust or otherwise) or (C) any expense reimbursement described in Section 4.2 of the Support Agreements).

(g) Neither the Avago Parties nor any of their respective Subsidiaries has Knowledge of any facts or of any reason that would reasonably be expected to cause Holdco to be treated, as a result of the transactions contemplated by this Agreement, as (i) a resident of the United States for U.S. federal Tax purposes or (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(h) All material Taxes required to be withheld by the Avago Parties have been timely withheld and, to the extent required by applicable Law, timely paid to the appropriate Governmental Entity.

Section 5.9 Operations of the Avago Parties (other than Avago). Each of the Avago Parties (other than Avago) were formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.10 Brokers or Finders. No investment banker, broker, finder, financial advisor or intermediary other than Deutsche Bank Securities Inc., the fees and expenses of which will be paid by Avago, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of any Avago Party or any of their Subsidiaries.

Section 5.11 Share Ownership. None of the Avago Parties or any of their respective Subsidiaries beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Broadcom Common Shares or any options, warrants or other rights to acquire Broadcom Common Shares or other securities of, or any other economic interest (through derivatives, securities or otherwise) in Broadcom.

Section 5.12 Litigation. There is no Proceeding pending against or, to the Knowledge of Avago, threatened against any Avago Party or any of their Subsidiaries that would reasonably be expected to have, individually or in the aggregate, an Avago Material Adverse Effect. To the Knowledge of Avago, there are no governmental investigations pending, or threatened against any Avago Party or any of their Subsidiaries that would reasonably be expected to have, individually or in the aggregate, an Avago Material Adverse Effect.

Section 5.13 Capitalization.

(a) As of the close of business on May 3, 2015, there were issued (i) 259,521,268 Avago Ordinary Shares (with zero Avago Ordinary Shares held by Avago in treasury), (ii) Avago Share Options to purchase an aggregate of 24,419,776 Avago Ordinary Shares (of which options to purchase an aggregate of 9,137,136 Avago Ordinary Shares were exercisable), and (iii) 5,293,672 Avago restricted stock units. From the close of business on May 3, 2015 until the date of this Agreement, no Avago Ordinary Shares have been issued except for Avago Ordinary Shares issued pursuant to the Avago Employee Share Purchase Plan, the exercise of Avago Share Options or upon the settlement of any equity-based awards granted under the Avago Equity Plans, in each case, outstanding on May 3, 2015 and in accordance with their terms. All of the shares in the share capital of Avago have been duly authorized and validly issued, fully paid and free of preemptive rights. All of the rights granted and not yet exercised to subscribe for shares in the share capital of Avago are duly authorized and free of preemptive rights. As of the date of this Agreement, other than pursuant to any Avago Equity Plans or employee share purchase plans of Avago and the Avago Convertible Notes, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Avago or any of its Subsidiaries to issue, transfer or sell any share capital or other equity interest in, Avago or any of its Subsidiaries, (ii) contractual obligations of Avago or any of its Subsidiaries to repurchase, redeem or otherwise acquire any share capital of Avago or any of its Subsidiaries or (iii) voting trusts or similar agreements to which Avago is a party with respect to the voting of the share capital of Avago.

(b) The issued and paid-up share capital of Holdco consists solely of two ordinary shares. All of the issued shares in the capital of Holdco are duly authorized and validly issued and fully paid and all such shares are owned legally and directly by the Nominee free and clear of any Liens, pledges, security interests or other encumbrances, other than the Nominee Agreement. Holdco is the sole general partner of New LP. The authorized capital stock of Intermediate Holdco consists solely of 50,000 ordinary shares, of which 1,000 shares are issued and outstanding. All of the issued Equity Interests of Intermediate Holdco are validly issued, fully paid (to the extent required under the applicable Charter Documents) and nonassessable and all such Equity Interests are owned of record, beneficially and directly by New LP free and clear of any Liens, pledges, security interests or other encumbrances. The authorized capital stock of Finance Holdco consists solely of 50,000 ordinary shares, of which 1,000 shares are issued and outstanding. All of the issued Equity Interests of Intermediate Holdco are validly issued, fully paid (to the extent required under the applicable Charter Documents) and nonassessable and all such Equity Interests are owned of record, beneficially and directly by Intermediate Holdco free and clear of any Liens, pledges, security interests or other encumbrances. The authorized capital stock of Cash/Stock Merger Sub consists solely of 12,000,000,000 shares of Class A Common Stock, par value $0.0001 per share, of which 9,000,000,000 shares are issued and outstanding; 2,000,000,000 shares of Class B Common Stock, par value

$0.0001 per share, of which 1,000,000,000 shares are issued and outstanding; and 6,432,161 shares of Preferred Stock, par value $0.0001 per share, of which zero shares are issued and outstanding. The authorized capital stock of Unit Merger Sub consists solely of 24,000,000,000 shares of Class A Common Stock, par value $0.0001 per share, of which 9,000,000,000 shares are issued and outstanding; and 4,000,000,000 shares of Class B Common Stock, par value $0.0001 per share, of which 4,000,000,000 shares are issued and outstanding. All of the issued Equity Interests of Cash/Stock Merger Sub and Unit Merger Sub are validly issued, fully paid (to the extent required under the applicable Charter Documents) and nonassessable and all such Equity Interests are owned of record, beneficially and directly by Finance Holdco free and clear of any Liens, pledges, security interests or other encumbrances. All of the issued Equity Interests of each of Avago’s other Subsidiaries are validly issued, fully paid (to the extent required under the applicable Charter Documents) and nonassessable (to the extent that such concept is applicable) and all such shares other than directors’ qualifying shares are owned of record and beneficially, directly or indirectly, by Avago free and clear of all material Liens, pledges, security interests or other encumbrances. All Holdco Ordinary Shares and Units issued pursuant to Article III shall be duly authorized and validly issued and free of preemptive rights.

(c) No Subsidiary of Avago or any other Avago Party has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements, except, in each case, to or with any other Avago or any other Subsidiary of any Avago Party. There are no outstanding contractual obligations of any Subsidiary of Avago or any other Avago Party to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.

(d) None of the Avago Parties nor any of their respective Subsidiaries own any material interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity (other than an interest or investment in a Subsidiary of any other Avago Party) which interest or investment is material to Avago and its Subsidiaries, taken as a whole.

(e) None of the Avago Parties nor any of their respective Subsidiaries have agreed or are obligated to make any material future investment in or capital contribution to any Person in exchange for equity therein (other than in or to any Avago Party or any of any Avago Party’s Subsidiaries).

(f) None of the Avago Parties nor any of their respective Subsidiaries have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of such Avago Party or such Subsidiary on any matter.

Section 5.14 Financing. Avago or Holdco, as applicable, has delivered to Broadcom true and complete copies of an executed commitment letter, together with each related fee letter and engagement letter (with only the fee amounts and pricing caps contained therein redacted), each in effect as of the date of this Agreement from Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., Credit Suisse AG, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Barclays Bank PLC, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., and Citicorp North America, Inc. (together, as they may be amended, modified or replaced in accordance with Section 6.15, the “Debt Commitment Letter”) to provide debt financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein (being collectively referred to as the “Debt Financing”). As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified in any manner and no such amendment or modification of the Debt Commitment Letter is contemplated as of the date of this Agreement. The commitment contained in the Debt Commitment Letter has not been terminated, reduced, withdrawn or rescinded in any respect and, as of the date of this Agreement, to the Knowledge of Avago and Holdco, no such termination, reduction, withdrawal or rescission is contemplated. Avago or Holdco, as applicable, has paid in full any and all commitment fees or other fees and amounts in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement and, as of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Avago and Holdco, as applicable, and, to the Knowledge of Avago, the other parties thereto, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought. There are no conditions precedent related to the funding of the full amount (or any portion) of the Debt Financing, including any condition relating to the availability of the Debt Financing pursuant to any “flex” provision, other than as expressly set forth in the Debt Commitment Letter. Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, the satisfaction of the Avago Parties’ conditions to Closing, the accuracy of the representations and warranties set forth in Article IV to the extent necessary to satisfy the condition in Section 7.2(a) and performance by Broadcom of its obligations under this Agreement to the extent necessary to satisfy the condition in Section 7.2(b), the net proceeds contemplated by the Debt Commitment Letter, together with available cash on hand held by Avago, Broadcom and their respective Subsidiaries, will, in the aggregate, be sufficient for Holdco and Avago to pay all of the cash amounts required to be provided by Avago or Holdco, as applicable, for the consummation of the transactions contemplated by this Agreement, including the amounts payable in connection with the consummation of the Transactions, all related fees and expenses required to be paid on or prior to the date of the consummation of the Transactions, and the funds to be provided by (or on behalf of) Avago and the other Avago Parties to Broadcom to enable Broadcom (together with the cash on hand held by Broadcom and its Subsidiaries on the date hereof) to fund the repayment or refinancing of the Broadcom Notes and the Broadcom Credit Agreement. As of the date of this Agreement, there are no side letters or other agreements, contracts or written arrangements of any kind relating to the Debt Commitment Letter that could affect the availability of the Debt Financing contemplated by the Debt Commitment Letter other than as expressly set forth in or expressly contemplated by the Debt Commitment Letter delivered to Broadcom prior to the execution of this Agreement. As of the date of this Agreement, (i) no event has occurred which (with or without notice, lapse of time or both) would or would reasonably be expected to constitute a default or breach by Avago or Holdco or, to the Knowledge of Avago or Holdco, any other party thereto, under the terms and conditions of the Debt Commitment Letter and (ii) neither Avago or Holdco has any reason to believe that any of the conditions to the Debt Financing will not be satisfied by Avago or Holdco, as applicable, on a timely basis or that the Debt Financing will not be available to Avago or Holdco, as applicable, on the date of the Closing. Notwithstanding anything to the contrary contained herein, Broadcom agrees that a breach of this representation and warranty shall not result in the failure of a condition precedent to Broadcom’s obligations under this Agreement, if (notwithstanding such breach) Avago is willing and able to consummate the Transactions on the Closing Date in accordance with the terms hereof.

Section 5.15 Environmental. Except for noncompliance that would not reasonably be expected to have, either individually or in the aggregate, an Avago Material Adverse Effect,

(a) Since October 29, 2012, Avago and each of its Subsidiaries has been in compliance with all Environmental Laws.

(b) There is no Environmental Claim pending or, to the Knowledge of Avago, threatened against Avago or its Subsidiaries, or to the Knowledge of Avago against any person or entity whose liability for any Environmental Claim Avago has retained or assumed either contractually or by operation of law.

(c) To the Knowledge of Avago, there are no conditions or incidents, including the Release of any Materials of Environmental Concern, that could reasonably be expected to result in an Environmental Claim against Avago or its Subsidiaries, or against any person or entity whose liability for any Environmental Claim Avago has retained or assumed either contractually or by operation of law, or otherwise result in costs or liabilities to Avago or its Subsidiaries under Environmental Law.

(d) Neither Avago nor its Subsidiaries, is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern or (ii) to remove or remediate Materials of Environmental Concern or (iii) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.

Section 5.16 No Undisclosed Liabilities. As of the date of this Agreement neither Avago nor any of its Subsidiaries has, since November 2, 2014 through the date of this Agreement, incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of Avago and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of Avago and its consolidated Subsidiaries included in Avago’s Annual Report on Form 10-K for the fiscal year ended November 2, 2014 (“Avago Balance Sheet”), except for (a) liabilities or obligations disclosed and provided for in the Avago Balance Sheet or in the notes thereto, (b) liabilities or obligations identified in Section 5.16 of the Avago Disclosure Schedule, (c) liabilities and obligations incurred in the ordinary course of business since November 2, 2014, (d) liabilities and obligations incurred in connection with the Transactions or otherwise as contemplated or permitted by this Agreement, (e) intercompany liabilities and obligations, (f) liabilities and obligations that would not reasonably be expected to have, either individually or in the aggregate, an Avago Material Adverse Effect and (g) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article V.

Section 5.17 Solvency. Avago is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Broadcom or any of its Subsidiaries. Assuming (w) that Broadcom is Solvent immediately prior to Closing (without giving effect to the Debt Financing or the other transactions contemplated herein), (x) satisfaction of the conditions to the Avago Parties’ obligations to consummate the Transactions as set forth herein, (y) the reasonableness of any estimates, projections or forecasts of Broadcom and its Subsidiaries provided to Avago and that such estimates, projections or forecasts have been prepared in good faith based upon assumptions that were reasonable and (z) the accuracy of the representations and warranties of Broadcom set forth in Article IV in all material respects (but without giving effect to any materiality or Broadcom Material Adverse Effect qualifications contained therein), immediately following the Closing after giving effect to the transactions contemplated by this Agreement, Avago will be Solvent. As used herein, “Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, and does not intend to incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed under this Section 5.17 as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 5.18 Vote Required. The only vote of holders of any class of shares in the share capital of Avago necessary to approve and resolve upon the Avago Scheme is the affirmative vote at Avago Shareholder Meeting by a majority in number of Avago Shareholders present and voting (in person or by proxy) at the Avago Shareholder Meeting (calculated in accordance with Singapore Law), such majority holding not less than seventy-five percent (75%) in value of the Avago Ordinary Shares voted at the Avago Shareholder Meeting (the “Avago Shareholder Approval”). The only vote of holders of any class of shares in the share capital of Holdco necessary to allot and issue Holdco Ordinary Shares pursuant to the Transactions and any other transactions contemplated under this Agreement is the affirmative vote of the Nominee by way of the Nominee signing a record of the relevant resolutions to approve the issue and allotment of Holdco Ordinary Shares pursuant to the Transactions and any other transactions contemplated under this Agreement (the “Nominee Approval”). The

Avago Shareholder Approval is the only vote of the holders of any class of shares in the share capital of any of the Avago Parties necessary in connection with the consummation of the Transactions and the other transactions applicable to the Avago Parties contemplated by this Agreement.

Section 5.19 Board Recommendation.

(a) Avago’s board of directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Transactions and the other transactions applicable to Avago contemplated by this Agreement are advisable and in the best interests of Avago and its shareholders, (ii) approved this Agreement, the Avago Scheme, the Transactions and the other transactions applicable to Avago contemplated by this Agreement, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend that the shareholders of Avago approve this Agreement and the transactions applicable to Avago contemplated hereby (the “Avago Board Recommendation”), and, as of the date of this Agreement, none of such actions by Avago’s board of directors has been amended, rescinded, or modified.

(b) Each of the board of directors or equivalent body of each of the Avago Parties, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the California Merger Agreements, and the transactions contemplated hereby and thereby, as applicable to it, are advisable and in the best interests of their respective companies and their shareholders, (ii) approved this Agreement, including the Transactions, as applicable to it, and the other transactions contemplated hereby, and (iii) subject to the other terms and conditions of this Agreement and the California Merger Agreements, as applicable, resolved to recommend that their respective shareholders or other equity holders approve (to the extent required by Law or the Charter Documents of such Avago Party) this Agreement, the California Merger Agreements and the transactions applicable to it contemplated hereby and thereby, and, as of the date of this Agreement, none of such actions by the board of directors or equivalent body of each of the Avago Parties has been amended, rescinded, or modified.

Section 5.20 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the Avago Parties acknowledge that neither Broadcom nor any of its Subsidiaries nor any Representative of Broadcom or any of its Subsidiaries makes, and the Avago Parties acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Broadcom or any of its Subsidiaries or with respect to any other information provided or made available to the Avago Parties by or on behalf of Broadcom in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to the Avago Parties or their Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of Broadcom and Avago.

(a) During the period from the date of this Agreement until the Closing (except (w) as may be required by Law, (x) with the prior written consent of Avago, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly contemplated or permitted by this Agreement or (z) as set forth in Section 6.1 of the Broadcom Disclosure Schedule), the business of Broadcom and its Subsidiaries shall be conducted in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, Broadcom and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers and others having business dealings with them.

(b) Except (w) as may be required by Law, (x) with the prior written consent of Avago, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly contemplated or permitted by this Agreement or (z) as set forth in Section 6.1 of the Broadcom Disclosure Schedule, prior to the Closing, neither Broadcom nor any of its Subsidiaries will:

(i) amend its Charter Documents; provided, that the Charter Documents of a Subsidiary of Broadcom may be amended in a way that is not material or pursuant to the Cash/Stock Merger or the Unit Merger;

(ii) except for (w) the issuance or delivery of Broadcom Common Shares or equity awards in connection with acquisitions set forth in subsection (vi) below, (x) the issuance, grant or delivery of equity-based awards granted pursuant to the Broadcom Equity Plans in the ordinary course of business consistent with past practice (including grants made pursuant to Broadcom’s annual focal equity grant program) (provided, that in no event shall such equity-based awards contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions and shall not be subject to acceleration (in whole or in part) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in combination with any termination of employment or other event)), (y) the issuance or delivery of Broadcom Common Shares in accordance with the ESPP or upon the exercise of Broadcom Stock Options or settlement of equity-based awards outstanding on the date of this Agreement and granted pursuant to the Broadcom Equity Plans in accordance with the terms of such awards or (z) the conversion of Class B Common Shares into Class A Common Shares pursuant to the rights of holders thereof, issue, deliver, sell, dispose of, or authorize or agree to the issuance, sale or other disposition of (A) any Equity Interests of Broadcom or any of its Subsidiaries or (B) any other securities of Broadcom or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Broadcom Common Shares outstanding on the date of this Agreement of such securities or other ownership interests in any Subsidiary of Broadcom;

(iii) redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any outstanding Broadcom Common Shares (except in respect of any Tax withholding or to satisfy the exercise price of Broadcom Stock Options or Broadcom Restricted Stock Units granted pursuant to the Broadcom Equity Plan);

(iv) split, combine, subdivide or reclassify any Broadcom Common Shares or, declare, set aside for payment or make or pay any dividend (whether in cash, stock or property or any combination thereof) or other distribution in respect of any Equity Interests of Broadcom or its Subsidiaries or otherwise make any payments to shareholders of Broadcom in their capacity as such, other than (A) regular quarterly cash dividends payable by Broadcom in respect of Broadcom Common Shares in the ordinary course of business consistent with past practice in an amount not exceeding $0.14 per Broadcom Common Share in any fiscal quarter and with a record date set forth on Section 6.1(b)(iv) of the Broadcom Disclosure Schedule, but only to the extent such dividends are not “non-ordinary course distributions” as such term is defined in Internal Revenue Service Notice 2014-52 or as such term (or its equivalent) is defined in any subsequent proposed, temporary or final Treasury Regulations, and (B) dividends declared and paid by any Subsidiary of Broadcom to Broadcom or another Subsidiary of Broadcom in the ordinary course of business consistent with past practice;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Broadcom or any of its Subsidiaries, other than the Cash/Stock Merger or the Unit Merger;

(vi) acquire, sell or dispose of, or agree to acquire, sell or dispose of, any Person or any equity interests thereof, tangible assets comprising a business (other than, in the ordinary course, purchases of assets from vendors, sale of Broadcom Products or related transactions) or other business organization or division thereof (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction), other than (x) acquisitions, sales or dispositions among Broadcom and any of its Subsidiaries; (y) acquisitions of or strategic investments in any corporation, partnership or other business organization or division thereof, or any equity interest therein, as to which the aggregate consideration for all such acquisitions or investments (including the value of any Broadcom Common Shares or equity awards granted in connection therewith) does not exceed $150,000,000 in the aggregate; and (z) sales or dispositions as to which the aggregate consideration for all such sales or dispositions does not exceed $150,000,000 in the aggregate; provided, that the foregoing shall not restrict or limit Broadcom’s or its Subsidiaries’ ability to purchase components or inventory, sell Broadcom Products in the ordinary course of the business of Broadcom and its Subsidiaries consistent with past practice;

(vii) incur any indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any material loans, advances or capital contributions to, or investments in, any other Person, other than (w) to Broadcom or any of its wholly-owned Subsidiaries; (x) letters of credit or guarantees issued and maintained by Broadcom or its Subsidiaries in the ordinary course of business consistent with past practice and reimbursement obligations in respect thereof; or (y) performance bonds issued and maintained by Broadcom or its Subsidiaries in the ordinary course of business consistent with past practice; or (z) indebtedness for borrowed money that will be paid prior to the Closing, and which do not subject Broadcom to material pre-payment or other penalties that is incurred in the ordinary course of business and not in excess of $500,000,000 in the aggregate;

(viii) other than pursuant to a Benefit Plan in effect as of the date of this Agreement or as required by applicable Law, (v) materially increase the compensation or benefits payable to any of its directors, officers, consultants or employees, except for annual increases in the ordinary course of business consistent with past practice, (w) enter into, establish, adopt or materially amend any employment or severance agreement or any other Benefit Plan covering any of its directors, officers, consultants or employees, (x) grant or increase any change-in-control, severance, retention or termination pay to (or amend any such existing arrangement with) any of its directors, officers, consultants or employees, (y) increase the benefits payable under any existing change-in-control, severance, retention or termination pay policies, or (z) establish, adopt or amend any collective bargaining or work council agreement;

(ix) except as required or permitted by GAAP or as advised by Broadcom’s regular public independent accountant, change in (x) any material respect any of the accounting policies used by Broadcom unless required by GAAP, SEC rules and regulations or applicable Law or (y) with respect to the Subsidiaries of Broadcom, the accounting standards applicable to the preparation of the financial statements and accounts of each such Subsidiary;

(x) (A) settle, or offer or propose to settle any litigation or other Proceeding involving or against Broadcom or any of its Subsidiaries (other than settlements that provide for insignificant ancillary ordinary course non-monetary relief and do not require payment by Broadcom or any of its Subsidiaries in excess of $25,000,000 in the aggregate) or (B) commence any material litigation or other Proceeding other than in the ordinary course of business consistent with past practice;

(xi) enter into, modify or amend any material Contract outside of the ordinary course of business consistent with past practice, or release or assign any material rights or claims thereunder outside of the ordinary course of business consistent with past practice, which if so entered into, modified, amended, waived, released or assigned would reasonably be expected to be materially adverse to any business or product line of Broadcom or its Subsidiaries;

(xii) sell or transfer any Patents owned by Broadcom or any of its Subsidiaries to any Third Parties, enter into any portfolio-wide patent cross-license agreements, or grant any exclusive licenses to any Third Parties of any Intellectual Property rights held by Broadcom or any of its Subsidiaries;

(xiii) fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material registered Intellectual Property rights owned by and issued to Broadcom or its Subsidiaries that are enforceable as of the date of this Agreement;

(xiv) except for the expenditures contemplated by and consistent with (x) the capital budget set forth in Section 6.1(b)(xiv) of the Broadcom Disclosure Schedule (the “2015 CapEx Budget”) or (y) any other subsequent annual capital budget that (1) is prepared in the ordinary course of business by Broadcom and approved by the Broadcom board of directors and (2) provides for total capital expenditures that do not exceed, in the aggregate, one hundred and ten percent (110%) of those forth in the 2015 CapEx Budget, make or authorize any capital expenditures;

(xv) enter into any collective bargaining agreement or any other material agreement with any labor organization, works council, trade union, or other labor association;

(xvi) change any material method of Tax accounting, settle or compromise any audit or other proceeding relating to a material amount of Tax, make or change any material Tax election or file any material Tax Return (including any material amended Tax Return), agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any closing agreement with respect to any material amount of Tax or surrender any right to claim any material Tax refund; or

(xvii) enter into any Contract, commitment or arrangement to do any of the foregoing.

(c) During the period from the date of this Agreement until the Closing, (A) (except (w) as may be required by Law, (x) with the prior written consent of Broadcom, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly contemplated or permitted by this Agreement or (z) as set forth in Section 6.1(c) of the Avago Disclosure Schedule), the business of Avago and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice and (B) the Avago Parties other than Avago shall conduct no business except as contemplated by this Agreement or as necessary to consummate the Transactions and the transactions contemplated hereby.

(d) Except (w) as may be required by Law, (x) with the prior written consent of Broadcom, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly contemplated or permitted by this Agreement or (z) as set forth in Section 6.1(d) of the Avago Disclosure Schedule, prior to the Closing, none of the Avago Parties nor any of their respective Subsidiaries will:

(i) amend their respective Charter Documents in any manner other than immaterial amendments to the Charter Documents of any Avago Party or any amendments to the Charter Documents of any Subsidiary of Avago, in each case, that do not adversely affect (w) the Indemnified Parties’ and D&O Indemnitees’ rights under Section 6.7, (x) the holders of Broadcom Common Shares who receive Holdco Ordinary Shares as Broadcom Merger Consideration at the Broadcom Effective Times, (y) the holders of Broadcom Stock Options and Broadcom Restricted Stock Units who will receive Broadcom Converted Holdco Options or Converted RSUs, as the case may be, at the Broadcom Effective Times or (z) the ability of the Avago Parties to consummate the Transactions and the other transactions contemplated hereby (including obtaining the Avago Shareholder Approval);

(ii) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of any such party, other than pursuant to the Transactions or, other than with respect to any Avago Party, for tax planning purposes;

(iii) redeem, purchase or otherwise acquire, or agree to redeem, purchase or otherwise acquire, any issued Avago Ordinary Shares or Avago Preference Shares (except (x) in respect of any Tax withholding or (y) the Avago Convertible Notes in accordance with their terms);

(iv) issue, split, consolidate, subdivide or reclassify any Avago Ordinary Shares or Avago Preference Shares declare, set aside for payment or pay any dividend of any Avago Ordinary Shares or Avago Preference Shares or other distribution in respect of any Avago Ordinary Share or Avago Preference Share or otherwise make any payments to shareholders in their capacity as such (other than (A) issuances of Avago Ordinary Shares (x) pursuant to Avago’s Employee Stock Purchase Plan or

Avago Equity Plans or upon the exercise of Avago Share Options or settlement of equity-based awards granted pursuant to Avago Equity Plans in the ordinary course of business consistent with past practice, (y) pursuant to the conversion of the Avago Convertible Notes in accordance with their terms into Avago Ordinary Shares, (B) the issuance, grant or delivery of equity-based awards granted pursuant to Avago Equity Plans in the ordinary course of business consistent with past practice, (C) the incurrence of any indebtedness or the issuance of any securities in connection with the Debt Financing, any alternative financing or otherwise in connection with financing the Transactions and the other transactions contemplated hereby and (D) (x) regular quarterly cash dividends payable by Avago in respect of Avago Ordinary Shares in the ordinary course of business consistent with past practice in an amount not exceeding $0.38 per Avago Ordinary Share in any fiscal quarter and with a record date set forth on Section 6.1(d)(iv) of the Avago Disclosure Schedule, provided, such maximum permissible amount of dividend per Avago Ordinary Share shall increase by $0.02 per Avago Ordinary Share per Avago fiscal quarter (including Avago’s current fiscal quarter which includes the date of this Agreement), and (y) dividends declared and paid by any Subsidiary of Avago to Avago or another Subsidiary of Avago in the ordinary course of business consistent with past practice);

(v) acquire, sell or dispose of, or agree to acquire, sell or dispose of, any Person or any equity interests thereof or other business organization or division thereof (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of share capital, tender offer or exchange offer or similar transaction) or enter into, modify, amend, continue, cancel, renew or terminate any Contract or waive, release or assign any material rights or claims thereunder that would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of the Transactions, in connection with, or in compliance with, the HSR Act and other Antitrust Laws, or the expiration or termination of any applicable waiting period thereof, or CFIUS, (ii) materially delay or adversely affect in any material respect Avago’s and Holdco’s ability to obtain the Debt Financing (including adversely affecting Avago’s ability to satisfy the conditions to the Debt Financing) on the date on which the Closing would otherwise occur in accordance with Section 2.5, or (iii) otherwise materially delay, prevent or impede the consummation of the Transactions and the other transactions contemplated hereby;

(vi) knowingly undertake any transaction (other than any transaction contemplated by this Agreement) that may raise a material risk of causing Holdco to be treated, as a result of the transaction contemplated by this Agreement, as (i) a resident of the United States for U.S. federal Tax purposes or (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B); or

(vii) enter into any Contract, commitment or arrangement to do any of the foregoing.

(e) During the period from the date of this Agreement until the Closing, other than Avago, none of the Avago Parties shall conduct any business, except as contemplated by this Agreement.

(f) Avago shall cause Finance Holdco to form a newly formed wholly-owned direct Subsidiary (“Lower Holdco”). All of the issued share capital of Lower Holdco will be issued to Finance Holdco, and Avago shall cause such shares to be validly issued and fully paid (to the extent required under the applicable Charter Documents). Following such issuance, all Equity Interests of Lower Holdco will be owned directly by Finance Holdco free and clear of any Liens, pledges, security interests or other encumbrances. Avago shall cause Lower Holdco to execute and deliver a Joinder and shall cause Finance Holdco to contribute all of the Equity Interests of the Merger Subs held by Finance Holdco to Lower Holdco. Promptly following such contribution, Avago shall further cause Lower Holdco (including in its capacity as the sole shareholder of each of the Merger Subs following such contribution), to approve this Agreement, the California Merger Agreements, the Transactions, and the other transactions contemplated by this Agreement and the California Merger Agreements.

(g) Prior to the Closing Date, Avago shall obtain the Nominee Approval and provide a copy thereof to Broadcom.

Section 6.2 Access to Information.

(a) Broadcom shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants, agents, advisors and other authorized representatives (“Representatives”) of the Avago Parties and their respective Subsidiaries reasonable access, in a manner not unreasonably disruptive to the operations of the business of Broadcom and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Closing, to the properties, books and records of Broadcom and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of Broadcom and its Subsidiaries in each case as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require Broadcom or any of its Subsidiaries to disclose any information to the Avago Parties if such disclosure would, in the reasonable judgment of Broadcom, (i) cause significant competitive harm to Broadcom or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which Broadcom or any of its Subsidiaries is a party or (iii) constitute a waiver of the attorney-client or other privilege held by Broadcom or any of its Subsidiaries; provided, further, however, that (1) with respect to clauses (i), (ii) and (iii) if such information cannot be disclosed pursuant to such clauses, Broadcom and its Subsidiaries shall disclose as much of such information as is practicable (through redactions, summaries or other appropriate means) without violating the applicable restrictions on disclosure of such information or waiving such privilege and shall use reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client privilege, and (2) nothing herein shall authorize Avago or its Representatives to undertake any invasive environmental sampling at any of the properties owned, operated or leased by Broadcom or its Subsidiaries, without the prior written consent of Broadcom, which shall not be unreasonably withheld, conditioned or delayed. Each of the Avago Parties agree that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the transactions contemplated by this Agreement. The Confidentiality Agreement and any joint defense agreement entered into between the parties in connection with the transactions contemplated hereby shall apply with respect to information furnished hereunder by or on behalf of Broadcom, its Subsidiaries and Broadcom’s Representatives (as defined in the Confidentiality Agreement). Broadcom agrees that the Confidentiality Agreement is hereby amended to permit the inclusion of all actual or prospective sources of debt financing (including convertible or equity-linked debt) (and representatives of such financing sources) in the term “Representative” as such term is defined therein.

(b) Avago shall (and shall cause each of its Subsidiaries to) afford to Representatives of Broadcom reasonable access, in a manner not unreasonably disruptive to the operations of the business of Avago and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Closing, to the properties, books and records of Avago and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of Avago and its Subsidiaries in each case as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require Avago or any of its Subsidiaries to disclose any information to Broadcom or its Representatives if such disclosure would, in the reasonable judgment of Avago, (i) cause significant competitive harm to Avago or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which Avago or any of its Subsidiaries is a party or (iii) constitute a waiver of the attorney-client or other privilege held by Avago or any of its Subsidiaries; provided, further, however, that (1) with respect to clauses (i), (ii) and (iii) if such information cannot be disclosed pursuant to such clauses, Avago and its Subsidiaries shall disclose as much of such information as is practicable (through redactions, summaries or other appropriate means) without violating the applicable restrictions on disclosure of such information or waiving such privilege and shall use reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client privilege, and (2) nothing herein shall authorize Broadcom or its Representatives to undertake invasive environmental sampling at any of the properties owned, operated or leased by Avago or its Subsidiaries. Broadcom agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the transactions contemplated by this Agreement. The Confidentiality Agreement and any joint defense agreement entered into between the parties in connection with the transactions contemplated hereby shall apply with respect to information furnished hereunder by or on behalf of Avago, its Subsidiaries and Avago’s Representatives (as defined in the Confidentiality Agreement).

Section 6.3 Broadcom Board Recommendation; Broadcom Acquisition Proposals.

(a) Except as expressly permitted by this Section 6.3, Broadcom will not, and will cause its Subsidiaries and their respective officers, directors and employees not to, and Broadcom will use its reasonable best efforts to cause Broadcom’s and its Subsidiaries’ respective other Representatives not to, directly or indirectly (i) initiate, solicit, seek or knowingly take any action to facilitate or encourage, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Broadcom Acquisition Proposal, (ii) participate or engage in any negotiations or discussions with any Third Party with respect to any Broadcom Acquisition Proposal, (iii) in connection with any actual or potential Broadcom Acquisition Proposal, disclose or furnish any nonpublic information or data to any Third Party concerning Broadcom’s business or properties or afford any Third Party access to its properties, books, or records, (iv) enter into or execute, or propose to enter into or execute, any agreement relating to a Broadcom Acquisition Proposal, or (v) accept, approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of, or submit to Broadcom’s shareholders, any Broadcom Acquisition Proposal. Broadcom will, and will cause its Subsidiaries and their respective officers, directors and employees to, and Broadcom will use its reasonable best efforts to cause Broadcom’s and its Subsidiaries’ respective other Representatives to, cease immediately and cause to be terminated all activities, discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, a Broadcom Acquisition Proposal, and shall request that all confidential or proprietary information previously furnished to any Third Parties in connection with such discussions and negotiations be promptly returned or destroyed. Broadcom acknowledges and agrees that, in the event any officer, director or employee of Broadcom or any of its Subsidiaries takes any action that if taken by Broadcom would be a breach of this Section 6.3, the taking of such action by such officer, director or employee shall be deemed to constitute a breach of this Agreement (including this Section 6.3) by Broadcom.

(b) Notwithstanding anything to the contrary contained in this Agreement, in the event that, prior to obtaining the Broadcom Shareholder Approval, Broadcom receives a bona fide written Broadcom Acquisition Proposal that did not result from a breach of this Section 6.3, Broadcom, its Subsidiaries and their respective officers, directors, employees and other Representatives may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any nonpublic information to, any Person or Persons (but only after any such Person enters into a customary confidentiality agreement with Broadcom that contains provisions that in the aggregate are no less favorable to Broadcom than those contained in the Confidentiality Agreement, provided, however, that such confidentiality agreement shall not be required to contain standstill provisions and which agreement may not provide for an exclusive right to negotiate with Broadcom and may not restrict Broadcom from complying with this Section 6.3 (a “Broadcom Acceptable Confidentiality Agreement”)) making such Broadcom Acquisition Proposal and their respective Representatives and potential sources of financing, if (i) Broadcom’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Person or Persons have submitted to Broadcom a Broadcom Acquisition Proposal that is, or would reasonably be expected to lead to, a Broadcom Superior Proposal and (ii) Broadcom’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to participate in such discussions or negotiations, furnish such information, enter into any agreement related to any Broadcom Acquisition Proposal would reasonably be expected to be inconsistent with the fiduciary duties of Broadcom’s directors under applicable Law.

(c) Broadcom will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify Avago of the receipt by Broadcom of any Broadcom Acquisition Proposal and (ii) provide Avago with a copy of such Broadcom Acquisition Proposal (if written), or a summary of the material terms and conditions of such Broadcom Acquisition Proposal (if oral), including the identity of the Person making such Broadcom Acquisition Proposal. Broadcom shall notify Avago, in writing, of any decision of its board of directors as to whether to provide non-public information with respect to Broadcom to any Person in response to a Broadcom Acquisition Proposal, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). Broadcom will (x) keep Avago informed as promptly as practicable with respect to any changes to the material terms of a Broadcom Acquisition Proposal submitted to Broadcom (and in any event within forty eight (48) hours following any such changes), including by providing a copy of all written proposals relating to any Broadcom Acquisition Proposal, (y) promptly (and in any event within twenty-four (24) hours) following the provision of any non-public information of Broadcom to any such Person, provide such information to Avago (including by posting such information to an electronic data room), to the extent such information has not previously been provided or made available to Avago and (z) promptly (and in any event within twenty-four (24) hours of such determination) notify Avago of any determination by the Broadcom board of directors that such Broadcom Acquisition Proposal constitutes a Broadcom Superior Proposal.

(d) Subject to Section 6.3(e) and Section 6.3(f), unless and until this Agreement has been terminated in accordance with Section 8.1, neither the board of directors of Broadcom nor any committee thereof shall, directly or indirectly:

(i) (x) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to the Avago Parties, the Broadcom Board Recommendation, (y) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Broadcom Acquisition Proposal or (z) solely if a Broadcom Acquisition Proposal has been publicly announced, fail to issue a press release reaffirming the Broadcom Board Recommendation within ten (10) Business Days following Avago’s written request to issue such press release (any action described in clause (x), (y) or (z) being referred to as a “Broadcom Change of Recommendation”) or

(ii) approve or recommend, or publicly propose to approve or recommend, or allow Broadcom to execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (x) constituting or relating to, any Broadcom Acquisition Proposal or (y) requiring Broadcom to abandon, terminate, or fail to consummate any of the Transactions or any other transaction contemplated by this Agreement, in each case other than a Broadcom Acceptable Confidentiality Agreement.

(e) Notwithstanding the foregoing, prior to the Broadcom Shareholder Meeting, Broadcom’s board of directors may, (x) in the case of a Broadcom Intervening Event or with respect to a Broadcom Superior Proposal, which Broadcom Superior Proposal did not result from a breach of this Section 6.3 by Broadcom or its Representatives (including any act or omission by any such Representative which would constitute a breach of this Section 6.3 if such act was taken or omitted to be taken by Broadcom), make a Broadcom Change of Recommendation or (y) with respect to a Broadcom Superior Proposal, which Broadcom Superior Proposal did not result from a breach of this Section 6.3 by Broadcom or its Representatives, approve or recommend a Broadcom Superior Proposal, terminate this Agreement pursuant to Section 8.1(c)(ii), and enter into a definitive written agreement providing for such Broadcom Superior Proposal substantially concurrently with the termination of this Agreement; provided, that:

(i) Broadcom’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of Broadcom’s directors under applicable Law;

(ii) Broadcom notifies Avago at least four (4) Business Days in advance of taking such action (such four-Business Day period, the “Broadcom Notice Period”) that Broadcom intends to take such action, which notice must specify the reasons for taking such action and, in the event of a Broadcom Superior Proposal, the material terms and conditions of such proposal (including the identity of the Person making the proposal) and concurrently provides a copy of the relevant proposed transaction agreements with the Person making such proposal (it being understood that in the event any of the material terms or conditions of any such proposal are modified during the Broadcom Notice Period, Broadcom shall as promptly as possible, and in any event no later than twenty-four (24) hours after receipt of such modification, notify Avago of such modification, at which time the Broadcom Notice Period shall be extended by an additional two (2) Business Days), and in the event of a Broadcom Intervening Event, a reasonable description of such Broadcom Intervening Event;

(iii) prior to taking such action, Broadcom shall, and shall cause its Representatives to, during the Broadcom Notice Period negotiate with Avago in good faith (to the extent Avago desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for Broadcom to take such action; and

(iv) Avago shall not have proposed in writing at or prior to the conclusion of the Broadcom Notice Period any modifications or revisions to the terms of this Agreement, which revisions shall be evidenced by an offer to amend this Agreement that would, upon Broadcom’s acceptance, be binding on the parties hereto, and, if applicable, revisions to the terms of the Debt Commitment Letter and the Debt Financing Agreements, to provide for terms which the board of directors of Broadcom determines in good faith, after consultation with its outside legal counsel and financial advisors, to cause (x) the Broadcom Superior Proposal to no longer constitute a Broadcom Superior Proposal or (y) in cases involving a Broadcom Intervening Event, the failure to make a Broadcom Change of Recommendation with respect to such Broadcom Intervening Event to be no longer be inconsistent with the fiduciary duties of Broadcom’s directors under applicable Law.

(f) Nothing in this Agreement shall prohibit the board of directors of Broadcom from (i) taking and disclosing to the shareholders of Broadcom a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the shareholders of Broadcom that the board of directors of Broadcom determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with directors’ fiduciary duties under applicable Law; provided, however, that any such disclosure referred to in clauses (i) or (ii) that relates to a Broadcom Acquisition Proposal shall be deemed to be a Broadcom Change of Recommendation unless (x) the board of directors of Broadcom expressly reaffirms the Broadcom Board Recommendation in such disclosure or (y) such disclosure is a “stop, look and listen” communication to the shareholders of Broadcom pursuant to Rule 14d-9(b) promulgated under the Exchange Act; provided, further, that this Section 6.3(f) shall not be deemed to permit the Broadcom board of directors to make a Broadcom Change of Recommendation or take any of the actions referred to in clauses (x) or (y) of Section 6.3(e), except, in each case, to the extent permitted by Section 6.3(e).

Section 6.4 Avago Board Recommendation; Avago Acquisition Proposals.

(a) Except as expressly permitted by this Section 6.4, Avago will not, and will cause its Subsidiaries and their respective officers, directors and employees not to, and Avago will use its reasonable best efforts to cause Avago’s and its Subsidiaries’ respective other Representatives not to, directly or indirectly (i) initiate, solicit, seek or knowingly take any action to facilitate or encourage, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Avago Acquisition Proposal, (ii) participate or engage in any negotiations or discussions with any Third Party with respect to any Avago Acquisition Proposal, (iii) in connection with any actual or potential Avago Acquisition Proposal, disclose or furnish any nonpublic information or data to any Third Party concerning Avago’s business or properties or afford any Third Party access to its properties, books, or records, (iv) enter into or execute, or propose to enter into or execute, any agreement relating to an Avago Acquisition Proposal, or (v) accept, approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of, or submit to Avago’s shareholders, any Avago Acquisition Proposal. Avago will, and will cause its Subsidiaries and their respective officers, directors and employees to, and Avago will use its reasonable best efforts to cause Avago’s and its Subsidiaries’ respective other Representatives to, cease immediately and cause to be terminated all activities, discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Avago Acquisition Proposal, and shall request that all confidential or proprietary information previously furnished to any Third Parties in connection with such discussions and negotiations be promptly returned or destroyed. Avago acknowledges and agrees that, in the event any officer, director or employee of Avago or any of its Subsidiaries takes any action that if taken by Avago would be a breach of this Section 6.4, the taking of such action by such officer, director or employee shall be deemed to constitute a breach of this Agreement (including this Section 6.4) by Avago.

(b) Notwithstanding anything to the contrary contained in this Agreement, in the event that, prior to obtaining the Avago Shareholder Approval, Avago receives a bona fide written Avago Acquisition Proposal that did not result from a breach of this Section 6.4, Avago, its Subsidiaries and their respective officers, directors, employees and other Representatives may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any nonpublic information to, any Person or Persons (but only after any such Person enters into a customary confidentiality agreement with Avago that contains provisions that in the aggregate are no less favorable to Avago than those contained in the Confidentiality Agreement, provided, however, that such confidentiality agreement shall not be required to contain standstill provisions and which agreement may not provide for an exclusive right to negotiate with Avago and may not restrict Avago from complying with this Section 6.4 (an “Avago Acceptable Confidentiality Agreement”)) making such Avago Acquisition Proposal and their respective Representatives and potential sources of financing, if (i) Avago’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Person or Persons have submitted to Avago an Avago Acquisition Proposal that is, or would reasonably be expected to lead to, an Avago Superior Proposal and (ii) Avago’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to participate in such discussions or negotiations, furnish such information, enter into any agreement related to any Avago Acquisition Proposal would reasonably be expected to be inconsistent with the fiduciary duties of Avago’s directors under applicable Law.

(c) Avago will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify Broadcom of the receipt by Avago of any Avago Acquisition Proposal and (ii) provide Broadcom with a copy of such Avago Acquisition Proposal (if written), or a summary of the material terms and conditions of such Avago Acquisition Proposal (if oral), including the identity of the Person making such Avago Acquisition Proposal. Avago shall notify Broadcom, in writing, of any decision of its board of directors as to whether to provide non-public information with respect to Avago to any Person in response to an Avago Acquisition Proposal, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). Avago will (x) keep Broadcom informed as promptly as practicable with respect to any changes to the material terms of an Avago Acquisition Proposal submitted to Avago (and in any event within forty eight (48) hours following any such changes), including by providing a copy of all written proposals relating to any Avago Acquisition Proposal, (y) promptly (and in any event within twenty-four (24) hours) following the provision of any non-public information of Avago to any such Person, provide such information to Broadcom (including by posting such information to an electronic data room), to the extent such information has not previously been provided or made available to Broadcom and (z) promptly (and in any event within twenty-four (24) hours of such determination) notify Broadcom of any determination by the Avago board of directors that such Avago Acquisition Proposal constitutes an Avago Superior Proposal.

(d) Subject to Section 6.4(e) and Section 6.4(f), unless and until this Agreement has been terminated in accordance with Section 8.1, neither the board of directors of Avago nor any committee thereof shall, directly or indirectly:

(i) (x) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Broadcom, the Avago Board Recommendation, (y) approve, adopt, or recommend,

or propose publicly to approve, adopt, or recommend, any Avago Acquisition Proposal or (z) solely if an Avago Acquisition Proposal has been publicly announced, fail to issue a press release reaffirming the Avago Board Recommendation within ten (10) Business Days following Broadcom’s written request to issue such press release (any action described in clause (x), (y) or (z) being referred to as a “Avago Change of Recommendation”) or

(ii) approve or recommend, or publicly propose to approve or recommend, or allow Avago to execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (x) constituting or relating to any Avago Acquisition Proposal or (y) requiring Avago to abandon, terminate, or fail to consummate any of the Transactions or any other transaction contemplated by this Agreement, in each case other than an Avago Acceptable Confidentiality Agreement.

(e) Notwithstanding the foregoing, prior to the Avago Shareholder Meeting, Avago’s board of directors may, (x) in the case of an Avago Intervening Event or with respect to an Avago Superior Proposal, which Avago Superior Proposal did not result from a breach of this Section 6.4 by Avago or its Representatives, make an Avago Change of Recommendation or (y) with respect to an Avago Superior Proposal, which Avago Superior Proposal did not result from a breach of this Section 6.4 by Avago or its Representatives (including any act or omission by any such Representative which would constitute a breach of this Section 6.4 if such act was taken or omitted to be taken by Avago), approve or recommend an Avago Superior Proposal, terminate this Agreement pursuant to Section 8.1(d)(ii), and enter into a definitive written agreement providing for such Avago Superior Proposal substantially concurrently with the termination of this Agreement; provided, that:

(i) Avago’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of Avago’s directors under applicable Law;

(ii) Avago notifies Broadcom at least four (4) Business Days in advance of taking such action (such four-Business Day period, the “Avago Notice Period”) that Avago intends to take such action, which notice must specify the reasons for taking such action and, in the event of an Avago Superior Proposal, the material terms and conditions of such proposal (including the identity of the Person making the proposal) and concurrently provides a copy of the relevant proposed transaction agreements with the Person making such proposal (it being understood that in the event any of the material terms or conditions of any such proposal are modified during the Avago Notice Period, Avago shall as promptly as possible, and in any event no later than twenty-four (24) hours after receipt of such modification, notify Broadcom of such modification, at which time the Avago Notice Period shall be extended by an additional two (2) Business Days), and in the event of an Avago Intervening Event, a reasonable description of such Avago Intervening Event;

(iii) prior to taking such action, Avago shall, and shall cause its Representatives to, during the Avago Notice Period negotiate with Broadcom in good faith (to the extent Broadcom desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for Avago to take such action; and

(iv) Broadcom shall not have proposed in writing at or prior to the conclusion of the Avago Notice Period any modifications or revisions to the terms of this Agreement, which revisions shall be evidenced by an offer to amend this Agreement that would, upon Avago’s acceptance, be binding on the parties hereto, and, if applicable, revisions to the terms of the Debt Commitment Letter and the Debt Financing Agreements, to provide for terms which the board of directors of Avago determines in good faith, after consultation with its outside legal counsel and financial advisors, to cause (x) the Avago Superior Proposal to no longer constitute an Avago Superior Proposal or (y) in cases involving an Avago Intervening Event, the failure to make an Avago Change of Recommendation with respect to such Avago Intervening Event to be no longer be inconsistent with the fiduciary duties of Avago’s directors under applicable Law.

(f) Nothing in this Agreement shall prohibit the board of directors of Avago from (i) taking and disclosing to the shareholders of Avago a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act and (ii) making any disclosure to the shareholders of Avago that the board of directors of Avago determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with directors’ fiduciary duties under applicable Law; provided, however, that any such disclosure referred to in clauses (i) or (ii) that relates to an Avago Acquisition Proposal shall be deemed to be an Avago Change of Recommendation unless (x) the board of directors of Avago expressly reaffirms the Avago Board Recommendation in such disclosure or (y) such disclosure is a “stop, look and listen” communication to the shareholders of Avago pursuant to Rule 14d-9(b) promulgated under the Exchange Act; provided, further, that this Section 6.4(f) shall not be deemed to permit the Avago board of directors to make an Avago Change of Recommendation or take any of the actions referred to in clauses (x) or (y) of Section 6.4(e), except, in each case, to the extent permitted by Section 6.4(e).

Section 6.5 Employee Benefits.

(a) With respect to the employees of Broadcom and its Subsidiaries that continue in employment with Holdco or its Subsidiaries following the Effective Times (the “Employees”), for a period of twelve (12) months after the Effective Times, Holdco agrees to provide or cause its Subsidiaries (including the Broadcom Surviving Corporation) to provide each Employee with (i) a base salary or wage rate (as applicable) that is no less favorable to each Employee than in effect for such Employee immediately prior to the Effective Times and (ii) employee benefits (including, without limitation bonus opportunity, severance, retirement health and welfare benefits but excluding equity plans and arrangements) that, in the aggregate, are no less favorable to each Employee than those in effect for such Employee immediately prior to the Effective Times.

(b) As of the Effective Times, Holdco shall honor or cause its Subsidiaries (including Avago and the Broadcom Surviving Corporation) to honor, in accordance with their terms, all Benefit Agreements and all incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including any change-in-control and general severance and retention plans that are between Broadcom or any of its Subsidiaries and any current or former officer, director or employee thereof or for the benefit of any such current or former officer, director or employee and, in each case, that are set forth on Section 4.9(a) of the Broadcom Disclosure Schedule.

(c) Without limiting anything in this Section 6.5, as of the Effective Times and for a period of twelve (12) months thereafter, Holdco agrees to provide or cause its Subsidiaries (including Avago and the Broadcom Surviving Corporation) to provide to each Employee severance payments and benefits that are no less favorable than severance payments and benefits for which such Employee was eligible immediately prior to the Effective Times.

(d) With respect to each benefit plan, program, practice, policy or arrangement maintained by Holdco or its Subsidiaries (including Avago and the Broadcom Surviving Corporation) following the Effective Times and in which any of the Employees participate (the “Holdco Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate and vesting, and for purposes of vacation accrual and severance benefits, service with Broadcom and its Subsidiaries (or predecessor employers to the extent Broadcom provides past service credit) shall be treated as service with Holdco and its Subsidiaries (including Avago and the Broadcom Surviving Corporation). HoldCo shall use reasonable efforts to cause each of the applicable Holdco Plans that provides medical, dental, pharmaceutical, vision and/or other health benefits to any Employee to (i) waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived or not included under the corresponding Benefit Plan, and (ii) provide Employees with credit under the applicable Holdco Plans for amounts paid by such Employees prior to the Effective Times during the plan year in which the Effective Times occurs under a corresponding Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Holdco Plans.

(e) The parties hereto acknowledge and agree that all provisions contained in this Section 6.5 with respect to employees of Broadcom and its Subsidiaries are included for the sole and exclusive benefit of the respective parties hereto and shall not create any right (i) in any other person, including employees, former employees, any participant or any beneficiary thereof in any Benefit Plan, Benefit Agreement, Foreign Benefit Plan or Holdco Plans or (ii) to continued employment with Broadcom or any of its Subsidiaries or Holdco or any of its Subsidiaries (including Avago or the Broadcom Surviving Corporation). Notwithstanding anything in this Section 6.5 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Benefit Plan, Benefit Agreement or Foreign Benefit Plan or any other employee benefit plans of Broadcom or Avago.

(f) As soon as reasonably practicable following the date of this Agreement and to the extent permitted by applicable Law, (i) Broadcom will deliver to Avago an accurate and complete list of the names or unique identifiers, titles, annual base salary (or wage rate), commission and any other cash compensation or bonus opportunity of all employees of Broadcom and its Subsidiaries as of the date of this Agreement, principal work location, work visa status, accrued vacation time and classification and (ii) Broadcom will deliver to Avago the list described in the last sentence of Section 4.2(b), but including the name or unique identifier of the holder of each grant set forth therein.

Section 6.6 Publicity. The initial press release by each of Avago and Broadcom with respect to the execution of this Agreement shall be acceptable to Avago and Broadcom. Thereafter, neither Broadcom nor Avago (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before making any such public announcements; provided, that neither Avago nor Broadcom will be required to obtain the prior approval of or consult with the other party in connection with any such press release or public announcement if (a) Broadcom’s board of directors has effected a Broadcom Change of Recommendation or Avago’s board of directors has effected an Avago Change of Recommendation or (b) such press release or public announcement consists solely of information previously disclosed in all material respects in a previously distributed press release or public announcement.

Section 6.7 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Closing, Avago and the Broadcom Surviving Corporation shall, and Holdco shall cause Avago and the Broadcom Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Closing were directors or officers of Broadcom, Avago or any of their respective present or former Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Closing (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law and the applicable Charter Documents of the Broadcom Surviving Corporation and the Avago Charter, and Avago and the Broadcom Surviving Corporation shall, and Holdco shall cause Avago and the Broadcom Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law and the applicable Charter Documents of the Broadcom Surviving Corporation and the Avago Charter. Holdco agrees that all rights to exculpation or indemnification for acts or omissions occurring prior to the Closing existing as of the Closing in favor of directors and officers of Broadcom, Avago, or any of their respective Subsidiaries or any of their respective predecessors in their capacities as officers and directors and the heirs, executors, trustees, fiduciaries and administrators of such officers or directors (each, a “D&O Indemnitee”), as provided in Broadcom’s Charter Documents, the Avago Charter or Avago’s and Broadcom’s respective Subsidiaries’ respective Charter Documents or in any agreement between such D&O Indemnitee and Broadcom, Avago, or any of their respective Subsidiaries or any of their respective predecessors, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms;

provided, however, that all rights to exculpation and indemnification in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding. After the Closing, Avago and the Broadcom Surviving Corporation shall (and Holdco shall cause Avago and the Broadcom Surviving Corporation to) fulfill and honor such obligations to the maximum extent permitted by applicable Law.

(b) Prior to the Closing, each of Broadcom and Avago shall or, if Broadcom or Avago is unable to, Holdco shall cause each of the Broadcom Surviving Corporation and Avago as of the Closing to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Broadcom’s and Avago’s respective existing directors’ and officers’ insurance policies and Broadcom’s and Avago’s respective existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing from an insurance carrier with the same or better credit rating as Broadcom’s and Avago’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Broadcom’s and Avago’s existing policies. If Broadcom or the Broadcom Surviving Corporation and/or Avago for any reason fails to obtain such “tail” insurance policies as of the Closing, (i) each of the Broadcom Surviving Corporation and Avago, as applicable, shall continue to maintain in effect, for a period of at least six (6) years from and after the Closing, the D&O Insurance in place as of the date of this Agreement with Broadcom’s and Avago’s respective current insurance carrier or with an insurance carrier with the same or better credit rating as Broadcom’s and Avago’s respective current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Broadcom’s and Avago’s respective existing policies, or (ii) Holdco will provide, or cause the Avago and the Broadcom Surviving Corporation to provide, for a period of not less than six (6) years after the Closing, the D&O Indemnitees who are insured under Broadcom’s or Avago’s respective D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Closing from an insurance carrier with the same or better credit rating as Broadcom’s or Avago’s respective current D&O Insurance carrier, that is no less favorable than the existing policy of Broadcom or Avago, respectively, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Holdco and Avago and the Broadcom Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by Broadcom or Avago, as applicable, for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Holdco, Avago or the Broadcom Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount.

(c) This Section 6.7 is intended to benefit the Indemnified Parties and the D&O Indemnitees, and shall be binding on all successors and assigns of Holdco, Avago and the Broadcom Surviving Corporation.

(d) In the event that Holdco, Avago, the Broadcom Surviving Corporation or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Holdco, Avago and the Broadcom Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.7.

Section 6.8 Broadcom Shareholder Meeting; Avago Shareholder Meeting; Proxy Statement/Prospectus; Singapore Court Order.

(a) As soon as practicable after the date of this Agreement (but, in any event, no later than thirty-five (35) Business Days following the date of this Agreement) (i) Broadcom and Avago shall prepare and file with the SEC the Proxy Statement/Prospectus, (ii) Holdco and Avago shall prepare and file with the SEC a Registration Statement on Form S-4 (or similar successor form) in connection with the issuance of Holdco Ordinary Shares and Units in the Cash/Stock Merger and the Unit Merger (including any amendment or supplement thereto) (the “Registration Statement”), in which the Proxy Statement/Prospectus shall be included in connection with the registration under the Securities Act of the Holdco Ordinary Shares to be issued in the Cash/Stock Merger and the Avago Scheme, (iii) Broadcom shall furnish the information required to be provided to its shareholders pursuant to the CGCL and the Exchange Act and (iv) Avago shall furnish the information required to be provided to its shareholders pursuant to the Laws of Singapore (including an explanatory statement in relation to the Avago Scheme complying with the requirements of the SCA) and the Exchange Act. Avago, Holdco and Broadcom will provide each other with any information which may be reasonably required by clauses (i) through (iv) of the foregoing. Each of Avago, Holdco and Broadcom will use reasonable best efforts respond to any comments from the SEC, will use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions and the transactions contemplated hereby. Each of Avago, Holdco and Broadcom will notify the other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Holdco Ordinary Shares issuable in connection with the Transactions for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Proxy Statement/Prospectus or for additional information with respect to the Registration Statement, Proxy Statement/Prospectus or the Transactions. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus and/or the Registration Statement, Avago, Holdco or Broadcom, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to shareholders of Broadcom and shareholders of Avago, respectively, such amendment or supplement, as applicable. Each party shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Proxy Statement/Prospectus prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. The Proxy Statement/Prospectus shall include the recommendation of Broadcom’s board of directors (unless there has been a Broadcom Change of Recommendation) that Broadcom’s shareholders approve this Agreement and the recommendation of Avago’s board of directors (unless there has been an Avago Change of Recommendation) that Avago’s shareholders approve this Agreement and the Transactions.

(b) Broadcom agrees that none of the information supplied or to be supplied by or on behalf of Broadcom or its Subsidiaries for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Broadcom agrees that none of the information supplied or to be supplied by or on behalf of Broadcom or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement/Prospectus, will, at the time the Proxy Statement/Prospectus or any amendment thereof or supplement thereto is first mailed to the shareholders of Broadcom and the shareholders of Avago, respectively, and at the time of the Broadcom Shareholder Meeting and the Avago Shareholder Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (except that no representation or warranty is made by Avago to such portions thereof that relate expressly to Broadcom or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Broadcom for inclusion or incorporation by reference therein). If at any time prior to the Broadcom Shareholder Meeting or the Avago Shareholder Meeting any fact or event relating to Broadcom or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement/Prospectus should be discovered by Broadcom or should occur, Broadcom shall, promptly after becoming aware thereof, inform Avago of such fact or event. Notwithstanding the forgoing, no representation, warranty or covenant is made by Broadcom with respect to statements made or incorporated by reference therein based on information supplied by Avago or Holdco (including with respect Cash/Stock Merger Sub) for inclusion or incorporation by reference therein. Broadcom agrees that the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. For purposes of this Section 6.8(b) and Section 6.8(c) below, any information concerning or related to Broadcom, its Affiliates or the Broadcom Shareholder Meeting will be deemed to have been provided and supplied by Broadcom, provided that such information relating to Broadcom, its Affiliates or the Broadcom Shareholder Meeting shall be in form and content satisfactory to Broadcom, acting reasonably, and Avago shall have provided Broadcom with a reasonable opportunity to review such information and Broadcom shall not have objected thereto; and any information concerning or related to Avago, its Affiliates or the Avago Shareholder Meeting will be deemed to have been provided and supplied by Avago, provided that such information relating to Avago, its Affiliates or the Avago Shareholder Meeting shall be in form and content satisfactory to Avago, acting reasonably, and Broadcom shall have provided Avago with a reasonable opportunity to review such information and Avago shall not have objected thereto.

(c) Each of the Avago Parties agrees that none of the information supplied or to be supplied by or on behalf of any of the Avago Parties or their Subsidiaries for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Avago Parties agrees that none of the information supplied or to be supplied by or on behalf of any of the Avago Parties or their Subsidiaries for inclusion or incorporation by reference in the Proxy Statement/Prospectus, will, at the time the Proxy Statement/Prospectus or any amendment thereof or supplement thereto is first mailed to the shareholders of Broadcom and shareholders of Avago, respectively, and at the time of the Broadcom Shareholder Meeting and the Avago Shareholder Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (except that no representation or warranty is made by Broadcom to such portions thereof that relate expressly to the Avago Parties or any of their Subsidiaries or to statements made therein based on information supplied by or on behalf of any of the Avago Parties for inclusion or incorporation by reference therein). If at any time prior to the Broadcom Shareholder Meeting or the Avago Shareholder Meeting any fact or event relating to the Avago Parties or any of their respective Affiliates which should be set forth in an amendment or supplement to the Proxy Statement/Prospectus should be discovered by Avago or should occur, Avago shall, promptly after becoming aware thereof, inform Broadcom of such fact or event. Notwithstanding the foregoing, no representation, warranty or covenant is made by any of the Avago Parties with respect to statements made or incorporated by reference therein based on information supplied by Broadcom for inclusion or incorporation by reference therein. Avago and Holdco agree that the Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(d) So long as Broadcom’s board of directors shall not have effected a Broadcom Change of Recommendation, Broadcom shall take all action necessary in accordance with applicable Law, its organizational documents and Nasdaq Rules to call, give notice of, convene and hold a special meeting of its shareholders (including any adjournment or postponement thereof, the “Broadcom Shareholder Meeting”), in each case, as soon as practicable following the date of this Agreement (but in any event, no later than forty-five (45) days after the declaration of effectiveness of the Registration Statement) for the purpose of obtaining the Broadcom Shareholder Approval; provided, however, that Broadcom shall not be required to hold, and shall be entitled (in its sole and absolute discretion) to adjourn, delay or postpone, the Broadcom Shareholder Meeting, until the first to occur of (i) the forty-fifth (45th) day following the date on which either (x) the IRS Ruling has been obtained by Broadcom or (y) Representatives of Broadcom and Avago have received notice from the IRS that the IRS will not provide Broadcom with the IRS Ruling on the terms and conditions proposed by Broadcom, or (ii) one hundred eighty (180) days following the date of this Agreement (after which such date, it shall be deemed that the IRS will not provide Broadcom with the IRS Ruling on the terms and conditions proposed by Broadcom).

(e) So long as Avago’s board of directors shall not have effected an Avago Change of Recommendation, (i) as soon as reasonably practicable following the Registration Statement being declared effective under the Securities Act, Avago shall make the application to the Singapore Court for an order convening the Avago Shareholder Meeting and any ancillary order relating thereto, including an order that for the purposes of the Avago Shareholder Meeting, (i) CEDE & Co. (“CEDE”), as nominee of The Depositary Trust Company, shall be deemed not to be a shareholder of Avago, and (ii) instead, each of the persons or entities who are registered on the list maintained by CEDE as holders of the Avago Ordinary Shares which are listed on Nasdaq (the “Nasdaq Shares”) shall be deemed to be a shareholder of Avago in respect of such number of Nasdaq Shares held in such persons or entities account under CEDE; provided, that if the Singapore Court refuses to make any order convening the Avago Shareholder Meeting, unless otherwise agreed to in writing by Broadcom, Avago and/or Holdco shall appeal the decision of the Singapore Court to the fullest extent and Avago shall consult with Broadcom in relation to such appeal; (ii) subject to the grant of the order of the Singapore Court convening the Avago Shareholder Meeting, Avago shall take all action necessary in accordance with applicable Law, the Avago Charter and Nasdaq Rules to call, give notice of and hold a meeting of its shareholders convened by the Singapore Court (including any adjournment or postponement thereof, the “Avago Shareholder Meeting”), in each case, as soon as practicable following the grant of the order of the Singapore Court convening the Avago Shareholder Meeting (but in any event, no later than forty-five (45) days after the declaration of effectiveness of the Registration Statement) for the purpose of obtaining the Avago Shareholder Approval; provided, however, that Avago shall not be required to hold, and shall be entitled (in its sole and absolute discretion) to adjourn, delay or postpone, the Avago Shareholder Meeting, until the first to occur of (A) the forty-fifth (45th) day following the date on which either (x) the IRS Ruling has been obtained by Broadcom or (y) Representatives of Broadcom and Avago have received notice from the IRS that the IRS will not provide Broadcom with the IRS Ruling on the terms and conditions proposed by Broadcom, or (B) one hundred eighty (180) days following the date of this Agreement (after which such date, it shall be deemed that the IRS will not provide Broadcom with the IRS Ruling on the terms and conditions proposed by Broadcom); (iii) if the Avago Scheme is approved by the Avago Shareholders at the Avago Shareholder Meeting, Avago shall promptly apply to the Singapore Court for its sanction and confirmation of the Avago Scheme; and (iv) following the grant of the Singapore Court Order, Avago shall deliver the same to ACRA for lodgment. The Avago Scheme shall become effective upon the lodgment of the Singapore Court Order with ACRA in accordance with Section 2.4.

(f) Singapore Scheme Implementation. Avago shall not withdraw the Avago Scheme or allow it to lapse without the express written consent of Broadcom and will not knowingly take any action that may otherwise be prejudicial in any material respect to the successful completion of the Avago Scheme. Broadcom shall have the right, through its legal counsel, to be present at any hearing of the Singapore Court in relation to the Avago Scheme, subject to the Singapore Court’s consent. Each of Avago and Holdco will notify Broadcom promptly upon the receipt of any comments from the SEC, the Singapore Court or any other Governmental Entity or its respect staff in connection with the filing of, or amendments or supplements to, the Proxy Statement/Prospectus or other related documents; provided, that whenever Avago or Holdco becomes aware of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or other related documents, Avago or Holdco (as the case may be) will promptly inform Broadcom of such occurrence and cooperate in filing with the SEC, the Singapore Court or any other applicable Governmental Entity or its respective staff, and/or mailing to Avago shareholders, such amendment or supplement, and provide Broadcom with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus or other related documents prior to filing such with the SEC, the Singapore Court or other applicable Governmental Entity and will provide Broadcom with a copy of all such filings and/or mailings. Avago shall, on a weekly basis at the close of business on the Wednesday of each calendar week, keep Broadcom informed of the number of proxy votes received in respect of the Avago Shareholder Meeting, and, subject to Section 6.4, Avago shall ensure that the Avago Shareholder Meeting is duly called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Avago Shareholder Meeting are solicited, in compliance with the Avago Charter and applicable Law. Broadcom shall, on a weekly basis at the close of business on the Wednesday of each calendar week, keep Avago informed of the number of proxy votes received in respect of the Broadcom Shareholder Meeting, and, subject to Section 6.3, Broadcom shall ensure that the Broadcom Shareholder Meeting is duly called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Broadcom Shareholder Meeting are solicited, in compliance with Broadcom’s Charter Documents and applicable Law.

Section 6.9 Reasonable Best Efforts.

(a) Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to make all other filings required by applicable foreign Antitrust Laws (collectively, “Foreign Antitrust Approvals”) with respect to the transactions contemplated hereby as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided, that the submission or filing (i) of a Notification and Report Form pursuant to the HSR Act will be made within twenty (20) Business Days of the date of this Agreement and (ii) for applicable foreign Antitrust Laws shall be submitted by the parties with the relevant notification forms, or a draft thereof, for jurisdictions where submission of a draft prior to formal notification is appropriate, within sixty (60) calendar days of the date of this Agreement; provided, further that, in the case of clause (ii), if a party is not prepared to file any such submission or filing within such period, the senior executives shall discuss the reasons for the failure to meet such submission or filing deadlines with the senior executives from the other party) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other filings required in connection the Foreign Antitrust Approvals or any other Antitrust Law. The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any such Antitrust Laws. Without limiting the foregoing, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (ii) give each other an opportunity to participate in each of such meetings, (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (iv) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, promptly notify the other party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any Antitrust Laws and (vi) provide each other with copies of all written communications to or from any Governmental Entity relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. Notwithstanding anything in this Agreement to the contrary, each of Broadcom and the Avago Parties agrees, and shall cause each of their respective Subsidiaries, to take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively “Antitrust Laws”), and to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate each and every impediment under applicable Antitrust Laws asserted by any Governmental Entity, in each case, to cause the Transactions and the other transactions contemplated hereby to occur prior to the Termination Date, including but not limited to (u) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity, (v) if necessary to obtain clearance by any Governmental Entity before the Termination Date, offering, negotiating, committing to, taking and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the share capital, assets, rights, products or businesses of the Avago Parties and their Subsidiaries and Broadcom and its Subsidiaries, and any other actions that limit the freedom of action with respect to, or the ability to retain, any of the businesses the Avago Parties and their Subsidiaries and Broadcom and its Subsidiaries, (w) agreeing or proffering to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Broadcom Common Shares), (x) agreeing to enter into any agreement that limits in any way the ownership or operation of any business of the Avago Parties and their Subsidiaries and Broadcom and its Subsidiaries, (y) agreeing to enter into any commercially reasonable agreement to guarantee the supply of products to customers or to establish firewalls to protect customer confidential information and (z) contesting, defending and appealing any lawsuit or other legal proceeding, whether judicial or administrative, threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof; provided, however, that, notwithstanding anything to the contrary in this Agreement, in no event shall the Avago Parties, Broadcom or any of their respective Subsidiaries be obligated to commit to any actions that would reduce the reasonably anticipated benefits to the Avago Parties (including anticipated synergies) of the transactions contemplated by this Agreement in an amount that is financially material relative to the value of Broadcom and its Subsidiaries as a whole.

(b) Subject to the terms hereof, and except with regard to the Antitrust Laws and the DPA which shall be governed by Section 6.9(a) and Section 6.10, Broadcom and the Avago Parties shall cause their respective Subsidiaries to, each use their reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as reasonably practicable;

(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders and send any notices, in each case, which are required to be obtained, made or sent by Broadcom or the Avago Parties or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, that in connection therewith none of Broadcom or its Subsidiaries will be required to (nor, without the prior written consent of Avago, will) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii) as promptly as practicable, make all necessary filings and notifications, and thereafter make any other required submissions and applications with respect to this Agreement and the Transactions required under any applicable statute, law, rule or regulation; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The parties hereto shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. Broadcom and the Avago Parties shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable statute, law, rule or regulation in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Avago Parties and Broadcom agree that nothing contained in this Section 6.9(b) shall modify, limit or otherwise affect their respective rights and responsibilities under Section 6.9(a).

Section 6.10 CFIUS Approval. Each of the parties hereto shall, and shall cause its Affiliates to, use its commercially reasonable efforts to obtain the CFIUS Approval. Such commercially reasonable efforts shall include engaging in prefiling discussions with CFIUS or its member agencies, promptly making any draft and final filings required in connection with the CFIUS Approval in accordance with the DPA, and providing any information reasonably requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement.

Section 6.11 ESPP. Broadcom shall take all such actions as may be necessary to (a) cause each outstanding purchase right under the ESPP to be exercised immediately prior to the Closing Date (the “Exercise Date”) at a purchase price per share determined in accordance with Section VII.G of the ESPP; (b) provide that no further Purchase Intervals (as defined in the ESPP) shall commence under the ESPP on or following the Exercise Date; (c) terminate the ESPP effective as of immediately prior to the Closing Date. Broadcom shall notify each participant in writing, at least ten (10) days prior to the Exercise Date, that the Exercise Date for his or her purchase right (including for purposes of determining the purchase price for such purchase right) has been changed to the Exercise Date and that his or her purchase right will be exercised automatically on the Exercise Date, unless prior to such date he or she has withdrawn from the Purchase Interval as provided in Section VII.G of the ESPP.

Section 6.12 401(k) Plan Termination. Unless Avago provides written notice to Broadcom to the contrary, no later than three (3) Business Days prior to the date that the Avago and Broadcom become part of the same controlled group pursuant to Sections 414(b), (c), (m) or (o) of the Code (the “Controlled Group Date”), Broadcom shall, effective as of at least one (1) day prior to the Controlled Group Date, have terminated the Broadcom Corporation Employee Savings Plan (the “Broadcom 401(k) Plan”). Broadcom will, prior to the Controlled Group Date, provide Avago with evidence that each such Broadcom 401(k) Plan has been terminated effective no later than one (1) day prior to the Controlled Group Date pursuant to resolutions duly adopted by the board of directors, or committee of the board of directors, as applicable, of Broadcom.

Section 6.13 Section 16 Matters. Prior to the Broadcom Effective Times, the board of directors of Broadcom or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of Broadcom Common Shares, Broadcom Stock Options and Broadcom Restricted Stock Units pursuant to this Agreement by any officer or director of Broadcom who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act. Prior to the Avago Effective Time, the board of directors of Avago, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretative guidance of the SEC so that the acquisition of Avago Ordinary Shares, Holdco Ordinary Shares, Units and Converted RSUs pursuant to this Agreement by any officer or director of Broadcom who may become a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 6.14 Filing of Form S-8; Listing of Additional Shares. Holdco shall file no later than fifteen (15) days following the Closing Date an effective registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Holdco Ordinary Shares issuable with respect to Converted RSUs, Broadcom Converted Holdco Options, Avago Converted Holdco Options and Converted Holdco RSUs and Holdco shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Converted RSUs, Broadcom Converted Holdco Options, Avago Converted Holdco Options and Converted Holdco RSUs assumed in accordance with this Agreement remain outstanding. Holdco shall use commercially reasonable efforts to obtain all necessary approvals and authorization from its shareholders under Holdco’s Charter Documents and the SCA for the issuance and allotment of new Holdco Ordinary Shares to meet its share issuance obligations under the Converted RSUs, Broadcom Converted Holdco Options, Avago Converted Holdco Options and Converted Holdco RSUs. Holdco shall also use its commercially reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the conversion of the Broadcom Stock Options into Broadcom Converted Holdco Options, the conversion of the Broadcom Restricted Stock Units into Converted RSUs, the conversion of Avago Share Options into Avago Converted Holdco Options and the conversion of Avago RSU Awards into Converted Holdco RSUs under the Laws of Singapore and Holdco’s Charter Documents in order to duly authorize the grant of such rights to subscribe for shares in its share capital free of preemptive rights at or prior to the Closing Date, and Broadcom shall furnish to Avago and/or Holdco any information concerning Broadcom and holders of the Broadcom Restricted Stock Units and the Broadcom Stock Options as may be reasonably requested by Avago or Holdco in connection with any such action. The Avago Parties shall use commercially reasonable efforts to cause the Holdco Ordinary Shares issued upon the exercise of Broadcom Stock Options and the vesting of the Broadcom Restricted Stock Units to be approved for listing on Nasdaq upon official notice of issuance at or prior to the Closing Date.

Section 6.15 Financing. Avago and the other Avago Parties, as applicable, shall procure and have available (including taking into account the cash on hand held by Broadcom and its Subsidiaries on such date), as of the Closing, funds sufficient to pay all of the cash amounts required to be provided by Avago and the other Avago

Parties for the consummation of the transactions contemplated hereby, including the amounts payable in connection with the consummation of the Transactions, all related fees and expenses required to be paid as of the date of the consummation of Merger and the funds to be provided by (or on behalf of) Avago and the other Avago Parties to Broadcom to enable Broadcom (together with the cash on hand held by Broadcom and its Subsidiaries on such date) to fund the repayment or refinancing of the Broadcom Notes and the Broadcom Credit Agreement. In furtherance and not in limitation to the foregoing:

(a) Subject to the terms and conditions of this Agreement, Avago and the other Avago Parties shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter pursuant to the terms thereof (including any “market flex” provisions related thereto). Avago and the other Avago Parties shall not permit any amendment, modification or replacement to be made to, or any waiver of any provision under, the Debt Commitment Letter without the consent of Broadcom (which such consent shall not be unreasonably withheld, conditioned or delayed) if such amendment, modification, replacement or waiver (A) reduces (or could reasonably be expected to have the effect of reducing) the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid) or original issue discount (unless (x) the Debt Financing is increased by a corresponding amount or (y) the Avago Parties, Broadcom or their respective Subsidiaries have a corresponding amount of excess available cash on hand such that the representation set forth in Section 5.14 of this Agreement will still be true and correct taking into account such increase in fees or original issue discount and the then-applicable cash on hand of Avago, Broadcom and their respective Subsidiaries) or (B) imposes new or additional conditions to the initial funding or otherwise expands, amends or modifies any of the conditions to the receipt of the initial Debt Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter, in a manner that would reasonably be expected to (x) materially delay (taking into account the Marketing Period) or prevent the funding in full of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or (y) adversely impact the ability of Avago or any other Avago Party to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto, in each case, relating to the funding thereunder (provided, that Avago and the other Avago Parties may amend or replace the Debt Commitment Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities so long as such action would not reasonably be expected to materially delay (taking into account the Marketing Period) or prevent the Closing or adversely impact Avago’s ability to enforce its rights under the Debt Commitment Letter). Avago and the other Avago Parties shall promptly deliver to Broadcom true and complete copies of any such amendment, modification or replacement. For purposes of this Section 6.15(a), references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended or modified by this Section 6.15(a) and references to “Debt Financing” or “Debt Commitment Letter” shall include such documents as permitted to be amended or modified by this Section 6.15(a).

(b) Avago and the other Avago Parties shall use their reasonable best efforts (A) to maintain in effect the Debt Commitment Letter, (B) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter (the “Debt Financing Agreements”) on the terms and conditions contained in the Debt Commitment Letter, (C) to satisfy on a timely basis all conditions to receipt of the full amount of the Debt Financing necessary to pay the aggregate amount of the Aggregate Cash Consideration at the Closing that are within its control or subject to its influence and, upon satisfaction of the conditions set forth in the Debt Commitment Letter, to consummate the Debt Financing at or prior to the Closing, (D) to enforce the Debt Commitment Letter to cause any lender to provide such Debt Financing and (E) to comply with their obligations under the Debt Commitment Letter. In each case promptly upon Broadcom’s request Avago and the other Avago Parties shall (i) provide to Broadcom copies of all substantially final drafts and executed definitive agreements for the Debt Financing Agreements and (ii) keep Broadcom informed in reasonable detail of the status of their efforts to arrange the Debt Financing.

(c) Avago and the other Avago Parties agree to notify Broadcom promptly, and in any event within three (3) Business Days, if at any time prior to the Closing Date (i) the Debt Commitment Letter is terminated for any reason, (ii) Avago or any other Avago Party becomes aware of any material breach or default by any party to the Debt Commitment Letter or any Debt Financing Agreement, (iii) a counterparty indicates that it will not provide, or it refuses to provide, all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms set forth in the Debt Commitment Letter, (iv) Avago or any other Avago Party receives any written notice or other written communication from any Person with respect to any actual breach, default, termination or repudiation by any party to any Debt Commitment Letter or any definitive document related to the Debt Financing or any provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing or (v) Avago or any other Avago Party determines in good faith it will not be able to obtain all or any portion of the Debt Financing necessary to pay the aggregate amount of the Aggregate Cash Consideration on the terms or in the manner contemplated by the Debt Commitment Letter or the definitive documents related to the Debt Financing; provided, that in no event will Avago be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Avago shall have used its reasonable best efforts to disclose such information in a manner that would not waive such privilege. Without limiting Avago’s or any other Avago Party’s other obligations under this Section 6.15, if the commitments with respect to all or any portion of the Debt Financing expires or is terminated or all or any portion of the Debt Financing otherwise becomes unavailable or it becomes reasonably foreseeable that such events will occur, then Avago and the other Avago Parties shall (x) promptly notify Broadcom of such event and the reasons therefor, (y) use reasonable best efforts to obtain alternative financing from alternative financing sources in an amount sufficient to pay all cash amounts required to paid in connection with the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event, and (z) when obtained, provide Broadcom with a copy of, a new financing commitment that provides for such alternative financing, together with all related fee letters and associated engagement letters (with only fee amounts and pricing caps redacted).

(d) Notwithstanding anything to the contrary contained herein, Avago’s and the other Avago Parties’ obligations hereunder are not subject to a condition regarding Avago’s, the other Avago Parties’ or any of their Affiliates’ obtaining funds to consummate the Transactions and the transactions contemplated by this Agreement, including the payment of any fees and expenses and the repayment or refinancing of the Broadcom Notes and the Broadcom Credit Agreement.

Section 6.16 Financing Cooperation.

(a) Prior to the Closing Date, Broadcom shall provide, shall cause its Subsidiaries to provide, and shall use reasonable best efforts to cause its Representatives to provide to Avago all cooperation reasonably requested by Avago in connection with the Debt Financing or any replacement, amended, modified or alternative financing permitted by this Agreement (collectively with the Debt Financing, the “Available Financing”), including (i) furnishing Avago the Required Financial Information by the times required by the Debt Commitment Letter and such other Financing Information and other financial and other pertinent information and disclosures regarding Broadcom and its Subsidiaries as may be reasonably requested by Avago and necessary to permit the consummation of the Available Financing, (ii) participating in a reasonable number of meetings (including one-on-one meetings or conference calls with parties acting as agents or arrangers for, and prospective lenders of, the Available Financing for the transactions contemplated by this Agreement), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and reasonably cooperating with the marketing or solicitation efforts of Avago and its Financing Sources, in each case as reasonably requested by Avago and reasonably required in connection with the Available Financing, (iii) as reasonably requested by Avago, assisting with the preparation of Marketing Materials, including customary materials for rating agency presentations, offering memoranda and bank information memoranda (including with respect to presence of absence of material non-public information relating to Broadcom and its Subsidiaries and the accuracy of the information relating to Broadcom and its Subsidiaries contained therein), lender presentations, offering documents, authorization letters, confirmations and undertakings in connection with the Financing Information, private placement memoranda, prospectuses and similar documents required in connection with the Available Financing, (iv) if reasonably requested by Avago in connection with the Available Financing, providing (A) customary payoff letters and (to the extent required) notices of repayment or repurchase (subject to and conditioned upon the Closing) with respect to the Broadcom Notes and the Broadcom Credit Agreement and (B) all documentation and other information required in connection with the Available Financing by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act (provided, that, such documentation and information is reasonably requested in writing by Avago at least five (5) days prior to the Closing), (v) assisting in the preparation of any customary credit agreements (or amendments thereto), pledge and security documents, guarantees, indentures, purchase agreements, and other customary definitive documentation, customary closing certificates, and related deliverables relating to the Available Financing and reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages and other definitive financing documents (including title insurance) (including assisting with the execution, preparation and delivery of original stock certificates (or local equivalents) and other certificated securities that are pledged under the Available Financing and original stock powers executed in blank (or local equivalents) to the parties to the Available Financing (including, but not limited to, providing copies thereof prior to the Closing Date) and taking reasonable steps necessary to permit the Financing Sources to evaluate the assets of Broadcom and cash management and accounting systems and policies and procedures relating thereto for purposes of examining collateral arrangements (including collateral field examinations and appraisals) as well as establishing bank and other accounts and blocked account agreements and lock box arrangements, provided that no pledge should be effective until the Closing and the delivery of any such original stock certificates and other certificated securities and original stock powers shall be delivered in escrow pending release at Closing); provided, however, that, no obligation of Broadcom under any agreement, certificate, document or instrument shall be effective until the Closing, and Broadcom shall not be required to pay any commitment or other fee or incur any other liability in connection with the Available Financing prior to the Closing (except to the extent that Avago promptly reimburses (in the case of ordinary course out-of-pocket costs and expenses) or provides the prior funding (in all other cases) to Broadcom therefor), (vi) upon the reasonable request of Avago, satisfying the conditions precedent set forth in the Debt Commitment Letter to the extent the satisfaction is within the control of Broadcom, (vii) cooperating with the Financing Sources’ due diligence investigation, to the extent customary and reasonable and not unreasonably interfering with the business of Broadcom and (viii) upon the reasonable request of Avago, assist Avago in obtaining accountant’s comfort letters and legal opinions customary for financings similar to the Debt Financing.

(b) Avago acknowledges and agrees that, other than ordinary course out-of-pocket costs and expense subject to reimbursement pursuant to this Section 6.16, neither Broadcom nor any of its Subsidiaries and Representatives shall have any responsibility for, or incur any liability to, any Person under, any Debt Financing that Avago may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.16. Avago shall promptly, upon request by Broadcom, reimburse Broadcom and its Subsidiaries, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including any attorneys’ fees and Out-of-Pocket Repatriation Taxes) incurred by Broadcom or its Subsidiaries, as applicable, in connection with the cooperation of Broadcom and its Subsidiaries, as applicable, contemplated by this Section 6.16. Avago shall indemnify and hold harmless Broadcom and its Subsidiaries (and its Representatives) from and against any and all losses, damages, claims, costs, Out-of-Pocket Repatriation Taxes or other expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing or Available Financing and any information used in connection therewith (other than historical information relating to Broadcom or its Subsidiaries provided by Broadcom in writing specifically for use in the Debt Financing offering documents), in each case except to the extent such losses, damages, claims, costs or expenses arise from Broadcom’s bad faith or willful misconduct, as finally determined by a court of competent jurisdiction. Notwithstanding anything to the contrary in this Section 6.16, Avago shall have no obligation to reimburse or indemnify or hold harmless Broadcom or its Subsidiaries or Representatives for Out-of-Pocket Repatriation Taxes unless the Closing shall fail to occur within fourteen (14) days of the repatriation of such funds. In the event of a termination of this Agreement, Broadcom shall use reasonable best efforts to mitigate any losses, damages, claims, costs, Out-of-Pocket Repatriation Taxes or other expenses subject to reimbursement pursuant to this Section 6.16, including by rescinding any dividends or other distributions declared, paid or otherwise made. For purposes of this Section 6.16, “Out-of-Pocket Repatriation Taxes” means out-of-pocket Taxes resulting from (i) funds repatriated at the direction of Avago, or (ii) any later event, to the extent that such

Taxes would not have resulted but for a reduction, utilization or elimination of net operating losses, credits or other Tax attributes that may otherwise have reduced or eliminated such Taxes by reason of the funds repatriated at the direction of Avago.

(c) Nothing in this Section 6.16 shall require Broadcom or any of its Subsidiaries to take or permit the taking of any action that would (A) unreasonably interfere with the ongoing operations of Broadcom or its Subsidiaries, (B) cause any covenant, representation or warranty in this Agreement to be breached by Broadcom or any of its Subsidiaries, (C) require Broadcom or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the financings contemplated by the Debt Commitment Letter prior to the Closing, (D) cause any director, officer or employee of Broadcom or any of its Subsidiaries to incur any personal liability, or (E) authorize any corporate action of Broadcom or any of its Subsidiaries that would become effective and operative prior to the Closing. Broadcom hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect Broadcom or any of its Subsidiaries.

(d) All non-public or otherwise confidential information regarding Broadcom or any of its Subsidiaries obtained by Avago or its Representatives pursuant to this Section 6.16 shall be kept confidential in accordance with the Confidentiality Agreement.

(e) At the request of Holdco or Avago, subject to applicable Law and the Charter Documents of Broadcom and its Subsidiaries, Broadcom shall, and shall cause its Subsidiaries to, do all things necessary, proper or advisable (including by reasonably cooperating with the Avago Parties and the Financing Sources) to make available (by way of a dividend, a loan, or such other method, in each case as requested by Holdco or Avago) any cash, cash equivalents and marketable securities (which shall be liquidated for cash at the request of Holdco or Avago) of Broadcom and its Subsidiaries, wherever held, for the funding of the consummation of the transactions contemplated hereby, including the amounts payable in connection with the consummation of the Transactions, all related fees and expenses required to be paid as of the date of the consummation of Merger and the funds required to fund the repayment or refinancing of the Broadcom Notes and the Broadcom Credit Agreement, at least one (1) Business Day prior to the Closing Date.

(f) At the request of Holdco or Avago, Broadcom shall commence a tender and consent solicitation for the Broadcom Notes; provided, that the consummation of such tender shall be conditioned upon the Closing and shall be consummated no earlier than contemporaneously with Closing.

Section 6.17 Stock Exchange Listing. The Avago Parties shall use reasonable best efforts to cause the Holdco Ordinary Shares to be issued in connection with the Transactions and Holdco Ordinary Shares to be reserved upon exercise of options to purchase Holdco Ordinary Shares to be listed on Nasdaq, subject to official notice of issuance, at or prior to the Closing Date.

Section 6.18 Notification of Certain Matters. Broadcom shall promptly notify Avago and Holdco in writing, and Avago and Holdco shall promptly notify Broadcom in writing, of: (a) any written communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated hereby, (b) any written communication from any Governmental Entity in connection with the transactions contemplated hereby (other than such communications contemplated by Section 6.9, which shall be governed by such Section) or (c) any actions, claims, suits, investigations or Proceedings commenced or, to the Knowledge of Broadcom or Avago, as applicable, threatened against Broadcom or any of its Subsidiaries (in the case of Broadcom) or Avago, Holdco or any of their respective Subsidiaries (in the case of Avago and Holdco) that are related to the transactions contemplated hereby (including any transaction litigation brought by a shareholder of Broadcom or Avago, as applicable).

Section 6.19 Certain Tax Matters.

(a) Broadcom, Avago and Holdco shall each use its reasonable best efforts (i) to cause the Cash/Stock Merger and the Avago Scheme, taken together, to qualify as an “exchange” within the meaning of Section 351(a) of the Code and to cause the Avago Scheme to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) to obtain the opinion of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to Broadcom, substantially to the effect that the Cash/Stock Merger, together with the Avago Scheme, should qualify as an “exchange” within the meaning of Section 351(a) of the Code and each transfer of Broadcom Common Shares to Holdco pursuant to the Cash/Stock Merger and in accordance with Treasury Regulation Section 1.367(a)-3(d) should not be subject to Section 367(a)(1) of the Code, (iii) to obtain a ruling from the IRS under Treasury Regulation Section 1.367(a)-3(c)(9) to the effect that the Cash/Stock Merger and the Unit Merger will not be subject to Section 367(a)(1) of the Code (the “IRS Ruling”), (iv) to obtain the opinion of Skadden, dated as of the Closing Date, to the effect that the Unit Merger should qualify as an “exchange” for which no gain or loss shall be recognized by holders of Unit Electing Shares pursuant to Section 721(a) of the Code (other than such gain or loss recognized in connection with (A) the receipt of cash in lieu of fractional Holdco Ordinary Shares or Units, (B) any voting rights in Holdco attaching to or associated with Units or otherwise provided to holders of Units (through the issuance of any Equity Interests of Holdco, a voting trust or otherwise) or (C) any expense reimbursement described in Section 4.2 of the Support Agreements) and (v) to obtain such representations and covenants from the officers of Broadcom as are reasonably requested from the Avago Parties in connection with Tax matters relating to the transactions contemplated by this Agreement, provided that such the officers of Broadcom shall not be required to provide a representation or covenant to the extent that such representation or covenant would reasonably be expected to adversely impact Broadcom’s ability to conduct its operations in the ordinary course of business prior to Closing.

(b) Avago shall use its reasonable best efforts to cooperate in connection with Broadcom’s request for the IRS Ruling and shall promptly provide all necessary information and assistance in connection with the IRS Ruling request.

(c) Neither Avago nor Broadcom shall knowingly take or fail to take (and, following the Transactions, Holdco will cause Avago and Broadcom not to knowingly take or fail to take) any action which action (or failure to act) would reasonably be expected to (i) cause the Cash/Stock Merger and the Avago Scheme, taken together, to fail to qualify as an “exchange” within the meaning of Section 351(a) of the Code, (ii) cause the Avago Scheme to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (iii) constitute a “triggering event” within the meaning of Treasury Regulation Section 1.367(a)-8(j)(1) or (2). With respect to the Transactions, Holdco will (and following the Transactions will cause the Broadcom Surviving Corporation and the other Avago Parties, as applicable, to) file all required information with its Tax Returns and maintain all records required for Tax purposes, including the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6).

(d) Holdco will make commercially reasonable arrangements with each five-percent transferee shareholder (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) and each “5-percent shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(b)(1)(ii)), if any, to ensure that such shareholder will be informed of any “triggering event” within the meaning of Treasury Regulation Section 1.367(a)-8(j)(1) or (2).

(e) Holdco, Broadcom and Avago shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Times. Each of the Avago Parties shall (and Avago shall cause each of the other Avago Parties) pay, without deduction from any amount payable to holders of Broadcom Common Share or

Avago Ordinary Shares and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity (or for which its shareholders are primarily liable), which becomes payable in connection with the Transactions.

(f) At the Effective Time and through the consummation of the Transactions, Intermediate Holdco, Finance Holdco and Lower Holdco will be disregarded as separate from Holdco and, following the Unit Merger (if relevant), New LP, for U.S. federal income tax purposes. New LP will be disregarded as separate from Holdco until the Unit Merger (if relevant) and, absent the Unit Merger, will remain an entity disregarded as separate from Holdco, in each case, for U.S. federal income tax purposes. The Avago Parties will file any required elections pursuant to Treasury Regulation Section 301.7701-3 to assure such classifications. The Avago Parties have no plan or intention to change or cause Intermediate Holdco, Finance Holdco or Lower Holdco to change their classification such that either entity may become classified as other than a disregarded entity for U.S. federal income tax purposes.

(g) Prior to the Closing Date, Broadcom shall deliver to the Avago Parties a duly executed certificate, dated not more than thirty (30) days prior to the Closing Date, certifying that (A) Broadcom is not and in the preceding five-year period has never been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the Treasury Regulations promulgated thereunder and (B) none of the Equity Interests in Broadcom constitutes a “United States real property interest” as defined in Section 897(c) of the Code and the Treasury Regulations promulgated thereunder, which certificate shall be in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and in a form reasonably satisfactory to the Avago Parties.

Section 6.20 Shareholder Litigation. Broadcom shall (a) promptly (and in any event, within two (2) Business Days) inform Avago orally and in writing of any shareholder litigation or other Proceedings brought or threatened in writing against Broadcom or any of its directors or officers relating to the transactions contemplated by this Agreement and keep Avago fully informed on a current basis with respect to the status thereof (including by promptly furnishing to Avago and its Representatives such information relating to such shareholder litigation as such Persons may reasonably request), (b) give Avago the opportunity and right to participate in the defense of any such shareholder litigation at Avago’s sole cost and expense, including in any and all Proceedings related to any such shareholder litigation and any proposed settlement or disposition thereof, and (c) not cease to defend, consent to the entry of any judgment, offer to settle, enter into any settlement or take any other material action with respect to any such shareholder litigation or Proceeding without the prior written consent of Avago, which such consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.21 Marketable Securities. Prior to the Closing, Broadcom shall, upon written request of Avago, provide Avago with a list of all marketable securities held by Broadcom or any of its Subsidiaries and the jurisdiction in which such securities are held, as promptly as is reasonably practicable following the date of any such request.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Transactions. The obligations of Broadcom and the Avago Parties to consummate the Cash/Stock Merger and, if the Minimum Unit Election Condition is satisfied, the Unit Merger, and the Avago Parties (other than Lower Holdco and the Merger Subs) to consummate the Avago Scheme, are subject to the satisfaction (or waiver by each of Avago, on behalf of itself and the other Avago Parties, and Broadcom) of the following conditions:

(a) each of the Broadcom Shareholder Approval and the Avago Shareholder Approval shall have been obtained;

(b) (i) no Governmental Entity having jurisdiction over Broadcom or any of the Avago Parties shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of any of the Transactions substantially on the terms contemplated by this Agreement and (ii) no Law shall have been enacted or promulgated by any Governmental Entity that makes consummation of any of the Transactions illegal; provided, that any order, decree or ruling with respect to foreign Antitrust Laws other than those set forth on Section 7.1(c) of the Broadcom Disclosure Schedule shall be disregarded for purposes of this Section 7.1(b);

(c) the waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or otherwise been terminated, the approvals under the Anti-Monopoly Law of the People’s Republic of China and European Union merger control regulations shall have been obtained, and all consents, approvals or clearances set forth on Section 7.1(c) of the Broadcom Disclosure Schedule shall have been obtained;

(d) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC that have not been withdrawn;

(e) the Holdco Ordinary Shares issuable in the Cash/Stock Merger and the Avago Scheme shall have been authorized and approved for listing on Nasdaq upon official notice of issuance; and

(f) the CFIUS Approval shall have been obtained; and

(g) the Singapore Court Order shall have been granted by the Singapore Court and become final.

Section 7.2 Conditions to the Obligations of the Avago Parties. The obligations of the Avago Parties to consummate the Transactions are subject to the satisfaction (or waiver by Avago, on behalf of itself and the other Avago Parties) of the following further conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Broadcom set forth in Section 4.1(a) (Organization), Section 4.3 (Authorization; Validity of Agreement; Broadcom Action), Section 4.4 (Consents and Approvals; No Violations), Section 4.20 (Brokers or Finders) and Section 4.21 (Vote Required) (the “Broadcom Fundamental Representations”) (x) shall, if qualified by materiality or “Broadcom Material Adverse Effect,” have been true and correct in all respects, and if not qualified by materiality or “Broadcom Material Adverse Effect,” shall have been true and correct in all material respects as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date) and (y) shall, if qualified by materiality or “Broadcom Material Adverse Effect,” be true and correct in all respects, and if not qualified by materiality or “Broadcom Material Adverse Effect,” shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

(ii) The representations and warranties of Broadcom set forth in Section 4.13(g) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date; provided that, for purposes of this Section 7.2(a)(ii), Broadcom and its Subsidiaries shall be deemed not to have Knowledge of any actions taken by any Avago Party after the date of this Agreement (other than any such actions that are contemplated by this Agreement) that would cause Section 4.13(g) to not be true and correct in all respects on and as of the Closing Date;

(iii) The representations and warranties of Broadcom set forth in Section 4.2(a) (the “Broadcom Capitalization Representations”) shall have been true and correct as of the date of this Agreement

(except to the extent expressly made as of an earlier date, in which case as of such date) and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted Broadcom Common Shares, before giving effect to the Cash/Stock Merger and the Unit Merger, of more than 0.375% from that reflected in the Broadcom Capitalization Representations; and

(iv) the representations and warranties of Broadcom set forth in this Agreement (other than the Broadcom Fundamental Representations, the representations and warranties set forth in Section 4.13(g) and the Broadcom Capitalization Representations) (x) shall have been true and correct as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date) and (y) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of the foregoing clauses (x) and (y), (A) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Broadcom set forth in this Agreement for purposes of this Section 7.2(a)(iv), (1) all qualifications based on a “Broadcom Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that the representation and warranty set forth in clause (a) of Section 4.7 shall not be disregarded pursuant to the terms of this proviso);

(b) Broadcom shall have performed or complied with in all material respects its obligations hereunder required to be performed or complied with by it at or prior to the Closing;

(c) Avago shall have received a certificate signed by an authorized officer of Broadcom, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(d) since the date of this Agreement, there shall not have occurred and be continuing any Broadcom Material Adverse Effect.

Section 7.3 Conditions to the Obligations of Broadcom. The obligations of Broadcom to consummate the Cash/Stock Merger and, if the Minimum Unit Election Condition is satisfied, the Unit Merger, are subject to the satisfaction (or waiver by Broadcom) of the following further conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Avago Parties set forth in Section 5.1 (Organization), Section 5.2 (Authorization; Validity of Agreement; Necessary Action), Section 5.3 (Consents and Approvals; No Violations), Section 5.10 (Brokers or Finders), Section 5.13(a) (Capitalization) and Section 5.18 (Vote Required) (the “Avago Fundamental Representations”) (x) shall, if qualified by materiality or “Avago Material Adverse Effect,” have been true and correct in all respects, and if not qualified by materiality or “Avago Material Adverse Effect,” shall have been true and correct in all material respects as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), and (y) shall, if qualified by materiality or “Avago Material Adverse Effect,” shall be true and correct in all respects, and if not qualified by materiality or “Avago

Material Adverse Effect,” shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date);

(ii) The representations and warranties of the Avago Parties set forth in Sections 5.8(f) and 5.8(g) (Taxes) (the “Avago Fundamental Tax Representations”) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date; provided that, for purposes of this Section 7.3(a)(ii), the Avago Parties shall be deemed not to have Knowledge of any actions taken by Broadcom or any of its Subsidiaries after the date of this Agreement (other than any such actions that are contemplated by this Agreement) that would cause Section 5.8(f) or 5.8(g) to not be true and correct in all respects on and as of the Closing Date; and

(iii) The representations and warranties of Avago set forth in this Agreement (other than the Avago Fundamental Tax Representations and the Avago Fundamental Representations) (i) shall have been true and correct as of the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, an Avago Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, an Avago Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Avago set forth in this Agreement for purposes of this Section 7.3(a)(iii), all qualifications based on an “Avago Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that the representation and warranty set forth in clause (a) of Section 5.5 shall not be disregarded pursuant to the terms of this proviso);

(b) each of the Avago Parties shall have performed or complied with in all material respects all of the respective obligations hereunder required to be performed or complied with by the Avago Parties, as the case may be, at or prior to the Closing;

(c) Broadcom shall have received a certificate signed by an authorized officer of Avago, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(d) since the date of this Agreement, there shall not have occurred and be continuing any Avago Material Adverse Effect;

(e) there shall have been no material change in any statute, regulation, official interpretation of any statute or regulation (other than any private letter ruling, technical advice memorandum or other similar guidance issued to a particular taxpayer (other than Broadcom)) or judicial decision after the date of this Agreement adversely impacting Skadden’s ability to deliver the opinion described in Section 6.19(a)(iv); and

(f) Skadden shall have received a certificate signed by an authorized officer of Avago, dated as of the Closing Date, substantially in the form set forth in Exhibit E, attached hereto.

Section 7.4 Frustration of Closing Conditions. None of the Avago Parties or Broadcom may rely, either as a basis for not consummating the Transactions or the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Transactions and the other transactions contemplated hereby, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by a material breach of this Agreement by such party, including in the case of Avago or any of the other Avago Parties, by any of the Avago Parties.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Transactions contemplated herein may be abandoned at any time prior to the Effective Times, whether before or after the Broadcom Shareholder Approval and the Avago Shareholder Approval:

(a) by the mutual written consent of Broadcom and Avago;

(b) by either Broadcom or Avago:

(i) Termination Date. If the Transactions shall not have occurred on or prior to February 29, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose material breach of this Agreement (including, in the case of Avago, the material breach of any other Avago Party) has been the cause of, or resulted in, the failure of the Transactions to occur on or prior to such date; provided, further, however, that (y) if the conditions set forth in Section 7.1(b) or Section 7.1(c) shall not have been satisfied or waived as of the Termination Date, then either Broadcom or Avago may, in its sole and exclusive discretion, extend the Termination Date to May 30, 2016 (the “Initial Extended Termination Date”), and (z) if the conditions set forth in Section 7.1(b) or Section 7.1(c) shall not have been satisfied or waived as of the Initial Extended Termination Date, then either Broadcom or Avago may, in its sole and exclusive discretion, extend the Termination Date to August 29, 2016, in each case, by providing the other party written notice of such extension on or before the Termination Date or the Initial Extended Termination Date, as the case may be;

(ii) Orders, Decrees, Rulings or Other Actions. If any Governmental Entity having jurisdiction over Broadcom or any of the Avago Parties shall have issued an order, decree or ruling or taken any other action, in each case, such that the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(f) would not be satisfied, and such order, decree, ruling or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have complied with its obligations under Section 6.9 or Section 6.10 in any manner that shall have been the cause of or resulted in the foregoing to occur (including, in the case of Avago, the non-compliance of any other Avago Party);

(iii) Failure to Obtain Broadcom Shareholder Approval at Broadcom Shareholder Meeting. If the Broadcom Shareholder Meeting shall have concluded without the Broadcom Shareholder Approval having been obtained in accordance with the CGCL and the Charter Documents of Broadcom;

(iv) Failure to Obtain Avago Shareholder Approval at Avago Shareholder Meeting. If the Avago Shareholder Meeting shall have concluded without Avago Shareholder Approval having been obtained in accordance with the SCA and the Avago Charter; or

(v) Failure to Obtain Singapore Court Order. If the Singapore Court refuses to make any orders convening the Avago Shareholder Meeting or grant the Singapore Court Order and Avago has exhausted all rights to appeal the Singapore Court’s decision under applicable Law; or

(c) by Broadcom:

(i) Avago Breach. Upon a breach of any obligation hereunder on the part of any of the Avago Parties, or if any representation or warranty of any of the Avago Parties shall fail to be true and correct,

in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided, that if such breach or failure is reasonably capable of being cured by any of the Avago Parties through the exercise of their reasonable best efforts during the thirty (30)-day period following notification by Broadcom to Avago of such breach or inaccuracy and such Avago Parties continue to exercise such reasonable best efforts, Broadcom may not terminate this Agreement under this Section 8.1(c)(i) prior to the expiration of such period; provided, further, that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to Broadcom if it is in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) Broadcom Superior Proposal. In order to accept a Broadcom Superior Proposal in compliance with Section 6.3; or

(iii) Avago Change of Recommendation. Prior to the Avago Shareholder Meeting, if an Avago Change of Recommendation shall have occurred; or

(d) by Avago:

(i) Broadcom Breach. Upon a breach of any obligation hereunder on the part of Broadcom, or if any representation or warranty of Broadcom shall fail to be true and correct, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided, that if such breach is reasonably capable of being cured by Broadcom through the exercise of its reasonable best efforts and Broadcom continues to exercise such reasonable best efforts during the thirty (30)-day period following notification by Avago to Broadcom of such breach or inaccuracy, Avago may not terminate this Agreement under this Section 8.1(d)(i) prior to the expiration of such period; provided, further, that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Avago if any of the Avago Parties is in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) Avago Superior Proposal. In order to accept an Avago Superior Proposal in compliance with Section 6.4;

(iii) Broadcom Change of Recommendation. Prior to the Broadcom Shareholder Meeting, if a Broadcom Change of Recommendation shall have occurred.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 8.1(a)), and this Agreement shall forthwith become null and void, and there shall be no damages or liability on the part of the Avago Parties or Broadcom or their respective directors, shareholders, or Representatives other than, with respect to any Avago Party and Broadcom, the obligations pursuant to the Confidentiality Agreement and this Section 8.2, Article IX, the last sentence of Section 6.2(a), the last sentence of Section 6.2(b), Section 6.16(b) and (d). Nothing contained in this Section 8.2 shall relieve the Avago Parties or Broadcom from liability for fraud or Knowing and Intentional Material Breach of this Agreement.

(b) If, but only if, this Agreement is terminated pursuant to Section 8.1(b)(iii) (Failure to Obtain Broadcom Shareholder Approval at Broadcom Shareholder Meeting), then, Broadcom shall pay to Avago within two (2) Business Days of the date of such termination the Broadcom No-Vote Fee. The payment contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Avago and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. If, but only if, this Agreement is terminated pursuant to Section 8.1(b)(iv) (Failure to Obtain

Avago Shareholder Approval at Avago Shareholder Meeting), then Avago shall pay to Broadcom within two (2) Business Days of the date of such termination the Avago No-Vote Fee. The payment contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Broadcom and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(c) If, but only if, this Agreement is terminated:

(i) by Broadcom pursuant to Section 8.1(c)(ii) (Broadcom Superior Proposal) or by Avago pursuant to Section 8.1(d)(iii) (Broadcom Change of Recommendation);

(ii) by Broadcom pursuant to Section 8.1(b)(i) (Termination Date) (but only if at such time Avago would not be prohibited from terminating this Agreement by the first proviso in Section 8.1(b)(i)) without a vote of Broadcom’s shareholders being taken, Avago Shareholder Approval has been obtained, there has been publicly disclosed for the first time after the date of this Agreement and not withdrawn prior to the termination of this Agreement a Broadcom Acquisition Proposal and within twelve (12) months after such termination, either (1) Broadcom enters into a definitive agreement with respect to a Broadcom Qualifying Transaction pursuant to a Broadcom Acquisition Proposal, which Broadcom Qualifying Transaction is later consummated with the Person that made such Broadcom Acquisition Proposal (regardless of whether such consummation occurs within the twelve (12)-month period), or (2) a Broadcom Qualifying Transaction occurs; or

(iii) by either Avago or Broadcom pursuant to Section 8.1(b)(iii) (Failure to Obtain Broadcom Shareholder Approval at Broadcom Shareholder Meeting), there has been publicly disclosed for the first time after the date of this Agreement and not withdrawn prior to the time of the Broadcom Shareholder Meeting, a Broadcom Acquisition Proposal and within twelve (12) months after such termination, either (1) Broadcom enters into a definitive agreement with respect to a Broadcom Qualifying Transaction pursuant to a Broadcom Acquisition Proposal, which Broadcom Qualifying Transaction is later consummated with the Person that made such Broadcom Acquisition Proposal (regardless of whether such consummation occurs within the twelve (12)-month period), or (2) a Broadcom Qualifying Transaction;

then Broadcom shall pay to Avago the Broadcom Termination Fee in cash:

(A) concurrently with any termination pursuant to Section 8.1(c)(ii) (Broadcom Superior Proposal);

(B) within two (2) Business Days following any termination pursuant to Section 8.1(d)(iii) (Broadcom Change of Recommendation); and

(C) within five (5) Business Days after the consummation of a Broadcom Qualifying Transaction following a termination of this Agreement under the circumstances set forth in Section 8.2(c)(ii) or (iii); provided, that the Broadcom No-Vote Fee shall be credited against the Broadcom Termination Fee if the Broadcom No-Vote Fee has previously been paid to Avago;

it being understood that in no event shall Broadcom be required to pay the fee referred to in this Section 8.2(c) on more than one occasion. Upon payment of such fee, Broadcom shall have no further liability to the Avago Parties with respect to this Agreement or the transactions contemplated hereby, provided, that nothing herein shall release any party from liability for fraud or Knowing and Intentional Material Breach of this Agreement. All payments contemplated by this Section 8.2(c) shall be made by wire transfer of immediately available funds to an account designated by Avago and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(d) If, but only if, this Agreement is terminated:

(i) by Avago pursuant to Section 8.1(d)(ii) (Avago Superior Proposal) or by Broadcom pursuant to Section 8.1(c)(iii) (Avago Change of Recommendation);

(ii) by Broadcom pursuant to Section 8.1(b)(i) (Termination Date) (but only if at such time (A) Broadcom would not be prohibited from terminating this Agreement by the first proviso in Section 8.1(b)(i) without a vote of Avago’s shareholders being taken; (B) there has been publicly disclosed for the first time after the date of this Agreement prior to the termination of this Agreement an Avago Acquisition Proposal; and (C) within twelve (12) months after such termination, either (1) Avago enters into a definitive agreement with respect to an Avago Qualifying Transaction pursuant to an Avago Acquisition Proposal, which Avago Qualifying Transaction is later consummated with the Person that made such Avago Acquisition Proposal (regardless of whether such consummation occurs within the twelve (12)-month period), or (2) an Avago Qualifying Transaction occurs); or

(iii) by either Avago of Broadcom pursuant to Section 8.1(b)(iv) (Failure to Obtain Avago Shareholder Approval at Avago Shareholder Meeting), there has been publicly disclosed for the first time after the date of this Agreement and not withdrawn prior to the time of the Avago Shareholder Meeting, an Avago Acquisition Proposal and within twelve (12) months after such termination, either (1) Avago enters into a definitive written agreement with respect to an Avago Qualifying Transaction pursuant to an Avago Acquisition Proposal, which Broadcom Qualifying Transaction is later consummated with the Person that made such Broadcom Acquisition Proposal (regardless of whether such consummation occurs with such twelve (12)-month period), or (2) an Avago Qualifying Transaction occurs;

then Avago shall pay Broadcom the Avago Termination Fee in cash:

(A) concurrently with any termination pursuant to Section 8.1(d)(ii) (Avago Superior Proposal);

(B) within two (2) Business Days following any termination pursuant to Section 8.1(c)(iii) (Avago Change of Recommendation); and

(C) within five (5) Business Days after the consummation of an Avago Qualifying Transaction following a termination of this Agreement under the circumstances set forth in Section 8.1(d)(ii) or Section 8.1(d)(iii); provided, that the Avago No-Vote Fee shall be credited against the Avago Termination Fee if the Avago No-Vote Fee has previously been paid to Broadcom;

it being understood that in no event shall Avago be required to pay the fee referred to in this Section 8.2(d) on more than one occasion. Upon payment of such fee, each of the Avago Parties shall have no further liability to Broadcom with respect to this Agreement or the transactions contemplated hereby; provided, that nothing herein shall release any party from liability for fraud or Knowing and Intentional Material Breach of this Agreement. All payments contemplated by this Section 8.2(d) shall be made by wire transfer of immediately available funds to an account designated by Broadcom and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(e) Each of the Avago Parties and Broadcom acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, the Avago Parties and Broadcom would not enter into this Agreement and (iii) any amount payable pursuant to this Section 8.2 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Avago Parties and Broadcom in the circumstances in which such amount is payable.

(f) Any amounts payable by Broadcom pursuant to Section 8.2(b) shall be in addition to any amounts payable by Broadcom pursuant to Section 9.13. Any amounts payable by Avago pursuant to Section 8.2(b) or Section 8.2(d) shall be in addition to any amounts payable by Avago pursuant to Section 9.13 and any of Avago’s expense reimbursement and indemnification obligations contained in Section 6.16. If Broadcom or Avago, as applicable, fails to pay when due any amount payable under this Section 8.2, then (i) such party shall reimburse the other party for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.2 and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at the rate of interest per annum equal to the “Prime Rate” as set forth on the date such payment became past due in The Wall Street Journal “Money Rates” column, plus 350 basis points.

(g) Notwithstanding any provision of this Agreement, Broadcom, on behalf of itself and each of its shareholders, partners, members, Affiliates, directors, officers, employees, controlling persons and other Representatives (each, a “Broadcom Related Party”) agrees that neither any Financing Source under the Debt Commitment Letters nor any of their respective Affiliates, Representatives, successors or assigns shall have any liability or obligation to any Broadcom Related Party in connection with the financing of any portion of the Debt Financing, whether at law, in equity, in contract, in tort or otherwise.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of Broadcom and Avago contemplated hereby, by written agreement signed by each of Broadcom, on the one hand, and Avago, on the other hand, by action taken by each of their respective boards of directors (or individuals holding similar positions, in the case of a party that is not a corporation), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the Broadcom Shareholder Approval, no such amendment, modification or supplement shall reduce or change the Broadcom Merger Consideration or adversely affect the rights of Broadcom’s shareholders hereunder without the approval of such shareholders. This Agreement may be further amended from time to time prior to the Closing solely to add additional Persons as Avago Parties by the execution and delivery by such Person, Avago and Broadcom of a joinder (each, a “Joinder”) in the form attached hereto as Exhibit F. Notwithstanding the foregoing, Sections 8.2(g), 9.6, 9.8, 9.9, 9.10, 9.18 and this Section 9.1 (and any provision of this Agreement to the extent a modification, waiver or termination of any such provision would modify the substance of Sections 8.2(g), 9.6, 9.8, 9.9, 9.10, 9.18 or this Section 9.1) may not be modified, waived or terminated in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Closing or the termination of this Agreement.

Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed e-mail transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

if to any of the Avago Parties, to:

c/o Avago Technologies Limited

1320 Ridder Park Drive

San Jose, California 95131

Email:         buffalo.notices@avagotech.com

Attention:   Patricia McCall

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Email:         christopher.kaufman@lw.com

                    tony.richmond@lw.com

                    luke.bergstrom@lw.com

Attention:    Christopher L. Kaufman

                    Anthony J. Richmond

                    Luke J. Bergstrom

if to Broadcom, to:

Broadcom Corporation

5300 California Avenue

Irvine, California 92617

Attention:    President and Chief Executive Officer

                    General Counsel

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Email:         kenton.king@skadden.com

                    leif.king@skadden.com

Attention:    Kenton J. King

                    Leif B. King

or to such other address for a party as shall be specified in a notice given in accordance with this Section 9.3; provided, that any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.3. Nothing in this Section 9.3 shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Each representation, warranty, covenant, agreement and condition contained in this Agreement shall have independent significance. Information provided in any section of the Broadcom Disclosure Schedule or the Avago Disclosure Schedule shall be deemed to be an adequate response and disclosure of such facts or circumstances with respect to any section of Article IV (in the case of the Broadcom Disclosure Schedule) or Article V (in the case of the Avago Disclosure Schedule) calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties. The inclusion of any item in the Broadcom Disclosure Schedule or the Avago Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in ..PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Broadcom Disclosure Schedule, Avago Disclosure Schedule and the exhibits and instruments referred to herein), the California Merger Agreement(s), the Confidentiality Agreement and any Joinder executed by an Avago Party following the date hereof (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for (i) the rights of Broadcom’s shareholders to receive the Broadcom Merger Consideration following the Broadcom Effective Times in accordance with Article III, (ii) the right of Broadcom, on behalf of its shareholders, to pursue damages in the event of any Avago Party’s fraud or Knowing and Intentional Material Breach of this Agreement, which right is hereby acknowledged and agreed by each of the Avago Parties including damages based on loss of the economic and bargain benefits of the Transactions to Broadcom’s shareholders based on the consideration that would have otherwise been payable to holders of Broadcom Common Shares, the loss of market value or decline in share price of such Broadcom Common Shares or otherwise (taking into consideration relevant matters, including other combination or other opportunities and the time value of money) and (iii) as provided in Section 6.7 (which is intended for the benefit of the Indemnified Parties and the D&O Indemnitees) are not intended to confer upon any Person other than the parties hereto any rights, benefits, remedies, obligations or liabilities hereunder. Notwithstanding the foregoing, (x) the Financing Sources shall be express third party beneficiaries of, and shall be entitled to rely on, Sections 8.2(g), 9.1, 9.8, 9.9, 9.10, 9.18 and this Section 9.6 and (y) neither Broadcom nor any of its Affiliates nor any of their respective Representatives shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided, that, notwithstanding the foregoing, nothing in this Section 9.6 shall in any way limit or modify the rights and obligations of Avago under this Agreement or any Financing Source’s obligations to Avago under the Debt Commitment Letter.

Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8 Governing Law. This Agreement and all litigation, claims, disputes, actions, suits, hearings or proceedings (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or in connection with or relating to any matter which is the subject of this Agreement, any of the transactions contemplated by this Agreement or the actions of the Avago Parties in the negotiation, administration, performance and enforcement hereof or thereof, shall be governed by and construed in accordance with the Laws of the State of California, without giving effect to any choice of Law or conflict of Laws provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California, in each case, except that (a) any provisions of this Agreement which implicate the fiduciary duties of directors or officers of a Singapore limited company, corporation or entity shall be governed by and in accordance with the Laws of Singapore; (b) to the extent the authorization, effectiveness or effect of the Avago Scheme are required by statute or public policy to be governed by the Laws of Singapore, then the internal Laws of Singapore shall govern and apply, but only as to such matters and to the limited extent necessary to comply with and cause the Avago Scheme to be effective under the Laws of Singapore. Notwithstanding the foregoing, each party hereto agrees that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of Law or conflict of Laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 9.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction and exclusive venue of any United States federal court or California state court located in the City of San Jose and County of Santa Clara, California in the event of any dispute arising out of or in connection with or relating to any matter which is the subject of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action arising out of or in connection with or relating to any matter which is the subject of this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal or state court sitting in the City of San Jose and County of Santa Clara; provided, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court or California state court located in the City of San Jose and County of Santa Clara in any other court or jurisdiction. Notwithstanding anything herein to the contrary, each of the parties hereto agrees (a) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against a Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (b) not to bring or permit any of its affiliates or representatives to bring or support anyone else in bringing any such action in any other court, (c) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (d) that the laws described in the last sentence of Section 9.8 shall govern any such action and (e) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

Section 9.10 Service of Process. Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Notwithstanding anything herein to the contrary, each party hereto agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.3 shall be effective service of process against it for any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof.

Section 9.11 Specific Performance. Each party hereto hereby acknowledges and agrees that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the granting of injunctive relief to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof and to compel performance of such party’s obligations, this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.

Section 9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any assignment in violation of this Section 9.12 shall be void.

Section 9.13 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the Transactions, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Transactions or any of the other transactions contemplated hereby is consummated; provided, however, that Avago and Broadcom shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (y) the filing by the parties hereto of the premerger notification and report forms relating to the Transactions under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation and (z) the filing, printing and mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto.

Section 9.14 Section 338 Election. Neither the Avago Parties nor any Affiliate or Subsidiary thereof shall make or file an election under Section 338 of the Code (or any similar provision of the law of any state or other taxing jurisdiction) with respect to Broadcom or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 9.15 Obligations of the Avago Parties. Any covenant, agreement or obligation of Avago hereunder shall be deemed to be and shall constitute a covenant, agreement and obligation of and by Holdco to cause Avago and each of the other Avago Parties to perform and discharge such covenant, agreement or obligation. Any covenant, agreement or obligation of any Avago Party hereunder shall be deemed to be and shall constitute a covenant, agreement and obligation of and by Avago to cause any such Avago Party to perform and discharge such covenant, agreement or obligation. Avago and Holdco shall be jointly and severally liable for the failure by either of them or the other Avago Parties to perform and discharge any of their respective covenants, agreements or obligations hereunder. Avago hereby unconditionally, absolutely and irrevocably guarantees, undertakes and promises to cause the other Avago Parties and the Nominee to fully and promptly pay, perform and observe all obligations of the Avago Parties and the Nominee under, with respect to, in connection with or otherwise arising out of or relating to this Agreement (collectively, the “Obligations”), whether according to the present terms hereof, or pursuant to any change in the terms, covenants and conditions hereof at any time hereafter made or granted, including pursuant to any amendments, waivers, extensions or renewals affecting this Agreement and the transactions contemplated hereby. In the event that any Avago Party or the Nominee fails in any manner whatsoever to pay, perform or observe any of the Obligations, Avago will itself duly and promptly pay, perform or observe, as the case may be, such Obligations, or cause the same to be duly and promptly paid, performed or observed, in each case as if Avago were itself any such Avago Party or the Nominee with respect to such Obligations. Broadcom may proceed to enforce this Section against Avago without first pursuing or exhausting any right or remedy that Broadcom or any of its successors or assigns may have against any other such Avago Party, any of its successors or assigns (or any Affiliates thereof) or any other Person.

Section 9.16 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.17 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.18 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE AVAGO PARTIES AND BROADCOM HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF, IN CONNECTION WITH OR RELATING TO THIS

AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH OR RELATING TO ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT INCLUDING ANY SUCH LITIGATION INVOLVING THE FINANCING SOURCES. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS Section 9.18.

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IN WITNESS WHEREOF, Broadcom, Avago, Holdco, New LP, Intermediate Holdco, Finance Holdco, Cash/Stock Merger Sub and Unit Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

AVAGO TECHNOLOGIES LIMITED		PAVONIA LIMITED

By:	/s/ Anthony E. Maslowski	By:	/s/ Patricia H. McCall
	Name: Anthony E. Maslowski		Name: Patricia H. McCall
	Title: Chief Financial Officer		Title: Director and Nominee Shareholder

AVAGO TECHNOLOGIES CAYMAN HOLDINGS LTD.		BUFFALO CS MERGER SUB, INC.

By:	/s/ Anthony E. Maslowski	By:	/s/ Anthony E. Maslowski
	Name: Anthony E. Maslowski Title: Director		Name: Anthony E. Maslowski Title: Chief Financial Officer

AVAGO TECHNOLOGIES CAYMAN FINANCE LIMITED		BUFFALO UT MERGER SUB, INC.

By:	/s/ Anthony E. Maslowski	By:	/s/ Anthony E. Maslowski
	Name: Anthony E. Maslowski Title: Director		Name: Anthony E. Maslowski Title: Chief Financial Officer

SAFARI CAYMAN L.P.

By: Its:	Pavonia Limited General Partner

By:	/s/ Patricia H. McCall
Name: Patricia H. McCall Title: Director and Nominee Shareholder

[Signature Page to Agreement and Plan of Merger]

BROADCOM CORPORATION

By:	/s/ Eric K. Brandt
Name: Eric K. Brandt Title: Executive Vice President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of May 28, 2015, is by and among Pavonia Limited (“Holdco”) and Avago Technologies Limited (“Antelope”), each a limited company organized under the laws of the Republic of Singapore, and the persons set forth on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”) with respect to matters relating to Broadcom Corporation, a California corporation (“Buffalo” or the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

WHEREAS, each Shareholder and its respective affiliates are, as of the date hereof, the record and/or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of the number of shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) and/or Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) of the Company set forth opposite the name of such Shareholder on Schedule A hereto (all such shares set forth on Schedule A, together with any shares of Common Stock of the Company that are hereafter issued to or otherwise acquired or owned by such Shareholder prior to the termination of this Agreement being referred to herein as the “Subject Shares” of such Shareholder).

WHEREAS, each of Holdco, Antelope, Safari Cayman L.P., an exempted limited partnership formed under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“New LP”), Avago Technologies Cayman Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of New LP (“Intermediate Holdco”), Avago Technologies Cayman Finance Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco (“Finance Holdco”), Buffalo CS Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Cash/Stock Merger Sub”), and Buffalo UT Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Unit Merger Sub”, together with Cash/Stock Merger Sub, the “Merger Subs”, and the Merger Subs, together with Antelope, Holdco, New LP, Intermediate Holdco and Finance Holdco, the “Antelope Parties”), and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that (i) all of the issued ordinary shares in the capital of Antelope will be transferred to Finance Holdco, as the entity designated by Holdco, to receive such issued Antelope ordinary shares, pursuant to a scheme of arrangement under Singapore law in accordance with Section 210 of the Singapore Companies Act, and all holders of such transferred shares shall receive an equal number of Holdco ordinary shares (the “Antelope Scheme”) and (ii) the merger of Cash/Stock Merger Sub with and into Buffalo, with Buffalo as the surviving corporation (the “Cash/Stock Merger”) and, to the extent applicable, immediately following the Cash/Stock Merger, the merger of Unit Merger Sub with and into Buffalo, with Buffalo as the surviving corporation (the “Unit Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Antelope has required that each Shareholder, and as an inducement and in consideration therefor, each Shareholder (in such Shareholder’s capacity as a holder of any Subject Shares) has agreed to, enter into this Agreement.

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NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows effective and conditioned upon the execution and delivery of the Merger Agreement by the parties thereto:

ARTICLE I

VOTING AND OTHER SHAREHOLDER COVENANTS

Each Shareholder hereby covenants and agrees that:

1.1 Voting of Subject Shares. At every meeting of the holders of Company Common Stock (the “Company Shareholders”), however convened, called for the purpose of voting upon the approval of the Merger Agreement and the approval of the transactions contemplated thereby, and at every adjournment or postponement thereof, such Shareholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote such Shareholder’s Subject Shares (a) in favor of (i) approval of the Merger Agreement under California law and the approval of the transactions contemplated thereby, (ii) approval of any proposal by the Company to adjourn or postpone the meeting to a later date (but prior to termination of this Agreement), if there are not sufficient votes for the approval of the Merger Agreement on the date on which such meeting is held and (iii) in favor of any other matter contemplated by the Merger Agreement and necessary for consummation of the transactions contemplated by the Merger Agreement that is considered at any meeting of the Company Shareholders; and (b) against any Buffalo Acquisition Proposal. Except as explicitly set forth in this Section 1.1, nothing in this Agreement shall limit the right of such Shareholder to vote (including by proxy or written consent, if applicable) in favor of, or against or to abstain with respect to, any matters presented to the Company Shareholders.

1.2 No Inconsistent Arrangements. Such Shareholder shall not, directly or indirectly, (a) create any Lien other than restrictions imposed by applicable Law or pursuant to this Agreement on any of such Shareholder’s Subject Shares, (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract agreeing to any Transfer of such Shareholder’s Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Shareholder’s Subject Shares that is inconsistent with the terms of this Agreement, (d) deposit or permit the deposit of such Shareholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shareholder’s Subject Shares that is inconsistent or conflicts with this Agreement or (e) except in connection with any Transfer permitted hereunder, convert any shares of Class B Common Stock into shares of Class A Common Stock. Notwithstanding the foregoing, such Shareholder may make Transfers of such Shareholder’s Subject Shares: (x) in the case of a Shareholder, to any member of such Shareholder’s immediate family, or to trusts solely for the benefit of such Shareholder (or, to the extent that such Shareholder is not a natural person, the ultimate beneficial owner of the Subject Shares held by such Shareholder) or any member of such Shareholder’s (or such beneficial owner’s) immediate family (or to trusts solely for the benefit of such Shareholder or ultimate beneficial owner), by will or otherwise upon the death of such Shareholder or otherwise for estate planning purposes, by operation of law, to any other Shareholder, or for charitable purposes or as charitable gifts or donations; and (y) to any person who is a “Permitted Transferee” of such Shareholder as defined in Article III, Section B of the Company’s Articles of Incorporation (other than paragraph 3(b) thereof), provided that in all of which cases set forth in clauses (x) and (y) such Shareholder’s Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in addition to the Transfers contemplated by the preceding sentence, each of the Shareholders identified on Exhibit A may, in the aggregate for all of such Shareholders (collectively, the “Shareholder Group”), Transfer to one or more third parties up to 2,000,000 of the Subject Shares without any requirement that the transferee of such Subject Shares agree to be bound by the terms and conditions of this Agreement.

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1.3 No Exercise of Appraisal Rights. Such Shareholder agrees not to exercise any appraisal rights or dissenter’s rights that may arise with respect to the Cash/Stock Merger or the Unit Merger pursuant to Chapter 13 of the California Corporations Code in respect of such Shareholder’s Subject Shares.

1.4 Documentation and Information. Such Shareholder shall permit and hereby authorizes Holdco, Antelope and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Holdco, Antelope or the Company reasonably determines to be necessary in connection with the Cash/Stock Merger or the Unit Merger and any other transactions contemplated by the Merger Agreement, such Shareholder’s identity and ownership of such Shareholder’s Subject Shares and the nature of such Shareholder’s commitments and obligations under this Agreement; provided, that the Company shall give each Shareholder and its or his legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to being made public.

1.5 No Obligation to Exercise Options or Other Securities. Nothing contained in this Article I shall require any Shareholder (or shall entitle any proxy of such Shareholder) to (i) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying Subject Shares or (ii) vote, or execute any consent with respect to, any Subject Shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

1.6 Solicitation. Such Shareholder shall, and such Shareholder shall use its reasonable best efforts to cause its respective Representatives not to, take any action that the Company and its Representatives would then be prohibited from taking under Section 6.3(a) of the Merger Agreement. Such Shareholder shall, and shall use its reasonable best efforts to cause its respective Representatives to, cease immediately and cause to be terminated all activities, discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, a Buffalo Acquisition Proposal. Such Shareholder shall be responsible for any breach by such Shareholder’s Representatives of this Section 1.6.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby severally, as to itself only, represents and warrants to Holdco and Antelope that:

2.1 Authorization; Binding Agreement. Such Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby. Such Shareholder has full entity or individual power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder, and constitutes a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (the “Enforceability Exceptions”).

2.2 Ownership of Subject Shares; Total Shares. Such Shareholder is the record or beneficial owner of such Shareholder’s Subject Shares and has good and marketable title to such Subject Shares free and clear of any Lien (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, (c) subject to any risk of forfeiture with respect to any shares of Common Stock granted to such Shareholder under an employee benefit plan of the Company, and (d) as set forth in the Company’s Articles of Incorporation. The Subject Shares listed on Schedule A opposite such Shareholder’s name constitute all of the shares of Common Stock of the Company owned of record or beneficially by such Shareholder as of the date hereof. Except

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pursuant to this Agreement or the Merger Agreement or as set forth in the Company’s Articles of Incorporation, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Subject Shares.

2.3 Voting Power. Such Shareholder has full voting power with respect to such Shareholder’s Subject Shares, and full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, and except as set forth on Schedule A, full power of disposition, in each case with respect to all of such Shareholder’s Subject Shares. None of such Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided in the Company’s Articles of Incorporation and hereunder.

2.4 Reliance. Such Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Shareholder’s own choosing. Such Shareholder understands and acknowledges that Antelope is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

2.5 Absence of Litigation. With respect to such Shareholder, as of the date hereof, there is no action, suit or proceeding pending against, or, to the knowledge of such Shareholder, threatened against, such Shareholder or any of such Shareholder’s properties or assets (including the Subject Shares of such Shareholder) that could reasonably be expected to prevent, delay or impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOLDCO, ANTELOPE AND THE COMPANY

Each of Holdco, Antelope and the Company (collectively, the “Corporate Parties”) severally (in the case of the Company) and jointly and severally (in the case of Holdco and Antelope) represents and warrants to the Shareholders that:

3.1 Organization; Authorization. Each such Corporate Party is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. The execution and delivery of this Agreement by such Corporate Party, and the performance of its respective obligations hereunder are within such Corporate Party’s corporate powers and have been duly authorized by all necessary corporate actions on the part of such Corporate Party. Such Corporate Party has full power and authority to execute, deliver and perform its obligations under this Agreement.

3.2 Binding Agreement. This Agreement has been duly authorized, executed and delivered by such Corporate Party, and constitutes a valid and binding obligation of such Corporate Party enforceable against such Corporate Party in accordance with its terms, subject to the Enforceability Exceptions.

3.3 Absence of Litigation. With respect to each Corporate Party, as of the date hereof, there is no action, suit or proceeding pending against, or, to the knowledge of such Corporate Party, threatened against, such Corporate Party or any of its properties or assets that could reasonably be expected to prevent, delay or impair the ability of such Corporate Party to perform its obligations hereunder or to consummate the transactions contemplated hereby.

3.4 Reliance. Each Corporate Party understands and acknowledges that the Shareholders are entering into this Agreement in reliance upon the execution, delivery and performance of this Agreement (including the provisions of Article IV hereof) by the Corporate Parties.

3.5 No Other Representations. Each Corporate Party acknowledges and agrees that other than the representations set forth in Article II, the Shareholders have not made and are not making any representations or warranties with respect to the Company, the Shareholder’s ownership of Class A Common Stock or Class B Common Stock, the Merger Agreement or any other matter.

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ARTICLE IV

INDEMNITY AND EXPENSE REIMBURSEMENT

4.1 Indemnification.

(a) The Company hereby agrees to hold harmless and indemnify each Shareholder and each of such Shareholder’s trustees and beneficiaries and their respective directors, officers, managers, employees, consultants, controlling persons, advisors and successors and assigns of each of the foregoing in their capacity of such relationship to such Shareholder (collectively, “Indemnitees” with respect to such Shareholder) to the fullest extent authorized or permitted by applicable law against any and all costs and expenses (including reasonable attorneys’ fees, witness, expert and consultant fees), judgments, fines and amounts paid in settlement actually incurred by any Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action, suit or proceeding by or in the right of the Company) to which such Indemnitee is, was, or at any time becomes a party, or is threatened to be made a party, to the extent arising from the related Shareholder’s entry into, or performance under, this Agreement and that otherwise involves or relates directly or indirectly to any facts, circumstances, events or other matters arising out of, or related to, the Merger Agreement or this Agreement.

(b) Not later than twenty (20) days after receipt by an Indemnitee of notice of the commencement of any action, suit or proceeding described in Section 4.1(a), such Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve it from any liability hereunder unless such omission materially prejudices the Company, or from any liability which it may have to any Indemnitee other than under this Agreement.

(c) With respect to any such action, suit or proceeding as to which an Indemnitee notifies the Company of the commencement or threat thereof, such Indemnitee shall have the right to choose counsel reasonably acceptable to the Company (it being understood that Morrison & Foerster LLP and McDermott Will & Emery LLP are deemed acceptable) to defend any such pending or threatened action, suit or proceeding, and such Indemnitee shall be entitled to conduct the defense of such action, suit or proceeding; provided, however, that all Indemnitees affiliated or associated with the Shareholder Group shall use a single such counsel (together with any required local counsel). Such Indemnitee will consider in good faith joint representation with other defendants in such action, suit or proceeding but shall not be obligated to agree to such joint representation or accept any other representation recommended by the Company. Such Indemnitee shall not be permitted to settle any such action, suit or proceeding without the written consent of the Company, such consent not to be unreasonably withheld or delayed. The Company will be entitled to participate in any such action, suit or proceeding at its own expense.

(d) Solely in the event of the written request of such Indemnitee, the Company may at its election assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee and following notice from the Company to such Indemnitee of the Company’s assumption of the defense thereof, the Company will not be liable to such Indemnitee under this Agreement for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below (but shall remain liable for judgments, fines and amounts paid in settlement in connection therewith to the extent that indemnification therefor was otherwise required under this Agreement). In such event, such Indemnitee shall have the right to employ counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Company of the Company’s assumption of the defense thereof shall be at the expense of such Indemnitee unless (i) the employment of counsel by such Indemnitee has been authorized by the Company in writing, (ii) such Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and such Indemnitee in the conduct of the defense of such action, suit or proceeding (in which event Section 4.1(c) shall apply) or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, suit or proceeding in each of which cases the fees and

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expenses of Indemnitee’s separate counsel shall be at the expense of the Company; provided, however, that all Indemnitees affiliated or associated with the Shareholder Group shall use a single such counsel (together with any required local counsel).

(e) The Company shall not be required to indemnify any Indemnitee pursuant hereto (i) in connection with any action, suit or proceeding that is initiated by such Indemnitee against the Company, Holdco or Antelope (unless such action, suit or proceeding was authorized in the specific case by action of the Board of Directors of the subject company, or is to enforce or obtain a declaration of such Indemnitee’s rights under the terms of any provision of this Agreement), or (ii) if it shall be determined by a final adjudication of a court of competent jurisdiction (from which there is no right of appeal) that such indemnification is not lawful (in which case the Company shall remain obligated for the contribution obligations under clause (j) below).

(f) The Company shall not be liable to indemnify an Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Company’s written consent, such consent not to be unreasonably withheld or delayed. The Company shall be permitted to settle any action for which the Indemnitee is fully indemnified by the Company or a third party except that (i) the Company shall not settle any action or claim in any manner which would impose any expense, payment, penalty or limitation on Shareholder without Shareholder’s written consent and (ii) the Company shall not settle any action, claim or proceeding without obtaining a full and complete release of such Indemnitee with respect thereto. Neither the Company nor any Indemnitee shall unreasonably withhold or delay its consent to any proposed settlement.

(g) In the event that an Indemnitee employs the Indemnitee’s own counsel at the expense of the Company pursuant to the provisions of this Section 4.1, the Company shall, to the fullest extent possible and except as prohibited by law, advance to such Indemnitee, prior to any final disposition of any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, any and all reasonable expenses (including legal, expert and consultant fees and expenses) incurred in investigating or defending any such action, suit or proceeding within thirty (30) calendar days after delivery to the Company of copies of invoices for such expenses.

(h) In the event an Indemnitee is required to bring any action, suit or proceeding to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Company shall reimburse such Indemnitee for all of such Indemnitee’s reasonable legal fees and other expenses in bringing and pursuing such action.

(i) The obligations of the Company contained herein shall continue during the period the Agreement is in effect, and shall continue thereafter so long as any Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, that is subject to indemnification hereunder.

(j) If the indemnification provided hereby is unavailable with respect to any Shareholder by reason of a court decision, the Company shall contribute to the amount of expenses (including attorneys’ fees, witness, expert and consultant fees), judgments, fines and amounts paid in settlement actually incurred and paid or payable by an Indemnitee to the fullest extent permitted by applicable Law.

(k) From and after the consummation of the transactions contemplated by the Merger Agreement, Holdco and Antelope shall cause the Company to honor its obligations hereunder and Holdco and Antelope will be jointly and severally responsible, together with the Company, for such obligations.

4.2 Expenses of Shareholders. In addition to and without limiting the rights of each Shareholder and other Indemnitees pursuant to Section 4.1, and whether or not the transactions contemplated by the Merger Agreement are consummated, the Company will promptly pay or reimburse, upon submission, the Shareholder Group’s out-

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of-pocket expenses pertaining to the Merger Agreement and this Agreement or any of the transactions or other matters contemplated by any of such agreements, in an amount not to exceed $1,200,000 for the Shareholder Group in the aggregate. No Shareholder will be deemed to have waived any attorney-client or other privilege by reason of submitting for payment or reimbursement any statements or invoices from its legal advisors.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, (a) if to the Corporate Parties, in accordance with the provisions of the Merger Agreement and (b) if to any Shareholder, to such Shareholder’s address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number as such Shareholder may hereafter specify in writing to the Corporate Parties for the purpose by notice to such parties.

5.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Buffalo Effective Times, (c) the entry without the prior written consent of the Shareholders into any amendment or modification of the Merger Agreement, or any written waiver of the Company’s rights under, or conditions to closing, the Merger Agreement, in each case, which results in a decrease in, or change in the composition of, the Merger Consideration, (d) an extension of the End Date by more than 60 days, (e) the addition of any new material additional condition to the consummation of the Merger in favor of Antelope and (f) the mutual written agreement of each of the parties hereto to terminate this Agreement. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party hereto from liability for any Knowing and Intentional Breach of this Agreement prior to termination hereof, and (y) the provisions of Section 1.6 and this Article V shall survive any termination of this Agreement. For purposes of this Agreement, the term “Knowing and Intentional Material Breach” shall (y) with respect to the Corporate Parties, have the meaning set forth in the Merger Agreement, and (z) with respect to a Shareholder, shall mean a material breach of this Agreement that is a consequence of an act or omission to act undertaken by such Shareholder with the actual knowledge that the taking of such act, or such failure to act, would cause a material breach of this Agreement. Each Shareholder that is a natural person acknowledges that such Shareholder has read this Agreement with the assistance of counsel. The provisions of Article IV shall survive (x) any termination of the Merger Agreement or this Agreement, and (y) the consummation of the transactions contemplated by the Merger Agreement.

5.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Prior to the Buffalo Effective Times, neither the Antelope Parties nor the Company shall agree to any amendment to the form of the Partnership Agreement which adversely affects in any material respect the rights of the holders of Units thereunder without the prior written consent of the Shareholder first identified on the signature page hereof.

5.4 Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. None of the parties hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Antelope and Holdco may transfer or assign their respective rights and

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obligations under this Agreement, in whole or from time to time in part, to one of more of their respective Affiliates at any time; provided, that such transfer or assignment shall not relieve Antelope or Holdco, as the case may be, of any of its obligations hereunder.

5.5 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its rules of conflict of laws. Each of Holdco, Antelope, the Company and the Shareholders hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of California state court located in the City of San Jose and County of Santa Clara, California, or if no such state court has proper jurisdiction, then the Federal court of the U.S. located in the State of California, and appellate courts therefrom, (collectively, the “California Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the California Courts and agrees not to plead or claim in any California Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees (a) to the extent such party is not otherwise subject to service of process in the State of California, to appoint and maintain an agent in the State of California as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of California. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Counterparts. The parties hereto may execute this Agreement in two or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes.

5.7 Entire Agreement. Without limiting any of the Shareholders’ rights, if any, under the Merger Agreement, this Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties hereto with respect to its subject matter.

5.8 Severability. No provision of this Agreement shall be deemed unenforceable if it is subject to an interpretation that would render it enforceable. If a court of competent jurisdiction finds that any provision of this Agreement is unenforceable, in whole or in part, (a) such a finding will not disturb the validity and enforceability of the remaining provisions of this Agreement, and (b) the court shall have the authority to modify and/or “blue pencil” this Agreement in order to render it enforceable and to effect the original intent of the parties to the fullest extent permitted by law

5.9 Specific Performance. The parties hereto agree that (a) The Corporate Parties would be irreparably damaged if for any reason any Shareholder fails to perform any of its obligations under this Agreement and that the Corporate Parties may not have an adequate remedy at law for money damages in such event and (b) the Shareholders would be irreparably damaged if for any reason any Corporate Party fails to perform any of its obligations under this Agreement and the Shareholders may not have an adequate remedy at law for money damages in such event. Accordingly, each of the parties hereto shall be entitled to seek specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any California Court, in addition to any other remedy to which it is entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

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5.10 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

5.11 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

5.12 Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

5.13 Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

5.14 Capacity as Shareholder. Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a Shareholder of the Company, and not in such Shareholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary and no such action or omission shall be deemed a breach of this Agreement.

5.15 No Agreement Until Executed. Irrespective of negotiations among the parties hereto or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

5.16 Obligations of Shareholders. Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of each Shareholder are several and not joint and several, and in no event shall any Shareholder have any obligation or liability for any of the representations, warranties, covenants or agreements of any other Shareholder.

5.17 No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in any Corporate Party any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholders and none of the Corporate Parties shall have any authority to exercise any power or authority to direct any Shareholder in the voting of any of the Subject Shares except as provided in this Agreement.

5.18 No Effect on Class B Common Stock. Notwithstanding anything to the contrary in this Agreement or in the Company’s Articles of Incorporation, the Company agrees that neither the execution and delivery by the Shareholders of this Agreement nor the performance by the Shareholders of any of the obligations hereunder will have any adverse effect on the Shareholders’ ownership of Class B Common Stock of the Company. Without limiting the foregoing, in no event shall the execution and delivery by the Shareholders of this Agreement or the performance by the Shareholders of any of their obligations hereunder be deemed to constitute a change in the beneficial ownership of (or transfer or confer to any other Person beneficial ownership of) any Subject Shares or result in the conversion of any Subject Shares constituting Class B Common Stock held by the Shareholders into

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shares of Class A Common Stock, and the Company agrees to refrain from taking (and to prohibit any of its officers from taking) any position inconsistent with the provisions of this Section 5.18, whether in connection with the transactions contemplated by the Merger Agreement or otherwise. In the event that any provision(s) of this Agreement would constitute a change or transfer of or confer any beneficial ownership interest with respect to any of the Subject Shares for purposes of Section B.3(a) or Section B.4(b) of Article III of the Company’s Articles of Incorporation, such provision(s) shall be void and of no force and effect.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PAVONIA LIMITED

By:
Name:
Title:

AVAGO TECHNOLOGIES LIMITED

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BROADCOM CORPORATION

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

[SHAREHOLDER]

By:
Name:
Title:

Address:

Facsimile No.: ( ) - -

[SHAREHOLDER]

By:
Name:
Title:

Address:

Facsimile No.: ( ) - -

Schedule A

Name of Shareholder	No. of Shares

Exhibit B

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of [●] (this “Agreement of Merger”), is made and entered into by and among Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore (“Holdco”), Buffalo CS Merger Sub, Inc., a California corporation and an indirect wholly-owned subsidiary of Holdco (“Merger Sub”), and Broadcom Corporation, a California corporation (the “Company”). Merger Sub and the Company are sometimes hereinafter referred to as the “Constituent Corporations.”

RECITALS

A. Avago Technologies Limited, a limited company incorporated under the laws of the Republic of Singapore (“Antelope”), Holdco, Safari Cayman L.P., an exempted limited partnership organized under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“New LP”), Avago Technologies Cayman Holdings Ltd., an exempted company organized under the laws of the Cayman Islands and a direct wholly-owned subsidiary of New LP (“Intermediate Holdco”), Avago Technologies Cayman Finance Limited, an exempted company organized under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco (“Finance Holdco”), [Lower Holdco], a [●] organized under the laws of [●] and a direct wholly-owned subsidiary of Finance Holdco (“Lower Holdco”), Merger Sub, Buffalo UT Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Lower Holdco, and the Company have entered into an Agreement and Plan of Merger, dated as of May [●], 2015 (the “Merger Agreement”), providing for, among other things, the execution and filing of this Agreement of Merger and the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement and this Agreement of Merger (the “Merger”).

B. The respective Boards of Directors of each of the Constituent Corporations and Holdco deem it advisable and in the best interests of each of such corporations and their respective shareholders that Merger Sub be merged with and into the Company and have approved the Merger Agreement and the Merger.

C. The principal terms of the Merger have been approved by the required vote of the holders of the outstanding capital stock of the Company and by the sole shareholder of each of Merger Sub and Holdco in accordance with Section 1201 of the California Corporations Code (the “CCC”).

D. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement of Merger, the Constituent Corporations hereby agree that Merger Sub shall be merged with and into the Company in accordance with the provisions of the laws of the State of California, upon the terms and subject to the conditions set forth as follows:

ARTICLE 1

THE CONSTITUENT CORPORATIONS

Section 1.1 The Company. The Company was incorporated under the laws of the State of California. The authorized capital stock of the Company consists of 2,500,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Company Class A Common Stock”), 400,000,000 shares of Class B Common Stock, par

A-B-1

value $0.0001 per share (“Company Class B Common Stock” and, together with Company Class A Common Stock, “Company Common Stock”) and 6,432,161 shares of Preferred Stock, par value $0.0001 per share (“Company Preferred Stock”). As of the date of this Agreement of Merger, there are outstanding [●] shares of Company Class A Common Stock, [●] shares of Company Class B Common Stock and 0 shares of Company Preferred Stock.

Section 1.2 Merger Sub. Merger Sub was incorporated under the laws of the State of California. The authorized capital stock of Merger Sub consists of 12,000,000,000 shares Class A Common Stock, par value $0.0001 per share (“Merger Sub Class A Common Stock”), 2,000,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Merger Sub Class B Common Stock” and, together with the Merger Sub Class A Common Stock, “Merger Sub Common Stock”) and 6,432,161 shares of Preferred Stock, par value $0.0001 per share (“Merger Sub Preferred Stock”). As of the date of this Agreement of Merger, there are outstanding 9,000,000,000 shares of Merger Sub Class A Common Stock, 1,000,000,000 shares of Merger Sub Class B Common Stock and 0 shares of Merger Sub Preferred Stock.

ARTICLE 2

THE MERGER

Section 2.1 Effectiveness. The Merger shall become effective at such date and time (the “Effective Time”) as this Agreement of Merger, together with an officers’ certificate of each Constituent Corporation, is duly filed with and accepted by the Secretary of State of the State of California in accordance with Section 1103 of the CCC.

Section 2.2 Merger. At the Effective Time, (i) Merger Sub shall be merged with and into the Company, (ii) the separate existence of Merger Sub shall cease and (iii) the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement of Merger, the Merger Agreement and the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Further Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement of Merger or to vest the Surviving Corporation with the full right, title and possession to all property, rights, privileges, immunities, powers and franchises of Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action.

Section 2.5 Articles of Incorporation. The Company’s articles of incorporation shall be amended and restated as of the Effective Time in accordance with the relevant provisions of the CCC to read in their entirety as set forth on Exhibit A hereto (the “Amended and Restated Articles of Incorporation”) and, as so amended, such Amended and Restated Articles of Incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the terms and conditions stated therein or under applicable law.

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ARTICLE 3

CORPORATE GOVERNANCE MATTERS

Section 3.1 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Amended and Restated Articles of Incorporation.

Section 3.2 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Amended and Restated Articles of Incorporation.

ARTICLE 4

EFFECT ON CAPITAL STOCK OF THE COMPANY

Section 4.1 Cancellation of Certain Shares. Each share of capital stock of the Company held in the Company’s treasury immediately prior to the Effective Time, if any, shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 4.2 Conversion of Company Common Stock other than Unit Electing Shares. Subject to Section 4.3 hereof, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time that is not a Unit Electing Share shall be cancelled and extinguished and automatically converted into the right to receive the consideration or payments, if any, as provided in and in accordance with the applicable terms and provisions of Article III of the Merger Agreement; and

(b) each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time that is not a Unit Electing Share shall be cancelled and extinguished and automatically converted into the right to receive the consideration or payments, if any, as provided in and in accordance with the applicable terms and provisions of Article III of the Merger Agreement.

Section 4.3 Fractional Shares of Holdco Ordinary Shares. No fractional ordinary share in the capital of Holdco (each share, a “Holdco Ordinary Share”) shall be issued in the Merger, but in lieu thereof, each holder of shares of Company Common Stock otherwise entitled to a fractional Holdco Ordinary Share (after aggregating all fractional Holdco Ordinary Shares that otherwise would be received by such holder) will be entitled to an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (x) such fraction of a Holdco Ordinary Share and (y) the Antelope Measurement Price.

Section 4.4 Certificates. From and after the Effective Time, all shares of Company Common Stock that are not Unit Electing Shares shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such Company Common Shares or Company Common Shares held in book entry form shall cease to have any rights with respect thereto, except the right to receive the consideration or payments, if any, as provided in and in accordance with the applicable terms and provisions of the Merger Agreement.

Section 4.5 Unit Electing Shares not Affected. The shares of Company Class A Common Stock and Company Class B Common Stock issued and outstanding immediately prior to the Effective Time that are Unit Electing Shares shall remain outstanding and are not affected by the Merger.

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ARTICLE 5

EFFECT ON CAPITAL STOCK OF MERGER SUB

Section 5.1 Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) each share of Merger Sub Class A Common Stock outstanding immediately prior to the Merger shall be converted into and shall become one validly issued, fully paid and nonassessable share of Company Class A Common Stock; and

(b) each share of Merger Sub Class B Common Stock outstanding immediately prior to the Merger shall be converted into and shall become one validly issued, fully paid and nonassessable share of Company Class B Common Stock.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Termination. Prior to the Effective Time, notwithstanding the approval of this Agreement of Merger by the holders of a majority of the outstanding shares of each of the Constituent Corporations, this Agreement of Merger shall terminate forthwith in the event that the Merger Agreement shall be terminated as therein provided.

Section 6.2 Amendment. Prior to the Effective Time, this Agreement of Merger may be amended by the parties hereto at any time; provided, that there shall be made no amendment that by applicable law requires further approval by the shareholders of either or both of the Constituent Corporations unless such amendment is approved by (i) the holders of a majority of the outstanding shares of Company Class A Common Stock voting as a separate class, (ii) the holders of a majority of the outstanding shares of Company Class B Common Stock voting as a separate class, (iii) the holders of a majority of the outstanding shares of Merger Sub Class A Common Stock voting as a separate class and (iv) the holders of a majority of the outstanding shares of Merger Sub Class B Common Stock voting as a separate class. Upon and after the Effective Time, no amendment shall be made to this Agreement of Merger. This Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.3 Counterparts. This Agreement of Merger may be signed in two or more counterparts, each of which may be delivered by facsimile or other digital imaging device (e.g., PDF) and which shall be deemed an original and all of which shall constitute one instrument.

Section 6.4 Governing Law. This Agreement of Merger will be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed wholly within the State of California without regard to principles of conflicts of laws.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

Pavonia Limited
a limited company incorporated under the laws of the Republic of Singapore

By:
Name:
Title:

By:
Name:
Title:

Buffalo CS Merger Sub, Inc. a California corporation

By:
Name:
Title:	[Vice] President

By:
Name:
Title:	[Assistant] Secretary

[Signature Page to Cash/Stock Merger Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

Broadcom Corporation
a California corporation

By:
Name:
Title:	[Vice] President

By:
Name:
Title:	[Assistant] Secretary

[Signature Page to Cash/Stock Merger Agreement]

Exhibit A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

BROADCOM CORPORATION

[Attached]

CERTIFICATE OF APPROVAL

OF

AGREEMENT OF MERGER

OF

BROADCOM CORPORATION

a California corporation

[●] and [●] hereby certify that:

1. They are the [Vice] President and the [Assistant] Secretary, respectively, of Broadcom Corporation, a California corporation (the “Corporation”).

2. The principal terms of the Agreement of Merger to which this Certificate is attached (the “Agreement of Merger”) were duly approved by the board of directors and by the shareholders of the Corporation by a vote that equaled or exceeded the vote required. The Agreement of Merger provides for the statutory merger (the “Merger”) of Buffalo CS Merger Sub, Inc., a California corporation, with and into the Corporation, with the Corporation to be the surviving corporation of the Merger.

3. The total number of outstanding shares of each class of shares entitled to vote on the Merger are as follows:

Designation	Number of Shares Outstanding
Class A Common Stock	[●]
Class B Common Stock	[●]
Preferred Stock	0

4. The principal terms of the Agreement of Merger in the form attached were approved by the Corporation by a vote of a number of shares of each class which equaled or exceeded the vote required, which was (i) a majority of the votes represented by all outstanding shares of the Class A Common Stock voting as a separate class and (ii) a majority of the votes represented by all outstanding shares of the Class B Common Stock voting as a separate class.

[Signature Page Follows]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date: [●], 2015
[●], [Vice] President

[●], [Assistant] Secretary

[Signature Page to Broadcom Corporation Officers’ Certificate of Approval of Cash/Stock Merger]

CERTIFICATE OF APPROVAL

OF

AGREEMENT OF MERGER

OF

BUFFALO CS MERGER SUB, INC.,

a California corporation

[●] and [●] hereby certify that:

1. They are the [Vice] President and the [Assistant] Secretary, respectively, of Buffalo CS Merger Sub, Inc., a California corporation (the “Merger Sub”) and an indirect wholly-owned subsidiary of Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore (“Holdco”).

2. The principal terms of the Agreement of Merger to which this Certificate is attached (the “Agreement of Merger”) were duly approved by the board of directors and by the sole shareholder of Merger Sub by a vote that equaled or exceeded the vote required. The Agreement of Merger provides for the statutory merger (the “Merger”) of Merger Sub, with and into Broadcom Corporation, a California corporation (“Broadcom”), with Broadcom to be the surviving corporation of the Merger.

3. The total number of outstanding shares of each class of shares entitled to vote on the Merger are as follows:

Designation	Number of Shares Outstanding
Class A Common Stock	9,000,000,000
Class B Common Stock	1,000,000,000
Preferred Stock	0

4. The principal terms of the Agreement of Merger in the form attached were approved by Merger Sub by a vote of a number of shares of each class which equaled or exceeded the vote required, which was (i) a majority of the votes represented by all outstanding shares of the Class A Common Stock voting as a separate class and (ii) a majority of the votes represented by all outstanding shares of the Class B Common Stock voting as a separate class.

5. The required vote of the shareholders of Holdco was obtained.

[Signature Page Follows]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date: [●], 2015
[●], [Vice] President

[●], [Assistant] Secretary

[Signature Page to [Buffalo CS Merger Sub, Inc.] Officers’ Certificate of Approval of Merger]

Exhibit C-1

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of [●] (this “Agreement of Merger”), is made and entered into by and among Safari Cayman L.P., an exempted limited partnership organized under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“New LP”), Buffalo UT Merger Sub, Inc., a California corporation and an indirect wholly-owned subsidiary of New LP (“Merger Sub”), and Broadcom Corporation, a California corporation (the “Company”). Merger Sub and the Company are sometimes hereinafter referred to as the “Constituent Corporations.”

RECITALS

A. Avago Technologies Limited, a limited company incorporated under the laws of the Republic of Singapore (“Antelope”), Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore (“Holdco”), New LP, Avago Technologies Cayman Holdings Ltd., an exempted company organized under the laws of the Cayman Islands and a direct wholly-owned subsidiary of New LP (“Intermediate Holdco”), Avago Technologies Cayman Finance Limited, an exempted company organized under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco (“Finance Holdco”), [Lower Holdco], a [●] organized under the laws of [●] and a direct wholly-owned subsidiary of Finance Holdco (“Lower Holdco”), Merger Sub, Buffalo CS Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Lower Holdco, and the Company have entered into an Agreement and Plan of Merger, dated as of May [●], 2015 (the “Merger Agreement”), providing for, among other things, the execution and filing of this Agreement of Merger and the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement and this Agreement of Merger (the “Merger”).

B. The respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interests of each of such corporations and their respective shareholders that Merger Sub be merged with and into the Company and have approved the Merger Agreement and the Merger.

C. The general partner of New LP deems it advisable and in the best interest of New LP and its equityholders that Merger Sub be merged with and into the Company and has approved the Merger Agreement and the Merger.

D. The principal terms of the Merger have been approved by the required vote of the holders of the outstanding capital stock of the Company and by the sole shareholder of Merger Sub in accordance with Section 1201 of the California Corporations Code (the “CCC”).

E. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

A-C-1-1

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement of Merger, the Constituent Corporations hereby agree that Merger Sub shall be merged with and into the Company in accordance with the provisions of the laws of the State of California, upon the terms and subject to the conditions set forth as follows:

ARTICLE 1

THE CONSTITUENT CORPORATIONS

Section 1.1 The Company. The Company was incorporated under the laws of the State of California. The authorized capital stock of the Company consists of 12,000,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Company Class A Common Stock”), 2,000,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Company Class B Common Stock” and, together with Company Class A Common Stock, “Company Common Stock”) and 6,432,161 shares of Preferred Stock, par value $0.0001 per share (“Company Preferred Stock”). As of the date of this Agreement of Merger, there are outstanding [●] shares of Company Class A Common Stock, [●] shares of Company Class B Common Stock and 0 shares of Company Preferred Stock.

Section 1.2 Merger Sub. Merger Sub was incorporated under the laws of the State of California. The authorized capital stock of Merger Sub consists of 24,000,000,000 shares Class A Common Stock, par value $0.0001 per share (“Merger Sub Class A Common Stock”), and 4,000,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Merger Sub Class B Common Stock” and, together with the Merger Sub Class A Common Stock, “Merger Sub Common Stock”). As of the date of this Agreement of Merger, there are outstanding 9,000,000,000 shares of Merger Sub Class A Common Stock and 1,000,000,000 shares of Merger Sub Class B Common Stock.

ARTICLE 2

THE MERGER

Section 2.1 Effectiveness. The Merger shall become effective at such date and time (the “Effective Time”) as this Agreement of Merger, together with an officers’ certificate of each Constituent Corporation, is duly filed with and accepted by the Secretary of State of the State of California in accordance with Section 1103 of the CCC.

Section 2.2 Merger. At the Effective Time, (i) Merger Sub shall be merged with and into the Company, (ii) the separate existence of Merger Sub shall cease and (iii) the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement of Merger, the Merger Agreement and the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Further Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement of Merger or to vest the Surviving Corporation with the full right, title and possession to all property, rights, privileges, immunities, powers and franchises of Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action.

A-C-1-2

Section 2.5 Articles of Incorporation. The Company’s articles of incorporation shall be amended and restated as of the Effective Time in accordance with the relevant provisions of the CCC to read in their entirety as set forth on Exhibit A hereto (the “Amended and Restated Articles of Incorporation”) and, as so amended, such Amended and Restated Articles of Incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the terms and conditions stated therein or under applicable law.

ARTICLE 3

CORPORATE GOVERNANCE MATTERS

Section 3.1 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Amended and Restated Articles of Incorporation.

Section 3.2 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Amended and Restated Articles of Incorporation.

ARTICLE 4

EFFECT ON CAPITAL STOCK OF THE COMPANY

Section 4.1 Conversion of Company Common Stock. Subject to Section 4.2 hereof, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive the consideration or payments, if any, as provided in and in accordance with the applicable terms and provisions of Article III of the Merger Agreement; and

(b) each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive the consideration or payments, if any, as provided in and in accordance with the applicable terms and provisions of Article III of the Merger Agreement.

Section 4.2 Fractional Units in New LP. Interests of New LP are represented by partnership units having the rights and privileges set forth in the Partnership Agreement (each interest, a “Unit”). No fractional Units shall be issued in the Merger, but in lieu thereof, each holder of shares of Company Common Stock otherwise entitled to a fractional Unit (after aggregating all fractional Units that otherwise would be received by such holder) will be entitled to an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (x) such fraction of a Unit and (y) the Antelope Measurement Price.

Section 4.3 Certificates. From and after the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such Company Common Shares or Company Common Shares held in book entry form shall cease to have any rights with respect thereto, except the right to receive the consideration or payments, if any, as provided in and in accordance with the applicable terms and provisions of the Merger Agreement.

A-C-1-3

ARTICLE 5

EFFECT ON CAPITAL STOCK OF MERGER SUB

Section 5.1 Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) each share of Merger Sub Class A Common Stock outstanding immediately prior to the Merger shall be converted into and shall become one validly issued, fully paid and nonassessable share of Class A common stock, par value $0.0001 per share, of the Surviving Corporation; and

(b) each share of Merger Sub Class B Common Stock outstanding immediately prior to the Merger shall be converted into and shall become one validly issued, fully paid and nonassessable share of Class B common stock, par value $0.0001 per share, of the Surviving Corporation.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Termination. Prior to the Effective Time, notwithstanding the approval of this Agreement of Merger by the holders of a majority of the outstanding shares of each of the Constituent Corporations, this Agreement of Merger shall terminate forthwith in the event that the Merger Agreement shall be terminated as therein provided.

Section 6.2 Amendment. Prior to the Effective Time, this Agreement of Merger may be amended by the parties hereto at any time; provided, that there shall be made no amendment that by applicable law requires further approval by the shareholders of either or both of the Constituent Corporations unless such amendment is approved by (i) the holders of a majority of the outstanding shares of Company Class A Common Stock voting as a separate class, (ii) the holders of a majority of the outstanding shares of Company Class B Common Stock voting as a separate class, (iii) the holders of a majority of the outstanding shares of Merger Sub Class A Common Stock voting as a separate class and (iv) the holders of a majority of the outstanding shares of Merger Sub Class B Common Stock voting as a separate class. Upon and after the Effective Time, no amendment shall be made to this Agreement of Merger. This Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.3 Counterparts. This Agreement of Merger may be signed in two or more counterparts, each of which may be delivered by facsimile or other digital imaging device (e.g., PDF) and which shall be deemed an original and all of which shall constitute one instrument.

Section 6.4 Governing Law. This Agreement of Merger will be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed wholly within the State of California without regard to principles of conflicts of laws.

[Signature Page Follows]

A-C-1-4

IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

Safari Cayman L.P.
an exempted limited partnership organized under the laws of the Cayman Islands

By:
Name:
Title:

By:
Name:
Title:

Buffalo UT Merger Sub, Inc. a California corporation

By:
Name:
Title:	[Vice] President

By:
Name:
Title:	[Assistant] Secretary

[Signature Page to Unit Merger Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

Broadcom Corporation
a California corporation

By:
Name:
Title:	[Vice] President

By:
Name:
Title:	[Assistant] Secretary

[Signature Page to Unit Merger Agreement]

Exhibit A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

BROADCOM CORPORATION

[Attached]

CERTIFICATE OF APPROVAL

OF

AGREEMENT OF MERGER

OF

BROADCOM CORPORATION

a California corporation

[●] and [●] hereby certify that:

1. They are the [Vice] President and the [Assistant] Secretary, respectively, of Broadcom Corporation, a California corporation (the “Corporation”).

2. The principal terms of the Agreement of Merger to which this Certificate is attached (the “Agreement of Merger”) were duly approved by the board of directors and by the shareholders of the Corporation by a vote that equaled or exceeded the vote required. The Agreement of Merger provides for the statutory merger (the “Merger”) of Buffalo UT Merger Sub, Inc., a California corporation, with and into the Corporation, with the Corporation to be the surviving corporation of the Merger.

3. The total number of outstanding shares of each class of shares entitled to vote on the Merger are as follows:

Designation	Number of Shares Outstanding
Class A Common Stock	[●]
Class B Common Stock	[●]
Preferred Stock	0

4. The principal terms of the Agreement of Merger in the form attached were approved by the Corporation by a vote of a number of shares of each class which equaled or exceeded the vote required, which was (i) a majority of the votes represented by all outstanding shares of the Class A Common Stock voting as a separate class and (ii) a majority of the votes represented by all outstanding shares of the Class B Common Stock voting as a separate class.

[Signature Page Follows]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date: [●], 2015

[●], [Vice] President

[●], [Assistant] Secretary

[Signature Page to Broadcom Corporation Officers’ Certificate of Approval of Unit Merger]

CERTIFICATE OF APPROVAL

OF

AGREEMENT OF MERGER

OF

BUFFALO UT MERGER SUB, INC.,

a California corporation

[●] and [●] hereby certify that:

1. They are the [Vice] President and the [Assistant] Secretary, respectively, of Buffalo UT Merger Sub, Inc., a California corporation (the “Merger Sub”) and an indirect wholly-owned subsidiary of Safari Cayman L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“New LP”).

2. The principal terms of the Agreement of Merger to which this Certificate is attached (the “Agreement of Merger”) were duly approved by the board of directors and by the sole shareholder of Merger Sub by a vote that equaled or exceeded the vote required. The Agreement of Merger provides for the statutory merger (the “Merger”) of Merger Sub, with and into Broadcom Corporation, a California corporation (“Broadcom”), with Broadcom to be the surviving corporation of the Merger.

3. The total number of outstanding shares of each class of shares entitled to vote on the Merger are as follows:

Designation	Number of Shares Outstanding
Class A Common Stock	9,000,000,000
Class B Common Stock	1,000,000,000

4. The principal terms of the Agreement of Merger in the form attached were approved by Merger Sub by a vote of a number of shares of each class which equaled or exceeded the vote required, which was (i) a majority of the votes represented by all outstanding shares of the Class A Common Stock voting as a separate class and (ii) a majority of the votes represented by all outstanding shares of the Class B Common Stock voting as a separate class.

5. The approval of the general partner of New LP for the issuance of interests of New LP in the Merger was obtained. No other vote was required.

[Signature Page Follows]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date: [●], 2015

[●], [Vice] President

[●], [Assistant] Secretary

[Signature Page to [Buffalo UT Merger Sub, Inc.] Officers’ Certificate of Approval of Unit Merger]

Exhibit C-2

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of [●] (this “Agreement of Merger”), is made and entered into by and among Safari Cayman L.P., an exempted limited partnership organized under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“New LP”), Buffalo UT Merger Sub, Inc., a California corporation and an indirect wholly-owned subsidiary of New LP (“Merger Sub”), and Broadcom Corporation, a California corporation (the “Company”). Merger Sub and the Company are sometimes hereinafter referred to as the “Constituent Corporations.”

RECITALS

A. Avago Technologies Limited, a limited company incorporated under the laws of the Republic of Singapore (“Antelope”), Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore (“Holdco”), New LP, Avago Technologies Cayman Holdings Ltd., an exempted company organized under the laws of the Cayman Islands and a direct wholly-owned subsidiary of New LP (“Intermediate Holdco”), Avago Technologies Cayman Finance Limited, an exempted company organized under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco (“Finance Holdco”), [Lower Holdco], a [●] organized under the laws of [●] and a direct wholly-owned subsidiary of Finance Holdco (“Lower Holdco”), Merger Sub, Buffalo CS Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Lower Holdco, and the Company have entered into an Agreement and Plan of Merger, dated as of May [●], 2015 (the “Merger Agreement”), providing for, among other things, the execution and filing of this Agreement of Merger and the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement and this Agreement of Merger (the “Merger”).

B. The respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interests of each of such corporations and their respective shareholders that Merger Sub be merged with and into the Company and have approved the Merger Agreement and the Merger.

C. The general partner of New LP deems it advisable and in the best interest of New LP and its equityholders that Merger Sub be merged with and into the Company and has approved the Merger Agreement and the Merger.

D. The principal terms of the Merger have been approved by the required vote of the holders of the outstanding capital stock of the Company and by the sole shareholder of Merger Sub in accordance with Section 1201 of the California Corporations Code (the “CCC”).

E. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

A-C-2-1

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement of Merger, the Constituent Corporations hereby agree that Merger Sub shall be merged with and into the Company in accordance with the provisions of the laws of the State of California, upon the terms and subject to the conditions set forth as follows:

ARTICLE 1

THE CONSTITUENT CORPORATIONS

Section 1.1 The Company. The Company was incorporated under the laws of the State of California. The authorized capital stock of the Company consists of 2,500,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Company Class A Common Stock”), 400,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Company Class B Common Stock” and, together with Company Class A Common Stock, the “Company Common Stock”) and 6,432,161 shares of Preferred Stock, par value $0.0001 per share (“Company Preferred Stock”). As of the date of this Agreement of Merger, there are outstanding [●] shares of Company Class A Common Stock, [●] shares of Company Class B Common Stock and 0 shares of Company Preferred Stock.

Section 1.2 Merger Sub. Merger Sub was incorporated under the laws of the State of California. The authorized capital stock of Merger Sub consists of 24,000,000,000 shares Class A Common Stock, par value $0.0001 per share (“Merger Sub Class A Common Stock”), and 4,000,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Merger Sub Class B Common Stock” and, together with the Merger Sub Class A Common Stock, “Merger Sub Common Stock”). As of the date of this Agreement of Merger, there are outstanding 9,000,000,000 shares of Merger Sub Class A Common Stock and 1,000,000,000 shares of Merger Sub Class B Common Stock.

ARTICLE 2

THE MERGER

Section 2.1 Effectiveness. The Merger shall become effective at such date and time (the “Effective Time”) as this Agreement of Merger, together with an officers’ certificate of each Constituent Corporation, is duly filed with and accepted by the Secretary of State of the State of California in accordance with Section 1103 of the CCC.

Section 2.2 Merger. At the Effective Time, (i) Merger Sub shall be merged with and into the Company, (ii) the separate existence of Merger Sub shall cease and (iii) the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement of Merger, the Merger Agreement and the applicable provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Further Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement of Merger or to vest the Surviving Corporation with the full

A-C-2-2

right, title and possession to all property, rights, privileges, immunities, powers and franchises of Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action.

Section 2.5 Articles of Incorporation. The Company’s articles of incorporation shall be amended and restated as of the Effective Time in accordance with the relevant provisions of the CCC to read in their entirety as set forth on Exhibit A hereto (the “Amended and Restated Articles of Incorporation”) and, as so amended, such Amended and Restated Articles of Incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the terms and conditions stated therein or under applicable law.

ARTICLE 3

CORPORATE GOVERNANCE MATTERS

Section 3.1 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Amended and Restated Articles of Incorporation.

Section 3.2 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Amended and Restated Articles of Incorporation.

ARTICLE 4

EFFECT ON CAPITAL STOCK OF THE COMPANY

Section 4.1 Cancellation of Certain Shares. Each share of capital stock of the Company held in the Company’s treasury immediately prior to the Effective Time, if any, shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 4.2 Conversion of Company Common Stock. Subject to Section 4.3 hereof, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive the consideration or payments, if any, as provided in and in accordance with the applicable terms and provisions of Article III of the Merger Agreement; and

(b) each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive the consideration or payments, if any, as provided in and in accordance with the applicable terms and provisions of Article III of the Merger Agreement.

Section 4.3 Fractional Units in New LP. Interests of New LP are represented by partnership units having the rights and privileges set forth in the Partnership Agreement (each interest, a “Unit”). No fractional Units shall be issued in the Merger, but in lieu thereof, each holder of shares of Company Common Stock otherwise entitled to a fractional Unit (after aggregating all fractional Units that otherwise would be received by such holder) will be entitled to an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (x) such fraction of a Unit and (y) the Antelope Measurement Price.

A-C-2-3

Section 4.4 Certificates. From and after the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such Company Common Shares or Company Common Shares held in book entry form shall cease to have any rights with respect thereto, except the right to receive the consideration or payments, if any, as provided in and in accordance with the applicable terms and provisions of the Merger Agreement.

ARTICLE 5

EFFECT ON CAPITAL STOCK OF MERGER SUB

Section 5.1 Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) each share of Merger Sub Class A Common Stock outstanding immediately prior to the Merger shall be converted into and shall become one validly issued, fully paid and nonassessable share of Class A common stock, par value $0.0001 per share per share, of the Surviving Corporation; and

(b) each share of Merger Sub Class B Common Stock outstanding immediately prior to the Merger shall be converted into and shall become one validly issued, fully paid and nonassessable share of Class B common stock, par value $0.0001 per share per share, of the Surviving Corporation.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Termination. Prior to the Effective Time, notwithstanding the approval of this Agreement of Merger by the holders of a majority of the outstanding shares of each of the Constituent Corporations, this Agreement of Merger shall terminate forthwith in the event that the Merger Agreement shall be terminated as therein provided.

Section 6.2 Amendment. Prior to the Effective Time, this Agreement of Merger may be amended by the parties hereto at any time; provided, that there shall be made no amendment that by applicable law requires further approval by the shareholders of either or both of the Constituent Corporations unless such amendment is approved by (i) the holders of a majority of the outstanding shares of Company Class A Common Stock voting as a separate class, (ii) the holders of a majority of the outstanding shares of Company Class B Common Stock voting as a separate class, (iii) the holders of a majority of the outstanding shares of Merger Sub Class A Common Stock voting as a separate class and (iv) the holders of a majority of the outstanding shares of Merger Sub Class B Common Stock voting as a separate class. Upon and after the Effective Time, no amendment shall be made to this Agreement of Merger. This Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.3 Counterparts. This Agreement of Merger may be signed in two or more counterparts, each of which may be delivered by facsimile or other digital imaging device (e.g., PDF) and which shall be deemed an original and all of which shall constitute one instrument.

Section 6.4 Governing Law. This Agreement of Merger will be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed wholly within the State of California without regard to principles of conflicts of laws.

[Signature Page Follows]

A-C-2-4

IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

Safari Cayman L.P.
an exempted limited partnership organized under the laws of the Cayman Islands

By:
Name:
Title:

By:
Name:
Title:

Buffalo UT Merger Sub, Inc. a California corporation

By:
Name:
Title:	[Vice] President

By:
Name:
Title:	[Assistant] Secretary

[Signature Page to Unit Merger Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

Broadcom Corporation
a California corporation

By:
Name:
Title:	[Vice] President

By:
Name:
Title:	[Assistant] Secretary

[Signature Page to Unit Merger Agreement]

Exhibit A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

BROADCOM CORPORATION

[Attached]

CERTIFICATE OF APPROVAL

OF

AGREEMENT OF MERGER

OF

BROADCOM CORPORATION

a California corporation

[●] and [●] hereby certify that:

1. They are the [Vice] President and the [Assistant] Secretary, respectively, of Broadcom Corporation, a California corporation (the “Corporation”).

2. The principal terms of the Agreement of Merger to which this Certificate is attached (the “Agreement of Merger”) were duly approved by the board of directors and by the shareholders of the Corporation by a vote that equaled or exceeded the vote required. The Agreement of Merger provides for the statutory merger (the “Merger”) of Buffalo UT Merger Sub, Inc., a California corporation, with and into the Corporation, with the Corporation to be the surviving corporation of the Merger.

3. The total number of outstanding shares of each class of shares entitled to vote on the Merger are as follows:

Designation	Number of Shares Outstanding
Class A Common Stock	[●]
Class B Common Stock	[●]
Preferred Stock	0

4. The principal terms of the Agreement of Merger in the form attached were approved by the Corporation by a vote of a number of shares of each class which equaled or exceeded the vote required, which was (i) a majority of the votes represented by all outstanding shares of the Class A Common Stock voting as a separate class and (ii) a majority of the votes represented by all outstanding shares of the Class B Common Stock voting as a separate class.

[Signature Page Follows]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date: [●], 2015

[●], [Vice] President

[●], [Assistant] Secretary

[Signature Page to Broadcom Corporation Officers’ Certificate of Approval of Unit Merger]

CERTIFICATE OF APPROVAL

OF

AGREEMENT OF MERGER

OF

BUFFALO UT MERGER SUB, INC.,

a California corporation

[●] and [●] hereby certify that:

1. They are the [Vice] President and the [Assistant] Secretary, respectively, of Buffalo UT Merger Sub, Inc., a California corporation (the “Merger Sub”) and an indirect wholly-owned subsidiary of Safari Cayman L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“New LP”).

2. The principal terms of the Agreement of Merger to which this Certificate is attached (the “Agreement of Merger”) were duly approved by the board of directors and by the sole shareholder of Merger Sub by a vote that equaled or exceeded the vote required. The Agreement of Merger provides for the statutory merger (the “Merger”) of Merger Sub, with and into Broadcom Corporation, a California corporation (“Broadcom”), with Broadcom to be the surviving corporation of the Merger.

3. The total number of outstanding shares of each class of shares entitled to vote on the Merger are as follows:

Designation	Number of Shares Outstanding
Class A Common Stock	9,000,000,000
Class B Common Stock	1,000,000,000

4. The principal terms of the Agreement of Merger in the form attached were approved by Merger Sub by a vote of a number of shares of each class which equaled or exceeded the vote required, which was (i) a majority of the votes represented by all outstanding shares of the Class A Common Stock voting as a separate class and (ii) a majority of the votes represented by all outstanding shares of the Class B Common Stock voting as a separate class.

5. The approval of the general partner of New LP for the issuance of interests of New LP in the Merger was obtained. No other vote was required.

[Signature Page Follows]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date: [●], 2015

[●], [Vice] President

[●], [Assistant] Secretary

[Signature Page to [Buffalo UT Merger Sub, Inc.] Officers’ Certificate of Approval of Unit Merger]

Exhibit D

[●]

AMENDED AND RESTATED

EXEMPTED LIMITED PARTNERSHIP

AGREEMENT

Dated [●]

(Refer to Annex D of Joint Proxy Statement/Prospectus)

EXHIBIT E

Form of Tax Representations Certificate

(See attached)

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EXHIBIT E—TAX REPRESENTATIONS CERTIFICATE

[                    ], 2015

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, CA 94301

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger dated as of May 28, 2015 (the “Merger Agreement”),1 by and among (i) Broadcom Corporation, a California corporation (“Broadcom”); (ii) Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore and classified as a foreign corporation for U.S. federal income tax purposes (“Holdco”); (iii) Avago Technologies Limited, a limited company incorporated under the laws of the Republic of Singapore (“Avago”); (iv) Safari Cayman L.P., an exempted limited partnership formed under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“New LP”); (v) Avago Technologies Cayman Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of New LP (“Intermediate Holdco”); (vi) Avago Technologies Cayman Finance Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco (“Finance Holdco”); (vii) Lower Holdco, a [            ] and a direct wholly-owned subsidiary of Finance Holdco (“Lower Holdco”); (viii) Buffalo CS Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Lower Holdco (“Cash/Stock Merger Sub”); and (ix) Buffalo UT Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Unit Merger Sub”, and together with Cash/Stock Merger Sub, Avago, Holdco, New LP, Intermediate Holdco, Finance Holdco and Lower Holdco, the “Antelope Parties”). Pursuant to the Merger Agreement, (i) Avago shareholders will exchange Avago ordinary shares for Holdco ordinary shares pursuant to a scheme of arrangement (the “Avago Exchange”), (ii) following the Avago Exchange, Cash/Stock Merger Sub will merge with and into Broadcom, resulting in certain Broadcom shareholders (the “Non-Electing Shareholders”) exchanging Broadcom common stock for a mix of Holdco ordinary shares and cash (the “Cash/Stock Exchange”); and (iii) following the Cash/Stock Exchange, Unit Merger Sub will merge with and into Broadcom, resulting in certain Broadcom shareholders (the “Electing Shareholders”) exchanging Broadcom common stock for a mix of units (“Units”) of New LP and cash (the “Unit Exchange”, and together with the Avago Exchange and the Cash/Stock Exchange, the “Exchanges”), each as described in more detail in the Merger Agreement.

In connection with the opinions (the “Opinion”) described in Section 6.19(a)(ii) and (iv) of the Merger Agreement to be delivered by Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and recognizing that (i) Skadden will rely on this certificate in delivering the Opinion and (ii) the Opinion may not accurately describe the consequences of the Exchanges if any of the following facts, representations and covenants are not accurate in all respects, the undersigned officer hereby certifies, on behalf of the Antelope Parties, after due inquiry and investigation, that to the best of the undersigned’s knowledge and belief the following facts, representations and covenants are true, correct and complete in all respects. The undersigned officer is familiar with the transactions contemplated by, and the terms and provisions of, the Merger Agreement, makes the representations and covenants covered by the following facts, representations and covenants to the best of his knowledge and belief, and is authorized to make the following representations and covenants on behalf of the Antelope Parties.

General Representations

1.	The Exchanges will be consummated in accordance with (i) the material terms and conditions of the Merger Agreement, and none of the material terms and conditions thereof have been or will be waived

[1]	Capitalized terms used and not otherwise defined herein have the meanings set forth in the Merger Agreement. Unless otherwise noted, all Section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”) or to the Treasury regulations (“Treasury Regulations”) promulgated thereunder.

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or modified by Avago, (ii) the descriptions contained in [the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”), and (iii) the related Proxy Statement/Prospectus of [ ] (the “Proxy Statement/Prospectus”)]. The facts relating to the Exchanges as described in the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus, and the documents referenced therein (collectively, the “Transaction Documents”) are, insofar as such facts relate to the Antelope Parties, true, correct and complete in all material respects, and there are no other material agreements or arrangements, written or oral, that relate to, or change, the Exchanges as set forth therein.

2.	The undersigned officer is familiar with the applicable documents pursuant to which the Exchanges will be effected, and the Exchanges will be executed pursuant to, and in accordance with, such applicable documents.

3.	The Exchanges will be reported by the Antelope Parties pursuant to the relevant U.S. federal, state and local tax reporting rules (to the extent such rules are applicable to the Antelope Parties) in a manner consistent with the Opinion.

4.	Unless otherwise required by a final determination, within the meaning of Section 1313(a), none of the Antelope Parties will take any position on any U.S. federal income tax return, or take any other U.S. tax reporting position, that is inconsistent with the representations herein or the treatment of the Exchanges described in the Opinion.

5.	Each of the Antelope Parties is and will be validly organized under applicable local law, and will validly exist throughout the time of the transactions described herein (other than the Antelope Merger Sub, Cash/Stock Merger Sub and Unit Merger Sub which shall each be merged out of existence in accordance with the terms of the Merger Agreement).

6.	The Antelope Parties will have all requisite corporate and other powers and authority to undertake and consummate the Exchanges.

7.	The Antelope Parties will comply in all material respects with all requirements under the applicable documents and local law to effect the Exchanges.

8.	The equity interests in each of the Antelope Parties are collectively referred to herein as the “Equity Interests” and are as described in the Merger Agreement.

9.	With respect to each of the Antelope Parties, other than its Equity Interests , there are no other instruments or arrangements treated as its equity interests for U.S. federal income tax purposes.

10.	Each of the Exchanges was negotiated at arm’s length.

11.	The Exchanges will be undertaken for the corporate business purposes described in the Proxy Statement/Prospectus.

12.	At the time of the Exchanges, there will be no current plan or intention to (a) voluntarily merge, liquidate, or dissolve Holdco or New LP, (b) convert Holdco or New LP into another entity or change its classification for U.S. federal income tax purposes (except pursuant to the Exchanges), or (c) take any action that would result in the involuntary merger, liquidation, bankruptcy, dissolution, or winding up of the affairs of Holdco or New LP.

Representations relating to the Cash/Stock Exchange

13.	At the time of the Cash/Stock Exchange, the aggregate fair market value of the shares of Broadcom common stock transferred pursuant to the Cash/Stock Exchange will exceed the sum of the cash consideration paid in the aggregate pursuant to the Cash/Stock Exchange and the total amount of liabilities assumed with respect to such shares.

A-E-3

14.	Immediately after the Cash/Stock Exchange, the aggregate fair market value of the assets of Holdco will exceed the sum of the liabilities of Holdco (whether indebtedness or other forms of obligations, including contingent obligations), plus the other liabilities, if any, to which the assets of Holdco are subject.

15.	The principal purpose in forming or using Holdco will not be for the avoidance of U.S. federal income tax or to obtain a U.S. federal income tax benefit that would have been otherwise unavailable.

16.	At the time of the Cash/Stock Exchange, Holdco will have no current plan or intention to reacquire, convert, or cancel, in whole or in part, any of its equity interests, except for purchases on the open market as part of a repurchase program, which purchases and program satisfy the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701, or purchases made in connection with the termination of employees in the ordinary course of business.

17.	At the time of the Cash/Stock Exchange, Holdco will have no current plan or intention to issue additional equity interests following the Cash/Stock Exchange, except pursuant to section [ ] of the [Partnership Agreement] or pursuant to compensatory stock issuances to employees of Holdco, Avago, Broadcom or their respective subsidiaries.

18.	Non-Electing Shareholders and Avago Shareholders will be in control (within the meaning of Section 368(c)) of Holdco immediately after the Cash/Stock Exchange.

19.	No stock (or equity interests treated as stock for U.S. federal income tax purposes) or securities will be issued in connection with the Cash/Stock Exchange for (i) services rendered to or for the benefit of Holdco, (ii) indebtedness of Holdco that is not evidenced by a security or (iii) interest on indebtedness of Holdco which accrued on or after the beginning of the holding period of the holder of such indebtedness. For the avoidance of doubt, the transactions undertaken pursuant to Section 3.8 of the Merger Agreement shall not be deemed to be a violation of the foregoing.

20.	The Antelope Parties shall pay the expenses incurred by the Antelope Parties in connection with the Cash/Stock Exchange.

21.	At the time of the Cash/Stock Exchange, none of the Antelope Parties will be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) or the subject of an insolvency proceeding under applicable local law or before regulatory authorities, or a receivership, foreclosure, or similar proceeding in a local court. No stock (or equity interests treated as stock for U.S. federal income tax purposes) or securities received in the Cash/Stock Exchange will be used to satisfy the indebtedness of any of the Antelope Parties in connection with the Cash/Stock Exchange.

22.	Immediately after the Cash/Stock Exchange, less than 80% of the value of Holdco’s assets either will be held for investment or will be stock or securities (as those terms are used in Section 351(e)(1)(B), which includes money, any foreign currency, interests in regulated investment companies or real estate investment trusts), and Holdco will not be a regulated investment company or real estate investment trust.[2]

23.	After the Cash/Stock Exchange, Non-Electing Shareholders will not retain any beneficial rights in the shares of Broadcom common stock transferred pursuant to the Cash/Stock Exchange.

[2]	For purposes of this representation, (a) stock and securities of subsidiary corporations are disregarded and Holdco is deemed to own its ratable share of its subsidiaries’ assets, (b) a corporation is considered a subsidiary if Holdco owns 50% or more of (i) the combined voting power of all classes of stock entitled to vote, or (ii) the total value of shares of all classes of stock outstanding, (c) stock or securities used in the trade or business of banking, insurance, brokerage, or similar trade or business are not considered to be held for investment, and (d) an interest in a non-traded partnership is treated as an investment asset if substantially all of the assets of such partnership are investment assets.

A-E-4

24.	At the time of the Cash/Stock Exchange, there will be no current plan or intention for any of the Antelope Parties to transfer any cash or other property to Non-Electing Shareholders in respect of their Non-Electing Shares, apart from cash or other property transferred pursuant to the Transaction Documents.

25.	There is no current plan or intention by any of the Antelope Parties to, directly or indirectly, sell, exchange or otherwise dispose of any interest in Broadcom or Avago.

26.	[In the Exchanges, Holdco will not transfer to Electing Shareholders and Non-Electing Shareholders, in the aggregate, more than fifty percent of the total voting power and total value of ordinary shares of Holdco (treating Units as constituting ordinary shares of Holdco for purposes of this representation).][3]

27.	At the time of the Cash/Stock Exchange, Holdco (or any qualified subsidiary or qualified partnership as defined under Treasury Regulation Sections 1.367(a)-3(c)(5)(vii) and (viii)), will have been engaged in the active conduct of a trade or business outside the United States within the meaning of Treasury Regulation Sections 1.367(a)-2T(b)(2) and (3) for the entire thirty-six month period immediately preceding the Cash/Stock Exchange, and will not have the intention of substantially disposing or discontinuing such active trade or business.

28.	During the 3-year period ending on the date of the Cash/Stock Exchange, Avago will not have acquired any assets outside of the ordinary course of business (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(3)(iii)(B)(1)) in excess of $[ ] million apart from those acquisitions set forth on Schedule 1, attached hereto.

29.	No acquisition set forth on Schedule 1 was undertaken with a principal purpose of satisfying the substantiality test (as defined in Treasury Regulation Section 1.367(a)-3(c)(3)(iii)).

30.	No assets acquired pursuant to an acquisition set forth on Schedule 1 produced or were held for the production of passive income (within the meaning of Section 1297(b)) at the time of such acquisition.

Representations relating to the Unit Exchange

31.	There is no current plan or intention to amend, restate or otherwise alter the limited partnership agreement of New LP following the Closing (the “Partnership Agreement”), disregarding for these purposes changes automatically occurring pursuant to the terms of the Partnership Agreement.

32.	The Antelope Parties will comply in all material respects with the terms of the Partnership Agreement, including the provisions set forth in Sections [reference to exchange rights, notice period, etc. to come] thereof.

33.	If the Unit Merger occurs, the Antelope Parties will prepare (or cause to be prepared) all applicable U.S. tax returns (together with any related schedules, exhibits or informational statements) and non-tax financial statements (together with any related reports, book entries or work papers) consistent with the position that (i) the Units are equity interests in New LP, and (ii) New LP is properly characterized as a partnership for U.S. federal income tax purposes.

34.	If the Unit Merger occurs, following the Closing and upon a call for an exchange of Units by a holder of such Units, (i) the determination by New LP as to whether to satisfy such call for exchange with cash or with Holdco ordinary shares will be based upon the situation at such time, and (ii) there will be more than a remote possibility that New LP will not elect to settle such exchange in Holdco ordinary shares.

[3]	Accuracy to be confirmed based upon final exchange ratios/elections

A-E-5

35.	Immediately after the Unit Exchange, less than 80% of the value of New LP’s assets either will be held for investment or will be stock or securities (as those terms are used in Section 351(e)(1)(B)), which includes money, any foreign currency, interests in regulated investment companies or real estate investment trusts).[4]

36.	As of immediately following the Closing, New LP’s only assets will be all of the outstanding equity interests in [Intermediate Holdco] There is no current plan or intention to make capital contributions to New LP other than as necessary to fund acquisitions, debt repayment, capital expenditures or operating expenses of Broadcom and Avago. The Antelope Parties have no current plan or intention to cause New LP to directly or indirectly acquire additional assets following the Closing that would be treated as stocks or securities for purposes of Section 351(e) and the Treasury Regulations thereunder.

***

[4]	For purposes of this representation, (a) stock and securities of subsidiary corporations are disregarded and New LP is deemed to own its ratable share of its subsidiaries’ assets, (b) a corporation is considered a subsidiary if New LP owns 50% or more of (i) the combined voting power of all classes of stock entitled to vote, or (ii) the total value of shares of all classes of stock outstanding, (c) stock or securities used in the trade or business of banking, insurance, brokerage, or similar trade or business are not considered to be held for investment, and (d) an interest in a non-traded partnership is treated as an investment asset if substantially all of the assets of such partnership are investment assets.

A-E-6

The undersigned recognizes that the Opinion will not address any tax consequences of the Exchanges or any action taken in connection therewith except as expressly set forth in the Opinion.

The undersigned acknowledges that it will promptly and timely notify Skadden in writing if the undersigned should believe or have any reason to believe that any of the facts or representations herein ceases to be true, correct or complete at any time, or that any of the covenants herein have not been or will not be complied with.

Very truly yours,

Avago Technologies Limited

by:
Name:
Title:

A-E-7

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of July 29, 2015 with respect to that certain Agreement and Plan of Merger, dated as of May 28, 2015 (the “Merger Agreement”), by and among Broadcom Corporation, a California corporation (“Broadcom”), Avago Technologies Limited, a limited company incorporated under the laws of the Republic of Singapore (“Avago”), and the other parties thereto. Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Merger Agreement.

RECITALS

WHEREAS, pursuant to Section 9.1 of the Merger Agreement, Avago and Broadcom wish to amend the Merger Agreement to replace Exhibit D thereto with the form of Partnership Agreement in the form attached hereto as Annex A;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, Broadcom and Avago hereby agree as follows:

Section 1. Amendments.

(a) Exhibit D of the Merger Agreement is hereby replaced in its entirety with the form of Partnership Agreement in the form attached hereto as Annex A.

(b) Section 2.1 of the Merger Agreement is hereby amended by replacing the phrase “as at the date of this Agreement” appearing therein with the phrase “as of the Avago Effective Date”.

(c) Section 2.6 of the Merger Agreement is hereby amended by replacing the phrase “as at the date of this Agreement” appearing therein with the phrase “as of the Avago Effective Date”.

Section 2. Effective Date; Full Force and Effect. This Amendment shall be effective as of the date first written above. Except as expressly modified by this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms.

Section 3. Counterparts. This Amendment may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Amendment.

Section 4. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of Law or conflict of Laws provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

AVAGO TECHNOLOGIES LIMITED

By:	/s/ Hock E. Tan
Name: Hock E. Tan
Title: President and Chief Executive Officer

BROADCOM CORPORATION

By:	/s/ Scott McGregor
Name: Scott McGregor
Title: President and Chief Executive Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Merger

ANNEX A

FORM OF PARTNERSHIP AGREEMENT

(Refer to Annex D of Joint Proxy Statement/Prospectus)

ANNEX B-1

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of May 28, 2015, is by and among Pavonia Limited (“Holdco”) and Avago Technologies Limited (“Antelope”), each a limited company organized under the laws of the Republic of Singapore, and the persons set forth on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”) with respect to matters relating to Broadcom Corporation, a California corporation (“Buffalo” or the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

WHEREAS, each Shareholder and its respective affiliates are, as of the date hereof, the record and/or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of the number of shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) and/or Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) of the Company set forth opposite the name of such Shareholder on Schedule A hereto (all such shares set forth on Schedule A, together with any shares of Common Stock of the Company that are hereafter issued to or otherwise acquired or owned by such Shareholder prior to the termination of this Agreement being referred to herein as the “Subject Shares” of such Shareholder).

WHEREAS, each of Holdco, Antelope, Safari Cayman L.P., an exempted limited partnership formed under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“New LP”), Avago Technologies Cayman Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of New LP (“Intermediate Holdco”), Avago Technologies Cayman Finance Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco (“Finance Holdco”), Buffalo CS Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Cash/Stock Merger Sub”), and Buffalo UT Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Unit Merger Sub”, together with Cash/Stock Merger Sub, the “Merger Subs”, and the Merger Subs, together with Antelope, Holdco, New LP, Intermediate Holdco and Finance Holdco, the “Antelope Parties”), and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that (i) all of the issued ordinary shares in the capital of Antelope will be transferred to Finance Holdco, as the entity designated by Holdco, to receive such issued Antelope ordinary shares, pursuant to a scheme of arrangement under Singapore law in accordance with Section 210 of the Singapore Companies Act, and all holders of such transferred shares shall receive an equal number of Holdco ordinary shares (the “Antelope Scheme”) and (ii) the merger of Cash/Stock Merger Sub with and into Buffalo, with Buffalo as the surviving corporation (the “Cash/Stock Merger”) and, to the extent applicable, immediately following the Cash/Stock Merger, the merger of Unit Merger Sub with and into Buffalo, with Buffalo as the surviving corporation (the “Unit Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Antelope has required that each Shareholder, and as an inducement and in consideration therefor, each Shareholder (in such Shareholder’s capacity as a holder of any Subject Shares) has agreed to, enter into this Agreement.

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NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows effective and conditioned upon the execution and delivery of the Merger Agreement by the parties thereto:

ARTICLE I

VOTING AND OTHER SHAREHOLDER COVENANTS

Each Shareholder hereby covenants and agrees that:

1.1 Voting of Subject Shares. At every meeting of the holders of Company Common Stock (the “Company Shareholders”), however convened, called for the purpose of voting upon the approval of the Merger Agreement and the approval of the transactions contemplated thereby, and at every adjournment or postponement thereof, such Shareholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote such Shareholder’s Subject Shares (a) in favor of (i) approval of the Merger Agreement under California law and the approval of the transactions contemplated thereby, (ii) approval of any proposal by the Company to adjourn or postpone the meeting to a later date (but prior to termination of this Agreement), if there are not sufficient votes for the approval of the Merger Agreement on the date on which such meeting is held and (iii) in favor of any other matter contemplated by the Merger Agreement and necessary for consummation of the transactions contemplated by the Merger Agreement that is considered at any meeting of the Company Shareholders; and (b) against any Buffalo Acquisition Proposal. Except as explicitly set forth in this Section 1.1, nothing in this Agreement shall limit the right of such Shareholder to vote (including by proxy or written consent, if applicable) in favor of, or against or to abstain with respect to, any matters presented to the Company Shareholders.

1.2 No Inconsistent Arrangements. Such Shareholder shall not, directly or indirectly, (a) create any Lien other than restrictions imposed by applicable Law or pursuant to this Agreement on any of such Shareholder’s Subject Shares, (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract agreeing to any Transfer of such Shareholder’s Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Shareholder’s Subject Shares that is inconsistent with the terms of this Agreement, (d) deposit or permit the deposit of such Shareholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shareholder’s Subject Shares that is inconsistent or conflicts with this Agreement or (e) except in connection with any Transfer permitted hereunder, convert any shares of Class B Common Stock into shares of Class A Common Stock. Notwithstanding the foregoing, such Shareholder may make Transfers of such Shareholder’s Subject Shares: (x) in the case of a Shareholder, to any member of such Shareholder’s immediate family, or to trusts solely for the benefit of such Shareholder (or, to the extent that such Shareholder is not a natural person, the ultimate beneficial owner of the Subject Shares held by such Shareholder) or any member of such Shareholder’s (or such beneficial owner’s) immediate family (or to trusts solely for the benefit of such Shareholder or ultimate beneficial owner), by will or otherwise upon the death of such Shareholder or otherwise for estate planning purposes, by operation of law, to any other Shareholder, or for charitable purposes or as charitable gifts or donations; and (y) to any person who is a “Permitted Transferee” of such Shareholder as defined in Article III, Section B of the Company’s Articles of Incorporation (other than paragraph 3(b) thereof), provided that in all of which cases set forth in clauses (x) and (y) such Shareholder’s Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in addition to the Transfers contemplated by the preceding sentence, each of the Shareholders identified on Exhibit A may, in the aggregate for all of such Shareholders (collectively, the “Shareholder Group”), Transfer to one or more third parties up to 2,000,000 of the Subject Shares without any requirement that the transferee of such Subject Shares agree to be bound by the terms and conditions of this Agreement.

B-1-2

1.3 No Exercise of Appraisal Rights. Such Shareholder agrees not to exercise any appraisal rights or dissenter’s rights that may arise with respect to the Cash/Stock Merger or the Unit Merger pursuant to Chapter 13 of the California Corporations Code in respect of such Shareholder’s Subject Shares.

1.4 Documentation and Information. Such Shareholder shall permit and hereby authorizes Holdco, Antelope and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Holdco, Antelope or the Company reasonably determines to be necessary in connection with the Cash/Stock Merger or the Unit Merger and any other transactions contemplated by the Merger Agreement, such Shareholder’s identity and ownership of such Shareholder’s Subject Shares and the nature of such Shareholder’s commitments and obligations under this Agreement; provided, that the Company shall give each Shareholder and its or his legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to being made public.

1.5 No Obligation to Exercise Options or Other Securities. Nothing contained in this Article I shall require any Shareholder (or shall entitle any proxy of such Shareholder) to (i) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying Subject Shares or (ii) vote, or execute any consent with respect to, any Subject Shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

1.6 Solicitation. Such Shareholder shall, and such Shareholder shall use its reasonable best efforts to cause its respective Representatives not to, take any action that the Company and its Representatives would then be prohibited from taking under Section 6.3(a) of the Merger Agreement. Such Shareholder shall, and shall use its reasonable best efforts to cause its respective Representatives to, cease immediately and cause to be terminated all activities, discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, a Buffalo Acquisition Proposal. Such Shareholder shall be responsible for any breach by such Shareholder’s Representatives of this Section 1.6.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby severally, as to itself only, represents and warrants to Holdco and Antelope that:

2.1 Authorization; Binding Agreement. Such Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby. Such Shareholder has full entity or individual power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder, and constitutes a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (the “Enforceability Exceptions”).

2.2 Ownership of Subject Shares; Total Shares. Such Shareholder is the record or beneficial owner of such Shareholder’s Subject Shares and has good and marketable title to such Subject Shares free and clear of any Lien (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, (c) subject to any risk of forfeiture with respect to any shares of Common Stock granted to such Shareholder under an employee benefit plan of the Company, and (d) as set forth in the Company’s Articles of Incorporation. The Subject Shares listed on Schedule A opposite such Shareholder’s name constitute all of the shares of Common Stock of the Company owned of record or beneficially by such Shareholder as of the date hereof. Except

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pursuant to this Agreement or the Merger Agreement or as set forth in the Company’s Articles of Incorporation, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Subject Shares.

2.3 Voting Power. Such Shareholder has full voting power with respect to such Shareholder’s Subject Shares, and full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, and except as set forth on Schedule A, full power of disposition, in each case with respect to all of such Shareholder’s Subject Shares. None of such Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided in the Company’s Articles of Incorporation and hereunder.

2.4 Reliance. Such Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Shareholder’s own choosing. Such Shareholder understands and acknowledges that Antelope is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

2.5 Absence of Litigation. With respect to such Shareholder, as of the date hereof, there is no action, suit or proceeding pending against, or, to the knowledge of such Shareholder, threatened against, such Shareholder or any of such Shareholder’s properties or assets (including the Subject Shares of such Shareholder) that could reasonably be expected to prevent, delay or impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOLDCO, ANTELOPE AND THE COMPANY

Each of Holdco, Antelope and the Company (collectively, the “Corporate Parties”) severally (in the case of the Company) and jointly and severally (in the case of Holdco and Antelope) represents and warrants to the Shareholders that:

3.1 Organization; Authorization. Each such Corporate Party is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. The execution and delivery of this Agreement by such Corporate Party, and the performance of its respective obligations hereunder are within such Corporate Party’s corporate powers and have been duly authorized by all necessary corporate actions on the part of such Corporate Party. Such Corporate Party has full power and authority to execute, deliver and perform its obligations under this Agreement.

3.2 Binding Agreement. This Agreement has been duly authorized, executed and delivered by such Corporate Party, and constitutes a valid and binding obligation of such Corporate Party enforceable against such Corporate Party in accordance with its terms, subject to the Enforceability Exceptions.

3.3 Absence of Litigation. With respect to each Corporate Party, as of the date hereof, there is no action, suit or proceeding pending against, or, to the knowledge of such Corporate Party, threatened against, such Corporate Party or any of its properties or assets that could reasonably be expected to prevent, delay or impair the ability of such Corporate Party to perform its obligations hereunder or to consummate the transactions contemplated hereby.

3.4 Reliance. Each Corporate Party understands and acknowledges that the Shareholders are entering into this Agreement in reliance upon the execution, delivery and performance of this Agreement (including the provisions of Article IV hereof) by the Corporate Parties.

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3.5 No Other Representations. Each Corporate Party acknowledges and agrees that other than the representations set forth in Article II, the Shareholders have not made and are not making any representations or warranties with respect to the Company, the Shareholder’s ownership of Class A Common Stock or Class B Common Stock, the Merger Agreement or any other matter.

ARTICLE IV

INDEMNITY AND EXPENSE REIMBURSEMENT

4.1 Indemnification.

(a) The Company hereby agrees to hold harmless and indemnify each Shareholder and each of such Shareholder’s trustees and beneficiaries and their respective directors, officers, managers, employees, consultants, controlling persons, advisors and successors and assigns of each of the foregoing in their capacity of such relationship to such Shareholder (collectively, “Indemnitees” with respect to such Shareholder) to the fullest extent authorized or permitted by applicable law against any and all costs and expenses (including reasonable attorneys’ fees, witness, expert and consultant fees), judgments, fines and amounts paid in settlement actually incurred by any Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action, suit or proceeding by or in the right of the Company) to which such Indemnitee is, was, or at any time becomes a party, or is threatened to be made a party, to the extent arising from the related Shareholder’s entry into, or performance under, this Agreement and that otherwise involves or relates directly or indirectly to any facts, circumstances, events or other matters arising out of, or related to, the Merger Agreement or this Agreement.

(b) Not later than twenty (20) days after receipt by an Indemnitee of notice of the commencement of any action, suit or proceeding described in Section 4.1(a), such Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve it from any liability hereunder unless such omission materially prejudices the Company, or from any liability which it may have to any Indemnitee other than under this Agreement.

(c) With respect to any such action, suit or proceeding as to which an Indemnitee notifies the Company of the commencement or threat thereof, such Indemnitee shall have the right to choose counsel reasonably acceptable to the Company (it being understood that Morrison & Foerster LLP and McDermott Will & Emery LLP are deemed acceptable) to defend any such pending or threatened action, suit or proceeding, and such Indemnitee shall be entitled to conduct the defense of such action, suit or proceeding; provided, however, that all Indemnitees affiliated or associated with the Shareholder Group shall use a single such counsel (together with any required local counsel). Such Indemnitee will consider in good faith joint representation with other defendants in such action, suit or proceeding but shall not be obligated to agree to such joint representation or accept any other representation recommended by the Company. Such Indemnitee shall not be permitted to settle any such action, suit or proceeding without the written consent of the Company, such consent not to be unreasonably withheld or delayed. The Company will be entitled to participate in any such action, suit or proceeding at its own expense.

(d) Solely in the event of the written request of such Indemnitee, the Company may at its election assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee and following notice from the Company to such Indemnitee of the Company’s assumption of the defense thereof, the Company will not be liable to such Indemnitee under this Agreement for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below (but shall remain liable for judgments, fines and amounts paid in settlement in connection therewith to the extent that indemnification therefor was otherwise required under this Agreement). In such event, such Indemnitee shall have the right to employ counsel in such action, suit or proceeding but the fees and

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expenses of such counsel incurred after notice from the Company of the Company’s assumption of the defense thereof shall be at the expense of such Indemnitee unless (i) the employment of counsel by such Indemnitee has been authorized by the Company in writing, (ii) such Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and such Indemnitee in the conduct of the defense of such action, suit or proceeding (in which event Section 4.1(c) shall apply) or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, suit or proceeding in each of which cases the fees and expenses of Indemnitee’s separate counsel shall be at the expense of the Company; provided, however, that all Indemnitees affiliated or associated with the Shareholder Group shall use a single such counsel (together with any required local counsel).

(e) The Company shall not be required to indemnify any Indemnitee pursuant hereto (i) in connection with any action, suit or proceeding that is initiated by such Indemnitee against the Company, Holdco or Antelope (unless such action, suit or proceeding was authorized in the specific case by action of the Board of Directors of the subject company, or is to enforce or obtain a declaration of such Indemnitee’s rights under the terms of any provision of this Agreement), or (ii) if it shall be determined by a final adjudication of a court of competent jurisdiction (from which there is no right of appeal) that such indemnification is not lawful (in which case the Company shall remain obligated for the contribution obligations under clause (j) below).

(f) The Company shall not be liable to indemnify an Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Company’s written consent, such consent not to be unreasonably withheld or delayed. The Company shall be permitted to settle any action for which the Indemnitee is fully indemnified by the Company or a third party except that (i) the Company shall not settle any action or claim in any manner which would impose any expense, payment, penalty or limitation on Shareholder without Shareholder’s written consent and (ii) the Company shall not settle any action, claim or proceeding without obtaining a full and complete release of such Indemnitee with respect thereto. Neither the Company nor any Indemnitee shall unreasonably withhold or delay its consent to any proposed settlement.

(g) In the event that an Indemnitee employs the Indemnitee’s own counsel at the expense of the Company pursuant to the provisions of this Section 4.1, the Company shall, to the fullest extent possible and except as prohibited by law, advance to such Indemnitee, prior to any final disposition of any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, any and all reasonable expenses (including legal, expert and consultant fees and expenses) incurred in investigating or defending any such action, suit or proceeding within thirty (30) calendar days after delivery to the Company of copies of invoices for such expenses.

(h) In the event an Indemnitee is required to bring any action, suit or proceeding to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Company shall reimburse such Indemnitee for all of such Indemnitee’s reasonable legal fees and other expenses in bringing and pursuing such action.

(i) The obligations of the Company contained herein shall continue during the period the Agreement is in effect, and shall continue thereafter so long as any Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, that is subject to indemnification hereunder.

(j) If the indemnification provided hereby is unavailable with respect to any Shareholder by reason of a court decision, the Company shall contribute to the amount of expenses (including attorneys’ fees, witness, expert and consultant fees), judgments, fines and amounts paid in settlement actually incurred and paid or payable by an Indemnitee to the fullest extent permitted by applicable Law.

(k) From and after the consummation of the transactions contemplated by the Merger Agreement, Holdco and Antelope shall cause the Company to honor its obligations hereunder and Holdco and Antelope will be jointly and severally responsible, together with the Company, for such obligations.

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4.2 Expenses of Shareholders. In addition to and without limiting the rights of each Shareholder and other Indemnitees pursuant to Section 4.1, and whether or not the transactions contemplated by the Merger Agreement are consummated, the Company will promptly pay or reimburse, upon submission, the Shareholder Group’s out-of-pocket expenses pertaining to the Merger Agreement and this Agreement or any of the transactions or other matters contemplated by any of such agreements, in an amount not to exceed $1,200,000 for the Shareholder Group in the aggregate. No Shareholder will be deemed to have waived any attorney-client or other privilege by reason of submitting for payment or reimbursement any statements or invoices from its legal advisors.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, (a) if to the Corporate Parties, in accordance with the provisions of the Merger Agreement and (b) if to any Shareholder, to such Shareholder’s address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number as such Shareholder may hereafter specify in writing to the Corporate Parties for the purpose by notice to such parties.

5.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Buffalo Effective Times, (c) the entry without the prior written consent of the Shareholders into any amendment or modification of the Merger Agreement, or any written waiver of the Company’s rights under, or conditions to closing, the Merger Agreement, in each case, which results in a decrease in, or change in the composition of, the Merger Consideration, (d) an extension of the End Date by more than 60 days, (e) the addition of any new material additional condition to the consummation of the Merger in favor of Antelope and (f) the mutual written agreement of each of the parties hereto to terminate this Agreement. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party hereto from liability for any Knowing and Intentional Breach of this Agreement prior to termination hereof, and (y) the provisions of Section 1.6 and this Article V shall survive any termination of this Agreement. For purposes of this Agreement, the term “Knowing and Intentional Material Breach” shall (y) with respect to the Corporate Parties, have the meaning set forth in the Merger Agreement, and (z) with respect to a Shareholder, shall mean a material breach of this Agreement that is a consequence of an act or omission to act undertaken by such Shareholder with the actual knowledge that the taking of such act, or such failure to act, would cause a material breach of this Agreement. Each Shareholder that is a natural person acknowledges that such Shareholder has read this Agreement with the assistance of counsel. The provisions of Article IV shall survive (x) any termination of the Merger Agreement or this Agreement, and (y) the consummation of the transactions contemplated by the Merger Agreement.

5.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Prior to the Buffalo Effective Times, neither the Antelope Parties nor the Company shall agree to any amendment to the form of the Partnership Agreement which adversely affects in any material respect the rights of the holders of Units thereunder without the prior written consent of the Shareholder first identified on the signature page hereof.

5.4 Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. None of the parties hereto may

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assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Antelope and Holdco may transfer or assign their respective rights and obligations under this Agreement, in whole or from time to time in part, to one of more of their respective Affiliates at any time; provided, that such transfer or assignment shall not relieve Antelope or Holdco, as the case may be, of any of its obligations hereunder.

5.5 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its rules of conflict of laws. Each of Holdco, Antelope, the Company and the Shareholders hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of California state court located in the City of San Jose and County of Santa Clara, California, or if no such state court has proper jurisdiction, then the Federal court of the U.S. located in the State of California, and appellate courts therefrom, (collectively, the “California Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the California Courts and agrees not to plead or claim in any California Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees (a) to the extent such party is not otherwise subject to service of process in the State of California, to appoint and maintain an agent in the State of California as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of California. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Counterparts. The parties hereto may execute this Agreement in two or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes.

5.7 Entire Agreement. Without limiting any of the Shareholders’ rights, if any, under the Merger Agreement, this Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties hereto with respect to its subject matter.

5.8 Severability. No provision of this Agreement shall be deemed unenforceable if it is subject to an interpretation that would render it enforceable. If a court of competent jurisdiction finds that any provision of this Agreement is unenforceable, in whole or in part, (a) such a finding will not disturb the validity and enforceability of the remaining provisions of this Agreement, and (b) the court shall have the authority to modify and/or “blue pencil” this Agreement in order to render it enforceable and to effect the original intent of the parties to the fullest extent permitted by law

5.9 Specific Performance. The parties hereto agree that (a) The Corporate Parties would be irreparably damaged if for any reason any Shareholder fails to perform any of its obligations under this Agreement and that the Corporate Parties may not have an adequate remedy at law for money damages in such event and (b) the Shareholders would be irreparably damaged if for any reason any Corporate Party fails to perform any of its obligations under this Agreement and the Shareholders may not have an adequate remedy at law for money damages in such event. Accordingly, each of the parties hereto shall be entitled to seek specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the

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performance of the terms and provisions hereof in any California Court, in addition to any other remedy to which it is entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

5.10 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

5.11 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

5.12 Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

5.13 Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

5.14 Capacity as Shareholder. Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a Shareholder of the Company, and not in such Shareholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary and no such action or omission shall be deemed a breach of this Agreement.

5.15 No Agreement Until Executed. Irrespective of negotiations among the parties hereto or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

5.16 Obligations of Shareholders. Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of each Shareholder are several and not joint and several, and in no event shall any Shareholder have any obligation or liability for any of the representations, warranties, covenants or agreements of any other Shareholder.

5.17 No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in any Corporate Party any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholders and none of the Corporate Parties shall have any authority to exercise any power or authority to direct any Shareholder in the voting of any of the Subject Shares except as provided in this Agreement.

5.18 No Effect on Class B Common Stock. Notwithstanding anything to the contrary in this Agreement or in the Company’s Articles of Incorporation, the Company agrees that neither the execution and delivery by the Shareholders of this Agreement nor the performance by the Shareholders of any of the obligations hereunder will have any adverse effect on the Shareholders’ ownership of Class B Common Stock of the Company. Without

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limiting the foregoing, in no event shall the execution and delivery by the Shareholders of this Agreement or the performance by the Shareholders of any of their obligations hereunder be deemed to constitute a change in the beneficial ownership of (or transfer or confer to any other Person beneficial ownership of) any Subject Shares or result in the conversion of any Subject Shares constituting Class B Common Stock held by the Shareholders into shares of Class A Common Stock, and the Company agrees to refrain from taking (and to prohibit any of its officers from taking) any position inconsistent with the provisions of this Section 5.18, whether in connection with the transactions contemplated by the Merger Agreement or otherwise. In the event that any provision(s) of this Agreement would constitute a change or transfer of or confer any beneficial ownership interest with respect to any of the Subject Shares for purposes of Section B.3(a) or Section B.4(b) of Article III of the Company’s Articles of Incorporation, such provision(s) shall be void and of no force and effect.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PAVONIA LIMITED

By:	/s/ Patricia H. McCall
	Name:	Patricia H. McCall
	Title:	Director and Nominee Shareholder

AVAGO TECHNOLOGIES LIMITED

By:	/s/ Anthony E. Maslowski
	Name:	Anthony E. Maslowski
	Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BROADCOM CORPORATION

By:	/s/ Eric K. Brandt
	Name:	Eric K. Brandt
	Title:	Executive Vice President and Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

/s/ Henry T. Nicholas III
Henry T. Nicholas III,
Trustee of the Nicholas Technology Holding Trust

NICHOLAS INVESTMENT HOLDINGS, LLC

By:	/s/ Henry T. Nicholas, III
Its:	President of NMG, its Manager

/s/ Henry T. Nicholas III Henry T. Nicholas III,
Custodian for Brett R. Nicholas, UTMA/CA

/s/ Henry T. Nicholas III
Henry T. Nicholas III,
Custodian for Matthew C. Nicholas, UTMA/CA

/s/ Henry T. Nicholas III
Henry T. Nicholas III,
Custodian for Shelby V. Nicholas, UTMA/CA

Schedule A

Name of Shareholder	Class of Shares	No. Shares held of record	No. Shares beneficially owned*
Nicholas Technology Holding Trust	A	0	0
	B	26,168,798	26,168,798
Dr. Henry T. Nicholas III, as custodian for his children	A	0	0
	B	2,070	2,070
Nicholas Investment Holdings, LLC	A	47,973	47,973
	B	0	0

*	As defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

ANNEX B-2

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of May 28, 2015, is by and among Pavonia Limited (“Holdco”) and Avago Technologies Limited (“Antelope”), each a limited company organized under the laws of the Republic of Singapore, and the persons set forth on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”) with respect to matters relating to Broadcom Corporation, a California corporation (“Buffalo” or the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

WHEREAS, each Shareholder and its respective affiliates are, as of the date hereof, the record and/or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of the number of shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) and/or Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) of the Company set forth opposite the name of such Shareholder on Schedule A hereto (all such shares set forth on Schedule A, together with any shares of Common Stock of the Company that are hereafter issued to or otherwise acquired or owned by such Shareholder prior to the termination of this Agreement being referred to herein as the “Subject Shares” of such Shareholder).

WHEREAS, each of Holdco, Antelope, Safari Cayman L.P., an exempted limited partnership formed under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“New LP”), Avago Technologies Cayman Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of New LP (“Intermediate Holdco”), Avago Technologies Cayman Finance Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco (“Finance Holdco”), Buffalo CS Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Cash/Stock Merger Sub”), and Buffalo UT Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Unit Merger Sub”, together with Cash/Stock Merger Sub, the “Merger Subs”, and the Merger Subs, together with Antelope, Holdco, New LP, Intermediate Holdco and Finance Holdco, the “Antelope Parties”), and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that (i) all of the issued ordinary shares in the capital of Antelope will be transferred to Finance Holdco, as the entity designated by Holdco, to receive such issued Antelope ordinary shares, pursuant to a scheme of arrangement under Singapore law in accordance with Section 210 of the Singapore Companies Act, and all holders of such transferred shares shall receive an equal number of Holdco ordinary shares (the “Antelope Scheme”) and (ii) the merger of Cash/Stock Merger Sub with and into Buffalo, with Buffalo as the surviving corporation (the “Cash/Stock Merger”) and, to the extent applicable, immediately following the Cash/Stock Merger, the merger of Unit Merger Sub with and into Buffalo, with Buffalo as the surviving corporation (the “Unit Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Antelope has required that each Shareholder, and as an inducement and in consideration therefor, each Shareholder (in such Shareholder’s capacity as a holder of any Subject Shares) has agreed to, enter into this Agreement.

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NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows effective and conditioned upon the execution and delivery of the Merger Agreement by the parties thereto:

ARTICLE I

VOTING AND OTHER SHAREHOLDER COVENANTS

Each Shareholder hereby covenants and agrees that:

1.1 Voting of Subject Shares. At every meeting of the holders of Company Common Stock (the “Company Shareholders”), however convened, called for the purpose of voting upon the approval of the Merger Agreement and the approval of the transactions contemplated thereby, and at every adjournment or postponement thereof, such Shareholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote such Shareholder’s Subject Shares (a) in favor of (i) approval of the Merger Agreement under California law and the approval of the transactions contemplated thereby, (ii) approval of any proposal by the Company to adjourn or postpone the meeting to a later date (but prior to termination of this Agreement), if there are not sufficient votes for the approval of the Merger Agreement on the date on which such meeting is held and (iii) in favor of any other matter contemplated by the Merger Agreement and necessary for consummation of the transactions contemplated by the Merger Agreement that is considered at any meeting of the Company Shareholders; and (b) against any Buffalo Acquisition Proposal. Except as explicitly set forth in this Section 1.1, nothing in this Agreement shall limit the right of such Shareholder to vote (including by proxy or written consent, if applicable) in favor of, or against or to abstain with respect to, any matters presented to the Company Shareholders.

1.2 No Inconsistent Arrangements. Such Shareholder shall not, directly or indirectly, (a) create any Lien other than restrictions imposed by applicable Law or pursuant to this Agreement on any of such Shareholder’s Subject Shares, (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract agreeing to any Transfer of such Shareholder’s Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Shareholder’s Subject Shares that is inconsistent with the terms of this Agreement, (d) deposit or permit the deposit of such Shareholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shareholder’s Subject Shares that is inconsistent or conflicts with this Agreement or (e) except in connection with any Transfer permitted hereunder, convert any shares of Class B Common Stock into shares of Class A Common Stock. Notwithstanding the foregoing, such Shareholder may make Transfers of such Shareholder’s Subject Shares: (x) in the case of a Shareholder, to any member of such Shareholder’s immediate family, or to trusts solely for the benefit of such Shareholder (or, to the extent that such Shareholder is not a natural person, the ultimate beneficial owner of the Subject Shares held by such Shareholder) or any member of such Shareholder’s (or such beneficial owner’s) immediate family (or to trusts solely for the benefit of such Shareholder or ultimate beneficial owner), by will or otherwise upon the death of such Shareholder or otherwise for estate planning purposes, by operation of law, to any other Shareholder, or for charitable purposes or as charitable gifts or donations; and (y) to any person who is a “Permitted Transferee” of such Shareholder as defined in Article III, Section B of the Company’s Articles of Incorporation (other than paragraph 3(b) thereof), provided that in all of which cases set forth in clauses (x) and (y) such Shareholder’s Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in addition to the Transfers contemplated by the preceding sentence, each of the Shareholders identified on Exhibit A may, in the aggregate for all of such Shareholders (collectively, the “Shareholder Group”), Transfer to one or more third parties up to 2,000,000 of the Subject Shares without any requirement that the transferee of such Subject Shares agree to be bound by the terms and conditions of this Agreement.

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1.3 No Exercise of Appraisal Rights. Such Shareholder agrees not to exercise any appraisal rights or dissenter’s rights that may arise with respect to the Cash/Stock Merger or the Unit Merger pursuant to Chapter 13 of the California Corporations Code in respect of such Shareholder’s Subject Shares.

1.4 Documentation and Information. Such Shareholder shall permit and hereby authorizes Holdco, Antelope and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Holdco, Antelope or the Company reasonably determines to be necessary in connection with the Cash/Stock Merger or the Unit Merger and any other transactions contemplated by the Merger Agreement, such Shareholder’s identity and ownership of such Shareholder’s Subject Shares and the nature of such Shareholder’s commitments and obligations under this Agreement; provided, that the Company shall give each Shareholder and its or his legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to being made public.

1.5 No Obligation to Exercise Options or Other Securities. Nothing contained in this Article I shall require any Shareholder (or shall entitle any proxy of such Shareholder) to (i) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying Subject Shares or (ii) vote, or execute any consent with respect to, any Subject Shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

1.6 Solicitation. Such Shareholder shall, and such Shareholder shall use its reasonable best efforts to cause its respective Representatives not to, take any action that the Company and its Representatives would then be prohibited from taking under Section 6.3(a) of the Merger Agreement. Such Shareholder shall, and shall use its reasonable best efforts to cause its respective Representatives to, cease immediately and cause to be terminated all activities, discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, a Buffalo Acquisition Proposal. Such Shareholder shall be responsible for any breach by such Shareholder’s Representatives of this Section 1.6.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby severally, as to itself only, represents and warrants to Holdco and Antelope that:

2.1 Authorization; Binding Agreement. Such Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby. Such Shareholder has full entity or individual power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder, and constitutes a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (the “Enforceability Exceptions”).

2.2 Ownership of Subject Shares; Total Shares. Such Shareholder is the record or beneficial owner of such Shareholder’s Subject Shares and has good and marketable title to such Subject Shares free and clear of any Lien (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, (c) subject to any risk of forfeiture with respect to any shares of Common Stock granted to such Shareholder under an employee benefit plan of the Company, and (d) as set forth in the Company’s Articles of Incorporation. The Subject Shares listed on Schedule A opposite such Shareholder’s name constitute all of the shares of Common Stock of the Company owned of record or beneficially by such Shareholder as of the date hereof. Except

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pursuant to this Agreement or the Merger Agreement or as set forth in the Company’s Articles of Incorporation, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholder’s Subject Shares.

2.3 Voting Power. Such Shareholder has full voting power with respect to such Shareholder’s Subject Shares, and full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, and except as set forth on Schedule A, full power of disposition, in each case with respect to all of such Shareholder’s Subject Shares. None of such Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided in the Company’s Articles of Incorporation and hereunder.

2.4 Reliance. Such Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Shareholder’s own choosing. Such Shareholder understands and acknowledges that Antelope is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

2.5 Absence of Litigation. With respect to such Shareholder, as of the date hereof, there is no action, suit or proceeding pending against, or, to the knowledge of such Shareholder, threatened against, such Shareholder or any of such Shareholder’s properties or assets (including the Subject Shares of such Shareholder) that could reasonably be expected to prevent, delay or impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOLDCO, ANTELOPE AND THE COMPANY

Each of Holdco, Antelope and the Company (collectively, the “Corporate Parties”) severally (in the case of the Company) and jointly and severally (in the case of Holdco and Antelope) represents and warrants to the Shareholders that:

3.1 Organization; Authorization. Each such Corporate Party is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. The execution and delivery of this Agreement by such Corporate Party, and the performance of its respective obligations hereunder are within such Corporate Party’s corporate powers and have been duly authorized by all necessary corporate actions on the part of such Corporate Party. Such Corporate Party has full power and authority to execute, deliver and perform its obligations under this Agreement.

3.2 Binding Agreement. This Agreement has been duly authorized, executed and delivered by such Corporate Party, and constitutes a valid and binding obligation of such Corporate Party enforceable against such Corporate Party in accordance with its terms, subject to the Enforceability Exceptions.

3.3 Absence of Litigation. With respect to each Corporate Party, as of the date hereof, there is no action, suit or proceeding pending against, or, to the knowledge of such Corporate Party, threatened against, such Corporate Party or any of its properties or assets that could reasonably be expected to prevent, delay or impair the ability of such Corporate Party to perform its obligations hereunder or to consummate the transactions contemplated hereby.

3.4 Reliance. Each Corporate Party understands and acknowledges that the Shareholders are entering into this Agreement in reliance upon the execution, delivery and performance of this Agreement (including the provisions of Article IV hereof) by the Corporate Parties.

3.5 No Other Representations. Each Corporate Party acknowledges and agrees that other than the representations set forth in Article II, the Shareholders have not made and are not making any representations or warranties with respect to the Company, the Shareholder’s ownership of Class A Common Stock or Class B Common Stock, the Merger Agreement or any other matter.

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ARTICLE IV

INDEMNITY AND EXPENSE REIMBURSEMENT

4.1 Indemnification.

(a) The Company hereby agrees to hold harmless and indemnify each Shareholder and each of such Shareholder’s trustees and beneficiaries and their respective directors, officers, managers, employees, consultants, controlling persons, advisors and successors and assigns of each of the foregoing in their capacity of such relationship to such Shareholder (collectively, “Indemnitees” with respect to such Shareholder) to the fullest extent authorized or permitted by applicable law against any and all costs and expenses (including reasonable attorneys’ fees, witness, expert and consultant fees), judgments, fines and amounts paid in settlement actually incurred by any Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action, suit or proceeding by or in the right of the Company) to which such Indemnitee is, was, or at any time becomes a party, or is threatened to be made a party, to the extent arising from the related Shareholder’s entry into, or performance under, this Agreement and that otherwise involves or relates directly or indirectly to any facts, circumstances, events or other matters arising out of, or related to, the Merger Agreement or this Agreement.

(b) Not later than twenty (20) days after receipt by an Indemnitee of notice of the commencement of any action, suit or proceeding described in Section 4.1(a), such Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve it from any liability hereunder unless such omission materially prejudices the Company, or from any liability which it may have to any Indemnitee other than under this Agreement.

(c) With respect to any such action, suit or proceeding as to which an Indemnitee notifies the Company of the commencement or threat thereof, such Indemnitee shall have the right to choose counsel reasonably acceptable to the Company (it being understood that Morrison & Foerster LLP and McDermott Will & Emery LLP are deemed acceptable) to defend any such pending or threatened action, suit or proceeding, and such Indemnitee shall be entitled to conduct the defense of such action, suit or proceeding; provided, however, that all Indemnitees affiliated or associated with the Shareholder Group shall use a single such counsel (together with any required local counsel). Such Indemnitee will consider in good faith joint representation with other defendants in such action, suit or proceeding but shall not be obligated to agree to such joint representation or accept any other representation recommended by the Company. Such Indemnitee shall not be permitted to settle any such action, suit or proceeding without the written consent of the Company, such consent not to be unreasonably withheld or delayed. The Company will be entitled to participate in any such action, suit or proceeding at its own expense.

(d) Solely in the event of the written request of such Indemnitee, the Company may at its election assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee and following notice from the Company to such Indemnitee of the Company’s assumption of the defense thereof, the Company will not be liable to such Indemnitee under this Agreement for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below (but shall remain liable for judgments, fines and amounts paid in settlement in connection therewith to the extent that indemnification therefor was otherwise required under this Agreement). In such event, such Indemnitee shall have the right to employ counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Company of the Company’s assumption of the defense thereof shall be at the expense of such Indemnitee unless (i) the employment of counsel by such Indemnitee has been authorized by the Company in writing, (ii) such Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and such Indemnitee in the conduct of the defense of such action, suit or proceeding (in which event Section 4.1(c) shall apply) or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, suit or proceeding in each of which cases the fees and

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expenses of Indemnitee’s separate counsel shall be at the expense of the Company; provided, however, that all Indemnitees affiliated or associated with the Shareholder Group shall use a single such counsel (together with any required local counsel).

(e) The Company shall not be required to indemnify any Indemnitee pursuant hereto (i) in connection with any action, suit or proceeding that is initiated by such Indemnitee against the Company, Holdco or Antelope (unless such action, suit or proceeding was authorized in the specific case by action of the Board of Directors of the subject company, or is to enforce or obtain a declaration of such Indemnitee’s rights under the terms of any provision of this Agreement), or (ii) if it shall be determined by a final adjudication of a court of competent jurisdiction (from which there is no right of appeal) that such indemnification is not lawful (in which case the Company shall remain obligated for the contribution obligations under clause (j) below).

(f) The Company shall not be liable to indemnify an Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Company’s written consent, such consent not to be unreasonably withheld or delayed. The Company shall be permitted to settle any action for which the Indemnitee is fully indemnified by the Company or a third party except that (i) the Company shall not settle any action or claim in any manner which would impose any expense, payment, penalty or limitation on Shareholder without Shareholder’s written consent and (ii) the Company shall not settle any action, claim or proceeding without obtaining a full and complete release of such Indemnitee with respect thereto. Neither the Company nor any Indemnitee shall unreasonably withhold or delay its consent to any proposed settlement.

(g) In the event that an Indemnitee employs the Indemnitee’s own counsel at the expense of the Company pursuant to the provisions of this Section 4.1, the Company shall, to the fullest extent possible and except as prohibited by law, advance to such Indemnitee, prior to any final disposition of any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, any and all reasonable expenses (including legal, expert and consultant fees and expenses) incurred in investigating or defending any such action, suit or proceeding within thirty (30) calendar days after delivery to the Company of copies of invoices for such expenses.

(h) In the event an Indemnitee is required to bring any action, suit or proceeding to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Company shall reimburse such Indemnitee for all of such Indemnitee’s reasonable legal fees and other expenses in bringing and pursuing such action.

(i) The obligations of the Company contained herein shall continue during the period the Agreement is in effect, and shall continue thereafter so long as any Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, that is subject to indemnification hereunder.

(j) If the indemnification provided hereby is unavailable with respect to any Shareholder by reason of a court decision, the Company shall contribute to the amount of expenses (including attorneys’ fees, witness, expert and consultant fees), judgments, fines and amounts paid in settlement actually incurred and paid or payable by an Indemnitee to the fullest extent permitted by applicable Law.

(k) From and after the consummation of the transactions contemplated by the Merger Agreement, Holdco and Antelope shall cause the Company to honor its obligations hereunder and Holdco and Antelope will be jointly and severally responsible, together with the Company, for such obligations.

4.2 Expenses of Shareholders. In addition to and without limiting the rights of each Shareholder and other Indemnitees pursuant to Section 4.1, and whether or not the transactions contemplated by the Merger Agreement are consummated, the Company will promptly pay or reimburse, upon submission, the Shareholder Group’s out-of-pocket expenses pertaining to the Merger Agreement and this Agreement or any of the transactions or other

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matters contemplated by any of such agreements, in an amount not to exceed $1,200,000 for the Shareholder Group in the aggregate. No Shareholder will be deemed to have waived any attorney-client or other privilege by reason of submitting for payment or reimbursement any statements or invoices from its legal advisors.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, (a) if to the Corporate Parties, in accordance with the provisions of the Merger Agreement and (b) if to any Shareholder, to such Shareholder’s address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number as such Shareholder may hereafter specify in writing to the Corporate Parties for the purpose by notice to such parties.

5.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Buffalo Effective Times, (c) the entry without the prior written consent of the Shareholders into any amendment or modification of the Merger Agreement, or any written waiver of the Company’s rights under, or conditions to closing, the Merger Agreement, in each case, which results in a decrease in, or change in the composition of, the Merger Consideration, (d) an extension of the End Date by more than 60 days, (e) the addition of any new material additional condition to the consummation of the Merger in favor of Antelope and (f) the mutual written agreement of each of the parties hereto to terminate this Agreement. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party hereto from liability for any Knowing and Intentional Breach of this Agreement prior to termination hereof, and (y) the provisions of Section 1.6 and this Article V shall survive any termination of this Agreement. For purposes of this Agreement, the term “Knowing and Intentional Material Breach” shall (y) with respect to the Corporate Parties, have the meaning set forth in the Merger Agreement, and (z) with respect to a Shareholder, shall mean a material breach of this Agreement that is a consequence of an act or omission to act undertaken by such Shareholder with the actual knowledge that the taking of such act, or such failure to act, would cause a material breach of this Agreement. Each Shareholder that is a natural person acknowledges that such Shareholder has read this Agreement with the assistance of counsel. The provisions of Article IV shall survive (x) any termination of the Merger Agreement or this Agreement, and (y) the consummation of the transactions contemplated by the Merger Agreement.

5.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Prior to the Buffalo Effective Times, neither the Antelope Parties nor the Company shall agree to any amendment to the form of the Partnership Agreement which adversely affects in any material respect the rights of the holders of Units thereunder without the prior written consent of the Shareholder first identified on the signature page hereof.

5.4 Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. None of the parties hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Antelope and Holdco may transfer or assign their respective rights and obligations under this Agreement, in whole or from time to time in part, to one of more of their respective Affiliates at any time; provided, that such transfer or assignment shall not relieve Antelope or Holdco, as the case may be, of any of its obligations hereunder.

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5.5 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its rules of conflict of laws. Each of Holdco, Antelope, the Company and the Shareholders hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of California state court located in the City of San Jose and County of Santa Clara, California, or if no such state court has proper jurisdiction, then the Federal court of the U.S. located in the State of California, and appellate courts therefrom, (collectively, the “California Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the California Courts and agrees not to plead or claim in any California Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees (a) to the extent such party is not otherwise subject to service of process in the State of California, to appoint and maintain an agent in the State of California as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of California. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Counterparts. The parties hereto may execute this Agreement in two or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes.

5.7 Entire Agreement. Without limiting any of the Shareholders’ rights, if any, under the Merger Agreement, this Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties hereto with respect to its subject matter.

5.8 Severability. No provision of this Agreement shall be deemed unenforceable if it is subject to an interpretation that would render it enforceable. If a court of competent jurisdiction finds that any provision of this Agreement is unenforceable, in whole or in part, (a) such a finding will not disturb the validity and enforceability of the remaining provisions of this Agreement, and (b) the court shall have the authority to modify and/or “blue pencil” this Agreement in order to render it enforceable and to effect the original intent of the parties to the fullest extent permitted by law

5.9 Specific Performance. The parties hereto agree that (a) The Corporate Parties would be irreparably damaged if for any reason any Shareholder fails to perform any of its obligations under this Agreement and that the Corporate Parties may not have an adequate remedy at law for money damages in such event and (b) the Shareholders would be irreparably damaged if for any reason any Corporate Party fails to perform any of its obligations under this Agreement and the Shareholders may not have an adequate remedy at law for money damages in such event. Accordingly, each of the parties hereto shall be entitled to seek specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any California Court, in addition to any other remedy to which it is entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

5.10 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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5.11 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

5.12 Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

5.13 Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

5.14 Capacity as Shareholder. Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a Shareholder of the Company, and not in such Shareholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary and no such action or omission shall be deemed a breach of this Agreement.

5.15 No Agreement Until Executed. Irrespective of negotiations among the parties hereto or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

5.16 Obligations of Shareholders. Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of each Shareholder are several and not joint and several, and in no event shall any Shareholder have any obligation or liability for any of the representations, warranties, covenants or agreements of any other Shareholder.

5.17 No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in any Corporate Party any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholders and none of the Corporate Parties shall have any authority to exercise any power or authority to direct any Shareholder in the voting of any of the Subject Shares except as provided in this Agreement.

5.18 No Effect on Class B Common Stock. Notwithstanding anything to the contrary in this Agreement or in the Company’s Articles of Incorporation, the Company agrees that neither the execution and delivery by the Shareholders of this Agreement nor the performance by the Shareholders of any of the obligations hereunder will have any adverse effect on the Shareholders’ ownership of Class B Common Stock of the Company. Without limiting the foregoing, in no event shall the execution and delivery by the Shareholders of this Agreement or the performance by the Shareholders of any of their obligations hereunder be deemed to constitute a change in the beneficial ownership of (or transfer or confer to any other Person beneficial ownership of) any Subject Shares or result in the conversion of any Subject Shares constituting Class B Common Stock held by the Shareholders into shares of Class A Common Stock, and the Company agrees to refrain from taking (and to prohibit any of its officers from taking) any position inconsistent with the provisions of this Section 5.18, whether in connection

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with the transactions contemplated by the Merger Agreement or otherwise. In the event that any provision(s) of this Agreement would constitute a change or transfer of or confer any beneficial ownership interest with respect to any of the Subject Shares for purposes of Section B.3(a) or Section B.4(b) of Article III of the Company’s Articles of Incorporation, such provision(s) shall be void and of no force and effect.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PAVONIA LIMITED

By:	/s/ Patricia H. McCall
	Name:	Patricia H. McCall
	Title:	Director and Nominee Shareholder

AVAGO TECHNOLOGIES LIMITED

By:	/s/ Anthony E. Maslowski
	Name:	Anthony E. Maslowski
	Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BROADCOM CORPORATION

By:	/s/ Eric K. Brandt
	Name:	Eric K. Brandt
	Title:	Executive Vice President and Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

/s/ Henry Samueli, Ph.D.
Henry Samueli, Ph.D.

Address:

c/o: H&S Ventures
2101 East Coast Highway
Third Floor
Corona del Mar, CA 92625

Facsimile No.: (949) 760-4101

H&S INVESTMENTS I, L.P., a limited partnership organized under the laws of California

By:	H&S VENTURES LLC, a limited liability company organized under the laws of California, its general partner

By:	/s/ Henry Samueli, Ph.D.
Name:	Henry Samueli, Ph.D.

Address:

c/o: H&S Ventures
2101 East Coast Highway
Third Floor
Corona del Mar, CA 92625

Facsimile No.: (949) 760-4101

H&S MANAGEMENT, L.P., a limited partnership organized under the laws of California

By:	H&S VENTURES LLC, a limited liability company organized under the laws of California, its general partner

By:	/s/ Henry Samueli, Ph.D.
Name:	Henry Samueli, Ph.D.

Address:

c/o: H&S Ventures
2101 East Coast Highway
Third Floor
Corona del Mar, CA 92625

Facsimile No.: (949) 760-4101

H&S PORTFOLIO L.P., a limited partnership organized under the laws of California

By:	H&S VENTURES LLC, a limited liability company organized under the laws of California, its general partner

By:	/s/ Henry Samueli, Ph.D.
Name:	Henry Samueli, Ph.D.

Address:

c/o: H&S Ventures
2101 East Coast Highway
Third Floor
Corona del Mar, CA 92625

Facsimile No.: (949) 760-4101

H&S PORTFOLIO II, L.P., a limited partnership organized under the laws of California

By:	H&S VENTURES LLC, a limited liability company organized under the laws of California, its general partner

By:	/s/ Henry Samueli, Ph.D.
Name:	Henry Samueli, Ph.D.

Address:

c/o: H&S Ventures
2101 East Coast Highway
Third Floor
Corona del Mar, CA 92625

Facsimile No.: (949) 760-4101

H&S VENTURES LLC, a limited liability company organized under the laws of California

By:	/s/ Henry Samueli, Ph.D.
Name:	Henry Samueli, Ph.D.

Address:

c/o: H&S Ventures
2101 East Coast Highway
Third Floor
Corona del Mar, CA 92625

Facsimile No.: (949) 760-4101

Schedule A

Name of Shareholder	Class of Shares	No. Shares held of record	No. Shares beneficially owned*
H&S Investments I, L.P.	A	56,912	6,610,937
	B	6,554,025	0
HS Management, L.P.	A	0	913,473
	B	913,473	0
HS Portfolio L.P.	A	0	14,040,992
	B	14,040,992	0
H&S Portfolio II, L.P.	A	0	1,050,000
	B	1,050,000	0
Henry Samueli, Ph.D.	A	56,512	22,671,554
	B	0	0
H&S Ventures LLC	A	0	22,615,402
	B	0	0

*	As defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

ANNEX C-1

THE COMPANIES ACT (CAP 50)

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

[PAVONIA LIMITED]

(Adopted by Special Resolution passed on [ ● ])

(Incorporated in the Republic of Singapore)

TABLE “A” EXCLUDED

1. The regulations in Table “A” in the Fourth Schedule to the Companies Act, Cap. 50, shall not apply to the Company.

INTERPRETATION

2. In these Articles, unless the subject or context otherwise requires, the words standing in the first column of the table next hereinafter contained shall bear the meanings set opposite to them respectively in the second column thereof:-

the Act:	The Companies Act, Cap. 50.

Affiliate:	An affiliate of, or a person affiliated with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

these Articles:	These Articles of Association as originally framed or as altered from time to time by special resolutions.

the Board:	the board of Directors of the Company for the time being.

the Company:	[Pavonia Limited]

the Directors:	The directors of the Company for the time being.

Electronic Communication:	Communication transmitted (whether from one person to another, from one device to another, from a person to a device or from a device to a person) (a) by means of a telecommunication system or (b) by other means but while in electronic form, such that it can (where particular conditions are met) be received in legible form or be made legible following receipt in non-legible form.

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Issue Date:	The date on which the Special Preference Shares are first allotted and issued by the Company.

member or shareholder:	A duly registered holder from time to time of the shares in the capital of the Company.

the Office:	The registered office of the Company for the time being.

Ordinary Shares	The ordinary shares in the capital of the Company bearing the rights, privileges and restrictions set out in these Articles.

Partnership:	[Safari Cayman L.P.], a subsidiary of the Company.

the Register:	The principal register and where applicable, any branch register of members to be maintained at such place within or outside the Republic of Singapore as the Board shall determine from time to time.

Restricted Exchangeable Units:	The restricted exchangeable limited partnership units in the Partnership.

the Seal:	The common seal of the Company.

the Secretary:	Any person appointed to perform the duties of a secretary of the Company. Where two or more persons are appointed to act as joint secretaries, this expression shall include any one of those persons.

Shares:	The Ordinary Shares and the Special Preference Shares in the capital of the Company.

Special Preference Shares:	The preference shares in the capital of the Company bearing the rights, privileges and restrictions set out in these Articles allotted and issued by the Company on the Issue Date.

$:	Singapore dollars, the legal currency of Singapore.

Voting Trust Agreement:	The voting trust agreement, dated as of the Issue Date, between the Company, the Partnership and [●], as trustee.

Any provision of these Articles that refers (in whatever words) to:

(a)	the Directors;

(b)	the Board;

(c)	a majority of the Directors; or

(d)	a specified number of percentage of the Directors of the Company shall, unless the context otherwise requires, apply with necessary modifications in case the Company has only one Director.

Any provision of these Articles that refers (in whatever words) to:

(a)	the members;

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(b)	a majority of members; or

(c)	a specified number or percentage of members of the Company

shall, unless the context otherwise requires, apply with necessary modifications in case the Company has only one member.

Wherever any provision of these Articles (except a provision for the appointment of a proxy) requires that a communication as between the Company, its Directors or members be effected in legible form or a permitted alternative form, the requirement may be satisfied by the communication being given in the form of an Electronic Communication.

References in these Articles to “members” shall, where the Act requires, exclude the Company where it is a member by reason of its holding of its shares as treasury shares.

Words importing the singular number only shall include the plural number, and vice versa.

Words importing the masculine gender only shall include the feminine and neuter gender.

Words importing persons shall include corporations.

A special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles.

Expressions referring to writing shall, unless the contrary intention appears, be construed as including references to printing, lithography, photography and other modes of representing or reproducing words in a legible form.

Words or expressions contained in these Articles shall be interpreted in accordance with the provisions of the Interpretation Act, Cap. 1, and of the Act as in force at the date which these Articles become binding on the Company.

A reference in these Articles to “holders” of shares or a class of shares shall, except where otherwise provided, exclude the Company in relation to shares held by it as treasury shares.

PUBLIC COMPANY

3. The Company is a public company.

SHARE CAPITAL

4. (a) Subject to the approval of the Company by ordinary resolution in a general meeting and the Act, these Articles and any special rights previously conferred on the holders of any existing shares or class of shares, the Board may:

(i) allot and issue ordinary shares to such persons on such terms and conditions and for such consideration (if any) as the Board may deem fit;

(ii) make or grant offers, agreements, options, warrants or other instruments that might or would require ordinary shares to be allotted and issued to such persons on such terms and conditions and for such consideration (if any) as the Board may deem fit; and

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(iii) establish such preferred, deferred, qualified or other special rights, privileges or conditions or such restrictions, whether in regard to dividends, voting, return of capital, redemption or otherwise, as the Board may deem fit with respect to additional classes of shares and, with respect to such additional classes of shares, allot and issue, or make or grant offers to issue such shares as described in paragraphs (i) and (ii) above.

(b) The Company may by ordinary resolution in a general meeting, give to the Board, a general authority, either unconditionally or subject to such conditions as may be specified in the ordinary resolution, to issue any particular class of shares (including redeemable preference shares) or options over shares (whether by way of rights, warrants, bonus or otherwise) where, unless previously revoked or varied by the Company in a general meeting, such authority to issue shares does not continue beyond the conclusion of the annual general meeting of the Company next following the passing of the ordinary resolution or the date by which such annual general meeting is required to be held, or the expiration of such other period as may be prescribed by the Act (whichever is earlier), provided that there shall not be any further allotment and issuance of any new Special Preference Shares, save as provided in Article 5A(e).

(c) All new shares shall be subject to the conditions of issue, and the provisions of the Act and of these Articles with reference to allotment, transfer, transmission and otherwise.

(d) The Company may not, except as provided and in accordance with the Act, give financial assistance for the purpose of, or in connection with the acquisition or proposed acquisition of shares or units of shares in the Company.

5A. The rights, privileges and restrictions attaching to the Special Preference Shares are set out below:

(a) Dividend

A holder of Special Preference Shares shall not be entitled to receive any dividends from the Company, notwithstanding the declaration and payment of any dividends by the Company to the holders of the Ordinary Shares. The Special Preference Shares shall not confer any right or claim as regards participation in the profits or capital of the company, except receipt of the Preference Amount or the Redemption Amount (each as defined herein).

(b) Liquidation Preference

In the event of any liquidation or winding up of the Company, whether voluntary or involuntary, after distribution of payment to all general creditors of the Company, senior debt and subordinated debt holders, a holder of Special Preference Shares will be entitled to receive, prior to and in preference to holders of Ordinary Shares and any other classes of shares or security which are subordinated to the Special Preference Shares, an amount equal to 0.001¢ per Special Preference Share (the “Preference Amount”). Save as set out in this Article 5A, the Special Preference Shares shall not confer any right or claim as regards participation in the assets or funds of the Company.

(c) Voting

A holder of Special Preference Shares shall be entitled to receive notices of, and attend, speak and vote at, any meetings of the members. A holder of Special Preference Shares shall be entitled at all times to one vote for each Special Preference Share held by such holder (the “Voting Rights”). Notwithstanding any provision of these Articles to the contrary, the holders of the Special Preference Shares and the Ordinary Shares shall vote together as a single class on all matters, except (i) to the extent a separate general meeting of the holders of the Special Preference Shares is required to be held by law or (ii) with respect to any amendment to these Articles that adversely affects the Voting Rights, the approval of which shall require the separate class vote of the holders of the Special Preference Shares.

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(d) Mandatory Redemption

(i) Subject to applicable laws, all or part of the Special Preference Shares (as the case may be) shall be automatically redeemed on the date of, and concurrently with, the occurrence of the following events (each, a “Mandatory Redemption Event”), without any further action required on the part of the Company:

(A)	if any Restricted Exchangeable Units are exchanged (whether for a cash amount or for Ordinary Shares, or otherwise), such number equal to the number of Restricted Exchangeable Units so exchanged shall be redeemed; provided, that if the number of outstanding Restricted Exchangeable Units is greater than the number of Special Preference Shares at the time of such exchange, such number of Special Preference Shares with respect to Restricted Exchangeable Units that are exchanged after the number of outstanding Restricted Exchangeable Units being equal to the number of issued Special Preference Shares as a result of such exchange shall be redeemed; and

(B)	if the Voting Trust Agreement is terminated, all of the Special Preference Shares in issue shall be redeemed,

(the date on which any such event occurs, a “Mandatory Redemption Date”).

(ii) The Company shall, within 20 days after a Mandatory Redemption Date, give a notice of such redemption (the “Redemption Notice”) to the holders of the Special Preference Shares, specifying, inter alia:

(A)	the Mandatory Redemption Date;

(B)	the number of Special Preference Shares redeemed and the Redemption Amount (as defined below) payable in respect of such Special Preference Shares;

(C)	the place where the holders of the Special Preference Shares may surrender the share certificate(s) in respect of the Special Preference Shares and obtain payment of the Redemption Amount (as defined below).

Delivery of the Redemption Notice by the Company shall serve as conclusive evidence of the occurrence of a Mandatory Redemption Event and the resulting redemption of Special Preference Shares. No defect in the Redemption Notice or in its delivery shall affect the validity of the redemption proceedings.

(iii) Upon the occurrence of a Mandatory Redemption Event, a holder of Special Preference Shares shall be entitled to receive an amount equal to the Preference Amount in respect of each Special Preference Share redeemed (the “Redemption Amount”), and shall not be entitled to receive any other amounts or have any other rights in respect of the Special Preference Shares which have been redeemed on the relevant Mandatory Redemption Date.

(iv) Payment of the Redemption Amount shall be made against presentation and surrender of the share certificate(s) of the Special Preference Shares at the place specified in the Redemption Notice. If any certificate so delivered to the Company includes any Special Preference Shares not being redeemed on that occasion, a fresh certificate for such Special Preference Shares shall be issued to the holder delivering such certificate to the Company. A receipt given by the holder of the Special Preference Shares in respect of the Redemption Amount shall constitute an absolute discharge to the Company.

(e) Adjustments

Appropriate adjustments will be made in the event of any subdivision of Shares, by any split, dividend, distribution, reclassification, recapitalization or otherwise, or consolidation of Shares, by reverse split, reclassification, recapitalization or otherwise, such that (i) the percentage of Shares constituted by the Special Preference Shares immediately prior to the occurrence of such event shall remain unchanged immediately following such event and (ii) the relationship between the Special Preference Shares and the Restricted Exchangeable Units shall not be adversely affected.

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(f) No Variation

Each holder of Special Preference Shares acknowledges that each of the following actions (it being understood that the following list shall not be construed to be an exhaustive list) by the Company:

(i) any change to the terms of the Special Preference Shares if such change is solely of a formal, minor or technical nature or is to correct an error or cure an ambiguity (but such change shall not reduce any amounts payable to the holders of the Special Preference Shares, impose any material obligation on the holders of the Special Preference Shares, or adversely affect the Voting Rights);

(ii) the issue of new Ordinary Shares;

(iii) the creation and issue of new classes of ordinary shares and/or preference shares in the capital of the Company, regardless of the dividends and other amounts payable in respect of such shares and whether and when such dividends and other amounts shall be so payable;

(iv) the purchase, redemption or cancellation by the Company of its own shares (other than the Special Preference Shares, which may be purchased, redeemed or cancelled only in accordance with Article 5A(d));

(v) any amalgamation, scheme, merger, consolidation, recapitalization, reorganization or other transaction, in each case, involving a sale of control of the Company; or

(vi) any subdivision, consolidation, bonus issue or other adjustments to the Special Preference Shares in accordance with Article 5A(e),

will not constitute a variation or abrogation of the rights, preferences and privileges attached to the Special Preference Shares, and no separate resolution passed by, or separate consent from, the holders of the Special Preference Shares as a class will be required in respect of any such matters.

5. Subject to the provisions of the Act, Article 5A and unless otherwise provided by the terms of issue of the shares of a particular class of shares, if at any time there exist different classes of shares, the rights attached to any class may, whether or not the Company is being wound up, be varied or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class. To every such separate general meeting, the provisions of these Articles relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be a member or members entitled to vote being present in person or by proxy or in the case of a corporation by a representative and holding between them a majority of the number of issued shares of the class. For the purposes of this Article “member” includes a person attending as a proxy or as representing a corporation which is a member.

6. The rights conferred upon the holders of the shares of any class issued with preferred or other rights (including the Special Preference Shares) shall not, unless otherwise expressly provided by the terms of issue of the shares of the class, be deemed to be varied by the creation or issue of further shares ranking equally therewith, provided that there shall not be any further allotment and issuance of any new Special Preference Shares, save as provided in Article 5A(e).

7. The Company may pay commissions or brokerage fees on any issue of shares at such rate or amount and in such manner as the Board may deem fit. Such commissions or brokerage fees may be satisfied by the payment of cash or the allotment of fully paid shares or partly in one way and partly in the other.

REGISTRATION, TRANSMISSION AND TRANSFER OF SHARES

8. The Company shall not exercise any right in respect of treasury shares other than as provided by the Act. Subject thereto, the Company may deal with its treasury shares in the manner authorized by, or prescribed pursuant to, the Act.

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9. Except as required by law and these Articles, no person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or unit of a share or (except only as by these Articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

10. (a) Every share certificate shall be issued under the Seal and shall specify the number, the class of shares to which it relates, whether the shares are fully or partly paid up, and the amount unpaid (if any) on the shares, and shall bear the autographic or facsimile signatures of one Director and the Secretary or a second Director or some other person appointed by the Board. The facsimile signatures may be reproduced by mechanical, electronic or other methods approved by the Board. No certificates shall be issued representing shares of more than one class.

(b) Every person whose name is entered as a member in the register of members shall be entitled without payment to receive a certificate under the Seal of the Company in accordance with the Act but in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders.

(c) The Company shall not be bound to register more than three persons as the registered holder of a share except in the case of executors or administrators of the estate of a deceased member.

(d) Subject to the payment of all or any part of the stamp duty payable (if any) on each share certificate prior to the delivery thereof which the Board in its absolute discretion may require, every person whose name is entered as a member in the register of members shall be entitled to receive within 60 days after the allotment of shares, and within 30 days after the date on which the transfer (other than such a transfer as the Company is for any reason entitled to refuse to register and does not register) of the shares is lodged with the Company, one certificate for all his shares of any one class or several certificates in reasonable denominations each for a part of the shares so allotted or transferred.

(e) Where a member transfers only part of the shares comprised in a certificate or where a member requires the Company to cancel any certificate or certificates and issue new certificates for the purpose of subdividing his holding in a different manner, the old certificate or certificates shall be cancelled and a new certificate or certificates for the balance of such shares issued in lieu thereof and such member shall pay all or any part of the stamp duty payable (if any) on each share certificate prior to the delivery thereof which the Board in its absolute discretion may require.

(f) Subject to the provisions of the Act, if any share certificate shall be defaced, worn out, destroyed, lost or stolen, it may be renewed on such evidence being produced and a letter of indemnity and/or bond , as the Company may deem fit, being given by the shareholder, the transferee, person entitled, purchaser, member firm or member company of any stock exchange upon which the shares in the Company may be listed or on behalf of its or their client or clients as the Company shall require, and in the case of defacement or wearing out, on delivery up of the old certificate and in any case on payment of such sum not exceeding $2 as the Company may from time to time require together with the amount of the proper duty for which such share certificate is chargeable under any law for the time being in force relating to stamps. In the case of destruction, loss or theft, a shareholder or person entitled to whom such renewed certificate is given shall also bear the loss and pay to the Company all expenses incidental to the investigations by the Company of the evidence of such destruction or loss.

(g) In the case of shares registered jointly in the names of several persons, any such request may be made by any one of the registered holders.

11. (a) All transfers of shares may be effected by transfer in writing in any usual or common form or in any other form acceptable to the Company and may be under hand only.

(b) The instrument of transfer shall be signed by or on behalf of both the transferor and the transferee.

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(c) The transferor shall remain the holder of the shares concerned until the name of the transferee is entered in the register of members in respect thereof.

(d) All instruments of transfer which are registered may be retained by the Company.

12. (a) There shall be no restriction on the transfer of shares (except where restricted by law, by contract or by the listing rules, rules and/or bye-laws of any stock exchange upon which the shares of the Company may be listed).

(b) If the Company shall refuse to register a transfer of any share it shall, within one month from the date on which the application for transfer was made, send to the transferee a notice in writing stating the facts which are considered to justify refusal and send to both the transferor and transferee a notice of refusal as required by the Act.

(c) The Company may in its sole discretion, refuse to register any instrument of transfer of shares unless:

(i) all or any part of the stamp duty (if any) payable on each share certificate and such fee as the Company may from time to time require, is paid to the Company in respect thereof;

(ii) the instrument of transfer is in respect of only one class of shares; and

(iii) the instrument of transfer has been duly stamped with the amount of stamp duty (if any) with which it is chargeable under any law for the time being in force relating to stamps.

(d) The Company shall not register a transfer to a person who is known to them to be an infant or a person who is mentally disordered and incapable of managing himself or his affairs but the Company shall not be bound to enquire into the age or mental capacity of any transferee.

13. Every instrument of transfer shall be left at the Office or at the office at which a branch register of members is kept for registration accompanied by the certificate of the shares to be transferred and such other evidence as the Company may require to prove the title of the transferor or his right to transfer the shares and, if the instrument of transfer is executed by some other person on his behalf, the authority of the person so to do. All instruments of transfer which are registered may be retained by the Company but any instrument of transfer which the Company may decline to register shall (except in the case of fraud) be returned to the person depositing the same together with the share certificate and notice of refusal within one month after the date on which the transfer was lodged with the Company.

14. (a) The legal personal representatives of a deceased sole holder of a share shall be the only persons recognised by the Company as having any title to the share. In the case of a share registered in the names of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only persons recognised by the Company as having any title to the share.

(b) In the case of the death of a member, the survivor or survivors where the deceased was a joint holder, and the executors and administrators of the deceased where he was the sole or only surviving holder, shall be the only person(s) recognized by the Company as having any title to his interest in the shares.

(c) Nothing in this Article shall release the estate of a deceased holder (whether sole or joint) from any liability in respect of any share held by him.

(d) There shall be paid to the Company in respect of the registration of any instrument of transfer or probate or letters of administration or certificate of marriage or of death or stop notice or power of attorney or other document relating to or affecting the title to any shares or otherwise for making any entry in the register of members affecting the title to any shares, such fee as the Company may from time to time require or prescribe.

(e) The Company shall be entitled to destroy all instruments of transfer which have been registered at any time after the expiration of six years from the date of registration thereof and all dividend mandates and

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notification of change of address at any time after the expiration of six years from the date of recording thereof and all share certificates which have been cancelled at any time after the expiration of six years from the date of cancellation thereof and it shall be conclusively presumed in favour of the Company that every entry in the register of members purporting to have been made on the basis of an instrument of transfer or document so destroyed was duly and properly registered and every share certificate so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company, provided always that:

(i) the provisions aforesaid shall apply only to the destruction of a document in good faith and without notice of claim (regardless of the parties thereto) to which the document might be relevant;

(ii) nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than aforesaid or in any other circumstances which would not attach to the Company in the absence of this Article; and

(iii) references herein to the destruction of any document include references to the disposal thereof in any manner.

15. Any person to whom the right to any share has been transmitted by operation of law upon producing such evidence of such transmission as the Company deems sufficient may with the consent of the Company be registered as a member in respect of such shares or may subject to the provisions of these Articles transfer such shares. The merger of any two or more corporations under the laws of one or more foreign countries or states shall, subject to applicable laws, constitute a transmission by operation of law for the purposes of this Article.

ALTERATION OF CAPITAL

16. Subject to Article 5A(e), the Company may, by ordinary resolution, from time to time in any manner allowed by the Act:

(a) consolidate all or any of its shares;

(b) subdivide its shares or any of them provided always that in such subdivision the proportion between the amount paid and the amount (if any) unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced shares is derived; or

(c) subject to the provisions of the Act and these Articles, convert any class of shares, which have been fully paid-up into any other class of shares save that there shall be no conversion of shares into Special Preference Shares and vice versa.

17. Subject to Article 5A(c), the Company may reduce its share capital or any reserve in any manner and with and subject to any incident authorized and consent required by law.

18. Except so far as otherwise provided by the conditions of issue or by these Articles, all new shares shall be subject to the same provisions with reference to allotments, payment of calls, liens, transfer, transmission, forfeiture and otherwise as the issued shares in that same class.

PURCHASE OF OWN SHARES

19. Subject to and in accordance with the provisions of the Act and Article 5A, the Company may authorize the Board in general meeting to purchase or otherwise acquire shares issued by it upon such terms and subject to such conditions as the Company may deem fit. Such shares may be held as treasury shares or cancelled as provided in the Act or dealt with in such manner as may be permitted under the Act. On cancellation of the shares as aforesaid, the rights and privileges attached to those shares shall expire.

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GENERAL MEETINGS

20. All general meetings may be held in Singapore or such other jurisdictions as the Board deems fit.

21. Subject to the Statutes, an annual general meeting shall be held once in every year and not more than fifteen months after the holding of the last preceding annual general meeting, at such time and place as may be determined by the Board. An annual general meeting of the Company shall be held in accordance with the provisions of the Act. All general meetings other than annual general meetings shall be called extraordinary general meetings.

22. The Board may, whenever it deems fit, convene an extraordinary general meeting and extraordinary general meetings shall also be convened on such requisition, or in default may be convened by such requisitionists, as provided by the Act.

23. Subject to the provisions of the Act, any general meeting at which it is proposed to pass a special resolution or a resolution of which special notice has been given to the Company, shall be called by twenty one days’ notice in writing at the least, and an annual general meeting and any other extraordinary general meeting by fourteen days’ notice in writing at the least, provided always that any general meeting at which it is, proposed to pass a resolution for the removal of a director pursuant to Articles 46 and 47(f) shall be called by 45 days’ notice in writing at the least. The period of notice shall in each case be exclusive of the day on which the notice is served or deemed to be served and the day on which the meeting is to be held provided that a meeting notwithstanding it has been called by a shorter notice than specified above shall be deemed to have been duly called if it is so agreed:

(a) in the case of an annual general meeting, by all the members entitled to attend and vote thereat; and

(b) in the case of an extraordinary general meeting, by a majority in the number of members having a right to attend and vote thereat, being a majority together holding not less than 95 per cent of the total voting rights of all the members having a right to attend and vote thereat.

24. (a) A member may appoint one or more proxies to attend and vote at the same general meeting. The Company shall be entitled and bound, in determining rights to vote and other matters in respect of a completed instrument of proxy submitted to it, to have regard to the instructions (if any) given by and the notes (if any) set out in the instrument of proxy.

(b) In any case where an instrument of proxy appoints more than one proxy, the proportion of the shareholding concerned to be represented by each proxy shall be specified in the instrument of proxy.

(c) A proxy need not be a member of the Company.

25. Every notice calling a general meeting or annual general meeting shall specify the place, day and hour of meeting and, in the case of special business, shall specify the general nature of the business to be transacted at the meeting. In the case of an annual general meeting, the notice shall also specify the meeting as such. In the case of any general meeting at which a resolution is to be proposed as a special resolution, the notice shall contain a statement to that effect. The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any member shall not invalidate the proceedings at any meeting. There shall appear with reasonable prominence in every such notice, a statement that a member entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of him and that such proxies need not be a member of the company.

26. (a) All business that is transacted at an extraordinary general meeting shall be deemed special. All business that is transacted at an annual general meeting shall be deemed special except: (i) the declaration of a dividend; (ii) the consideration of the financial statements of the Company together with the Directors’ statement and auditor’s reports thereon; (iii) the election of Directors; and (iv) the appointment and fixing of the remuneration of the auditors. Any notice of a general meeting to consider special business shall be accompanied by a statement regarding the effect of any proposed resolution on the Company in respect of such special business.

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(b) No business other than the appointment of a chairman shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business. Save as herein otherwise provided, the quorum for any general meeting shall be a member (in the event of a corporation being beneficially entitled to the whole of the issued capital of the Company or there being only one member of the Company) or members entitled to vote being present in person or by proxy or representative and holding between them a majority of the number of issued and paid-up shares of the Company for the time being provided that where a member is represented by more than one proxy, such proxies shall count as only one member for the purpose of determining the quorum.

(c) For the purposes of this Article, “member” includes a person attending as a proxy or as representing a corporation which is a member.

27. Subject to the provisions of the Act, the Company may as it deems fit allow one or more members to participate in a meeting by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other and such participation shall constitute presence in person.

28. If within half an hour from the time appointed for the meeting (or such longer interval as the chairman of the meeting may deem fit to allow) a quorum is not present, the meeting if convened upon the requisition of members shall be dissolved; but in any other case it shall stand adjourned to the same day in the next week at the same time and place, unless the same shall be a public holiday, when it shall be adjourned to the day following at the same time and place, and if at such adjourned meeting a quorum is not present, then a member or members entitled to vote being present in person or by proxy or representative and holding between them not less than a majority of the number of issued and paid-up shares of the Company for the time being, present in person or by proxy at the meeting, shall constitute a quorum for such adjourned meeting, and may transact the business for which the meeting was called.

29. (a) The chairman, if any, of the Board shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he is not present within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act, the members present shall elect one of the other Directors present to be chairman of the meeting.

(b) If an amendment shall be proposed to any resolution under consideration but shall in good faith be ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as a special resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.

30. The chairman of any general meeting at which a quorum is present may with the consent of the meeting (and shall if so directed by the meeting), adjourn the meeting from time to time (or sine die) and from place to place, but no business shall be transacted at any adjourned meeting other than the business which might legally have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for thirty days or more (or sine die), (a) the date and time for the adjourned meeting shall be fixed by the Board and (b) notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

31. (a) At any general meeting, any resolution put to the vote of the meeting shall be decided on a poll. Every member present in person or by proxy or by attorney or other duly authorized representative shall have one vote for each share he holds.

(b) A poll shall be taken in such manner and either at once or after an interval or adjournment or otherwise as the chairman directs, and the result of the poll shall be the resolution of the meeting at which the poll was taken.

(c) The chairman may, and if so requested shall, appoint scrutineers and may adjourn the meeting to some place and time fixed by him for the purpose of declaring the result of the poll.

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(d) If any votes be counted which ought not to have been counted or might have been rejected, the error shall not vitiate any result of the voting unless it can be pointed out at the same meeting or at any adjournment thereof and not in any case unless it shall in the opinion of the chairman of the meeting be of significant magnitude.

(e) With respect to any ordinary resolution proposed for consideration of the Company, the resolution shall be approved as an ordinary resolution if it has been passed by a simple majority of the total votes attached to all the fully paid-up shares which are represented at the meeting and voted on such resolution in person or by proxy.

(f) With respect to any special resolution proposed for consideration of the Company, the resolution shall be approved as a special resolution if it has been passed by a majority of not less than three-fourths of the total votes attached to all the fully paid-up shares which are represented at the meeting and voted on such resolution in person or by proxy.

32. In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

33. Where in Singapore or elsewhere, a receiver or other person (by whatever name called) has been appointed by any court claiming jurisdiction in that behalf to exercise powers with respect to the property or affairs of any member on the ground (however formulated) of mental disorder, the Board may in its absolute discretion, upon or subject to production of such evidence of the appointment as the Board may require, permit such receiver or other person on behalf of such member to vote in person or by proxy at any general meeting or to exercise any other right conferred by membership in relation to meetings of the Company.

34. Subject to any rights or restrictions for the time being attached to any class or classes of shares and the Act, at meetings of members or classes of members, each member entitled to vote may vote in person or by proxy and every member present in person or by proxy shall have one vote for each share he holds.

35. Subject to the provisions of the Act, all general meetings may, as the Board may deem fit, be held by means of video conference or by other means of electronic communications and in such manner as may be agreed by the Company in general meeting. All the provisions in these Articles as to general meetings shall, mutatis mutandis, be applicable.

36. In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the register of members.

37. A member who is mentally disordered and incapable of managing himself or his affairs or whose person or estate is liable to be dealt with in any way under the law relating to mental disorders may vote by his committee, curator bonis or such other person as properly has the management of his estate and any such committee, curator bonis or other person may vote by proxy or attorney, provided that such evidence as the Board may require of the authority of the person claiming to vote shall have been deposited at the Office no less than forty-eight hours before the time appointed for holding the meeting.

38. No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the meeting, whose decision shall be final and conclusive.

39. The instrument appointing a proxy shall be deemed to confer authority to move any resolution or amendment thereto and to speak at the meeting.

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40. (a) An instrument appointing a proxy shall be in writing in any usual or common form or in any other form which the Board may approve and:

(i) in the case of an individual, shall be signed by the appointor or his attorney; and

(ii) in the case of a corporation, shall be either given under its common seal or signed on its behalf by an attorney or a duly authorised officer of the corporation.

(b) The signature on such instrument need not be witnessed. Where an instrument appointing a proxy is signed on behalf of the appointor by an attorney, the letter or power of attorney or a duly certified copy thereof must (failing previous registration with the Company) be lodged with the instrument of proxy pursuant to Article 41, failing which the instrument may be treated as invalid.

41. An instrument appointing a proxy must be left at such place or one of such places (if any) as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting (or, if no place is so specified, at the Office) not less than forty-eight hours before the time appointed for the holding of the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used, and in default shall not be treated as valid. The instrument shall, unless the contrary is stated thereon, be valid as well for any adjournment of the meeting as for the meeting to which it relates, provided that an instrument of proxy relating to more than one meeting (including any adjournment thereof) having once been so delivered for the purposes of any meeting shall not be required again to be delivered for the purposes of any subsequent meeting to which it relates.

42. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or mental disorder of the principal or revocation of the instrument or of the authority under which the instrument was executed, or the transfer of the share in respect of which the instrument is given, if no intimation in writing of such death, mental disorder, revocation, or transfer as aforesaid has been received by the Company at the Office before the commencement of the meeting or adjourned meeting at which the instrument is used.

43. Any corporation which is a member of the Company may, by resolution of its directors or other governing body, authorize such person as it deems fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company and such corporation shall for the purposes of these Articles (but subject to the Act) be deemed to be present in person at any such Meeting if a person so authorized is present thereat.

DIRECTORS: APPOINTMENT, ETC.

44. The number of the Directors constituting the board of directors of the Company shall be determined by the Directors from time to time, provided that such number shall not be less than the minimum required by the Act or more than 13. All Directors shall be natural persons.

45. A Director shall not be required to hold any shares of the Company by way of qualification. A Director who is not a member of the Company shall nevertheless be entitled to attend and speak at general meetings.

46. Subject to special notice and the requisite notice under Article 23 having been given, the Company may from time to time by ordinary resolution passed at a general meeting remove any Director before the expiration of his period of office, notwithstanding anything in these Articles or in any agreement between the Company and such Director.

47. (a) The Board may appoint any person to be a Director as an additional Director or to fill a casual vacancy provided that any person so appointed shall hold office only until the next following annual general meeting, and shall then be eligible for re-election.

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(b) Any appointment of a Director pursuant to this Article shall be ineffective if such appointment would have the result that the number of Directors exceeding the number fixed in accordance with Article 44.

(c) A retiring Director shall be eligible for re-election unless the provisions set out below apply.

(d) The Company at the meeting at which a Director retires under any provision of these Articles may, by ordinary resolution, fill the office being vacated by electing thereto, with the retiring Director or some other person eligible for appointment, failing which, the retiring Director shall be deemed to have been re-elected except in any of the following cases:

(i) where at such meeting it is expressly resolved not to fill such office or a resolution for the re-election of such Director is put to the meeting and lost;

(ii) where such Director is disqualified under the Act from holding office as a Director or has given notice in writing to the Company that he is unwilling to be re-elected;

(iii) where the default is due to the moving of a resolution in contravention of these Articles; or

(iv) where such Director has attained any retiring age applicable to him as Director.

The retirement shall not have effect until the conclusion of the meeting except where a resolution is passed to elect some other person in the place of the retiring Director or a resolution for his re-election is put to the meeting and lost and accordingly a retiring Director who is re-elected or deemed to have been re-elected will continue in office without a break.

(e) At any general meeting of the Company, a motion for the appointment of two or more persons as Directors by a single resolution shall not be made unless a resolution that it shall be so made has first been agreed to at the meeting without any votes being given against it and any resolution passed in contravention of this Article shall be void.

(f) In accordance with the provisions of section 152 of the Act, the Company may, by ordinary resolution of which special notice and the requisite notice under Article 23 have been given, remove any Director before the expiration of his period of office, notwithstanding anything in these Articles or in any agreement between the Company and such Director but without prejudice to any claim he may have for damages for breach of any such agreement. The Company in a general meeting may by ordinary resolution appoint any person in place of a Director so removed from office and any person so appointed shall be treated for the purpose of determining the time at which he or any other Director is to retire by rotation as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director. In default of such appointment, the vacancy so arising may be filled by the Directors as a casual vacancy.

48. Any Director who holds any executive office or who serves on any committee, or who otherwise performs services which in the opinion of the Board are outside the scope of the ordinary duties of a Director, may be paid such remuneration by way of salary, commission or otherwise as the Board may determine. The appointment of any Director to any other executive office shall not automatically determine if he ceases from any cause to be a Director unless the contract or resolution under which he holds office shall expressly state otherwise, in which event, such determination shall be without prejudice to any claim for damages for breach of any contract or service between him and the Company.

49. In the election of Directors pursuant to Article 47(e), the candidates receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the general meeting and entitled to vote on the election of Directors shall be elected, provided always that such number of affirmative votes shall not be less than the number of affirmative votes required for the passing of an ordinary resolution.

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50. No person other than a Director retiring at the meeting shall, unless recommended by the Board for election, be eligible for appointment as a Director at any general meeting unless

(a) in the case of a member or members who in aggregate hold(s) more than fifty per cent of the total number of issued and paid-up shares of the Company (excluding treasury shares), not less than ten days, or

(b) in the case of a member or members who in aggregate hold(s) more than five per cent of the total number of issued and paid-up shares of the Company (excluding treasury shares), not less than 120 days, before the date of the notice provided to members in connection with the general meeting, there shall have been lodged at the Office a written notice signed by such member or members (other than the person to be proposed for appointment) who (i) are qualified to attend and vote at the meeting for which such notice is given, and (ii) have held shares representing the prescribed threshold in (a) or (b) above, for a continuous period of at least one year prior to the date on which such notice is given. To be effective, the notice relating to the nomination of a Director pursuant to this Article, must be accompanied by a notice in writing signed by the person to be proposed giving his consent to the nomination and signifying his candidature for the office.

51. The Company may repay to any Director all reasonable traveling, hotel and other expenses properly incurred by the Director in attending and returning from meetings of the Board or any committee of the Directors or general meetings of the Company or otherwise in connection with the business of the Company.

52. The office of Director shall become vacant if the Director:

(a) ceases to be a Director by virtue of the Act;

(b) becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c) becomes prohibited from being a Director by reason of any order made under the Act;

(d) becomes disqualified from being a Director by virtue of sections 148, 149, 154 and 155 of the Act;

(e) becomes mentally disordered and incapable of managing himself or his affairs or if in Singapore or elsewhere an order shall be made by any court claiming jurisdiction in that behalf on the ground (however formulated) of mental disorder for his detention or for the appointment of a guardian or for the appointment of a receiver or other person (by whatever name called) to exercise powers with respect to his property or affairs;

(f) subject to section 145 of the Act, resigns his office by notice in writing to the Company;

(g) is for more than six months absent without permission of the Board from meetings of the Directors held during the period; or

(h) is removed by the Company in a general meeting pursuant to Article 47(f).

POWERS AND DUTIES OF DIRECTORS

53. The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Board who may pay all expenses incurred in promoting and registering the Company, and may exercise all such powers of the Company as are not, by the Act or by these Articles, required to be exercised by the Company in a general meeting, but no resolution made by the Company in a general meeting shall invalidate any prior act of the Board which would otherwise have been valid if that resolution had not been made. Notwithstanding the foregoing, the Board shall not carry into effect any proposals for selling or disposing of the whole or substantially the whole of the Company’s undertaking unless such proposals have been approved by the Company in a general meeting.

54. Subject as hereinafter provided and to the provisions of the Act, the Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking and property, or any part thereof and

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to issue debentures and other securities whether outright or as collateral security for any debt, liability, or obligation of the Company or of any third party.

55. The Board may exercise all the powers of the Company in relation to any official seal for use outside Singapore and in relation to branch registers.

56. The Board may from time to time by power of attorney appoint any corporation, firm or person or body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as it may deem fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may deem fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

57. All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for money paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board from time to time determine.

58. The Board shall cause minutes to be made:

(a) of all the appointments of officers;

(b) of names of Directors present at all meetings of the Company and of the Directors; and

(c) of all proceedings at all meetings of the Company and of the Directors.

Such minutes shall be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting

MEETINGS AND PROCEEDINGS OF DIRECTORS

59. Any Director or member of a committee of Directors may participate in a meeting of the Directors by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. Such a meeting is deemed to be held at the place agreed upon by the Directors attending the meeting, provided that at least one of the Directors present at the meeting was at that place for the duration of the meeting. A Director participating in a meeting in the manner aforesaid may also be taken into account in ascertaining the presence of a quorum at the meeting. Minutes of the proceedings at a meeting by telephone conference, video conference, audio visual, or other similar communications equipment signed by the chairman of the meeting shall be conclusive evidence of such proceedings and of the observance of all necessary formalities and all resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held.

60. The Directors may meet together for the despatch of business adjourn and otherwise regulate their meetings as they deem fit. A Director may at any time and the Secretary shall on the requisition of a Director summon a meeting of the Directors.

61. Subject to these Articles questions arising at any meeting of the Directors shall be decided by a majority of votes and a determination by a majority of the Directors present shall for all purposes be deemed a determination of the Directors. In case of an equality of votes (except where only two Directors are present and form the quorum or when only two Directors are competent to vote on the question in issue) the chairman of the meeting shall have a second or casting vote.

62. (a) A Director may be a party to or in any way interested in any contract or arrangement or transaction to which the Company is a party or in which the Company is in any way engaged or concerned or interested. A

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Director may hold and be remunerated in respect of any office or place of profit (other than the office of auditor of the Company or any subsidiary thereof) under the Company or any other company in which the Company is in any way interested and he (or any firm of which he is a member) may act in a professional capacity for the Company or any such other company and be remunerated thereof. On any matter in which a Director is in any way interested and subject to disclosure in the manner provided for in Article 62(b), he may nevertheless vote and be taken into account for the purposes of a quorum and (save as otherwise agreed) may retain for his own absolute use and benefit all profits and advantages directly or indirectly accruing to him therefrom.

(b) A Director who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with the Company shall declare the nature of his interest in accordance with the provisions of the Act.

63. The quorum necessary for the transaction of the business of the Directors, shall be a majority of the Directors then in office. A meeting of the Directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

64. The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a general meeting of the Company, but for no other purpose.

65. The Directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present, the Directors present may choose one of their number to be chairman of the meeting.

66. The Directors may delegate any of their powers to committees consisting of such member or members of their body as they deem fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors. Any such regulations may provide for or authorize the co-option to the committee of persons other than Directors and for such co-opted members to have voting rights as members of the committee.

67. A committee may elect a chairman of its meetings; if such chairman is so elected, or if at any meeting the chairman is not present within ten minutes after the time appointed for holding the meeting, the members present may choose one of their number to be chairman of the meeting.

68. A committee may meet and adjourn as it deems proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the chairman shall have a second or casting vote.

69. All acts done by any meeting of the Directors or of a committee of the Directors or by any person acting as a Director shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any such Director or persons acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

70. A resolution in writing signed by a majority of the Directors of the Company shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted. Any such resolution may consist of several documents in like form, each signed by one or more Directors. The expressions “in writing” and “signed” include approval by telefax, telex, cable, telegram, electronic mail or any other form of Electronic Communication approved by the Directors for such purpose from time to time incorporating, if the Directors deem necessary, the use of security and/or identification procedures and devices approved by the Directors.

71. Notwithstanding the foregoing, where the Company has only one Director, that Director may pass a resolution by recording the resolution and signing on the record.

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MANAGING DIRECTOR

72. The Directors may from time to time appoint one or more of their body to the office of Managing Director for such period and on such terms as they deem fit and, subject to the terms of any agreement entered into in any particular case, may revoke any such appointment. His appointment shall be automatically terminated if he ceases for any reason whatsoever to be a Director.

73. A Managing Director shall, subject to section 169 of the Act and the terms of any agreement entered in any particular case, receive such remuneration (whether by way of salary, commission, or participation in profits, or partly in one way and partly in another) as the Directors may determine.

74. The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions of their own powers, and may from time to time revoke, withdraw, alter or vary all or any of those powers.

SECRETARY

75. The Secretary shall in accordance with the Act be appointed by the Board for such terms, at such remuneration, and upon such conditions as it may deem fit, and any Secretary so appointed may be removed by it. If thought fit two or more persons may be appointed as joint secretaries (“Joint Secretaries”). The Board may also appoint from time to time on such terms as it deems fit one or more assistant Secretaries. The appointment and duties of the Secretary or Joint Secretaries shall not conflict with the Act and in particular section 171 of the Act.

SEAL

76. The Board shall provide for the safe custody of the Seal, which shall only be used by the authority of the Board or of a committee of the Directors authorized by the Board in that behalf, and every instrument to which the Seal is affixed shall be signed by a Director and shall be countersigned by the Secretary or by a second Director or by some other person appointed by the Board for the purpose save that as regards any certificates for shares or debentures or other securities of the Company the Board may by resolution determine that such signatures or either of them shall be dispensed with or affixed by some method or system of mechanical signature or other method approved by the Board.

77. (a) The Company may exercise the powers conferred by Section 41 of the Act with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

(b) The Company may exercise the powers conferred by the Act with regard to having a duplicate Seal as referred to in section 124 of the Act which shall be a facsimile of the Seal with the addition on its face of the words “Share Seal” and such powers shall be vested in the Directors.

AUTHENTICATION OF DOCUMENTS

78. Any Director or the Secretary or any person appointed by the Board for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolutions passed by the Company or the Board or any committee, and any books, records, documents, accounts and financial statements relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts; and where any books, records, documents, accounts or financial statements are elsewhere than at the Office the local manager or other officer of the Company having the custody thereof shall be deemed to be a

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person appointed by the Board as aforesaid. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or of the Board or any committee which is certified as aforesaid shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed, or as the case may be, that any minute so extracted is a true and accurate record of proceedings at a duly constituted meeting. Any authentication or certification made pursuant to this Article may be made by any means of Electronic Communication approved by the Board from time to time for such purpose incorporating, if the Board deems necessary, the use of security and/or identification procedures or devices approved by the Board.

FINANCIAL STATEMENTS

79. The Board shall cause proper accounting and other records to be kept and shall distribute copies of financial statements (including all other documents required by law to be attached thereto) as required by the Act and shall from time to time determine whether and to what extent and at what time and places and under what conditions or regulations the accounting and other records of the Company or any of them shall be opened to the inspection of members not being Directors, and no member (not being a Director) shall have any right of inspecting any account, book, financial statement, document or paper of the Company except as conferred by the Act or authorized by the Board or by the Company in general meeting.

AUDITORS

80. Auditors shall be appointed and their appointment and duties regulated in accordance with the provisions of the Act.

81. Subject to the provisions of the Act, all acts done by any person acting as an auditor shall, as regards all persons dealing in good faith with the Company, be valid, notwithstanding that there was some defect in his appointment or that he was at the time of his appointment not qualified for appointment or subsequently became disqualified.

DIVIDENDS

82. The Board may from time to time pay the members such dividends as appear to the Board to be justified by the profits of the Company.

83. No dividend shall be paid otherwise than out of the profits or shall bear interest against the Company.

84. The Board may retain the dividends payable upon shares in respect of which any person is under the provisions as to the transmission of shares hereinbefore contained entitled to become a member, or which any person is under those provisions entitled to transfer until such person shall become a member in respect of such shares or shall transfer the same.

85. Subject to the Act, when declaring a dividend, the Board may direct payment of such dividend wholly or partly by the distribution of specific assets, shares or debentures of the Company or in any one or more such ways, and where any difficulty arises in regard to such distribution, the Board may settle the same as it deems expedient, and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board.

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86. (a) Any dividend, interest, or other money payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of that one of the joint holders who is first named on the register of members or to such person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two joint holders may give effectual receipts for any dividends, or other money payable in respect of the shares held by them as joint holders.

(b) If two or more persons are registered in the register of members as joint holders of any share, or are entitled jointly to a share in consequence of the death or bankruptcy of the holder, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable on or in respect of the share.

(c) Any resolution declaring a dividend on shares of any class may specify that the same shall be payable to the persons registered as the holders of such shares in the register of members at the close of business on a particular date and thereupon, the dividend shall be payable to them in accordance with their respective holdings so registered but without prejudice to the rights inter se in respect of such dividends of transferors and transferees of any such shares.

(d) The waiver in whole or in part of any dividend on any share by any document (whether or not under seal) shall be effective only if such document is signed by the shareholder (or the person entitled to the share in consequence of the death or bankruptcy of the holder) and delivered to the Company and if or to the extent the same is accepted as such or acted upon by the Company.

(e) The payment by the Board of any unclaimed dividends or other moneys payable on or in respect of a share other than a treasury share into a separate account shall not constitute the Company being a trustee in respect thereof. All dividends unclaimed after first becoming payable, may be invested or otherwise made use of by the Board for the benefit of the Company and any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and if so shall revert to the Company but the Board may at any time thereafter at its absolute discretion, annul any such forfeiture and pay the dividend so forfeited to the person entitled thereto prior to the forfeiture.

(f) No dividend or any other distribution of the Company’s assets, whether in cash or otherwise, may be made to the Company in respect of the treasury shares.

BRANCH REGISTER

87. The Company may exercise the powers conferred by the Act and may cause to be kept in any place outside Singapore a branch register of members. The Board may, subject to the Act, make from time to time such provisions as it deems fit respecting the keeping of any such branch register and the transfer of shares to, on or from any such branch register and may comply with the requirements of any local law.

CAPITALIZATION OF PROFITS AND RESERVES

88. The Company in a general meeting may, upon the recommendation of the Board, resolve by ordinary resolution:-

(a) issue bonus shares for which no consideration is payable to the Company, to the members holding shares in the Company in proportion to their then holdings of shares; and/or

(b) that it is desirable to capitalize any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and accordingly that such sum be set free for distribution amongst the members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up in full new shares or debentures

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of the Company to be allotted and distributed and credited as fully paid up to and amongst such members in the proportion aforesaid, or partly in the one way and partly in the other, and the Board shall give effect to such resolution.

89. Whenever such a resolution as aforesaid shall have been passed the Board shall make all appropriations and applications of the undivided profits resolved to be capitalized thereby, and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things, required to give effect thereto, with full power to the Board to make such provision by payment in cash or otherwise as it deems fit for the case of shares or debentures becoming distributable in fractions, and also to authorize any person to enter on behalf of all the members entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalizations, and any agreement made under such authority shall be effective and binding on all such members.

90. The Board may from time to time set aside out of the profits of the Company and carry to reserve such sums as it deems proper which, at the discretion of the Board, shall be applicable for any purpose to which the profits of the Company may properly be applied and pending such application may either be employed in the business of the Company or be invested. The Board may divide the reserve into such special funds as it deems fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided. The Board may also, without placing the same to reserve, carry forward any profits. In carrying sums to reserve and in applying the same, the Board shall comply with the provisions of the Act.

NOTICES AND OTHER DOCUMENTS

91. Subject to the Act and where the context of any provisions of these Articles otherwise requires, any notice, accounts, financial statements, balance-sheet, report or other document (including a share certificate) that may be given by the Company to any member can be given personally or by sending it by post or courier to his registered address or by any other means in the form of an Electronic Communication. Where postal service is used, service shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected in the case of a notice of a meeting on the day after the date of its posting, and in any other case at the time at which the letter would be delivered in the ordinary course of post. Where electronic means is used, service shall be deemed on transmission provided that the transmission records reveal that there has been no error or break in the transmission.

92. A notice may be given by the Company to the joint holders of a share by giving the notice to the joint holders first named in the register of members in respect of the share.

93. A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending it through the post in a prepaid letter addressed to them by name, or by the title or representatives of the deceased, or assignee of the bankrupt, or by any like description, at the address, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

94. (a) Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(i) (subject to the Act) every member;

(ii) every person entitled to share in consequence of the death or bankruptcy of a member who, but for his death or bankruptcy, would be entitled to receive notice of the meeting; and

(iii) the auditor of the Company for the time being.

(b) Unless the Board decides otherwise, no other person shall be entitled to receive notices of general meetings.

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WINDING UP

95. (a) The Board shall have power in the name and on behalf of the Company to present a petition to the court for the Company to be wound up.

(b) If the Company is wound up the liquidator may, with the sanction of a special resolution of the Company and subject to Article 5A(b), divide amongst the members in kind the whole or any part of the assets of the Company (whether they consist of property of the same kind or not) and may for that purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of any such assets in trustees upon such trusts for the benefits of the members as the liquidator with the like sanction, deems fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY

96. Subject to the provisions of and so far as may be permitted by the Act, every Director, Managing Director, Secretary and other officer of the Company and its subsidiaries and Affiliates, shall be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgement is given in his favour (or the proceedings otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the court. Without prejudice to the generality of the foregoing, no Director, Managing Director, Secretary or other officer of the Company and its subsidiaries and Affiliates shall be liable for the acts, receipts, neglects or defaults of any other Director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Board for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same shall happen through his own negligence, default, breach of duty or breach of trust.

UNTRACEABLE MEMBERS

97. (a) Without prejudice to the rights of the Company under paragraph (b) of this Article, the Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.

(b) The Company shall have the power to sell, in such manner as the Board deems fit, any shares of a member who is untraceable, but no such sale shall be made unless:

(i) all cheques or warrants in respect of dividends of the shares in question, being not less than three in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorized by the Articles of the Company have remained uncashed;

(ii) so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the member who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and

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(iii) the Company, if so required by the rules governing the listing of shares on the stock exchange on which it is listed (the “Designated Stock Exchange”), has given notice to, and caused advertisement in newspapers in accordance with the requirements of, the Designated Stock Exchange to be made of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three months or such shorter period as may be allowed by the Designated Stock Exchange has clasped since the date of such advertisement.

For the purpose of the foregoing, the “relevant period” means the period commencing twelve years before the date of publication of the advertisement referred to in paragraph (c) of this Article and ending at the expiry of the period referred to in that paragraph.

(c) To give effect to any such sale the Board may authorize some person to transfer the said shares and an instrument of transfer signed or otherwise executed by or on behalf of such person shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it deems fit. Any sale under this Article shall be valid and effective notwithstanding that the member holding the shares sold is dead, bankrupt or otherwise under any legal disability or incapacity.

SECRECY

98. No member shall be entitled to require discovery of or any information in respect of any detail of the Company’s trade or any matter which may be in the nature of a trade secret, mystery of trade or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board, it will be inexpedient in the interest of the members of the Company to communicate to the public save as may be authorized by law.

PERSONAL DATA

99. (a) A member who is a natural person is deemed to have consented to the collection, use and disclosure of his personal data (whether such personal data is provided by that member or is collected through a third party) by the Company (or its agents or service providers) from time to time for any of the following purposes:

(i) implementation and administration of any corporate action by the Company (or its agents or service providers);

(ii) internal analysis and/or market research by the Company (or its agents or service providers);

(iii) investor relations communications by the Company (or its agents or service providers);

(iv) administration by the Company (or its agents or service providers) of that member’s holding of shares in the capital of the Company;

(v) implementation and administration of any service provided by the Company (or its agents or service providers) to its members to receive notices of meetings, annual reports and other shareholder communications and/or for proxy appointment, whether by electronic means or otherwise;

(vi) processing, administration and analysis by the Company (or its agents or service providers) of proxies and representatives appointed for any general meeting (including any adjournment thereof) and the preparation and compilation of the attendance lists, minutes and other documents relating to any general meeting (including any adjournment thereof);

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(vii) implementation and administration of, and compliance with, any provision of these Articles;

(viii) compliance with any applicable laws, listing rules, take-over rules, regulations and/or guidelines; and

(ix) purposes which are reasonably related to any of the above purposes.

(b) Any member who appoints a proxy and/or representative for any general meeting and/or any adjournment thereof is deemed, to the fullest extent permitted by applicable laws, to have warranted that where such member discloses the personal data of such proxy and/or representative to the Company (or its agents or service providers), that member has obtained the prior consent of such proxy and/or representative for the collection, use and disclosure by the Company (or its agents or service providers) of the personal data of such proxy and/or representative for the purposes specified in Article 99(a)(vi), and is deemed to have agreed to indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of such member’s breach of warranty.

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ANNEX C-2

THE COMPANIES ACT (CAP 50)

PUBLIC COMPANY LIMITED BY SHARES

CONSTITUTION

OF

[PAVONIA LIMITED]

(Adopted by Special Resolution passed on [ ● ])

(Incorporated in the Republic of Singapore)

INTERPRETATION

1. In this Constitution, unless the subject or context otherwise requires, the words standing in the first column of the table next hereinafter contained shall bear the meanings set opposite to them respectively in the second column thereof:-

the Act:	The Companies Act, Cap. 50.

Affiliate:	An affiliate of, or a person affiliated with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

the Board:	the board of Directors of the Company for the time being.

the Company:	[Pavonia Limited]

this Constitution:	This Constitution as originally framed or as altered from time to time by special resolutions.

the Directors:	The directors of the Company for the time being.

Issue Date:	The date on which the Special Preference Shares are first allotted and issued by the Company.

member or shareholder	A duly registered holder from time to time of the shares in the capital of the Company.

the Office:	The registered office of the Company for the time being.

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Ordinary Shares	The ordinary shares in the capital of the Company bearing the rights, privileges and restrictions set out in this Constitution.

Partnership:	[Safari Cayman L.P.], a subsidiary of the Company.

the Register	The principal register and where applicable, any branch register of members to be maintained at such place within or outside the Republic of Singapore as the Board shall determine from time to time.

Restricted Exchangeable Units:	The restricted exchangeable limited partnership units in the Partnership.

the Seal:	The common seal of the Company.

the Secretary:	Any person appointed to perform the duties of a secretary of the Company. Where two or more persons are appointed to act as joint secretaries, this expression shall include any one of those persons.

Shares:	The Ordinary Shares and the Special Preference Shares in the capital of the Company.

Special Preference Shares:	The preference shares in the capital of the Company bearing the rights, privileges and restrictions set out in this Constitution allotted and issued by the Company on the Issue Date.

$:	Singapore dollars, the legal currency of Singapore.

Voting Trust Agreement:	The voting trust agreement, dated as of the Issue Date, between the Company, the Partnership and [●], as trustee.

Any provision of this Constitution that refers (in whatever words) to:

(a) the Directors;

(b) the Board;

(c) a majority of the Directors; or

(d) a specified number of percentage of the Directors of the Company shall, unless the context otherwise requires, apply with necessary modifications in case the Company has only one Director.

Any provision of this Constitution that refers (in whatever words) to:

(a) the members;

(b) a majority of members; or

(c) a specified number or percentage of members of the Company shall, unless the context otherwise requires, apply with necessary modifications in case the Company has only one member.

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Subject to this Constitution, the Act, and any applicable regulations or procedures, wherever any provision of this Constitution (except a provision for the appointment of a proxy) requires that a communication as between the Company, its Directors or members be effected in legible form or a permitted alternative form, the requirement may be satisfied by the communication being given in the form of an electronic communication.
References in this Constitution to “members” shall, where the Act requires, exclude the Company where it is a member by reason of its holding of its shares as treasury shares.

Words importing the singular number only shall include the plural number, and vice versa.

Words importing the masculine gender only shall include the feminine and neuter gender.

Words importing persons shall include corporations.

A special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of this Constitution.

Expressions referring to writing shall, unless the contrary intention appears, be construed as including references to printing, lithography, photography and other modes of representing or reproducing words in a legible form and shall include, except where otherwise expressly specified in this Constitution or the context otherwise requires, and subject to any limitations, conditions or restrictions contained in the Act, any representation or reproduction or words, symbols or other information which may be displayed in a visible form, whether in a physical document or in an electronic communication or form or otherwise howsoever.

Words or expressions contained in this Constitution shall be interpreted in accordance with the provisions of the Interpretation Act, Cap. 1, and of the Act as in force at the date which this Constitution becomes binding on the Company.

A reference in this Constitution to “holders” of shares or a class of shares shall, except where otherwise provided, exclude the Company in relation to shares held by it as treasury shares.

NAME

2. The name of the Company is Pavonia Limited.

REGISTERED OFFICE

3. The Office will be situated in the Republic of Singapore.

LIABILITY OF MEMBERS

4. The liability of the members is limited.

PUBLIC COMPANY

5. The Company is a public company.

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SHARE CAPITAL

6. (a) Subject to the approval of the Company by ordinary resolution or, if required by the Act, by special resolution in a general meeting and the Act, this Constitution and any special rights previously conferred on the holders of any existing shares or class of shares, the Board may:

(i) allot and issue ordinary shares to such persons on such terms and conditions and for such consideration (if any) as the Board may deem fit;

(ii) make or grant offers, agreements, options, warrants or other instruments that might or would require ordinary shares to be allotted and issued to such persons on such terms and conditions and for such consideration (if any) as the Board may deem fit; and

(iii) establish such preferred, deferred, qualified, special, limited, conditional or other special rights, privileges or conditions or such restrictions, whether in regard to dividends, voting (including shares with no voting rights), return of capital, redemption or otherwise, as the Board may deem fit with respect to additional classes of shares and, with respect to such additional classes of shares, allot and issue, or make or grant offers to issue such shares as described in paragraphs (i) and (ii) above.

(c) The Company may by ordinary resolution or, if required by the Act, by special resolution in a general meeting, give to the Board, a general authority, either unconditionally or subject to such conditions as may be specified in the ordinary resolution, to issue any particular class of shares (including redeemable preference shares or any shares which confer special, limited or conditional voting rights, or which do not confer voting rights) or options over shares (whether by way of rights, warrants, bonus or otherwise) where, unless previously revoked or varied by the Company in a general meeting, such authority to issue shares does not continue beyond the conclusion of the annual general meeting of the Company next following the passing of the ordinary resolution or the date by which such annual general meeting is required to be held, or the expiration of such other period as may be prescribed by the Act (whichever is earlier), provided that there shall not be any further allotment and issuance of any new Special Preference Shares, save as provided in article 6A(e).

(d) All new shares shall be subject to the conditions of issue, and the provisions of the Act and of this Constitution with reference to allotment, transfer, transmission and otherwise.

(e) The rights attaching to shares of a class other than ordinary shares shall be expressed in this Constitution.

(f) The Company may not, except as provided and in accordance with the Act, give financial assistance for the purpose of, or in connection with the acquisition or proposed acquisition of shares or units of shares in the Company.

6A. The rights, privileges and restrictions attaching to the Special Preference Shares are set out below:

(a) Dividend

A holder of Special Preference Shares shall not be entitled to receive any dividends from the Company, notwithstanding the declaration and payment of any dividends by the Company to the holders of the Ordinary Shares. The Special Preference Shares shall not confer any right or claim as regards participation in the profits or capital of the company, except receipt of the Preference Amount or the Redemption Amount (each as defined herein).

(b) Liquidation Preference

In the event of any liquidation or winding up of the Company, whether voluntary or involuntary, after distribution of payment to all general creditors of the Company, senior debt and subordinated debt holders, a holder of Special Preference Shares will be entitled to receive, prior to and in preference to holders of Ordinary Shares and any other classes of shares or security which are subordinated to the

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Special Preference Shares, an amount equal to 0.001¢ per Special Preference Share (the “Preference Amount”). Save as set out in this article 6A, the Special Preference Shares shall not confer any right or claim as regards participation in the assets or funds of the Company.

(c) Voting

A holder of Special Preference Shares shall be entitled to receive notices of, and attend, speak and vote at, any meetings of the members. A holders of the Special Preference Shares shall be entitled at all times to one vote for each Special Preference Share held by such holder (the “Voting Rights”). Notwithstanding any provision of this Constitution to the contrary, the holders of the Special Preference Shares and the Ordinary Shares shall vote together as a single class on all matters, except (i) to the extent a separate general meeting of the holders of the Special Preference Shares is required to be held by law or (ii) with respect to any amendment to this Constitution that adversely affects the Voting Rights, the approval of which shall require the separate class vote of the holders of the Special Preference Shares.

(d) Mandatory Redemption

(i) Subject to applicable laws, all or part of the Special Preference Shares (as the case may be) shall be automatically redeemed on the date of, and concurrently with, the occurrence of the following events (each, a “Mandatory Redemption Event”), without any further action required on the part of the Company:

(A)	if any Restricted Exchangeable Units are exchanged (whether for a cash amount or for Ordinary Shares, or otherwise), such number equal to the number of Restricted Exchangeable Units so exchanged shall be redeemed; provided, that if the number of outstanding Restricted Exchangeable Units is greater than the number of Special Preference Shares at the time of such exchange, such number of Special Preference Shares with respect to Restricted Exchangeable Units that are exchanged after the number of outstanding Restricted Exchangeable Units has been reduced to be equal to the number of issued Special Preference Shares as a result of any such exchange shall be redeemed; and

(B)	if the Voting Trust Agreement is terminated, all of the Special Preference Shares in issue shall be redeemed,

(the date on which any such event occurs, a “Mandatory Redemption Date”).

(ii) The Company shall, within 20 days after a Mandatory Redemption Date, give a notice of such redemption (the “Redemption Notice”) to the holders of the Special Preference Shares, specifying, inter alia:

(A)	the Mandatory Redemption Date;

(B)	the number of Special Preference Shares redeemed and the Redemption Amount (as defined below) payable in respect of such Special Preference Shares;

(C)	the place where the holders of the Special Preference Shares may surrender the share certificate(s) in respect of the Special Preference Shares and obtain payment of the Redemption Amount (as defined below).

Delivery of the Redemption Notice by the Company shall serve as conclusive evidence of the occurrence of a Mandatory Redemption Event and the resulting redemption of Special Preference Shares. No defect in the Redemption Notice or in its delivery shall affect the validity of the redemption proceedings.

(iii) Upon the occurrence of a Mandatory Redemption Event, a holder of Special Preference Shares shall be entitled to receive an amount equal to the Preference Amount in respect of each Special Preference Share redeemed (the “Redemption Amount”), and shall not be entitled to receive any other amounts or have any other rights in respect of the Special Preference Shares which have been redeemed on the relevant Mandatory Redemption Date.

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(iv) Payment of the Redemption Amount shall be made against presentation and surrender of the share certificate(s) of the Special Preference Shares at the place specified in the Redemption Notice. If any certificate so delivered to the Company includes any Special Preference Shares not being redeemed on that occasion, a fresh certificate for such Special Preference Shares shall be issued to the holder delivering such certificate to the Company. A receipt given by the holder of the Special Preference Shares in respect of the Redemption Amount shall constitute an absolute discharge to the Company.

(e) Adjustments

Appropriate adjustments will be made in the event of any subdivision of Shares, by any split, dividend, distribution, reclassification, recapitalization or otherwise, or consolidation of Shares, by reverse split, reclassification, recapitalization or otherwise, such that (i) the percentage of Shares constituted by the Special Preference Shares immediately prior to the occurrence of such event shall remain unchanged immediately following such event and (ii) the relationship between the Special Preference Shares and the Restricted Exchangeable Units shall not be adversely affected.

(f) No Variation

Each holder of Special Preference Shares acknowledges that each of the following actions (it being understood that the following list shall not be construed to be an exhaustive list) by the Company:

(i) any change to the terms of the Special Preference Shares if such change is solely of a formal, minor or technical nature or is to correct an error or cure an ambiguity (but such change shall not reduce any amounts payable to the holders of the Special Preference Shares, impose any material obligation on the holders of the Special Preference Shares, or adversely affect the Voting Rights);

(ii) the issue of new Ordinary Shares;

(iii) the creation and issue of new classes of ordinary shares and/or preference shares in the capital of the Company, regardless of the dividends and other amounts payable in respect of such shares and whether and when such dividends and other amounts shall be so payable;

(iv) the purchase, redemption or cancellation by the Company of its own shares (other than the Special Preference Shares, which may be purchased, redeemed or cancelled only in accordance with Article 6A(d));

(v) any amalgamation, scheme, merger, consolidation, recapitalization, reorganization or other transaction, in each case, involving a sale of control of the Company; or

(vi) any subdivision, consolidation, bonus issue or other adjustments to the Special Preference Shares in accordance with article 6A(e),

will not constitute a variation or abrogation of the rights, preferences and privileges attached to the Special Preference Share, and no separate resolution passed by, or separate consent from, the holders of the Special Preference Shares as a class will be required in respect of any such matters.

7. Subject to the provisions of the Act, article 6A and unless otherwise provided by the terms of issue of the shares of a particular class of shares, if at any time there exist different classes of shares, the rights attached to any class may, whether or not the Company is being wound up, be varied or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class. To every such separate general meeting, the provisions of this Constitution relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum shall be a member or members entitled to vote being present in person or by proxy or in the case of a corporation by a representative and holding between them a majority of the number of issued shares of the class. For the purposes of this article, “member” includes a person attending as a proxy or as representing a corporation which is a member.

8. The rights conferred upon the holders of the shares of any class issued with preferred or other rights (including the Special Preference Share) shall not, unless otherwise expressly provided by the terms of issue of

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the shares of the class, be deemed to be varied by the creation or issue of further shares ranking equally therewith, provided that there shall not be any further allotment and issuance of new Special Preference Shares, save as provided in article 6A(e).

9. The Company may pay commissions or brokerage fees on any issue of shares at such rate or amount and in such manner as the Board may deem fit. Such commissions or brokerage fees may be satisfied by the payment of cash or the allotment of fully paid shares or partly in one way and partly in the other.

REGISTRATION, TRANSMISSION AND TRANSFER OF SHARES

10. The Company shall not exercise any right in respect of treasury shares other than as provided by the Act. Subject thereto, the Company may deal with its treasury shares in the manner authorized by, or prescribed pursuant to, the Act.

11. Except as required by law and this Constitution, no person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or unit of a share or (except only as by this Constitution or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

12. (a) Every share certificate shall be issued under the Seal and shall specify the number, the class of shares to which it relates, whether the shares are fully or partly paid up, and the amount unpaid (if any) on the shares, and shall bear the autographic or facsimile signatures of one Director and the Secretary or a second Director or some other person appointed by the Board. The facsimile signatures may be reproduced by mechanical, electronic or other methods approved by the Board. No certificates shall be issued representing shares of more than one class.

(b) Every person whose name is entered as a member in the register of members shall be entitled without payment to receive a certificate under the Seal of the Company in accordance with the Act but in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders.

(c) The Company shall not be bound to register more than three persons as the registered holder of a share except in the case of executors or administrators of the estate of a deceased member.

(d) Subject to the payment of all or any part of the stamp duty payable (if any) on each share certificate prior to the delivery thereof which the Board in its absolute discretion may require, every person whose name is entered as a member in the register of members shall be entitled to receive within 60 days after the allotment of shares, and within 30 days after the date on which the transfer (other than such a transfer as the Company is for any reason entitled to refuse to register and does not register) of the shares is lodged with the Company, one certificate for all his shares of any one class or several certificates in reasonable denominations each for a part of the shares so allotted or transferred.

(e) Where a member transfers only part of the shares comprised in a certificate or where a member requires the Company to cancel any certificate or certificates and issue new certificates for the purpose of subdividing his holding in a different manner, the old certificate or certificates shall be cancelled and a new certificate or certificates for the balance of such shares issued in lieu thereof and such member shall pay all or any part of the stamp duty payable (if any) on each share certificate prior to the delivery thereof which the Board in its absolute discretion may require.

(f) Subject to the provisions of the Act, if any share certificate shall be defaced, worn out, destroyed, lost or stolen, it may be renewed on such evidence being produced and a letter of indemnity and/or bond , as

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the Company may deem fit, being given by the shareholder, the transferee, person entitled, purchaser, member firm or member company of any stock exchange upon which the shares in the Company may be listed or on behalf of its or their client or clients as the Company shall require, and in the case of defacement or wearing out, on delivery up of the old certificate and in any case on payment of such sum not exceeding $2 as the Company may from time to time require together with the amount of the proper duty for which such share certificate is chargeable under any law for the time being in force relating to stamps. In the case of destruction, loss or theft, a shareholder or person entitled to whom such renewed certificate is given shall also bear the loss and pay to the Company all expenses incidental to the investigations by the Company of the evidence of such destruction or loss.

(g) In the case of shares registered jointly in the names of several persons, any such request may be made by any one of the registered holders.

13. (a) All transfers of shares may be effected by transfer in writing in any usual or common form or in any other form acceptable to the Company and may be under hand only.

(b) The instrument of transfer shall be signed by or on behalf of both the transferor and the transferee.

(c) The transferor shall remain the holder of the shares concerned until the name of the transferee is entered in the register of members in respect thereof.

(d) All instruments of transfer which are registered may be retained by the Company.

14. (a) There shall be no restriction on the transfer of shares (except where restricted by law, by contract or by the listing rules, rules and/or bye-laws of any stock exchange upon which the shares of the Company may be listed).

(b) If the Company shall refuse to register a transfer of any share it shall, within one month from the date on which the application for transfer was made, send to the transferee a notice in writing stating the facts which are considered to justify refusal and send to both the transferor and transferee a notice of refusal as required by the Act.

(c) The Company may in its sole discretion, refuse to register any instrument of transfer of shares unless:

(i) all or any part of the stamp duty (if any) payable on each share certificate and such fee as the Company may from time to time require, is paid to the Company in respect thereof;

(ii) the instrument of transfer is in respect of only one class of shares; and

(iii) the instrument of transfer has been duly stamped with the amount of stamp duty (if any) with which it is chargeable under any law for the time being in force relating to stamps.

(d) The Company shall not register a transfer to a person who is known to them to be an infant or a person who is mentally disordered and incapable of managing himself or his affairs but the Company shall not be bound to enquire into the age or mental capacity of any transferee.

15. Every instrument of transfer shall be left at the Office or at the office at which a branch register of members is kept for registration accompanied by the certificate of the shares to be transferred and such other evidence as the Company may require to prove the title of the transferor or his right to transfer the shares and, if the instrument of transfer is executed by some other person on his behalf, the authority of the person so to do. All instruments of transfer which are registered may be retained by the Company but any instrument of transfer which the Company may decline to register shall (except in the case of fraud) be returned to the person depositing the same together with the share certificate and notice of refusal within one month after the date on which the transfer was lodged with the Company.

16. (a) The legal personal representatives of a deceased sole holder of a share shall be the only persons recognised by the Company as having any title to the share. In the case of a share registered in the names of two

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or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only persons recognised by the Company as having any title to the share.

(b) In the case of the death of a member, the survivor or survivors where the deceased was a joint holder, and the executors and administrators of the deceased where he was the sole or only surviving holder, shall be the only person(s) recognized by the Company as having any title to his interest in the shares.

(c) Nothing in this article shall release the estate of a deceased holder (whether sole or joint) from any liability in respect of any share held by him.

(d) There shall be paid to the Company in respect of the registration of any instrument of transfer or probate or letters of administration or certificate of marriage or of death or stop notice or power of attorney or other document relating to or affecting the title to any shares or otherwise for making any entry in the register of members affecting the title to any shares, such fee as the Company may from time to time require or prescribe.

(e) The Company shall be entitled to destroy all instruments of transfer which have been registered at any time after the expiration of six years from the date of registration thereof and all dividend mandates and notification of change of address at any time after the expiration of six years from the date of recording thereof and all share certificates which have been cancelled at any time after the expiration of six years from the date of cancellation thereof and it shall be conclusively presumed in favour of the Company that every entry in the register of members purporting to have been made on the basis of an instrument of transfer or document so destroyed was duly and properly registered and every share certificate so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company, provided always that:

(i) the provisions aforesaid shall apply only to the destruction of a document in good faith and without notice of claim (regardless of the parties thereto) to which the document might be relevant;

(ii) nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than aforesaid or in any other circumstances which would not attach to the Company in the absence of this article; and

(iii) references herein to the destruction of any document include references to the disposal thereof in any manner.

17. Any person to whom the right to any share has been transmitted by operation of law upon producing such evidence of such transmission as the Company deems sufficient may with the consent of the Company be registered as a member in respect of such shares or may subject to the provisions of this Constitution transfer such shares. The merger of any two or more corporations under the laws of one or more foreign countries or states shall, subject to applicable laws, constitute a transmission by operation of law for the purposes of this article.

ALTERATION OF CAPITAL

18. Subject to article 6A(e), the Company may, by ordinary resolution, from time to time in any manner allowed by the Act:

(a) consolidate all or any of its shares;

(b) subdivide its shares or any of them provided always that in such subdivision the proportion between the amount paid and the amount (if any) unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced shares is derived; or

(c) subject to the provisions of the Act and this Constitution, convert its share capital or any class of shares from one currency to another currency.

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19. The Company may, by special resolution, subject to and in accordance with the Act, convert one class of shares into another class of shares save that there shall be no conversion of shares into Special Preference Shares and vice versa.

20. The Company may reduce its share capital or any reserve in any manner and with and subject to any incident authorized and consent required by law.

21. Except so far as otherwise provided by the conditions of issue or by this Constitution, all new shares shall be subject to the same provisions with reference to allotments, payment of calls, liens, transfer, transmission, forfeiture and otherwise as the issued shares in that same class.

PURCHASE OF OWN SHARES

22. Subject to and in accordance with the provisions of the Act and Article 6A, the Company may authorize the Board in general meeting to purchase or otherwise acquire shares issued by it upon such terms and subject to such conditions as the Company may deem fit. Such shares may be held as treasury shares or cancelled as provided in the Act or dealt with in such manner as may be permitted under the Act. On cancellation of the shares as aforesaid, the rights and privileges attached to those shares shall expire.

GENERAL MEETINGS

23. All general meetings may be held in Singapore or such other jurisdictions as the Board deems fit.

24. Subject to the Statutes, an annual general meeting shall be held once in every year and not more than fifteen months after the holding of the last preceding annual general meeting, at such time and place as may be determined by the Board. An annual general meeting of the Company shall be held in accordance with the provisions of the Act. All general meetings other than annual general meetings shall be called extraordinary general meetings.

25. The Board may, whenever it deems fit, convene an extraordinary general meeting and extraordinary general meetings shall also be convened on such requisition, or in default may be convened by such requisitionists, as provided by the Act.

26. Subject to the provisions of the Act, any general meeting at which it is proposed to pass a special resolution or a resolution of which special notice has been given to the Company, shall be called by twenty one days’ notice in writing at the least, and an annual general meeting and any other extraordinary general meeting by fourteen days’ notice in writing at the least, provided always that any general meeting at which it is proposed to pass a resolution for the removal of a director pursuant to Articles 46 and 47(f) shall be called by 45 days’ notice in writing at the least. The period of notice shall in each case be exclusive of the day on which the notice is served or deemed to be served and the day on which the meeting is to be held provided that a meeting notwithstanding it has been called by a shorter notice than specified above shall be deemed to have been duly called if it is so agreed:

(a) in the case of an annual general meeting, by all the members entitled to attend and vote thereat; and

(b) in the case of an extraordinary general meeting, by a majority in the number of members having a right to attend and vote thereat, being a majority together holding not less than 95 per cent of the total voting rights of all the members having a right to attend and vote thereat.

27. (a) A member may appoint one or more proxies to attend and vote at the same general meeting. The Company shall be entitled and bound, in determining rights to vote and other matters in respect of a completed instrument of proxy submitted to it, to have regard to the instructions (if any) given by and the notes (if any) set out in the instrument of proxy.

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(b) In any case where an instrument of proxy appoints more than one proxy, the proportion of the shareholding concerned to be represented by each proxy shall be specified in the instrument of proxy.

(c) A proxy need not be a member of the Company.

28. Every notice calling a general meeting or annual general meeting shall specify the place, day and hour of meeting and, in the case of special business, shall specify the general nature of the business to be transacted at the meeting. In the case of an annual general meeting, the notice shall also specify the meeting as such. In the case of any general meeting at which a resolution is to be proposed as a special resolution, the notice shall contain a statement to that effect. The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any member shall not invalidate the proceedings at any meeting. There shall appear with reasonable prominence in every such notice, a statement that a member entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of him and that such proxies need not be a member of the company.

29. (a) All business that is transacted at an extraordinary general meeting shall be deemed special. All business that is transacted at an annual general meeting shall be deemed special except: (i) the declaration of a dividend; (ii) the consideration of the financial statements of the Company together with the Directors’ statement and auditor’s reports thereon; (iii) the election of Directors; and (iv) the appointment and fixing of the remuneration of the auditors. Any notice of a general meeting to consider special business shall be accompanied by a statement regarding the effect of any proposed resolution on the Company in respect of such special business.

(b) No business other than the appointment of a chairman shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business. Save as herein otherwise provided, the quorum for any general meeting shall be a member (in the event of a corporation being beneficially entitled to the whole of the issued capital of the Company or there being only one member of the Company) or members entitled to vote being present in person or by proxy or representative and holding between them a majority of the number of issued and paid-up shares of the Company for the time being provided that where a member is represented by more than one proxy, such proxies shall count as only one member for the purpose of determining the quorum.

(c) For the purposes of this article, “member” includes a person attending as a proxy or as representing a corporation which is a member.

30. Subject to the provisions of the Act, the Company may as it deems fit allow one or more members to participate in a meeting by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other and such participation shall constitute presence in person.

31. If within half an hour from the time appointed for the meeting (or such longer interval as the chairman of the meeting may deem fit to allow) a quorum is not present, the meeting if convened upon the requisition of members shall be dissolved; but in any other case it shall stand adjourned to the same day in the next week at the same time and place, unless the same shall be a public holiday, when it shall be adjourned to the day following at the same time and place, and if at such adjourned meeting a quorum is not present, then a member or members entitled to vote being present in person or by proxy or representative and holding between them not less than a majority of the number of issued and paid-up shares of the Company for the time being, present in person or by proxy at the meeting, shall constitute a quorum for such adjourned meeting, and may transact the business for which the meeting was called.

32. (a) The chairman, if any, of the Board shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he is not present within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act, the members present shall elect one of the other Directors present to be chairman of the meeting.

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(b) If an amendment shall be proposed to any resolution under consideration but shall in good faith be ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as a special resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.

33. The chairman of any general meeting at which a quorum is present may with the consent of the meeting (and shall if so directed by the meeting), adjourn the meeting from time to time (or sine die) and from place to place, but no business shall be transacted at any adjourned meeting other than the business which might legally have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for thirty days or more (or sine die), (a) the date and time for the adjourned meeting shall be fixed by the Board and (b) notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

34. (a) At any general meeting, any resolution put to the vote of the meeting shall be decided on a poll. Every member present in person or by proxy or by attorney or other duly authorized representative shall have one vote for each share he holds.

(b) A poll shall be taken in such manner and either at once or after an interval or adjournment or otherwise as the chairman directs, and the result of the poll shall be the resolution of the meeting at which the poll was taken.

(c) The chairman may, and if so requested shall, appoint scrutineers and may adjourn the meeting to some place and time fixed by him for the purpose of declaring the result of the poll.

(d) If any votes be counted which ought not to have been counted or might have been rejected, the error shall not vitiate any result of the voting unless it can be pointed out at the same meeting or at any adjournment thereof and not in any case unless it shall in the opinion of the chairman of the meeting be of significant magnitude.

(e) With respect to any ordinary resolution proposed for consideration of the Company, the resolution shall be approved as an ordinary resolution if it has been passed by a simple majority of the total votes attached to all the fully paid-up shares which are represented at the meeting and voted on such resolution in person or by proxy.

(f) With respect to any special resolution proposed for consideration of the Company, the resolution shall be approved as a special resolution if it has been passed by a majority of not less than three-fourths of the total votes attached to all the fully paid-up shares which are represented at the meeting and voted on such resolution in person or by proxy.

35. In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

36. Where in Singapore or elsewhere, a receiver or other person (by whatever name called) has been appointed by any court claiming jurisdiction in that behalf to exercise powers with respect to the property or affairs of any member on the ground (however formulated) of mental disorder, the Board may in its absolute discretion, upon or subject to production of such evidence of the appointment as the Board may require, permit such receiver or other person on behalf of such member to vote in person or by proxy at any general meeting or to exercise any other right conferred by membership in relation to meetings of the Company.

37. Subject to any rights or restrictions for the time being attached to any class or classes of shares and the Act, at meetings of members or classes of members, each member entitled to vote may vote in person or by proxy and every member present in person or by proxy shall have one vote for each share he holds.

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38. Subject to the provisions of the Act, all general meetings may, as the Board may deem fit, be held by means of video conference or by other means of electronic communications and in such manner as may be agreed by the Company in general meeting. All the provisions in this Constitution as to general meetings shall, mutatis mutandis, be applicable.

39. In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the register of members.

40. A member who is mentally disordered and incapable of managing himself or his affairs or whose person or estate is liable to be dealt with in any way under the law relating to mental disorders may vote by his committee, curator bonis or such other person as properly has the management of his estate and any such committee, curator bonis or other person may vote by proxy or attorney, provided that such evidence as the Board may require of the authority of the person claiming to vote shall have been deposited at the Office no less than seventy-two hours before the time appointed for holding the meeting.

41. No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the meeting, whose decision shall be final and conclusive.

42. The instrument appointing a proxy shall be deemed to confer authority to move any resolution or amendment thereto and to speak at the meeting.

43. (a) An instrument appointing a proxy shall be in writing in any usual or common form or in any other form which the Board may approve and:

(i) in the case of an individual, shall be:

(A)	signed by the appointor or his attorney if the instrument is delivered personally or sent by post; or

(B)	authorised by that individual through such method and in such manner as may be approved by the Directors, if the instrument is submitted by electronic communication; and

(ii) in the case of a corporation, shall be:

(A)	either given under its common seal or signed on its behalf by an attorney or a duly authorised officer of the corporation if the instrument is delivered personally or sent by post; or

(B)	authorised by that corporation through such method and in such manner as may be approved by the Directors, if the instrument is submitted by electronic communication.

The Directors may, for the purposes of articles 43(a)(i)(B) and 43(a)(ii)(B), designate procedures for authenticating any such instrument, and any such instrument not so authenticated by use of such procedures shall be deemed not to have been received by the Company.

(c) The signature on, or authorisation of, such instrument need not be witnessed. Where an instrument appointing a proxy is signed or authorised on behalf of the appointor by an attorney, the letter or power of attorney or a duly certified copy thereof must (failing previous registration with the Company) be lodged with the instrument of proxy pursuant to article 44, failing which the instrument may be treated as invalid.

(d) The Directors may, in their absolute discretion:

(i) approve the method and manner for such instruments to be authorised; and

(ii) designate the procedure for authenticating such instruments,

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as contemplated in articles 43(a)(i)(B) and 43(a)(ii)(B) for application to such members or class of members as they may determine. Where the Directors do not so approve and designate in relation to a member (whether of a class or otherwise), article 43(a)(i)(B) and/or (as the case may be) article 43(a)(ii)(B) shall not apply.

44. (a) An instrument appointing a proxy:

(i) if delivered in person, by courier or by post, must be left at such place or one of such places (if any) as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting (or, if no place is so specified, at the Office); or

(ii) if submitted by electronic communication, must be received through such means as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting, and in either case not less than seventy-two hours before the time appointed for the holding of the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used, and in default shall not be treated as valid. The instrument shall, unless the contrary is stated thereon, be valid as well for any adjournment of the meeting as for the meeting to which it relates, provided that an instrument of proxy relating to more than one meeting (including any adjournment thereof) having once been so delivered for the purposes of any meeting shall not be required again to be delivered for the purposes of any subsequent meeting to which it relates.

(b) The Directors may, in their absolute discretion, and in relation to such members or class of members as they may determine, specify the means through which instruments appointing a proxy may be submitted by electronic communications, as contemplated in article 44(a)(ii). Where the Directors do not specify in relation to a member (whether of a class or otherwise), article 44(a)(ii) shall not apply.

45. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or mental disorder of the principal or revocation of the instrument or of the authority under which the instrument was executed, or the transfer of the share in respect of which the instrument is given, if no intimation in writing of such death, mental disorder, revocation, or transfer as aforesaid has been received by the Company at the Office before the commencement of the meeting or adjourned meeting at which the instrument is used.

46. Any corporation which is a member of the Company may, by resolution of its directors or other governing body, authorize such person as it deems fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company and such corporation shall for the purposes of this Constitution (but subject to the Act) be deemed to be present in person at any such Meeting if a person so authorized is present thereat.

DIRECTORS: APPOINTMENT, ETC.

47. The number of the Directors constituting the board of directors of the Company shall be determined by the Directors from time to time, provided that such number shall not be less than the minimum required by the Act or more than 13. All Directors shall be natural persons.

48. A Director shall not be required to hold any shares of the Company by way of qualification. A Director who is not a member of the Company shall nevertheless be entitled to attend and speak at general meetings.

49. Subject to special notice and the requisite notice under Article 26 having been given, the Company may from time to time by ordinary resolution passed at a general meeting remove any Director before the expiration

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of his period of office, notwithstanding anything in this Constitution or in any agreement between the Company and such Director.

50. (a) The Board may appoint any person to be a Director as an additional Director or to fill a casual vacancy provided that any person so appointed shall hold office only until the next following annual general meeting, and shall then be eligible for re-election.

(b) Any appointment of a Director pursuant to this article shall be ineffective if such appointment would have the result that the number of Directors exceeding the number fixed in accordance with article 47.

(c) A retiring Director shall be eligible for re-election unless the provisions set out below apply.

(d) The Company at the meeting at which a Director retires under any provision of this Constitution may, by ordinary resolution, fill the office being vacated by electing thereto, with the retiring Director or some other person eligible for appointment, failing which, the retiring Director shall be deemed to have been re-elected except in any of the following cases:

(i) where at such meeting it is expressly resolved not to fill such office or a resolution for the re-election of such Director is put to the meeting and lost;

(ii) where such Director is disqualified under the Act from holding office as a Director or has given notice in writing to the Company that he is unwilling to be re-elected; or

(iii) where the default is due to the moving of a resolution in contravention of this Constitution.

The retirement shall not have effect until the conclusion of the meeting except where a resolution is passed to elect some other person in the place of the retiring Director or a resolution for his re-election is put to the meeting and lost and accordingly a retiring Director who is re-elected or deemed to have been re-elected will continue in office without a break.

(e) At any general meeting of the Company, a motion for the appointment of two or more persons as Directors by a single resolution shall not be made unless a resolution that it shall be so made has first been agreed to at the meeting without any votes being given against it and any resolution passed in contravention of this article shall be void.

(f) In accordance with the provisions of section 152 of the Act, the Company may, by ordinary resolution of which special notice and the requisite notice under Article 26 have been given, remove any Director before the expiration of his period of office, notwithstanding anything in this Constitution or in any agreement between the Company and such Director but without prejudice to any claim he may have for damages for breach of any such agreement. The Company in a general meeting may by ordinary resolution appoint any person in place of a Director so removed from office and any person so appointed shall be treated for the purpose of determining the time at which he or any other Director is to retire by rotation as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director. In default of such appointment, the vacancy so arising may be filled by the Directors as a casual vacancy.

51. Any Director who holds any executive office or who serves on any committee, or who otherwise performs services which in the opinion of the Board are outside the scope of the ordinary duties of a Director, may be paid such remuneration by way of salary, commission or otherwise as the Board may determine. The appointment of any Director to any other executive office shall not automatically determine if he ceases from any cause to be a Director unless the contract or resolution under which he holds office shall expressly state otherwise, in which event, such determination shall be without prejudice to any claim for damages for breach of any contract or service between him and the Company.

52. In the election of Directors pursuant to article 50(e), the candidates receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the general meeting and entitled to

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vote on the election of Directors shall be elected, provided always that such number of affirmative votes shall not be less than the number of affirmative votes required for the passing of an ordinary resolution.

53. No person other than a Director retiring at the meeting shall, unless recommended by the Board for election, be eligible for appointment as a Director at any general meeting unless:

(b) in the case of a member or members who in aggregate hold(s) more than fifty per cent of the total number of issued and paid-up shares of the Company (excluding treasury shares), not less than ten days; or

(c) in the case of a member or members who in aggregate hold(s) more than five per cent of the total number of issued and paid-up shares of the Company (excluding treasury shares), not less than 120 days, before the date of the notice provided to members in connection with the general meeting, there shall have been lodged at the Office a written notice signed by such member or members (other than the person to be proposed for appointment) who (i) are qualified to attend and vote at the meeting for which such notice is given, and (ii) have held shares representing the prescribed threshold in (a) or (b) above, for a continuous period of at least one year prior to the date on which such notice is given. To be effective, the notice relating to the nomination of a Director pursuant to this article, must be accompanied by a notice in writing signed by the person to be proposed giving his consent to the nomination and signifying his candidature for the office.

54. The Company may repay to any Director all reasonable traveling, hotel and other expenses properly incurred by the Director in attending and returning from meetings of the Board or any committee of the Directors or general meetings of the Company or otherwise in connection with the business of the Company.

55. The office of Director shall become vacant if the Director:

(a) ceases to be a Director by virtue of the Act;

(b) becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c) becomes prohibited from being a Director by reason of any order made under the Act;

(d) becomes disqualified from being a Director by virtue of sections 148, 149, 154 and 155 of the Act;

(e) becomes mentally disordered and incapable of managing himself or his affairs or if in Singapore or elsewhere an order shall be made by any court claiming jurisdiction in that behalf on the ground (however formulated) of mental disorder for his detention or for the appointment of a guardian or for the appointment of a receiver or other person (by whatever name called) to exercise powers with respect to his property or affairs;

(f) subject to section 145 of the Act, resigns his office by notice in writing to the Company;

(g) is for more than six months absent without permission of the Board from meetings of the Directors held during the period; or

(h) is removed by the Company in a general meeting pursuant to article 50(f).

POWERS AND DUTIES OF DIRECTORS

56. The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Board who may pay all expenses incurred in promoting and registering the Company, and may exercise all such powers of the Company as are not, by the Act or by this Constitution, required to be exercised by the Company in a general meeting, but no resolution made by the Company in a general meeting shall invalidate any prior act of the Board which would otherwise have been valid if that resolution had not been made. Notwithstanding the foregoing, the Board shall not carry into effect any proposals for selling or disposing of the whole or substantially the whole of the Company’s undertaking unless such proposals have been approved by the Company in a general meeting.

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57. Subject as hereinafter provided and to the provisions of the Act, the Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking and property, or any part thereof and to issue debentures and other securities whether outright or as collateral security for any debt, liability, or obligation of the Company or of any third party.

58. The Board may exercise all the powers of the Company in relation to any official seal for use outside Singapore and in relation to branch registers.

59. The Board may from time to time by power of attorney appoint any corporation, firm or person or body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under this Constitution) and for such period and subject to such conditions as it may deem fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may deem fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

60. All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for money paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board from time to time determine.

61. The Board shall cause minutes to be made:

(a) of all the appointments of officers;

(b) of names of Directors present at all meetings of the Company and of the Directors; and

(c) of all proceedings at all meetings of the Company and of the Directors.

Such minutes shall be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting

MEETINGS AND PROCEEDINGS OF DIRECTORS

62. Any Director or member of a committee of Directors may participate in a meeting of the Directors by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. Such a meeting is deemed to be held at the place agreed upon by the Directors attending the meeting, provided that at least one of the Directors present at the meeting was at that place for the duration of the meeting. A Director participating in a meeting in the manner aforesaid may also be taken into account in ascertaining the presence of a quorum at the meeting. Minutes of the proceedings at a meeting by telephone conference, video conference, audio visual, or other similar communications equipment signed by the chairman of the meeting shall be conclusive evidence of such proceedings and of the observance of all necessary formalities and all resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held.

63. The Directors may meet together for the despatch of business adjourn and otherwise regulate their meetings as they deem fit. A Director may at any time and the Secretary shall on the requisition of a Director summon a meeting of the Directors.

64. Subject to this Constitution questions arising at any meeting of the Directors shall be decided by a majority of votes and a determination by a majority of the Directors present shall for all purposes be deemed a determination of the Directors. In case of an equality of votes (except where only two Directors are present and form the quorum or when only two Directors are competent to vote on the question in issue) the chairman of the meeting shall have a second or casting vote.

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65. (a) A Director or the Chief Executive Officer of the Company (the “CEO”) may be a party to or in any way interested in any contract or arrangement or transaction to which the Company is a party or in which the Company is in any way engaged or concerned or interested. A Director or the CEO may hold and be remunerated in respect of any office or place of profit (other than the office of auditor of the Company or any subsidiary thereof) under the Company or any other company in which the Company is in any way interested and he (or any firm of which he is a member) may act in a professional capacity for the Company or any such other company and be remunerated thereof. On any matter in which a Director or the CEO is in any way interested and subject to disclosure in the manner provided for in article 65(b), he may nevertheless vote and be taken into account for the purposes of a quorum and (save as otherwise agreed) may retain for his own absolute use and benefit all profits and advantages directly or indirectly accruing to him therefrom.

(b) A Director or a CEO who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with the Company shall declare the nature of his interest in accordance with the provisions of the Act.

66. The quorum necessary for the transaction of the business of the Directors, shall be a majority of the Directors then in office. A meeting of the Directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

67. The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to this Constitution as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a general meeting of the Company, but for no other purpose.

68. The Directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present, the Directors present may choose one of their number to be chairman of the meeting.

69. The Directors may delegate any of their powers to committees consisting of such member or members of their body as they deem fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors. Any such regulations may provide for or authorize the co-option to the committee of persons other than Directors and for such co-opted members to have voting rights as members of the committee.

70. A committee may elect a chairman of its meetings; if such chairman is so elected, or if at any meeting the chairman is not present within ten minutes after the time appointed for holding the meeting, the members present may choose one of their number to be chairman of the meeting.

71. A committee may meet and adjourn as it deems proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the chairman shall have a second or casting vote.

72. All acts done by any meeting of the Directors or of a committee of the Directors or by any person acting as a Director shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any such Director or persons acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

73. A resolution in writing signed by a majority of the Directors of the Company shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted. Any such resolution may consist of several documents in like form, each signed by one or more Directors. The expressions “in writing” and “signed” include approval by telefax, telex, cable, telegram, electronic mail or any other form of electronic communication approved by the Directors for such purpose from time to time incorporating, if the Directors deem necessary, the use of security and/or identification procedures and devices approved by the Directors.

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74. Notwithstanding the foregoing, where the Company has only one Director, that Director may pass a resolution by recording the resolution and signing on the record.

MANAGING DIRECTOR

75. The Directors may from time to time appoint one or more of their body to the office of Managing Director for such period and on such terms as they deem fit and, subject to the terms of any agreement entered into in any particular case, may revoke any such appointment. His appointment shall be automatically terminated if he ceases for any reason whatsoever to be a Director.

76. A Managing Director shall, subject to section 169 of the Act and the terms of any agreement entered in any particular case, receive such remuneration (whether by way of salary, commission, or participation in profits, or partly in one way and partly in another) as the Directors may determine.

77. The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions of their own powers, and may from time to time revoke, withdraw, alter or vary all or any of those powers.

SECRETARY

78. The Secretary shall in accordance with the Act be appointed by the Board for such terms, at such remuneration, and upon such conditions as it may deem fit, and any Secretary so appointed may be removed by it. If thought fit two or more persons may be appointed as joint secretaries (“Joint Secretaries”). The Board may also appoint from time to time on such terms as it deems fit one or more assistant Secretaries. The appointment and duties of the Secretary or Joint Secretaries shall not conflict with the Act and in particular section 171 of the Act.

SEAL

79. The Board shall provide for the safe custody of the Seal, which shall only be used by the authority of the Board or of a committee of the Directors authorized by the Board in that behalf, and every instrument to which the Seal is affixed shall be signed by a Director and shall be countersigned by the Secretary or by a second Director or by some other person appointed by the Board for the purpose save that as regards any certificates for shares or debentures or other securities of the Company the Board may by resolution determine that such signatures or either of them shall be dispensed with or affixed by some method or system of mechanical signature or other method approved by the Board.

80. (a) The Company may exercise the powers conferred by Section 41 of the Act with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

(b) The Company may exercise the powers conferred by the Act with regard to having a duplicate Seal as referred to in section 124 of the Act which shall be a facsimile of the Seal with the addition on its face of the words “Share Seal” and such powers shall be vested in the Directors.

AUTHENTICATION OF DOCUMENTS

81. Any Director or the Secretary or any person appointed by the Board for the purpose shall have power to authenticate any documents affecting the constitution of the Company and any resolutions passed by the

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Company or the Board or any committee, and any books, records, documents, accounts and financial statements relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts; and where any books, records, documents, accounts or financial statements are elsewhere than at the Office the local manager or other officer of the Company having the custody thereof shall be deemed to be a person appointed by the Board as aforesaid. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or of the Board or any committee which is certified as aforesaid shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed, or as the case may be, that any minute so extracted is a true and accurate record of proceedings at a duly constituted meeting. Any authentication or certification made pursuant to this article may be made by any means of electronic communication approved by the Board from time to time for such purpose incorporating, if the Board deems necessary, the use of security and/or identification procedures or devices approved by the Board.

FINANCIAL STATEMENTS

82. The Board shall cause proper accounting and other records to be kept and shall distribute copies of financial statements (including all other documents required by law to be attached thereto) as required by the Act and shall from time to time determine whether and to what extent and at what time and places and under what conditions or regulations the accounting and other records of the Company or any of them shall be opened to the inspection of members not being Directors, and no member (not being a Director) shall have any right of inspecting any account, book, financial statement, document or paper of the Company except as conferred by the Act or authorized by the Board or by the Company in general meeting.

AUDITORS

83. Auditors shall be appointed and their appointment and duties regulated in accordance with the provisions of the Act.

84. Subject to the provisions of the Act, all acts done by any person acting as an auditor shall, as regards all persons dealing in good faith with the Company, be valid, notwithstanding that there was some defect in his appointment or that he was at the time of his appointment not qualified for appointment or subsequently became disqualified.

DIVIDENDS

85. The Board may from time to time pay the members such dividends as appear to the Board to be justified by the profits of the Company.

86. No dividend shall be paid otherwise than out of the profits or shall bear interest against the Company.

87. The Board may retain the dividends payable upon shares in respect of which any person is under the provisions as to the transmission of shares hereinbefore contained entitled to become a member, or which any person is under those provisions entitled to transfer until such person shall become a member in respect of such shares or shall transfer the same.

88. Subject to the Act, when declaring a dividend, the Board may direct payment of such dividend wholly or partly by the distribution of specific assets, shares or debentures of the Company or in any one or more such ways, and where any difficulty arises in regard to such distribution, the Board may settle the same as it deems expedient, and fix the value for distribution of such specific assets or any part thereof and may determine that

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cash payments shall be made to any members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board.

89. (a) Any dividend, interest, or other money payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of that one of the joint holders who is first named on the register of members or to such person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two joint holders may give effectual receipts for any dividends, or other money payable in respect of the shares held by them as joint holders.

(b) If two or more persons are registered in the register of members as joint holders of any share, or are entitled jointly to a share in consequence of the death or bankruptcy of the holder, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable on or in respect of the share.

(c) Any resolution declaring a dividend on shares of any class may specify that the same shall be payable to the persons registered as the holders of such shares in the register of members at the close of business on a particular date and thereupon, the dividend shall be payable to them in accordance with their respective holdings so registered but without prejudice to the rights inter se in respect of such dividends of transferors and transferees of any such shares.

(d) The waiver in whole or in part of any dividend on any share by any document (whether or not under seal) shall be effective only if such document is signed by the shareholder (or the person entitled to the share in consequence of the death or bankruptcy of the holder) and delivered to the Company and if or to the extent the same is accepted as such or acted upon by the Company.

(e) The payment by the Board of any unclaimed dividends or other moneys payable on or in respect of a share other than a treasury share into a separate account shall not constitute the Company being a trustee in respect thereof. All dividends unclaimed after first becoming payable, may be invested or otherwise made use of by the Board for the benefit of the Company and any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and if so shall revert to the Company but the Board may at any time thereafter at its absolute discretion, annul any such forfeiture and pay the dividend so forfeited to the person entitled thereto prior to the forfeiture.

(f) No dividend or any other distribution of the Company’s assets, whether in cash or otherwise, may be made to the Company in respect of the treasury shares.

BRANCH REGISTER

90. The Company may exercise the powers conferred by the Act and may cause to be kept in any place outside Singapore a branch register of members. The Board may, subject to the Act, make from time to time such provisions as it deems fit respecting the keeping of any such branch register and the transfer of shares to, on or from any such branch register and may comply with the requirements of any local law.

CAPITALIZATION OF PROFITS AND RESERVES

91. The Company in a general meeting may, upon the recommendation of the Board, resolve by ordinary resolution:-

(a) issue bonus shares for which no consideration is payable to the Company, to the members holding shares in the Company in proportion to their then holdings of shares; and/or

(b) that it is desirable to capitalize any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account or otherwise available

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for distribution, and accordingly that such sum be set free for distribution amongst the members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up in full new shares or debentures of the Company to be allotted and distributed and credited as fully paid up to and amongst such members in the proportion aforesaid, or partly in the one way and partly in the other, and the Board shall give effect to such resolution.

92. Whenever such a resolution as aforesaid shall have been passed the Board shall make all appropriations and applications of the undivided profits resolved to be capitalized thereby, and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things, required to give effect thereto, with full power to the Board to make such provision by payment in cash or otherwise as it deems fit for the case of shares or debentures becoming distributable in fractions, and also to authorize any person to enter on behalf of all the members entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalizations, and any agreement made under such authority shall be effective and binding on all such members.

93. The Board may from time to time set aside out of the profits of the Company and carry to reserve such sums as it deems proper which, at the discretion of the Board, shall be applicable for any purpose to which the profits of the Company may properly be applied and pending such application may either be employed in the business of the Company or be invested. The Board may divide the reserve into such special funds as it deems fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided. The Board may also, without placing the same to reserve, carry forward any profits. In carrying sums to reserve and in applying the same, the Board shall comply with the provisions of the Act.

NOTICES AND OTHER DOCUMENTS

94. (a) Subject to the Act and any regulations made thereunder and where the context of any provisions of this Constitution otherwise requires, any notice, accounts, financial statements, balance-sheet, report or other document (including a share certificate) that may be given by the Company to any member can be given

(i) personally; or

(ii) by sending it by post or courier to his registered address; or

(iii) by electronic communications to the current address of that person or by making it available on a website prescribed by the Company, from time to time.

A member shall have agreed to receive such notice or document by way of such electronic communications and shall not have a right to elect to receive a physical copy of such notice or document, provided always that the Directors may, instead of relying on such agreement, at any time give a member an opportunity to elect within a specified period of time whether to receive such notice or document by way of electronic communications or as a physical copy, and a member shall be deemed to have consented to receive such notice or document by way of electronic communications if he was given such an opportunity and he failed to make an election within the specified time. Where a notice or document is given, sent or served to a member by making it available on a website , the Company shall give notice of: (a) the publication of the notice or document on that website; (b) the address of that website; and (c) the place on that website where the notice or document may be accessed and how it may be accessed, in such manner as may be deemed appropriate by the Directors, or as otherwise provided under the Act and/or any other applicable regulations or procedures.

(c) Where a notice or other document is served or sent by postal service, service shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been

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effected in the case of a notice of a meeting on the day after the date of its posting, and in any other case at the time at which the letter would be delivered in the ordinary course of post.

(d) Where a notice or other document is served or sent by electronic communications:

(i) to the current address of a person pursuant to article 94(a)(i), it shall be deemed to have been duly given, sent or served at the time of transmission by the electronic communication by the email server or facility operated by the Company or its service provider to the current address of such person (notwithstanding any delayed receipt, non-delivery or “returned mail” reply message or any other error message indicating that the electronic communication was delayed or not successfully sent), unless otherwise provided under the Act and/or any other applicable regulations or procedures; and

(ii) by making it available on a website pursuant to article 94(a)(ii), it shall be deemed to have been duly given, sent or served on the date on which the notice or document is first made available on the website, or unless otherwise provided under the Act and/or any other applicable regulations or procedures.

95. A notice may be given by the Company to the joint holders of a share by giving the notice to the joint holders first named in the register of members in respect of the share.

96. A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending it through the post in a prepaid letter addressed to them by name, or by the title or representatives of the deceased, or assignee of the bankrupt, or by any like description, at the address, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

97. (a) Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(i) (subject to the Act) every member;

(ii) every person entitled to share in consequence of the death or bankruptcy of a member who, but for his death or bankruptcy, would be entitled to receive notice of the meeting; and

(iii) the auditor of the Company for the time being.

(b) Unless the Board decides otherwise, no other person shall be entitled to receive notices of general meetings.

WINDING UP

98. (a) The Board shall have power in the name and on behalf of the Company to present a petition to the court for the Company to be wound up.

(b) If the Company is wound up the liquidator may, with the sanction of a special resolution of the Company and subject to article 6A(b), divide amongst the members in kind the whole or any part of the assets of the Company (whether they consist of property of the same kind or not) and may for that purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of any such assets in trustees upon such trusts for the benefits of the members as the liquidator with the like sanction, deems fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

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INDEMNITY

99. Subject to the provisions of and so far as may be permitted by the Act, every Director, Managing Director, Secretary and other officer of the Company and its subsidiaries and Affiliates, shall be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him or to be incurred by him in the execution and discharge of his duties or in relation thereto. Without prejudice to the generality of the foregoing, no Director, Managing Director, Secretary or other officer of the Company and its subsidiaries and Affiliates shall be liable for the acts, receipts, neglects or defaults of any other Director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Board for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same shall happen through his own negligence, default, breach of duty or breach of trust.

UNTRACEABLE MEMBERS

100. (a) Without prejudice to the rights of the Company under paragraph (b) of this article, the Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.

(b) The Company shall have the power to sell, in such manner as the Board deems fit, any shares of a member who is untraceable, but no such sale shall be made unless:

(i) all cheques or warrants in respect of dividends of the shares in question, being not less than three in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorized by the Constitution of the Company have remained uncashed;

(ii) so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the member who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and

(iii) the Company, if so required by the rules governing the listing of shares on the stock exchange on which it is listed (the “Designated Stock Exchange”), has given notice to, and caused advertisement in newspapers in accordance with the requirements of, the Designated Stock Exchange to be made of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three months or such shorter period as may be allowed by the Designated Stock Exchange has clasped since the date of such advertisement.

For the purpose of the foregoing, the “relevant period” means the period commencing twelve years before the date of publication of the advertisement referred to in paragraph (c) of this article and ending at the expiry of the period referred to in that paragraph.

(c) To give effect to any such sale the Board may authorize some person to transfer the said shares and an instrument of transfer signed or otherwise executed by or on behalf of such person shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to

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account for any money earned from the net proceeds which may be employed in the business of the Company or as it deems fit. Any sale under this article shall be valid and effective notwithstanding that the member holding the shares sold is dead, bankrupt or otherwise under any legal disability or incapacity.

SECRECY

101. No member shall be entitled to require discovery of or any information in respect of any detail of the Company’s trade or any matter which may be in the nature of a trade secret, mystery of trade or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board, it will be inexpedient in the interest of the members of the Company to communicate to the public save as may be authorized by law.

PERSONAL DATA

102. (a) A member who is a natural person is deemed to have consented to the collection, use and disclosure of his personal data (whether such personal data is provided by that member or is collected through a third party) by the Company (or its agents or service providers) from time to time for any of the following purposes:

(i) implementation and administration of any corporate action by the Company (or its agents or service providers);

(ii) internal analysis and/or market research by the Company (or its agents or service providers);

(iii) investor relations communications by the Company (or its agents or service providers);

(iv) administration by the Company (or its agents or service providers) of that member’s holding of shares in the capital of the Company;

(v) implementation and administration of any service provided by the Company (or its agents or service providers) to its members to receive notices of meetings, annual reports and other shareholder communications and/or for proxy appointment, whether by electronic means or otherwise;

(vi) processing, administration and analysis by the Company (or its agents or service providers) of proxies and representatives appointed for any general meeting (including any adjournment thereof) and the preparation and compilation of the attendance lists, minutes and other documents relating to any general meeting (including any adjournment thereof);

(vii) implementation and administration of, and compliance with, any provision of this Constitution;

(viii) compliance with any applicable laws, listing rules, take-over rules, regulations and/or guidelines; and

(ix) purposes which are reasonably related to any of the above purpose.

(b) Any member who appoints a proxy and/or representative for any general meeting and/or any adjournment thereof is deemed, to the fullest extent permitted by applicable laws, to have warranted that where such member discloses the personal data of such proxy and/or representative to the Company (or its agents or service providers), that member has obtained the prior consent of such proxy and/or representative for the collection, use and disclosure by the Company (or its agents or service providers) of the personal data of such proxy and/or representative for the purposes specified in article 102(a)(vi), and is deemed to have agreed to indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of such member’s breach of warranty.

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ANNEX D

[SAFARI CAYMAN L.P.]

AMENDED AND RESTATED

EXEMPTED LIMITED PARTNERSHIP

AGREEMENT

Dated [ ● ]

i

AMENDED AND RESTATED

EXEMPTED LIMITED PARTNERSHIP AGREEMENT

THIS AMENDED AND RESTATED EXEMPTED LIMITED PARTNERSHIP AGREEMENT is on the [ ● ] day of [ ● ], among [Pavonia Limited], as General Partner, Antelope Cayman CLP Limited, as Initial Limited Partner, and each person who is admitted to the Partnership as a limited partner in accordance with the provisions of this Agreement. Certain capitalized terms used herein shall have the meanings set forth in Section 1.1.

WHEREAS, the Partnership was formed as an exempted limited partnership on May 26, 2015 pursuant to an Exempted Limited Partnership Agreement dated May 26, 2015 (the “Original Agreement”) between the General Partner and the Initial Limited Partner, upon the filing of a statement pursuant to Section 9(1) of the Act with the Registrar of Exempted Limited Partnerships in the Cayman Islands;

WHEREAS, the Partnership was formed to effect the indirect acquisition of Broadcom Corporation and Avago Technologies Limited pursuant to a series of transactions to be effective as of the date hereof; and

WHEREAS, the parties hereto now wish to amend and restate the Original Agreement in its entirety as of the date hereof and as hereinafter set forth, in order to set out the terms and conditions applicable to the relationship among the Partners and the conduct of the business of the Partnership and to reflect the withdrawal of the Initial Limited Partner.

NOW THEREFORE, in consideration of the respective covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the Partners agree with each other that the Original Agreement shall be amended and restated in its entirety as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement the following words have the following meanings:

“Act” means the Exempted Limited Partnership Law (2014 Revision) of the Cayman Islands, as amended, and any successor to such statute;

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Fiscal Year of the Partnership (or other taxable period), (a) increased by any amounts that such Partner is obligated to restore under the standards set forth in U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under U.S. Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Fiscal Year (or such taxable period), are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and U.S. Treasury Regulations Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Fiscal Year (or such taxable period), are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.2(b)(i) or Section 5.2(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith;

“Affiliate” has the meaning set out in Section 1.2(a);

“Agreement” means this Amended and Restated Exempted Limited Partnership Agreement (including the Schedules attached hereto), as from time to time amended, supplemented or restated in accordance with the terms hereof;

“Auditor” means a nationally recognized independent public accounting firm appointed pursuant to Section 8.5;

“Broadcom” means Broadcom Corporation, a California corporation;

“Business Day” means any day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in the Cayman Islands or New York, New York are authorized by Law to be closed;

“Capital Account” has the meaning set out in Section 4.3;

“Capital Contribution” of a Partner means the total amount of cash and the Carrying Value of any property other than cash contributed, including any property deemed to be contributed, to the Partnership by that Partner (or such Partner’s predecessor in interest) in respect of Units held, purchased or issued to such Partner; provided, that, in the case of the Units to be issued pursuant to the Transaction Agreement and the Unit Merger, the amount of the contribution to the Partnership in respect of the issuance of such Unit shall be the amount determined in accordance with Section 4.2;

“Carrying Value” means with respect to any Property of the Partnership (other than money), such Property’s adjusted basis for United States federal income tax purposes, except as follows:

(i)	The initial Carrying Value of any Property contributed by a Partner to the Partnership shall be the gross fair market value of such Property, as reasonably determined by the General Partner;

(ii)

The Carrying Values of all such Properties shall be adjusted to equal their respective gross fair market values (in accordance with the rules set forth in U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and taking Section 7701(g) of the Code into account), as reasonably determined by the General Partner, at the time of any Revaluation pursuant to Section 4.3(c);

(iii)	The Carrying Value of any Property distributed to any Partner shall be adjusted immediately prior to such distribution to equal the gross fair market value (without regard to Section 7701(g) of the Code) of such Property on the date of distribution as reasonably determined by the General Partner;

(iv)	The Carrying Values of any such Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Income” and “Net Loss” or Section 5.2(b)(viii); provided, however, that Carrying Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv); and

(v)	If the Carrying Value of any such Property has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Property for purposes of computing Net Income and Net Loss;

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law;

“Combination” means any combination of shares or units, as the case may be, by reverse split, reclassification, recapitalization or otherwise;

“Common Units” has the meaning set out in Section 3.1;

“Controlled by” has the meaning set out in Section 1.2(b) and “Control”, “Controlling” and similar words have corresponding meanings;

“Current Market Price” has the meaning set out in Schedule A;

“Departing Partner” means any former General Partner;

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for U.S. federal income tax purposes for such Fiscal Year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other Period is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner;

“Direct Exchange” has the meaning set out in Schedule A;

“Economic Risk of Loss” has the meaning set forth in U.S. Treasury Regulations Section 1.752-2(a);

“Entity” means any of a partnership, limited partnership, joint venture, limited liability company, company or corporation with share capital, unincorporated association, or trust;

“Exchangeable Units” has the meaning set out in Section 3.1;

“Exchange Notice” has the meaning set out in Schedule A;

“Exchange Right” has the meaning set out in Schedule A;

“Exchanged Shares” has the meaning set out in Schedule A;

“Fiscal Year” has the meaning set out in Section 2.4;

“General Partner” means the general partner of the Partnership and any Person who is admitted to the Partnership as a successor to or permitted assign of the General Partner in accordance with Section 7.11 and the other provisions of this Agreement; as of the date hereof, the initial General Partner will be Holdings;

“Governmental Authority” means any (i) international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Group Member” means a member of the Partnership Group;

“Hedging Transaction” has the meaning set out in Section 3.2(b);

“holder” means, when used with reference to Units, a holder of Units as shown from time to time in the Record;

“Holdings” means [Pavonia Limited], a limited company incorporated under the laws of the Republic of Singapore;

“Holdings Control Transaction” has the meaning set out in Schedule A;

“Holdings Offer” has the meaning set out in Section 3.24(a);

“Holdings Shares” means the ordinary shares of Holdings;

“Holdings Successor” has the meaning set out in Section 11.1(a);

“Indemnitee” has the meaning set out in Section 7.7(a);

“Initial Limited Partner” means Antelope Cayman CLP Limited, a wholly owned Subsidiary of Holdings;

“Law” or “Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law, and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Limited Partner” means any person who is a limited partner of the Partnership;

“Net Income” and “Net Loss” mean, for U.S. federal income tax purposes, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)	Any income of the Partnership that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(ii)

Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;

(iii)	In the event the Carrying Value of any Property of the Partnership is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Carrying Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Carrying Value of the asset) or an item of loss (if the adjustment decreases the Carrying Value of the asset) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income and/or Net Loss;

(iv)	Gain or loss resulting from any disposition of any Property of the Partnership with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(v)	In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation;

(vi)	To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code is required, pursuant to U.S. Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income or Net Loss; and (vii) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.2(b) shall not be taken into account in computing Net Income and Net Loss;

Notwithstanding any other provision of this definition of Net Income and Net Loss, any items that are specially allocated pursuant to Section 5.2(b) hereof will not be taken into account in computing Net Income and Net Loss. The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.2(b) shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above;

“New Interests” has the meaning ascribed to such term in Section 3.4(b)(ii);

“New Shares” has the meaning ascribed to such term in Section 3.4(b)(ii);

“Nonrecourse Deductions” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(1) and 1.704-2(c);

“Nonrecourse Liability” has the meaning set forth in U.S. Treasury Regulations Section 1.752-1(a)(2) and 1.704-2(b)(3);

“Original Agreement” has the meaning set out in the recitals to this Agreement;

“Partner Nonrecourse Debt” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(4);

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(i)(2);

“Partner Nonrecourse Deductions” has the meaning set forth in U.S. Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2);

“Partners” means the General Partner and the Limited Partners and “Partner” means any one of them;

“Partnership” means [Safari Cayman L.P.], an exempted limited partnership registered in and formed under the laws of the Cayman Islands;

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity;

“Partnership Interest” means any equity interest in the Partnership, including any Unit;

“Partnership Minimum Gain” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d). A Partner’s share of Partnership Minimum Gain shall be computed in accordance with the provisions of U.S. Treasury Regulations Section 1.704-2(g);

“Percentage Interest” means, as of any date of determination, (i) as to any Exchangeable Units held by a Limited Partner, the product obtained by multiplying (a) 100 by (b) the quotient obtained by dividing (x) the number of such Exchangeable Units by (y) the Total Common Base, and (ii) as to the Common Units held by the General Partner, the product obtained by multiplying (a) 100 by (b) the quotient obtained by dividing the number of outstanding Holdings Shares by the Total Common Base;

“Permitted Transfer” has the meaning set out in Section 3.15(b);

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation or other Entity with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, or other Governmental Authority;

“Property” means an interest of any kind in any real, personal or intellectual (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property;

“Record” means the register of partnership interests required by the Act to be kept by the General Partner;

“Record Holder” means, as of any particular Business Day, the Person in whose name a Unit is registered on the books of the Registrar and Transfer Agent as of the opening of business on such Business Day, or with respect to other Partnership Interests (if any), the Person in whose name any such other Partnership Interest is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day;

“Registrar and Transfer Agent” means the registrar and transfer agent of the Units appointed from time to time by the General Partner, or, if no registrar and transfer agent is appointed, the General Partner;

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Sections 5.2(b)(i) through (vii);

“Restricted Period” means the period ending on the second anniversary of the Unit Effective Time; provided, however, that, in the event holders elect to receive Exchangeable Units pursuant to the Transaction Agreement with respect to fifteen percent (15%) or less of the outstanding shares of Broadcom common stock as of the Election Deadline (as defined in the Transaction Agreement), then the Restricted Period will end on the first anniversary of the Unit Effective Time; provided, further, that unless otherwise waived in writing in the sole discretion of the General Partner, in the event of a breach by any holder of the restrictions set forth in Section 3.2(b) or any representation made by such holder in an Exchange Notice, the Restricted Period applicable to such holder’s Exchangeable Units shall be extended by 2 years;

“Revaluation” has the meaning set out in Section 4.3(c);

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Subdivision” means any subdivision of shares or units, as the case may be, by any split, dividend, distribution, reclassification, recapitalization or otherwise;

“Subsidiary” has the meaning set out in Section 1.2(c);

“Tax Matters Partner” means the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code;

“Total Common Base” at any time means the total of the outstanding Exchangeable Units plus the number of Holdings Shares outstanding as at that time;

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of May 28, 2015, among Holdings, Partnership, Avago Technologies Limited, Avago Technologies Cayman Holdings Ltd., Avago Technologies Cayman Finance Limited, Buffalo CS Merger Sub, Inc., Buffalo UT Merger Sub, Inc. and Broadcom Corporation (including the Schedules attached thereto) as may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms;

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, conveyance, assignment, pledge, grant of a security interest or other lien, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) of (a) any Partnership Interest or (b) any equity or other interest (legal or beneficial) in any Partner if substantially all of the assets of such Partner consist solely of Partnership Interests, subject in all cases to Section 3.15(a);

“Unit” means the Exchangeable Units and Common Units authorized under this Agreement which shall constitute interests in the Partnership as provided in this Agreement and under the Act;

“Unit Effective Time” has the meaning set out in the Transaction Agreement;

“Unit Merger” has the meaning set out in the Transaction Agreement;

“Unitholder” means a holder of one or more Units as shown from time to time in the Record;

“Units Offer” has the meaning set out in Section 3.24(b); and

“Voting Trust Agreement” has the meaning set out in Schedule A.

1.2 Determination of Affiliate, Control and Subsidiary Status

(a)	Affiliate. In determining the “Affiliate” status of two entities, an Entity will be deemed to be an affiliate of another Entity if:

(i)	one of them is the direct or indirect Subsidiary of, or is directly or indirectly Controlled by, or directly indirectly Controls, the other; or

(ii)	both are directly or indirectly under common Control.

(b)	Control. An Entity will be deemed to be “Controlled by” one or more Persons if:

(i)	in the case of an Entity which is governed by trustees, a board of directors, or similar governing body composed of individuals:

(A)	voting securities or other interests of the Entity carrying more than 50% of the votes for the governing body of the Entity are held, otherwise than by way of security only, by or for the benefit of the Person or Persons; and

(B)	the votes carried by those securities or other interests are entitled, if exercised, to elect a majority of the individuals of the governing body of the Entity;

(ii)	in the case of an Entity (other than a limited partnership) which does not have trustees, a board of directors, or similar governing body composed of individuals, securities or other interests of the Entity, representing more than 50% of the outstanding securities or other interests, are held, otherwise than by way of security only, by or for the benefit of the Person or Persons, in circumstances where it can reasonably be expected that the Person or Persons directs the affairs of the Entity; or

(iii)	in the case of an Entity which is a limited partnership, each general partner of the limited partnership either is the Person or is Controlled by the Person.

Notwithstanding the foregoing, “Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) shall also mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(c)	Subsidiary. An Entity will be deemed to be a “Subsidiary” of another Entity if:

(i)	it is Controlled by:

(A)	that other,

(B)	that other and one or more Entities each of which is Controlled by that other, or

(C)	two or more Entities, each of which is Controlled by that other; or (ii) it is a Subsidiary of an Entity that is that other’s Subsidiary.

(d)	Beneficial Ownership.

(i)	A Person will be deemed to own beneficially securities beneficially owned by a Person Controlled by such first Person or by an Affiliate of either Person.

(ii)	A Person will be deemed to own beneficially securities beneficially owned by the Person’s Affiliates.

1.3 Headings

In this Agreement, the headings are for convenience of reference only, do not form a part of this Agreement and are not to be considered in the interpretation of this Agreement.

1.4 Interpretation

In this Agreement,

(a)	words importing the masculine gender include the feminine and neuter genders, corporations, partnerships and other Persons, and words in the singular include the plural, and vice versa, wherever the context requires;

(b)	the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(c)	all references to designated Articles, Sections and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement;

(d)	all accounting terms not otherwise defined will have the meanings assigned to them by, and all computations to be made will be made in accordance with, generally accepted accounting principles in the United States from time to time;

(e)	any reference to a statute will include and will be deemed to be a reference to the regulations and rules made pursuant to it, and to all amendments made to the statute, the regulations and the rules in force from time to time, and to any statute, regulation or rule that may be passed which has the effect of supplementing or superseding the statute referred to or the relevant regulation;

(f)	any reference to the Partnership taking any action shall be deemed to refer to the Partnership acting through the General Partner;

(g)	any reference to a Person will include and will be deemed to be a reference to any Person that is a successor to that Person; and

(h)	“hereof”, hereto”, herein”, and “hereunder” mean and refer to this Agreement and not to any particular Article, Section or other subdivision.

1.5 Currency

All references to currency in this Agreement are references to lawful money of the United States, unless otherwise indicated.

1.6 Schedules

The following are the schedules to this Agreement:

Schedule A — Rights and Preferences of Exchangeable Units of the Partnership

Schedule B — Definition of Permitted Transferee

ARTICLE 2

RELATIONSHIP BETWEEN PARTNERS

2.1 Formation and Name of the Partnership

The Partnership was formed as an exempted limited partnership pursuant to and in accordance with the laws of the Cayman Islands on May 26, 2015, and the rights and liabilities of the Partners shall be as provided in the Act except as herein otherwise expressly provided. The name of the Partnership shall be “[Safari Cayman L.P.]” or such other name or names as the General Partner may from time to time designate.

2.2 Purposes of the Partnership

The purpose of the Partnership shall be to: (i) acquire and hold interests in the shares of the corporations acquired pursuant to the transactions contemplated in the Transaction Agreement and, subject to the approval of the General Partner, interests in any other Persons; (ii) engage in any activity related to the capitalization and financing of the Partnership’s interests in such corporations and such other Persons; and (iii) engage in any activity that is incidental to or in furtherance of the foregoing and that is approved by the General Partner and that lawfully may be conducted by a limited partnership formed under the Act and this Agreement; provided, however, that, the Partnership shall not undertake business with the public in the Cayman Islands (other than so far as may be necessary to carry on the activities of the Partnership exterior to the Cayman Islands); provided, further, that, for so long as Exchangeable Units remain outstanding (not including Exchangeable Units held by Holdings and its Subsidiaries) and except pursuant to Section 9.4, the Partnership shall not engage, directly or indirectly, in any business activity that the General Partner determines in good faith would cause the Partnership to be treated as an association taxable as a corporation under Treasury Regulations Section 301.7701-3 or Section 7704 of the Code, or would cause the Partnership to become subject to the provisions of the U.S. Investment Company Act of 1940, as amended.

2.3 Office of the Partnership

The registered office of the Partnership is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or any other address in the Cayman Islands as the General Partner may designate in writing from time to time to the Limited Partners.

2.4 Fiscal Year

Subject to the General Partner determining otherwise or as otherwise may be required under the Code or applicable U.S. Treasury Regulation, the first fiscal period of the Partnership will end on the final day of the fiscal year of Holdings in which the Unit Effective Time occurs. Thereafter, each fiscal period commences on the date the fiscal period begins for Holdings and ends on the earlier of the date such fiscal period ends for Holdings or on the date of dissolution or other termination of the Partnership. Each fiscal period is referred to in this Agreement as a “Fiscal Year”.

2.5 Status of General Partner

The General Partner represents, warrants, covenants and agrees with each Limited Partner that it:

(a)	is a limited company incorporated under the Laws of the Republic of Singapore and is validly subsisting under those laws;

(b)	has the capacity and corporate authority to act as a general partner and to perform its obligations under this Agreement, and those obligations do not conflict with nor do they result in a breach of any of its organizational documents or any material agreement by which it is bound;

(c)	holds and will maintain the registrations necessary for the conduct of its business and has and will continue to have all material licenses and permits necessary to carry on its business as the General Partner of the Partnership in all jurisdictions where the activities of the Partnership require that licensing or other form of registration of the General Partner, including registration as a foreign company in accordance with Part IX of the Companies Law (2013 Revision) of the Cayman Islands; and

(d)	will devote as much time as is reasonably necessary for the conduct and management of the business and affairs of the Partnership in accordance with this Agreement.

2.6 Limitation on Authority of Limited Partners

No Limited Partner, in its capacity as such, will:

(a)	take part in the administration, control, management or operation of the business of the Partnership or exercise any power in connection with that control or management or transact business on behalf of the Partnership;

(b)	execute any document which binds or purports to bind any other Partner or the Partnership;

(c)	hold itself out as having the power or authority to bind any other Partner or the Partnership;

(d)	have any authority or power to act for or undertake any obligation or responsibility on behalf of any other Partner or the Partnership;

(e)	bring any action for partition or sale or otherwise in connection with the Partnership, or any interest in any property of the Partnership, whether real or personal, tangible or intangible, or file or register or permit to be filed, registered or remain undischarged any lien or charge in respect of any property of the Partnership; or

(f)	compel or seek a partition, judicial or otherwise, of any of the assets of the Partnership distributed or to be distributed to the Partners in kind in accordance with this Agreement.

2.7 [RESERVED]

2.8 Limited Liability of Limited Partners

Subject to the provisions of the Act, the liability of each Limited Partner for the debts, liabilities and obligations of the Partnership will be limited to the Limited Partner’s Capital Contribution, plus the Limited Partner’s share of any undistributed income of the Partnership. Following payment of a Limited Partner’s initial Capital Contribution, the Limited Partner will not be liable for any further claims or assessments or be required to make further contributions to the Partnership.

2.9 [RESERVED]

2.10 Other Activities of Partners

Limited Partners and their respective Affiliates and Affiliates of the General Partner may engage in businesses, ventures, investments and activities which may be similar to or competitive with those in which the Partnership is or might be engaged and those Persons will not be required to offer or make available to the Partnership any other business or investment opportunity which any of those Persons may acquire or be engaged in for its own account.

2.11 Withdrawal of the Initial Limited Partner

Immediately following the execution of this Agreement, the Initial Limited Partner shall (a) receive a return of any Capital Contribution made by the Initial Limited Partner to the Partnership, (b) withdraw as the Initial Limited Partner of the Partnership, and (c) have no further right, interest or obligation of any kind whatsoever as a Partner in the Partnership.

ARTICLE 3

PARTNERSHIP UNITS

3.1 Authorized Units

The interests in the Partnership of the Partners will be divided into and represented, as of the date hereof, by an unlimited number of only each of two classes of Units as follows: (i) interests of the General Partner will be represented by common partnership units (“Common Units”); and (ii) interests of Limited Partners will be represented by exchangeable limited partnership units (“Exchangeable Units”). Except in accordance with this Agreement, no other Partnership Interests, Units or other interests in the Partnership shall be issued other than as specified by the preceding sentence. Each of the Units will represent an interest in the Partnership having the preferences, rights, restrictions, conditions and limitations provided in this Agreement including:

(a)	the holders of Units will have the right to receive allocations of Net Income, Net Loss (and any items of income, gain, loss, or deduction that are specially allocated pursuant to Section 5.2(b)), taxable income and tax loss as provided in this Agreement;

(b)	the holders of the Units will have the right to share in returns of capital and to share in cash and any other distributions to Partners and to receive the remaining assets of the Partnership on dissolution or winding up in accordance with the terms of this Agreement; and

(c)	the holders of Units will have the right to receive notice of and to attend any meetings of Partners of the Partnership.

Except as otherwise specified in this Agreement, no Partner will have any preference, priority or right in any circumstance over any other Partner in respect of the Units held by each. For greater certainty, the General Partner’s interest in the Partnership is a single interest defined by reference to the Common Units held by it and any other Units that it might acquire in accordance with this Agreement.

3.2 Rights, Privileges, Restrictions and Conditions of Exchangeable Units

(a)	In addition to the preferences, rights, restrictions, conditions and limitations set out in Section 3.1 and this Section 3.2, each Exchangeable Unit will have the rights and preferences set out with respect to such Exchangeable Unit in Schedule A hereto.

(b)

Unless otherwise approved in writing by the General Partner in its sole discretion, until the end of the Restricted Period, no holder of Exchangeable Units (beneficial or of record) shall be a party to or otherwise participate, directly or indirectly, in any short sale, forward contract to sell, option or forward contract to purchase, swap or other hedging, synthetic, “put” equivalent or similar derivative instrument or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Exchangeable Units or any Holdings Shares, whether settled in cash or securities (any of the foregoing transactions, a “Hedging Transaction”).

(c)	Each Limited Partner acknowledges that, although as of the date of this Agreement the Exchangeable Units have been registered under the Securities Exchange Act, the General Partner is under no obligation to continue such registration and the General Partner shall be authorized to deregister the Exchangeable Units at any time that such registration is not legally required.

3.3 Issuance of Additional Units

(a)	Except for issuances of Units to Holdings pursuant to Section 3.4(b)(ii), from and after the issuance of the Exchangeable Units issued in connection with the Units Merger, the Partnership shall not issue any Units to Holdings nor any Units to any other Person.

(b)	The General Partner may, in its discretion, either retain the net proceeds from such issuance for use by the Partnership, or may cause the Partnership to distribute the net proceeds from any issuance of Units to Holdings for the purposes of funding redemption, repurchase or acquisition of Holdings Shares in accordance with Section 3.4(d).

(c)	No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interests, whether unissued, held in the treasury or hereafter created.

(d)	All Partnership Interests issued by the Partnership shall be fully paid and non-assessable Partnership Interests.

3.4 Capital Structure of the Partnership and Holdings

So long as any Exchangeable Units are outstanding:

(a)	The General Partner shall, and shall cause the Partnership to, take all actions reasonably necessary so that, at all times for as long as this Agreement is in effect, the economic rights of the holders of the Exchangeable Units and the economic rights of the General Partner as holder of the Common Units shall be proportionate to their respective Percentage Interests (for the avoidance of doubt, not taking into account Section 3.4(d), Section 5.4(a), Section 5.4(b), Section 5.4(f) or any other provision of this Agreement the effect of which is to cause the economic rights of the holders of the Exchangeable Units and the economic rights of the General Partner as holder of the Common Units to not be proportionate to their respective Percentage Interests).

(b)	Without limiting the generality of Section 3.4(a):

(i)	upon the issuance by the General Partner of any Holdings Shares (other than pursuant to the exercise of an Exchange Right or an issuance described in Section 3.5), including any issuance in connection with a business acquisition by Holdings, an equity incentive program or upon the conversion, exercise or exchange of any security or other instrument convertible into or exercisable or exchangeable for Holdings Shares, which, in each case, will result in a corresponding change in the Percentage Interests of the Partners in accordance with the definition of “Percentage Interests”, the General Partner shall contribute the proceeds of such issuance (net of any selling or underwriting discounts or commissions or other expenses, which for the avoidance of doubt, shall be deemed to be reimbursed by the Partnership in accordance with Section 5.4(f) and such reimbursement proceeds shall be deemed to be contributed by the General Partner to the Partnership) to the Partnership as a capital contribution on account of its Common Units; and

(ii)	if a new class of shares in the capital of Holdings is created and issued by Holdings (“New Shares”), the General Partner shall (either immediately before or after such issuance) (A) cause the Partnership to create a corresponding new class of Partnership Interests (“New Interests”) that has corresponding distribution rights to such New Shares, (B) cause the Partnership to issue one or more New Interests in exchange for the contribution by Holdings of the proceeds from the issuance of such New Shares (net of any selling or underwriting discounts or commissions or other expenses, which for the avoidance of doubt, shall be deemed to be reimbursed by the Partnership in accordance with Section 5.4(f) and such reimbursement proceeds shall be deemed to be contributed by the General Partner to the Partnership) to the Partnership, and (C) effect such amendments to this Agreement as are necessary in order to provide that the distributions and allocations on the New Interests to Holdings pursuant to this Agreement are made on terms that allow Holdings to fund distributions on such New Shares in accordance with their terms and such other amendments as are necessary such that the capital of Holdings in the Partnership continues to correspond with the outstanding capital of Holdings.

(c)	Other than in connection with any Direct Exchange, upon the exchange of any Exchangeable Units for Exchanged Shares pursuant to the exercise of an Exchange Right, as of the effective date of such exchange, each Exchanged Share issued in exchange for an Exchangeable Unit shall be deemed (i) to have been first contributed by Holdings to the Partnership as a capital contribution in respect of its Common Units and (ii) then immediately thereafter to have been delivered by the Partnership to the holder exercising the Exchange Right and the Exchangeable Unit shall be cancelled and shall cease to exist. Upon the exchange of any Exchangeable Units for the Cash Amount (as defined in Schedule A) pursuant to the exercise of an Exchange Right, as of the effective date of such exchange, each such Exchangeable Unit automatically shall be deemed cancelled concurrently with such payment, without any action on the part of any Person, including Holdings or the Partnership.

(d)	If Holdings proposes to redeem, repurchase or otherwise acquire any Holdings Shares for cash, the Partnership shall, immediately prior to such redemption, repurchase or acquisition, make a distribution to Holdings on its Common Units in an amount sufficient for Holdings to fund such redemption, repurchase or acquisition, as the case may be.

3.5 Reciprocal Changes

So long as any Exchangeable Units not owned by Holdings or its Subsidiaries are outstanding:

(a)	Holdings will not:

(i)	issue, dividend or otherwise distribute Holdings Shares (or securities exchangeable or exercisable for or convertible into or carrying rights to acquire Holdings Shares) to the holders of the then outstanding Holdings Shares (as such) by way of stock dividend or other distribution; or

(ii)	issue, dividend or otherwise distribute rights, options or warrants to the holders of the then outstanding Holdings Shares (as such) entitling them to subscribe for or to purchase Holdings Shares (or securities exchangeable or exercisable for or convertible into or carrying rights to acquire Holdings Shares); or

(iii)	issue, dividend or otherwise distribute to the holders of the then outstanding Holdings Shares (as such) (A) shares or securities of Holdings other than Holdings Shares (other than shares convertible into or exchangeable or exercisable for or carrying rights to acquire Holdings Shares), (B) rights, options or warrants other than those referred to in Section 3.5(a)(ii) hereof, (C) evidences of indebtedness of Holdings or (D) assets of Holdings, unless, in each case, the equitably equivalent on a per Exchangeable Unit basis of such Holdings Shares, rights, options, securities, warrants, shares, evidences of indebtedness or other assets is issued or distributed substantially simultaneously to holders of the Exchangeable Units; provided, that for greater certainty, the above restrictions shall not apply (A) to dividends or distributions on Holdings Shares where an equal distribution is substantially simultaneously made on each Exchangeable Unit in accordance with Section 5.4(a) or (B) to any securities issued or distributed by Holdings in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Transaction Agreement.

(b)	Holdings will not:

(i)	subdivide, redivide or change the then outstanding Holdings Shares into a greater number of Holdings Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding Holdings Shares into a lesser number of Holdings Shares; or

(iii)	reclassify or otherwise change Holdings Shares or effect an amalgamation, merger, reorganization or other transaction affecting Holdings Shares (other than an amalgamation, merger, reorganization or other transaction affecting Holdings Shares where such Holdings Shares are used as consideration in an acquisition by the Partnership or any Subsidiary of the Partnership),

unless, in each case, the same or an equitably equivalent change shall substantially simultaneously be made to, or in the rights of the holders of, the Exchangeable Units.

(c)	Holdings will ensure that the record date for any event referred to in Section 3.5(a) or 3.5(b) hereof or (if no record date is applicable for such event) the effective date for any such event, will be the same with respect to both the Exchangeable Units and the Holdings Shares, and that such record date or effective date is not less than five Business Days after the date on which such event is declared or announced by Holdings (with contemporaneous notification thereof by Holdings to the Partnership and thereafter by the Partnership to the Limited Partners).

(d)	The General Partner shall determine reasonably and in good faith, with the assistance of a reputable and qualified independent financial advisor selected by the General Partner and such other experts as the General Partner may require, equitable and economic equivalence for the purposes of any event referred to in Section 3.5(a) or 3.5(b) hereof and each such determination shall be conclusive and binding on Holdings.

(e)	The General Partner agrees to use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate distributions are paid or other distributions are made by the Partnership, or subdivisions, redivisions or changes are made to the Exchangeable Units, in order to implement the required equitable equivalence with respect to distributions on the Holdings Shares and Exchangeable Units as provided for in this Section 3.5.

(f)	The Partnership shall not effect any Subdivision or Combination of Exchangeable Units other than in accordance with this Section 3.5

3.6 Segregation of Funds

The General Partner will cause the Partnership to deposit a sufficient amount of funds in a separate account of the Partnership and segregate a sufficient amount of such other assets and property as is necessary to enable the Partnership to pay distributions and other amounts when due under Section 5.4(a) and to pay or otherwise satisfy its obligations under Article 2 of Schedule A hereto, as applicable.

3.7 Reservation of Holdings Shares

Holdings hereby represents, warrants and covenants in favor of the Partnership that Holdings has reserved for issuance and will, at all times while any Exchangeable Units (other than Exchangeable Units held by Holdings or its Subsidiaries) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued share capital at least such number of Holdings Shares (or other shares or securities into which Holdings Shares may be reclassified or changed as contemplated by Section 3.4) without duplication (a) as is equal to the sum of (i) the number of Exchangeable Units issued and outstanding from time to time and (ii) the number of Exchangeable Units issuable upon the exercise of all rights to acquire Exchangeable Units outstanding from time to time and (b) as are now and may hereafter be required to enable and permit Holdings to meet its obligations under any other security or commitment pursuant to which Holdings may now or hereafter be required to issue Holdings Shares, and to enable and permit the Partnership to meet its obligations hereunder.

3.8 Notification of Certain Events

In order to assist Holdings to comply with its obligations hereunder, the General Partner will notify Holdings of each of the following events at the time set forth below:

(a)	immediately, upon receipt by the Partnership of an Exchange Notice;

(b)	on the same date on which the Partnership gives written notice to holders of Exchangeable Units of a mandatory exchange in accordance with Article 2 of Schedule A hereto; and

(c)	as soon as practicable upon the issuance by the Partnership of any Exchangeable Units or rights to acquire Exchangeable Units.

3.9 Delivery of Holdings Shares to the Partnership

Other than in connection with any Direct Exchange, upon notice from the Partnership of any event that requires the Partnership to cause Holdings Shares to be delivered to any holder of Exchangeable Units, the General Partner shall forthwith issue and deliver or cause to be delivered, for and on behalf of the Partnership, the requisite number of Holdings Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Units. All such Holdings Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such Holdings Share, Holdings shall be deemed to have made a capital contribution to the Partnership as provided in Section 3.4(c).

3.10 Qualification of Holdings Shares

If any Holdings Shares (or other shares or securities into which Holdings Shares may be reclassified or changed as contemplated by Section 3.4) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any United States federal or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfillment of any other United States legal requirement before such shares (or such other shares or securities) may be issued and delivered by Holdings to the holder of surrendered Exchangeable Units or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on Transfer by reason of a holder being an “affiliate” of Holdings for purposes of United States federal or state securities law), Holdings will use it reasonable best efforts to expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause such Holdings Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States law. Holdings will use its reasonable best efforts to expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Holdings Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Holdings Shares (or such other shares or securities) have been listed by Holdings and remain listed and are quoted or posted for trading at such time.

3.11 Subscription for Units

No subscription may be made or will be accepted for a fraction of a Unit.

3.12 Admittance as Limited Partner

Upon the issuance of Units to any new Limited Partner, all Partners will be deemed to consent to the admission of such Limited Partner, the General Partner will be deemed to have executed this Agreement on behalf of the new Limited Partner as their duly appointed attorney and to have caused the Record to be amended, and any other documents as may be required by the Act or under similar legislation of other jurisdictions to be filed or amended, specifying the prescribed information and causing the foregoing information in respect of the new Limited Partner to be included in other Partnership books and records.

3.13 Payment of Expenses

The Partnership will pay, to the extent contemplated by any agreement, indenture, prospectus or other offering document, all costs, disbursements and other fees and expenses incurred, by the Partnership or on its behalf, in connection with:

(a)	the organization of the Partnership;

(b)	the Unit Merger;

(c)	the registration of the Partnership under the Act and under similar legislation of other jurisdictions; and

(d)	the issuance and sale of any additional Units.

3.14 Record of Limited Partners

The General Partner shall keep or cause to be kept at its principal place of business a current Record stating for each Limited Partner the Limited Partner’s name, address, the amount of money and/or the value of other property contributed or to be contributed by the Limited Partner to the Partnership, the number of Units held by each Limited Partner and any other information required under the Act. Registration of interests in, and as provided in Section 3.15 Transfers of, Units will be made only in the Record. The General Partner shall cause to be maintained at the registered office of the Partnership a record of the address at which the Record is maintained.

3.15 Restriction on Transfers

(a)	Unless otherwise approved in writing by the General Partner in its sole discretion, no holder of Units may Transfer any interest in any Units, except Transfers (i) pursuant to and in accordance with Section 3.15(b) or (ii) following the end of the Restricted Period. Notwithstanding the foregoing, “Transfer” shall not include an event that terminates the existence of a Partner for income tax purposes (including, without limitation, a change in entity classification of a Partner under Treasury Regulations Section 301.7701-3, termination of a partnership pursuant to Code Section 708(b)(1)(B), a sale of assets by, or liquidation of, a Partner pursuant to an election under Code Section 338, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Partner), but that does not terminate the existence of such Partner under applicable state law (or, in the case of a trust that is a Partner, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Partnership Interests of such trust that is a Partner).

(b)	The restrictions contained in Section 3.15(a) shall not apply to any Transfer (each, a “Permitted Transfer”) (i) (A) pursuant to a Holdings Control Transaction, (B) pursuant to the exercise of an Exchange Right in accordance with the terms of this Agreement or (C) by a Partner to Holdings or any of its Subsidiaries, (ii) by any Partner, to any member of such Partner’s immediate family, or to trusts solely for the benefit of such Partner (or, to the extent that such Partner is not a natural person, the ultimate beneficial owner of the Units held by such Partner) or any member of such Partner’s (or such beneficial owner’s) immediate family, by will or otherwise upon the death of such Partner or otherwise for estate planning purposes, by operation of law, to any other Partner, or for charitable purposes or as charitable gifts or donations, and (iii) to any Person who is a Permitted Transferee as defined on Schedule B; provided, however, that (A) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (B) in the case of the foregoing clauses (ii) and (iii), the transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement.

(c)	By acceptance of the Transfer of any Unit, each transferee of a Unit (including any nominee holder or an agent or representative acquiring such Units for the account of another Person) (i) shall be admitted to the Partnership as a Partner with respect to the Units so transferred to such transferee when any such Transfer or admission is reflected in the Record, (ii) shall be deemed to agree to be bound by the terms of this Agreement, (iii) shall become the Record Holder of the Units so transferred, (iv) grants powers of attorney to the General Partner, as specified herein, and (v) makes the consents and waivers contained in this Agreement. The Transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.

(d)	No change of name or address of a Limited Partner, no Transfer of a Unit and no admission of a substituted Limited Partner in the Partnership will be effective for the purposes of this Agreement until the requirements set out in this Article 3 have been satisfied, and until that change, Transfer, substitution or addition is duly reflected in an amendment to the Record as may be required by the Act. The names and addresses of the Limited Partners as reflected from time to time in the Record, as from time to time amended, will be conclusive as to those facts for all purposes of the Partnership.

(e)	Where the transferee complies with all applicable provisions and is entitled to become a Limited Partner pursuant to the provisions of this Agreement, the General Partner shall admit the transferee to the Partnership as a substituted Limited Partner and the Limited Partners hereby consent to the admission of, and will admit, the transferee to the Partnership as a Limited Partner, without further act of the Limited Partners (other than as may be required by law).

3.16 Notice of Change to General Partner

No name or address of a Limited Partner will be changed and no Transfer of a Unit or substitution or addition of a Limited Partner in the Partnership will be recorded on the Record except pursuant to a notice in writing received by the General Partner.

3.17 Inspection of Record

A Limited Partner, or an agent of a Limited Partner duly authorized in writing, has the right to inspect and make copies from the Record during normal business hours.

3.18 Amendment of Record

The General Partner, on behalf of the Partnership, may effect such filings, recordings, registrations and amendments to the Record and to any other documents and at any places as in the opinion of counsel to the Partnership are necessary or advisable to reflect changes in the membership of the Partnership, Transfers of Units and dissolution or de-registration of the Partnership as provided in this Agreement and to constitute a transferee as a Limited Partner.

3.19 Non-Recognition of Nominees

Units may be held by nominees on behalf of the beneficial owners of the Units. Notwithstanding the foregoing, except as provided in this Agreement, as required by Law or as recognized by the General Partner in its sole discretion, no Person will be recognized (including in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code) by the Partnership or any Limited Partner as holding any Unit on behalf of another Person with the beneficial interest in that other Person, and the Partnership and Limited Partners will not be bound or compelled in any way to recognize (even when having actual notice) any equitable, contingent, future or partial interest in any Unit or in any fractional part of a Unit or any other rights in respect of any Unit except an absolute right to the entirety of the Unit in the Limited Partner shown on the Record as holder of that Unit.

3.20 Incapacity, Death, Insolvency or Bankruptcy

Where a Person becomes entitled to Units on the incapacity, death, insolvency, or bankruptcy of a Limited Partner, or otherwise by operation of Law, in addition to the requirements of Section 3.15, that entitlement will not be recognized or entered into the Record until that Person:

(a)	has produced evidence satisfactory to the Registrar and Transfer Agent of that Person’s entitlement; and

(b)	has delivered any other evidence, approvals and consents in respect to that entitlement as the Registrar and Transfer Agent may require and as may be required by Law or by this Agreement.

3.21 No Transfer upon Dissolution

No Transfer of Units may be made or will be accepted or entered into the Record after the occurrence of any of the events set out in Section 13.1.

3.22 Form of Units

(a)	Units shall not be certificated unless otherwise determined by the General Partner in its sole discretion. If the Partnership determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Partnership, by the Chief Executive Officer of the General Partner and any other officer designated by the General Partner, representing the number of Units held by such holder. Such certificate shall be in such form as the General Partner may determine and shall contain such legends as required by Law or as deemed appropriate by the General Partner to alert third parties to the terms, conditions and restrictions contained in this Agreement. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law.

(b)

If Units are certificated, the General Partner may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Partnership alleged to have been lost, stolen or destroyed, upon delivery to the General Partner of an affidavit of the owner or owners of such certificate, setting forth such allegation. The General Partner may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Partnership a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c)	Upon surrender to the Partnership or the Registrar and Transfer Agent of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to Transfer, in compliance with the provisions hereof, the Partnership shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the General Partner may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

3.23 Record Holders

In accordance with Section 3.15, the Partnership shall be entitled to recognize the Record Holder as the Limited Partner with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof, except as otherwise provided by applicable Law. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand and such other Person on the other hand, such representative Person shall be the Record Holder of such Units. A Person may become a Record Holder without the consent or approval of any Partner.

3.24 Offers for Units

For so long as Exchangeable Units remain outstanding (not including Exchangeable Units held by Holdings and its Subsidiaries):

(a)

no tender offer, share exchange offer, merger, amalgamation, consolidation, recapitalization, reorganization or similar transaction with respect to Holdings Shares (a “Holdings Offer”) will be proposed or recommended by Holdings or the Holdings Board of Directors or otherwise effected with the consent or approval of the Holdings Board of Directors unless the holders of Exchangeable Units (other than Holdings and its Subsidiaries) are entitled to participate in such Holdings Offer to the same extent and on an equitably and economically equivalent basis as the holders of Holdings Shares, without discrimination. Without limiting the generality of the foregoing, except in order to permit the Holdings Board of Directors to fulfill its fiduciary duties under applicable law, neither Holdings nor the Holdings Board of Directors will approve or recommend any Holdings Offer or take any action in furtherance of a Holdings Offer unless, and Holdings will act in good faith to put in place procedures or to cause the Transfer Agent to put in place procedures to ensure that, the holders of

Exchangeable Units may participate in such Holdings Offer and any exchange required thereby shall be conditional upon and shall only be effective if the Holdings Shares tendered or deposited under such Holdings Offer are taken up); and

(b)	no tender offer, share exchange offer, merger, amalgamation, consolidation, recapitalization, reorganization or similar transaction with respect to Exchangeable Units (a “Units Offer”) will be proposed or recommended by Holdings or the Holdings Board of Directors or otherwise effected with the consent or approval of the Holdings Board of Directors unless the holders of Holdings Shares (other than Holdings and its Subsidiaries) are entitled to participate in such Units Offer to the same extent and on an equitably and economically equivalent basis as the holders of Exchangeable Units, without discrimination.

3.25 Ordinary Market Purchases

For greater certainty, nothing contained in this Agreement, including the obligations of Holdings contained in Section 3.24, shall limit the ability of Holdings to make a “Rule l0b-18 Purchase” of Holdings Shares pursuant to Rule 10b-18 of the Securities Exchange Act.

ARTICLE 4

CAPITAL CONTRIBUTIONS AND ACCOUNTS

4.1 General Partner Contribution

The General Partner has made an initial contribution of $[ ● ] to the capital of the Partnership.

4.2 [RESERVED]

4.3 Maintenance of Capital Accounts

(a)

There shall be established for each Partner on the register of the Partnership as of the date such Partner becomes a Partner a capital account (each being a “Capital Account”), which Capital Account shall be maintained in accordance with the provisions of U.S. Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the other provisions of this Agreement relating to the maintenance of Capital Accounts. Each Capital Contribution by any Partner, if any, shall be credited to the Capital Account of such Partner on the date such Capital Contribution is made to the Partnership. In addition, each Partner’s Capital Account shall be (a) credited with (i) such Partner’s allocable share of any Net Income of the Partnership and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Section 5.2(b), and (ii) the amount of any Partnership liabilities that are assumed by the Partner or secured by any Partnership property distributed to the Partner, (b) debited with (i) the amount of distributions (and deemed distributions) to such Partner of cash or the Carrying Value of other property so distributed, (ii) such Partner’s allocable share of Net Loss of the Partnership and any items in the nature of deduction or loss that are specially allocated to such Partner pursuant to Section 5.2(b), and (iii) the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by the Partner to the Partnership and (c) otherwise maintained in accordance with the provisions of the Code and the U.S. Treasury Regulations promulgated thereunder. Any other item which is required to be reflected in a Partner’s Capital Account under Section 704(b) of the Code and the U.S. Treasury Regulations promulgated thereunder or otherwise under this Agreement or the Act shall be so reflected. The General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership. Interest shall not be payable on Capital Account balances. Notwithstanding anything to the contrary contained in this Agreement, the General Partner shall maintain the Capital Accounts of the Partners in accordance with the principles and requirements set forth in Section 704(b) of the Code and the U.S. Treasury Regulations promulgated thereunder and the Act.

(b)	A transferee of Units shall succeed to a pro rata portion of the Capital Account of the transferor based on the number of Units so Transferred.

(c)	The Partnership shall revalue the Capital Accounts of the Partners in accordance with U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “Revaluation”) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Partnership by a new or existing Partner as consideration for one or more Units; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property in respect of one or more Units; (iii) the issuance by the Partnership of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Partnership (as described in U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); and (iv) the liquidation of the Partnership within the meaning of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners.

(d)	Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the General Partner shall determine, in its sole discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to give economic effect to the manner in which distributions are made to the Partners pursuant to the provisions of Sections 5.4 and 13.3, the General Partner may make such modification.

ARTICLE 5

PARTICIPATION IN PROFITS AND LOSSES

5.1 [RESERVED]

5.2 Allocation for Capital Account Purposes

(a)	In General.

(i)	Subject to Section 5.2(a)(ii), and after giving effect to the special allocations set forth in Section 5.2(b), Net Income (Net Loss) of the Partnership for each Fiscal Year or other taxable period shall be allocated among the Capital Accounts of the Partners as follows:

(A)	Net Income of the Partnership shall first be allocated to the holders of Exchangeable Units pro rata in proportion to the relative number of Exchangeable Units held by each such holder, until the cumulative amount of Net Income allocated to the holders of Exchangeable Units pursuant to this Section 5.2(a)(i)(A) is equal to the sum of (I) the cumulative amount distributed to such holders pursuant to Section 5.4 during, or with respect to, the current Fiscal Year or any prior period and (II) any Net Loss (expressed as a positive number) previously allocated to the holders of Exchangeable Units.

(B)	Thereafter, Net Income of the Partnership shall be allocated to the holder of Common Units.

(C)	Net Loss of the Partnership shall first be allocated in a manner such that the Adjusted Capital Account of each Partner, immediately after making such allocation is, as nearly as possible, equal to an amount (expressed as a percentage of the aggregate Adjusted Capital Account balances of all Partners) equal to such Partner’s Percentage Interest.

(D)	Thereafter, Net Loss of the Partnership shall be allocated among the Partners pro rata in accordance with each Partner’s Percentage Interest.

(ii)

Notwithstanding Section 5.2(a)(i), but subject to Section 5.2(b), Net Income and Net Loss (or items thereof) of the Partnership realized in connection with the sale or other disposition by the Partnership of all or substantially all of its assets (including for this purpose a Revaluation in accordance with Section 4.3(c)) shall be allocated among the Partners in a manner such that the Adjusted Capital Account of each Partner, immediately after making such allocation is, as nearly as possible, equal to an amount (expressed as a percentage of the aggregate Adjusted Capital

Account balances of all Partners) equal to such Partner’s Percentage Interest.

(b)	Special Allocations. Notwithstanding any other provision of this Section 5.2, the following special allocations shall be made for each Fiscal Year or other taxable period:

(i)	Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.2, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in U.S. Treasury Regulations Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.2(b)(i), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.2(b) with respect to such taxable period (other than an allocation pursuant to Sections 5.2(b)(iii) and (iv)). This Section 5.2(b)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in U.S. Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)	Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 5.2 (other than Section 5.2(b)(i)), except as provided in U.S. Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in U.S. Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.2(b)(ii), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.2(b), other than Section 5.2(b)(i) and other than an allocation pursuant to Sections 5.2(b)(v) and (vi), with respect to such taxable period. This Section 5.2(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in U.S. Treasury Regulations Section 1.704-2(i) (4) and shall be interpreted consistently therewith.

(iii)

Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in U.S. Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the U.S. Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 5.2(b)(i) or (ii). This Section 5.2(b)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)	Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to U.S. Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.2(b)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 5.2 have been tentatively made as if this Section 5.2(b)(iv) were not in this Agreement.

(v)	Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the holders of the Common Units and the Exchangeable Units in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the U.S. Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi)	Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with U.S. Treasury Regulations Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii)	Nonrecourse Liabilities. Nonrecourse Liabilities of the Partnership described in U.S. Treasury Regulations Section 1.752-3(a)(3) shall be allocated among the Partners in a manner chosen by the General Partner and consistent with such Treasury Regulation.

(viii)	Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the U.S. Treasury Regulations.

(ix)	Curative Allocation.

(A)	The Required Allocations are intended to comply with certain requirements of the U.S. Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.2(b)(ix). Therefore, notwithstanding any other provision of this Article 5 (other than the Required Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate (taking into account required future allocations) so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Required Allocations were not part of this Agreement and all Partnership items were allocated pursuant to the economic agreement among the Partners.

(B)	The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 5.2(b)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.2(b)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

5.3 Allocation of Net Income and Losses for Tax Purposes

(a)	Except as otherwise provided herein, each item of income, gain, loss and deduction shall be allocated, for U.S. federal income tax purposes, among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.2(a).

(b)	In accordance with Section 704(c) of the Code and the U.S. Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Partnership and with respect to reverse Code Section 704(c) allocations described in U.S. Treasury Regulations 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for U.S. federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using any allocation method under U.S. Treasury Regulations Section 1.704-3 as the General Partner may decide. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.3, Section 704(c) of the Code (and the principles thereof), and U.S. Treasury Regulations Section 1.704-1(b)(4)(i) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

(c)	The General Partner shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its sole discretion. For the proper administration of the Partnership and for the preservation of uniformity of Units (or any portion or class or classes thereof), the General Partner may (i) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of U.S. Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of Units (or any portion or class or classes thereof), and (ii) adopt and employ or modify such conventions and methods as the General Partner determines in its sole discretion to be appropriate for (A) the determination for U.S. federal income tax purposes of items of income, gain, loss, deduction and credit and the allocation of such items among Partners and between transferors and transferees under this Agreement and pursuant to the Code and the U.S. Treasury Regulations promulgated thereunder, (B) the determination of the identities and tax classification of Partners, (C) the valuation of Partnership assets and the determination of tax basis, (D) the allocation of asset values and tax basis, and (E) the adoption and maintenance of accounting methods.

(d)	For purposes of determining the items of Partnership income, gain, loss, deduction, or credit allocable to any Partner for U.S. federal income tax purposes with respect to any period, such items shall be determined on a daily, monthly, quarterly or other basis, as determined by the General Partner in its sole discretion, using any permissible method under Section 706 of the Code and the U.S. Treasury Regulations promulgated thereunder.

(e)	Allocations that would otherwise be made to a Partner under the provisions of this Article 5 shall instead be made to the beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner in its sole discretion.

5.4 Distributions

(a)	Subject to Sections 5.4(c) and 5.4(f), if a dividend or distribution shall have been declared and be payable in respect of a Holdings Share (excluding where a dividend or distribution is effected in accordance with Section 3.5), the General Partner shall cause the Partnership to:

(i)	make a distribution in respect of each Exchangeable Unit in an amount equal to the dividend or distribution payable in respect of a Holdings Share; and

(ii)	make a distribution in respect of the outstanding Common Units in an amount equal to the aggregate amount of the dividends or distributions payable in respect of the Holdings Shares;

(b)	Notwithstanding any other provision of this Agreement or the Act, the General Partner is authorized to take any action that may be required to cause the Partnership or any of its Affiliates to comply with any withholding requirements established under the Code (including pursuant to Sections 1441, 1442, 1445, 1446 and 3406), or any other federal, state, local or foreign law. To the extent that the Partnership is required to or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code) or to the extent that any payments made to the Partnership are subject to withholding as a result of such payments being attributable to any particular Partner, the General Partner may treat the amount withheld as a distribution of cash to such Partner pursuant to Sections 5.4 and 13.3 in the amount of such withholding from or in respect of such Partner. The General Partner may treat taxes paid by the Partnership on behalf of, or amounts previously withheld with respect to, all or less than all of the Partners, as a distribution of cash to such Partners. In any such case, unless such amount was withheld from amounts otherwise distributable to such Partner hereunder, it shall be treated as an advance to such Partner which shall be repayable on demand and if not repaid may be set off against subsequent distributions to such Partner.

(c)	Notwithstanding Section 5.4(a), in the event of the dissolution of the Partnership, all receipts received during or after the Fiscal Year quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 13.3.

(d)

Each distribution in respect of a Partnership Interest shall be paid by the Partnership directly or through the Registrar and Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(e)	Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to a Partner or a Record Holder if such distribution would violate the Act or other applicable Law.

(f)	Notwithstanding the provisions of Section 5.4(a), the General Partner, in its sole discretion, may authorize that to the extent that the General Partner determines in good faith that expenses or other obligations of Holdings are related to its role as the General Partner or the business and affairs of Holdings that are conducted through the Partnership or any of the Partnership’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) distributions may be made to Holdings (which distributions shall be made without pro rata distributions to the other Partners) in amounts required for Holdings to pay: (i) any tax liabilities of Holdings, (ii) any operating, administrative and other similar costs incurred by Holdings (including (w) payments in respect of indebtedness and equity securities of Holdings to the extent the proceeds are used or will be used by Holdings to pay expenses or other obligations described in this Section 5.4(f) (in either case only to the extent economically equivalent indebtedness or equity securities of the Partnership were not issued to Holdings), (x) indemnification obligations of Holdings owing to directors, officers, employees or other persons under Holdings’ articles, charter, by-laws or other governing documents or pursuant to written agreements with any such person, (y) obligations of Holdings in respect of director and officer insurance (including premiums therefor) and (z) payments pursuant to any legal, tax, accounting and other professional fees and expenses); (iii) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, Holdings; (iv) fees and expenses (including any underwriters discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the board of directors of Holdings, including any fees and expenses incurred in connection the registration, qualification or listing of any Holdings Shares (or other shares or securities into which Holdings Shares may be reclassified or changed as contemplated by Section 3.4) as contemplated by Section 3.10; and (v) other fees and expenses in connection with the maintenance of the existence of Holdings (including any costs or expenses associated with being a public company listed on any national securities exchange and compliance with applicable Laws or the requirements of a Governmental Authority). For the avoidance of doubt, distributions made under this Section 5.4(f) may not be used to pay or facilitate dividends or distributions on the Holdings Shares and must be used solely for one of the express purposes set forth pursuant to the immediately preceding sentence. All distributions under this Section 5.4(f) shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code.

5.5 Repayments

If, as determined in good faith by the General Partner, it appears that any Partner has received an amount under this Article 5 which is in excess of that Partner’s entitlement, the Partner will, promptly upon notice from the General Partner, reimburse the Partnership to the extent of the excess, and failing immediate reimbursement, the General Partner may withhold the amount of the excess (with interest at the rate of ten percent (10%) from time to time calculated and compounded monthly) from further distributions otherwise due to the Partner.

ARTICLE 6

WITHDRAWAL OF CAPITAL CONTRIBUTIONS

6.1 Withdrawal

No Limited Partner has the right to withdraw any of the Limited Partner’s Capital Contribution or other amount or to receive any cash or other distribution from the Partnership except as provided for in this Agreement and except as permitted by Law.

ARTICLE 7

POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER

7.1 Duties and Obligations

(a)	The General Partner (or its agents or delegates) has (exercisable in its absolute discretion):

(i)	unlimited liability for the debts, liabilities and obligations of the Partnership;

(ii)	subject to the terms of this Agreement and to any applicable limitations set out in the Act and applicable similar legislation in other jurisdictions, the full and exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of the Partnership; and

(iii)	subject to the terms of this Agreement and to any applicable limitations set out in the Act and applicable similar legislation in other jurisdictions, the full and exclusive right, power and authority to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed, agreement or document necessary for or incidental to carrying out the business of the Partnership for and on behalf of and in the name of the Partnership and so as to bind the Partnership.

(b)	An action taken by the General Partner on behalf of the Partnership is deemed to be the act of the Partnership and binds the Partnership.

(c)	In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any

Partner (including the General Partner) of any action taken (or not taken) by it. The General Partner and the Partnership shall not have any liability to a Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions so long as the General Partner has acted pursuant to its authority under this Agreement.

7.2 Specific Powers and Duties

(a)	Without limiting the generality of Section 7.1 but subject to the terms of this Agreement and the rights of the Limited Partners set forth herein, the General Partner will have full power and authority for and on behalf of and in the name of the Partnership to do all things and on such terms as it determines, in its sole discretion, to be necessary or appropriate to conduct the business of the Partnership, including without limitation the following:

(i)	negotiate, execute and perform all agreements, conveyances, deeds, powers of attorney or other instruments which require execution by or on behalf of the Partnership involving matters or transactions with respect to the Partnership’s business (and those agreements may limit the liability of the Partnership to the assets of the Partnership, with the other party to have no recourse to the assets of the General Partner, even if the same results in the terms of the agreement being less favorable to the Partnership);

(ii)	open and manage bank accounts in the name of the Partnership and spend the capital of the Partnership in the exercise of any right or power exercisable by the General Partner under this Agreement;

(iii)	mortgage, charge, assign by way of security or otherwise, hypothecate, pledge or otherwise create a security interest in all or any property of the Partnership and its Subsidiaries now owned or later acquired, and in connection therewith to make, issue, accept, endorse and execute promissory notes, drafts, bills of exchange, guarantees and other instruments and evidence of indebtedness and the General Partner shall have full power and authority on behalf of the Partnership and with the power to bind the Partnership thereby and without prior consultation of the Partners to secure the payment thereof by mortgage, charge, pledge or assignment by way of security interest of otherwise in all or any part of the Partnership’s assets;

(iv)	manage, control and develop all the activities of the Partnership and take all measures necessary or appropriate for the business of the Partnership or ancillary to the business and may, from time to time, in its sole discretion propose combinations with any Person, which proposal(s) will be subject to requisite approval by the Partners;

(v)	incur all costs and expenses in connection with the Partnership;

(vi)	employ, retain, engage or dismiss from employment, personnel, agents, representatives or professionals or other investment participants with the powers and duties upon the terms and for the compensation as in the discretion of the General Partner may be necessary or advisable in the carrying on of the business of the Partnership;

(vii)	engage agents, including, subject to Section 7.9, any Affiliate of the General Partner, to assist it to carry out its management obligations to the Partnership or subcontract administrative functions to the General Partner or, subject to Section 7.9, any Affiliate of the General Partner, including, without limitation, the Registrar and Transfer Agent;

(viii)	invest cash assets of the Partnership that are not immediately required for the business of the Partnership in short term investments;

(ix)	act as attorney in fact or agent of the Partnership in disbursing and collecting moneys for the Partnership, paying debts and fulfilling the obligations of the Partnership and handling and settling any claims of the Partnership;

(x)	commence or defend any action or proceeding in connection with the Partnership and otherwise engage in the conduct of litigation, arbitration or mediation and incur legal expense and the settlement of claims and litigation:

(xi)	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests, and the incurring of any other obligations;

(xii)	the making of tax, regulatory and other filings, or rendering of periodic or other reports to any Governmental Authority or other agencies having jurisdiction over the business or assets of the Partnership;

(xiii)	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person;

(xiv)	the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the lending of funds to other Persons; the repayment or guarantee of obligations of any Group Member and the making of capital contributions to any Group Member;

(xv)	the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Partnership’s Subsidiaries from time to time);

(xvi)	retain legal counsel, experts, advisors or consultants as the General Partner consider appropriate and rely upon the advice of those Persons;

(xvii)	appoint the Registrar and Transfer Agent;

(xviii)	do anything that is in furtherance of or incidental to the business of the Partnership or that is provided for in this Agreement;

(xix)	obtain any insurance coverage for the benefit of the Partnership, the Partners and Indemnitees;

(xx)	the indemnification of any Person against liabilities and contingencies to the extent permitted by Law;

(xxi)	the purchase, sale or other acquisition or disposition of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests;

(xxii)	the undertaking of any action in connection with the Partnership’s participation in the management of the Partnership Group through its directors, officers or employees or the Partnership’s direct or indirect ownership of the Group Members;

(xxiii)	cause to be registered for resale under securities Laws, any securities of, or any securities convertible or exchangeable into securities of, the Partnership held by any Person, including the General Partner or any Affiliate of the General Partner;

(xxiv)	carry out the objects, purposes and business of the Partnership;

(xxv)	execute, acknowledge and deliver the documents necessary to effectuate any or all of the foregoing or otherwise in connection with the business of the Partnership, including, but not limited to, executing and filing any statement required by the Act, as necessary or advisable to allow the Partnership to conduct business in any jurisdiction where the Partnership conducts business; and

(xxvi)

do all or any other acts as are required of the General Partner by this Agreement or as are necessary or desirable in the reasonable opinion of the General Partner in furtherance of the foregoing power for or as may be incidental to the conduct of the business of the Partnership and consistent with this Agreement.

(b)	No Persons dealing with the Partnership will be required to enquire into the authority of the General Partner to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for or on behalf of or in the name of the Partnership.

7.3 Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

(a)	The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine, in its sole discretion.

(b)	Any Group Member (including the Partnership) may lend or contribute to any other Group Member, and any Group Member may borrow from any other Group Member (including the Partnership), funds on terms and conditions determined by the General Partner. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

(c)	The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the Partnership in the discharge of its duties as general partner of the Partnership. The provisions of Section 5.4(f) shall apply to the rendering of services described in this Section 7.3(c).

(d)	The Partnership may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable Law.

(e)

The General Partner or any of its Affiliates may sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.3(e) conclusively shall be deemed to be satisfied and not a breach of any duty hereunder or existing at law, in equity or otherwise as to (i) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (ii) any transaction that is fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership). With respect to any contribution of assets to the Partnership in exchange for Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests, the General Partner, in determining whether the appropriate Partnership Interest or options, rights, warrants or appreciation rights relating to Partnership Interests are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the General Partner deems relevant under the circumstances.

7.4 Title to Property

The General Partner may hold legal title to any of the assets or property of the Partnership in its name as bare trustee for the benefit of the Partnership.

7.5 Exercise of Duties; Restriction on Authority of the General Partner

The General Partner covenants that it will exercise its powers and discharge its duties under this Agreement in good faith, and that it will exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Further, notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not be amended, and no action may be taken by the General Partner, without the consent of each Limited Partner, if any, adversely affected thereby in any material respect, if such amendment or action would (i) cause a Limited Partner to be deemed to be or treated as a general partner of the Partnership within the meaning of the Act (except as a result of the Limited Partner becoming the General Partner in accordance with the provisions hereof), (ii) modify the limited liability of a Limited Partner, or (ii) amend this Section 7.5.

7.6 Limitation of Liability

The General Partner is not personally liable for the return of any Capital Contribution made by a Limited Partner to the Partnership. Moreover, notwithstanding anything else contained in this Agreement, neither the General Partner nor its officers, directors, shareholders, employees or agents are or will be liable, responsible for or accountable in damages or otherwise to the Partnership or a Limited Partner for an action taken or failure to act on behalf of the Partnership unless the General Partner’s act or omission (a) was outside the scope of the authority conferred on the General Partner by this Agreement or by Law, (b) was in breach of, or was performed or omitted by actual fraud or in bad faith or constituted gross negligence, willful or reckless disregard of the General Partner’s obligations under, this Agreement or (c) was in breach of the General Partner’s fiduciary duty under Section 7.18(c).

7.7 Indemnity of General Partner

(a)

To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, the General Partner, the Tax Matters Partner, a Departing Partner, any Person who is or was an Affiliate of the General Partner or any Departing Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any Affiliate, or any Person who is or was serving at the request of the General

Partner or any Departing Partner or any Affiliate as a director, officer, employee, agent or trustee of another Person (collectively, an “Indemnitee”), will be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities joint or several expenses (including, without limitation, legal fees and expenses on a solicitor/client basis), judgments, fines, settlements and other amounts (collectively, “Damages”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as:

(i)	the General Partner, the Tax Matters Partner, a Departing Partner, any Person who is or was an Affiliate of the General Partner or any Departing Partner;

(ii)	any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any Affiliate; or

(iii)	any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate as a director, officer, employee, agent or trustee of another Person,

except to the extent such Damages resulted or arose from any act or omission of the General Partner or any other Indemnitee that (a) was outside the scope of the authority conferred on the General Partner by this Agreement or by Law, (b) was in breach of, or was performed or omitted by actual fraud or in bad faith or constituted gross negligence or willful or reckless disregard of the General Partner’s obligations under, this Agreement or (c) was in breach of the General Partner’s fiduciary duty under Section 7.18(c). The termination of any action, suit or proceeding by judgment, order, settlement or conviction will not create a presumption that the Indemnitee acted in a manner contrary to that specified above.

Any indemnification pursuant to this Section 7.7(a) will be made only out of the assets of the Partnership.

(b)	To the fullest extent permitted by law, expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Partnership prior to the final disposition of any claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay that amount if it is determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c)

The indemnification provided by this Section 7.7 will be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of Law or otherwise, and will continue as to an Indemnitee who has ceased to serve in the capacity that entitled it to such indemnification.

(d)	The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of those Indemnitees (other than the General Partner itself) as the General Partner determines, against any liability that may be asserted against or expense that may be incurred by that Indemnitee in connection with the Partnership’s activities, whether or not the Partnership would have the power to indemnify those Indemnitees against those liabilities under the provisions of this Agreement.

7.8 Other Matters Concerning the General Partner

(a)	The General Partner may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)	The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted in reliance upon the opinion (including, without limitation, an opinion of counsel) of any of those Persons as to matters that the General Partner reasonably believes to be within that Person’s professional or expert competence will be conclusively presumed to have been done or omitted in good faith and in accordance with that opinion.

(c)	The General Partner has the right, in respect of any of its power, authority or obligations under this Agreement, to act through any of its duly authorized officers.

(d)	Notwithstanding anything to the contrary in this Agreement, (i) it shall be deemed not to be a breach of the General Partner’s or any other Indemnitee’s duties or any other obligation of any type whatsoever of the General Partner or any other Indemnitee for the Indemnitee (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of any Group Member, (iii) the General Partner and the Indemnitees shall have no obligation hereunder or as a result of any duty otherwise existing at Law or otherwise to present business opportunities to any Group Member and (iv) the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to any such Indemnitee.

7.9 Employment of an Affiliate

The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership;

provided, however, that the requirements of this Section 7.9 conclusively shall be deemed satisfied and not a breach of any duty hereunder or existing at Law or otherwise as to any transaction (i) the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (ii) that is fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership). The provisions of Section shall apply to the rendering of services described in this Section 7.9.

7.10 Removal of the General Partner

To the greatest extent permitted under applicable Law, the General Partner may not be removed as general partner of the Partnership without the General Partner’s prior written consent. For the avoidance of doubt, the General Partner may not under any circumstance be removed by the holders of the Exchangeable Units.

7.11 Voluntary Withdrawal of the General Partner

Holdings covenants and agrees in favor of the Partnership that, as long as any outstanding Exchangeable Units are owned by any Person other than Holdings or any of its Subsidiaries, Holdings will not voluntarily cease to be the sole general partner of the Partnership other than in favor of a legal successor to Holdings or a wholly-owned Subsidiary of Holdings or any such successor.

7.12 Condition Precedent

As a condition precedent to the resignation or removal of the General Partner, the Partnership will pay all amounts payable by the Partnership to the General Partner pursuant to this Agreement accrued to the date of resignation or removal subject to any claims or liabilities of the General Partner to the Partnership.

7.13 Transfer to New General Partner

On the admission of a new general partner to the Partnership on the resignation or removal of the General Partner, the resigning or retiring General Partner will do all things and take all steps to transfer the administration, management, control and operation of the business of the Partnership and the registers and accounts of the Partnership to the new general partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect that transfer in a timely fashion.

7.14 Transfer of Title to New General Partner

On the resignation, removal or withdrawal of the General Partner and the admission of a new general partner, the resigning or retiring General Partner will, at the cost of the Partnership, transfer title to the Partnership’s property to the new general partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect that transfer in a timely fashion.

7.15 Release By Partnership

On the resignation or removal of the General Partner, the Partnership will release and hold harmless the General Partner resigning or being removed, from any costs, expenses, damages or liabilities suffered or incurred by the General Partner as a result of or arising out of events which occur in relation to the Partnership after that resignation or removal.

7.16 New General Partner

A new general partner will become a party to this Agreement by signing a counterpart of this Agreement and will agree to be bound by all of the provisions of this Agreement and to assume the obligations, duties and liabilities of the General Partner under this Agreement as from the date the new general partner becomes a party to this Agreement.

7.17 Transfer of General Partner Interest

Subject to Sections 7.11 and 7.16, the General Partner may, without the approval of the Limited Partners transfer all, but not less than all, of the General Partner’s Partnership Interests:

(a)	to a Subsidiary of the General Partner;

(b)	in connection with the General Partner’s merger or amalgamation with or into another entity; or

(c)	to the purchaser of all or substantially all of the General Partner’s assets,

provided, that in all cases, the transferee assumes the rights and duties of the General Partner and agrees to be bound by the provisions of this Agreement.

7.18 Duties of the General Partner;

(a)	Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as a general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by Law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, any Record Holder or any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other Law.

(b)

Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

(c)	Notwithstanding any standard of care or duty imposed under the Act or any applicable Law, in the performance of its duties and obligations under this Agreement, the General Partner agrees and acknowledges that it will owe to the Limited Partners the same fiduciary duties that would be owed to the shareholders of a limited company formed under the laws of the Republic of Singapore if the General Partner were a member of the board of directors of such company, except where another standard is expressly set forth in this Agreement (e.g., “sole discretion” or “good faith”), in which event such other standard shall apply.

(d)	The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.18.

(e)	The Limited Partners expressly acknowledge that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions.

ARTICLE 8

FINANCIAL INFORMATION

8.1 Books and Records

The General Partner will keep or cause to be kept at the principal office of the Partnership appropriate registers and records with respect to the Partnership’s business including the Record. Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including, without limitation, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard disks, magnetic tape, or any other information storage device, provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.

8.2 Reports

The General Partner will forward to the Limited Partners all reports and financial statements which the General Partner determines to be necessary or appropriate which shall, at a minimum, include all reports and financial statements that Holdco transmits to its shareholders (as such).

8.3 Right to Inspect Partnership Books and Records

(a)	In addition to other rights provided by this Agreement or by applicable Law, and except as limited by Section 8.3(b), each Limited Partner has the right, for a purpose reasonably related to that Limited Partner’s own interest as a limited partner in the Partnership, upon reasonable demand and at that Limited Partner’s own expense, to receive:

(i)	a current list of the name and last known address of each Limited Partner and the date of its subscription to the Partnership;

(ii)	copies of this Agreement, the Record and amendments to those documents; and

(iii)	copies of minutes of meetings of the Partners.

(b)	Notwithstanding Section 8.3(a) and subject to the Act, the General Partner may keep confidential from the Limited Partners for any period of time as the General Partner deems reasonable, any information of the Partnership (other than information referred to in Section 8.3(a)(ii) or 8.3(a)(iii)) which, in the reasonable opinion of the General Partner, should be kept confidential in the interests of the Partnership or that the Partnership is required by Law or by agreements with third parties to keep confidential.

8.4 Accounting Policies

The General Partner is authorized to establish from time to time accounting policies with respect to the financial statements of the Partnership and to change from time to time any policy that has been so established so long as those policies are consistent with the provisions of this Agreement and with generally accepted accounting principles in the United States.

8.5 Appointment of Auditor

The General Partner will, on behalf of the Partnership, select the Auditor for the Partnership to review and report to the Partners upon the financial statements of the Partnership for, and as at the end of each Fiscal Year, and to advise upon and make determinations with regard to financial questions relating to the Partnership or required by this Agreement to be determined by the Auditor.

ARTICLE 9

TAX MATTERS

9.1 Tax Returns and Information

The General Partner shall use commercially reasonable efforts to timely file all tax returns of the Partnership that are required to be filed under applicable law (including any U.S. federal, state, or local tax returns). The General Partner shall use commercially reasonable efforts to furnish to all Partners necessary tax information as promptly as possible after the end of the Fiscal Year of the Partnership.

Each Partner agrees to file all U.S. federal, state and local income tax returns required to be filed by it in a manner consistent with the information provided to it by the Partnership, unless otherwise required by applicable Law.

9.2 Tax Elections

The General Partner shall determine whether to make or refrain from making the election provided for in Section 754 of the Code, and any and all other elections permitted by the Code or under the tax laws of any other relevant jurisdiction.

9.3 Tax Controversies

Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner and is authorized to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partners and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

9.4 Treatment as a Partnership

(a)	Notwithstanding anything to the contrary contained herein, for so long as Exchangeable Units remain outstanding (not including Exchangeable Units held by Holdings and its Subsidiaries), the Partnership will undertake all necessary steps to preserve its status as a partnership for U.S. federal tax purposes and will not undertake any activity or make any investment or fail to take any action that will (i) cause the Partnership to earn or to be allocated income other than qualifying income as defined in Section 7704(d) of the Code, except to the extent permitted under Section 7704(c)(2) of the Code or (ii) jeopardize its status as a partnership for U.S. federal income tax purposes.

(b)	In the event that the General Partner determines the Partnership should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the Partnership as a partnership for U.S. federal (and applicable state and local) income tax purposes, the Partnership and each Partner shall agree to adjustments required by the tax authorities, and the Partnership shall pay such amounts as required by the tax authorities, to preserve the status of the Partnership as a partnership.

ARTICLE 10

MEETINGS OF THE LIMITED PARTNERS

10.1 Meetings

The General Partner may call a general meeting of Partners at any time and place as it deems appropriate in its sole discretion for the purpose of considering any matter set out in the notice of meeting.

10.2 Place of Meeting

Every meeting of Partners will be in the Cayman Islands or at any other place within or outside of the Cayman Islands as the General Partner may designate.

10.3 Notice of Meeting

Notice of any meeting of Partners will be given to each Limited Partner not less than 21 days (but not more than 60 days) prior to the meeting, and will state:

(a)	the time, date and place of the meeting; and

(b)	in general terms, the nature of the business to be transacted at the meeting in sufficient detail to permit a Partner to make a reasoned decision on that business.

Notice of an adjourned meeting of Partners need not be given if the adjourned meeting is held within 14 days of the original meeting. Otherwise, but subject to Section 10.13, notice of adjourned meetings will be given not less than 10 days in advance of the adjourned meeting and otherwise in accordance with this section, except that the notice need not specify the nature of the business to be transacted if unchanged from the original meeting.

10.4 Record Dates

(a)	For the purpose of determining the Limited Partners who are entitled to vote or act at any meeting of Partners or any adjournment of a meeting, or for the purpose of any other action, the General Partner may from time to time cause the transfer books to be closed for a period, not exceeding 30 days, as the General Partner may determine or, without causing the transfer books to be closed, the General Partner may fix a date not more than 60 days prior to the date of any meeting of Partners or other action as a record date for the determination of Limited Partners entitled to vote at that meeting or any adjournment of the meeting or to be treated as Limited Partners of record for purposes of any other action, and any Limited Partner who was a Limited Partner at the time so fixed will be entitled to vote at the meeting or any adjournment of the meeting even though that Limited Partner has since that date disposed of the Limited Partner’s Units, and no Limited Partner becoming a Limited Partner after that fixed date will be a Limited Partner of record for purposes of that action. A Person will be a Limited Partner of record at the relevant time if the Person’s name appears in the Record, as amended and supplemented, at that time.

(b)	The record date for the determination of the holders of Exchangeable Units entitled to receive payment of, and the payment date for, any distribution declared on the Exchangeable Units under Section 5.4(a) shall be the same dates as the record date and payment date, respectively, for the dividend declared on the Holdings Shares.

10.5 Proxies

Subject to compliance with applicable Laws, any Limited Partner entitled to vote at a meeting of Partners may vote by proxy if a form of proxy has been received by the General Partner or the chairperson of the meeting for verification prior to the time fixed by the General Partner, which time will not exceed 48 hours, excluding Saturdays, Sundays and holidays, preceding the meeting, or any adjournment of the meeting.

10.6 Validity of Proxies

A proxy purporting to be executed by or on behalf of a Limited Partner will be considered to be valid unless challenged at the time of or prior to its exercise. The Person challenging the proxy will have the burden of proving to the satisfaction of the chairperson of the meeting that the proxy is invalid and any decision of the chairperson concerning the validity of a proxy will be final. Proxies will be valid only at the meeting with respect to which they were solicited, or any adjournment of the meeting, but in any event will cease to be valid one year from their date. A proxy given on behalf of joint holders must be executed by all of them and may be revoked by any of them, and if more than one of several joint holders is present at a meeting and they do not agree which of them is to exercise any vote to which they are jointly entitled, they will, for the purposes of voting, be deemed not to be present. A proxy holder need not be a holder of a Unit.

10.7 Form of Proxy

Every proxy will be substantially in the form as may be approved by the General Partner or as may be satisfactory to the chairperson of the meeting at which it is sought to be exercised.

10.8 Revocation of Proxy

A vote cast in accordance with the terms of an instrument of proxy will be valid notwithstanding the previous death, incapacity, insolvency or bankruptcy of the Limited Partner giving the proxy or the revocation of the proxy unless written notice of that death, incapacity, insolvency, bankruptcy or revocation has been received by the chairperson of the meeting prior to the commencement of the meeting.

10.9 Corporations

A Limited Partner which is an Entity may appoint an officer, director or other authorized person as its representative to attend, vote and act on its behalf at a meeting of Partners.

10.10 Attendance of Others

Any officer or director of the General Partner, legal counsel for the General Partner and the Partnership and representatives of the Auditor will be entitled to attend any meeting of Partners. The General Partner has the right to authorize the presence of any Person at a meeting regardless of whether the Person is a Partner. With the approval of the General Partner that Person is entitled to address the meeting.

10.11 Chairperson

The General Partner may nominate a Person, including, without limitation, an officer or director of the General Partner, (who need not be a Limited Partner) to be chairperson of a meeting of Partners and the person nominated by the General Partner will be chairperson of that meeting.

10.12 Quorum

A quorum at any meeting of Partners will consist of one or more Partners present in person or by proxy holding a majority of the voting power which may be exercised at such meeting. If, within half an hour after the time fixed for the holding of the meeting, a quorum for the meeting is not present, the meeting will be held at the same time and place on the day which is 14 days later (or if that date is not a Business Day, the first Business Day prior to that date). The General Partner will give three days’ notice to Limited Partners of the date of the reconvening of the adjourned meeting and at the reconvened meeting the quorum will consist of the Partners then present in person or represented by proxy.

10.13 Voting

(a)	Unless otherwise specifically provided in this Agreement, the Exchangeable Units shall not be given a vote on any matter.

(b)	Every question submitted to a meeting of Partners will be decided by the holders of more than 50% of the Units entitled to vote thereon, unless otherwise required by this Agreement. On any vote at a meeting of Partners, a declaration of the chairperson concerning the result of the vote will be conclusive.

10.14 Powers of Limited Partners; Resolutions Binding

The Limited Partners will have only the powers set out in this Agreement and any additional powers provided by Law. Subject to the foregoing sentence, any resolution passed in accordance with this Agreement will be binding on each Partner and that Partner’s respective heirs, executors, administrators, successors and assigns, whether or not that Partner was present in person or voted against any resolution so passed.

10.15 Conditions to Action by Limited Partners

The right of the Limited Partners to vote to amend this Agreement or to approve or initiate the taking of, or take, any other action at any meeting of Partners will not come into existence or be effective in any manner unless and until, prior to the exercise of any right or the taking of any action, the Partnership has received an opinion of counsel advising the Limited Partners (at the expense of the Partnership) as to the effect that the exercise of those rights or the taking of those actions may have on the limited liability of any Limited Partners other than those Limited Partners who have initiated that action, each of whom expressly acknowledges that the exercise of the right or the taking of the action may subject each of those Limited Partners to liability as a general partner under the Act.

10.16 Minutes

The General Partner will cause minutes to be kept of all proceedings and resolutions at every meeting and will cause all minutes and all resolutions of the Partners consented to in writing to be made and entered in books to be kept for that purpose. Any minutes of a meeting signed by the chairperson of the meeting will be deemed evidence of the matters stated in them and the meeting will be deemed to have been duly convened and held and all resolutions and proceedings shown in them will be deemed to have been duly passed and taken.

10.17 Additional Rules and Procedures

To the extent that the rules and procedures for the conduct of a meeting of the Partners are not prescribed in this Agreement, the rules and procedures will be determined by the General Partner.

ARTICLE 11

HOLDINGS SUCCESSORS

11.1 Certain Requirements in Respect of Combination, etc.

As long as any Exchangeable Units (other than those owned by Holdings or its Subsidiaries) are outstanding, Holdings shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom, unless:

(a)

such other Person or continuing corporation (such other Person or continuing corporation (or, in the event of a merger, amalgamation or similar transaction pursuant to which holders of shares in the capital of Holdings are entitled to receive shares or other ownership interests in the capital of any corporation or other legal entity other than such other Person or continuing corporation, then such corporation or other legal entity in which holders of shares in the capital of Holdings are entitled to receive an interest) is herein called the “Holdings Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement and the Voting Trust Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Holdings Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Holdings Successor to pay or cause to be paid and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Holdings under this Agreement; and

(b)	such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder.

Where the foregoing conditions are satisfied, all references herein to Holdings Shares shall be deemed to be references to the shares of the Holdings Successor which has assumed the obligations of Holdings and all references to Holdings shall be to Holdings Successor, without amendment hereto or any further action whatsoever. For the avoidance of doubt, if a transaction described in this Section 11.1 results in holders of Exchangeable Units being entitled to exchange their Exchangeable Units for shares of a Holdings Successor in a different ratio than that set out herein, then this Agreement shall be deemed to be amended to refer to such different ratio(s).

11.2 Vesting of Powers in Successor

Whenever the conditions of Section 11.1 have been duly observed and performed, the parties, if required by Section 11.1, shall execute and deliver the supplemental agreement provided for in Section 11.1(a) and thereupon the Holdings Successor shall possess and from time to time may exercise each and every right and power of Holdings under this Agreement in the name of Holdings or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Holdings Board of Directors or any officers of Holdings may be done and performed with like force and effect by the directors or officers of such Holdings Successor.

11.3 Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect Subsidiary of Holdings (other than the Partnership) with or into Holdings or the winding-up, liquidation or dissolution of any wholly-owned direct or indirect Subsidiary of Holdings (other than the Partnership) provided that all of the assets of such Subsidiary are transferred to Holdings or another wholly-owned direct or indirect Subsidiary of Holdings or any other distribution of the assets of any wholly-owned direct or indirect Subsidiary of Holdings among the shareholders of such Subsidiary, and any such transactions are expressly permitted by this Article 11.

ARTICLE 12

NOTICES

12.1 Address

Any notice or other written communication which must be given or sent under this Agreement will be either personally delivered, or received by first class mail, certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the address of the General Partner and the Limited Partners as follows:

(a)	in the case of the General Partner, [ ● ]; and

(b)	in the case of Limited Partners, to the postal address inscribed in the Record, or any other new address following a change of address in conformity with Section 12.2.

12.2 Change of Address

A Limited Partner may, at any time, change the Limited Partner’s address for the purposes of service by written notice to the General Partner which will promptly notify the Registrar and Transfer Agent, if different from the General Partner. The General Partner may change its address for the purpose of service by written notice to all the Limited Partners.

12.3 Accidental Failure

An accidental omission in the giving of, or failure to give, a notice required by this Agreement will not invalidate or affect in any way the legality of any meeting or other proceeding in respect of which that notice was or was intended to be given.

12.4 Receipt of Notice

Notices will be deemed to have been given hereunder when delivered personally or sent by telecopier (provided confirmation of transmission is received) or electronic mail (provided confirmation of transmission is received), five (5) days after deposit in first class mail, three (3) days after deposit in certified mail and one (1) day after deposit with a reputable overnight courier service.

12.5 Undelivered Notices

If the General Partner sends a notice or document to a Limited Partner in accordance with Section 12.1 and the notice or document is returned on three consecutive occasions because the Limited Partner cannot be found, the General Partner is not required to send any further notices or documents to the Limited Partner until the Limited Partner informs the General Partner in writing of the Limited Partner’s new address.

12.6 Mail

Mail addressed to the Partnership and received at its registered office will be forwarded unopened to the forwarding address supplied by the Partnership to be dealt with. None of the Partnership, the General Partner or any of its or their directors, officers, advisors or service providers (including the organisation which provides registered office services in the Cayman Islands) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address.

ARTICLE 13

DISSOLUTION AND LIQUIDATION

13.1 Events of Dissolution

The Partnership will follow the procedure for dissolution established in Section 13.3 upon the occurrence of any of the following events or dates:

(a)	the removal or deemed removal of the General Partner without the admission of a successor in accordance with this Agreement;

(b)	the sale, exchange or other disposition of all or substantially all of the property of the Partnership, if approved in accordance with this Agreement; or

(c)	subject to Section 13.2, a decision of the General Partner to dissolve the Partnership.

13.2 No Dissolution

The Partnership will not come to an end by reason of the death, bankruptcy, insolvency, mental incompetency or other disability of any Limited Partner or upon Transfer of any Units. No Limited Partner has the right to ask for the dissolution of the Partnership, for the winding-up of its affairs or for the distribution of its assets. Except as required by Law, for so long as any Exchangeable Units are outstanding (other than any Exchangeable Units held by Holdings or any of its Subsidiaries), the General Partner shall not dissolve the Partnership without the approval of the holders of at least ninety percent (90%) of the then-outstanding Exchangeable Units (excluding any Exchangeable Units held by Holdings or any of its Subsidiaries).

13.3 Procedure on Dissolution

Upon the occurrence of any of the events set out in Section 13.1, the General Partner will act as a receiver and liquidator of the assets of the Partnership and will:

(a)	sell or otherwise dispose of that part of the Partnership’s assets as the receiver considers appropriate;

(b)	pay or provide for the payment of the debts and liabilities of the Partnership and liquidation expenses;

(c)	if there are any assets of the Partnership remaining, distribute all property and cash to the Partners in accordance with their relative Capital Account balances (after taking into account the final allocations of Partnership Net Income and Net Loss (and items thereof)); provided, that any distribution to the Partners in dissolution of the Partnership shall be made by the later of the end of the taxable year in which the dissolution occurs or ninety (90) days after the date of such dissolution; and

(d)	file the notice of dissolution prescribed by the Act and satisfy all applicable formalities in those circumstances as may be prescribed by the laws of other jurisdictions where the Partnership is registered.

13.4 Agreement Continues

Notwithstanding the dissolution of the Partnership, this Agreement will not terminate until the provisions of Section 13.3 have been satisfied.

13.5 Capital Account Restoration.

No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership or otherwise.

ARTICLE 14

AMENDMENT

14.1 Power to Amend

Subject to Section 14.2 and the rights of Exchangeable Units set forth in Section 3.1 of Schedule A, this Agreement may be amended only in writing and only with the approval of the General Partner; provided, that no amendment will be made to this Agreement which would have the effect of changing the Partnership from a limited partnership to a general partnership without the unanimous written consent of the Partners (including the holders of the Exchangeable Units).

14.2 Amendment by General Partner

Each Limited Partner agrees that the General Partner, without the approval of any Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with that amendment, to reflect (i) any amendment duly approved by the General Partner in accordance with Section 14.1 and, if applicable, the requisite holders of Exchangeable Units under Section 3.1 of Schedule A, or (ii):

(a)	a change in the name of the Partnership or the location of the principal place of business or the registered office of the Partnership;

(b)	admission, substitution, withdrawal or removal of Limited Partners in accordance with this Agreement;

(c)	a change that, in the discretion of the General Partner acting in good faith, is reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership in respect of which the Limited Partners have limited liability under the applicable laws;

(d)

a change that, in the sole discretion of the General Partner acting in good faith, is reasonable and necessary or appropriate to enable Partners to take advantage of, or not be detrimentally affected by, changes, proposed changes or differing interpretations with respect to any of the Code, Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service and judicial decisions, or other taxation laws, provided that such change does not adversely impact the economic equivalence of the Exchangeable Units and the Holdings Shares;

(e)	a change that the General Partner determines (i) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Governmental Authority or contained in any Law, (ii) necessary or appropriate to waive any restriction applicable to the Exchangeable Units (it being understood that any such waiver under this subsection (if any) must be applicable to all holders of Exchangeable Units), or (iii) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement, provided that such change does not adversely impact the economic equivalence of the Exchangeable Units and the Holdings Shares;

(f)	a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership;

(g)	an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from having a material risk of being in any manner subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor, provided that such change does not adversely impact the economic equivalence of the Exchangeable Units and the Holdings Shares;

(h)	an amendment that the General Partner determines in its sole discretion to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests pursuant to Section 3.4, provided that such amendment does not adversely impact the economic equivalence of the Exchangeable Units and the Holdings Shares;

(i)	any amendment for the purpose of maintaining the economic equivalency of the Exchangeable Units and the Holdings Shares; and

(j)

an amendment that the General Partner determines in its sole discretion to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Sections 2.2, provided that such change does not adversely impact the economic equivalence of the Exchangeable Units and the Holdings Shares.

Any modification or amendment to this Agreement duly adopted in accordance with this Agreement may be executed on behalf of the Limited Partners pursuant to the power of attorney granted by each of the Limited Partners pursuant to Section 15.1.

14.3 Notice of Amendments

The General Partner will notify the Limited Partners in writing of the full details of any amendment to this Agreement, if any, within 20 days of the effective date of the amendment.

ARTICLE 15

MISCELLANEOUS

15.1 Power of Attorney

Each Limited Partner hereby appoints the General Partner, with power of substitution, as its lawful attorney severally in his name to execute, acknowledge, swear to (and deliver as may be appropriate) on his behalf and file and record in the appropriate public offices and publish (as may in the reasonable judgment of the General Partner be required by law):

(a)	all or any amendments to this Agreement[1] adopted in accordance with the terms hereof and all instruments and certificates (including but not limited to amendments to the Section 9 statement filed pursuant to the Act) which the General Partner deems appropriate to reflect a change or modification of the Partnership (including the admission or withdrawal of Limited Partners) or the continuation of the Partnership in accordance with the terms of this Agreement; and

(b)	all documents which may be deemed necessary or appropriate by the General Partner to effect the admission of an additional or successor Partner or the withdrawal of a Limited Partner.

The above power of attorney shall be irrevocable and deemed given to secure a proprietary interest of the donee of the power or performance of an obligation owed to the donee and shall survive and shall not be affected by the subsequent death, lack of capacity, insolvency, bankruptcy or dissolution of any Limited Partner. This power of attorney may be exercised by such attorney-in-fact and agent for each of the Limited Partners (or any of them) by a single signature of the General Partner acting as attorney-in-fact with or without listing all of the Limited Partners executing an instrument.

[1]	Note to Draft: Election form to include grant of power of attorney by shareholders electing Exchangeable Units to provide for the General Partner to execute this Agreement on behalf of the Limited Partners under Cayman law.

15.2 Binding Agreement

Subject to the restrictions on assignment and transfer contained in this Agreement, this Agreement will inure to the benefit of and be binding upon the parties to this Agreement and their respective heirs, executors, administrators and other legal representatives, successors and assigns.

15.3 Time

Time will be of the essence of this Agreement.

15.4 Right to Offset

Whenever the Partnership is to pay any sum to any Partner, any amounts that such Partner owes to the Partnership which are not the subject of a good faith dispute may be deducted from that sum before payment.

15.5 Counterparts

This Agreement, or any amendment to it, may be executed in multiple counterparts (including via telecopier), each of which will be deemed an original agreement. This Agreement may also be executed and adopted in any instrument signed by a Limited Partner with the same effect as if the Limited Partner had executed a counterpart of this Agreement. All counterparts and adopting instruments will be construed together and will constitute one and the same agreement.

15.6 Governing Law; Venue

(a)	NOTWITHSTANDING THE JURISDICTION IN WHICH THIS AGREEMENT MAY BE EXECUTED, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE CAYMAN ISLANDS, EXCEPT THAT THE DEFINITION OF “GROSS NEGLIGENCE” SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

(b)	The courts of the Cayman Islands shall have non-exclusive jurisdiction over any action, suit or proceeding against any party with respect to this Agreement and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of venue in, or to the jurisdiction of, any and each of such courts for the purposes of any such suit, action, proceeding or judgment and further waives any claim that any such suit, action, proceeding or judgment has been brought in an inconvenient forum, and each party hereby submits to such jurisdiction.

15.7 Severability

If any part of this Agreement is declared invalid or unenforceable, then that part will be deemed to be severable from this Agreement and will not affect the remainder of this Agreement.

15.8 Further Acts

The parties will perform and cause to be performed any further and other acts and things and execute and deliver or cause to be executed and delivered any further and other documents as counsel to the Partnership considers necessary or desirable to carry out the terms and intent of this Agreement.

15.9 Entire Agreement

This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement.

15.10 Limited Partner Not a General Partner

If any provision of this Agreement has the effect of imposing upon any Limited Partner (other than the General Partner) any of the liabilities or obligations of a general partner under the Act, that provision will be of no force and effect.

15.11 Electronic Transactions Law

Sections 8 and 19 of the Electronic Transactions Law (2003 Revision) of the Cayman Islands shall not apply.

IN WITNESS WHEREOF the parties to this Agreement have executed this Agreement as a deed as of the date set out above.

[PAVONIA LIMITED]

By

Name:

Title:

in the presence of:

Signature of Witness
Name:

ANTELOPE CAYMAN CLP LIMITED
as Initial Limited Partner

By

Name:

Title:

in the presence of:

Signature of Witness
Name:

[PAVONIA LIMITED]
as General Partner of the Partnership and agent and attorney for the Limited Partners

By

Name:

Title:

in the presence of:

Signature of Witness
Name:

SCHEDULE A

EXCHANGEABLE UNITS OF THE PARTNERSHIP

ARTICLE 1

DEFINITIONS

For the purposes of this Schedule A, unless the context otherwise requires, each term denoted herein by initial capital letters and not otherwise defined herein shall have the meanings ascribed thereto in Section 1.1 of the Agreement. The following definitions are applicable to the terms of the Exchangeable Units:

“Attached Voting Interest” means the right of a holder of Exchangeable Units to instruct the trustee under the Voting Trust Agreement with respect to the exercise of the Beneficiary Votes (as defined in the Voting Trust Agreement) in respect of such holder’s Exchangeable Units;

“Cash Amount” in respect of an Exchangeable Unit, means a cash amount equal to the Current Market Price of a Holdings Share;

“Current Market Price” means, in respect of a Holdings Share on any date on which an Exchange Notice is properly delivered, the volume weighted average trading price of the Holdings Shares on NASDAQ, calculated to four decimal places as reported by Bloomberg, L.P. (or any successor service); and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the immediately preceding full trading date (i.e., a full trading session not reduced for a holiday or a market interruption) prior to the date such Exchange Notice is properly delivered to the Partnership hereunder;

“Direct Exchange” has the meaning set out in Section 2.8 of this Schedule A;

“Direct Exchange Notice” has the meaning set out in Section 2.8 of this Schedule A;

“Exchange Date” has the meaning set out in Section 2.1(b) of this Schedule A;

“Exchange Notice” means the notice in the form of Exhibit A hereto or in such other form as may be acceptable to the Partnership;

“Exchange Right” has the meaning set out in Section 2.1 of this Schedule A;

“Exchanged Shares” in respect of one Exchangeable Unit, means one Holdings Share, subject to adjustment as provided in the Agreement;

“Holdings Control Transaction” shall be deemed to have occurred if:

(a)	any Person, firm or corporation acquires directly or indirectly any voting security of Holdings and immediately after such acquisition, the acquirer has voting securities representing more than 50 percent of the total voting power of all the then outstanding voting securities of Holdings on a fully-diluted basis;

(b)	the shareholders of Holdings shall approve a merger, consolidation, recapitalization or reorganization of Holdings, other than any transaction which would result in the holders of outstanding voting securities of Holdings immediately prior to such transaction having at least a majority of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other continuing holders not being altered substantially in the transaction; or

(c)	the shareholders of Holdings shall approve a plan of complete liquidation of Holdings or an agreement for the sale or disposition by Holdings of all or substantially all of Holdings’ assets;

“Holdings Shares” means the ordinary shares in the capital of Holdings;

“NASDAQ” means the Nasdaq Global Select Market or in the event that the Nasdaq Global Select Market is no longer the principal U.S. trading market for Holdings Shares, such other principal securities exchange or quotation service on which Holdings Shares are then traded;

“Subject Units” has the meaning set out in Section 2.1(b) of this Schedule A; and

“Voting Trust Agreement” means the Voting Trust Agreement in substantially the form attached hereto as Exhibit B.

ARTICLE 2

EXCHANGE OF EXCHANGEABLE UNITS BY HOLDER

2.1 Exchange Right

(a)	From and after the end of the Restricted Period, a holder of Exchangeable Units shall, from time to time in accordance with this Article 2, have the right to require the Partnership to repurchase (the “Exchange Right”) any or all of the Exchangeable Units of such series held by such holder for either (A) the Exchanged Shares or (B) the Cash Amount, the form of consideration to be determined by the General Partner for and on behalf of the Partnership in its sole discretion. Written notice of the determination of the form of consideration shall be given to the holder of the Exchangeable Units exercising the Exchange Right no later than 5 Business Days after receipt of a given Exchange Notice.

(b)

To exercise the Exchange Right, the holder shall present and surrender at the office of the Partnership (or at any office of the Registrar and Transfer Agent as may be specified by the Partnership by notice to the holders of Exchangeable Units) (i) a duly executed Exchange Notice and (ii) the certificate or certificates, if any, representing the Exchangeable Units which the holder desires to have exchanged, together with (iii) such additional documents and instruments as the Registrar and Transfer Agent may reasonably require pursuant to its standard and customary practices (but, in any event, excluding any representations and warranties other than as to ownership and authority) or as required by law (e.g., Internal Revenue Service Forms W-8 or W-9); provided, however, that, with respect to any exercise of the Exchange Right prior to the third anniversary of the Unit Effective Time, unless waived by Holdings, it shall be a further condition precedent to the obligation of the Partnership to repurchase such Exchangeable Units, and the holder of such Exchangeable Units shall not be permitted to exercise an Exchange Right, unless: (x) Holdings has received a written opinion (a “7874 Opinion”) of Ernst & Young LLP (or if Ernst & Young LLP is unwilling or unable to perform, another independent nationally recognized law or accounting firm) (the “Tax Firm”) to the effect that the exercise of such Exchange Right should not cause Holdings to be treated as (1) a “surrogate foreign corporation” (within the meaning of Section 7874(a)(2)(B) of the Code) or (2) a “domestic corporation” (within the meaning of Section 7874(b) of the Code) (including, for the avoidance of doubt, any successor sections of the Code with respect to (1) and (2) above following any change in law) and (y) Holdings’ independent auditor has determined (an “Auditor Determination”) that no reserve shall be required for financial accounting purposes (pursuant to Financial Accounting Standards Board Interpretation No. 48, as such guidance may be modified by future FASB interpretations, statements, or other FASB guidance) relating to Code Section 7874 of the Code as a result of the exercise of such Exchange Right. The Exchange Notice shall (A) specify the number of Exchangeable Units in respect of which the holder is exercising the Exchange Right (the “Subject Units”) and (B) state the Business Day on which the holder desires to have the Partnership exchange the Subject Units (the “Exchange Date”); provided, that (x) the Exchange Date must be no less than 8 Business Days and no more than 10 Business Days after the date on which the Exchange Notice is received by the Partnership (unless otherwise extended by Holdings in connection with obtaining the 7874 Opinion and Auditor Determination as provided herein) and (y) each holder of Exchangeable Units, together with its Affiliates, may submit only one Exchange Notice per calendar month.

(c)

Holdings shall act in good faith and use commercially reasonable efforts to obtain the 7874 Opinion and the Auditor Determination as soon as reasonably practical following the exercise by a holder of an Exchange Right. In furtherance of the foregoing, to better ensure that the analysis necessary to obtain the 7874 Opinion and the Auditor Determination can be completed as soon as practicable following the date on which a holder exercises an Exchange Right, prior to the end of the Restricted Period, Holdings shall (i) retain the Tax Firm to (a) deliver to Holdings a 7874 Opinion (based on the assumption that the Exchange Date is the day immediately following the last day of the Restricted Period), or to do all work necessary to render such an opinion and (b) “bring down” or otherwise render such an opinion (assuming no change in law or fact would prevent it from doing so) at each such time that a holder exercises an Exchange Right (unless Holdings intends to waive the 7874 Opinion condition) and (ii) retain its independent auditor to complete the work that would be required for the auditor to make the Auditor Determination (based on the assumption that the Exchange Date is the day immediately following the last day of the Restricted Period). At the request of any holder of Exchangeable Units, Holdings (after consulting with its auditor and the Tax Firm) will promptly notify such holder (x) whether the 7874 Opinion or the Auditor Determination can reasonably be expected to be obtained based on the facts and law in effect at the time of such request or (y) whether or not the Partnership would be prepared to waive the requirement that the 7874 Opinion or the Auditor Determination would be required in connection with a given Exchange Notice.

2.2 Share Settlement Option

If the General Partner elects to repurchase the Subject Units for Holdings Shares, and provided that the Exchange Notice is not revoked by the holder in the manner specified in Section 2.5 of this Schedule A, effective at the close of business on the Exchange Date:

(a)	the Partnership shall have, and shall be deemed to have, repurchased the Subject Units for cancellation in consideration for the transfer to such holder of the applicable number of Exchanged Shares and such holder shall be deemed to have transferred to the Partnership all of such holder’s right, title and interest in and to the Subject Units;

(b)	the Partnership shall deliver (or cause to be delivered) to such holder, for and on behalf of the Partnership and in the manner provided for in Section 2.4 of this Schedule A, the applicable number of Exchanged Shares; and

(c)	the Partnership shall issue to Holdings a number of Common Units equal to the number of Exchanged Shares delivered to such holder pursuant to Section 3.2(b), in consideration for Holdings delivering such Exchanged Shares to such holder.

2.3 Cash Settlement Option

If the General Partner elects to repurchase the Subject Units for the Cash Amount, and provided that the Exchange Notice is not revoked by the holder in the manner specified in Section 2.5 of this Schedule A, effective at the close of business on the Exchange Date:

(a)	the Partnership shall have, and shall be deemed to have, repurchased the Subject Units for cancellation in consideration for the payment to such holder of the aggregate Cash Amount and such holder shall be deemed to have transferred to the Partnership all of such holder’s right, title and interest in and to the Subject Units; and

(b)	the Partnership shall deliver (or cause to be delivered) to such holder the applicable Cash Amount.

2.4 Effect of Exchange

(a)	Subject to compliance by the applicable holder of the Subject Units with the terms of this Schedule A, the Partnership (or Holdings for and on behalf of the Partnership) shall deliver or cause the Registrar and Transfer Agent to deliver to the relevant holder, as applicable (i) the applicable Exchanged Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance), or (ii) a check representing the applicable Cash Amount, in each case, less any amounts withheld on account of tax pursuant to Section 5.4 of this Agreement, and such delivery by or on behalf of the Partnership or by the Registrar and Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total consideration payable or issuable.

(b)	On and after the close of business on the Exchange Date, the holders of the Subject Units shall cease to be holders of such Subject Units and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the applicable consideration, unless payment of the consideration is not made in accordance with the provisions of this Article 2. On and after the close of business on the Exchange Date, provided that presentation and surrender of certificates (if applicable) and payment of the applicable consideration has been made in accordance with the foregoing provisions, the holder of the Subject Units exchanged for Holdings Shares shall thereafter be considered and deemed for all purposes to be a holder of the Holdings Shares delivered to it.

(c)	As a condition to delivery of the consideration, the Partnership and the Registrar and Transfer Agent may require presentation and surrender at the office of the Partnership (or at any office of the Registrar and Transfer Agent as may be specified by the Partnership) of such documents and instruments as are contemplated by Section 2.1(b) of this Schedule A.

(d)	Notwithstanding Section 2.4(b) of this Schedule A, where a record date in respect of a distribution occurs prior to the Exchange Date and there is any declared and unpaid distribution on any Exchangeable Unit exchanged hereunder, subject to Section 4.1 of this Schedule A, such distribution shall remain payable and shall be paid in the applicable form on the designated payment date to the former holder of the Exchangeable Unit so exchanged hereunder.

(e)	If only a part of the Exchangeable Units represented by any certificate is exchanged, a new certificate for the balance of such Exchangeable Units shall be issued to the holder at the expense of the Partnership.

(f)

All filing fees, transfer taxes, sales taxes, document stamps or other similar charges levied by any Governmental Authority in connection with the repurchase of the Exchangeable Units pursuant to this Agreement shall be paid by the Partnership; provided, however, that the holder of such Exchangeable Units shall pay any such fees, taxes, stamps or similar charges that may be payable as a result of any transfer of the consideration payable in respect of such Exchangeable Units to a Person other than such holder. Except as otherwise provided in this Agreement, each party will bear its own costs in connection with the performance of its obligations under this Agreement.

2.5 Revocation Right

A holder of Subject Units may, by notice in writing given by the holder to the Partnership before the close of business on the 5th Business Day immediately preceding the Exchange Date, withdraw its Exchange Notice, in which event such Exchange Notice shall be null and void.

2.6 Mandatory Exchange

In the event that:

(a)	at any time there remain outstanding fewer than five percent (5%) of the Exchangeable Units outstanding as of the Unit Effective Time (other than Exchangeable Units held by Holdings and as such number of Units may be adjusted in accordance with the Agreement to give effect to a Combination or Subdivision of, or unit distribution on, the Exchangeable Units, or any issue or distribution of rights to acquire Exchangeable Units or securities exchangeable for or convertible into Exchangeable Units following the Unit Effective Time); or

(b)	a Holdings Control Transaction occurs with respect to which the General Partner has determined in good faith that such Holdings Control Transaction involves a bona fide third party and is not for the primary purpose of causing the exchange of the Exchangeable Units in connection with such Holdings Control Transaction, then on prior written notice given by the Partnership to the holders of Exchangeable Units at least fifteen days prior to such mandatory exchange, the Partnership may cause a mandatory exchange of all of the outstanding Exchangeable Units (which shall be deemed to be the Subject Units), on such date as is specified by the Partnership in such notice (which shall be deemed to be the Exchange Date), pursuant to Section 2.2 of this Schedule A, and for greater certainty, the holders of Exchangeable Units shall not have the right to revoke such mandatory exchange pursuant to Section 2.5 of this Schedule A.

2.7 Attached Voting Interests

(a)	Holdings and the Partnership shall enter into the Voting Trust Agreement substantially concurrently with the execution of this Agreement. For all purposes of this Agreement (including for all purposes of this Schedule A), each and every reference to an Exchangeable Unit shall be deemed also to refer to the corresponding Attached Voting Interest, and no Exchangeable Unit may be transferred, presented for exchange, or otherwise conveyed in any manner whatsoever unless accompanied by the corresponding Attached Voting Interest.

(b)	For the avoidance of doubt, all of the rights of a holder with respect to its Attached Voting Interest in respect of an Exchangeable Unit shall be deemed to be surrendered by such holder, and such Attached Voting Interest shall cease to exist immediately, upon the exchange of such Exchangeable Unit pursuant to Article 2 of this Schedule A or the dissolution of Partnership.

2.8 Direct Exchange Right of Holdings

Notwithstanding anything to the contrary in Article 2 of this Schedule A or Section 3.4(c) of the Agreement, Holdings may to the extent required by Law or otherwise in its sole discretion, elect to effect the exchange of Subject Units for Exchanged Shares or the Cash Amount through a direct exchange of such Units and consideration between the holders of such Units and Holdings (a “Direct Exchange”). Holdings may, at any time prior to an Exchange Date, deliver written notice (a “Direct Exchange Notice”) to the Partnership and the holder of any Subject Units setting forth its election to exercise its right to consummate a Direct Exchange. A Direct Exchange Notice may be revoked by Holdings at any time; provided, that any such revocation does not prejudice the ability of the holders of Subject Units to consummate their Exchange Right on the Exchange Date. Upon Direct Exchange pursuant to this Section 2.8, Holdings shall acquire the Subject Units and shall be treated for all purposes of this Agreement as the owner of such Units; provided, that in the hands of Holdings such Units shall be Common Units. Except as otherwise provided by this Section 2.8, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant exchange would have been consummated if Holdings had not delivered a Direct Exchange Notice.

ARTICLE 3

GENERAL

3.1 Amendments

The rights, privileges, restrictions and conditions attaching to the Exchangeable Units may be added to, changed or removed by the General Partner in good faith; provided, that the approval of the holders of at least eighty five percent (85%) of the outstanding Exchangeable Units (excluding any Exchangeable Units held by Holdings or any of its Subsidiaries) shall be required in the case of any amendment that would adversely affect the rights, privileges, restrictions or conditions attaching to the Exchangeable Units relative to the Holdings Shares.

3.2 Fractional Shares

A holder of Exchangeable Units shall not be entitled to any fraction of a Holdings Share and no certificates representing any such fractional interest shall be issued, and such holder otherwise entitled to a fractional interest shall only be entitled to receive the nearest whole number of Holdings Shares, rounded down.

3.3 Tax Treatment

This Schedule A shall be treated as part of the partnership agreement of the Partnership as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder.

EXHIBIT A

EXCHANGE NOTICE

To [Partnership] (the “Partnership”):

This notice is given pursuant to Section 2.1(a) of Schedule A of the Amended and Restated Exempted Limited Partnership Agreement, and all capitalized words and expressions used in this notice that are defined in the Amended and Restated Exempted Limited Partnership Agreement have the meanings ascribed to such words and expressions in such Amended and Restated Exempted Limited Partnership Agreement.

The undersigned hereby notifies the Partnership that the undersigned desires to have the Partnership exchange in accordance with the terms of the Amended and Restated Exempted Limited Partnership Agreement:

☐ all Exchangeable Unit(s) held by the undersigned; or

☐                      Exchangeable Unit(s) held by the Undersigned

The undersigned hereby notifies the Partnership that the Exchange Date shall be:

NOTE:	The Exchange Date must be no less than 8 Business Days and no more than 10 Business Days after the date on which this notice is received by the Partnership (unless otherwise extended by Holdings in connection with obtaining the 7874 Opinion and Auditor Determination as provided in the Amended and Restated Exempted Limited Partnership Agreement) and each holder of Exchangeable Units, together with its Affiliates, may submit only one such notice per calendar month.

This Exchange Notice may be revoked and withdrawn by the undersigned only by notice in writing given to the Partnership at any time before the close of business on the 5th Business Day preceding the Exchange Date.

The undersigned hereby represents and warrants to the Partnership that the undersigned has good title to, and owns, the Exchangeable Units subject to this notice to be acquired by the Partnership free and clear of all liens, claims and encumbrances, and that, during the Restricted Period, the undersigned has not been a party to or a participant, directly or indirectly, in any Hedging Transaction.

(Date)	(Signature of Unitholder)	(Guarantee of Signature)

☐ Please check box if the securities and any check(s) resulting from the exchange of the Exchangeable Units are to be held for pick-up by the holder from the Registrar and Transfer Agent, failing which the securities and any check(s) will be mailed to the last address of the holder as it appears on the register.

NOTE:	This notice, together with (i) any certificate or certificates (if applicable) evidencing the Exchangeable Units and (ii) such additional documents and instruments as the Registrar and Transfer Agent may reasonably require pursuant to its standard and customary practices (but, in any event, excluding any representations and warranties other than as to ownership and authority) or as required by law (e.g., Internal Revenue Service Forms W-8 or W-9), must be deposited with the Registrar and Transfer Agent. The securities and any check(s) resulting from the exchange of the Exchangeable Units will be issued and registered in, and made payable to, respectively, the name of the unitholder as it appears on the register of the Partnership and the securities and any check(s) resulting from such exchange will be delivered to such unitholder as indicated above, unless the form appearing immediately below is duly completed.

Date:

Name of Person in Whose Name Securities or Check(s) Are to be Registered, Issued or Delivered (please print):

Street Address or P.O. Box:

Signature of Holder:

City, Province and Postal Code:

Signature Guaranteed by:

NOTE:	If this Exchange Notice is for less than all of the Exchangeable Units held by the unitholder, if certificated a certificate representing the remaining Exchangeable Unit(s) represented by this certificate will be issued and registered in the name of the unitholder as it appears on the register of the Partnership, unless the Transfer Power on the unit certificate is duly completed in respect of such unit(s).

SCHEDULE B

DEFINITION OF PERMITTED TRANSFEREE

a. The term “Permitted Transferee” of a Partner shall have the following additional meanings in the following cases:

(i) In the case of a Partner who is a natural person holding record and beneficial ownership of the Units in question, “Permitted Transferee” means: (a) the spouse of such Partner (the “Spouse”); (b) a lineal descendant, or the spouse of such lineal descendant (collectively, “Descendants”), of such Partner or of the Spouse; (c) the trustee of a trust (including a voting trust) for the benefit of such Partner, the Spouse, other Descendants, or an organization contributions to which are deductible for federal income, estate or gift tax purposes (a “Charitable Organization”), and for the benefit of no other Person; provided that such trust may grant a general or special power of appointment to the Spouse or to the Descendants and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estate of such Partner payable by reason of the death of such Partner or the death of the Spouse or a Descendant, and that such trust (subject to the grant of a power of appointment as provided above) must prohibit transfer of Units or a beneficial interest therein to Persons other than Permitted Transferees as defined in subparagraph (ii) of this Schedule B (a “Trust”); (d) a Charitable Organization established by such Partner or a Descendant; (e) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, of which such Partner is a participant or beneficiary, provided that such Partner is vested with the power to direct the investment of funds deposited into such Individual Retirement Account and to control the voting of securities held by such Individual Retirement Account (an “IRA”); (f) a pension, profit sharing, stock bonus or other type of plan or trust of which such Partner is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code, provided that such Partner is vested with the power to direct the investment of funds deposited into such plan or trust and to control the voting of securities held by such plan or trust, (a “Plan”); (g) a corporation all of the outstanding capital stock of which is owned by, or a partnership all of the partners of which are, such Partner, his or her Spouse, his or her Descendants, any Permitted Transferee of the Partner and/or any other Partner or its Permitted Transferee determined pursuant to this subparagraph (i) of this Schedule B, provided that if any share (or any interest in any share) of capital stock of such a corporation (or of any survivor of a merger or consolidation of such corporation), or any partnership interest in such a partnership, is acquired by any Person who is not within such class of Persons, such corporation of partnership shall cease to be a Permitted Transferee; (h) another Partner or such Partner’s Permitted Transferee determined pursuant to this subparagraph (i) of this Schedule B; and (i) in the event of the death of such Partner, such Partner’s estate.

(ii) In the case of a Partner holding the Units in question as trustee of an IRA, a Plan or a Trust other than a Trust described in subparagraph (iii) of this Schedule B, “Permitted Transferee” means: (a) any participant in or beneficiary of such IRA, such Plan or such Trust, or the Person who transferred such Units to such IRA, such Plan or such Trust, and (b) a Permitted

Transferee of any such Person or Persons determined pursuant to subparagraph (i) of this Schedule B.

(iii) In the case of a Partner holding the Units in question as trustee pursuant to a Trust which was irrevocable on the Record Date (as defined below), “Permitted Transferee” means any Person as of the Record Date to whom or for whose benefit principal may be distributed either during or at the end of the term of such Trust whether by power of appointment or otherwise. For purposes of this Schedule B, there shall be one “Record Date,” which date shall be the date that is the record date for determining the Persons to whom the shared of Class B Common Stock were first distributed by Broadcom.

(iv) In the case of a Partner holding record (but not beneficial) ownership of the Units in question as nominee for the Person who was the beneficial owner thereof on the Record Date, “Permitted Transferee” means such beneficial owner and a Permitted Transferee of such beneficial owner determined pursuant to subparagraph (i), (ii), (iii), (v) or (vi) of this Schedule B, as the case may be.

(v) In the case of a Partner that is a partnership holding record and beneficial ownership of the Units in question, “Permitted Transferee” means any partner of such partnership, provided that such partner was a partner in the partnership at the time it first became a Partner, or any Permitted Transferee of such partner determined pursuant to subparagraph (i) of this Schedule B.

(vi) In the case of a Partner that is a corporation, other than a Charitable Organization described in clause (d) of subparagraph (i) of this Schedule B, holding record and beneficial ownership of the Units in question (a “Corporate Holder”), “Permitted Transferee” means (a) any shareholder of such Corporate Holder, provided that such shareholder was a shareholder of the Corporate Holder at the time it first became a Partner, or any Permitted Transferee of any such shareholder determined pursuant to subparagraph (i) of this Schedule B; and (b) the survivor (the “Survivor”) of a merger or consolidation of such Corporate Holder, so long as such Survivor is controlled, directly or indirectly, by those shareholders of the Corporate Holder who were shareholders of the Corporate Holder at the time the Corporate Holder first became a Partner or any Permitted Transferees of such shareholders determined pursuant to subparagraph (i) of this Schedule B.

(vii) In the case of a Partner that is the estate of a deceased Partner, or that is the estate of a bankrupt or insolvent Partner, and provided such deceased, bankrupt or insolvent Partner, as the case may be, held record and beneficial ownership of the Units in question, “Permitted Transferee” means a Permitted Transferee of such deceased, bankrupt or insolvent Partner as determined pursuant to subparagraphs (i), (v) or (vi) of this Schedule B, as the case may be.

(viii) In the case of any Partner who desires to make a bona fide gift, “Permitted Transferee” means any other Partner or its Permitted Transferee determined pursuant to subparagraph (i) of this Schedule B.

(ix) In the case of any Partner, “Permitted Transferee” means any Person or entity that will hold record (but not beneficial) ownership of the Units in question as nominee for the

Partner or its Permitted Transferee determined pursuant to subparagraph (i), (ii), (iii), (v) or (vi) of this Schedule B, as the case may be.

b. For purposes of this Schedule B:

(i) The relationship of any Person that is derived by or through legal adoption shall be considered a natural relationship.

(ii) Each joint owner of Units (if a Permitted Transferee) or owner of a community property interest in (if a Permitted Transferee) Units shall be considered a “Partner” with respect to such Units.

(iii) A minor for whom Units are held pursuant to a Uniform Transfer to Minors Act or similar law shall be considered a “Partner” with respect to such Units.

EXHIBIT B

VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT, dated as of                     , 201     (this “Agreement”), by and among [Pavonia Limited], a limited company incorporated under the laws of the Republic of Singapore (“Holdings”), [Safari Cayman L.P.], an exempted limited partnership registered in and formed under the laws of the Cayman Islands (the “Partnership”), and [Trustee], a [            ].

RECITALS

WHEREAS, in connection with an Agreement and Plan of Merger, dated as of May 28, 2015 (the “Transaction Agreement”), among Holdings, the Partnership, Avago Technologies Limited, Avago Technologies Cayman Holdings Ltd., Avago Technologies Cayman Finance Limited, Buffalo CS Merger Sub, Inc., Buffalo UT Merger Sub, Inc. and Broadcom Corporation (“Broadcom”), the Partnership agreed to issue restricted exchangeable limited partnership units (the “Exchangeable Units”) to certain holders of shares of Broadcom in the Unit Merger (as defined in the Transaction Agreement);

WHEREAS, substantially concurrently with the execution of this Agreement, Holdings (in its capacity as the General Partner of the Partnership) has executed an Amended and Restated Exempted Limited Partnership Agreement of the Partnership (the “LPA”) in order to set out the terms and conditions applicable to the relationship among its partners and the conduct of the business of the Partnership;

WHEREAS, in accordance with Section 2.7(g) of the Transaction Agreement, Holdings and the Partnership have agreed at the closing of the transactions contemplated by the Transaction Agreement to execute this Agreement for the purpose of providing holders of Exchangeable Units solely with one vote for each such Exchangeable Unit held, subject to the limitations contained herein, on all matters submitted to a vote of the holders of ordinary shares in the capital of Holdings (“Holdings Shares”);

WHEREAS, the parties hereto intend to provide the registered holders of Exchangeable Units, solely to the extent and as provided in this Agreement, with the ability to vote on all matters submitted to a vote of the holders of Holdings Shares, as if such holders had exchanged their Exchangeable Units for Holdings Shares in accordance with the terms of the LPA, but not to afford such holders with any class vote among themselves (other than with respect to a change in the Voting Rights (as defined below)); and

WHEREAS, immediately following the execution of this Agreement and in furtherance of the foregoing, Holdings has allotted and issued, and deposited with, the Trustee the Special Voting Shares (as defined below).

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Affiliate” has the meaning set out in the LPA;

“Agreement” has the meaning set out in the preamble to this Agreement;

“Beneficiaries” means the registered holders from time to time of Exchangeable Units, other than Holdings and its Subsidiaries;

“Beneficiary Votes” has the meaning set out in Section 4.2(a);

“Broadcom” has the meaning set out in the recitals to this Agreement;

“Business Day” means any day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in New York, New York, the Republic of Singapore or the Cayman Islands are authorized by law to be closed;

“Capped Share Amount” has the meaning set out in the definition of Special Voting Shares;

“Combination” has the meaning set out in the LPA;

“Exchangeable Units” has the meaning set out in the recitals to this Agreement;

“General Partner” means the general partner of the Partnership as determined from time to time in accordance with the LPA;

“Holdings” has the meaning set out in the preamble to this Agreement;

“Holdings Board of Directors” means the board of directors of Holdings;

“Holdings Consent” has the meaning set out in Section 4.2(a);

“Holdings Meeting” has the meaning set out in Section 4.2(a);

“Holdings Shares” has the meaning set out in the recitals to this Agreement;

“Indemnified Parties” has the meaning set out in Section 5.6;

“Liabilities” has the meaning set out in Section 5.6;

“List” has the meaning set out in Section 4.6;

“LPA” has the meaning set out in the recitals to this Agreement;

“Partnership” has the meaning set out in the preamble to this Agreement;

“Person” has the meaning set out in the LPA;

“Record Date” has the meaning set out in Section 4.2(a);

“SCA” means the Companies Act (Chapter 50) of Singapore;

“Special Voting Shares” means that number of non-economic voting preference shares in the capital of Holdings (which shares are to be issued and allotted to, deposited with, and voted solely by, the Trustee as described herein, having the rights set forth in the articles of association of Holdings, issued in its own class, which entitles the holder of record to vote on any of the following: (w) any matter on which holders of Holdings Shares are entitled to vote and (x) any amendment to the articles of association or constitution (as applicable) of Holdings that adversely affects the Voting Rights, with any amendment to the articles of association or constitution (as applicable) that adversely affects the Voting Rights requiring a separate class vote of the Special Voting Shares) equal to the lesser of (i) the aggregate number of Holdings Shares receivable upon the exchange of the Exchangeable Units (not including the Exchangeable Units held by Holdings or any of its Subsidiaries, and assuming for this purpose that the General Partner elects to repurchase all such Exchangeable Units for Holdings Shares) outstanding as of immediately following the consummation of the transactions contemplated by the Transaction Agreement, and (ii) a number (rounded down to the nearest whole number, the “Capped Share Amount”) equal to 19.9% of the sum of (y) the number of Holdings Shares outstanding as of such time plus (z) the Capped Share Amount;

“Subdivision” has the meaning set out in the LPA;

“Subsidiary” has the meaning set out in the LPA;

“Transaction Agreement” has the meaning set out in the recitals to this Agreement;

“Trust” means the trust created by this Agreement under the laws of Delaware;

“Trust Estate” means the Special Voting Shares held by the Trustee pursuant to this Agreement;

“Trustee” means [                    ], a [        ], and, subject to the provisions of Article 6, includes any successor trustee or permitted assigns; and

“Voting Rights” means the voting rights attached to the Special Voting Shares.

1.2 Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section of this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)	any reference to this Agreement or the LPA means this Agreement or the LPA, as the case may be, as amended, modified, replaced or supplemented from time to time;

(h)	any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(i)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(j)	whenever any payment shall be due, any period of time shall begin or end, any calculation is to be made or any other action is to be taken on, or as of, or from a period ending on, a day other than a Business Day, such payment shall be made, such period of time shall begin or end, such calculation shall be made and such other actions shall be taken, as the case may be, on, or as of, or from a period beginning on or ending on, the next succeeding Business Day.

1.3 Governing Law and Submission to Jurisdiction

This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of Delaware. Each of the parties irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) over any action or proceeding arising out of or relating to this Agreement, (b) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts, (c) agrees not to assert that such courts lacks personal jurisdiction over the parties or are not a convenient forum for the determination of any such action or proceeding, and (d) consents to service of process by registered mail to the address specified in Section 8.5. Holdings, the Partnership, the Trustee and the Beneficiaries hereby waive trial by jury in any action, proceeding or counterclaim brought by any of the parties hereto against the other(s) on any matters whatsoever arising out of or in any way connected with this Agreement.

1.4 Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.

ARTICLE 2

PURPOSE OF AGREEMENT

2.1 Establishment of Trust

The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries, as herein provided. The Trustee will hold the Special Voting Shares in order to enable the Trustee to exercise the Voting Rights as Trustee for and on behalf of the Beneficiaries solely to the extent provided in this Agreement.

ARTICLE 3

SPECIAL VOTING SHARES

3.1 Issue and Ownership of the Special Voting Shares

Immediately following the execution of this Agreement, Holdings shall allot and issue to and deposit with the Trustee the Special Voting Shares (and shall deliver the certificate representing the Special Voting Shares to the Trustee) to be thereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries in accordance with the provisions of this Agreement. Holdings hereby acknowledges receipt from the Trustee of $1.00 and other good and valuable consideration (and the adequacy thereof) for the allotment and issuance of the Special Voting Shares by Holdings to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall have control and the exclusive administration of the Special Voting Shares and shall be entitled to exercise all of the rights and powers of an owner with respect to the Special Voting Shares provided that the Trustee shall:

(a)	hold the Special Voting Shares and all the rights related thereto as trustee solely for the use and benefit of the Beneficiaries as and to the extent provided in this Agreement; and

(b)	except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Special Voting Shares, and the Special Voting Shares shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

3.2 Legended Share Certificates; Non-Separable

The Partnership will cause any certificate representing Exchangeable Units to bear an appropriate legend notifying the Beneficiaries of their right under this Agreement to instruct the Trustee with respect to the exercise of the Voting Rights in respect of the Exchangeable Units of the Beneficiaries. For the avoidance of doubt, the rights of the Beneficiaries to exercise their respective Beneficiary Votes in accordance with the terms of this Agreement shall be stapled together with the Exchangeable Units held by such Beneficiaries, shall be sold, transferred, conveyed, assigned, pledged, encumbered or otherwise disposed of only in connection with the sale, transfer, conveyance, assignment, pledge, encumbrance or other disposition of such Exchangeable Units by any Beneficiary in accordance with the terms of the LPA, and may not in any event, by operation of law or otherwise, be sold, transferred, conveyed, assigned, pledged, encumbered or otherwise disposed of separate from the corresponding Exchangeable Units stapled thereto.

3.3 Safe Keeping of Certificates

The certificate representing the Special Voting Shares shall at all times be held in safe keeping by the Trustee or its agent.

ARTICLE 4

EXERCISE OF VOTING RIGHTS

4.1 Voting Rights

The Trustee, as the holder of record of the Special Voting Shares, shall possess and shall be entitled to all of the Voting Rights, including the right to vote the Special Voting Shares in person or by proxy on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of Holdings at a Holdings Meeting and the right to consent in connection with a Holdings Consent; provided, that neither the Trustee nor any representative of the Trustee shall be required to attend any Holdings Meeting in person in order to exercise the Voting Rights hereunder. The Voting Rights shall be and remain vested in and exercised by the Trustee.

(a)	Subject to Section 4.1(c), the Trustee shall exercise the Voting Rights at the time at which the Holdings Meeting is held or a Holdings Consent is sought only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof;

(b)	Subject to Section 4.1(c), to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights;

(c)	Notwithstanding Sections 4.1(a) and 4.1(b), in the event that under applicable law any matter requires the approval of the holder of record of the Special Voting Shares, voting separately as a class, the Trustee shall, in respect of such vote, exercise all Voting Rights: (i) where such matter would require the vote of the shareholders of Holdings at a Holdings Meeting in addition to the vote of the holder of record of the Special Voting Shares, voting separately as a class, (a) in favor of such matter where the result of the vote of holders of Holding Shares and the Beneficiary Votes, voting together as a single class on such matter (absent the need for a separate class vote by the Special Voting Shares), would result in the approval of such matter, and (b) against such matter where the result of the vote of holders of Holding Shares and the Beneficiary Votes, voting together as a single class on such matter (absent the need for a separate class vote by the Special Voting Shares), would not result in the approval of such matter; and (ii) as directed by Holdings where such matter would require only the vote of the holder of record of the Special Voting Shares, voting separately as a class, and the Beneficiaries will have no Beneficiary Votes with respect thereto; provided, that in the event of a vote on a proposed amendment (whether proposed by the Holdings Board of Directors or by any other Person that is eligible to make such proposal) to the articles of association of Holdings which would adversely affect the Voting Rights, the Trustee shall exercise the Voting Rights for or against such proposed amendment based on instructions from the Beneficiaries.

4.2 Number of Votes

(a)

With respect to all meetings of shareholders of Holdings at which holders of Holdings Shares are entitled to vote (each, a “Holdings Meeting”) and with respect to all written consents sought from the holders of Holdings Shares (to the extent allowable under applicable law, each, a “Holdings Consent”), each Beneficiary shall, solely as and to the extent provided in this Agreement, be entitled to instruct the Trustee to cast and exercise, in the manner instructed in respect of each matter, question, proposal or proposition to be voted on at such Holdings Meeting or in connection with such Holdings Consent, that number of votes of the Special Voting Shares which is equal to the lesser of (i) that number of Holdings Shares receivable upon the exchange of the Exchangeable Units (assuming for this purpose that the General Partner elects to repurchase such Exchangeable Units for Holdings Shares) owned of record by such Beneficiary on the record date (the “Record Date”) established by Holdings or pursuant to applicable law for determining the holders of Holdings Shares entitled to receive notice of and/or to vote at such Holdings Meeting or in connection with such Holdings Consent (the “Beneficiary Votes”) and (ii) the product, rounded down to the nearest whole number, of (x) the number of such Beneficiary Votes, multiplied by (y) a pro-ration fraction whose numerator is the number of issued Special Voting Shares as of such Record Date and whose denominator is the number of outstanding Exchangeable Units as of such Record Date.

(b)	To the extent permissible under applicable law, Holdings may (in its sole discretion and without the approval of the Beneficiaries or the Trustee) elect to exchange all issued Special Voting Shares held in the Trust Estate for one non-economic preference share issued by Holdings with substantially the same terms and conditions as the issued Special Voting Shares, provided that such new preference share shall maintain the aggregate Voting Rights of the exchanged Special Voting Shares.

4.3 Mailings to Beneficiaries

With respect to each Holdings Meeting and Holdings Consent, the Trustee will promptly mail or cause to be mailed (or otherwise communicate in the same manner as Holdings utilizes in communications to holders of Holdings Shares, subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries of the Exchangeable Units named in the List referred to in Section 4.6, such mailing or communication to be made on the same day as the mailing or notice (or other communication) with respect thereto is commenced by Holdings to its shareholders:

(a)	a copy of such notice, together with any related materials, including any proxy statement or information statement (but excluding proxies to vote Holdings Shares), to be provided to shareholders of Holdings;

(b)	a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Holdings Meeting or Holdings Consent solely as and to the extent provided in this Agreement;

(c)	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give or procure to be given:

(i)	a proxy to such Beneficiary or his designee to exercise personally the Beneficiary Votes; or

(ii)	a proxy to a designated agent or other representative of the management of Holdings to exercise such Beneficiary Votes;

(d)	a statement that, solely to the extent provided in this Agreement, if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised by the Trustee;

(e)	a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

(f)	a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Holdings Meeting shall not be earlier than three (3) Business Days prior to the last day that proxies in respect of the Holdings Meeting may be submitted, and of the method for revoking or amending such instructions.

The materials referred to in this Section 4.3 are to be provided to the Trustee by Holdings, and the materials referred to in Sections 4.3(c) (statement as to the manner in which instructions may be given), 4.3(e) (form of direction) and 4.3(f) (statement of the time and date by which instructions must be received) shall be subject to reasonable comment by the Trustee in a timely manner.

For the purpose of determining the number of Beneficiary Votes to which a Beneficiary is entitled in respect of any Holdings Meeting or Holdings Consent, the number of Exchangeable Units owned of record by such Beneficiary shall be determined at the close of business on the Record Date. Holdings will notify the Trustee of any decision of the Holdings Board of Directors with respect to the calling of any Holdings Meeting and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

4.4 Copies of Shareholder Information

Holdings will deliver to the Trustee copies of all proxy materials (including notices of Holdings Meetings but excluding proxies to vote Holdings Shares), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Holdings Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary at the same time as such materials are first sent to holders of Holdings Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of Holdings, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Holdings) received by the Trustee from Holdings and will use its commercially reasonable efforts to mail or otherwise send such materials as soon as reasonably practicable after the sending of such materials to holders of Holdings Shares. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office all proxy materials, information statements, reports and other written communications that are:

(a)	received by the Trustee as the registered holder of the Special Voting Shares and made available by Holdings generally to the holders of Holdings Shares; or

(b)	specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Holdings.

Notwithstanding the foregoing, if such materials are publicly available (excluding any proxies or similar materials required for the Beneficiaries to exercise their Beneficiary Votes) through the U.S. Securities and Exchange Commission’s Electronic Data Analysis and Retrieval System (EDGAR), Holdings shall have no liability for any failure to deliver such materials in accordance with this Section 4.4.

4.5 Other Materials

As soon as reasonably practicable after receipt by Holdings or shareholders of Holdings (if such receipt is known by Holdings) of any material sent or given by or on behalf of a third party to holders of Holdings Shares generally, including dissident proxy and information statements (and related information and material) and tender and exchange offer materials (and related information and material), Holdings shall use its commercially reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of Holdings, copies of all such materials received by the Trustee from Holdings. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office copies of all such materials. Notwithstanding the foregoing, if such materials are publicly available (excluding any proxies or similar materials required for the Beneficiaries to exercise their Beneficiary Votes) through the U.S. Securities and Exchange Commission’s Electronic Data Analysis and Retrieval System (EDGAR), Holdings shall have no liability for any failure to deliver such materials in accordance with this Section 4.5.

4.6 List of Persons Entitled to Vote

The Partnership shall (a) prior to each annual general or extraordinary Holdings Meeting or the seeking of any Holdings Consent from the holders of Holdings Shares and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries of the Exchangeable Units arranged in alphabetical order and showing the number of Exchangeable Units held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Holdings Meeting or a Holdings Consent, at the close of business on the Record Date with respect to such Holdings Meeting or such Holdings Consent. Each such List shall be delivered to the Trustee promptly after receipt by the Partnership of such request or the Record Date, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under this Agreement.

4.7 Entitlement to Direct Votes

Any Beneficiary named in the List prepared in connection with any Holdings Meeting or Holdings Consent will, solely as and to the extent provided in this Agreement, be entitled to instruct the Trustee in the manner described in Section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled.

4.8 Voting by Trustee

In connection with each Holdings Meeting and Holdings Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the written instructions received from a Beneficiary pursuant to Section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions) and in all events subject to the terms of this Agreement; provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.

4.9 Distribution of Written Materials

Any written materials distributed by the Trustee to the Beneficiaries pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Holdings utilizes in communications to holders of Holdings Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books of the Partnership. The Partnership shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:

(a)	a current List; and

(b)	upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement.

4.10 Termination of Voting Rights

(a)

For the avoidance of doubt, all of the rights of a Beneficiary with respect to its Beneficiary Votes in respect of an Exchangeable Unit, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary, and such Beneficiary Votes and the Voting Rights represented thereby shall cease to exist immediately, upon the exchange of such Exchangeable Unit pursuant to Article 2 of Schedule A to the LPA or the dissolution of Partnership.

For the avoidance of any doubt, in no event shall the holder of any Exchangeable Units be entitled under any circumstance whatsoever to exercise any Beneficiary Votes more than once by virtue of this Agreement.

(b)	Concurrently with the exchange of any Exchangeable Units pursuant to Article 2 of Schedule A to the LPA and without any further action required on the part of Holdings, Holdings shall redeem in accordance with its articles of association such number of Special Voting Shares equal to the number of Exchangeable Units so exchanged; provided, that if the number of outstanding Exchangeable Units is greater than the number of issued Special Preference Shares at the time of any such exchange, Holdings shall only redeem Special Voting Shares with respect to Exchangeable Units that are exchanged after the number of outstanding Exchangeable Units has been reduced to be equal to the number of issued Special Voting Shares as a result of such exchange.

ARTICLE 5

CONCERNING THE TRUSTEE

5.1 General Powers and Duties of the Trustee

The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as Trustee of the Trust, shall include:

(a)	receipt and deposit of the Special Voting Shares from Holdings as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(b)	granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

(c)	voting the Beneficiary Votes in accordance with the provisions of this Agreement;

(d)	holding title to the Trust Estate; and

(e)	taking such other actions and doing such other things as are specifically provided in this Agreement, including voting the Special Voting Shares in accordance with the provisions of Section 4.1(c).

In addition, the Trustee shall have the following duties, which shall all be carried out in the State of Delaware or such other jurisdiction as the Trustee shall, from time to time, select as the situs of the trust:

(a)	to maintain records of the Trust;

(b)	to maintain an office for Trustee meetings and other trust business;

(c)	to respond to inquiries concerning the Trust from Holdings;

(d)	to execute documents with respect to Trust account transactions, if any;

(e)	to retain accountants, attorneys, agents and other advisers in connection with the performance of the Trustee’s duties; and

(f)	at the Partnership’s request and expense, to prepare or arrange for the preparation of all applicable tax returns and tax reporting on behalf of the Trust. In the event Holdings requests that the Trustee prepare any tax returns, the Trustee is authorized to engage an appropriate firm of public accountants for the preparation of such tax returns.

The Trustee shall be under no obligation to institute, conduct or defend any litigation, arbitration or other proceeding under this Agreement or otherwise or in relation to this Agreement (including, without limitation, in respect of any claim made relating to the Trust Estate or Holdings).

The Trustee shall incur no liability if, by reason of any provision of any present or future law or regulation thereunder, or by any force majeure event, including but not limited to natural disaster, war or other circumstances of any sort whatsoever beyond its reasonable control, the Trustee shall be unable, prevented or forbidden from doing or performing any act or thing which the terms of this Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement.

5.2 Standard of Care; Exculpation

Neither the Trustee nor any director, officer, affiliate, employee, employer, professional, agent or representative of the Trustee shall be personally liable in connection with the affairs of the Trust to any person or entity except for such acts or omissions of the Trustee as shall constitute fraud, willful misconduct or gross negligence. Subject to the foregoing:

(a)	The Trustee shall be entitled to assume the validity and enforceability of all documents provided to it, and reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties, without further inquiry.

(b)	The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in accordance with the instructions provided hereunder.

(c)	The Trustee shall not be responsible for or in respect of and makes no representation as to the validity or sufficiency of any provision of this Agreement or for the due execution hereof by the other parties or for the form, character, genuineness, sufficiency, value or validity of any of the Trust Estate.

(d)	Whenever the Trustee is unable to decide between alternative courses of action permitted or required by the terms of this Agreement, or is unsure as to the application, intent, interpretation or meaning of any provision of this Agreement, the Trustee shall promptly give notice (in such form as shall be appropriate under the circumstances) to Holdings requesting instruction as to the course of action to be adopted, and, to the extent the Trustee acts in good faith in accordance with any such instruction from Holdings, the Trustee shall not be liable on account of such action to any person. If the Trustee shall not have received appropriate instructions within 10 calendar days of sending such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action which is consistent, in its view, with this Agreement, and the Trustee shall have no liability to any person for any such action or inaction.

(e)	The Trustee shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties and need not investigate any fact or matter in any such document as long as the Trustee has otherwise satisfied its obligations under this Agreement.

(f)	The Trustee may consult with legal counsel and any action under this Agreement taken in good faith by it in accordance with the opinion of such counsel shall be binding and conclusive upon the parties hereto and the Trustee shall be fully protected and shall have no liability in respect thereof.

(g)	The Trustee may accept written instructions by Holdings as conclusive evidence that any action by the Partnership has been duly adopted and that the same is in full force and effect.

5.3 No Fiduciary Duties

To the fullest extent permitted by law, the parties hereto waive any and all fiduciary duties of the Trustee that, absent such waiver, may be implied by law or equity. The Trustee shall not be required to give a bond or other security for the faithful performance of its duties as such.

5.4 Beneficiaries Bound

Every Beneficiary shall be deemed conclusively for all purposes to have assented to this agreement to all of its terms, conditions and provisions and shall be bound thereby with the same force and effect as if such Beneficiary had executed this Agreement.

5.5 Fees and Expenses of the Trustee

During the period of its service as the Trustee, the Trustee shall receive from Holdings reasonable compensation as shall be agreed upon from time to time by the Trustee and Holdings for all services rendered by the Trustee hereunder. The Trustee may incur and pay all reasonable expenses and obligations that the Trustee may deem necessary or proper in exercising the power and authority given to or vested in the Trustee by this Agreement. Holdings will reimburse the Trustee for all reasonable expenses (including, but not limited to, taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses).

5.6 Indemnification of the Trustee

Holdings shall be liable as primary obligor for, and shall indemnify the Trustee and its successors, assigns, officers, directors, employees and agents (the “Indemnified Parties”) from and against, any and all liabilities, obligations, losses, damages, taxes, claims, actions and suits, penalties, and any and all reasonable out-of-pocket costs, expenses and disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever (“Liabilities”) which may at any time be imposed on, incurred by, or asserted against the Trustee or any other Indemnified Party in any way relating to or arising out of this Agreement, the Trust Estate, the administration of the Trust or the action or inaction of the Trustee or any other Indemnified Party hereunder, except only that Holdings shall not be liable for or required to indemnify an Indemnified Party from and against Liabilities arising or resulting from such Indemnified Party’s gross negligence, fraud, or willful misconduct. The indemnities contained in this Section shall survive the resignation or termination of the Trustee or the termination of this Agreement. Notwithstanding any other provision of this Agreement, in no event shall the Trustee be liable (i) for special, consequential, exemplary or indirect damages or for any loss of business or profits or loss of opportunity, (ii) for the acts or omissions of its nominees, correspondents, agents or any depository (other than such acts or omissions taken on behalf or at the direction of the Trustee) or (iii) for the acts or omissions of brokers or dealers.

5.7 Eligibility; Disqualification

The Trustee shall at all times be a corporation organized and doing business under the laws of the United States of America, any state thereof or the District of Columbia that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 5.7, it shall resign immediately in the manner and with the effect hereinafter specified in Article 6.

ARTICLE 6

CHANGE OF TRUSTEE

6.1 Resignation

The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Holdings specifying the date on which it desires to resign, provided that such notice shall not be given less than thirty (30) days before such desired resignation date unless Holdings otherwise agrees and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Holdings shall promptly appoint a successor trustee, which shall be authorized to carry on the duties of the Trustee hereunder, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Holdings shall reimburse the retiring trustee for its legal costs and expenses in connection with same. The fact that any trustee has resigned such trustee’s position as a trustee shall not act, or be construed to act, as a release of any Exchangeable Units or Special Voting Shares from the terms and provisions of this Agreement.

6.2 Removal

The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time, with or without cause, on not less than 30 days’ prior notice by written instrument executed by Holdings, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee. If the Trustee ceases to be eligible under Section 5.7 and fails to resign after written request therefor by Holdings, the Partnership or by any Beneficiary, then Holdings by written notice to the Trustee may remove the Trustee and appoint a successor Trustee that satisfies the eligibility requirements under Section 5.7.

6.3 Successor Trustee

Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Holdings and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. In addition, to the extent required, the predecessor trustee shall execute and deliver to the successor trustee an instrument of transfer, transferring the Trust Estate to the successor trustee, and shall vest the Trust Estate in the successor trustee and deliver to the successor trustee all books, documents, records and other property whatsoever relating to the Trust Estate. Further, on the written request of Holdings or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due to it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Holdings and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

6.4 Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, Holdings shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Holdings shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Holdings.

ARTICLE 7

AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

7.1 Amendments, Modifications, etc.

Subject to Section 7.3, this Agreement may not be amended or modified except by an agreement in writing executed by Holdings; provided, that the approval of Beneficiaries holding at least 85% of the then-outstanding Exchangeable Units (excluding any Exchangeable Units held by Holdings or any of its Subsidiaries) shall be required in the case of any amendment that would adversely affect the rights, privileges, restrictions or conditions attaching to the Exchangeable Units (including, for the avoidance of doubt, the provision of Beneficiary Votes hereunder and the eligibility requirements under Section 5.7) relative to the Holdings Shares. The Trustee shall execute and deliver a trust agreement or other instruments supplemental hereto to give effect to any such amendment or modification proposed by Holdings, and so approved by the Beneficiaries, provided that such agreement does not adversely affect the rights, duties, liabilities or immunities of the Trustee hereunder.

7.2 Meeting to Consider Amendments

The Partnership, at the request of Holdings, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the LPA and all applicable laws.

7.3 Changes in Capital of Holdings and the Partnership

At all times after the occurrence of any event contemplated pursuant to Section 3.4 or Section 3.5 of the LPA or otherwise, as a result of which Holdings Shares, Special Voting Shares or the Exchangeable Units are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Holdings Shares, Special Voting Shares or the Exchangeable Units are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

ARTICLE 8

GENERAL

8.1 Term

This Agreement and the Trust created hereby shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Units are held by any Beneficiary; and

(b)	each of Holdings and the Partnership elects in writing to terminate the Trust and such termination is approved by Beneficiaries holding at least 85% of the then-outstanding Exchangeable Units.

8.2 Waivers

No waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth in this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, agreement or understanding at a future time. The Trustee shall not grant any waiver of any provision of this Agreement to Holdings without the prior approval of Beneficiaries holding at least 85% of the then-outstanding Exchangeable Units. Holdings and the Partnership shall not waive the eligibility requirements under Section 5.7 with respect to any Trustee or proposed successor trustee without the prior approval of Beneficiaries holding at least 85% of the then-outstanding Exchangeable Units.

8.3 Assignment

No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other parties. Any assignment other than in accordance with this section shall be void.

8.4 Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and their respective successors or heirs, executors, administrators and other legal personal representatives, and permitted assigns.

8.5 Notices

(a)	Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by fax or e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i)	if to Holdings or the Partnership, at:

[Pavonia Limited]

1320 Ridder Park Drive

San Jose, California 95131

Attention: General Counsel

Fax No.: [                    ]

(ii)	if to the Trustee, at:

[                    ]

[                    ]

[                    ]

Attention: [                    ]

Fax No.: [                    ]

(b)	Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing.

(c)	Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 8.5.

8.6 Notice to Beneficiaries

Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Units in any manner permitted by the LPA in respect of notices to unitholders and shall be deemed to be received (if given or sent in such manner) at the time specified in the LPA, the provisions of which shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries. The foregoing sentence shall not limit the manner in which information or documents is sent Beneficiaries of Exchangeable Units pursuant to Section 4.3.

8.7 Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

[PAVONIA LIMITED]

by
Name:
Title:

[SAFARI CAYMAN L.P.], by its general partner, [Pavonia Limited]

by
Name:
Title:

[TRUSTEE]

by
Name:
Title:

ANNEX E

California General Corporation Law

Chapter 13. Dissenter’s Rights

1300.	Reorganization or Short-Form Merger; Dissenting Shares; Corporate Purchase at Fair Value; Definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301.	Notice to Holder of Dissenting Shares in Reorganizations; Demand for Purchase; Time Contents.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302.	Submission of Share Certificates for Endorsements; Uncertified Securities.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.	Payment of Agreed Price With Interest; Agreement Fixing Fair Market Value; Filing; Time of Payment.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.	Action to Determine Whether Shares are Dissenting Shares or Fair Market Value; Joinder; Consolidation; Determination of Issues; Appointment of Appraisers.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.	Report of Appraisers; Confirmation; Determination by Court; Judgment; Payment; Appeal; Costs.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.	Prevention of Immediate Payment Status as Creditors; Interest.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.	Dividends on Dissenting Shares.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.	Rights of Dissenting Shareholders Pending Valuation; Withdrawal of Demand for Payment.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.	Termination of Dissenting Share and Shareholder Status.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310.	Suspension of Right to Compensation or Valuation Proceedings; Litigation of Shareholders’ Approval.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.	Exempt Shares.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.	Right of Dissenting Shareholder to Attack, Set Aside, Rescind Merger or Reorganization; Restraining Order or Injunction; Conditions.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.	Conversions Deemed to Constitute a Reorganization; Application Chapter.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

ANNEX F

IN THE HIGH COURT OF THE REPUBLIC OF SINGAPORE

Originating Summons       )

No. 828 of 2015                    )

In the Matter of

Avago Technologies Limited

(RC No. 200510713C)

…Applicant

and

In the Matter of Section 210 of the Companies

Act, Chapter 50

SCHEME OF ARRANGEMENT

under Section 210 of the Companies Act, Chapter 50

Between

Avago Technologies Limited

And

the Scheme Shareholders (as defined herein)

And

Pavonia Limited

PRELIMINARY

In this Scheme of Arrangement, except to the extent that the context requires otherwise, the following expressions shall bear the following respective meanings:

“Avago Certificates”	:	Existing share certificates representing a former holding of Shares by any Scheme Shareholder or CEDE

“Book Entry Shares”	:	Has the meaning ascribed to it in paragraph 6 below

“Books Closure Time”	:	5.00 pm (Singapore time) on the date to be announced (before the Effective Date) by the Company on which (a) the Register of Transfers and the Register of Members of the Company and (b) the register of DTC in respect of the Company, will be closed for the purpose of determining the entitlement of the Scheme Shareholders to the Scheme Consideration pursuant to the Scheme

“CEDE”	:	CEDE & Co., as nominee of DTC

“Companies Act”	:	The Companies Act, Chapter 50 of Singapore

“Company” or “Avago”	:	Avago Technologies Limited

“Court”	:	The High Court of the Republic of Singapore, or where applicable on appeal, the Court of Appeal of the Republic of Singapore

“Court Meeting”	:	The meeting of Scheme Shareholders to be convened pursuant to the order of the Court to approve this Scheme, notice of which is set out on the introductory pages of the Joint Proxy Statement, and any adjournment thereof

“DTC”	:	The Depository Trust Company

“Effective Date”	:	The date on which this Scheme becomes effective and binding in accordance with its terms

“Entitled Scheme Shareholders”	:	Scheme Shareholders of record as at the Books Closure Time

“Exchange Agent”	:	Computershare Trust Company, N.A.

“Finance Holdco”	:	Avago Technologies Cayman Finance Limited

“Holdco”	:	Pavonia Limited

“Joint Proxy Statement”	:	The document dated September 28, 2015 containing this Scheme and any other document(s) which may be issued by or on behalf of the Company to amend, revise, supplement or update the document(s) from time to time

“Latest Practicable Date”	:	September 25, 2015, being the latest practicable date prior to the printing of the document containing this Scheme for the purpose of ascertaining certain information for inclusion herein

“Merger Agreement”	:	The merger agreement dated May 28, 2015 entered into between the Company, Holdco and various other parties to implement, inter alia, this Scheme

“Register of Members”	:	The register of members maintained by the Company pursuant to Section 190 of the Companies Act

“Register of Transfers”	:	The register maintained by the Company to record transfers of Shares made by persons on the Register of Members

“Scheme”	:	This scheme of arrangement in its present form or with or subject to any modification thereof or amendment or addition thereto in accordance with its terms (including paragraph 12 herein) or condition(s) approved or imposed by the Court

“Scheme Consideration”	:	One fully paid ordinary share in the capital of Holdco to be allotted and issued to each Entitled Scheme Shareholder for each Share transferred by such Entitled Scheme Shareholder to Finance Holdco in accordance with the terms of this Scheme

“Scheme Shareholders”	:	Persons who are (i) registered as holders of the Shares in the Register of Members, other than CEDE, and (ii) and persons who are registered as holders of Shares in book entry form on the register of the DTC, which Shares are held through CEDE as the registered holder of the said Shares on the Register of Members

“Share Registrar”	:	Computershare Trust Company, N.A.

“Shares”	:	Issued and paid-up ordinary shares in the capital of the Company

“Termination Date”	:	Has the meaning ascribed to it in the Merger Agreement

The term “Shareholder”, in relation to any Share, includes a person entitled to that Share by transmission.

Words importing the singular shall, where applicable, include the plural and vice versa and words indicating a specific gender shall, where applicable, include the other genders (male, female or neuter). References to persons shall, where applicable, include corporations.

A reference to an enactment or statutory provision shall include a reference to any subordinate legislation and any regulation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision, subordinate legislation or regulation as from time to time amended, consolidated, modified, re-enacted or replaced, whether before or after the date of this Scheme.

RECITALS

(A)	The Company was incorporated in Singapore on 4 August 2005 and was listed on the Nasdaq Global Select Market. As at the Latest Practicable Date, the Company had 275,998,783 Shares in issue.

(B)	The primary purpose of this Scheme is the transfer of all the Shares held by the Scheme Shareholders to Finance Holdco, as the entity designated by Holdco to receive such Shares, in consideration for the allotment and issue of the Scheme Consideration to the Scheme Shareholders by Holdco.

(C)	Each of the Company, Finance Holdco and Holdco had entered into the Merger Agreement with various other parties to set out their respective rights and obligations with respect to, inter alia, this Scheme and the implementation thereof.

(D)	Each of the Company and Holdco has agreed to appear by legal counsel at the hearing of the Originating Summons to approve this Scheme, and to consent thereto, and to undertake to the Court to be bound thereby and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to this Scheme.

PART I

CONDITIONS PRECEDENT

1.	This Scheme is conditional upon:

(a)	each condition precedent set out in Article VII of the Merger Agreement being satisfied or, subject to the terms of the Merger Agreement, being waived; and

(b)	the Merger Agreement not having been terminated in accordance with its terms.

PART II

TRANSFER OF THE SHARES

2.	With effect from the Effective Date, all of the Shares shall be transferred fully paid, free and clear of any liens, pledges, security interests or other encumbrances, ranking pari passu in all respects with the Shares then in issue, and together with all rights, benefits and entitlements as at the Effective Date and thereafter attaching thereto, including all voting rights and the right to receive and retain all dividends and other distributions (if any) which may be declared, paid or made thereon by the Company on or after the Effective Date, but excluding the right to receive and retain all dividends and distributions (if any), the record date of which falls before the Effective Date, together with all interest accrued thereon.

3.	For the purpose of giving effect to the transfer of the Shares provided for in paragraph 2 of this Scheme, the Company shall authorise any person to execute or effect on behalf of all such Scheme Shareholders as well as on behalf of CEDE, an instrument or instruction of transfer of all the Shares held by such Scheme Shareholders (whether directly or held in the name of CEDE) and every such instrument or instruction of transfer so executed shall be effective as if it had been executed by the relevant Scheme Shareholder and by CEDE respectively.

PART III

SATISFACTION OF SCHEME CONSIDERATION

4.	At the Effective Date and subject to and upon the terms and conditions of the Merger Agreement and the applicable provisions of the Companies Act, in consideration for the transfer of the Shares provided for in paragraph 2 of this Scheme, Holdco shall allot and issue to each Scheme Shareholder the Scheme Consideration for each Share transferred by that Scheme Shareholder to Finance Holdco, as the entity designated by Holdco to receive such Shares.

5.	At or immediately after the Effective Date, Holdco shall deposit with the Exchange Agent, acting as exchange agent and solely for the account and benefit of the Entitled Scheme Shareholders at the Effective Date, certificates or book entry shares representing the full number of ordinary shares to be issued in the capital of Holdco as Scheme Consideration (the “Avago Consideration Fund”).

6.	Promptly after the Effective Date (and in any event within five Business Days after the Effective Date), the Company shall cause the Exchange Agent to mail to each Entitled Scheme Shareholder who is a holder of Avago Certificates or Shares held in book entry form (“Book Entry Shares”): (i) a letter of transmittal in customary form and (ii) instructions for use in effecting the surrender of the Avago Certificates or transfer of the Book Entry Shares in exchange for payment of the Scheme Consideration, the form and substance of which letter of transmittal and instructions shall be in a form prepared by the Company prior to the Effective Date. Upon receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of a Book Entry Share or surrender of an Avago Certificate for cancellation to the Exchange Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Avago Certificate shall be entitled to receive in exchange therefor, the Scheme Consideration, and the Avago Certificate so surrendered shall forthwith be cancelled.

7.	The allotment and issue of the Scheme Consideration by Holdco shall be deemed as good discharge to Holdco, Finance Holdco, the Company and the Exchange Agent in respect of the consideration for the Shares.

8.	Any portion of the Avago Consideration Fund deposited with the Exchange Agent that has not been transferred to the Entitled Scheme Shareholders for one year after the Effective Date shall be delivered to Holdco, and any Entitled Scheme Shareholder may thereafter only look to Holdco for payment of the Scheme Consideration, without any interest thereon.

9.	On and from the Effective Date, each Avago Certificate will cease to be evidence of title of the Shares represented thereby. The Scheme Shareholders will be notified of the procedures to submit the Avago Certificates to the address of the Share Registrar for cancellation.

PART IV

EFFECTIVE DATE

10.	Subject to the satisfaction of the conditions precedent set out in paragraph 1 of this Scheme, this Scheme shall become effective upon a copy of the order of the Court approving this Scheme under Section 210 of the Companies Act being duly lodged with the Accounting and Corporate Regulatory Authority of Singapore.

11.	Unless this Scheme shall have become effective as aforesaid on or before the Termination Date (or such other date as the Court on the application of the Company or Holdco, may allow), this Scheme shall lapse.

12.	The Company and Holdco may jointly consent, for and on behalf of all concerned, to any modification of, or amendment to, this Scheme or to any condition which the Court may think fit to approve or impose.

13.	In the event that this Scheme does not become effective and binding for any reason, the costs and expenses incurred by the Company in connection with this Scheme will be borne by the Company.

14.	This Scheme shall be governed by, and construed in accordance with, the laws of Singapore, and the Company, Holdco and the Scheme Shareholders submit to the non-exclusive jurisdiction of the courts of Singapore. Save as provided for in this Scheme, a person who is not a party to this Scheme has no rights under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, to enforce any term or provision of this Scheme.

Dated September 28, 2015

ANNEX G

[J.P. Morgan letterhead]

May 28, 2015

The Board of Directors

Broadcom Corporation

5300 California Avenue

Irvine, California 92617

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and the holders of the outstanding shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Company Common Stock”), of Broadcom Corporation (the “Company”), in each case other than any holders which are affiliates of the Company (the “Common Stock Holders”), of the Consideration (as defined below) to be paid to the Common Stock Holders in the Transaction (as defined below) pursuant to the Agreement and Plan of Merger (the “Agreement”), by and among the Company, Avago Technologies Limited, a limited company incorporated under the laws of the Republic of Singapore (the “Acquiror”), Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore (“Holdco”), Safari Cayman L.P., an exempted limited partnership formed under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“New LP”), Avago Technologies Cayman Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of New LP (“Intermediate Holdco”), Avago Technologies Cayman Finance Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco (“Finance Holdco”), Buffalo CS Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Cash/Stock Merger Sub”) and Buffalo UT Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Unit Merger Sub”, together with Cash/Stock Merger Sub, Finance Holdco, Holdco, New LP, Intermediate Holdco and the Acquiror, the “Acquiror Group”). The Agreement provides, as part of a single integrated transaction (the “Transaction”), for, among other things:

(a) the transfer of all of the issued ordinary shares in the capital of the Acquiror (“Acquiror Ordinary Shares”) from the holders of issued Acquiror Ordinary Shares to Finance Holdco, in consideration of which Holdco will issue ordinary shares in the capital of Holdco (“Holdco Ordinary Shares”) to the holders of issued Acquiror Ordinary Shares, pursuant to a scheme of arrangement (the “Antelope Scheme”); and

(b) immediately following the Antelope Scheme becoming effective, the merger of Cash/Stock Merger Sub with and into the Company (the “Cash/Stock Merger”), with the Company surviving, followed immediately, if 15,000,000 or more shares of Company Common Stock are shares as to which a valid election has been made to receive partnership units of New LP (“Units”) (the “Minimum Unit Election Condition”) and the IRS Ruling (as defined in the Agreement) has not been obtained, by the merger of Unit Merger Sub with and into the Company (the “Unit Merger”), with the Company surviving; provided that if the Minimum Unit Election Condition is not satisfied or the IRS Ruling has been obtained, the Unit Merger will not occur; provided, further, that if 100% of the shares of the Company Common Stock are shares as to which a valid election has been made to receive Units, then the Cash/Stock Merger will not occur but the Unit Merger will occur.

By virtue of the mergers described in subsection (b) above, each issued and outstanding share of Company Common Stock immediately prior to the effective time of the Cash/Stock Merger, or, if the Cash/Stock Merger does not occur, the Unit Merger (in each case other than shares of Company Common Stock held by the Company as treasury stock and any shares of Company Common Stock as to which the holder thereof has properly exercised appraisal rights), will be converted into the right to receive, at the election of the holder of such share of Company Common Stock: (i) $54.50 in cash in the Cash/Stock Merger (the “Cash Consideration”), (ii) 0.4378 Holdco Ordinary Shares in the Cash/Stock Merger (the “Ordinary Share Stock Consideration”), (iii) 0.4378 restricted ordinary shares in the capital of Holdco (“Holdco Restricted Ordinary Shares”) in the Cash/Stock Merger (the “Restricted Share Stock Consideration”) if the IRS Ruling has been obtained or (iv) 0.4378 Units in the Unit Merger (the “Unit Consideration”). The aggregate Cash Consideration, together with the aggregate Ordinary Share Stock Consideration, the aggregate Restricted Share Stock Consideration and the aggregate Unit Consideration is referred to as the “Consideration”. The Consideration is subject to proration procedures and certain limitations and conditions as set forth in the Agreement, as to which we express no view or opinion. The terms and conditions of the Transaction are more fully set forth in the Agreement.

In connection with preparing our opinion, we have (i) reviewed (A) the draft of the Agreement, dated as of May 27, 2015, (B) the draft of the form of support agreement, dated as of May 26, 2015 and (C) the draft of the Amended and Restated Exempted Limited Partnership Agreement of Safari Cayman L.P., dated as of May 26, 2015; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Class A Common Stock and Acquiror Ordinary Shares and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Acquiror relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the managements of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or any entity in the Acquiror Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s and the Acquiror’s respective managements as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement, and that the definitive Agreement and the final form of any other agreement listed in clause (i) in the second preceding paragraph will not differ in any material respects from the drafts thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror Group in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, the Acquiror Group or on the contemplated benefits of the Transaction. We have further assumed for purposes of our opinion that a Unit, a Holdco Ordinary Share and a Holdco Restricted Ordinary Share are all economically equivalent.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the Common Stock Holders in the proposed Transaction and we express no opinion as to (i) the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company, (ii) the allocation of the Consideration between the holders of Class A Common Stock and the holders of Class B Common Stock or (iii) the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock, Acquiror Ordinary Shares, Holdco Ordinary Shares, Holdco Restricted Ordinary Shares or Units will trade at any future time. Further, we are expressing no opinion on any discount that might be applied to the Units or the Holdco Restricted Ordinary Shares.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Acquiror Group. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to the Company on its review of strategic alternatives for its cellular baseband business in June 2014 and as the Company’s bookrunner on the Company’s debt offering in July 2014. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding Company Common Stock and less than 1% of the outstanding Acquiror Ordinary Shares. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or any entity in the Acquiror Group for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the Common Stock Holders in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purposes whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

ANNEX H

May 27, 2015

The Special Committee of the Board of Directors of

Broadcom Corporation

5300 California Avenue

Irvine, CA 92617

Members of the Committee:

We understand that Broadcom Corporation, a California corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Agreement”), with Avago Technologies Limited, a limited company incorporated under the laws of the Republic of Singapore (“Avago”), Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore (“Holdco”), Safari Cayman L.P., an exempted limited partnership formed under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Holdco (“New LP”), Avago Technologies Cayman Holdings Ltd., an exempted company organized under the laws of the Cayman Islands and a direct wholly-owned subsidiary of New LP (“Intermediate Holdco”), Avago Technologies Cayman Finance Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco (“Finance Holdco”), Buffalo CS Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Cash/Stock Merger Sub”), and Buffalo UT Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco (“Unit Merger Sub”, together with Cash/Stock Merger Sub, the “Merger Subs”, and the Merger Subs, together with Avago, Holdco, New LP, Intermediate Holdco and Finance Holdco, the “Avago Parties”), pursuant to which, among other things, (x) the Avago Scheme will be effected, (y) Cash/Stock Merger Sub will be merged with and into the Company in a merger (the “Cash/Stock Merger”); provided, however, that the Cash/Stock Merger will not be consummated if 100% of the Common Shares (as defined below) are Unit Electing Shares, and (z) if 20,930,000 or more of the Common Shares are Unit Electing Shares, Unit Merger Sub will be merged with and into the Company in a merger (the “Unit Merger,” and together with the Cash/Stock Merger, the “Mergers”). As a result of the Mergers, among other things, (i) shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Shares”), and the Company’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Shares”, and together with the Class A Common Shares, the “Common Shares”), issued and outstanding immediately prior to the effective time of the Cash/Stock Merger, if such merger occurs, or the Unit Merger, if the Cash/Stock Merger does not occur (the “Merger Effective Time”), held by the Company as treasury stock will be cancelled, (ii) Common Shares that are Dissenting Shares will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Chapter 13 of the California Corporations Code, and (iii) each remaining Common Share issued and outstanding immediately prior to the Merger Effective Time will, subject to the terms and the election procedures and, with respect to elections to receive cash and shares of Holdco Ordinary Shares, the proration procedures set forth in the Agreement, be converted into the right to receive (a) $54.50 in cash or (b) 0.4378 Holdco Ordinary Shares, or (c) if the IRS Ruling is received, 0.4378 Holdco Restricted Ordinary Shares or, if the IRS Ruling is not received, 0.4378 Units. The terms and conditions of the Merger are more fully set forth in the Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Agreement.

The Special Committee has asked us whether, in our opinion, the merger consideration to be received by the holders of Common Shares (other than any such holders which are affiliates of the Company) who may choose not to elect to receive Units or Holdco Restricted Ordinary Shares pursuant to the terms and conditions set forth in the Agreement is fair from a financial point of view to such holders of Common Shares.

Evercore Group L.L.C.     55 East 52nd Street     New York, NY 10055     Tel: 212.857.3100     Fax: 212.857.3101

May 27, 2015

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company and Avago that we deemed to be relevant;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company and Avago prepared and furnished to us by the Company and Avago, respectively;

(iii)	reviewed certain non-public projected financial data relating to the Company and Avago prepared and furnished to us by the management of the Company and Avago, respectively;

(iv)	reviewed the amount and timing of the net cost savings and operating synergies estimated by the management of the Company and Avago, respectively, to result from the Mergers;

(v)	discussed the past and current operations, financial projections and current financial condition of the Company and Avago with the management of the Company and Avago, respectively;

(vi)	reviewed the reported prices and the historical trading activity of the Common Shares and the Avago Shares;

(vii)	compared the financial performance of the Company and Avago and the reported prices and historical trading activity of the Class A Common Shares and the Avago Shares with those of certain other publicly traded companies that we deemed relevant;

(viii)	reviewed the financial terms, to the extent publicly available, of certain business combinations we deemed relevant;

(ix)	reviewed a draft of the Agreement dated May 26, 2015, which we have assumed is in substantially final form and from which we assume the final form will not vary in any material respect to our analysis;

(x)	taken into account the terms and conditions of the Units and the Holdco Restricted Ordinary Shares and the range of potential relative allocations of the merger consideration to be received by the holders of Common Shares who elect to receive Units or Holdco Restricted; Ordinary Shares pursuant to the Agreement; and

(xi)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company and Avago referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and good faith judgments of management of the Company and Avago, respectively, as to the matters covered thereby. We express no view as to any projected financial data relating to the Company or Avago or the assumptions on which they are based. With respect to the net cost savings and operating synergies estimated by the management of the Company and Avago, respectively, referred to above, we have assumed that such estimates are reasonable and will be realized, although we express no view as to such estimates or the assumptions on which they are based. With your agreement, we have assumed for purposes of our analyses and opinion that between the date hereof and the Election Deadline the share trading multiples of the Class A Common Shares and the Avago Shares will remain within recently observed trading levels for each company and their peers and we further considered Avago multiple expansion sensitivities. For purposes of our opinion, we note that holders of Common Shares who do not wish to receive Units or Holdco Restricted Ordinary Shares will be able to sell their Common Shares in the market prior to the Effective Time. Our opinion and analysis do not

May 27, 2015

address any differential tax treatment that may apply to holders of Common Shares who elect to receive Units or Holdco Restricted Ordinary Shares and those who do not so elect or any restrictions applicable to the ability of any holder of Common Shares to hold Units or Holdco Restricted Ordinary Shares.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the executed Agreement will be the same as the draft reviewed by us, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Avago Scheme and the Merger will be satisfied without material waiver or modification thereof and that the Avago Scheme will be consummated in accordance with the terms set forth in the Agreement. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Mergers and the Avago Scheme will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company, the Avago Parties or the consummation of the Avago Scheme or the Mergers or materially reduce the benefits to holders of the Common Shares of the Mergers.

We have not made nor assumed any responsibility for making any physical inspection, independent valuation or appraisal of the assets or liabilities of the Company or the Avago Parties, nor have we been furnished with any such valuation or appraisals, nor have we evaluated the solvency or fair value of the Company or any Avago Party under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, from a financial point of view, to the holders of Common Shares (other than any such holders which are affiliates of the Company) who may choose not to elect to receive Units or Holdco Restricted Ordinary Shares pursuant to the terms and conditions set forth in the Agreement of the merger consideration. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the transactions contemplated thereby, including, without limitation, the Avago Scheme, or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the transaction contemplated by the Agreement. We do not express any view on, and our opinion does not address, the fairness of the Mergers to, or any consideration received in connection with the Mergers by, the holders of any other securities, creditors or other constituencies of the Company, or the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the merger consideration to be received by holders of Common Shares or otherwise. However, as noted above, in arriving at our opinion, we considered the terms and conditions of the Units and the Holdco Restricted Ordinary Shares and the range of potential relative allocations of the merger consideration to be received by the holders of Common Shares who elect to receive Units or Holdco Restricted Ordinary Shares pursuant to the Agreement. Our opinion does not address the relative merits of the Mergers as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Class A Common Shares or Class B Common Shares or any business combination or other extraordinary transaction involving the Company.

We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. This letter, and our opinion, does not constitute a recommendation to the Special

May 27, 2015

Committee of the Board of Directors or to any other persons in respect of the Mergers, including as to how any holder of Common Shares should vote or act in respect of the Mergers and as to whether or not any holder of Common Shares should elect to receive Units or Holdco Restricted Ordinary Shares, cash or Holdco Ordinary Shares. We express no opinion herein as to the price at which the Common Shares, the Avago Shares, the Holdco Ordinary Shares, the Holdco Restricted Ordinary Shares or Units will trade at any time. We are not legal, regulatory, accounting or tax experts, understand the Special Committee has obtained advice on legal, regulatory, accounting or tax matters relating to the Merger from expert advisors and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Special Committee of the Board of Directors in connection with the Merger and will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and the Company or the Avago Parties pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Company or the Avago Parties or their respective affiliates in the future and in connection with any such services we may receive compensation. In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, the Avago Parties and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Special Committee of the Board of Directors, in its capacity as such, in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the merger consideration to be received by the holders of Common Shares (other than any such holders which are affiliates of the Company) who may choose not to elect to receive Units or Holdco Restricted Ordinary Shares pursuant to the terms and conditions set forth in the Agreement is fair from a financial point of view to such holders of Common Shares.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Naveen Nataraj
Naveen Nataraj
Senior Managing Director

ANNEX I

May 28, 2015

Board of Directors

Avago Technologies Limited

1 Yishun Avenue 7

Singapore 768923

Lady and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Avago Technologies Limited (“Avago”) in connection with the Agreement and Plan of Merger, dated as of May 28, 2015 (the “Merger Agreement”), by and among Broadcom Corporation (“Broadcom”), Avago, Pavonia Limited (“Holdco”), Safari Cayman L.P., a wholly-owned subsidiary of Holdco (“New LP”), Avago Technologies Cayman Holdings Ltd., a direct wholly owned subsidiary of New LP (“Intermediate Holdco”), Avago Technologies Cayman Finance Limited, a direct wholly-owned subsidiary of Intermediate Holdco (“Finance Holdco”), Buffalo CS Merger Sub, Inc., a wholly-owned subsidiary of Finance Holdco (“Cash/Stock Merger Sub”), and Buffalo UT Merger Sub, Inc., a wholly-owned subsidiary of Finance Holdco (“Unit Merger Sub” and, together with Cash/Stock Merger Sub, the “Merger Subs”). The Merger Agreement provides, among other things, for (collectively, the “Transaction”):

(a)	the acquisition by Finance Holdco of all of the issued ordinary shares in the capital of Avago (the “Avago Ordinary Shares”) pursuant to the Avago Scheme (as defined in the Merger Agreement), in consideration of which Holdco shall allot and issue to the holders of Avago Ordinary Shares one fully paid ordinary share in the capital of Holdco (the “Holdco Ordinary Shares”) for each such Avago Ordinary Share (the “Avago Scheme Consideration”) and Avago will become an indirect wholly-owned subsidiary of Holdco; and

(b)

(i) the merger (the “Cash/Stock Merger”) of Cash/Stock Merger Sub with and into Broadcom; provided, that the Cash/Stock Merger will not occur if both the Total Unit Election Condition (as defined in the Merger Agreement) has been satisfied and the IRS Ruling (as defined in the Merger Agreement) has not been obtained and (ii) the merger (the “Unit Merger” and, together with the Cash/Stock Merger, as applicable, the “Mergers”) of Unit Merger Sub with and into Broadcom (as the surviving corporation in the Cash/Stock Merger, if applicable); provided, that the Unit Merger will not occur if the Minimum Unit Election Condition has not been satisfied; as a result of which Mergers Broadcom will become an indirect wholly-owned subsidiary of Holdco and each outstanding share of Class A common stock, par value $0.0001 per share (the “Broadcom Class A Common Stock”), of Broadcom and each outstanding share of Class B common stock, par value $0.0001 per share

Board of Directors

Avago Technologies Limited

May 28, 2015

(the “Broadcom Class B Common Stock” and, together with the Broadcom Class A Common Stock, the “Broadcom Common Stock”), of Broadcom, other than dissenting shares and shares held by Broadcom as treasury stock, will be converted into the right to receive, at the election of the holder thereof and subject to the proration provisions of the Merger Agreement (as to which we express no opinion) either (A) $54.50 in cash, (B) 0.4378 Holdco Ordinary Shares, (C) if the Unit Merger occurs, 0.4378 interests of New LP (the “Units”) represented by one exchangeable limited partnership unit having rights and privileges as set forth in the Amended and Restated Exempted Limited Partnership Agreement of New LP attached as an Exhibit to the Merger Agreement (the “Partnership Agreement”), or (D) 0.4378 fully paid restricted ordinary shares in the capital of Holdco (the “Holdco Restricted Ordinary Shares”).

The terms and conditions of the Transaction are more fully set forth in the Merger Agreement. We understand that a portion of the cash consideration payable in the Transaction and the repayment of certain indebtedness of Broadcom are expected to be financed with indebtedness provided and/or arranged by a syndicate of banks including Deutsche Bank and its affiliates.

You have requested our opinion, as investment bankers, as to the fairness of the Avago Scheme Consideration (taking into account the Mergers), from a financial point of view, to the holders of outstanding Avago Ordinary Shares.

In connection with our role as financial advisor to Avago, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning Broadcom and Avago, and certain internal analyses, financial forecasts and other information relating to Broadcom, Avago and the combined company, including analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, financial synergies and other strategic benefits projected by Avago to be achieved as a result of the Transaction (collectively, the “Synergies”), prepared by management of Avago. We have also held discussions with certain senior officers of Broadcom regarding the businesses and prospects of Broadcom and with certain senior officers and other representatives and advisors of Avago regarding the businesses and prospects of Broadcom, Avago and the combined company after giving effect to the Synergies. In addition, we have (i) reviewed the reported prices and trading activity for the Broadcom Class A Common Stock and the Avago Ordinary Shares, (ii) compared certain financial and stock market information for Broadcom and Avago with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed,

Board of Directors

Avago Technologies Limited

May 28, 2015

to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement and the form of Partnership Agreement attached as an Exhibit thereto, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning Broadcom, Avago, Holdco or the combined company, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Broadcom, Avago, Holdco or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of Broadcom, Avago, Holdco or any of their respective subsidiaries (or the impact of the Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the Synergies, made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts, including the Synergies, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Avago as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections, including, without limitation, the Synergies, or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis and that a Unit or a Holdco Restricted Ordinary Share, as applicable, will have equivalent economic value as a Holdco Ordinary Share. We have also assumed with your knowledge and permission that the Transaction will have the

Board of Directors

Avago Technologies Limited

May 28, 2015

tax effects contemplated by the Merger Agreement. We have further assumed that the final Partnership Agreement will not differ from the form attached as an Exhibit to the Merger Agreement in any respect material to our analysis and that the final memorandum and articles of association of Holdco will not be inconsistent with the terms of the Merger Agreement or Schedule 1.1 thereto or contain any additional terms not contained in Avago’s current memorandum and articles of association that, in either case, would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Avago and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of Avago in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Avago Scheme Consideration (taking into account the Mergers), from a financial point of view, to the holders of outstanding Avago Ordinary Shares as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement. Nor does it address the terms of any other agreement entered into or to be entered into in connection with the Transaction. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Avago or any of its subsidiaries, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by Avago to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of Avago Ordinary Shares should vote with respect to the Transaction or any related matter. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transaction, or any class of such persons, in connection with the Transaction whether relative to the Avago Scheme Consideration or otherwise. This opinion does not in any manner address the prices at which the Broadcom Class A Common Stock, the Avago Ordinary Shares, the Holdco

Board of Directors

Avago Technologies Limited

May 28, 2015

Ordinary Shares, the Holdco Restricted Ordinary Shares, the Units or any other Broadcom, Avago or Holdco securities will trade at any time following the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to Avago in connection with the Transaction, a portion of which will become payable upon announcement of the Transaction and a substantial portion of which is contingent upon consummation of the Transaction. Avago has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Avago or its affiliates for which they have received, and in the future may receive, compensation, including having acted as financial advisor to Avago in connection with the acquisition of LSI Corporation in May 2014 and as joint arranger in connection with the associated financing. In addition, one or more members of the DB Group have agreed to provide and/or arrange financing in connection with the Transaction, for which such members of the DB Group expect to receive compensation. The DB Group may also provide investment and commercial banking services to Broadcom, Avago, Holdco and their respective subsidiaries in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Broadcom, Avago, Holdco and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Avago Scheme Consideration (taking into account the Mergers) is fair, from a financial point of view, to the holders of outstanding Avago Ordinary Shares.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

/s/ Deutsche Bank Securities Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The board of directors of Avago Technologies Limited unanimously recommends a vote “FOR” the approval of the Avago Scheme Proposal and “FOR” the approval of the Equity Issuance Proposal.
+

			For	Against	Abstain

1.   Avago Scheme Proposal: To approve the statutory scheme of arrangement between (i) Avago, (ii) the Avago Shareholders, and (iii) Pavonia Limited whereby all issued ordinary shares of Avago will be transferred to Avago Technologies Cayman Finance Limited, as the entity designated by Pavonia Limited to receive such shares, in consideration for newly allotted and issued ordinary shares in the capital of Pavonia Limited, as set forth in Avago’s Notice of, and proxy statement relating to, its Court Meeting of Avago Shareholders.

			☐	☐	☐

2.   Equity Issuance Proposal: To approve the allotment and issuance of ordinary shares in the capital of Pavonia Limited and/or limited partnership interests of Safari Cayman L.P. (including the allotment and issuance of ordinary shares in the capital of Pavonia Limited upon the exchange of such limited partnership interests in accordance with the terms thereof and the Pavonia Limited voting rights attached thereto) to shareholders of Broadcom Corporation, as set forth in Avago’s Notice of, and proxy statement relating to, its Court Meeting of Avago Shareholders.

			☐	☐	☐

In their discretion, the Proxies, and each of them acting alone, are authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Meeting Attendance	Yes	No
Please indicate if you plan to attend the meeting	☐	☐

Please note that if your shares are held in the name of a broker, trust, bank or other nominee, in order to be admitted to the Avago Court Meeting you will also need to bring a letter or recent account statement from that broker, bank or other nominee that confirms that you are the beneficial owner of those shares, as well as a picture identification, such as a valid driver’s license or passport, for purposes of personal identification.

If you would like to reduce the costs incurred by Avago in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please contact Avago’s transfer agent, Computershare Investor Services at 1-800-431-7723 within the US, US Territories and Canada, or at +1-312-360-5193 outside the US, US Territories and Canada.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

AVAGO TECHNOLOGIES LIMITED
(Incorporated in the Republic of Singapore)	+
(Company Registration Number 200510713C)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, being a member of Avago Technologies Limited (“Avago”), hereby appoints Hock E. Tan, Anthony E. Maslowski and Patricia H. McCall, or each of them acting alone, as proxies (the “Proxies”) of the undersigned, with full powers of substitution, and hereby authorizes the Proxies to represent and to vote, as designated on the reverse side, all of the ordinary shares of Avago owned by the undersigned entitled to vote at the Court Meeting of Avago Shareholders of Avago to be held at 11:00 a.m. Pacific Time on November 10, 2015, at our subsidiary’s offices located at 1320 Ridder Park Drive, San Jose, California 95131, U.S.A., and at any adjournment or postponement thereof.

This Proxy Card, when properly executed and returned in a timely manner, will be voted at the Court Meeting of Avago Shareholders and any adjournment or postponement thereof in the manner described herein.

The undersigned hereby acknowledges receipt of the Notice of the Court Meeting of Avago Shareholders and the accompanying proxy statement.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, TO ARRIVE NOT LESS THAN 48 HOURS PRIOR TO THE TIME OF THE MEETING (OR WITHIN SUCH OTHER TIME AS MAY BE REQUIRED BY THE SINGAPORE COMPANIES ACT).

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
This Proxy Card must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signatory is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signatory is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED